   As filed with the Securities and Exchange Commission on December 21, 2001
                                                          Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                               -----------------

                          ACCELERATED NETWORKS, INC.
            (Exact Name of Registrant as specified in its Charter)

                               -----------------

         Delaware                    3576                   77-0442752
      (State or other          (Primary Standard         (I.R.S. Employer
      jurisdiction of             Industrial          Identification Number)
     incorporation or         Classification Code
       organization)                Number)

                               301 Science Drive
                          Moorpark, California 93021
                                (805) 553-9860
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               -----------------

                                 Gary J. Sbona
                     Chairman and Chief Executive Officer
                          Accelerated Networks, Inc.
                               301 Science Drive
                          Moorpark, California 93021
                                (805) 553-9680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                                  Copies to:

                David A. Lipkin, Esq.    John B. Goodrich, Esq.
               Luke J. Bergstrom, Esq.  Michael J. Kennedy, Esq.
                 Cooley Godward LLP     Wilson Sonsini Goodrich &
                 3175 Hanover Street             Rosati,
                Palo Alto, California    ProfessionalCorporation
                     94304-1130            650 Page Mill Road
                   (650) 843-5000         Palo Alto, California
                                               94304-1050
                                             (650) 493-9300

   Approximate date of commencement of proposed sale to the public: Upon consummation of the merger described herein.

   If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               -----------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
                                                        Proposed        Proposed
                                           Amount       Maximum          Maximum       Amount of
        Title of each Class of             to be     Offering Price     Aggregate     Registration
      Securities to be Registered        Registered    Per Share    Offering Price(2)   Fee (3)
---------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value per share 117,609,000
                                         shares(1)        N/A          $11,769,000     $2,812.85
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to common stock, par value $0.001 per share, of Accelerated Networks, Inc. issuable to holders of common stock, par value $0.001 per share, of Occam Networks Inc. in the proposed merger of Odin Acquisition Corp., a wholly-owned subsidiary of Accelerated Networks, Inc., with and into Occam Networks Inc. The amount of Accelerated Networks, Inc. common stock to be registered has been determined by multiplying 2.033 (the exchange ratio that would apply if the merger were completed on November 9, 2001) by 57,849,869 shares, the maximum aggregate number of shares of Occam Networks Inc. common stock that would be outstanding prior to the merger, assuming the conversion of all Occam Networks Inc. preferred stock and the exercise of all outstanding Occam Networks Inc. options and warrants (whether or not currently exercisable).
(2) The aggregate book value of Occam Networks Inc. capital stock as of October 31, 2001.
(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 (f)(2) under the Securities Act.

                               -----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      [LOGO] Accelerated
 Networks
   To the Stockholders of Accelerated Networks, Inc.:

   You are cordially invited to attend a special meeting of Accelerated
Networks stockholders, to be held on , 2002 at   , local time, at Accelerated
Networks headquarters located at 301 Science Drive, Moorpark, California 93021.

   At the special meeting of Accelerated Networks stockholders, you will be asked to consider and vote upon the following proposals:

    1. to approve the merger of Odin Acquisition Corp., a wholly-owned subsidiary of Accelerated Networks, with and into Occam Networks Inc. pursuant to an Agreement and Plan of Merger and Reorganization dated as of November 9, 2001, by and among Accelerated Networks, Odin Acquisition Corp. and Occam Networks, and the issuance of Accelerated Networks common stock in the merger; and

    2. to approve an amendment to the Accelerated Networks amended and restated certificate of incorporation changing the name of Accelerated Networks to "Occam Networks, Inc" effective upon completion of the merger.

   If the merger and the issuance of Accelerated Networks common stock in the merger is approved by the required vote of Accelerated Networks stockholders, the merger agreement is approved and adopted and the merger is approved by the required vote of Occam shareholders and the other conditions to the transaction set forth in the merger agreement are satisfied or waived, Odin Acquisition Corp. will merge with and into Occam, Occam will become a wholly-owned subsidiary of Accelerated Networks and each outstanding share of Occam common stock will be converted into the right to receive shares of Accelerated Networks common stock, with cash to be received in lieu of any fractional shares. Accelerated Networks common stock is listed on The Nasdaq National
Market under the symbol "ACCL," and closed at $     per share on       , 2002.

   Immediately after the completion of the merger, Occam shareholders will receive shares of Accelerated Networks common stock, and Occam option holders and warrant holders will receive options and warrants to purchase shares of Accelerated Networks common stock, calculated in the manner set forth in the merger agreement. If the merger had been completed on November 9, 2001, the exchange ratio applicable to each outstanding share of Occam stock would have been 2.033 (each share of Occam stock would have been converted into that number of shares of Accelerated Networks common stock), and thus Occam shareholders would have received shares of Accelerated Networks common stock, and Occam option holders and warrant holders would have received options and warrants to purchase Accelerated Networks common stock, collectively representing approximately 68% of an agreed-upon portion of the outstanding equity interests of Accelerated Networks, as set forth in the merger agreement. The actual exchange ratio will be determined immediately prior to the completion of the merger, and may be higher or lower than the foregoing number if the capitalization of Accelerated Networks or Occam has changed since November 9, 2001, as explained in greater detail in the accompanying proxy statement/prospectus.

   You may vote at the special meeting if you owned shares of Accelerated
Networks common stock as of the close of business on        , 2002, the record
date for the special meeting of Accelerated Networks stockholders.

   After careful consideration, the Accelerated Networks board of directors has approved the merger agreement, the merger and the issuance of Accelerated Networks common stock in the merger and has determined that the merger and the issuance of Accelerated Networks common stock in the merger are fair to, and in the best interests of, Accelerated Networks stockholders. Therefore, the Accelerated Networks board of directors recommends that Accelerated Networks stockholders vote FOR approval of the merger and the issuance of Accelerated Networks common stock in the merger. The Accelerated Networks board of directors also recommends that Accelerated Networks stockholders vote FOR amendment of the Accelerated Networks amended and restated certificate of incorporation to change the name of Accelerated Networks to "Occam Networks, Inc." effective upon completion of the merger. YOU SHOULD BE AWARE THAT CERTAIN ACCELERATED NETWORKS STOCKHOLDERS HAVE EXECUTED VOTING AGREEMENTS REQUIRING THEM TO VOTE THEIR SHARES OF COMMON STOCK IN FAVOR OF THE MERGER AND RELATED TRANSACTIONS. THESE STOCKHOLDERS OWN A SUFFICIENT NUMBER OF SHARES TO APPROVE THE MERGER AND RELATED TRANSACTIONS.

   The proxy statement/prospectus attached to this letter provides you with detailed information about Accelerated Networks, Occam, the proposed merger, the proposed issuance of shares of Accelerated Networks common stock in the merger and related matters. In addition, you may obtain other information about Accelerated Networks from documents filed with the Securities and Exchange Commission. We encourage you to read the entire proxy statement/prospectus carefully. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" beginning on page 19.

   Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us as described in the instructions accompanying the enclosed proxy card.

                                          Gary J. Sbona
                                          Chief Executive Officer
                                          Accelerated Networks, Inc.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the Accelerated Networks common stock to be issued in the merger or determined whether the proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

   The proxy statement/prospectus is dated        , 2002, and is first being
mailed to Accelerated Networks stockholders on or about        , 2002.

   The proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by the proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

                                    [GRAPHIC]

                                   OCCAM LOGO

   To the Shareholders of Occam Networks Inc.:

   You are cordially invited to attend a special meeting of Occam shareholders,
to be held on        , 2002 at      , local time, at Occam headquarters located
at 77 Robin Hill Road, Santa Barbara, California 93117.

   At the special meeting of Occam shareholders, you will be asked to consider and vote upon the following proposals:

    1. to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of November 9, 2001, by and among Accelerated Networks, Inc., Odin Acquisition Corp., a wholly-owned subsidiary of Accelerated Networks, and Occam Networks Inc., and approve the merger of Odin Acquisition Corp. with and into Occam contemplated thereby; and

    2. if you are a holder of Occam preferred stock, to approve the automatic conversion of each series of Occam preferred stock you hold into Occam common stock immediately prior to the completion of the merger.

   If the merger agreement and the merger and the automatic conversion of all Occam preferred stock into Occam common stock are approved by the required votes of shareholders of Occam, the merger and the issuance of Accelerated Networks common stock in the merger is approved by the required vote of Accelerated Networks stockholders and the other conditions to the transaction set forth in the merger agreement are satisfied or waived, Odin Acquisition Corp. will merge with and into Occam, Occam will become a wholly-owned subsidiary of Accelerated Networks and each outstanding share of Occam common stock will be converted into the right to receive shares of Accelerated Networks common stock, with cash to be received in lieu of any fractional shares. Accelerated Networks common stock is listed on The Nasdaq National
Market under the symbol "ACCL," and closed at $     per share on    , 2002.

   Immediately after the completion of the merger, Occam shareholders will receive shares of Accelerated Networks common stock, and Occam optionholders and warrantholders will receive options and warrants to purchase shares of Accelerated Networks common stock, calculated in the manner set forth in the merger agreement. If the merger had been completed on November 9, 2001 the exchange ratio applicable to each outstanding share of Occam stock would be
2.033 (each share of Occam stock would have been converted into that number of shares of Accelerated Networks common stock), and thus Occam shareholders would have received shares of Accelerated Networks common stock, and Occam option holders and warrant holders would have received options and warrants to purchase Accelerated Networks common stock, collectively representing approximately 68% of an agreed-upon portion of the outstanding equity interests of Accelerated Networks, as set forth in the merger agreement. The actual exchange ratio will be determined immediately prior to the completion of the merger, and may be higher or lower than the foregoing number if the capitalization of Accelerated Networks or Occam has changed since November 9, 2001, as explained in greater detail in the accompanying proxy statement/prospectus.

   You may vote at the special meeting if you owned shares of Occam common
stock as of the close of business on        , 2002, the record date for the
special meeting of Occam shareholders.

   After careful consideration, the Occam board of directors has approved the merger agreement and the merger and has determined that the merger agreement and the merger are fair to, and in the best interests of Occam shareholders. Therefore, the Occam board of directors recommends that Occam shareholders vote FOR the approval and adoption of the merger agreement and the approval of the merger. The Occam board of directors also recommends that Occam shareholders who hold shares of Occam preferred stock vote FOR automatic conversion of all Occam preferred stock into Occam common stock immediately prior to the completion of the merger. YOU SHOULD BE AWARE THAT CERTAIN OCCAM SHAREHOLDERS HAVE EXECUTED VOTING AGREEMENTS REQUIRING THEM TO VOTE THEIR SHARES OF CAPITAL STOCK IN FAVOR OF THE MERGER AND RELATED TRANSACTIONS. THESE SHAREHOLDERS OWN A SUFFICIENT NUMBER OF SHARES TO APPROVE THE MERGER AND RELATED TRANSACTIONS.

   The proxy statement/prospectus attached to this letter provides you with detailed information about Accelerated Networks, Occam, the proposed merger, the merger agreement, the proposed automatic conversion of all Occam preferred stock into Occam common stock and related matters. In addition, you may obtain other information about Accelerated Networks from documents filed with the Securities and Exchange Commission. We encourage you to read the entire proxy statement/prospectus carefully. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" beginning on page 19.

   Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us as described in the instructions accompanying the enclosed proxy card.

                                          Kumar Shah
                                          President and Chief Executive Officer
                                          Occam Networks Inc.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the Accelerated Networks common stock to be issued in the merger or determined whether the proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

   The proxy statement/prospectus is dated        , 2002, and is first being
mailed to Occam shareholders on or about        , 2002.

   The proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by the proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

[LOGO] Accelerated
 Networks

301 Science Drive
Moorpark, California 93021
(805) 553-9680

            NOTICE OF SPECIAL MEETING OF ACCELERATED NETWORKS, INC.

                    STOCKHOLDERS TO BE HELD ON       , 2002

   To the Stockholders of Accelerated Networks, Inc.:

   A special meeting of the stockholders of Accelerated Networks, Inc., a
Delaware corporation, will be held on       , 2002 at      , local time, at
Accelerated Networks headquarters located at 301 Science Drive, Moorpark, California 93021, for the purpose of considering and voting upon the following proposals:

    1. to approve the merger of Odin Acquisition Corp., a wholly-owned subsidiary of Accelerated Networks, with and into Occam Networks Inc. pursuant to an Agreement and Plan of Merger and Reorganization dated as of November 9, 2001, by and among Accelerated Networks, Odin Acquisition Corp. and Occam, and the issuance of Accelerated Networks common stock in the merger; and

    2. to approve an amendment to the Accelerated Networks amended and restated certificate of incorporation changing the name of Accelerated Networks to "Occam Networks, Inc." effective upon completion of the merger.

   The Accelerated Networks board of directors has fixed       , 2002 as the
record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting of Accelerated Networks stockholders and any adjournment or postponement thereof. Only holders of record of shares of Accelerated Networks common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting of Accelerated Networks stockholders. At the close of business on the record date, Accelerated
Networks had outstanding and entitled to vote      shares of common stock.
Accelerated Networks stockholders are not entitled to appraisal rights in connection with the merger.

   The Accelerated Networks board of directors has approved the merger agreement, the merger and the issuance of Accelerated Networks common stock in the merger and has determined that the merger and the issuance of Accelerated Networks common stock in the merger are fair to, and in the best interests of, the stockholders of Accelerated Networks. Therefore, the Accelerated Networks board of directors recommends that Accelerated Networks stockholders vote FOR approval of the merger and the issuance of Accelerated Networks common stock in the merger. The Accelerated Networks board of directors also recommends that Accelerated Networks stockholders vote FOR amendment of the Accelerated Networks amended and restated certificate of incorporation to change the name of Accelerated Networks to "Occam Networks, Inc." effective upon completion of the merger.

   The proposals set forth above will require the following approvals of Accelerated Networks stockholders:

  . approval of the merger and the issuance of Accelerated Networks common stock in the merger will require the affirmative vote of a majority of the outstanding shares of Accelerated Networks common stock present at the Accelerated Networks special meeting, either in person or represented by proxy, and entitled to vote on this proposal; and

  . approval of the amendment of the Accelerated Networks amended and restated certificate of incorporation changing the name of Accelerated Networks to "Occam Networks, Inc." will require the affirmative vote of a majority of the outstanding shares of Accelerated Networks common stock.

   Shares deemed to be present at the special meeting but abstaining from the vote on the proposal to approve the merger and the issuance of Accelerated Networks common stock in the merger will constitute a vote against this proposal. Broker non-votes will not be counted for any purpose in determining whether this proposal has been approved. The failure of an Accelerated Networks stockholder to return a proxy or to vote in person will have no effect in regards to this proposal.

   Shares deemed to be present at the special meeting but abstaining from the vote on the proposal to amend the Accelerated Networks amended and restated certificate of incorporation to change the name of Accelerated Networks to "Occam Networks, Inc." will constitute a vote against the proposal. Broker non-votes will also constitute a vote against this proposal. The failure of an Accelerated Networks stockholder to return a proxy or to vote in person will have the effect of a vote against this proposal.

   All properly signed and dated proxies that Accelerated Networks receives prior to the vote at the special meeting of Accelerated Networks stockholders, and that are not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. All properly signed and dated proxies received by Accelerated Networks prior to the vote at the special meeting that do not contain any direction as to how to vote in regards to any or all of the proposals will be voted for adoption of any proposal as to which no directions are provided.

   Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy card as described in the proxy statement/prospectus and in accordance with the instructions accompanying the proxy card, thus ensuring that your shares will be represented at the special meeting. If you do attend the special meeting of Accelerated Networks stockholders and wish to vote in person, you may withdraw your proxy and vote in person.

                                          By Order of the Board of Directors,

                                          [signature]

                                          Gary J. Sbona
                                          Chief Executive Officer
                                            Accelerated Networks, Inc.

                                    [GRAPHIC]

                                    OCCAM LOGO

77 Robin Hill Road
Santa Barbara, California 93117
(805) 692-2900

                      NOTICE OF SPECIAL MEETING OF OCCAM

                    SHAREHOLDERS TO BE HELD ON       , 2002

   To the Shareholders of Occam Networks Inc.:

   A special meeting of the shareholders of Occam Networks Inc., a California
corporation, will be held on , 2002 at           , local time, at Occam
headquarters located at 77 Robin Hill Road, Santa Barbara, California 93117, for the purpose of considering and voting upon the following proposals:

    1. to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of November 9, 2001, by and among Accelerated Networks, Inc., Odin Acquisition Corp., a wholly-owned subsidiary of Accelerated Networks, and Occam Networks Inc., and approve the merger of Odin Acquisition Corp. with and into Occam; and

    2. if you are a holder of Occam preferred stock, to approve the automatic conversion of each series of Occam preferred stock you hold into Occam common stock immediately prior to the completion of the merger.

   The Occam board of directors has fixed       , 2002, as the record date for
the determination of shareholders entitled to notice of, and to vote at, the special meeting of Occam shareholders and any adjournment or postponement thereof. Only holders of record of shares of Occam common stock and Occam preferred stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting of Occam shareholders. At the close of business on the record date, Occam had outstanding and entitled to
vote      shares of common stock and      shares of preferred stock. Occam
shareholders are entitled to dissenters' rights in connection with the merger.

   The Occam board of directors has approved the merger agreement and the merger and has determined that the merger agreement and the merger are fair to, and in the best interests of, the shareholders of Occam. Therefore, the Occam board of directors recommends that Occam stockholders vote FOR the approval and adoption of the merger agreement and the approval of the merger. The Occam board of directors also recommends that Occam shareholders who hold shares of Occam preferred stock vote FOR automatic conversion of all Occam preferred stock into Occam common stock immediately prior to the completion of the merger.

   The proposals set forth above will require the following approvals of Occam shareholders:

  . approval and adoption of the merger agreement and approval of the merger will require the affirmative vote of a majority of the outstanding shares of Occam common stock, voting as a single class, and a majority of the outstanding shares of Occam preferred stock, voting as a single class; and

  . approval of the automatic conversion of each series of Occam preferred stock into Occam common stock will require the affirmative vote of two-thirds of the outstanding shares of that series of Occam preferred stock.

   Shares deemed to be present at the special meeting but abstaining from the vote on the proposal to approve and adopt the merger agreement and approve the merger will constitute a vote against this proposal. In addition, the failure of an Occam shareholder to return a proxy or to vote in person will have the effect of a vote against this proposal.

   Shares deemed to be present at the special meeting but abstaining from the vote on the proposal to approve the automatic conversion of all outstanding shares of Occam preferred stock into shares of Occam common stock will constitute a vote against this proposal. In addition, the failure of an Occam preferred shareholder to return a proxy or to vote in person will have the effect of a vote against this proposal.

   All properly signed and dated proxies that Occam receives prior to the vote at the special meeting of Occam shareholders, and that are not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. All properly signed and dated proxies received by Occam prior to the vote at the special meeting that do not contain any direction as to how to vote in regards to any or all of the proposals will be voted for adoption of any proposal as to which no directions are provided.

   Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy card as described in the proxy statement/prospectus and in accordance with the instructions accompanying the proxy card, thus ensuring that your shares will be represented at the special meeting. If you do attend the special meeting of Occam shareholders and wish to vote in person, you may withdraw your proxy and vote in person.

                                          By Order of the Board of Directors,

                                          [signature]

                                          Kumar Shah
                                          President and Chief Executive Officer
                                            Occam Networks Inc.

                               TABLE OF CONTENTS

                                                                                                Page
                                                                                                ----
QUESTIONS AND ANSWERS ABOUT THE MERGER.........................................................   1
SUMMARY OF THIS PROXY STATEMENT/PROSPECTUS.....................................................   6
   The Companies...............................................................................   6
   Proposals...................................................................................   7
   Accelerated Networks' Reasons for the Merger................................................   8
   Occam's Reasons for the Merger..............................................................   8
   Risks Associated with Accelerated Networks, Occam and the Merger............................   9
   Special Meetings............................................................................   9
   Recommendations of the Board of Directors of Accelerated Networks and Occam.................   9
   Record Dates................................................................................  10
   Voting Power................................................................................  10
   Votes Required for Approval.................................................................  10
   Voting Agreements of Certain Directors, Officers, Significant Stockholders and Shareholders.  11
   Interests of Directors and Executive Officers...............................................  11
   Structure and Effects of the Merger.........................................................  11
   Treatment of Occam Stock Options and Warrants to Purchase Occam Stock.......................  12
   Completion and Effectiveness of the Merger..................................................  12
   Restrictions on Solicitation of Alternative Transactions by Accelerated Networks and Occam..  12
   Conditions to the Completion of the Merger..................................................  12
   Termination of the Merger Agreement and Payment of Certain Termination Fees.................  13
   Federal Tax Consequences of the Merger......................................................  13
   Accounting Treatment of the Merger..........................................................  13
   Restrictions on Resale of Accelerated Networks Common Stock Issued in the Merger............  13
   Dissenters' Rights..........................................................................  13
   Exchange of Occam Stock Certificates........................................................  14
   Regulatory Approvals........................................................................  14
COMPARATIVE PER SHARE DATA.....................................................................  15
   Accelerated Networks Per Share Data.........................................................  15
   Occam Per Share Data........................................................................  15
   Pro Forma Combined Per Share Data...........................................................  15
MARKET PRICE AND DIVIDEND INFORMATION..........................................................  16
   Accelerated Networks Common Stock...........................................................  16
   Occam Capital Stock.........................................................................  16
   Recent Share Prices of Accelerated Networks.................................................  16
   Stockholders................................................................................  17
   Dividends...................................................................................  17
CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS....................................  18
RISK FACTORS...................................................................................  19
   Risks Relating to the Merger................................................................  19
   Risks Affecting Both Accelerated Networks and Occam, and the Combined Organization..........  21
   Risks Relating to Accelerated Networks That May Affect The Combined Organization............  35
   Risks Relating to Occam That May Affect The Combined Organization...........................  39
ACCELERATED NETWORKS SELECTED HISTORICAL CONSOLIDATED FINANCIAL
  INFORMATION..................................................................................  42
ACCELERATED NETWORKS SUPPLEMENTAL FINANCIAL INFORMATION........................................  44
OCCAM SELECTED HISTORICAL FINANCIAL INFORMATION................................................  45
OCCAM SUPPLEMENTAL FINANCIAL INFORMATION.......................................................  47
SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS............................  48

                               TABLE OF CONTENTS
                                  (continued)

                                                                                           Page
                                                                                           ----
THE SPECIAL MEETING OF ACCELERATED NETWORKS STOCKHOLDERS..................................  50
   Date, Time and Place...................................................................  50
   Matters to be Considered at the Special Meeting of Accelerated Networks Stockholders...  50
   Record Date............................................................................  50
   Votes Required.........................................................................  50
   Quorum; Abstentions and Broker Non-Votes...............................................  51
   Board Recommendation...................................................................  51
   Solicitation of Proxies................................................................  51
   Voting of Proxies......................................................................  52
THE SPECIAL MEETING OF OCCAM SHAREHOLDERS.................................................  53
   Date, Time and Place...................................................................  53
   Matters to be Considered at the Special Meeting of Occam Shareholders..................  53
   Record Date............................................................................  53
   Votes Required.........................................................................  53
   Quorum and Abstentions.................................................................  54
   Board Recommendation...................................................................  54
   Solicitation of Proxies................................................................  54
   Voting of Proxies......................................................................  54
THE MERGER................................................................................  56
   Background of the Merger...............................................................  56
   Accelerated Networks' Reasons for the Merger...........................................  64
   Recommendation of Accelerated Networks' Board of Directors.............................  66
   Opinion of Accelerated Networks' Financial Advisor.....................................  66
   Occam's Reasons for the Merger.........................................................  71
   Recommendation of Occam's Board of Directors...........................................  73
   Accounting Treatment...................................................................  73
   Material United States Federal Income Tax Consequences of the Merger...................  73
   Dissenters' Rights.....................................................................  76
   Federal Securities Laws Consequences...................................................  78
   Interests of Accelerated Networks Directors and Executive Officers.....................  78
   Interests of Occam Directors and Executive Officers....................................  79
CERTAIN TERMS OF THE MERGER AGREEMENT.....................................................  80
   Structure of the Merger................................................................  80
   Directors and Officers of Accelerated Networks and Occam Upon Completion of the Merger.  80
   Effective Time of the Merger...........................................................  80
   Manner and Basis of Converting Shares of Occam Common Stock............................  80
   Exchange of Occam Stock Certificates...................................................  82
   Assumption of Occam Stock Options and Warrants.........................................  82
   Representations and Warranties.........................................................  83
   Accelerated Networks' Conduct of Business Prior to the Completion of the Merger........  85
   Occam's Conduct of Business Prior to the Completion of the Merger......................  86
   Certain Pre-Closing Covenants..........................................................  87
   Restrictions on Solicitation of Alternative Acquisition Proposals by Occam.............  88

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                   Page
                                                                                                   ----
   Restrictions on Solicitation of Alternative Acquisition Proposals by Accelerated Networks......  88
   Obligation of the Occam Board of Directors to Recommend Approval and Adoption of the Merger
     Agreement and Approval of the Merger.........................................................  90
   Obligation of Accelerated Networks' Board of Directors to Recommend Approval of the Merger and
     the Issuance of Accelerated Networks Common Stock in the Merger..............................  90
   Conditions to the Completion of the Merger.....................................................  91
   Termination of the Merger Agreement............................................................  93
   Expenses and Termination Fees..................................................................  94
   Extension, Waiver and Amendment................................................................  96
   Definition of Material Adverse Effect..........................................................  96
AGREEMENTS RELATED TO THE MERGER..................................................................  97
   Accelerated Networks Stockholders Voting Agreements............................................  97
   Occam Shareholders Voting and Conversion Agreements............................................  99
   Lock-Up Agreements.............................................................................  99
   Funding Agreement..............................................................................  99
   Certain Financing Commitments Made By Occam Shareholders....................................... 100
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION...................................... 104
   Unaudited Pro Forma Combined Condensed Balance Sheet........................................... 105
   Unaudited Pro Forma Combined Condensed Statement of Operations................................. 106
   Unaudited Pro Forma Combined Condensed Statement of Operations................................. 107
   Notes to Unaudited Pro Forma Combined Condensed Financial Information.......................... 108
ACCELERATED NETWORKS MANAGEMENT AFTER THE MERGER.................................................. 113
   Executive Officers and Directors............................................................... 113
   Board Committees............................................................................... 115
   Employment Contracts and Change-in-Control Arrangements........................................ 115
   Executive Compensation......................................................................... 117
   Option Grants in Last Fiscal Year.............................................................. 117
   Aggregated Option Exercises in 2000 and December 31, 2000 Option Values........................ 118
   Director Compensation.......................................................................... 118
   Compensation Committee Interlocks and Insider Participation.................................... 118
   Related Party Transactions..................................................................... 118
ACCELERATED NETWORKS BUSINESS..................................................................... 124
   Overview....................................................................................... 124
   History of Accelerated Networks................................................................ 124
   Industry Background............................................................................ 125
   The Accelerated Networks Solution.............................................................. 127
   The Accelerated Networks Strategy.............................................................. 127
   Products....................................................................................... 128
   Customers...................................................................................... 129
   Strategic Relationships........................................................................ 129
   Technology..................................................................................... 129
   Sales and Marketing............................................................................ 131
   Manufacturing.................................................................................. 131
   Competition.................................................................................... 132
   Intellectual Property.......................................................................... 133
   Governmental Regulation........................................................................ 133

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                 Page
                                                                                                 ----
   Employees.................................................................................... 134
   Trademarks................................................................................... 134
   Properties................................................................................... 135
   Legal Proceedings............................................................................ 135
ACCELERATED NETWORKS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS........................................................... 137
   Overview..................................................................................... 137
   Recent Events................................................................................ 140
   Results of Operations........................................................................ 141
   Liquidity and Capital Resources.............................................................. 148
   Quantitative and Qualitative Disclosures about Market Risk................................... 149
   Recent Accounting Pronouncements............................................................. 149
ACCELERATED NETWORKS PRINCIPAL STOCKHOLDERS..................................................... 150
OCCAM BUSINESS.................................................................................. 153
   Overview..................................................................................... 153
   Industry Background.......................................................................... 153
   Occam's Solution............................................................................. 155
   Occam's Strategy............................................................................. 156
   Occam's Products............................................................................. 158
   Industry Relationships....................................................................... 158
   Customers.................................................................................... 158
   Research and Development..................................................................... 159
   Patents and Intellectual Property............................................................ 159
   Sales and Marketing.......................................................................... 159
   Technical Services and Customer Support...................................................... 159
   Competition.................................................................................. 160
   Manufacturing................................................................................ 160
   Employees.................................................................................... 161
   Facilities................................................................................... 161
   Trademarks................................................................................... 161
   Legal Proceedings............................................................................ 161
OCCAM MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS......................................................................... 162
   Overview..................................................................................... 162
   Results of Operations........................................................................ 163
   Liquidity and Capital Resources.............................................................. 164
   Qualitative and Quantitative Disclosure about Market Risk.................................... 165
   Recent Accounting Pronouncements............................................................. 165
OCCAM PRINCIPAL SHAREHOLDERS.................................................................... 166
ACCELERATED NETWORKS MARKET PRICE AND DIVIDEND INFORMATION...................................... 169
DESCRIPTION OF ACCELERATED NETWORKS CAPITAL STOCK............................................... 170
   Authorized Capital Stock..................................................................... 170
   Common Stock................................................................................. 170
   Preferred Stock.............................................................................. 170
   Warrants..................................................................................... 171
   Anti-Takeover Effects of Provisions of Delaware Law and the Accelerated Networks Amended and
     Restated Certificate of Incorporation and Amended and Restated Bylaws...................... 171

                               TABLE OF CONTENTS
                                  (continued)

                                                                                            Page
                                                                                            ----
   Transfer Agent and Registrar............................................................ 172
   Nasdaq National Market Listing.......................................................... 172
COMPARISON OF RIGHTS OF HOLDERS OF ACCELERATED NETWORKS COMMON STOCK
  AND OCCAM CAPITAL STOCK.................................................................. 173
ADDITIONAL PROPOSALS....................................................................... 177
   Amendment to the Accelerated Networks Amended and Restated Certificate of Incorporation. 177
   Automatic Conversion of Occam Preferred Stock........................................... 177
EXPERTS.................................................................................... 178
LEGAL MATTERS.............................................................................. 178
STOCKHOLDER PROPOSALS...................................................................... 178
WHERE YOU CAN FIND MORE INFORMATION........................................................ 179
ACCELERATED NETWORKS' AND OCCAM'S INDEX TO FINANCIAL STATEMENTS............................ F-1

The following appendices also constitute part of this joint prospectus/proxy statement

Appendix A Agreement and Plan of Merger and Reorganization
Appendix B Form of Voting Agreement for Accelerated Networks Stockholders
Appendix C Form of Voting and Conversion Agreement for Occam Shareholders
Appendix D Form of Accelerated Networks Lock-Up Agreement
Appendix E Form of Occam Lock-Up Agreement
Appendix F Form of Funding Agreement
Appendix G Series C Preferred Stock Purchase Agreement
Appendix H Note and Warrant Purchase Agreement
Appendix I Opinion of Alliant Partners, Financial Advisor to Accelerated Networks
Appendix J Chapter 13 of the California Corporations Code

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

   The following section provides answers to frequently asked questions about the special meetings, the merger and the effect of the merger on holders of Accelerated Networks common stock and Occam capital stock. This section, however, only provides summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced page for each question.

Q: What is the proposed merger transaction? (See page 80)

A: The proposed merger transaction is to combine the businesses of Accelerated
   Networks and Occam. To combine the companies, a wholly-owned subsidiary of Accelerated Networks will merge with and into Occam, and Occam will survive the merger as a wholly-owned subsidiary of Accelerated Networks. For a more complete description of the merger, see the section entitled "The Merger."

Q: What percentage of Accelerated Networks will the former Occam shareholders, option holders and warrant holders own collectively immediately following the merger? (See page 80)

A: Assuming the parties completed the merger on November 9, 2001, the former shareholders, option holders and warrant holders of Occam would have owned approximately 68% of an agreed-upon portion of the outstanding equity interests of Accelerated Networks, as set forth in merger agreement.

Q: What will an Occam shareholder receive in exchange for Occam stock in the merger? (See page 80)

A: Each Occam shareholder will receive shares of Accelerated Networks common stock and cash in lieu of fractional shares in exchange for his or her shares of Occam stock according to the exchange ratio contained in the merger agreement. Assuming the parties completed the merger on November 9, 2001, each share of Occam stock would have received approximately 2.033 shares of Accelerated Networks common stock.

   The actual exchange ratio will be determined immediately prior to the completion of the merger, and may be higher or lower than the foregoing number if the capitalization of Accelerated Networks or Occam has changed since November 9, 2001.

Q: How will the merger affect options and warrants to acquire Occam common stock? (See page 82)

A: Options and warrants to purchase shares of Occam stock will be converted into options and warrants to purchase shares of Accelerated Networks common stock after completion of the merger. The number of shares covered by these options and warrants will be adjusted based on the exchange ratio between Occam stock and Accelerated Networks common stock in the merger agreement. The applicable exercise price will also be correspondingly adjusted.

Q: Will Occam shareholders be able to trade the Accelerated Networks common stock that they receive in the merger? (See page 78)

A: Yes. Accelerated Networks common stock is listed on The Nasdaq National
   Market under the symbol "ACCL." However, Accelerated Networks is not currently in compliance with The Nasdaq National Market listing criteria, and there is a risk that Accelerated Networks common stock may be delisted for failure to comply with Nasdaq listing requirements. See "Risks Affecting Both Accelerated Networks and Occam, and the Combined Organization" on page
   21. In addition, certain persons who are deemed affiliates of Occam will be required to comply with Rule 145 under the Securities Act of 1933 if they sell their shares of Accelerated Networks common stock received in the merger.

   All of the stockholders of Accelerated Networks who owned more than 5% of the outstanding shares of Accelerated Networks common stock as of November 9, 2001 entered into lock-up agreements prohibiting them from selling their shares of Accelerated Networks common stock for 90 days after completion of the merger.

   Prior to the completion of the merger, Occam intends to obtain lock-up agreements from all of its shareholders who owned Occam stock as of November 9, 2001. Each Occam shareholder who is a party to these agreements agree not to sell any shares of Accelerated Networks common stock they receive in the merger for 90 days after the merger and agree not to sell 50% of these shares for 180 days after the merger.

Q: Who will be the directors of Accelerated Networks following the merger? (See page 113)

A. Following the merger, the board of directors of Accelerated Networks is expected to consist of seven members, of which six will be designated by Occam and one will be designated by Accelerated Networks.

Q: Who will be the executive officers of Accelerated Networks following the merger? (See page 113)

A. Following the merger, the executive management team of Accelerated Networks is expected to include:

    .  Kumar Shah, as president and chief executive officer;

    .  Lee Hilbert, as vice president of finance;

    .  Pete S. Patel, as vice president of operations;

    .  Russel J. Sharer, as vice president of sales marketing; and

    .  James R. Soriano III, as vice president of engineering.

Q: What stockholder and shareholder approvals are needed to complete the merger? (See pages 50 and 53)

A: For Accelerated Networks, a majority of the outstanding shares of Accelerated Networks common stock present at the special meeting, either in person or represented by proxy, and entitled to vote on the proposal to approve the merger and the issuance of Accelerated Networks common stock in the merger, must vote in favor of this proposal. You should be aware that certain Accelerated Networks stockholders have executed voting agreements requiring them to vote in favor of the merger and related transactions. Such stockholders own a sufficient amount of shares to approve the merger and related transactions.

   For Occam, a majority of the outstanding shares of Occam common stock, voting as a single class, and a majority of the outstanding shares of Occam preferred stock, voting as a single class, must vote in favor of the proposal to approve and adopt the merger agreement and approve the merger. In addition, as a condition to Accelerated Networks' obligation to complete the merger, two-thirds of the outstanding shares of each series of Occam preferred stock must vote in favor of the proposal to approve the conversion of the respective series of Occam preferred stock into Occam common stock. You should be aware that certain Occam shareholders have executed voting agreements requiring them to vote in favor of the merger and related transactions. Such shareholders own a sufficient amount of shares to approve the merger and related transactions.

Q: Does the Accelerated Networks board of directors support the transaction?
   (See page 66)

A: Yes. After careful consideration, the Accelerated Networks board of directors recommends that Accelerated Networks stockholders vote in favor of the approval of the merger and the issuance of Accelerated Networks common stock in the merger.

Q: Does the Occam board of directors support the transaction? (See page 73)

A: Yes. After careful consideration, the Occam board of directors recommends that Occam shareholders vote in favor of the approval and adoption of the merger agreement and the approval of the merger, and in favor of conversion of the Occam preferred stock.

Q: Are there risks I should consider in deciding whether to vote for the merger? (See page 19)

A: Yes. In evaluating the merger, you should carefully consider the information contained in and incorporated into this proxy statement/ prospectus and, in particular, the factors discussed in the section entitled "Risk Factors" beginning on page 19.

Q: What do I need to do now? (See pages 52 and 54)

A: After carefully reading and considering the information contained in and incorporated into this proxy statement/prospectus, please submit your proxy card according to the instructions on the enclosed proxy card as soon as possible. If you do not submit a proxy card or attend the special meeting and vote in person, your shares will not be represented or voted at the meeting.

Q: Can I, as an Accelerated Networks stockholder, submit my proxy by telephone or over the Internet? (See page 52)

A: If you hold your shares through a bank or brokerage firm, you may be able to submit your proxy by telephone or over the Internet. You should refer to the proxy card included with your materials for instructions about how to vote. If you vote by telephone or over the Internet, you do not need to complete and mail your proxy card.

Q: If my shares of Accelerated Networks common stock are held in "street name" by my bank or broker, will my bank or broker vote my shares for me? (See page 52)

A: Your bank or broker will vote your shares only if you provide instructions on how to vote by following the information provided to you by your bank or broker.

   Without instructions from you on how to vote your shares, your bank or broker will not have discretionary authority to vote your shares on the matters currently proposed to be presented at the special meeting. As a result, your bank or broker may deliver a proxy card expressly indicating that it is NOT voting your shares. This indication that a broker is not voting your shares is referred to as a "broker non-vote." Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum at the Accelerated Networks special meeting. However, a broker non-vote will not be entitled to vote on the proposal to approve the merger and the issuance of Accelerated Networks common stock in the merger, and thus a broker non-vote will not be counted for any purpose in determining whether this proposal has been approved.

Q: If I am an Accelerated Networks stockholder, what do I do if I want to change my vote after I have submitted my proxy? (See page 52)

A: You may change your vote at any time before your proxy is voted at the Accelerated Networks special meeting. There are three ways for you to do this:

  . by delivering to the secretary of Accelerated Networks a signed notice that you wish to revoke your proxy;

  . by delivering to the secretary of Accelerated Networks a signed and later-dated proxy; or

  .  by attending the Accelerated Networks special meeting and voting in person.

   If your shares are held in "street name" by a bank or broker and you have instructed your bank or broker to vote your shares, you must follow your bank's or broker's instructions to change your vote.

Q: If I am an Occam shareholder, what do I do if I want to change my vote after I have submitted my proxy? (See page 54)

A. You may change your vote at any time before your proxy is voted at the Occam special meeting. There are three ways for you to do this:

  . by delivering to the secretary of Occam a signed notice that you wish to revoke your proxy;

  .  by delivering to the secretary of Occam a signed and later-dated proxy; or

  .  by attending the Occam special meeting and voting in person.

Q: If I am an Accelerated Networks stockholder, what happens if I do not vote, if I submit an incomplete proxy, or if I abstain from voting? (See page 51)

A: If you do not submit a proxy, or if you submit a proxy but it is not properly signed or dated, your shares will not be counted as present for purposes of establishing a quorum at the Accelerated Networks special meeting and will not be counted for any purpose in determining whether the proposal to approve the merger and the issuance of Accelerated Networks common stock in the merger has been approved.

   If you submit a properly signed and dated proxy and do not indicate how you want to vote, your shares will be counted as present for purposes of establishing a quorum at the Accelerated Networks special meeting, and your proxy will be counted as a vote to approve the merger and the issuance of Accelerated Networks common stock in the merger.

   If you submit a properly signed and dated proxy and affirmatively elect to abstain from voting, your shares will be counted as present for purposes of establishing a quorum is present at the Accelerated Networks special meeting, and your proxy will have the same effect as a vote against the proposal to approve the merger and the issuance of Accelerated Networks common stock in the merger.

Q: If I am an Occam shareholder, what happens if I do not vote, if I submit an incomplete proxy, or if I abstain from voting? (See page 54)

A: If you do not submit a proxy, or if you submit a proxy but it is not properly signed or dated, your shares will not be counted as present for purposes of establishing a quorum at the Occam special meeting and will have the effect of a vote against the proposal to approve and adopt the merger agreement and approve the merger, and against the proposal to approve the conversion of preferred stock into common stock.

   If you submit a properly signed and dated proxy and do not indicate how you want to vote, your shares will be counted as present for purposes of establishing a quorum at the Occam special meeting, and your proxy will be counted as a vote to approve each proposal in regards to which instructions are not provided.

   If you submit a properly signed and dated proxy and affirmatively indicate that you wish to abstain from voting, your shares will be counted as present for purposes of establishing a quorum at the Occam special meeting, but will count as a vote against the proposal to approve and adopt the merger agreement and approve the merger, and against the proposal to approve the conversion of preferred stock into common stock.

Q: When and where will the Accelerated Networks special meeting take place?
   (See page 50)

A: The Accelerated Networks special meeting will take place at Accelerated
   Networks headquarters located at 301 Science Drive, Moorpark, California
   93021 on     , 2002, at   , local time.

Q: When and where will the Occam special meeting take place? (See page 53)

A: The Occam special meeting will take place at Occam headquarters located at
   77 Robin Hill Road, Santa Barbara, California 93117 on , 2002, at   , local
   time.

Q: When do you expect the merger to be completed? (See page 80)

A: Accelerated Networks and Occam are working to complete the merger as quickly as possible. Accelerated Networks and Occam hope to complete the merger in the first or early in the second quarter of 2002.

Q: Should Occam shareholders send in their stock certificates now? (See page 82)

A: No. After the merger is completed, Accelerated Networks will send you written instructions for exchanging your Occam stock certificates for Accelerated Networks stock certificates.

Q: What are the tax consequences of the merger to me? (See page 73)

A: Accelerated Networks and Occam each expect the merger to qualify as a reorganization for U.S. federal income tax purposes. If the merger qualifies as a reorganization, Occam shareholders generally will only recognize a gain or loss for federal income tax purposes with respect to any cash they receive in the merger. Occam shareholders will only receive cash in the merger in lieu of a fractional share of Accelerated Networks common stock.
   In addition, Occam shareholders validly exercising dissenters' rights generally will recognize gain or loss for federal income tax purposes with respect to any cash they receive as a result of the exercise of these rights.

   Please carefully review the information contained in the section entitled "The Merger--Material United States Federal Income Tax Consequences of the Merger" for a description of the material U.S. federal income tax consequences of the merger. The tax consequences to you will depend on the facts of your own situation. Please consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Q: Am I entitled to dissenters' or appraisal rights in connection with the merger? (See page 76)

A: Shareholders of Occam who do not vote for the approval and adoption of the merger agreement and the approval of the merger may be entitled to certain dissenters' rights under California law. Please carefully review the section entitled "The Merger--Dissenters' Rights."

   Stockholders of Accelerated Networks are not entitled to appraisal rights under Delaware law.

Q: Will the rights of an Occam shareholder change as a result of the merger?
   (See page 173)

A: Yes. Occam shareholder rights are currently governed by the Occam third amended and restated articles of incorporation and the Occam bylaws, as amended, while Accelerated Networks stockholder rights are governed by the Accelerated Networks amended and restated certificate of incorporation and amended and restated bylaws. Occam shareholders will become Accelerated Networks stockholders as a result of the merger. See "Comparison of Rights of Holders of Accelerated Networks Common Stock and Occam Common Stock."

Q: Whom should I call with questions? (See page 179)

A: If you have any questions about the merger or any related transaction, please call the investor relations department at Accelerated Networks at
   (805) 553-9680 or at Occam at (805) 692-2900. You may also obtain additional information about Accelerated Networks or Occam from documents filed with the Securities and Exchange Commission without charge upon written or oral request by following the instructions in the section entitled "Where You Can Find More Information."

   This proxy statement/prospectus contains trademarks, tradenames, service marks, and service names of Accelerated Networks, Occam, and other companies.

                  SUMMARY OF THIS PROXY STATEMENT/PROSPECTUS

   This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you.

   You should carefully read this entire document and the other documents we refer to for a more complete understanding of the merger. This summary and the balance of this document contain forward-looking statements about events that are not certain to occur, and you should not place undue reliance on those statements. Please carefully read "Cautionary Information Regarding Forward-Looking Statements" on page 18 of this document.

The Companies (See pages 124 and 153)

  Accelerated Networks, Inc.

   Accelerated Networks develops and markets customer premise telecommunications products that enable carriers to deliver bundled voice and data services over a single broadband access network. Accelerated Networks' multiservice customer premise broadband access products allow service providers to deliver and manage multiple voice and data services efficiently and cost-effectively, and allow users to access service-provider's services using various broadband access technologies, including digital subscriber line, or DSL, copper-line technologies such as Tl and NxTl, and higher bandwidth technologies such as DS3 and fiber optic OC-3.

   Accelerated Networks' integrated access devices, or IADs, facilitate interoperability with different types of equipment deployed in service provider networks and are designed to comply with relevant industry standards. Accelerated Networks believes this interoperability allows efficient and seamless installation and provides its customers with greater flexibility in designing and deploying their networks. Accelerated Networks' target customers are inter-exchange carriers, regional bell operating companies, incumbent local exchange carriers, competitive local exchange carriers and foreign telecommunication service providers.

   Accelerated Networks' carrier-class IADs are installed at the premises of the service providers' business customers. This premise-based equipment enables the service providers to deliver multiple voice and data services to their business customers from a single broadband access facility. Accelerated Networks' carrier-class IADs provide robust quality of service and facilitate complete network management and service provisioning from service provider network operations centers.

   Accelerated Networks was incorporated in California in October 1996 and reincorporated in Delaware in June 2000. Accelerated Networks' principal executive offices are located at 301 Science Drive, Moorpark, California 93021, and its telephone number is (805) 553-9680.

  Odin Acquisition Corp.

   Odin Acquisition Corp. is a wholly-owned subsidiary of Accelerated Networks that was recently incorporated in California solely for the purpose of the merger. It does not conduct any business and has no material assets. Its principal executive offices have the same address and telephone number as Accelerated Networks.

  Occam Networks Inc.

   Occam designs, develops and markets telecommunications equipment to enable telecommunications carriers to deliver voice, data, Internet and video over a single copper wire to their residential and business customers. Occam intends to supply its products to local and regional carriers, regional bell operating companies, independent telephone companies and international carriers that deliver or wish to deliver voice, data, Internet access and video services to the residential, small and medium business and large enterprise markets over existing copper telephone lines.

   Occam's products are designed to alleviate the bottleneck currently experienced by many of these carriers in delivering voice and broadband services from their central offices or remote locations to individual customer premises, the network segment commonly referred to as the "last mile" or the "local loop." Occam's products are designed with packet switching technology, such as Ethernet and Internet Protocol, two of the fundamental components used to build the Internet. Occam is using these building blocks to develop a family of integrated products that will deliver voice, data, Internet access and video services over the local loop's existing copper wires by converting each customer line into a broadband loop capable of delivering nearly one thousand times the bandwidth currently delivered over the local loop. Occam believes that its products will enable carriers to consolidate, aggregate and integrate multiple, single-purpose network elements, thus reducing their capital expenditure requirements, streamlining their networks and reducing their operating costs. Deployment of Occam's products should also enable carriers to generate new revenue streams by delivering a wider variety of broadband services.

   Occam was incorporated in California in July 1999. Occam's principal executive offices are located at 77 Robin Hill Road, Santa Barbara, California 93117, and its telephone number is (805) 692-2900.

Proposals

  Accelerated Networks Proposals

   Proposal No. 1: Approval of the merger and the issuance of Accelerated Networks common stock in the merger (See page 50)

   Accelerated Networks stockholders are being asked to vote on a proposal to approve the merger and the issuance of Accelerated Networks common stock in the merger. The merger agreement provides that it is a condition to completion of the merger that this proposal be approved by the stockholders of Accelerated Networks. Approval of this proposal requires an affirmative vote of a majority of the shares of Accelerated Networks common stock present at the Accelerated Networks special meeting, either in person or represented by proxy, and entitled to vote on this proposal.

   Proposal No. 2: Approval of name change (See page 50)

   Accelerated Networks stockholders are also being asked to vote on a proposal to amend the Accelerated Networks amended and restated certificate of incorporation to change the name of Accelerated Networks to "Occam Networks, Inc." Occam has requested that the Accelerated Networks stockholders vote on this proposal because it believes that the proposed name change is important to establish a new identity for the combined organization upon completion of the merger. Approval of this proposal requires an affirmative vote of a majority of the outstanding shares of Accelerated Networks common stock. The merger agreement does not provide that it is a condition to completion of the merger that this proposal be approved by the stockholders of Accelerated Networks.

  Occam Proposals

   Proposal No. 1: Approval and adoption of the merger agreement and approval of the merger (See page 53)

   Occam shareholders are being asked to vote on a proposal to approve and adopt the merger agreement and approve the merger. The merger agreement provides that it is a condition to completion of the merger that this proposal be approved by the shareholders of Occam. Approval of this proposal requires an affirmative vote of a majority of the outstanding shares of Occam common stock, voting as a single class, and a majority of the outstanding shares of Occam preferred stock voting as a single class.

   Proposal No. 2: Conversion of Preferred Stock (See page 53)

   Holders of Occam preferred stock are also being asked to vote on a proposal to convert all outstanding shares of Occam preferred stock into Occam common stock immediately prior to the completion of the merger. The merger agreement provides that it is a condition to completion of the merger that this proposal be approved by the shareholders of Occam. The merger agreement provides it is a condition to the obligation of Accelerated Networks to complete the merger that this proposal be approved by the preferred shareholders of Occam. Conversion of each series of Occam preferred stock into Occam common stock requires an affirmative vote of two-thirds of the outstanding shares of that series of Occam preferred stock.

Accelerated Networks' Reasons for the Merger (See page 64)

   In determining that the merger and the issuance of Accelerated Networks common stock in the merger were in the best interests of Accelerated Networks stockholders, the Accelerated Networks board of directors considered a number of potential benefits of the merger, including the following:

  . the merger would provide Accelerated Networks stockholders the opportunity to participate in the potential growth of the combined organization after the merger;

  . the combined organization could benefit from certain potential synergies created in combining the research and development and technological offerings and strengths of Accelerated Networks and Occam;

  . the combined organization could benefit from the cost reductions created by eliminating redundant expenses of the companies;

  . the commitment from Occam's current investors to provide an additional $10 million in equity financing to Occam prior to the completion of the merger and to guarantee or provide an additional $10 million in debt financing following the completion of the merger, would strengthen the balance sheet of the combined organization; and

  . Occam's position in the market relative to its competitors in addressing the next generation of the digital loop carrier market segment could create the potential for increased revenues in a growing market segment.

Occam's Reasons for the Merger (See page 71)

   In determining that the merger agreement and the merger were in the best interests of Occam shareholders, the Occam board of directors considered a number of potential benefits of the merger, including the following:

  . the merger would provide Occam shareholders with shares of common stock in a publicly traded company;

  . the range of options available to the combined organization to access private and public equity markets should additional capital be needed in the future would likely be greater than the options available to Occam alone;

  . Occam's and Accelerated Network's available cash, and the commitment from Occam's current investors to provide an additional $10 million in equity financing to Occam prior to the completion of the merger and to guarantee or provide an additional $10 million in debt financing following the completion of the merger, could provide Occam with sufficient capital to fund its current business plan;

  . the addition of Accelerated Networks' cash, intellectual property and other assets will help accelerate Occam's development plans and Occam's ability to pursue its targeted carriers as customers; and

  . the potential for Accelerated Networks' integrated access device products to provide an additional source of revenue.

Risks Associated with Accelerated Networks, Occam and the Merger (See page 19)

   The merger (including the possibility that the merger may not be completed) poses a number of risks to each company and its respective stockholders. In addition, both Accelerated Networks and Occam are subject to various risks associated with their businesses and their industry. These risks are discussed in greater detail under the caption "Risk Factors" beginning on page . Accelerated Networks and Occam both encourage you to read and consider all of these risks carefully.

Special Meetings (See pages 50 and 53 )

  Accelerated Networks Stockholders

   Accelerated Networks will hold a special meeting of its stockholders in connection with the merger. The purpose of Accelerated Networks' special meeting will be to obtain stockholder approval of (i) the merger and the issuance of Accelerated Networks common stock in the merger, and (ii) an amendment of the Accelerated Networks amended and restated certificate of incorporation changing the name of Accelerated Networks to "Occam Networks,
Inc." Accelerated Networks' special meeting will be held on       , 2002 at ,
local time, at Accelerated Networks headquarters located at 301 Science Drive, Moorpark, California 93021.

  Occam Shareholders

   Occam will hold a special meeting of its shareholders in connection with the merger. The purpose of Occam's meeting will be to obtain shareholder approval for (i) approval and adoption of the merger agreement and approval of the merger, and (ii) approval of the conversion of all outstanding shares of Occam preferred stock into Occam common stock. Occam's special meeting will be held
on       , 2002 at     , local time, at Occam's headquarters located at 77
Robin Hill Road, Santa Barbara, California 93117.

Recommendations of the Boards of Directors of Accelerated Networks and Occam (See pages 66 and 73 )

  To Accelerated Networks Stockholders

   The Accelerated Networks board of directors has determined that the merger and the issuance of Accelerated Networks common stock in the merger are fair to, and in the best interests of, the stockholders of Accelerated Networks, and has recommended that Accelerated Networks stockholders vote FOR approval of the merger and the issuance of Accelerated Networks common stock in the merger. The Accelerated Networks board of directors also recommends that Accelerated Networks stockholders vote FOR amendment of the Accelerated Networks amended and restated certificate of incorporation to change the name of Accelerated Networks to "Occam Networks, Inc." upon completion of the merger.

  To Occam Shareholders

   The Occam board of directors has determined that the merger agreement and the merger are fair to, and in the best interests of, the shareholders of Occam, and has recommended that Occam's shareholders vote FOR approval and adoption of the merger agreement and approval of the merger. The Occam board of directors also recommends that Occam shareholders who hold shares of Occam preferred stock vote FOR automatic conversion of all outstanding shares of Occam preferred stock into Occam common stock immediately prior to the completion of the merger.

Record Dates (See pages 50 and 53)

   The Accelerated Networks board of directors has fixed the close of business
on       , 2002, as the record date for determining the holders of Accelerated
Networks common stock entitled to notice of and to vote at the Accelerated Networks special meeting.

   The Occam board of directors has fixed the close of business on     , 2002,
as the record date for determining the holders of Occam common stock entitled to notice of and to vote at the Occam special meeting.

Voting Power (See pages 50 and 53)

   As of the record date,      shares of Accelerated Networks common stock were
outstanding. Each record holder of shares of Accelerated Networks common stock will be entitled to one vote at the special meeting for each share of Accelerated Networks common stock held on the record date.

   As of the record date, shares of Occam common stock, and shares of Occam preferred stock, were outstanding. Each record holder of shares of Occam common stock will be entitled at the special meeting to one vote for each share of Occam common stock held on the record date. Each record holder of Occam preferred stock is entitled to one vote for each share of Occam preferred stock held on the record date.

Votes Required for Approval (See pages 50 and 53)

   Approval of the merger and the issuance of Accelerated Networks common stock in the merger by Accelerated Networks stockholders requires the affirmative vote of a majority of the shares of Accelerated Networks common stock outstanding as of the record date and present, in person or by proxy, and entitled to vote at the special meeting.

   Amendment of the Accelerated Networks amended and restated certificate of incorporation, changing the name of Accelerated Networks to "Occam Networks, Inc." requires the affirmative vote of a majority of the shares of Accelerated Networks common stock outstanding as of the record date.

   Approval and adoption of the merger agreement and approval of the merger requires the affirmative vote of a majority of the outstanding shares of Occam common stock, voting as a single class, and a majority of the outstanding shares of Occam preferred stock, voting as a single class.

   Automatic conversion of each series of Occam preferred stock into Occam common stock requires the affirmative vote of two-thirds of the shares of that series of preferred stock outstanding as of the record date.

Voting Agreements of Certain Directors, Officers, Significant Stockholders and Shareholders (See pages 50 and 53)

   Certain directors, officers and significant stockholders of Accelerated Networks who held approximately 60% of Accelerated Networks' total outstanding shares of common stock on November 9, 2001 have agreed to vote their shares in favor of the merger and the issuance of Accelerated Networks common stock in the merger and related transactions.

   Certain directors, officers and significant shareholders of Occam who held an aggregate of approximately 81% of Occam series A preferred stock, approximately 67% of Occam series B preferred stock, and approximately 57% of Occam common stock, all calculated as of November 9, 2001, have agreed to vote their shares in favor of the merger agreement and the merger and related transactions. These directors, officers and significant shareholders are expected to hold approximately 75% of the Occam series C preferred stock to be issued immediately prior to completion of the merger, and have agreed to vote these shares in favor of the automatic conversion of Occam series C preferred stock into Occam common stock.

   Assuming such Accelerated Networks stockholders and Occam shareholders comply with these agreements, approval of the merger by the respective stockholders and shareholders will occur at the respective special meetings of Accelerated Networks and Occam. As a result Accelerated Networks and Occam believe that the merger will be approved at the special meetings.

Interests of Directors and Executive Officers (See pages 78 and 79)

   Upon completion of the merger and the issuance of Accelerated Networks common stock in the merger, the directors and officers of Accelerated Networks, along with those individuals who were directors and officers of Accelerated Networks since the beginning of the fiscal year ended December 31, 2000, will
collectively beneficially own approximately   % of the outstanding stock of
Accelerated Networks, calculated on the basis set forth under "Accelerated Networks Principal Stockholders."

   Some directors and executive officers of Accelerated Networks may have interests in the merger that are different from the interests of Accelerated Networks stockholders generally. These different interests of the Accelerated Networks directors and officers include the beneficial ownership of shares in Occam by certain directors of Accelerated Networks.

   Upon completion of the merger and the issuance of Accelerated Networks common stock in the merger, the directors and officers of Occam, along with those individuals who were directors and officers of Occam since the beginning of the fiscal year ended December 31, 2000, will collectively beneficially own approximately % of the outstanding stock of Accelerated Networks, calculated on the basis set forth under "Accelerated Networks Principal Stockholders".

   Some directors and executive officers of Occam have interests in the merger that are different from the interests of Occam shareholders generally. These different interests of the Occam directors and officers include the beneficial ownership of shares in Accelerated Networks by certain directors of Occam.

Structure and Effects of the Merger (See page 80 )

   At the completion of the merger, Odin Acquisition Corp. will be merged with and into Occam, and Occam will continue as the surviving corporation of the merger and a wholly-owned subsidiary of Accelerated Networks.

   Upon completion of the merger, each outstanding share of Occam common stock will be converted into the right to receive a number of shares of Accelerated Networks common stock based on an exchange ratio. If the merger had been completed on November 9, 2001, the exchange ratio applicable to each outstanding share of Occam stock would be 2.033 (each share of Occam stock would be converted into that number of shares of Accelerated Networks common stock), and Occam shareholders would have received shares of Accelerated Networks common stock, and Occam option holders and warrant holders would have received options and warrants to purchase Accelerated Networks common stock, collectively representing approximately 68% of an agreed-upon portion of the outstanding equity interests of Accelerated Networks, as set forth in the merger agreement. The actual exchange ratio will be determined immediately prior to the completion of the merger, and may be higher or lower than the foregoing number if the capitalization of Accelerated Networks or Occam has changed since November 9, 2001.

Treatment of Occam Stock Options and Warrants to Purchase Occam Stock (See page
82)

   At the completion of the merger, Accelerated Networks will assume all of Occam's outstanding options, whether vested or unvested, and outstanding warrants to purchase Occam stock. As of the effective time of the merger, all of Occam's outstanding stock options will be converted into options to purchase Accelerated Networks common stock, and all of Occam's outstanding warrants will be converted into warrants to purchase Accelerated Networks common stock. All of the Occam stock options and warrants that are assumed by Accelerated Networks upon the completion of the merger will continue to be subject to the same terms and conditions that were applicable to such stock options and warrants prior to the merger, except that the aggregate number of shares issuable upon the exercise of each such stock option or warrant, and the exercise price of each such stock option or warrant, will be adjusted based upon the merger exchange.

Completion and Effectiveness of the Merger (See page 80)

   Accelerated Networks and Occam expect to complete the merger when all of the conditions to completion of the merger contained in the merger agreement have been satisfied or waived. The merger will become effective upon the filing of an agreement of merger with the California Secretary of State under applicable California law.

   Accelerated Networks and Occam are working toward satisfying the conditions to the merger, and hope to complete the merger as soon as practicable following the special stockholder and shareholder meetings.

Restrictions on Solicitation of Alternative Transactions by Accelerated Networks and Occam (See page 88)

   Under the terms of the merger agreement, Accelerated Networks and Occam may not solicit, initiate or, subject to limited exceptions in the case of Accelerated Networks and Occam, engage in discussions or negotiations with, or provide material inside information to, any third party regarding some types of extraordinary transactions involving either party, including a merger, business combination or sale of a material amount of assets or capital stock.

Conditions to the Completion of the Merger (See page 91)

   Accelerated Networks' and Occam's obligations to complete the merger are subject to certain conditions described under the heading "Certain Terms of the Merger Agreement--Conditions to the Completion of the Merger."

Termination of the Merger Agreement and Payment of Certain Termination Fees (See page 93 )

   Accelerated Networks and Occam may terminate the merger agreement by mutual agreement and under certain other circumstances.

   Accelerated Networks and Occam have agreed that if the merger agreement is terminated under the circumstances described under "Certain Terms of the Merger Agreement--Expenses and Termination Fees," Occam will pay Accelerated Networks up to $3,250,000 in fees and expenses. The merger agreement also provides that in certain other circumstances Accelerated Networks will pay Occam up to $3,250,000 in fees and expenses.

Federal Tax Consequences of the Merger (See page 73 )

   The merger is intended to constitute a tax-free reorganization for federal income tax purposes. Accordingly, no gain or loss is expected to be realized by the Occam shareholders upon exchange of their common stock in the merger (except with respect to any cash received in lieu of a fractional share). Completion of the merger is conditioned upon the receipt of legal opinions from Accelerated Networks' and Occam's respective tax counsel that the merger will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended.

Accounting Treatment of the Merger (See page 73 )

   The merger will be accounted for as a "reverse acquisition" using the "purchase" method of accounting, pursuant to which Occam will be treated as the acquiring entity.

Restrictions on Resale of Accelerated Networks Common Stock Issued in the Merger (See page 78)

   The shares of Accelerated Networks common stock that Occam shareholders receive in the merger will be freely tradeable after the merger unless an Occam shareholder is considered an affiliate of Occam under applicable federal securities law. Occam shareholders who are deemed affiliates of Occam may only sell the shares of Accelerated Networks common stock they receive in the merger in compliance with Rule 145 under the Securities Act of 1933, as amended.

Dissenters' Rights (See page 76 )

   Under California law, Occam shareholders who do not vote for the approval and adoption of the merger agreement and the approval of the merger may be entitled to certain dissenters' rights. Shareholders who properly exercise and preserve their dissenters' rights are entitled to receive payment in cash for the fair value of their shares of Occam common stock. In general, those Occam shareholders who wish to exercise and preserve their dissenters' rights must:

  . not vote for the approval and adoption of the merger agreement and the approval of the merger;

  . upon proper notice, demand in writing that Occam pay the fair market value of their shares;

  . submit certificates representing dissenting shares to Occam for endorsement; and

  . comply with the other procedures set forth in Chapter 13 of the California Corporations Code.

   The entire text of the California statute governing dissenters' rights is attached to this proxy statement/prospectus as Appendix J. An Occam shareholder's failure to comply with the procedures described in Appendix J will result in the loss of his or her dissenters' rights. Occam shareholders are urged to read the text of the California statute governing dissenters' rights carefully.

   Accelerated Networks stockholders are not entitled to any dissenter's or appraisal rights in connection with the merger.

Exchange of Occam Stock Certificates

   If the merger is completed, Occam shareholders will receive a transmittal letter from the exchange agent in the merger instructing Occam shareholders how to exchange their Occam stock certificates for Accelerated Networks stock certificates. Occam shareholders should not send any stock certificates until they have received this instruction letter. If there are any questions, Occam shareholders may contact Accelerated Networks' transfer agent, U.S. Stock Transfer Corporation, at 1647 Gardena Avenue, Glendale, California 91204-2991. Occam shareholders should not contact U.S. Stock Transfer Corporation with questions about the exchange of certificates or the merger until after the merger has been completed.

Regulatory Approvals

   Accelerated Networks and Occam believe that the merger is not subject to the reporting obligations, statutory waiting periods or other approvals of any government agency.

                          COMPARATIVE PER SHARE DATA

   The information below presents certain unaudited historical per share data, equivalent Accelerated Networks per share data and pro forma per share data of Accelerated Networks and Occam after giving effect to the merger using the purchase method of accounting and assuming the issuance of approximately 90,013,000 shares of Accelerated Networks common stock (based on an assumed market price of $0.3879 per share of Accelerated Networks common stock) for all shares of Occam capital stock outstanding at the effective time of the merger. The actual number of shares of Accelerated Networks to be exchanged for all of the outstanding Occam capital stock will be determined at the effective time of the merger as set forth in the section "Certain Terms of the Merger Agreement." The pro forma data is not indicative of the results of future operations or results that would have occurred had the merger been completed at the beginning of the periods presented.

   The following tables should be read in conjunction with the unaudited pro forma combined financial statements of Accelerated Networks, the historical consolidated financial statements and the related notes of Accelerated Networks, and the historical financial statements and the related notes of Occam, each of which are included elsewhere in this proxy statement/prospectus.

                      Accelerated Networks Per Share Data

                                                                 Nine Months
                                                    Year Ended      Ended
                                                   December 31, September 30,
                                                       2000         2001
                                                   ------------ -------------
Historical Per Common Share Data:
Income (loss) per share from continuing operations    $(1.68)      $(0.79)
Book value per share(1)...........................    $ 1.69       $ 0.90

                             Occam Per Share Data

                                                                 Nine Months
                                                    Year Ended      Ended
                                                   December 31, September 30,
                                                       2000         2001
                                                   ------------ -------------
Historical Per Common Share Data:
Income (loss) per share from continuing operations    $(2.26)      $(3.78)
Book value per share(1)...........................     (0.21)        2.27

                           Pro Forma Per Share Data

                                                                            Nine Months
                                                               Year Ended      Ended
                                                              December 31, September 30,
                                                                  2000         2001
                                                              ------------ -------------
Pro forma income (loss) from continuing operations per share:
Per combined share--basic and diluted........................    $(1.11)      $(0.50)
Equivalent per Occam share--basic and diluted(2).............    $(2.26)      $(1.02)

                                                                           September 30,
                                                                               2001
                                                                           -------------
Pro forma book value per share:
Per combined share(3)........................................                 $ 0.40
Equivalent per Occam share(2)................................                 $ 0.81

--------
(1) The historical book value per share is calculated by dividing stockholders' equity by the number of common shares outstanding at the end of each period presented.
(2) The Occam equivalent pro forma per share amounts are calculated by multiplying the Accelerated Networks combined pro forma per share amounts by an estimated exchange ratio of 2.033.
(3) The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of number of shares outstanding at the end of the period.

                     MARKET PRICE AND DIVIDEND INFORMATION

Accelerated Networks Common Stock

   Accelerated Networks common stock has been trading on The Nasdaq National Market under the symbol "ACCL" since June 2000. The following table presents, for the periods indicated, the high and low sales price per share of Accelerated Networks common stock as reported by The Nasdaq National Market:

                                                High   Low
                                               ------ ------
Fiscal year ending December 31, 2001
   Fourth Quarter (through December 19, 2001). $ 0.70 $ 0.12
   Third Quarter.............................. $ 0.52 $ 0.13
   Second Quarter............................. $ 1.88 $ 0.45
   First Quarter.............................. $ 4.00 $ 1.25
Fiscal year ended December 31, 2000
   Fourth Quarter............................. $18.13 $ 2.50
   Third Quarter.............................. $67.50 $15.50
   Second Quarter (from June 23, 2000)........ $67.00 $32.00

Occam Capital Stock

   There is no established trading market for Occam capital stock.

Recent Share Prices of Accelerated Networks

   The following table presents the per share closing price of Accelerated Networks common stock on The Nasdaq National Market on November 9, 2001, the last completed trading day prior to the signing and announcement of the merger
agreement, and on          the last trading day prior to the mailing of this
proxy statement/prospectus. Also set forth is the implied equivalent value of one share of Occam common stock on each such date assuming an exchange ratio of
2.033 shares of Accelerated Networks common stock for each share of Occam common stock and the conversion of all Occam preferred stock into Occam common stock.

                              Accelerated  Approximate
                                Networks      Occam
                              Common Stock Equivalent
                              ------------ -----------
November 9, 2001.............    $0.31        $0.63
, 2002.......................    $            $

   The foregoing table shows only historical comparisons. These comparisons may not provide meaningful information to investors in determining whether to approve the merger and the merger agreement or the other matters requiring approval by Accelerated Networks stockholders or Occam shareholders. Because the number of shares of Accelerated Networks common stock to be issued to the holders of Occam common stock is fixed, changes in the market price of Accelerated Networks common stock will affect the dollar value of Accelerated Networks common stock to be received by shareholders of Occam in the merger. Occam shareholders are urged to obtain current market quotations for Accelerated Networks common stock, and to review carefully the other information contained in this proxy statement/prospectus, prior to considering whether to approve the merger and the merger agreement.

Stockholders

   As of December 19, 2001, Accelerated Networks estimates that there were approximately 241 holders of record of Accelerated Network common stock.

   As of November 30, 2001, Occam estimates that there were 114 holders of record of Occam capital stock.

Dividends

   To date, neither Accelerated Networks nor Occam has ever declared or paid cash dividends.

          CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

   The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This proxy statement/prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this proxy statement/prospectus or made by management of Accelerated Networks or Occam, other than statements of historical fact regarding Accelerated Networks or Occam, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These statements may include statements regarding the period following completion of the merger.

   This proxy statement/prospectus contains forward-looking statements based on current projections about operations, industry, financial condition and liquidity. Words such as "will," "anticipate," "estimate," "expect," "may," "project," "intend," "plan," "believe" and words and terms of similar substance used in connection with any discussion of future operating or financial performance, the merger or the business of the combined company identify forward-looking statements. The discussion of the Accelerated Networks board of directors' reasons for the merger and the Occam board of directors' reasons for the merger and the description of the opinions of Accelerated Networks' financial advisor contain many forward-looking statements that describe beliefs, assumptions and estimates as of the indicated dates. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Those statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from these forward-looking statements.

   All forward-looking statements reflect present expectations of future events by Accelerated Networks' and Occam's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to the businesses of Accelerated Networks and Occam, the uncertainty concerning the completion of the merger and the matters discussed under "Risk Factors," among others, could cause actual results to differ materially from those described in the forward-looking statements. These factors include the relative valuations of Accelerated Networks and Occam, the market's difficulty in valuing the combined business, the possible failure to realize the anticipated benefits of the merger and the conflicts of interest of directors recommending the merger. Investors are cautioned not to place undue reliance on the forward-looking statements. Neither Accelerated Networks nor Occam is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

   All subsequent forward-looking statements attributable to Accelerated Networks or Occam or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

                                 RISK FACTORS

   Accelerated Networks stockholders and Occam shareholders should consider the following risk factors in evaluating whether to vote for the approval of the merger and, with respect to Accelerated Networks stockholders, the issuance of Accelerated Networks common stock in the merger, and, with respect to Occam shareholders, the approval and adoption of the merger agreement and the approval of the automatic conversion of all Occam preferred stock into Occam common stock. These factors should be considered in conjunction with the other information included in this proxy statement/prospectus and conversion of the preferred stock.

Risks Relating to the Merger

If the combined organization does not successfully integrate the operations of Accelerated Networks and Occam and realize the expected benefits of the merger, the results of operations of the combined organization could be adversely affected.

   Achieving the benefits of the merger will depend in part upon the successful integration of the operations, technology, vendors, suppliers and personnel of Accelerated Networks and Occam in a timely and efficient manner. Integration efforts may be difficult and unpredictable because of possible cultural conflicts and different opinions on technical decisions, strategic plans and other decisions. Occam management does not know whether it will be successful in these integration efforts with respect to the combined organization and cannot give assurances that the combined organization will realize the expected benefits of the merger.

Integrating the businesses of Accelerated Networks and Occam may divert management's attention away from operations.

   Successful integration of the operations of Accelerated Networks and Occam may place a significant burden on the management and internal resources of the combined organization. The diversion of management's attention and any difficulties encountered in the transition and integration process could have a material adverse effect on the future business, financial condition and operating results of the combined organization.

Failure to retain key employees could diminish the benefits of the merger.

   One of the expected benefits of the merger is the addition to Occam of key technical personnel currently employed by Accelerated Networks. These employees do not have employment agreements with Accelerated Networks, and Accelerated Networks cannot give assurances that it will be able to retain these personnel or that the combined company will have the anticipated benefits of their expertise, experience and capabilities.

Occam shareholders will not know the number of shares of Accelerated Networks common stock that they will receive, or the value of these shares, until completion of the merger.

   Upon completion of the merger, each share of Occam common stock will be converted into the right to receive a number of shares of Accelerated Networks common stock based on the exchange ratio described under the heading "Certain Terms of the Merger Agreement--Manner and Basis of Converting Shares of Occam Stock." To the extent that Occam issues additional shares of Occam capital stock, or options or warrants to purchase Occam capital stock or other convertible securities, prior to the completion of the merger, the amount of Accelerated Networks common stock received by each Occam shareholder will be reduced because of the corresponding reduction to the exchange ratio. In addition, the specific dollar value of Accelerated Networks common stock to be received by Occam shareholders upon completion of the merger will depend on the market value of Accelerated Networks common stock at the time of completion of the merger. Neither Accelerated Networks nor Occam is permitted to terminate its obligations to effect the merger solely because of changes in the price of Accelerated Networks common stock.

The directors and officers of Accelerated Networks have conflicts of interest that may have influenced them to recommend to the Accelerated Networks stockholders to vote in favor of the approval of the merger and the issuance of Accelerated Networks common stock in the merger.

   The directors and officers of Accelerated Networks participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, and in addition to, the interests of Accelerated Networks stockholders generally, including the following:

  . Steven M. Krausz is a director of both Accelerated Networks and Occam, and certain entities affiliated with Mr. Krausz own 9,006,840 shares of Occam capital stock;

  . Peter T. Morris is a director of Accelerated Networks, and certain entities affiliated with Mr. Morris own 5,868,382 shares of Occam capital stock;

  . the merger agreement provides that Accelerated Networks will keep in place all rights to indemnification existing in favor of the existing Accelerated Networks directors and officers for their acts and omissions occurring prior to the effective time of the merger, as provided in Accelerated Networks' current amended and restated bylaws and in the indemnification agreements between Accelerated Networks and these directors and officers, for a period of six years from the effective time of the merger;

  . these indemnification rights in favor of the current officers and directors of Accelerated Networks will be enhanced to some extent by the fact that the combined organization will be better capitalized than Accelerated Networks; and

  . the merger agreement provides that Accelerated Networks will maintain the directors' and officers' liability insurance in specified amounts and for specified periods following the effective time of the merger, covering the existing Accelerated Networks directors and officers for their acts and omissions occurring prior to the effective time of the merger.

   For the above reasons, the Accelerated Networks directors could be more likely to vote to approve the merger and the issuance of Accelerated Networks common stock in the merger and recommend to the Accelerated Networks stockholders that they vote to approve the merger and approve the issuance of Accelerated Networks common stock in the merger than if they did not hold these interests. Accelerated Networks stockholders should consider whether these interests may have influenced these directors to recommend the approval of the merger and the approval of the issuance of Accelerated Networks common stock in the merger.

The directors and officers of Occam have conflicts of interest that may have influenced them to recommend to the Occam shareholders to vote in favor of the approval of the merger and the approval and adoption of the merger agreement.

   Certain of the directors and officers of Occam participate in arrangements that provide them with interests in the merger that are different from, and in addition to, the interests of Occam shareholders generally, including the following:

  . Under the terms of his existing employment agreement with Occam, Kumar Shah, Occam's chief executive officer, (a) has the right to purchase additional shares of Occam common stock in connection with the issuance of shares of Occam Series C preferred stock immediately prior to the completion of the merger up to that amount that would provide him in the aggregate with 4.75% of the fully diluted capitalization of Occam and (b) is entitled to acceleration of the vesting of his outstanding options in the event his employment is terminated prior to the first anniversary of the effective time of the merger.

  . Steven M. Krausz is a director of both Accelerated Networks and Occam, and certain entities affiliated with Mr. Krausz own 6,623,473 shares of Accelerated Networks common stock; and

  . Thomas McConnell is a director of Occam, and certain entities affiliated with Mr. McConnell own 3,907,118 shares of Accelerated Networks common stock;

   For the above reasons, certain of the directors of Occam could be more likely to vote to approve the merger and recommend to the Occam shareholders that they vote to approve the merger and approve and adopt the merger agreement than if they did not hold these interests. Occam shareholders should consider whether these interests may have influenced these directors to recommend the approval of the merger and the approval and adoption of the merger agreement.

The combined company will incur substantial expenses from the merger.

   Accelerated Networks and Occam estimate that they will incur aggregate pre-tax costs of approximately $1.4 million associated with the merger, of which approximately $500,000 has been paid as of December 19, 2001, as well as severance costs relating to employees of Accelerated Networks of approximately $800,000, of which approximately $650,000 has been paid as of December 19, 2001. In addition, the combined organization expects to incur certain costs in connection with the integration of the two companies. Such costs cannot now be reasonably estimated, because they depend on future decisions to be made by management of the combined organization, but they could be material. These costs and expenses will affect results of operations in the quarter in which the merger is completed.

Risks Affecting Both Accelerated Networks and Occam, and the Combined
Organization

   Accelerated Networks and Occam each currently face the following risks and as a result also expect that the combined organization will face these risks following the completion of the merger.

Each of Accelerated Networks and Occam has a limited operating history, which will make it difficult or impossible to predict future results of operations and the results of operations of the combined organization.

   Each of Accelerated Networks and Occam have a very limited operating history. Accelerated Networks was incorporated in October 1996 and did not begin shipping products in significant volume until September 1999. Occam was incorporated in July 1999, has only sold small quantities of products and has realized minimal revenues. Due to Accelerated Networks' and Occam's limited operating histories, it is difficult or impossible to predict the combined organization's future results of operations. Investors in the combined organization must consider its business, industry and prospects in light of the risks and difficulties typically encountered by companies in their early stages of development, particularly those in rapidly evolving and intensely competitive markets such as the market for broadband access equipment. The pending merger will further complicate predictions about the short-term and long-term results of Accelerated Networks, Occam and the combined organization. During the period preceding the completion of the merger, customer perceptions regarding Accelerated Networks and Occam, as well as the combined organization, may be impacted, affecting customers' buying decisions.

Accelerated Networks and Occam operate in a market that has experienced a prolonged and significant economic slowdown, which will make it difficult or impossible to predict the future results of their respective operations.

   The current market for telecommunications equipment is characterized by a continued drastic reduction in the spending patterns of the current and prospective customers of each of Accelerated Networks and Occam. This reduction in spending has led to an overall decrease in demand for Accelerated Networks' products and has caused significant shortfalls in Accelerated Networks' revenues. In addition, neither Accelerated Networks nor Occam can predict whether there will be a market for their respective products in the future. As a result, the combined organization's revenues and the market for its products may not be sufficient to support the combined organization's ongoing operations in the foreseeable future. Recent and anticipated reductions in and changes to the sales organization of Accelerated Networks and Occam could also negatively impact the combined organization's ability to predict current and future customer needs. Changes to Accelerated Networks' product line in anticipation of the merger could also impact customers' previously anticipated buying plans.

Each of Accelerated Networks and Occam has a history of losses, and as a result the combined organization may not be able to generate sufficient net revenue in the future to achieve or sustain profitability.

   Each of Accelerated Networks and Occam has incurred significant losses since inception, and each expects that it will experience net losses and negative cash flow for the foreseeable future. As of September 30, 2001, Accelerated Networks had an accumulated deficit of approximately $130 million. Although Accelerated Networks generated net revenue of approximately $34.2 million for the year ended December 31, 2000, its net revenue has significantly decreased in subsequent periods, and Accelerated Networks expects its net revenue to be unpredictable in the near future. As of September 30, 2001, Occam had an accumulated deficit of approximately $26 million and has generated only minimal revenues. Occam expects to continue to incur substantial operating losses and to experience substantial negative cash flow from operations as it expands its business. Accordingly, neither Accelerated Networks nor Occam can assure you that either company or the combined organization will ever generate sufficient net revenue to achieve or sustain profitability.

   Accelerated Networks and Occam each expects that the combined organization will have large fixed expenses and that the combined organization will incur significant expenses for research and development, sales and marketing, customer support and general and administrative expenses. In particular, given the deteriorating market conditions in the telecommunications equipment industry, the expected significant operating expenses of the combined organization, and the rate at which competition in the telecommunications equipment industry is intensifying, the combined organization may not be able to adequately control its costs and expenses or achieve or maintain adequate operating margins. As a result, the combined organization's ability to achieve and sustain profitability will depend on its ability to generate and sustain substantially higher revenue while maintaining reasonable cost and expense levels.

The quarterly and annual operating results of Accelerated Networks and Occam have fluctuated in the past, which may make it difficult or impossible for you to predict the future quarterly and annual operating results of either company, as well as the future quarterly and annual operating results of the combined organization.

   The quarterly and annual operating results of Accelerated Networks and Occam have fluctuated in the past. Some of the other factors that could affect the quarterly or annual operating results of Accelerated Networks and/or Occam, and the future operating results of the combined organization, include:

  .  telecommunications market conditions and economic conditions;

  .  the amount and timing of orders for products;

  . customer re-evaluations of Accelerated Networks' products as a consequence of the discontinuation of certain Accelerated Networks' products or product lines;

  .  the cancellation or rescheduling of significant orders for products;

  .  the ability to receive and fulfill orders evenly, across any given quarter;

  . the ability to develop, manufacture, introduce, ship and support existing products, as well as new products and product enhancements;

  . distributor, vendor and supplier support and responsiveness based on anticipated changes in relationships with, or the needs of, Accelerated Networks or Occam;

  . mix of products sold, distribution channels through which products are sold, and potential changes to these mixes and distribution channels;

  .  the amount and timing of research and development expenses;

  .  the ability to control costs;

  . impacts on amortization and depreciation and related losses in value to certain fixed assets as Accelerated Networks, Occam or the combined organization eliminates excess or unnecessary equipment;

  . the ability to obtain sufficient supplies of sole or limited source components for products;

  .  changes in the prices of the components for products;

  .  the ability to attain and maintain production volumes and quality levels;

  .  the length and variability of product sales cycles;

  .  the ability to realize forecasted sales for a particular period;

  .  the timing of recognizing revenue and deferral of revenue;

  . the ability to manage product transitions and adapt to technological advancements;

  . possible losses related to excess current inventory or obsolete inventory in connection with discontinued product lines, if any product lines are discontinued;

  . announcements, new product introductions and reductions in the price of products offered by competitors;

  .  potential seasonality of sales; and

  . costs relating to possible acquisitions and integration of technologies or businesses.

   As a result of any one or a combination of these factors, the quarterly or annual operating results of Accelerated Networks and/or Occam, as well as the combined organization, could fluctuate. Accordingly, it may be difficult or impossible for you to predict the future quarterly or annual operating results of Accelerated Networks or Occam and the combined organization.

The long sales and implementation cycles for the combined organization's products may cause its revenue and operating results to vary significantly.

   A customer's decision to purchase the combined organization's products will often require a significant commitment of resources from the customer and usually involves a lengthy evaluation and product qualification process prior to any firm commitment to purchase the combined organization's products. As a result, the combined organization may incur substantial sales and marketing expenses and expend significant management effort without any guarantee of a sale. In addition, the combined organization's sales cycles may be lengthy, the length of which will vary depending on the type of customer to whom it is selling. Because of the recent economic downturn in the telecommunications market and resulting slowdown in spending for telecommunications equipment, it is currently difficult or impossible to predict the length of a typical sales cycle for any of the combined organization's prospective customers. Even after making the decision to purchase products, the combined organization's customers may deploy those products slowly. Timing of deployment can vary widely and depends on:

  .  the skill set of each customer;

  . the size and complexity of the customer's network deployment and environment;

  . the degree of hardware and software configuration necessary for the customer to deploy the products;

  .  the ability of each customer to finance purchases of products; and

  .  the ability of each customer to finance its operations.

   As a result of the above factors, the combined organization's revenue and operating results may vary significantly from quarter to quarter.

The combined organization may invest a significant amount of its resources to develop, market and sell its products and may not realize any return on this investment.

   The combined organization may invest a significant amount of its resources to develop, market and sell its products. Accordingly, the combined organization's success will depend on its ability to generate sufficient revenue from sales of its products to offset the expenses associated with product development, marketing and sales. Furthermore, the rapidly changing technological environment in which the combined organization will operate can require the frequent introduction of new products, resulting in short product lifecycles. Accordingly, if the combined organization's products do not quickly achieve market acceptance, they may become obsolete before the combined organization has generated enough revenue from their sales to realize a sufficient return on its investment. As a result, the combined organization may incur significant expenses and losses due to lack of customer demand, unusable purchased components for these products and the diversion of the combined organization's engineers from future product development efforts. From time to time the combined organization may also need to write-down inventories to current values or write-off excess and obsolete inventory. If the combined organization incurs substantial development, sales, marketing and inventory expenses that it is not able to recover, and the combined organization is unable to compensate for such expenses, its business, financial condition and results of operations could be materially and adversely affected.

The combined organization may not be able to raise additional capital to fund its future operations.

   The development and marketing of new products and the expansion of its direct sales operation and associated support personnel is expected to require a significant commitment of resources. The combined organization is expected to expand its sales and marketing activities and other operations faster than increases in actual or forecasted revenue. If the combined organization achieves its growth targets, its working capital needs will increase, so it may need to raise additional capital in order to fund expansion. The combined organization may also need additional capital in order to develop new services or products, or to acquire complementary businesses, products, technologies or services. Product development and acquisition activities are particularly capital-intensive in the telecommunications industry. The combined organization may incur significant operating losses and/or utilize significant amounts of capital if:

  .  the market for its products develops more slowly than anticipated;

  . it fails to establish significant market share and realize significant revenues;

  .  it is required to finance its manufacturing on unfavorable terms;

  .  its capital expenditure forecasts increase or prove inaccurate; or

  . it needs to respond to unforeseen challenges or take advantage of unanticipated opportunities.

   As a result, the combined organization may need to raise substantial additional capital. To the extent that it raises additional capital through the sale of equity or securities convertible into equity, the issuance of the securities could result in dilution to its existing stockholders. If additional funds are raised through the issuance of senior debt securities, these securities would have rights, preferences and privileges senior to holders of its convertible notes and its common stock. These securities could also have rights, preferences and privileges senior to the holders of other outstanding debt and the terms of that debt could impose restrictions on its operations. Additional capital, if required, may not be available on acceptable terms, if at all. If the combined organization is unable to obtain additional capital, it may be required to reduce the scope of its planned product development and marketing and sales efforts, which would harm its business and competitive position.

If the combined organization fails to manage its order backlog, new orders and shipment schedules for each quarter, the combined organization's operating results for that period will be adversely affected.

   The combined organization will recognize revenue when its products are shipped, subject to appropriate deferrals and allowances. Accordingly, the combined organization's ability to meet its revenue targets for a given quarter will depend on its ability to manage its order backlog, new orders and shipment schedule during that period. Neither Accelerated Networks nor Occam expects the combined organization's order backlog to be significant at the beginning of each quarter for the foreseeable future. Accordingly, the combined organization will need to obtain additional orders in a quarter for shipment in that quarter to achieve its revenue objectives. In addition, due in part to factors such as the timing of product release dates, purchase orders and product availability, significant volume shipments of the combined organization's products could occur at the end of its fiscal quarters. If the combined organization fails to ship products by the end of a quarter, its operating results would be materially and adversely affected for that quarter.

   The combined organization may also allow customers to delay scheduled delivery dates without penalty, or allow customers to cancel orders within negotiated time frames without significant penalty which may result in additional costs and expenses.

   In addition, Accelerated Networks defers revenue for PCS and stock rotation rights under specific arrangements with distributors and amounts related to a recourse guarantee with Siemens. The combined organization may experience significant fluctuations in its revenue in the future based upon the inclusion or exclusion of any one or several of these components in its sales mix that give rise to deferred revenue.

The combined organization's prospective customers may have financial constraints which may limit their ability to purchase new products such, including the combined organization's products.

   Telecommunications service providers make considerable capital expenditures to expand their networks and to purchase, install and maintain their equipment. If some of these service providers are unable to secure financing for these expenditures, they may not have the funds necessary to purchase the combined organization's products. Budgetary constraints or economic cycles may also impact when or if a prospective customer will purchase the combined organization's products. For example, some competitive local exchange carriers have recently implemented significant capital expenditure reductions which may reduce their ability or willingness to purchase new products such as the products that will be offered by the combined organization. The combined organization's customers may also include smaller, start-up companies that could experience cash flow problems, resulting in the combined organization being unable to collect amounts due.

The combined organization will derive almost all of its revenue from a small number of customers, and the combined organization's revenue could decline significantly if it loses a customer, if a customer cancels or delays an order, or if the combined organization is not able to collect receivables from customers or are required to grant stock rotation or inventory return rights to customers.

   Sales to a small number of customers have historically accounted for a significant portion of each of Accelerated Networks' and Occam's revenues. In the year ended December 31, 2000, three Accelerated Networks customers were responsible for $30.5 million in sales, but these same three customers are expected to generate less than $2.3 million in revenue for the year ended December 31, 2001. To date, Occam has sold only limited quantities of its products to a small number of customers. Accelerated Networks and Occam each anticipates that the combined organization will depend on a small number of customers for the foreseeable future. As a result, the combined organization's revenue could be materially and adversely impacted due to customer losses, order cancellations or delays, the failure to collect receivables from customers or obligations to grant stock rotation or inventory return rights to customers. Accordingly, if the combined organization does not diversify and expand its customer base, the combined organization's future success would significantly depend upon the timing and size of future purchase orders, if any, from Accelerated Networks' and Occam's existing customers. In addition, if any of the combined organization's customers are acquired, the combined organization may lose that customer's business. The loss of any one customer, or the delay of a significant order from any customer, even if only temporary, could, among other things, also harm the combined organization's reputation in the industry and reduce the combined organization's ability to accurately predict cash flow.

   Market conditions in the telecommunications equipment industry have also deteriorated significantly and many of Accelerated Networks' and Occam's customers and potential customers have experienced financial difficulties, including bankruptcy. Accordingly, while Accelerated Networks has to date collected the majority of its accounts receivable outstanding as of September 30, 2000, it may have significant difficulties in collecting accounts receivables in the future, and may be required to write off a significant amount of its accounts receivable. Further, if current customers' expectations are affected by actual or potential product line elimination in connection with the merger, this could negatively impact Accelerated Networks' ability to collect outstanding receivables from these customers. In addition, some of Accelerated Networks' and Occam's customers have not yet deployed equipment that has already been purchased from Accelerated Networks and Occam, and may request stock rotation or inventory return rights with respect to such equipment or equipment that is purchased in the future. Since the combined organization is expected to derive almost all of its revenue from a small number of customers, any of these events, if they occur following completion of the merger, could also materially and adversely affect the combined organization's business, financial condition and results of operations.

The combined organization's ability to operate and grow its business may be harmed if it is unable to develop and maintain strategic relationships with third parties.

   The combined organization's success substantially depends on its ability to develop and maintain strategic relationships. For example, Occam believes that integrating third party technology into its products will be critical in enhancing its products and developing new products with enhanced capabilities. If, following the merger, the combined organization is unable to develop and maintain strategic relationships with developers of third party technologies that it believes are crucial to its business, it may be unable to offer new or enhanced products in a timely manner and its ability to compete in its market would be harmed. The amount and timing of resources that the combined organization's strategic partners devote to the combined organization's business is not within the combined organization's control and the combined organization's strategic partners may not perform their obligations as expected. In the event that any strategic partner breaches or terminates its relationship with the combined organization, the combined organization may not be able to sustain or grow its business. In addition, the combined organization may also not be able to maintain or develop strategic relationships or to replace strategic partners.

   Furthermore, Accelerated Networks' current largest distribution partner, Siemens AG, acquired Efficient Networks, Inc., one of Accelerated Networks' competitors. Accelerated Networks does not know the extent to which its or the combined organization's relationship with Siemens will be impacted by Siemens acquisition of Efficient Networks. Accordingly, Accelerated Networks believes that its business and the business of the combined organization may be further harmed if it or the combined organization is unable to develop and maintain strategic relationships with additional distribution partners. Finally, actual or perceived changes in Accelerated Networks' or Occam's strategy caused by their pursuit of the potential merger could cause current partners to re-evaluate their desire to continue supporting Accelerated Networks or Occam, and may discourage potential partners from developing relationships with Accelerated Networks or Occam prior to the completion of the merger.

The combined organization's customers may sporadically place large orders with short lead times, which may cause the combined organization's revenue and operating results to vary significantly from quarter to quarter.

   Accelerated Networks and Occam each believes that the current and prospective customers of the combined organization often deploy their networks in large increments and on a sporadic basis. Accordingly, the combined organization may receive purchase orders for significant dollar amounts on an irregular basis. These orders may have short lead times. As a result, the combined organization may not have sufficient inventory to fulfill these orders and may incur significant costs in attempting to expedite and fulfill these orders. The foregoing may also cause the combined organization's revenue and operating results may vary significantly and unexpectedly from quarter to quarter.

If the combined organization fails to capitalize on opportunities to win contracts from its key customers, the combined organization may be unable to sell products to those customers for an extended period of time.

   The current and prospective customers of each of Accelerated Networks and Occam deploy their networks in large increments with multiple year deployment schedules. As a result, if the combined organization fails to win a purchase contract from a key customer, the combined organization may not have an opportunity to sell products to that customer until these customer's next purchase cycle, which may not be for an extended period of time. In addition, if the combined organization fails to win contracts from key customers at an early stage in such customers' design cycles, the combined organization's ability to sell products to these customers in the future may be adversely affected because these customers may prefer to continue purchasing products from their existing vendors. Because Accelerated Networks and Occam each expect that the combined organization will rely on a small number of customers for the majority of its sales, the failure to capitalize on limited opportunities to win contracts with existing and potential customers would have a material adverse effect on the combined organization's business, results of operations and financial condition.

If the combined organization fails to enhance its existing products or develop and introduce new products that meet changing customer requirements and technological advances, the combined organization's ability to sell its products would be materially and adversely affected.

   The markets for Accelerated Networks' and Occam's products are characterized by rapid technological advances, evolving industry standards, changes in end user requirements, frequent new product introductions and changes in voice and data service offerings by service providers. The combined organization's future success will significantly depend on its ability to anticipate or adapt to such changes and to offer, on a timely and cost-effective basis, products that meet changing customer demands and industry standards. The timely development of new or enhanced products is a complex and uncertain process and the combined organization may not have sufficient resources to successfully and accurately anticipate technological and market trends, or to successfully manage long development cycles. The combined organization may also experience design, manufacturing, marketing and other difficulties that could delay or prevent its development, introduction or marketing of new products and enhancements. The introduction of new or enhanced products also requires that the combined organization manage the transition from older products to these new or enhanced products in order to minimize disruption in customer ordering patterns and ensure that adequate supplies of new products are available for delivery to meet anticipated customer demand. The combined organization may also be required to collaborate with third parties to develop products and may not be able to do so in the future on a timely and cost-effective basis, if at all. Further, Accelerated Networks may change or delay its product road map in anticipation of the pending merger, which may negatively impact or delay new or improved product advances by the combined organization. If the combined organization is not able to develop new products or enhancements to existing products on a timely and cost-effective basis, or if its new products or enhancements fail to achieve market acceptance, the combined organization's business, financial condition and results of operations would be materially and adversely affected.

If the combined organization's products contain defects, the combined organization could be exposed to significant product liability claims and damage to its reputation.

   Because the products of Accelerated Networks and Occam are designed to provide critical communications services, the combined organization may be subject to significant liability claims. Accelerated Networks' and

Occam's respective customer agreements typically contain provisions intended to limit their respective exposure to liability claims. However, these limitations may not preclude all potential claims resulting from a defect in one or more of their respective products. Although each of Accelerated Networks and Occam believes that it maintains adequate product liability insurance covering certain damages arising from implementation and use of its products, the combined organization's insurance may not be sufficient to cover the combined organization against all possible liability. Liability claims could also require the combined organization to spend significant time and money in litigation or to pay significant damages. As a result, any such claims, whether or not successful, could seriously damage the combined organization's reputation and have a material adverse effect on the combined organization's business, financial condition and results of operations.

If the combined organization's products contain undetected software or hardware errors, the combined organization could incur significant unexpected expenses and lost sales.

   The products of Accelerated Networks and Occam are highly technical and are designed for deployment in very large and complex networks. Although Accelerated Networks and Occam thoroughly test their products prior to delivery, the products, by their very nature, can only be fully tested when deployed in live networks that generate high amounts of voice and/or data traffic. The combined organization's customers may discover errors or defects in the combined organization's products after the products have been broadly deployed and as the customers' networks expand and are modified. In addition, the combined organization's customers may use its products in conjunction with products from other vendors. As a result, when problems occur, it may be difficult to identify the source of the problem. Any defects or errors in the combined organization's products discovered in the future, or failures of the combined organization's customers' networks, whether caused by the combined organization's products or another vendor's products, could result in:

  .  loss of, or delay in, revenue;

  .  loss of market share;

  .  product returns;

  .  negative publicity regarding Accelerated Networks and its products;

  .  unexpected expenses to remedy errors;

  .  diversion of the combined organization's development resources;

  .  increased service warranty and repair costs; and

  .  increased insurance costs.

   Any of the above items could have a material adverse effect on the combined organization's business, results of operations and financial condition.

If the development and adoption of relevant industry standards do not occur on a timely basis, the combined organization's products may not achieve market acceptance.

   The combined organization's ability to achieve market acceptance for its products will depend in part on the timing and adoption of industry standards for new technologies in its relevant markets. Many technological developments occur prior to the adoption of relevant industry standards. The absence of an industry standard related to a specific technology may prevent widespread market acceptance of products using that technology. The existence of multiple competing standards may also retard or delay the development of a broad market for the combined organization's products. The combined organization may develop products that use new technologies prior to the adoption of industry standards related to these technologies. Consequently, the combined organization's products may not comply with eventual industry standards, which could hurt its ability to sell its products and also require the combined organization to quickly design and manufacture new products that meet such standards. Even after industry standards are adopted, the future success of the combined organization's products depends upon widespread market acceptance of their underlying technologies.

If the combined organization's products are not interoperable within its customers' networks, orders will be delayed or canceled and could result in substantial product returns, which could seriously harm the combined organization's business.

   Many of the combined organization's potential customers will require that the combined organization's products be designed to interface with such customers' existing networks, each of which may have different specifications and utilize multiple protocol standards. The networks of the combined organization's customers may contain multiple generations of products from different vendors that have been added over time as such customers' networks have grown and evolved. As a result, in order to meet customers requirements, the combined organization's current and future products may be required to interoperate with other vendors' current and future products, as the combined organization's customers continue to develop their networks. In some cases, the combined organization may be required to modify its product designs to achieve a sale, which may result in a longer sales cycle, increased research and development expense, and reduced operating margins. If the combined organization's products do not interoperate with existing equipment in its customers' networks, installations could be delayed, orders for the combined organization's products could be cancelled or the combined organization's products could be returned. This could have a material adverse effect on the combined organization's business, financial condition and results of operations.

If the combined organization fails to comply with regulations and evolving industry standards, sales of the combined organization's existing and future products could be adversely affected.

   The markets for the combined organization's products are characterized by a significant number of laws, regulations and standards, including those promulgated by the Federal Communications Commission, or FCC, and standards established by Underwriters Laboratories, Inc., some of which are evolving as new technologies are deployed. While Accelerated Networks and Occam each believe that their respective products comply with all current governmental laws, regulations and standards, the combined organization may be unable to continue to design its products to comply with all necessary requirements in the future.

   The combined organization's products may be required by its customers to comply with various industry standards, such as those promulgated by Telcordia Technologies, Inc. In addition, the combined organization's key competitors may establish proprietary standards, which may not be made available to the combined organization. The combined organization's customers may nonetheless require the combined organization's products to comply with the proprietary standards promoted by the combined organization's competitors. As a result, the combined organizations' products may not be interoperable with its customers' networks.

   Internationally, the combined organization may be required to comply with standards established by telecommunications authorities in various countries as well as with recommendations of the International Telecommunication Union. The combined organization's customers may require, or the combined organization may otherwise deem it necessary or advisable, that the combined organization modify its products to address actual or anticipated changes in the international regulatory environment.

   Failure of the combined organization's products to comply, or delays in compliance, with the various existing, anticipated, and evolving industry regulations and standards could adversely affect sales of the combined organization's existing and future products. Moreover, the enactment of new laws or regulations, changes in the interpretation of existing laws or regulations or a reversal of the trend toward deregulation in the telecommunications industry, could have a material adverse effect on the combined organization's customers, and thereby materially adversely affect the combined organization's business, financial condition and results of operations.

If the combined organization fails to manage its operations, its business will be adversely affected.

   Accelerated Networks and Occam have each recently experienced significant changes in their respective operations. These changes have placed a significant strain on both companies managerial, operational and financial resources. Accelerated Networks experienced several changes in its senior management, including the retention of Regent Pacific Management Corporation to act as Accelerated Networks' chief executive officer, Accelerated Networks' chief financial officer and Accelerated Networks' vice president of sales and marketing. In addition, during the second, third and fourth quarters of fiscal 2001, Accelerated Networks downsized its workforce.

   Occam has significantly increased the size of its operations since its inception in July 1999. Four of Occam's senior executives, including its chief executive officer, have joined Occam since March 2001 and Occam intends to hire other key personnel in the near future.

The combined organization will have no significant experience operating in international markets and may not be able to successfully establish and manage its international operations.

   The combined organization will have limited experience in marketing and distributing its products internationally and in developing versions of its products that comply with the applicable local standards of international markets. The combined organization's international sales efforts, particularly those in Europe, will likely be impacted by seasonal purchasing patterns in foreign countries, which is typical of European customers. In addition, the combined organization's international operations will be subject to other inherent risks, including:

  .  international telecommunications market;

  .  difficulties and costs of staffing and managing foreign operations;

  .  certification requirements;

  .  longer sales cycles;

  .  expenses associated with customizing products for foreign countries;

  .  dependence on local vendors;

  . dependence on the combined organization's ability to establish and maintain strategic relationships with international distribution partners;

  .  protectionist laws and business practices that favor local competition;

  .  reduced protection for intellectual property rights in some countries;

  . difficulties associated with enforcing agreements through foreign legal systems;

  .  greater difficulty in collecting accounts receivable;

  .  fluctuations in currency exchange rates;

  .  unexpected changes in regulatory requirements;

  .  the impact of recessions in economies outside the United States;

  .  political and economic instability;

  .  import or export licensing requirements; and

  .  potential adverse tax consequences.

Because the combined organization will depend upon a small number of outside contractors to manufacture its products, the combined organization's operations could be delayed or interrupted if it encounters problems with any of its outside contractors.

   The combined organization will not have internal manufacturing capabilities, and will rely upon a small number of outside contractors to build its products. Currently, Accelerated Networks' relies primarily on Fine Pitch, and to a lesser extent, on other third party manufacturers for the manufacture of its products, and Occam relies primarily on Solectron for the manufacture of its products. This reliance on a small number of outside contractors involves a number of risks, including the possible absence of adequate capacity, the unavailability of, or interruptions in, access to certain process technologies and reduced control over component availability, delivery schedules, manufacturing yields and costs. If any of Accelerated Networks' or Occam's current or previous manufacturers are unable or unwilling to continue manufacturing the combined organization's products in required volumes and at high quality levels, the combined organization will have to identify, qualify and select acceptable alternative manufacturers, which could take more than six months. It is possible that an alternate source may not be available to Accelerated Networks when needed or may not be in a position to satisfy Accelerated Networks' production requirements at commercially reasonable prices and quality. Any significant interruption in manufacturing would result in the combined organization having to reduce its supply of products to its customers, which in turn could have a material adverse effect on the combined organization's customer relations, business, financial condition and results of operations.

   The combined organization's contract manufacturers also build products for other companies, and the combined organization will not be able to be certain that its contract manufacturers will always have sufficient quantities of inventory available to the combined organization so that the combined organization can fill the orders placed with the combined organization by its customers. The combined organization's contract manufacturers may not allocate their internal resources to fill the combined organization's orders on a timely basis. The combined organization may not be able to effectively manage its relationships with its contract manufacturers and such contract manufacturers may not meet the combined organization's future requirements for timely delivery. Any interruption in the operations of the combined organization's contract manufacturers would adversely affect the combined organization's ability to meet its scheduled product deliveries to its customers, which could cause the loss of existing or potential customers and could materially adversely affect the combined organization's business, results of operations and financial condition. In addition, if the combined organization's contract manufacturers fail to build products with sufficient quality, the combined organization's reputation, business, results of operations and financial condition will be harmed.

If the combined organization fails to accurately predict its manufacturing requirements, the combined organization could incur additional costs or experience manufacturing delays.

   Lead times for the materials and components that the combined organization orders from its contract manufacturers will vary significantly and depend on numerous factors, including the specific supplier, contract terms and demand for a component at a given time. If the combined organization overestimates its component requirements, its contract manufacturers may purchase excess inventory. If the contract manufacturers purchase excess inventory that is unique to the combined organization's products, the combined organization could be required to pay for these excess parts and recognize related inventory write-down costs. If the combined organization underestimates its component requirements, its contract manufacturers may have an inadequate inventory, which could interrupt manufacturing of the combined organization's products and result in delays in shipments and revenue.

   Furthermore, neither Accelerated Networks nor Occam has a long-term supply contract with their respective primary contract manufacturers. Consequently, it's the combined organization's manufacturers will not be obligated to supply products to the combined organization for any specific period, in any specific quantity or at any certain price, except as may be provided in a particular purchase order. As a result, the combined organization will not be able to guarantee that its contract manufacturers will be able to provide enough products to meet the combined organization's requirements at a commercially reasonable price. If the components required by the combined organization are not unique to the combined organization's products, and such components are in high demand, the combined organization cannot guarantee that its requirements will be met by its contract manufacturers. As a result, the combined organization may experience shortages of certain components from time to time, which could delay the manufacturing of its products and recognition of revenue.

The combined organization will depend on sole source and limited source suppliers for key components, and if the combined organization is unable to buy these components on a timely basis, the combined organization will not be able to deliver its products to its customers.

   The combined organization will depend on sole source and limited source suppliers for key components of its products. For example, several of the key components used in Accelerated Networks' products, including field programmable gate arrays, DSL transreceivers, microprocessors, digital signal processors and custom power supplies, are sourced from single or limited sources of supply and several of the key components used in Occam's products, including integrated circuits and microprocessors, are sourced from single or limited sources of supply. These suppliers range from small vendors to large established companies. Neither Accelerated Networks nor Occam have guaranteed supply arrangements with their respective key suppliers, and as a result, the combined organization may not be able to obtain necessary supplies in a timely manner. Financial or other difficulties faced by the combined organization's suppliers or significant changes in demand for the combined organization's key components could limit the availability of these components. In addition, any of the combined organization's sole source suppliers could be acquired by, or enter into exclusive arrangements with, the combined organization's competitors, and as a result, may stop selling their products or components to the combined organization at commercially reasonable prices, or may refuse to sell products or components to the combined organization altogether. Any interruption or delay in the supply of any of these components, or the inability to obtain these components from alternate sources at acceptable prices and within a reasonable amount of time, would adversely affect the combined organization's ability to meet scheduled product deliveries to its customers and would materially adversely affect its business, results of operations and financial condition.

   Further, Accelerated Networks' and Occam's announcement that they had entered into a merger agreement and the changes to occur, or that have already occurred, in connection with the merger, to Accelerate Networks' and Occam's business and senior management, could cause suppliers to re-evaluate the future of their business relationships with the combined organization. This could cause these suppliers to alter their agreements with Accelerated Networks and Occam or eliminate completely their ongoing relationship with the combined organization. Such changes could lead to higher costs for the combined organization or the need for the combined organization to find alternative suppliers, which could adversely impact the combined organization's ability to meet scheduled product deliveries.

   If the combined organization were required to seek supplies from alternative suppliers, such alternative suppliers may not be able to satisfy the combined organization's supply requirements on a timely basis, if at all, at commercially reasonable prices and quality. Furthermore, as much as six months could be required before the combined organization would begin receiving adequate supplies from alternative suppliers. In addition, qualifying additional suppliers is time-consuming and expensive and exposes the combined organization to potential supplier production difficulties and quality variations. Any of the foregoing factors could have a material adverse effect on the combined organization's business, financial condition and results of operations.

If necessary licenses of third party technology are not available to the combined organization or are very expensive, the combined organization may not be able to develop new products or product enhancements, which would seriously impair the combined organization's ability to compete effectively.

   From time to time the combined organization may be required to license technology from third parties to develop new products or product enhancements. These third-party licenses may be unavailable to the combined organization on commercially reasonable terms, if at all. The combined organization's inability to obtain necessary third-party licenses may force the combined organization to obtain substitute technology of lower quality or performance standards or at greater cost, any of which could seriously harm the competitiveness of the combined organization's products and which would result in a material and adverse effect on the combined organization's business, financial condition and results of operations.

If third-party suppliers do not develop components that the combined organization relies on for its current and future products, the combined organization may not be able to offer competitive products.

   Some of the combined organization's products may rely on components developed by third parties. If these components fail to be developed by third parties in a timely basis, or at all, or if they are not otherwise made available to the combined organization, the combined organization may not be able to offer new products that are competitive. In this event, the combined organization's business, financial condition and results of operations could be materially and adversely affected.

The combined organization's inability to protect its intellectual property could adversely affect its ability to compete.

   The combined organization will depend on its proprietary technology for its success and ability to compete successfully in its market. Although Accelerated Networks has seven patent applications pending and Occam has 11 patent applications pending, neither company has any issued patents. The combined organization will rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect its proprietary rights. Existing copyright, trademark and trade secret laws will afford the combined organization only limited protection. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Any infringement of the combined organization's proprietary rights could result in significant litigation costs, and any failure by the combined organization to adequately protect its proprietary rights could result in its competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenue.

   Despite the combined organization's efforts to protect its proprietary rights, attempts may be made to copy or reverse engineer aspects of the combined organization's products or to obtain and use information that the combined organization regards as proprietary. Accordingly, the combined organization may be unable to protect its proprietary rights against unauthorized third party copying or use. Furthermore, policing the unauthorized use of its products would be difficult for the combined organization. Litigation may be necessary in the future to enforce the combined organization's intellectual property rights, to protect the combined organization's trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the combined organization's business, financial condition and operating results.

The combined organization could become subject to litigation regarding intellectual property rights that could seriously harm the combined organization's business.

   The combined organization may be subject to intellectual property infringement claims that are costly to defend and could limit its ability to use some technologies in the future. Accelerated Networks is currently a party to a purported patent infringement claim. While Accelerated Networks believes that the resolution of this matter will not have a material adverse effect on its consolidated financial position, results of operations or cash flows, Accelerated Networks cannot assure you that Accelerated Networks will prevail in any such action, given the complex technical issues and inherent uncertainties of litigation. Although Accelerated Networks carries general liability insurance, Accelerated Networks' insurance may not cover potential claims of this type or may not be adequate to indemnify Accelerated Networks for all liability that may be imposed.

   The combined organization's industry is characterized by frequent intellectual property litigation based on allegations of infringement of intellectual property rights. From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies or rights that are important to the combined organization's business. In addition, in its agreements, the combined organization may agree to indemnify its customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. Any claims asserting that the combined organization's products infringe or may infringe on proprietary rights of third parties, with or without merit, could be time-consuming, resulting in costly litigation and diverting the efforts of technical and management personnel. These claims could also result in product shipment delays or require the combined organization to modify its products or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the combined organization, if at all.

The combined organization's business could be shut down or severely impacted if a natural disaster or other unforeseen catastrophe occurs.

   The combined organization's business and operations will depend on the extent to which its facilities and products are protected against damage from fire, earthquakes, power loss, and similar events. Despite precautions taken by the combined organization, a natural disaster or other unanticipated problem could, among other things, hinder the combined organization's research and development efforts, delay the shipment of the combined organization's products and affect the combined organization's ability to receive and fulfill orders. For example, because the final assembly and assembled product testing of the Accelerated Networks product line is performed in one location, any fire or other disaster at this location would have a material adverse effect on the combined organization's business, results of operations and financial condition. While the combined organization believes that its insurance policy is comparable to those of similar companies in its industry, it does not cover all natural disasters, in particular, earthquakes or floods.

Following the merger, the combined organization's officers and directors will have substantial control over the combined organization and could delay or prevent a change in corporate control.

   The combined organization's executive officers, directors and entities affiliated with them, in the aggregate, will beneficially own approximately % of the combined company after the merger. These stockholders, if acting together, would be able to influence significantly all matters requiring approval by its stockholders, including the election of directors and the approval of mergers or other changes in corporate control.

If the combined organization is unable to retain and hire qualified personnel, it may not be able to successfully achieve its objectives.

   The success of the combined organization following the merger will depend upon the continued service of some executive officers and other key personnel and its ability to hire additional key personnel in the future. Upon completion of the merger, it is expected that the Occam's management team will largely replace the current management team of Accelerated Networks. In particular, it is expected that Kumar Shah, Occam's president and chief executive officer, will become the combined organization's president and chief executive officer. The combined organization's success will depend to a significant degree upon the continued contributions of the key members of Accelerated Networks' and Occam's sales, marketing, engineering and management personnel, many of whom perform important management functions and would be difficult to replace. In addition, while Accelerated Networks has established a retention program for all employees, critical employees may leave Accelerated Networks before or after the completion of the merger. Further, this retention program expires on December 31, 2001, at which time all employees will receive a significant cash distribution. The loss of the services of any key management personnel, or key sales personnel and engineers, could materially adversely affect the combined organization's business, financial condition and results of operations.

If the combined organization becomes subject to unfair hiring claims the combined organization could incur substantial costs in defending itself.

   Companies in the telecommunications equipment industry whose employees and former employees accept positions with competitors frequently claim that such competitors have engaged in unfair hiring practices. For example, Accelerated Networks has received claims of this kind in the past, and the combined organization may receive claims of this kind in the future. Those claims may result in material litigation. The combined organization could incur substantial costs in defending itself against these claims, regardless of their merits, which would have a material and adverse effect on the combined organization's business, financial condition and results of operations.

The combined organization's customers are subject to government regulation, and changes in current or future laws or regulations that negatively impact the combined organization's customers could harm the combined organization's business.

   The jurisdiction of the FCC extends to the entire communications industry, including the combined organization's customers. Future FCC regulations affecting the broadband access industry, the combined organization's customers, or the service offerings of the combined organization's customers, may harm the combined organization's business. For example, FCC regulatory policies affecting the availability of data and Internet services may impede the penetration of the combined organization's customers into certain markets or affect the prices that may be charged in such markets. In addition, international regulatory bodies are beginning to adopt standards and regulations for the broadband access industry. These domestic and foreign standards and regulations address various aspects of Internet use, including issues relating to liability for information retrieved from or transmitted over the Internet, online context regulation, user privacy, taxation, consumer protection, security of data, access by law enforcement, as well as intellectual property ownership, obscenity and libel. Resulting standards and regulations, or judgments in favor of plaintiffs in lawsuits against service providers, e-commerce and other Internet companies, could adversely affect the development of e-commerce and other uses of the Internet. This, in turn, could directly or indirectly materially adversely impact the broadband telecommunications and data industry in which the combined organization's customers operate. To the extent the combined organization's customers are adversely affected by laws or regulations regarding their business, products or service offerings, this could result in a material and adverse effect on the combined organization's business, financial condition and results of operations.

Risks Related to Accelerated Networks That May Affect the Combined Organization

The operating history of Accelerated Networks has fluctuated widely, which will make it difficult or impossible for you to predict its future operating history.

   Accelerated Networks expects that its operating history will continue to fluctuate in the future, which will make it difficult or impossible for you to predict its future operating history. In addition, if Accelerated Networks' operating results are not consistent with the market's expectations, then Accelerated Networks' stock price may decline.

If Accelerated Networks is unable to achieve and maintain a minimum bid price for its common stock, as required for listing on The Nasdaq National Market, Accelerated Networks' common stock may be delisted.

   Accelerated Networks was notified by the Nasdaq Listing Qualifications Panel that Accelerated Networks was not in compliance with Marketplace Rule 4450(a)(5) because Accelerated Networks common stock had failed to maintain a minimum bid price of $1.00 for 30 consecutive trading days. To regain compliance with listing requirements, Accelerated Networks common stock must maintain a minimum bid price of $1.00 for ten consecutive trading days. Accelerated Networks was initially provided 90 calendar days, or until October 10,

2001, to regain compliance; however, Nasdaq suspended these proceedings pursuant to a moratorium on the minimum bid and public float requirements for continued listing on The Nasdaq National Market, effective September 27, 2001. This moratorium will expire January 2, 2002. If, after the moratorium expires, Accelerated Networks is unable to demonstrate compliance with listing requirements, Accelerated Networks' securities may be delisted from The Nasdaq National Market at a future date. If such a delisting were to occur, Accelerated Networks believes that its common stock would trade on the The Nasdaq SmallCap Market. As a result, Accelerated Networks' stock price, as well as the liquidity of Accelerated Networks common stock, may be adversely impacted. This may also adversely impact the ability of Accelerated Networks' stockholders to purchase and sell Accelerated Networks' shares in an orderly manner, or at all. Furthermore, a delisting of Accelerated Networks' shares could damage Accelerated Networks' general business reputation and impair its ability to raise additional funds. Any of the foregoing events could have a material adverse effect on Accelerated Networks' business, financial condition and operating results. In addition, Accelerated Networks and Occam can not assure you that the combined organization will be able to meet or maintain the minimum listing requirements for The Nasdaq National Market after the completion of the merger.

   It is not a condition to the completion of the merger that Accelerated Networks common stock remain listed on The Nasdaq National Market.

If Accelerated Networks is unable obtain a quorum and hold an annual meeting in 2001, as required for listing on The Nasdaq National Market, Accelerated Networks' stock may be delisted.

   Accelerated Networks has been notified by the Nasdaq Listing Qualifications Panel that Accelerated Networks is required to hold an annual meeting every calendar year and may be subject to delisting if Accelerated Networks does not hold its annual meeting for this calendar year. To date, Accelerated Networks has not held an annual meeting this calendar year, but has been granted an extension of the period of time in which it must holds its annual meeting by the Nasdaq Listing Qualifications Panel until March 31, 2002. Accelerated Networks recently issued its proxy for an annual meeting to be held on December 28, 2001. If Accelerated Networks is not able to hold that meeting, or obtain a quorum at the meeting, and thereby forcing a delay in holding its annual meeting by March 31, 2002, Accelerated Networks may be subject to delisting. If such a delisting were to occur, Accelerated Networks believes that its common stock would trade on the The Nasdaq SmallCap Market. As a result, Accelerated Networks' stock price, as well as the liquidity of Accelerated Networks common stock, may be adversely impacted. This may also adversely impact the ability of Accelerated Networks' stockholders to purchase and sell Accelerated Networks' shares in an orderly manner, or at all. Furthermore, a delisting of Accelerated Networks' shares could damage Accelerated Networks' general business reputation and impair its ability to raise additional funds. Any of the foregoing events could have a material adverse effect on Accelerated Networks' business, financial condition and operating results.

   It is not a condition to the completion of the merger that Accelerated Networks common stock remain listed on The Nasdaq National Market.

If Accelerated Networks' revenue and operating results fall below analysts' and investors' expectations, Accelerated Networks' stock price may not recover from this decline and it may decline below its current price.

   Accelerated Networks' quarterly operating results have fluctuated in the past, and future operating results are likely to fluctuate significantly due to a variety of factors, many of which are outside of the control of Accelerated Networks. If Accelerated Networks' quarterly or annual operating results do not meet the expectations of investors and securities analysts, the trading price of Accelerated Networks common stock could significantly decline. In addition, the pendency of the merger may contribute to the difficulties associated with predicting the future operating results of Accelerated Networks, which may also negatively impact the expectations of investors and security analysts. As a result, the trading price of Accelerated Networks common stock could significantly decline prior to the completion of the merger or following completion of the merger.

Potential economic and political instability in India could adversely affect the combined organization's product development efforts.

   Accelerated Networks currently receives favorable tax and tariff treatment for its product development activities in India. However, if this favorable treatment is unavailable to the combined organization for any reason, including political instability in India resulting in a government adverse to foreign corporate activity, a number of adverse consequences could occur, including higher tariffs, taxes or export controls, and increased governmental ownership or regulation, any of which would increase the combined organization's costs of product development.

The combined organization's operating results could be adversely affected by fluctuations in foreign currency exchange rates.

   Accelerated Networks has historically recorded, and the combined organization will likely record, expenses for its subsidiary in India in Indian Rupees. Accordingly, the combined organization's operating results are exposed to changes in exchange rates between the U.S. dollar and Indian Rupee. While to date Accelerated Networks' results have not materially been affected by any changes in currency exchange rates, a devaluation of the U.S. dollar against the Indian Rupee would adversely affect the combined organization's expenses for its Indian subsidiary.

If the demand for multiservice broadband access services does not develop, then Accelerated Networks' results of operations and financial condition would be adversely affected.

   Sales of Accelerated Networks' products depend on the widespread adoption of multiservice broadband access services, and if the demand for multiservice broadband access services does not develop, then Accelerated Networks' results of operations and financial condition would be adversely affected. If the demand for multiservice broadband access services does not increase, or if Accelerated Networks' customers' multiservice broadband access service offerings are not well received in the marketplace, Accelerated Network's results of operations and financial condition will be adversely and materially affected. Certain critical factors will likely continue to affect the development of the multiservice broadband access services market. These factors include:

  .  the demand for broadband access;

  . the development of a viable business model for multiservice broadband access services, including the capability to market, sell, install and maintain these services profitably;

  .  the extent that service providers are unable to deploy broadband access;

  . cost constraints, such as installation, space and power requirements at carrier central offices;

  . the ability to interoperate with equipment from multiple vendors in service provider networks;

  . evolving industry standards for DSL, T1 and other transmission technologies;

  . potential discontinuance of certain current product lines preventing Accelerated Networks from continuing to provide an end-to-end solution;

  . varying and uncertain conditions of the copper pair infrastructure, including size and length, electrical interference, and crossover interference with voice and data telecommunications services; and

  .  domestic and foreign government regulation.

   Even if these factors are adequately addressed, given the economic downturn in its market, Accelerated Networks cannot be certain that it will be able to successfully market, sell and deploy its products in large enough volumes to support its operations.

   The market for multiservice broadband access services has developed more slowly than anticipated, and may in fact not fully develop at all. This could happen for a number of reasons. For instance, Accelerated Networks' customers, particularly competitive local exchange carriers, may not be able to obtain sufficient capital, personnel and other resources to operate and grow their business or may fail to execute their business plans. In the case of DSL, the rate of deployment of broadband access using digital subscriber lines has been slower than expected, resulting in decreased capital expenditures on broadband access equipment by telecommunications service providers. If these circumstances continue to exist, or if Accelerated Networks is not able to address the foregoing factors, Accelerated Networks' business would be harmed, and its results of operations and financial condition would be adversely affected.

Accelerated Networks is currently named as defendant in several securities class action lawsuits, a breach of contract suit and a product defect lawsuit. If Accelerated Networks or, following the completion of the merger, the combined organization, is unable to successfully defend itself in any one of these lawsuits, and if Accelerated Networks' liability insurance coverage is not adequate to cover Accelerated Networks' losses, Accelerated Networks' or, following the merger, the combined organization's, cash resources would be materially adversely impacted.

   A number of purported class action lawsuits have been filed against Accelerated Networks and certain current and former officers of Accelerated Networks in the United States District Court for the Central District of California, and have been consolidated into a single amended complaint. Accelerated Networks is also aware that three securities class action lawsuits have been filed against it, the underwriters of its initial public offering, its individual board members and certain or its former officers, in the United States District Court for the Southern District of New York. Accelerated Networks believes these allegations are without merit and intends to defend the actions vigorously. Accelerated Networks is also currently a party to a product defect claim whereby one of its customers seeks to return certain of Accelerated Networks' products to Accelerated Networks in exchange for a return of the purchase price of approximately $3 million. On May 8, 2001, the customer filed a lawsuit against Accelerated Networks in the United States District Court of Colorado related to this claim. Accelerated Networks believes the allegations in this lawsuit are without merit, has denied the customer's allegations, and intends to defend this action vigorously.

   Following the completion of the merger, the combined organization will continue as the defendant in each of these lawsuits.

Changes to Accelerated Networks' product lines or product road map could delay or eliminate future orders from certain customers and targets.

   Accelerated Networks no longer provides an end-to-end solution for potential and existing customers. Recent product line eliminations undertaken by Accelerated Networks could cause certain current customer or potential customers who desire a specific product or an end-to-end solution to re-evaluate their needs for Accelerated Networks products. Customers may also need to evaluate and test for interoperability between continuing Accelerated Networks products and products produced by other manufacturers. Such activities could delay deployment of Accelerated Networks products or could cause customers to shift to a competitor's products instead of previously utilized Accelerated Networks products. These changes to customer decisions would have a material adverse impact on Accelerated Networks' anticipated revenues.

Risks associated with the broadband access industry's intense competition could prevent Accelerated Networks from increasing or sustaining its revenue and prevent it from achieving or sustaining profitability.

   The market for multiservice broadband access products is highly competitive. Accelerated Networks competes directly with numerous companies, including Alcatel SA, Cisco Systems, Inc., CopperCom, Inc., Efficient Networks, Inc., Jetstream Communications, Inc., Lucent Technologies Inc., Nokia Corporation, Nortel

Networks Corporation, Polycom, Inc., Tollbridge Technologies, Inc., Vina Technologies, Inc. and Zhone Technologies, Inc. Many of Accelerated Networks' current and potential competitors have longer operating histories, significantly greater selling and marketing, technical, manufacturing, financial, customer support, professional services and other resources, including vendor-sponsored financing programs. As a result, these competitors are able to devote greater resources to the development, promotion, sale and support of their products. Moreover, Accelerated Networks' competitors may foresee the course of market developments more accurately than Accelerated Networks does and could develop new technologies that compete with Accelerated Networks' products or render Accelerated Networks' products obsolete. Accelerated Networks may not have sufficient resources to continue to make the investments or achieve the technological advances necessary to compete successfully with existing or new competitors. In addition, due to the rapidly evolving markets in which Accelerated Networks competes, additional competitors with significant market presence and financial resources, including other large telecommunications equipment manufacturers, may enter Accelerated Networks' markets, further intensifying competition.

   The markets in which Accelerated Networks competes are characterized by increasing consolidation, as exemplified by the acquisition of Efficient Networks by Siemens and the acquisitions of Promatory Communications, Inc., by Nortel Networks and PairGain Technologies, Inc. by ADC Telecommunications, Inc. Accelerated Networks cannot predict how industry consolidation will affect its competitors and Accelerated Networks may not be able to compete successfully in an increasingly consolidated industry.

   Accelerated Networks' competitors that have large market capitalizations or cash reserves are better positioned than Accelerated Networks to acquire other companies, including Accelerated Networks' competitors, thereby obtaining new technologies or products that may displace Accelerated Networks' product lines. Any of these acquisitions could give Accelerated Networks' competitors a strategic advantage that would materially and adversely affect Accelerated Networks' business, financial condition and results of operations.

   Many of Accelerated Networks' competitors have much greater name recognition and have a more extensive customer base, broader customer relationships, significant financing programs, and broader product offerings than Accelerated Networks does. These companies can adopt aggressive pricing policies and leverage their customer bases and broader product offerings to gain market share. Accelerated Networks has encountered, and expects to continue to encounter, potential customers that, due to existing relationships with Accelerated Networks' competitors, are committed to the product offerings of such competitors. As a result, these potential customers may not consider purchasing Accelerated Networks' products.

   Accelerated Networks expect that these, and other, competitive pressures will result in price reductions, reduced margin and loss of market share, which would materially and adversely affect Accelerated Networks' business, financial condition and results of operations.

Risks Relating to Occam That May Affect the Combined Organization

To date sales of Occam's BLC 1100 product have been limited and greater demand may not develop in the future.

   Currently Occam has few customers for its BLC 1100 product and a small number of prospective customers. Occam cannot be certain that there will be a demand for its product once its products are more widely available, or that the demand will grow. Demand for its product will depend on the continued growth of data traffic volume and its prospective customers' need to expand the capacity of existing local distribution networks. Occam does not know if the volume of data traffic or the requirement for increased bandwidth in existing local distribution networks will continue to grow, or that the growth will create a demand for its products. It is difficult to predict how the market for Occam's products will develop and at what rate it will grow, if at all.

If Occam is not successful in developing and marketing new and enhanced products that keep pace with technology and its customer's needs, its current and future sales may suffer.

   The market for communications networking equipment is marked by rapid innovation and evolution. New product development often requires long-term forecasting of market trends, and development and implementation of new technologies. Occam may not be successful in developing and marketing, on a timely and cost-effective basis, either enhancements to its products or new products that respond to technological advances and satisfy increasingly sophisticated customer needs. Even if Occam is able to successfully develop and introduce new products and enhancements, they may be inferior to similar products or enhancements developed by competitors and may fail to achieve broad market acceptance. Occam's success in developing new and enhanced products and systems as well as related software will depend upon a variety of factors, including the ability to:

  . develop products, including related software, to integrate the wide variety of protocols and transmission rates found in its market;

  .  integrate various components of complex and constantly evolving technology;

  .  complete system designs and testing in a timely and efficient manner;

  . coordinate with third-party manufacturers to implement manufacturing, assembly, quality testing and fulfillment processes in a timely and efficient manner;

  .  reduce costs;

  .  achieve high system performance;

  . achieve a high degree of quality and reliability in its products and systems; and

  . develop and introduce products, software and systems that have better functionality and features and that are more cost effective than those of its competitors.

   If Occam fails to successfully develop and introduce new products or enhanced features and functionality for its products, or if future products or enhancements fail to achieve widespread market acceptance, Occam's ability to generate revenue would be seriously harmed.

Because Occam's markets are highly competitive and dominated by large, well financed, participants, Occam may be unable to compete effectively.

   Competition in the communications networking equipment market is intense and Occam expects competition to increase. The market for networking equipment is dominated primarily by manufacturers of legacy digital loop carrier equipment, such as Nortel Networks Corporation, Lucent Technologies Inc., Alcatel SA, and Advanced Fibre Communications, Inc. A number of emerging companies have developed or are developing products that may compete with Occam's products. Many of Occam's competitors and potential competitors have substantially greater name recognition and technical, financial and marketing resources than Occam. As a result, they may also have a substantial advantage over Occam in developing or acquiring new products and technologies and in creating market awareness for those products, services and technologies. Further, many of Occam's competitors have built long-standing relationships with some of Occam's potential customers, have the ability to provide financing to them and may, therefore, have an inherent advantage in selling network equipment products to these customers. Occam expects its competitors to continue to improve the performance of their current products and to introduce new products, services and technologies. To be competitive, Occam must continue to invest significant resources in research and development, sales, marketing and customer support. Occam may not have sufficient resources to make these investments, make the technological advances necessary to be competitive, or be able to effectively sell its products to carriers who have prior relationships with its competitors.

   If Occam cannot compete successfully against its competitors, it could be materially and adversely affected by:

  .  significant reductions in demand for any of its products;

  .  delays or cancellations of future customer orders;

  .  reductions of the prices on any of its products; or

  .  increases in its expenses.

If the integration of Ethernet and Internet protocol into the local access networks does not develop or is delayed, Occam's results of operations and financial conditions could be materially affected.

   Occam's strategy includes developing products for the local access network, or local loop, that incorporate Ethernet and Internet protocol technology. If these technologies are not widely adopted by telecommunications carriers operating in the local loop, demand for Occam's products based on Ethernet and Internet protocol may never develop. As a result, Occam may be unable to recoup its expenses related to developing these products and its results of operations would be harmed.

  ACCELERATED NETWORKS SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

   The following selected historical financial information should be read in conjunction with Accelerated Networks consolidated financial statements and the related notes thereto and the section entitled "Accelerated Networks Management's Discussion and Analysis of Financial Condition and Results of Operations" in this proxy statement/prospectus. The information as of December 31, 1996, 1997 and 1998, and for the period of October 28, 1996 (inception) through December 31, 1996 and the year ended December 31, 1997, has been derived from Accelerated Networks' audited financial statements, which are not included herein. The information as of December 31, 1999 and 2000 and for the years ended December 31, 1998, 1999 and 2000, has been derived from Accelerated Networks' audited financial statements provided elsewhere in this proxy statement/prospectus. The information as of September 30, 2000 and 2001, and for the nine months ended September 30, 2000 and 2001 has been derived from Accelerated Networks' unaudited financial statements provided elsewhere in this proxy statement/prospectus, and, in the opinion of the management of Accelerated Networks, reflects all adjustments necessary for a fair statement of the financial condition at such date and the results of operations for such periods. Historical results are not necessarily indicative of the results to be obtained in the future.

                                     October 28,
                                         1996
                                     (inception)                                           Nine Months Ended
                                       through        Fiscal Year Ended December 31,         September 30,
                                     December 31, -------------------------------------  ------------------
                                         1996      1997      1998      1999      2000      2000      2001
                                     ------------ -------  --------  --------  --------  --------  --------
                                                      (in thousands, except per share amount)
Consolidated Statement of Operations
 Data:
Net revenue.........................    $   --    $    --  $     --  $  8,466  $ 34,228  $ 26,182  $  2,633
Cost of revenue(1)..................        --         --        --     6,412    33,552    18,421     8,264
                                        ------    -------  --------  --------  --------  --------  --------
Gross profit (loss).................        --         --        --     2,054       676     7,761    (5,631)
Operating expenses:.................
  Research and product
   development(2)...................        20      1,126     7,398    12,934    23,606    18,106    18,603
  Sales and marketing(3)............        --         --     2,010     8,998    23,084    18,228     6,096
  General and administrative(4).....        13        485       755     2,379     6,522     4,562     6,213
  Other charges.....................        --         --        --        --        --        --     4,147(5)
                                        ------    -------  --------  --------  --------  --------  --------
Total operating expenses............        33      1,611    10,163    24,311    53,212    40,896    35,059
                                        ------    -------  --------  --------  --------  --------  --------
Loss from operations................       (33)    (1,611)  (10,163)  (22,257)  (52,536)  (33,135)  (40,690)
Other income (expense)..............        --        124       453     1,031     3,770     2,491     1,764
Provision for income taxes..........       (1 )       (1 )      (1 )      (1 )      (1 )      (1 )       --
                                        ------    -------  --------  --------  --------  --------  --------
Net loss............................       (34)    (1,488)   (9,711)  (21,227)  (48,767)  (30,645)  (38,926)
Beneficial conversion feature.......        --         --        --        --    (9,882)   (9,882)       --
                                        ------    -------  --------  --------  --------  --------  --------
Net loss applicable to common
 stockholders.......................    $  (34)   $(1,488) $ (9,711) $(21,227) $(58,649) $(40,527) $(38,926)
                                        ======    =======  ========  ========  ========  ========  ========
Basic and diluted net loss per share
 applicable to common stockholders..    $(0.09)   $ (0.42) $  (2.00) $  (3.29) $  (2.02) $  (1.48) $  (0.79)
                                        ======    =======  ========  ========  ========  ========  ========
Weighted average shares.............       393      3,550     4,853     6,447    29,106    27,430    49,227
                                        ======    =======  ========  ========  ========  ========  ========

--------
(1) Including $0, $0, $100, $216, $399 and $(17) amortization of deferred stock compensation for the years ended December 31, 1997, 1998, 1999, 2000, and the nine months ended September 30, 2000 and 2001, respectively.
(2) Including $0, $20, $873, $2,270, $2,712 and $(100) amortization of deferred stock compensation for the years ended December 31, 1997, 1998, 1999, 2000 and the nine months ended September 30, 2000 and 2001, respectively.

(3) Including $0, $31, $1,498, $2,190, $2,655 and $(1,322) amortization of deferred stock compensation for the years ended December 31, 1997, 1998, 1999, 2000 and the nine months ended September 30, 2000 and 2001, respectively.
(4) Including $0, $1, $632, $1,564, $1,254 and $405 amortization of deferred stock compensation for the years ended December 31, 1997, 1998, 1999, 2000 and the nine months ended September 30, 2000 and 2001, respectively.
(5) These charges were incurred primarily as the result of: (i) costs associated with the restructuring of operations and the implementation of a new operating plan, which resulted in workforce reductions, the closure of three facilities and the cancellation of certain marketing activities; (ii) legal and accounting fees related to the delayed filing of Accelerated Networks' Form 10-K for the year ended December 31, 2000, and the restatement of fiscal 2000 quarterly financial statements, as well as legal fees incurred to remain in compliance with The Nasdaq National Market listing requirements; (iii) reserves established for the pro-rata portion of the employee retention commitment; (iv) reserves established in relation to a product defect claim; and (v) disposal of assets related to continued reduction in personnel. Accelerated Networks expects that it will incur additional charges of a similar nature in the fourth quarter of the fiscal year ending December 31, 2001, including, but not limited to, employee separation and retention, facilities closures, and disposal of assets.



                                                   As of December 31,                  As of
                                       ------------------------------------------- September 30,
                                       1996   1997      1998      1999      2000       2001
                                       ----  -------  --------  --------  -------- -------------
                                                        (in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short term
  investments......................... $ 17  $ 3,704  $  3,507  $ 15,207  $ 70,107    $38,124
Working capital.......................   18    3,579     7,797    18,241    75,189     36,187
Total assets..........................   20    4,180    11,291    28,678   103,943     53,871
Total liabilities.....................   46      187     2,378     7,386    18,559      8,397
Redeemable convertible preferred stock   --    5,490    19,918    49,857        --         --
Total stockholders' equity (deficit).. $(26) $(1,498) $(11,005) $(28,565) $ 85,384    $45,474

            ACCELERATED NETWORKS SUPPLEMENTAL FINANCIAL INFORMATION

   The following supplemental financial information should be read in conjunction with Accelerated Networks' consolidated financial statements and the related notes thereto and the section entitled "Accelerated Networks Management's Discussion and Analysis of Financial Condition and the Results of Operations" in this proxy statement/prospectus. The information regarding the quarters within the fiscal year ended December 31, 2000 has been derived from Accelerated Networks' financial statements provided elsewhere in this proxy statement/prospectus (see Note 15 of the Accelerated Networks Notes to Consolidated Financial Statements). The information regarding the quarterly periods through September 30, 2001 within the fiscal year ending December 31, 2001, has been derived from Accelerated Networks' unaudited financial statements, which are not included herein, and, in the opinion of the management of Accelerated Networks, reflects all adjustments necessary for a fair statement of the financial condition at such dates and the results of operations for such periods. Historical results are not necessarily indicative of the results to be obtained in the future.

Fiscal Year Ended December 31, 2000

                                                               Three Months Ended
                                                  -------------------------------------------
                                                  March 31  June 30   September 30 December 31
                                                  --------  --------  ------------ -----------
                                                                 (in thousands)
Net revenues..................................... $  7,152  $  7,463    $ 11,567    $  8,046
Gross profit (loss)..............................    1,797     2,292       3,672      (7,085)
Loss from operations.............................   (9,227)  (13,430)    (10,478)    (19,401)
Net loss.........................................   (8,843)  (12,810)     (8,992)    (18,122)
Beneficial conversion feature....................   (9,882)       --          --          --
Net loss applicable to common stockholders.......  (18,725)  (12,810)     (8,992)    (18,122)
Basic and diluted net loss per share applicable
  to common shareholders......................... $  (2.44) $  (1.14)   $  (0.19)   $  (0.37)

Fiscal Year Ending December 31, 2001

                                                         Three Months Ended
                                                  -------------------------------
                                                  March 31  June 30   September 30
                                                  --------  --------  ------------
Net revenues..................................... $  1,559  $    670    $    404
Gross loss.......................................     (878)   (1,799)     (2,954)
Loss from operations.............................  (14,798)  (12,884)    (13,008)
Net loss applicable to common shareholders.......  (13,940)  (12,311)    (12,675)
Basic and diluted net loss per share applicable
  to common shareholders......................... $  (0.28) $  (0.25)   $  (0.25)

                OCCAM SELECTED HISTORICAL FINANCIAL INFORMATION

   The following selected financial data of Occam (a development stage company) should be read in conjunction with Occam's financial statements and the related notes thereto and the section entitled "Occam Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement/prospectus. The information as of December 31, 2000 and 1999 and for the year ended December 31, 2000 and the period from July 16, 1999 (date of inception) to December 31, 1999 has been derived from Occam's audited financial statements included elsewhere in this proxy statement/ prospectus. The information as of September 30, 2001 and for the nine months ended September 30, 2001, and the period from July 16, 1999 (date of inception) to September 30, 2001 has been derived from Occam's unaudited financial statements included elsewhere in this proxy statement/prospectus and, in the opinion of the management of Occam, reflects all adjustments necessary for a fair presentation of the financial condition at such date and the results of operations for such periods. Historical results are not necessarily indicative of the results to be obtained in the future.




                                                   Period from                                            Period from
                                                  July 16, 1999                                          July 16, 1999
                                                    (date of                      Nine months ended        (date of
                                                  inception) to  Year ended  --------------------------  inception) to
                                                  December 31,  December 31, September 30, September 30, September 30,
                                                      1999          2000         2000          2001          2001
                                                  ------------- ------------ ------------- ------------- -------------
                                                                 (in thousands, except per share data)
Statement of Operations Data:
Net revenue......................................    $   --       $    --       $    --      $     40      $     40
Cost of revenue..................................        --            --            --            52            52
                                                     ------       -------       -------      --------      --------
Gross loss.......................................        --            --            --           (12)          (12)
Operating expenses*:
 Research and development........................        67         5,938         3,030        10,171        16,176
 Sales and marketing.............................         2           961           471         2,939         3,902
 General and administrative......................       110         2,134         1,250         4,028         6,272
                                                     ------       -------       -------      --------      --------
Total operating expenses.........................       179         9,033         4,751        17,138        26,350
                                                     ------       -------       -------      --------      --------
Loss from operations.............................      (179)       (9,033)       (4,751)      (17,150)      (26,362)
Interest income..................................        --           187           156           651           838
Interest expense.................................        --           (15)           --           (57)          (72)
                                                     ------       -------       -------      --------      --------
Loss before income taxes.........................      (179)       (8,861)       (4,595)      (16,556)      (25,596)
Provision for income taxes.......................        (1)           (1)           --            --            (2)
                                                     ------       -------       -------      --------      --------
Net loss.........................................    $ (180)      $(8,862)      $(4,595)     $(16,556)     $(25,598)
                                                     ======       =======       =======      ========      ========
Net loss per share:
 Basic and diluted...............................    $(0.06)      $ (2.26)      $ (1.17)     $  (3.78)     $  (5.83)
                                                     ======       =======       =======      ========      ========
Weighted average shares:
Basic and diluted................................     3,128         3,919         3,912         4,381         4,387
                                                     ======       =======       =======      ========      ========
*Includes amortization of deferred stock
 compensation as shown below:
Research and development.........................    $   --       $   294       $   161      $    494      $    788
Sales and marketing..............................        --            55            27           145           200
General and administrative.......................        --            52            30           225           277
                                                     ------       -------       -------      --------      --------
                                                     $   --       $   401       $   218      $    864      $  1,265
                                                     ======       =======       =======      ========      ========


                                                      As of
                                                   December 31,      As of
                                                  -------------  September 30,
                                                  1999   2000        2001
                                                  ----  -------  -------------
                                                         (in thousands)
Balance Sheet Data:
Cash and cash equivalents........................ $ --  $   409     $13,069
Working capital..................................  (99)  (3,171)     11,020
Total assets.....................................   47    2,579      17,989
Long-term debt obligations.......................   --       --       1,237
Shareholders' equity (deficit)................... $(52) $(1,190)    $13,953

                   OCCAM SUPPLEMENTAL FINANCIAL INFORMATION

   The following supplemental financial information of Occam (a development stage company) should be read in conjunction with Occam's financial statements and the related notes thereto and the section entitled "Occam Management's Discussion and Analysis of Financial Condition and the Results of Operations" included elsewhere in this proxy statement/prospectus. The information regarding the quarters within the fiscal year ended December 31, 2000 and 2001 (through September 30, 2001) has been derived from Occam's unaudited financial statements included elsewhere in this proxy statement/prospectus and, in the opinion of the management of Occam, reflects all adjustments necessary for a fair presentation of the financial condition at such date and the results of operations for such periods. Historical results are not necessarily indicative of the results to be obtained in the future.

Fiscal Year ended December 31, 2000

                                                 Three Months Ended
                                     -----------------------------------------
                                     March 31 June 30  September 30 December 31
                                     -------- -------  ------------ -----------
                                        (in thousands except per share data)
Loss from operations................  $ (439) $(1,397)   $(2,915)     $(4,282)
Net loss............................    (430)  (1,336)    (2,829)      (4,267)
Basic and diluted net loss per share  $(0.11) $ (0.34)   $ (0.72)     $ (1.08)

Fiscal Year Ending December 31, 2001

                                              Three Months Ended
                                     ----------------------------------- -
                                     March 31      June 30  September 30
                                     --------     -------   ------------ -
                                     (in thousands except per share data)
Net revenues........................ $    --      $    --     $    40
Gross loss..........................      --           --         (12)
Loss from operations................  (4,868)      (5,323)     (6,959)
Net loss............................  (4,716)      (5,038)     (6,802)
Basic and diluted net loss per share $ (1.16)     $ (1.15)    $ (1.44)

      SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

   The following selected unaudited pro forma financial information should be read in conjunction with the section entitled "Unaudited Pro Forma Combined Condensed Financial Statements" included elsewhere in this joint proxy statement/prospectus. For purposes of the pro forma information, the Accelerated Networks and Occam statements of operations for the year ended December 31, 2000 and nine months ended September 30, 2001 have been combined. The unaudited pro forma combined condensed statements of operations give effect to the merger as if it had occurred on January 1, 2000. The Accelerated Networks and Occam unaudited balance sheet as of September 30, 2001 has been combined as if the merger had occurred on September 30, 2001. The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have actually occurred had the merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of future financial position or operating results.

                                                                               Pro Forma
                                                                       -------------------------
                                                                                     Nine Months
                                                                        Year Ended      Ended
                                                                       December 31, September 30,
                                                                           2000         2001
                                                                       ------------ -------------
Combined Condensed Statements of Operations
Net revenue...........................................................   $ 34,228     $  2,673
Cost of revenue (1)...................................................     33,254        8,024
                                                                         --------     --------
Gross profit (loss)...................................................        974       (5,351)
Operating expenses:...................................................
 Research and product development (2).................................     28,348       26,927
 Sales and marketing (3)..............................................     23,448        8,657
 General and administrative (4).......................................      8,019        9,600
 Other charges (5)....................................................         --        4,147
                                                                         --------     --------
Total operating expenses..............................................     59,815       49,331
                                                                         --------     --------
Loss from operations..................................................    (58,841)     (54,682)
Other income, net.....................................................      3,942        2,358
                                                                         --------     --------
Loss before income tax expense........................................    (54,899)     (54,324)
Provision for income taxes............................................          2           --
                                                                         --------     --------
Net loss..............................................................   $(54,901)    $(52,324)
                                                                         ========     ========
Basic and diluted net loss per share applicable to common stockholders   $  (1.11)    $  (0.50)
                                                                         --------     --------
Weighted average shares, basic and diluted............................     49,586      103,683
                                                                         ========     ========

(1) Including $216 and $(17) in amortization of deferred stock based compensation for the year ended December 31, 2000 and nine months ended September 30, 2001, respectively.
(2) Including $2,564 and $(828) in amortization of deferred stock based compensation for the year ended December 31, 2000 and nine months ended September 30, 2001, respectively.
(3) Including $2,245 and $45 in amortization of deferred stock based compensation for the year ended December 31, 2000 and nine months ended September 30, 2001, respectively .
(4) Including $1,705 and $697 in amortization of deferred stock based compensation for the year ended December 31, 2000 and nine months ended September 30, 2001, respectively.
(5) These charges were primarily incurred as the result of: (i) costs associated with the restructuring of operations and the implementation of a new operating plan, which resulted in workforce reductions, the closure of three facilities and the cancellation of certain marketing activities; (ii) legal and accounting fees related to the delayed filing of Accelerated Networks' Form 10-K for the year ended December 31, 2000 and the restatement of fiscal 2000 quarterly financial statements, as well as legal fees incurred to remain in compliance with The Nasdaq National Market listing requirements; (iii) reserves established for the pro-rata portion of the employee retention commitment; (iv) reserves established in relation to a product defect claim; and (v) disposal of assets related to continued reduction in personnel. Accelerated Networks expects that it will incur additional charges of a similar nature in the fourth quarter of the Fiscal Year Ending December 31, 2001, including, but not limited to, employee separation and retention, facilities closures and disposal of assets.

                                                            Pro Forma
                                                              As of
                                                          September 30,
        Combined Condensed Balance Sheet Data:                2001
        --------------------------------------            -------------
        Cash, cash equivalents and short term investments    $61,193
        Working capital..................................     53,281
        Total assets.....................................     71,558
        Total liabilities................................     14,920
        Redeemable convertible preferred stock...........         --
        Total stockholders' equity.......................    $56,638

           THE SPECIAL MEETING OF ACCELERATED NETWORKS STOCKHOLDERS

Date, Time and Place

   The special meeting of Accelerated Networks stockholders will be held on , 2002, at local time, at 301 Science Drive, Moorpark, California 93021.

Matters to be Considered at the Special Meeting of Accelerated Networks Stockholders

   At the special meeting of Accelerated Networks stockholders, and any adjournment or postponement thereof, Accelerated Networks stockholders will be asked to consider and vote upon the following proposals:

    1. to approve the merger and the issuance of Accelerated Networks common stock in the merger; and

    2. to approve an amendment to the Accelerated Networks amended and restated certificate of incorporation changing the name of Accelerated Networks to "Occam Networks, Inc." effective upon completion of the merger.

Record Date

   The Accelerated Networks board of directors has fixed     , 2002, as the
record date for determination of Accelerated Networks stockholders entitled to notice of, and to vote at, the special meeting of Accelerated Networks stockholders and any adjournment or postponement thereof. As of the close of business on the record date for the special meeting of Accelerated Networks
stockholders, there were       shares of Accelerated Networks common stock
outstanding and entitled to vote, held by approximately      holders of record.

Votes Required

   Holders of Accelerated Networks common stock are entitled to one vote for each share of Accelerated Networks common stock held as of the record date.

   Approval of the merger and the issuance of Accelerated Networks common stock in the merger will require the affirmative vote of a majority of the outstanding shares of Accelerated Networks common stock present at the Accelerated Networks special meeting, either in person or represented by proxy, and entitled to vote on this proposal.

   Approval of the amendment of the Accelerated Networks amended and restated certificate of incorporation changing the name of Accelerated Networks to "Occam Networks, Inc." effective upon completion of the merger will require the affirmative vote of a majority of the outstanding shares of Accelerated Networks common stock.

   As of the record date for the special meeting of Accelerated Networks stockholders, the directors and executive officers of Accelerated Networks and
their affiliates owned approximately      shares of Accelerated Networks common
stock, which represented approximately   % of the outstanding shares of
Accelerated Networks common stock entitled to vote at the special meeting of Accelerated Networks stockholders. Gary J. Sbona, chief executive officer and chairman of Accelerated Networks' board of directors, Steven Krausz, Rob Kuhling, Peter Morris and Lip-Bu Tan, directors of Accelerated Networks, Suresh Nihalani, a former officer and director of Accelerated Networks, and 2180 Associates Fund V, L.P., New Enterprise Associates VII, L.P., ONSET Enterprise Associates III, L.P., Siemens AG, U.S. Venture Partners V, L.P., USVP V Entrepreneur Partners, L.P., USVP V International, L.P., Walden EDB Partners II, L.P., and Walden Japan Partners, L.P. have each entered into voting agreements with Occam dated as of November 9, 2001, pursuant to which they have agreed to vote all shares of Accelerated Networks common stock owned by them as of the record date in favor of the proposals to approve the merger and the issuance of shares of Accelerated

Networks common stock in the merger. Approximately      shares of Accelerated
Networks common stock, which represents approximately   % of the outstanding
shares of Accelerated Networks common stock as of the record date, are subject to the voting agreements. See "Agreements Related to the Merger--Accelerated Networks Stockholder Voting Agreements."

Quorum; Abstentions and Broker Non-Votes

   A majority of the shares of Accelerated Networks common stock issued and outstanding on the record date, present in person or represented by proxy, constitutes the required quorum for the transaction of business at the special meeting of Accelerated Networks stockholders. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the special meeting of Accelerated Networks stockholders for the purpose of determining the presence of a quorum.

   Shares abstaining from the vote on the proposal to approve the merger and the issuance of Accelerated Networks common stock in the merger will constitute a vote against this proposal. Broker non-votes will not be counted for any purpose in determining whether this proposal has been approved. The failure of an Accelerated Networks stockholder to return a proxy or to vote in person will have the effect of a non-vote in regards to this proposal.

   Abstentions and broker non-votes will have the same effect as votes against the proposal to amend the Accelerated Networks amended and restated certificate of incorporation to change the name of Accelerated Networks to "Occam Networks, Inc." effective upon completion of the merger. In addition, the failure of an Accelerated Networks stockholder to return a proxy or to vote in person will have the effect of a vote against this proposal.

   Brokers holding shares for beneficial owners cannot vote on any of the proposals without the beneficial owners' specific instructions. Accordingly, Accelerated Networks stockholders are encouraged to return the enclosed proxy card marked to indicate their vote as described in the instructions accompanying the proxy card.

Board Recommendation

   The Accelerated Networks board of directors has approved the merger agreement, the merger and the issuance of Accelerated Networks common stock in the merger and has determined that the merger and the issuance of Accelerated Networks common stock in the merger are fair to, and in the best interests of, the stockholders of Accelerated Networks. Therefore, the Accelerated Networks board of directors recommends that Accelerated Networks stockholders vote FOR approval of the merger and the issuance of Accelerated Networks common stock in the merger. The Accelerated Networks board of directors also recommends that Accelerated Networks stockholders vote for amendment of the Accelerated Networks amended and restated certificate of incorporation to change the name of Accelerated Networks to "Occam Networks, Inc." effective upon completion of the merger.

   In considering such recommendations, Accelerated Networks stockholders should be aware that some Accelerated Networks directors and officers may have interests in the merger that are different from, or in addition to, those of other Accelerated Networks stockholders generally. Among other things, Occam has agreed to continue certain indemnification and insurance arrangements in favor of directors and officers of Accelerated Networks. See "The Merger--Interests of Accelerated Networks Officers and Directors in the Merger."

Solicitation of Proxies

   Accelerated Networks and Occam will equally share the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. Accelerated Networks and Occam will also request banks, brokers and other intermediaries holding shares of Accelerated Networks common stock beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, such beneficial owners and will, upon request, reimburse such banks, brokers and other intermediaries for their reasonable expenses in complying with such requests. Solicitation of proxies by mail may be supplemented by telephone, facsimile and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Accelerated Networks and Occam. No additional compensation will be paid to directors, officers or employees for those solicitation efforts.

Voting of Proxies

   Accelerated Networks requests that its stockholders complete, date and sign the enclosed proxy card and promptly return it by mail in the accompanying envelope in accordance with the instructions accompanying the proxy card. All properly signed and dated proxies that Accelerated Networks receives prior to the vote at the special meeting of Accelerated Networks stockholders, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. All properly signed and dated proxies received by Accelerated Networks prior to the vote at the special meeting that do not contain any direction as to how to vote in regards to any or all of the proposals will be voted for adoption of any proposal in regards to which no directions are provided.

   Brokers holding shares in "street name" may vote such shares only if the stockholder provides specific instructions on how to vote. Brokers will provide directions on how to instruct the broker to vote the shares.

   Stockholders may revoke their proxies at any time prior to their use:

  . by delivering to the Secretary of Accelerated Networks a signed notice of revocation;

  . by delivering to the secretary of Accelerated Networks a later-dated, signed proxy; or

  . by attending the special meeting of Accelerated Networks stockholders and voting in person.

   Attendance at the special meeting of Accelerated Networks stockholders does not in itself constitute the revocation of a proxy.

   Even if an Accelerated Networks stockholder plans to attend the special meeting in person, Accelerated Networks requests that the stockholder sign and return the enclosed proxy card as described in the proxy statement/prospectus and in accordance with the instructions accompanying the proxy card, thus ensuring that the shares held by the stockholder will be represented at the special meeting. If an Accelerated Networks stockholder does attend the special meeting of Accelerated Networks stockholders and wishes to vote in person, he or she may withdraw the proxy and vote in person.

                   THE SPECIAL MEETING OF OCCAM SHAREHOLDERS

Date, Time and Place

   The special meeting of Occam shareholders will be held on      , 2002, at
  , local time, at 77 Robin Hill Road, Santa Barbara, California 93117.

Matters to be Considered at the Special Meeting of Occam Shareholders

   At the special meeting of Occam shareholders, and any adjournment or postponement thereof, Occam shareholders will be asked to consider and vote upon the following proposals:

    1. to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of November 9, 2001, by and among Accelerated Networks, Inc., Odin Acquisition Corp., a wholly-owned subsidiary of Accelerated Networks, and Occam Networks Inc., and approve the merger of Odin Acquisition Corp. with and into Occam as contemplated thereby; and

    2. if you are holder of a series Occam preferred stock, to approve the automatic conversion of that series of Occam preferred stock into Occam common stock immediately prior to the completion of the merger.

Record Date

   The Occam board of directors has fixed      , 2002, as the record date for
determination of Occam shareholders entitled to notice of, and to vote at, the special meeting of Occam shareholders and any adjournment or postponement thereof. As of the close of business on the record date for the special meeting
of Occam shareholders, there were      shares of Occam common stock outstanding
and entitled to vote, held by approximately     holders of record, and
shares of Occam preferred stock outstanding and entitled to vote, held by
approximately      holders of record.

Votes Required

   Holders of Occam common stock are entitled to one vote for each share of Occam common stock held as of the record date.

   Holders of Occam preferred stock are entitled to one vote for each share of Occam preferred stock held as of the record date.

   Approval and adoption of the merger agreement and approval of the merger will require the affirmative vote of a majority of the outstanding shares of Occam common stock, voting as a single class, and a majority of the outstanding shares of Occam preferred stock, voting as a single class.

   Approval of the automatic conversion of each series of Occam preferred stock into Occam common stock immediately prior to the completion of the merger will require the affirmative vote of at least two-thirds of that series of Occam preferred stock outstanding at the record date.

   As of the record date for the special meeting of Occam shareholders, the directors and executive officers of Occam and their affiliates owned
approximately     shares of Occam common stock, on an as converted basis, which
represented approximately    % of the outstanding shares of Occam common stock
entitled to vote at the special meeting of Occam shareholders. Lisa Farr, Mark Rumer, George Hawley, Nicholas Whelan, New Enterprise Associates, U.S. Venture Partners, Norwest Venture Partners and Crescent Venture Investors have each entered into voting and conversion agreements with Accelerated Networks dated as of November 9, 2001, pursuant to which they have agreed to vote all shares of Occam capital stock owned by them as of the record date in favor of the proposals to approve and adopt the merger agreement and approve the merger and to approve the conversion of all Occam preferred stock into Occam common stock immediately prior to the completion of the merger. This includes (a) 5,625,000 shares of Occam series A preferred stock, which, as of November 9, 2001, represented approximately 81% of the class, (b) 12,117,648 shares of Occam series B preferred stock, which, as of November 9, 2001, represented approximately 67% of the class and (c) 3,903,714 shares of Occam common stock, which as of November 9, 2001, represented approximately 63% of the class. See "Agreements Related to the Merger--Occam Shareholder Voting and Conversion Agreements."

Quorum and Abstentions

   A majority of the shares of Occam     stock issued and outstanding on the
record date, present in person or represented by proxy, constitutes the required quorum for the transaction of business at the special meeting of Occam shareholders. Abstentions will be included in determining the number of shares present and voting at the special meeting of Occam shareholders for the purpose of determining the presence of a quorum.

   Shares abstaining from the vote on the proposal to approve and adopt the merger agreement and approve the merger will constitute a vote against this proposal. The failure of an Occam shareholder to return a proxy or to vote in person will have the effect of a vote against this proposal.

   Shares abstaining from the vote on the proposal to approve the automatic conversion of each series of Occam preferred stock into Occam common stock immediately prior to the completion of the merger will constitute a vote against this proposal. The failure of an Occam shareholder to return a proxy or to vote in person will have the effect of a vote against this proposal.

   Accordingly, Occam shareholders are encouraged to return the enclosed proxy card marked to indicate their vote as described in the instructions accompanying the proxy card.

Board Recommendation

   After careful consideration, the Occam board of directors has approved the merger agreement and the merger and has determined that the merger agreement and the merger are fair to, and in the best interests of, the shareholders of Occam. Therefore, the Occam board of directors recommends Occam shareholders vote FOR the approval and adoption of the merger agreement and the approval of the merger. The Occam board of directors also recommends that Occam shareholders who hold shares of Occam preferred stock vote FOR the automatic conversion of each series of Occam preferred stock into Occam common stock immediately prior to the completion of the merger.

   In considering such recommendations, Occam shareholders should be aware that some Occam directors and officers may have interests in the merger that are different from, or in addition to, those of other Occam shareholders generally. See "The Merger--Interests of Occam Officers and Directors in the Merger."

Solicitation of Proxies

   Accelerated Networks and Occam will equally share the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. Solicitation of proxies by mail may be supplemented by telephone, facsimile and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Accelerated Networks and Occam. No additional compensation will be paid to directors, officers or employees for those solicitation efforts.

Voting of Proxies

   Occam requests that its shareholders complete, date and sign the enclosed proxy card and promptly return it by mail in the accompanying envelope in accordance with the instructions accompanying the proxy card. All properly signed and dated proxies that Occam receives prior to the vote at the special meeting of Occam shareholders, and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. All properly signed and dated proxies received by Occam prior to the vote at the special meeting that do not contain any direction as to how to vote in regards to any or all of the proposals will be voted for adoption of any proposal in regards to which no directions are provided.

   Shareholders may revoke their proxies at any time prior to their use:

  .  by delivering to the secretary of Occam a signed notice of revocation;

  .  by delivering to the secretary of Occam a later-dated, signed proxy; or

  . by attending the special meeting of Occam shareholders and voting in person.

   Attendance at the special meeting of Occam shareholders does not in itself constitute the revocation of a proxy.

   Even if an Occam shareholder plans to attend the special meeting in person, Occam requests that the shareholder sign and return the enclosed proxy card as described in the proxy statement/prospectus and in accordance with the instructions accompanying the proxy card, thus ensuring that the shares held by the shareholder will be represented at the special meeting. If an Occam shareholder does attend the special meeting of Occam shareholder and wishes to vote in person, he or she may withdraw the proxy and vote in person.

                                  THE MERGER

   This section of the proxy statement/prospectus describes the certain matters related to the merger. This summary may not contain all of the information that is important to Accelerated Networks stockholders and Occam shareholders. For a more complete understanding of the merger, stockholders should carefully read this entire document and the other documents referred to in this proxy statement/prospectus.

Background of the Merger

   The terms and conditions of the merger agreement and the merger are the result of arm's-length negotiations between representatives of Accelerated Networks and representatives of Occam. The following is a summary of the background of these negotiations.

   During late 2000 and early 2001, Accelerated Networks significantly restructured its management and operations in an effort to respond effectively to substantial declines in the overall strength of the telecommunications industry and the performance of some of its most significant customers. These changes included the retention of Regent Pacific in February 2001 to provide key management personnel with experience in managing financially troubled companies. The new management team completed an extensive operations review, installed an effective management control system, met with customers and developed an operating plan designed to stabilize the company's performance by reducing expenses and refocusing product development efforts.

   Nevertheless, the continuing, rapid erosion of the telecommunications market inhibited the ability of Accelerated Networks management to depend on any turnaround in the telecommunications industry. As a result, in April 2001, Accelerated Networks senior management encouraged the Accelerated Networks board of directors to consider seeking a strategic partner for the company. In June 2001, the Accelerated Networks board of directors approved management's recommendation to retain an investment banking firm as a financial advisor to assist in evaluating the strategic options available to Accelerated Networks in light of the persistent weaknesses in the telecommunications market and the U.S. economy as a whole.

   In early June 2001, Benjamin DiLello, Accelerated Networks' vice president of worldwide sales and marketing, approached Lisa Farr, then president and chief executive officer of Occam and a member of the Occam board of directors, at an industry conference in Atlanta, Georgia to ascertain whether Occam might have an interest in exploring a possible business combination with Accelerated Networks. Ms. Farr indicated interest and asked Mr. DiLello to contact her after the conference at Occam headquarters in Santa Barbara, California.

   On June 14, 2001, Ms. Farr indicated to Mr. DiLello in a telephone conversation that the Occam board of directors had identified and decided to hire a new chief executive officer for the company and that further discussions about a possible business combination between the two companies should wait until the new chief executive officer had been hired.

   In late June 2001, Accelerated Networks retained an investment banking firm, Alliant Partners, as a financial advisor to assist Accelerated Networks in identifying parties that might be interested in a possible purchase of, or business combination or similar transaction involving, Accelerated Networks or one or more of its product lines, and evaluating, structuring and negotiating such a transaction on behalf of Accelerated Networks. Beginning in mid-July 2001, Alliant Partners began contacting parties identified by Alliant Partners and the management of Accelerated Networks that it was thought might have an interest in such a transaction with Accelerated Networks.

   On July 23, 2001, representatives of Occam and Accelerated Networks met to discuss the strategic directions of the two companies and to explore possible synergies that could be realized by combining the two companies. In attendance from Occam were Kumar Shah, the newly appointed president and chief executive officer, and Mark Rumer, chief technology officer and a founder of Occam. In attendance from Accelerated Networks were Mr. DiLello, Joseph Vogel, vice president of product management and technology, and Fima Vaisman, vice president of marketing. At this meeting, Accelerated Networks and Occam executed nondisclosure documents protecting the confidentiality of the discussions.

   During the first week of August 2001, a telephone conference was held in which Mr. DiLello and Mr. Vogel of Accelerated Networks introduced Mr. Shah of Occam to representatives of Alliant Partners, and the parties discussed scheduling a face-to-face meeting to explore further the possibility of a transaction between the two companies.

   On August 7, 2001, senior management of both Accelerated Networks and Occam as well as representatives from Alliant Partners met at Accelerated Networks' facility in Moorpark, California. In that session, the parties undertook a detailed review of the products, financial status and organizational structure of both companies. Shortly after this meeting, Accelerated Networks sent a technical/engineering team to the Occam headquarters in Santa Barbara, California to investigate further Occam's products and its development organization.

   On August 14, 2001, members of the senior managements of Accelerated Networks and Occam as well as representatives of Alliant Partners met at Alliant Partners' offices in Palo Alto to discuss the concept of a combination of Accelerated Networks and Occam generally. In particular, representatives of Alliant Partners summarized some of the considerations involved in the mechanics and timing of a possible business combination involving a public company and a private company in which the equityholders of the private company acquire a controlling interest in the combined organization.

   On August 20 and 21, 2001, members of the senior management team of Occam visited Accelerated Networks' facility in Moorpark in order to better understand Accelerated Networks' financial condition and technical capabilities. At the conclusion of the meeting, Accelerated Networks agreed to provide further financial and technical information about Accelerated Networks that Occam requested at the meeting.

   On August 28, 2001, members of the senior management of Accelerated Networks and representatives of Alliant Partners participated in a telephone conference in preparation for a meeting with Occam at Alliant Partners' offices scheduled for August 30 to discuss a possible business combination between the parties. The parties discussed the Accelerated Networks assets that were of greatest interest to Occam and the negotiating strategy for the meeting.

   On August 29, 2001, Mr. Shah informed the Occam board of directors that Occam management was considering recommending a potential transaction with Accelerated Networks. In his presentation to the board of directors, Mr. Shah outlined Occam's financial position, including the amount of capital needed to fund Occam's proposed business plan, Accelerated Networks' financial position, the potential synergies of a possible transaction and potential structures for the transaction. The board of directors discussed the merits of a transaction with Accelerated and authorized Mr. Shah to conduct discussions with and due diligence on Accelerated Networks.

   On August 30, 2001, members of Accelerated Networks senior management, including Gary J. Sbona, chairman and chief executive officer, along with representatives of Alliant Partners, met with Mr. Shah, James Soriano, Occam's vice president of engineering and Lee Hilbert, Occam's vice president of finance, at Alliant Partners' offices. The parties discussed the basic structure of a proposed business combination between Accelerated Networks and Occam, including employee retention. The parties discussed Occam's preliminary levels of interest in Accelerated Networks' assets. Occam also stated at this meeting on a preliminary basis that it had no interest in Accelerated Networks' IAD product line.

   In early September 2001, Accelerated Networks retained Cooley Godward LLP as its legal counsel in the event a transaction with Occam went forward. Wilson Sonsini Goodrich & Rosati, which had previously been retained by Accelerated Networks to represent it in connection with the potential sale of Accelerated Networks, would have had a conflict of interest in representing both Accelerated Networks and Occam. At a meeting held at Alliant Partners' offices on September 5, 2001, Cooley Godward suggested to Accelerated Networks' senior management that the Accelerated Networks board of directors form a special committee of independent directors to consider, evaluate, investigate and negotiate the terms of any possible business combination or similar transaction between Accelerated Networks and a third party.

   On September 5, 2001, Mr. Shah provided to the Occam board of directors an update on his discussions with Accelerated Networks. Mr. Shah indicated to the board of directors that Occam would need capital, in addition to the capital obtained in any merger with Accelerated Networks, to fully fund Occam's current business plan. The board of directors discussed the status of discussions with Accelerated Networks and the possibility of existing Occam investors providing additional financing to Occam in connection with the transaction. Steven Krausz, a director of Occam, confirmed to the board of directors prior statements he had made to the effect that he was also a director of Accelerated Networks and therefore was faced with a potential conflict of interest. In addition, Mr. Krausz confirmed for the board of directors that U.S. Venture Partners was a significant stockholder in both companies. Mr. Krausz is a general partner of U.S. Ventures. Mr. Krausz also informed the board of directors that he would abstain from all discussions regarding the transaction. Thomas McConnell, a director of Occam, informed the board of directors that he is a general partner of New Enterprise Associates. Mr. McConnell informed the board of directors that New Enterprise Associates was a significant stockholder in both companies and one of the general partners of New Enterprise Associates is a director of Accelerated Networks. A representative from Windward Ventures, who was observing the board meeting, informed the board of directors that Windward Ventures was a significant stockholder of both companies. The board of directors discussed these potential conflicts of interest and concluded that it would proceed on the basis that Steven Krausz would abstain from board discussions regarding the transaction. The board of directors authorized Mr. Shah to continue discussions with Accelerated Networks and to propose the terms of a transaction to Accelerated Networks.

   On September 7, 2001, Occam submitted to Accelerated Networks a nonbinding written proposal for a possible business combination between the companies based on the discussions that had been held between the companies on August 30, 2001. The fundamental terms of the proposal were as follows:

    1. Occam equityholders would receive in a merger transaction shares of Accelerated Networks common stock in exchange for their shares of Occam capital stock, and securities convertible into shares of Occam capital stock, representing approximately 73.5% of the combined organization;

    2. The exchange ratio, however, and thus the relative ownership percentages of the Accelerated Networks equityholders and the Occam equityholders in Accelerated Networks following the completion of the transaction, would be adjusted in the event that Accelerated Networks net assets fell below a threshold (after taking into account all actual and contingent liabilities); and

    3. Occam's management team would assume the management of the combined organization.


   After receiving the Occam proposal, members of Accelerated Networks senior management met with representatives of Alliant Partners via telephone to discuss Occam's proposal. Accelerated Networks' senior management concluded that the offer did not sufficiently describe Occam's intentions with respect to certain product lines of Accelerated Networks and further noted that the proposal was silent with respect to whether the proposed exchange ratio would be adjusted in favor of existing Accelerated Networks equityholders if Accelerated Networks disposed of Accelerated Networks assets related to the product lines that Occam did not wish to retain.

   On September 10, 2001, the Accelerated Networks board of directors held a telephonic meeting to discuss the status of efforts to identify a potential acquirer of Accelerated Networks or one or more of its product lines. Representatives of Alliant Partners summarized for the board of directors the nature of the proposals that had been received through such date, including the fact that several companies had expressed interest in possibly acquiring all of the outstanding securities of Accelerated Networks or in some cases only those assets related to specific product lines. H. Michael Hogan III, the chief financial officer of Accelerated Networks, then summarized for the board of directors the strategic alternatives available to the company, including the possibility of continuing operations as an independent entity.

   After these presentations, the Accelerated Networks board of directors appointed an executive subcommittee comprised of Robert Kuhling, Gary J. Sbona and Lip-Bu Tan, who were the only members of the board of directors without a material interest in or material relationship with any party identified by Alliant Partners as potentially interested in a transaction with Accelerated Networks. The board of directors authorized and empowered the executive subcommittee to, among other things, consider, evaluate, investigate and negotiate the terms and conditions of any possible transaction and recommend to the entire board of directors entering into any possible transaction if the executive subcommittee considered it in the best interests of Accelerated Networks and its stockholders to do so.

   Following that meeting, Accelerated Networks requested clarification from Occam regarding the identification of those assets that Occam possibly did not wish to retain or was inclined to dispose of following the completion of the acquisition proposed by Occam on September 7, 2001, and the effect that the disposition of those assets would have on the exchange ratio proposed by Occam in its September 7th proposal. Mr. Shah clarified that Occam did not place a high value on the multi-service access platform, or MSAP, product line of Accelerated Networks, and that its primary interest was on Accelerated
Networks' networking test assets located in Moorpark, California as well as certain intellectual property and certain other assets and personnel related to Accelerated Networks' EMS product. The parties further discussed whether the valuation of Accelerated Networks for purposes of determining the proposed exchange ratio would be increased by the value of any consideration received by Accelerated Networks in connection with the disposition of those assets that Occam did not value highly. No agreement was reached on this issue at this time.

   Throughout September 2001, Accelerated Networks continued to explore with other parties the possibility of some sort of business combination or sale of all or some of Accelerated Networks' assets. Also during this time, Mr. DiLello and Nels Nelsen of Alliant Partners participated in numerous telephone conversations with Mr. Shah to discuss further the terms of the Occam proposal. During these discussions, Mr. DiLello and Mr. Nelsen conveyed to Mr. Shah Accelerated Networks' concern about the valuation assigned to the Accelerated Networks' assets in Occam's September 7/th/ proposal. They also informed Mr. Shah that the Accelerated Networks board of directors was unlikely to approve of any transaction that did not seek to preserve the publicly traded status of Accelerated Networks common stock or that provided for any post-closing adjustments in the amount of shares of Accelerated Networks common stock to be issued or issuable to Occam equityholders. The parties agreed to meet in person to further discuss these issues.

   On September 20, 2001, Mr. Shah provided to the Occam board of directors an update on the negotiations with Accelerated Networks after which the board of directors discussed the status of the negotiations with Accelerated Networks. The board of directors then authorized Occam to investigate raising approximately $10 million of additional capital from existing investors in connection with a possible transaction with Accelerated Networks.

   On September 24, 2001, members of the senior management team of Accelerated Networks met with representatives of Alliant Partners to review the efforts of Alliant Partners to date on behalf of Accelerated Networks and to discuss in greater detail the various strategic alternatives available to the company. At the meeting, Accelerated Networks' senior management discussed the status of the Occam proposal and also decided to investigate further the alternatives of liquidating the company as well as possibly refocusing the company on a single product line.

   Alliant Partners reported to Accelerated Networks senior management that, as of that date, Alliant Partners had contacted approximately 110 parties on behalf of Accelerated Networks (ultimately, Alliant Partners contacted 115 parties), over 50 of which requested additional written information on Accelerated Networks.

Representatives of Alliant Partners and/or members of the senior management of Accelerated Networks had also by such date held meetings with 15 potentially interested parties, and had received nonbinding written expressions of interest from six of these parties (ultimately seven parties).

   Of the six parties that had submitted nonbinding expressions of interest, Accelerated Networks engaged in active discussions with two companies in addition to Occam. One was a privately held company that proposed an acquisition of selected assets of Accelerated Networks in exchange for that company's stock. Accelerated Networks' senior management did not consider this proposal to be as attractive as the Occam proposal or that of the other company that had expressed an interest in acquiring Accelerated Networks because the value of the consideration offered was lower than the other proposals being seriously considered, and the lack of a public market for the bidder's stock meant that Accelerated Networks stockholders would bear the risk of an illiquid investment. The proposal from the other company, a public company, contemplated an acquisition of all of the outstanding securities of Accelerated Networks in exchange for stock in that company. The senior management of Accelerated Networks concluded that, notwithstanding the fact that further due diligence needed to be performed on the financial condition of this company and the marketability of its products before full consideration could be given to the public company's proposal, both that company and Occam should be invited to present their proposals to the Accelerated Networks executive subcommittee.

   On September 29, 2001, Occam's legal advisors delivered to Accelerated Networks and its legal and financial advisors a draft merger agreement providing for the proposed transaction contemplated by Occam's September 7 proposal.

   On October 2, 2001, Messrs. Hogan and DiLello, together with representatives of Accelerated Networks' financial and legal advisors, met with Messrs. Shah and Hilbert, together with representatives of Occam's legal advisors to further negotiate the terms of the proposed transaction reflected in the draft merger agreement. In addition to discussing the issues relating to the relative valuations of the two companies and the potential for post-closing adjustments identified in Occam's September 7 proposal, Accelerated Networks also proposed that Occam obtain at least $10 million of additional financing prior to or concurrently with the completion of any proposed transaction beyond the $10 million that Occam had previously stated that it believed it would obtain in a preferred stock financing from its existing investors. This additional $10 million was viewed by Accelerated Networks' management as important to provide additional working capital to fund the combined organization's ongoing operations. Each party stated that it would only proceed with a transaction if the other party obtained voting agreements from its equityholders sufficient to approve the merger at the time the merger agreement was signed.

   On October 4, 2001, Occam presented a revised proposal to the executive subcommittee of the Accelerated Networks board, members of the senior management of Accelerated Networks and representatives of Alliant Partners. The main modification to Occam's September 7 proposal was the offering of two alternatives for determining the number of shares of Accelerated Networks common stock that could be issued to Occam's equityholders. The first alternative proposed that Occam equityholders receive approximately 76.4% of the combined organization's fully diluted capitalization in the proposed transaction with no mechanism for post-closing adjustments in the number of shares that could be issued to Occam equityholders. The second alternative proposed that Occam equityholders receive approximately 74% of the combined organization's fully diluted capitalization in the proposed transaction, but retained the possibility that this percentage could be increased if Accelerated Networks incurred out-of-pocket costs related to certain lawsuits against Accelerated Networks. The parties also discussed the potential structure and timing of a proposed transaction.

   On October 8, 2001, representatives of the public company described above made a presentation to the executive subcommittee, members of Accelerated Networks' senior management and Alliant Partners regarding a possible acquisition of Accelerated Networks. The executive subcommittee ultimately rejected this proposal on the basis that the company was insolvent and its technology was unproven in the marketplace.

   On October 9, 2001, representatives of a privately held company also made a presentation to the executive subcommittee, members of Accelerated Networks' senior management and representatives of Alliant Partners regarding a possible acquisition of Accelerated Networks. This company had previously submitted a nonbinding written proposal outlining the terms of the proposed acquisition on September 28, 2001. The executive subcommittee ultimately rejected this proposal on the grounds that the consideration offered was inadequate and the ability of the private company to consummate the transaction was uncertain.

   On October 11, 2001, two of the members of the executive subcommittee of the Accelerated Networks board (Messrs. Kuhling and Sbona), members of Accelerated Networks' senior management and representatives of Alliant Partners and Cooley Godward met at the offices of Cooley Godward in Palo Alto, California to discuss the status of discussions with Occam and the other interested parties. Among other things, the members of the executive subcommittee asked Alliant Partners to report on the relative strengths and weaknesses of the various acquisition proposals that had been submitted and asked Cooley Godward to report on the terms of the draft merger agreement that had been submitted by Occam. The group also discussed the desirability of having senior management investigate further the pros and cons of the other strategic alternatives available to Accelerated Networks, including liquidation of the company and strategies for continuing operations without a strategic partner.

   Between October 9, 2001 and October 15, 2001, Mr. DiLello, together with representatives of Alliant Partners, held several telephone conversations with Mr. Shah to discuss the terms of the revised proposal submitted by Occam on October 4. During these conversations, the parties continued to negotiate the issues of the relative valuations of Accelerated Networks and Occam for purposes of determining the exchange ratio in the proposed combination and the issue of post-closing adjustments to this number if Accelerated Networks incurred out-of-pocket costs related to contingent liabilities of Accelerated Networks.

   On October 10, 2001, Mr. Shah provided to the Occam board of directors an update on the negotiations with Accelerated Networks. Occam's legal counsel described to the board of directors the nature of Accelerated Networks' potential liabilities arising from its ongoing litigation matters, including securities and shareholder class action lawsuits, as well as the preliminary results of Occam's and its counsel's due diligence. The board of directors discussed these liabilities and the results of due diligence to date and authorized Mr. Shah to continue the negotiations with Accelerated Networks.

   On October 15, 2001, Occam presented a revised nonbinding proposal to Accelerated Networks for a transaction between Accelerated Networks and Occam. The material differences from the September 7 proposal were as follows:

    1. Accelerated Networks equityholders would own approximately 30% of the equity of the combined organization following the completion of the proposed transaction;

    2. Occam investors would invest an additional $10 million in Occam prior to the completion of the transaction and Occam would commit to obtain an additional $10 million of financing following the completion of the transaction; and

    3. An additional number of shares of Accelerated Networks common stock equal to 10% of the number of shares held by existing Accelerated Networks stockholders at the completion of the proposed transaction would be issuable to Occam shareholders following the completion of the proposed transaction in the event that post-closing liabilities exceeded a threshold amount.

   During the evening of October 15, 2001, Messrs. DiLello and Nelsen of Alliant Partners informed Mr. Shah that they believed the offer from Occam would be acceptable to Accelerated Networks only if the equity ownership of existing Accelerated Networks equityholders in the combined organization was increased to 32% and Occam agreed that there would be no post-closing adjustments to the relative ownership percentages of former Accelerated Networks stockholders and former Occam shareholders in the combined organization.

   On October 16, 2001, Mr. Shah sent Mr. Nelsen a revised written nonbinding proposal reflecting these changes. Occam also requested that Accelerated Networks enter into a new confidentiality agreement and an exclusivity agreement.

   On October 19, 2001, members of Accelerated Networks' senior management met with members of Occam senior management to discuss the companies' respective technologies and product strategies, including the role that Accelerated Networks' IAD product line could play in a combined organization.

   Also on October 19, 2001, the Accelerated Networks executive subcommittee met with the financial and legal advisors of Accelerated Networks to consider Occam's October 16 proposal. The executive subcommittee adjourned for a period of time so that the board of directors could meet with senior management of Accelerated Networks to receive an update on the company's financial position and results of operations and the status of certain pending litigation matters. The board of directors also received presentations by senior management of Accelerated Networks summarizing the possibility of either liquidating the company or continuing operations without a strategic partner. After the board of directors meeting concluded, the executive subcommittee reconvened and authorized the senior management of Accelerated Networks to enter into a new confidentiality agreement and exclusivity agreement with Occam, and to continue negotiations with Occam with respect to a possible transaction based on the October 16 proposal.

   During the week of October 22, 2001, Accelerated Networks and Occam and their respective representatives continued due diligence investigations of one another and held several teleconferences to finalize the terms of the new confidentiality agreement and exclusivity agreement into which the Accelerated Networks and Occam intended to enter.

   On October 24, 2001, Accelerated Networks and Occam entered into a new mutual confidentiality agreement and a mutual exclusivity agreement, which included standstill provisions, providing for exclusive negotiations between the parties through November 5, 2001.

   On October 24, 2001, the Occam board of directors held a meeting at which it received an update on the negotiations and due diligence and discussed the fact that Accelerated Networks had requested Occam to obtain at least $20 million of financing as a condition to a transaction. The board of directors discussed various ways to meet this requirement, including a combination of equity and debt financing.

   On October 26, 2001, representatives of Accelerated Networks' legal counsel and representatives of Occam's legal counsel met to discuss and negotiate the terms of the proposed merger agreement and ancillary agreements.

   During the week of October 29, 2001, Accelerated Networks and Occam and their respective representatives continued the due diligence investigations and held several teleconferences to negotiate the terms of the proposed merger agreement and ancillary agreements.

   On October 30, 2001, the members of the executive subcommittee of the Accelerated Networks board, members of Accelerated Networks' senior management and representatives of Alliant Partners and Cooley Godward met at the offices of Cooley Godward in Palo Alto, California to discuss the status of the negotiations with Occam and the material terms of the proposed merger agreement, as well as other strategic alternatives available to Accelerated Networks, including liquidation of the company and certain plans for continuing operations without a strategic partner. Representatives of Alliant Partners provided an overview of the negotiations with Occam, representatives of Cooley Godward provided an overview of the material terms of the proposed merger agreement and related documents and members of senior management provided an overviewregarding the strategic alternatives available to the company. At the end of this meeting, the executive subcommittee authorized all parties in attendance to continue all efforts to negotiate the most attractive terms possible for a merger transaction with Occam, the final terms of which would be subject to the further review and approval by the executive subcommittee and the entire board of directors of Accelerated Networks.

   On October 31, 2001, representatives from Occam, Accelerated Networks, Wilson Sonsini Goodrich & Rosati, Cooley Godward and Alliant Partners held a meeting at the offices of Wilson Sonsini Goodrich & Rosati in Palo Alto, California to discuss significant outstanding issues including the status of Occam's financing, stockholder support for the merger and other open issues in the proposed merger agreement. Also on that date, certain Accelerated Networks operations employees with responsibility for the IAD product line met with certain senior operations personnel of Occam to review further the Accelerated Networks' IAD product line.

   On November 2, 2001, Messrs. DiLello and Hogan, together with representatives of Accelerated Networks' financial and legal advisors, met with Mr. Shah and representatives of Occam's legal advisors, to negotiate outstanding terms of the proposed merger agreement.

   During the week of November 5, 2001, further discussions were held between Accelerated Networks and Occam and their respective legal advisors to negotiate the remaining details of the proposed transaction including final terms of the merger agreement and ancillary agreements. Accelerated Networks and Occam also moved to complete their respective due diligence investigations of one another.

   On November 5, 2001, Occam and Accelerated Networks agreed to amend the exclusivity agreement to extend the exclusivity period until November 12, 2001.

   On November 7, 2001, the Accelerated Networks executive subcommittee held a special meeting to consider the proposed transaction. Accelerated Networks' legal advisors reviewed the principal terms of the proposed merger agreement and related agreements. Alliant Partners then reviewed for the executive subcommittee the material financial analyses that it had performed related to the proposed transaction. After extensive discussion of the proposed transaction, Alliant Partners provided the executive subcommittee with its opinion that, based upon certain assumptions and qualifications, the consideration to be issued by Accelerated Networks to the equityholders of Occam in connection with the proposed merger was fair, from a financial point of view, to the stockholders of Accelerated Networks. After further discussion, the executive subcommittee voted to recommend the proposed transaction to the Accelerated Networks board of directors.

   Immediately following the meeting of the executive subcommittee, the Accelerated Networks board of directors held a special meeting to review the proposed transaction and to consider the recommendation of the executive subcommittee. Accelerated Networks' legal advisors summarized the principal terms of the proposed merger agreement and related agreements, and Alliant Partners summarized for the board of directors the material financial analyses that it had performed related to the proposed transaction and provided the board of directors with its opinion regarding the fairness of the proposed transaction. After further discussion, the Accelerated Networks board of directors voted to approve the proposed transaction, recommended that the stockholders of Accelerated Networks approve the merger and the issuance of shares of Accelerated Networks to shareholders of Occam and authorized the officers of Accelerated Networks to complete negotiations and finalize and execute the merger agreement and the related agreements. Following the meeting of the board of directors, Accelerated Networks contacted Occam to inform it that the Accelerated Networks board of directors had approved the proposed transaction.

   On November 9, 2001, the board of directors of Occam reviewed and approved the terms of the definitive merger agreement and recommended that the shareholders of Occam to approve the merger in accordance with the definitive merger agreement. Occam obtained written commitments from its investors to provide up to $10 million of equity financing and $10 million of debt financing, all as more fully described in "Agreements Related to the Merger - Certain Financing Commitments Made by Occam Investors."

   On November 9, 2001, Accelerated Networks, Occam and Odin Acquisition Corp., a wholly-owned subsidiary of Accelerated Networks, entered into the definitive merger agreement on terms consistent in all material respects with the terms approved by the respective boards of directors of Accelerated Networks and Occam at their respective meetings. In addition, certain Accelerated Networks stockholders and Occam shareholders entered into voting agreements agreeing to vote in favor of the merger.

   The parties issued a joint press release announcing the signing of the definitive merger agreement on November 12, 2001.

Accelerated Networks' Reasons for the Merger

   In its evaluation of the merger, the Accelerated Networks board of directors reviewed and evaluated the recommendation of the executive subcommittee in favor of the approval of the merger and the terms of the merger agreement. In addition, the Accelerated Networks board of directors and the executive subcommittee each reviewed and evaluated several factors, including, but not limited to, the following:

  . the judgment, advice and analysis of Accelerated Networks' senior management with respect to the potential strategic, financial and operational benefits of the merger, based in part on the business, technical, financial, accounting and legal due diligence investigations performed with respect to Occam;

  . in the case of the Accelerated Networks board of directors, the judgment of the members of the executive subcommittee of the board, who were delegated the primary task of orchestrating the business, technical, financial, accounting and legal due diligence investigations performed with respect to Occam and evaluating the potential strategic, financial and operational benefits of the merger;

  . historical information concerning Occam's and Accelerated Networks' respective businesses, financial performance and condition, funding ability, operations, technology, management and competitive position;

  . presentations by the Occam management team to the senior management of Accelerated Networks and the executive subcommittee;

  . current financial market conditions and historical market prices, volatility and trading information with respect to the common stock of Accelerated Networks, and the historical fundraising experience of Occam;

  . uncertainty related to the costs of pending litigation in which Accelerated Networks is a defendant and other contingencies on the amount of cash that would be available for distribution to Accelerated Networks stockholders if the board of directors ultimately determined to liquidate the company in lieu of pursuing one of the strategic alternatives available to Accelerated Networks;

  . the results of substantial efforts made over a significant period of time by Accelerated Networks' senior management and the company's financial advisors to solicit indications of interest from third parties regarding a possible strategic partnership or acquisition of Accelerated Networks or the assets related to one or more of its product lines;

  . the view of Accelerated Networks senior management that the proposed merger represented a greater potential to realize both short-term and long-term value for Accelerated Networks stockholders than other strategic alternatives available to the company, such as maintaining the then-existing operations and product lines of the company or refocusing the company's operations on the development and support of a single product line;

  . the significant downturn in the telecommunications market place and the lack of visibility of when and how the market would return, particularly as it relates to converged services, and the unlikelihood that the company's resources would support the company to that time;

  . the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable; and

  . detailed financial analysis and other information with respect to the companies presented by Accelerated Networks' financial advisor in presentations to the Accelerated Networks board of directors and the executive subcommittee.

   The executive subcommittee of the Accelerated Networks board of directors and the Accelerated Networks board of directors, acting on the recommendation of the executive subcommittee, each have determined that the merger and the terms of the merger agreement are fair to, and in the best interests of, the stockholders of Accelerated Networks. Accordingly, the Accelerated Networks board of directors recommends that the Accelerated Networks stockholders approve the merger and the issuance of Accelerated Networks common stock in the merger. In reaching their respective determinations, the executive subcommittee and the board of directors of Accelerated Networks each considered, among other things, a number of the potential benefits of the merger, including the following:

  . the merger would provide Accelerated Networks stockholders the opportunity to participate in the potential growth of the combined organization after the merger;

  . the combined organization could benefit from the potential synergies created in combining the research and development and technological offerings and strengths of Accelerated Networks and Occam as well as potential cost reductions created by eliminating redundant expenses of the companies;

  . the commitment from Occam's current investors to provide an additional $10 million in equity financing to Occam prior to the completion of the merger and to guarantee or provide an additional $10 million in debt financing following the completion of the merger, would strengthen the balance sheet of the combined organization;

  . the range of options available to the combined organization to access private and public equity markets should additional capital be needed in the future would likely be greater than the options available to Accelerated Networks alone;

  . the stability and technical competence of the Occam management team, which will lead the combined organization could increase the likelihood that the long-term goals of Accelerated Networks would be realized;

  .  the industry expertise of the Occam board of directors;

  . the retention of a substantial number of Accelerated Networks technical employees, and thus their skill sets and experience, could assist the combined organization in developing new products; and

  . the position of Occam relative to its competitors in addressing the next generation of the digital loop carrier market segment could create the potential for increased revenues in a growing market segment.

   The Accelerated Networks board of directors and the executive subcommittee also identified and considered a number of potentially negative factors concerning the merger, including the following:

  . the risk that the potential benefits sought in the merger might not be fully realized, or realized at all under certain circumstances;

  . the possibility that the merger might not be completed in a timely manner or at all, the negative effects of which would be compounded by the reorganization of the company's operations in anticipation of the integration of Accelerated Networks and Occam following the completion of the merger;

  . the short tenure of the Occam management group as a team and its inexperience in managing a publicly held company;

  . the substantial charges expected to be incurred, primarily in the two quarters ending December 31, 2001 and March 31, 2002, in connection with the merger, including the costs of integrating the businesses of Accelerated Networks and Occam and transaction fees and expenses arising from the merger;

  . the risk that despite the efforts of management of the combined organization, key technical personnel might not remain employed by the combined organization;

  . the risks related to Occam's business and how they would affect the operations of the combined organization;

  . the risk that Occam will need additional interim funding to fund its operations until the completion of the merger;

  . the risk that established competitors and recent entrants into the combined organization's target markets will be substantially better funded than the combined organization; and

  . the other risks described in the section entitled "Risk Factors" of this proxy statement/prospectus.

   Both the Accelerated Networks board of directors and the executive subcommittee concluded that, on balance, the potential benefits of the merger to Accelerated Networks and its stockholders outweighed the potentially negative factors associated with the merger.

   This discussion of the information and factors considered by the executive subcommittee in formulating its recommendation to the Accelerated Networks board of directors is not intended to be exhaustive, but is believed to include all of the material factors considered by the executive subcommittee. In view of the variety of factors considered in connection with its evaluation of the merger, the executive subcommittee did not find it practicable to, and did not, quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination. In addition, the executive subcommittee did not reach a specific conclusion on any single factor considered, or any aspect of any particular factor, but rather it conducted an overall analysis of these factors. Individual members of the executive subcommittee may have given different weight to different factors.

Recommendation of Accelerated Networks' Board of Directors

   After careful consideration, the Accelerated Networks board of directors has approved the merger agreement, the merger and the issuance of Accelerated Networks common stock in the merger and has determined that the merger and the issuance of Accelerated Networks common stock in the merger are fair to, and in the best interests of, the stockholders of Accelerated Networks.

   Therefore, the Accelerated Networks board of directors recommends that Accelerated Networks stockholders vote FOR approval of the merger and the issuance of Accelerated Networks common stock in the merger.

   In considering the recommendation of the Accelerated Networks board of directors with respect to the merger and the issuance of Accelerated Networks common stock in the merger, Accelerated Networks stockholders should be aware, however, that certain directors and executive officers of Accelerated Networks may have interests in the merger that are different from, or are in addition to, the interests of Accelerated Networks stockholders. See "The Merger--Interests of Accelerated Networks Directors and Executive Officers."

   Accelerated Networks has obtained from certain Accelerated Networks stockholders their agreement to vote their shares of common stock in favor the merger and the related transactions. Assuming such stockholders comply with these agreements, approval of the merger will occur at the special meeting of Accelerated Networks stockholders.

Opinion of Accelerated Networks' Financial Advisor

   In addition to the other services performed by Alliant Partners for Accelerated Networks described elsewhere in this proxy statement/prospectus, Accelerated Networks retained Alliant Partners to render an opinion regarding the fairness of the proposed merger between Occam and a subsidiary of Accelerated Networks, from a financial point of view, to the stockholders of Accelerated Networks.

   On the afternoon of November 7, 2001, Alliant Partners delivered to the Accelerated Networks board of directors and the executive subcommittee Alliant Partners' opinion that, as of November 7, 2001, and based on the matters described in the opinion, the total consideration to be issued by Accelerated Networks to the equityholders of Occam in connection with the merger was fair, from a financial point of view, to the stockholders of Accelerated Networks. No limitations were imposed by Accelerated Networks on the scope of Alliant Partners' investigations or the procedures to be followed by Alliant Partners in rendering its fairness opinion.

   The full text of the fairness opinion letter, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken by Alliant Partners in connection with the opinion is attached to this proxy statement/prospectus as Appendix I. Stockholders of Accelerated Networks are urged to read Alliant Partners' fairness opinion letter in its entirety. The fairness opinion was prepared for the benefit and use of the Accelerated Networks board of directors in its consideration of the merger and does not constitute a recommendation to stockholders of Accelerated Networks as to how they should vote in connection with the merger. The fairness opinion does not address the relative merits of the merger and any other transactions or business strategies discussed by the Accelerated Networks board of directors or the executive subcommittee as alternatives to the merger agreement or the underlying business decision of the Accelerated Networks board of directors, based on the recommendation of the executive subcommittee, to proceed with or effect the merger, except with respect to the fairness of the total consideration to be issued by Accelerated Networks to the equityholders of Occam, from a financial point of view, to the stockholders of Accelerated Networks. The summary of Alliant Partners' fairness opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Alliant Partners' fairness opinion letter.

   In connection with the preparation of Alliant Partners' fairness opinion, Alliant Partners, among other things:

  . reviewed and discussed the terms of the draft of the merger agreement as of November 6, 2001 with the managements of both Accelerated Networks and Occam;

  . reviewed financial statements and other financial and operating data concerning Occam and Accelerated Networks prepared by their respective managements;

  . compared some aspects of the financial performance of Occam and Accelerated Networks with comparable public companies and the prices paid for securities in those publicly traded companies;

  . analyzed available information, both public and private, concerning other mergers and acquisitions comparable in whole or in part to the merger as well as venture capital financing transactions in companies comparable to Occam;

  . assessed Occam's and Accelerated Networks' values based on forecasts of future cash flows for each company using discounted cash flow analyses;

  . assessed Occam's and Accelerated Networks' relative contribution to the combined organization based on current and projected financial performance; and

  . participated in discussions with Accelerated Networks and Occam management concerning the operations, business strategy, financial performance and prospects for Accelerated Networks and Occam as a combined organization as well as strategic rationale for the merger.

   In conducting its review and arriving at its fairness opinion, Alliant Partners relied on and assumed the accuracy and completeness of the financial statements and other information provided by Accelerated Networks and Occam or otherwise made available to Alliant Partners and did not assume independent responsibility to verify the information. Alliant Partners further relied on the assurances of Accelerated Networks' and Occam's respective managements that the information provided was prepared on a reasonable basis in accordance with industry practice and, with respect to financial planning data, reflected the best currently available estimates and good faith judgments of Accelerated Networks' and Occam's respective managements as to the expected future financial performance of the combined organization and that Accelerated Networks management was not aware of any information or facts that would make the information provided to Alliant Partners incomplete or misleading.

   In arriving at the fairness opinion, Alliant Partners did not perform any appraisals or valuations of specific assets or liabilities of Accelerated Networks or Occam and was not furnished with any appraisals or valuations.

   Alliant Partners did not undertake any independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which Accelerated Networks, Occam or any of their respective affiliates was a party or may be subject. At Accelerated Networks' direction and with its consent, Alliant Partners did rely upon certain information provided by Accelerated Networks' legal counsel regarding the possible assertion of claims, outcomes or damages arising out of those matters relating to pending or threatened litigation, possible unasserted claims or other contingent liabilities to which Accelerated Networks may be subject in the future. Although developments following the date of Alliant Partners' fairness opinion may affect the opinion, Alliant Partners assumed no obligation to update, revise or reaffirm the opinion.

   Following is a summary explanation of the various sources of information and valuation methodologies employed by Alliant Partners in conjunction with rendering its opinion to the Accelerated Networks board of directors and the executive subcommittee.

Business Valuation of Occam

   Comparable Public Company Analysis for Occam. Alliant Partners compared some financial information and valuation ratios relating to Occam to corresponding publicly available data and ratios from a group of selected publicly traded companies deemed comparable to Occam. The comparable companies selected included eight publicly traded companies in the business of providing broadband equipment and networking systems and solutions. Financial information reviewed by Alliant Partners included each company's: (a) enterprise value, calculated as the market capitalization of the selected company, plus the company's long term debt, less the company's excess cash; (b) trailing twelve month, or TTM, revenue as reported as of the date of Alliant Partners' fairness opinion; (c) revenue for calendar year 2000; (d) projected calendar year revenue estimates for 2001 and 2002; and (e) most recently available headcount figures. Comparable companies included: ADC Telecommunications; Adtran; Advanced Fibre Communications; Alcatel; Cisco Systems; Lucent Technologies; Marconi; and Nortel Networks.

   Some adjustments for differences in marketability and size and application of an acquisition control premium were made to the valuation multiples before reaching an implied weighted average enterprise value of $21.8 million for Occam through this methodology. The calendar year, or CY, 2002 revenues multiple and the headcount multiple were weighted equally. The TTM revenues multiple and CY 2001 revenues multiple received lower weighting due to Occam's limited operating history and small TTM and CY 2001 revenue numbers.

   Comparable Transaction Analysis for Occam. Alliant Partners reviewed six comparable merger and acquisition transactions from September 2000 through October 2001 that involved sellers that share some characteristics with Occam, including companies providing broadband access equipment and systems. Those comparable merger and acquisition transactions of companies included:
Motorola's acquisition of RiverDelta Networks; VINA Technologies acquisition of Woodwind Communications Systems; Siemens AG's acquisition of Efficient Networks; ADC Telecommunications acquisition of Broadband Access Systems; Nortel Network's acquisition of Sonoma Systems; and Cisco Systems' acquisition of HyNEX.

   Alliant Partners also reviewed comparable transactions involving venture capital investments in related companies. Comparable companies included:
Seranoa Networks; Corona Networks; GoDigital Networks; 1Tier Communications; Integral Access; Brightlink Networks; 2Wire; TollBridge Technologies; Greenfield Networks; Continuous Computing; Aravox Technologies; Catena Networks; and Xalted Networks.

   Estimated multiples paid in the comparable merger and acquisition transactions were based on information obtained from public filings, public company disclosures, press releases, industry and popular press reports, databases and other sources. The transaction values were adjusted to account for changes in each respective acquiror's stock price since the transaction effective date. Estimated multiples paid in the comparable venture capital investments were based on information obtained from venture capital databases and other sources. The pre-money valuation amounts were adjusted to account for changes in market conditions since each respective company's funding date.

   Some additional adjustments for differences in liquidity and size/stage of development (as well as an application of an acquisition control premium for the venture capital financings) were made to the valuation multiples before reaching an implied weighted average enterprise value of $41.2 million for Occam through this comparable transactions methodology. The headcount multiples developed from the comparable merger and acquisition transactions and comparable venture capital investments approaches were weighted equally. The revenue multiple developed from the comparable merger and acquisition transactions received lower weighting due to Occam's limited operating history and small TTM revenue number.

   No company, transaction or business utilized as a comparison in the comparable public company analysis or the comparable transaction analysis is identical to Accelerated Networks, Occam or the merger. In evaluating the comparable companies, Alliant Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Accelerated Networks or Occam. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, comparable transactions or the business segment, company or transactions to which they are being compared.

   Discounted Cash Flow Analysis for Occam. Alliant estimated the present value of the projected future cash flows of Occam on a stand-alone basis based on projections for the years ending December 31, 2001 through December 31, 2005 and an appropriate discount rate. Alliant Partners obtained a terminal valuation based on application of the Gordon Growth model, which assumed a long-term growth rate of 30%. Based on this methodology, Occam has an implied enterprise value of $26.2 million.

   Prior Venture Capital Valuation of Occam. Occam received venture capital financing in February 2001 at a pre-money valuation of $31 million. This pre-money valuation amount was adjusted to account for changes in market conditions since the company's funding date, yielding an adjusted pre-money valuation for Occam of $14.4 million.

   Business Valuation Summary for Occam. To reach a value range for the enterprise value of Occam, Alliant Partners utilized a weighted average of the value indications implied by the four methodologies of $25.9 million.

Business Valuation of Accelerated Networks

   For the purposes of this analysis, Alliant Partners assumed that Accelerated Networks would provide approximately 68% of its value to Occam equityholders in the merger, resulting in an assumed percentage ownership to Accelerated Networks equityholders as part of the combined organization of approximately 32%. Actual resulting percentage ownership to Accelerated Networks equityholders may vary upon completion of the merger based on the exchange ratio determined at closing.

   Accelerated Networks management has for some time not believed that Accelerated Networks' market price has represented the intrinsic market value for the Company. Accordingly, a valuation analysis was performed in order to reach an estimated value for the merger consideration if the merger were completed on November 7, 2001, the date of rendering the fairness opinion.

   Comparable Company Analysis for Accelerated Networks. Alliant Partners compared some financial information and valuation ratios relating to Accelerated Networks to corresponding publicly available data and ratios from a group of selected publicly traded companies deemed comparable to Accelerated Networks. The comparable companies selected included nine publicly traded companies in the business of providing networking and/or broadband systems and solutions. Financial information reviewed by Alliant Partners included each company's: (a) enterprise value, calculated as the market capitalization of the selected company, plus the company's long term debt, less the company's excess cash; (b) trailing twelve month, or TTM, revenue as reported as of the date of Alliant Partners' fairness opinion; (c) revenue for calendar year 2000; (d) projected calendar year revenue estimates for 2001; and (e) most recently available headcount figures. Comparable companies included: ADC Telecommunications; Adtran, Inc; Advanced Fibre Communications; Alcatel; Cisco Systems; Copper Mountain; Lucent Technologies; Nortel Networks; and VINA Technologies.

   Some adjustments for differences in performance and size and application of an acquisition control premium were made to the valuation multiples before reaching an implied average enterprise value of $25.2 million for Accelerated Networks through this methodology.

   Comparable Transaction Analysis for Accelerated Networks. Alliant Partners reviewed ten comparable merger and acquisition transactions from April 2000 through October 2001 that involved sellers that share some characteristics with Accelerated Networks, including companies providing networking and/or broadband systems and solutions. These comparable transactions of companies included:
Motorola'a acquisition of RiverDelta Networks; Netopia's acquisition of Cayman Systems; Nokia's acquisition of Amber Networks; Siemens AG's acquisition of Efficient Networks; Nokia's acquisition of RAMP Networks; Sonus' acquisition of telecom technologies; Nortel Network's acquisition of Sonoma Systems; Terayon's acquisition of Mainsail; Cisco System's acquisition of HyNEX; and Paradyne's acquisition of Control Resources Corp.

   Estimated multiples paid in the comparable transactions were based on information obtained from public filings, public company disclosures, press releases, industry and popular press reports, databases and other sources. The transaction values were adjusted to account for changes in the respective acquiror's stock prices since the effective date of the transaction. Some additional adjustments for differences in performance were made to the valuation multiples before reaching an implied enterprise value of $37.5 million for Accelerated Networks through this methodology.

   Discounted Cash Flow Analysis for Accelerated Networks. Alliant estimated the present value of the projected future cash flows of Accelerated Networks on a stand-alone basis based on projections for the years ending December 31, 2001 through December 31, 2003 and an appropriate discount rate. Alliant Partners obtained a terminal valuation based on application of an adjusted projected revenue multiple to terminal year projected revenues. Based on this methodology, Accelerated Networks has an implied enterprise value of $13.1 million.

   Business Valuation Summary for Accelerated Networks. To reach a value range for the enterprise value of Accelerated Networks, Alliant Partners utilized a weighted average of the value indications implied by the three methodologies of $29.5 million. The comparable company analyses and comparable transaction analysis were each weighted equally. The discounted cash flow method received a lower weighting, as this methodology was based on projections for Accelerated Networks if the company were to continue as a stand alone entity, which Accelerated Networks management does not believe is a viable option for the Company.

Relative Contribution Analysis

   Alliant Partners analyzed Accelerated Network's and Occam's relative contributions to the combined organization based on analysis of each company's current and projected revenue contribution to the combined organization for calendar years 2001 through 2003 as well as contributions based on each company's most recent balance sheet figures. To reach a range for the percentage contributions of Accelerated Networks and Occam to the combined organization, Alliant Partners utilized a weighted average of the percentage contributions indicated by the analysis of the combined income statements and balance sheets. The indicated income statement contributions were weighed higher than the indicated balance sheet contributions. The income statement is seen as providing the best indication of both Accelerated Networks' and Occam's contribution to the combined organization going forward, as it is based upon both present and expected future financial performance. The relative contribution analysis yielded implied weighted average percentage contribution range for Accelerated Networks of 28% to 34% and an implied weighted average percentage contribution range for Occam of 72% to 66%, consistent with the respective percentage ownership interests expected at the completion of the merger.

Conclusion

   While the foregoing summarizes some analyses and factors that Alliant Partners deemed material, it is not a comprehensive description of all analyses and factors considered by Alliant Partners. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Alliant Partners believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying Alliant Partners' fairness opinion. The conclusions reached by Alliant Partners may involve significant elements of subjective judgment and qualitative analysis. In performing its analyses, Alliant Partners considered general economic, market and financial conditions and other matters, many of which are beyond the control of Accelerated Networks and Occam.

   Pursuant to its letter agreement with Accelerated Networks, Alliant Partners will receive a fee for the fairness opinion rendered to the Accelerated Networks board of directors and the executive subcommittee. Accelerated Networks has also agreed to reimburse Alliant Partners for its out-of-pocket expenses and to indemnify and hold harmless Alliant Partners and its affiliates and any person, director, employee or agent acting on behalf of Alliant Partners or any of its affiliates, or any person controlling Alliant Partners or its affiliates, for losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Alliant Partners as financial advisor to Accelerated Networks. The terms of the fee arrangement with Alliant Partners, which Accelerated Networks and Alliant Partners believe are customary in transactions of this nature, were negotiated at arm's-length.

   Alliant Partners was retained based on Alliant Partner's experience as a financial advisor. As part of its investment banking business, Alliant Partners is frequently engaged in the valuation of technology businesses and their securities in connection with mergers and acquisitions, sales and divestitures, joint ventures and strategic partnerships, private financings and other specialized studies.

Occam's Reasons for the Merger

   In its evaluation of the merger, the Occam board of directors reviewed and evaluated several factors, including, but not limited to, the following:

  . the judgment, advice and analysis of Occam's senior management with respect to the potential strategic, financial and operational benefits of the merger and liabilities assumed in the merger, based in part on the business, technical, financial, accounting and legal due diligence investigations performed with respect to Accelerated Networks;

  . historical information concerning Occam's and Accelerated Networks' respective businesses, financial performance and condition, funding ability, operations, technology, management and competitive position;

  . current financial market conditions and historical market prices, volatility and trading information with respect to the common stock of Accelerated Networks;

  . the current conditions of the private equity market, as it relates to Occam's ability to raise additional capital from new investors for the continued growth of Occam's business;

  . the current conditions in the telecommunications market place and the positioning of Occam within that market after the merger;

  . the terms of the merger agreement, including the parties' representations, warranties and covenants and the conditions to their respective obligations; and

  .  the impact of the merger on Occam's customers and employees.

   The Occam board of directors has determined that the merger and the terms of the merger agreement are fair to, and in the best interests of, the shareholders of Occam. Accordingly, the Occam board of directors recommends that the shareholders of Occam approve and adopt the merger agreement and approve the merger. In reaching this determination, the members of the Occam board of directors, other than Steven Krausz who abstained from the discussions, considered, among other things, a number of the potential benefits of the merger, including the following:

  . given the current economic climate, it would be difficult for Occam to raise capital through the private equity market to fund its current business plan;

  . the merger will provide Occam shareholders with shares of common stock in a publicly traded company

  . the range of options available to the combined organization to access private and public equity markets should additional capital be needed in the future would likely be greater than the options available to Occam alone;

  . Occam's and Accelerated Networks' available cash, and the commitment from Occam's current investors to provide an additional $10 million in equity financing to Occam prior to the completion of the merger and to guarantee or provide an additional $10 million in debt financing following the completion of the merger, could provide Occam with sufficient capital to fund its current business plan;

  . the addition of Accelerated Networks' cash, intellectual property and other assets will help accelerate Occam's development plans and Occam's ability to pursue carriers as customers;

  . Accelerated Networks' integrated access device product line should provide an additional source of revenue in the short term; and

  . the retention of some of Accelerated Networks technical employees should fulfill Occam's current hiring needs, and such employees could assist the combined organization in developing new products.

   The members of the Occam board of directors, other than Steven Krausz who abstained from the discussions, also identified and considered a number of potentially negative factors concerning the merger, including the following:

  . pending lawsuits against Accelerated Networks and contingent liabilities of Accelerated Networks which would be assumed by Occam by virtue of the merger;

  . the risk that the potential benefits sought in the merger might not be fully realized, or realized at all, under certain circumstances;

  . the substantial charges expected to be incurred, primarily in the two quarters ending December 31, 2001 and March 31, 2002, in connection with the merger, including the costs of integrating the businesses of Accelerated Networks and Occam and transaction fees and expenses arising from the merger; and

  . the other risks described in the section entitled "Risk Factors" beginning on page 19 of this proxy statement/prospectus.

   The Occam board of directors concluded that, on balance, the potential benefits of the merger to Occam and its shareholders outweighed the potentially negative factors associated with the merger.

   This discussion of the information and factors considered by the Occam board of directors is not intended to be exhaustive, but is believed to include all of the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the Occam board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination. In addition, the Occam board of directors did not reach a specific conclusion on any single factor considered, or any aspect of any particular factor, but rather it conducted an overall analysis of these factors. Individual members of the Occam board of directors may have given different weight to different factors.

Recommendation of Occam's Board of Directors

   After careful consideration, the Occam board of directors has approved the merger agreement and the merger and has determined that the merger and the merger agreement are fair to, and in the best interests of, the shareholders of Occam. Therefore, the Occam board of directors recommends Occam shareholders vote FOR the approval and adoption of the merger agreement and the approval of the merger. The Occam board of directors also recommends that Occam shareholders who hold shares of Occam preferred stock vote FOR automatic conversion of all Occam preferred stock into Occam common stock immediately prior to the completion of the merger.

   In considering the recommendation of the Occam board of directors with respect to the merger, merger agreement and the automatic conversion of the Occam preferred stock into the common stock, the Occam shareholders should be aware, however, that directors and executive officers of Occam may have interests in the merger that are different from, or are in addition to, the interests of Occam shareholders. Please see "The Merger --Interests of Occam Directors and Executive Officers."

   Occam has obtained from certain Occam shareholders their agreement to vote their shares of capital stock in favor the merger and the related transactions. Assuming such shareholders comply with these agreements, approval of the merger will occur at the special meeting of Occam shareholders.

Accounting Treatment

   The merger will be accounted for as a "reverse acquisition" using the "purchase" method of accounting, pursuant to which Occam will be treated as the acquiring entity. For accounting purposes, the purchase price will be allocated based on the fair values of the Accelerated Networks assets acquired and liabilities assumed. Any excess of purchase price over fair value of the net tangible assets of Accelerated Networks will be recorded as goodwill and other intangible assets. Any goodwill recorded will not be amortized but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives. Any excess of fair value of the net tangible assets of Accelerated Networks over the purchase price will result in negative goodwill. The amount of negative goodwill to be determined upon closing of the merger will be recorded as an extraordinary gain in the combined company's statement of operations.

Material United States Federal Income Tax Consequences of the Merger

   The following discussion represents the opinion of Cooley Godward, tax counsel to Accelerated Networks, and Wilson Sonsini Goodrich & Rosati, tax counsel to Occam, concerning the material United States federal income tax consequences of the merger to Occam shareholders, Occam and Accelerated Networks. The following discussion is based on existing provisions of the United States Internal Revenue Code, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Accelerated Networks, Occam or Occam shareholders as described herein.

   We do not discuss all United States federal income tax considerations that may be relevant to Occam shareholders in light of their particular circumstances. Factors that could alter the tax consequences of the merger to an Occam shareholder include whether such a shareholder:

  .  is a dealer in securities;

  . is subject to the alternative minimum tax provisions of the United States Internal Revenue Code;

  .  is a non-United States person or entity;

  .  is a financial institution, tax-exempt organization or insurance company;

  . acquired Occam shares in connection with stock option or stock purchase plans or in other compensatory transactions;

  . holds Occam shares as part of an integrated investment, including a "straddle," consisting of shares of Occam stock and one or more other positions; or

  . holds Occam shares subject to the constructive sale provisions of Section 1259 of the United States Internal Revenue Code.

   In addition, we do not discuss the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger, whether or not any such transactions are undertaken in connection with the merger, including without limitation any transaction in which Occam shares are acquired or shares of Accelerated Networks common stock are disposed of, or the tax consequences to holders of options, warrants or similar rights to acquire Occam shares. This discussion assumes that Occam shareholders hold their shares of Occam stock as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code (generally, as an investment), which we refer to in this discussion as the Code.

   Accordingly, Occam shareholders are urged to consult their own tax advisors concerning the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to them in the merger.

   The obligations of Accelerated Networks and Occam to complete the merger are conditioned upon the receipt of opinions from Accelerated Networks' and Occam's respective tax counsel that the merger will constitute a tax-free reorganization within the meaning of section 368(a) of the Code. These opinions are subject to certain limitations, qualifications and assumptions, and are based on certain facts and representations, including factual representations contained in certificates executed by officers of Accelerated Networks and Occam. These representations, if incorrect in any material respect, could jeopardize the conclusions reached in this discussion. Neither Accelerated Networks nor Occam is currently aware of any facts or circumstances that would cause such representations and warranties to be untrue or incorrect in any material respect. These opinions assume the absence of changes in the relevant facts and law between the date of this proxy statement/prospectus and the completion of the merger, and assume that the merger is completed as described in the merger agreement and this proxy statement/prospectus.

   Subject to the conditions and limitations expressed in this discussion, in the opinion of Cooley Godward and Wilson Sonsini Goodrich & Rosati, the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. As a result, the merger generally will have the following tax consequences to Occam shareholders, Occam and Accelerated Networks:

  . Occam shareholders will not recognize any gain or loss upon their receipt of solely Accelerated Networks common stock in the merger;

  . the aggregate tax basis of the Accelerated Networks common stock received by an Occam shareholder in the merger, including any fractional shares of Accelerated Networks common stock an Occam shareholder is deemed to receive, will be the same as the aggregate tax basis of the shares of Occam stock surrendered in exchange therefor;

  . the holding period of the Accelerated Networks common stock received by an Occam shareholder in the merger will include the period for which the Occam stock surrendered by such shareholder in exchange therefor was considered to be held;

  . any cash payment received by an Occam shareholder for a fractional share of Accelerated Networks common stock will be treated as if such fractional share had been issued in the merger and then redeemed by Accelerated Networks. Assuming that, immediately after the merger, such shareholder holds a minimal interest in Accelerated Networks, exercises no control over Accelerated Networks and, as a result of the deemed redemption and after giving effect to certain constructive ownership rules, experiences an actual reduction in interest in Accelerated Networks, such shareholder will recognize capital gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and the holder's adjusted tax basis allocable to such fractional share. Otherwise the cash payment may be taxable to the Occam shareholder as a dividend. Any capital gain or loss will be long-term capital gain or loss if the Occam shareholder has held the shares of Occam common stock for more than one year at the time the merger is completed; and

  . Accelerated Networks and Occam will not recognize gain or loss solely as a result of the merger.

   Occam shareholders validly exercising dissenters' rights generally will recognize gain or loss equal to the difference, if any, between the cash they receive as a result of exercising these rights and their basis in the shares of Occam stock surrendered in exchange. Assuming these shares are held as capital assets, and provided that the payment is not essentially equivalent to a dividend within the meaning of Section 302 of the Code, any gain or loss recognized generally will be capital gain or loss and, in the case of shares held for more than one year, the gain, if any, will be long-term capital gain.

   Neither Accelerated Networks nor Occam will request a ruling from the Internal Revenue Service in connection with the merger. The tax opinions referred to above do not bind the Internal Revenue Service and do not prevent the Internal Revenue Service from asserting a contrary opinion. If the Internal Revenue Service successfully challenged the status of the merger as a reorganization, Occam shareholders would recognize taxable gain or loss with respect to each share of Occam stock surrendered in the merger equal to the difference between the fair market value, as of the completion of the merger, of the Accelerated Networks common stock received in the merger and the holders' basis in the shares of Occam stock exchanged therefor. In such event, a holder's aggregate basis in the Accelerated Networks common stock so received would equal the fair market value of such stock as of the effective time of the merger and the holder's holding period for such stock would begin the day after the merger.

   Each Occam shareholder that receives Accelerated Networks common stock in the merger will be required to file a statement with his, her or its federal income tax return setting forth the shareholder's basis in the Occam stock surrendered and the fair market value of the Accelerated Networks stock and cash received in the merger, and to retain permanent records of these facts relating to the merger.

   Unless an exemption applies under applicable law and regulations, the exchange agent is required to withhold, and will withhold, 30% of any cash payments to an Occam shareholder in the merger unless the shareholder provides the appropriate form as described below. Each Occam shareholder should complete and sign the substitute Form W-9 included as part of the letter of transmittal to be sent to each Occam shareholder, so as to provide the information, including such shareholder's taxpayer identification number, and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Accelerated Networks and the exchange agent.

   The preceding discussion is intended only as a summary of certain United States income tax consequences of the merger and does not purport to be a complete analysis or discussion of all potential tax effects relevant thereto. Thus, Occam shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

Dissenters' Rights

   Under the California Corporations Code, Occam shareholders who do not vote for the approval and adoption of the merger agreement and the approval of the merger may demand in writing that Occam or Accelerated Networks pay the fair market value of their shares. The fair market value of shares of Occam common stock will be determined as of the day before the first announcement of the merger, excluding any appreciation or depreciation resulting as a consequence of the merger, but adjusted for any stock split, reverse stock split or share dividend that becomes effective thereafter. The dissenting shareholders may have the right to receive such consideration as may be determined to be due with respect to their dissenting shares (as defined below) pursuant to the laws of the State of California. Shareholders who elect to exercise their dissenters' rights must comply with all of the procedures to preserve those rights.

   A copy of Chapter 13 of the California Corporations Code, which sets forth the laws governing dissenters' rights, is attached as Appendix J to this proxy statement/prospectus. These procedures are complicated and must be followed completely. Failure to comply with the procedures will cause an Occam shareholder's dissenters' rights to terminate. The shares of Occam capital stock with respect to which holders have perfected their purchase demands in accordance with Chapter 13 and have not effectively withdrawn or lost such rights are referred to as the dissenting shares.

   The following information is only a summary of the procedures and is qualified in its entirety by the provisions in Chapter 13. Please review Chapter 13 for complete procedures. Neither Accelerated Networks nor Occam will give holders of Occam capital stock any notice of their dissenters' rights other than as described in this proxy statement/prospectus and as required by the California Corporations Code.

  General Requirements

   Chapter 13 of the California Corporations Code generally requires the following to perfect shareholder dissenters' rights:

  . The shareholder must not vote in favor of the approval and adoption of the merger agreement and the approval of the merger.

  . If the approval and adoption of the merger agreement and the approval of the merger is thereafter approved by the required vote of the holders of Occam capital stock and the merger is not abandoned or terminated, Occam will send an approval notice to Occam shareholders who did not vote in favor of these matters.

  . The Occam shareholder who did not vote in favor of the approval and adoption of the merger agreement and the approval of the merger must then submit a written demand for purchase which must include a statement as to what the shareholder claims to be the fair market value of those shares and submit the shares for endorsement.

  . If the shareholder and Occam (or Accelerated Networks following the completion of the merger) fail to agree upon the fair market value of the shares, then the shareholder may file an action in the superior court of Santa Barbara County.

   Occam shareholders should read the paragraphs below for more details on making a demand for dissenters' rights and submitting their shares.

  Approval Notice

   Within ten days after the approval and adoption of the merger agreement and the approval of the merger by Occam's shareholders, Occam must mail an approval notice to all shareholders who have not voted for approval and adoption of the merger agreement and approval of the merger, together with a statement of the price determined by Occam to represent the fair market value of the applicable dissenting shares, a brief description of the procedures to be followed in order for the shareholder to pursue his or her dissenters' rights, and a copy of Sections 1300-1304 of the California Corporations Code. The statement of price by Occam constitutes an offer by Occam to purchase all dissenting shares at the stated amount.

  Written Demand for Purchase

   A shareholder of Occam electing to exercise dissenters' rights must, within the time period provided in Section 1301(b) of the California Corporations Code, demand in writing from Occam the purchase of his or her shares of Occam common stock and payment to the shareholder at their fair market value. A holder who elects to exercise dissenters' rights should mail or deliver his or her written demand to Occam at 77 Robin Hill Road, Santa Barbara, California 93117, Attention: Secretary. The demand should specify the holder's name and mailing address and the number of shares of Occam capital stock held of record by such shareholder and state that such holder is demanding purchase of his or her shares and payment of their fair market value, and must also contain a statement as to what the shareholder claims to be the fair market value of such shares as of the day before the first announcement of the terms of the proposed merger. This statement of the fair market value of the shares of Occam capital stock constitutes an offer by the shareholder to sell the dissenting shares held by the shareholder at that price.

  Endorsement of Shares

   Within 30 days after the mailing of the approval notice, the shareholder must also submit the certificates representing the dissenting shares to Occam for endorsement as dissenting shares in accordance with Section 1302 of the California Corporations Code. In the event the dissenting shares are uncertificated, the holder should so indicate in his or her written demand.

  Agreed Upon Price

   If Occam and the Occam shareholder agree that the shares are dissenting shares and agree upon the purchase price of the shares, the dissenting shareholder is entitled to the agreed-upon price with interest thereon at the legal rate on judgments from the date of such agreement. Payment for the dissenting shares must be made within 30 days after the later of the date of such agreement or the date on which all statutory and contractual conditions to the merger are satisfied, and is subject to surrender to Occam of the certificates representing the dissenting shares.

  Failure to Agree Upon Price, Dissenter's Action

   If Occam denies that the shares are dissenting shares or if Occam and the shareholder fail to agree upon the fair market value of the shares of Occam common stock, then within the six-month period as provided in Section 1304(a) of the California Corporations Code, any shareholder who has made a valid written purchase demand and who has not voted in favor of approval of the merger may file a complaint in the superior court of Santa Barbara County requesting a determination as to whether the shares are dissenting shares or as to the fair market value of such holder's shares of Occam capital stock or both, or may intervene in any pending action brought by any other Occam shareholder. If the fair market value of the dissenting shares is at issue, the court may appoint one or more impartial appraisers to determine the fair market value of such dissenting shares.

  Continuing Rights and Privileges of Dissenting Shareholders

   Except as expressly limited by Chapter 13, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A holder of dissenting shares may not withdraw a demand for payment unless Occam consents thereto.

  Termination of Dissenting Shareholder Status

   Dissenting shares lose their status as dissenting shares, and dissenting shareholders cease to be entitled to require Occam to purchase their shares if:
(a) the merger is abandoned; (b) the shares are transferred prior to their submission to Occam for the required endorsement; (c) the dissenting shareholder and Occam, or Accelerated Networks after the merger, do not agree upon the status of the shares as dissenting shares or do not agree on the purchase price, but neither Occam nor the shareholder files a complaint or intervenes in a pending action within six months after mailing of the approval notice; (d) with Occam's consent, the holder delivers to Occam a written withdrawal of such holder's demand for purchase of his or her shares.

   If an Occam shareholder fails to comply strictly with the foregoing procedures the shareholder will lose his or her dissenters' rights. Consequently, Occam shareholders who wish to exercise their dissenters' rights are strongly encouraged to consult a legal advisor before attempting to do so.

Federal Securities Laws Consequences

   This proxy statement/prospectus does not cover any resales of the Accelerated Networks common stock received in the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

   All shares of Accelerated Networks common stock received by Occam shareholders in the merger should be freely transferable, except that if an Occam shareholder is deemed to be an "affiliate" of Occam under the Securities Act of 1933, as amended, at the time of the special meeting, the Occam shareholder may resell those shares only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be affiliates of Occam under the Securities Act generally include individuals or entities that control, are controlled by, or are under common control with, Occam, and generally would not include shareholders who are not officers, directors or principal shareholders of Occam.

Interests of Accelerated Networks Directors and Executive Officers

   Upon completion of the merger and the issuance of Accelerated Networks common stock in the merger, the directors and officers of Accelerated Networks, along with those individuals who were directors and officers of Accelerated Networks since the beginning of the fiscal year ended December 31, 2000, will collectively beneficially own % of the outstanding stock of Accelerated Networks, calculated on the basis set forth under "Accelerated Networks Principal Stockholders."

   Steven Krausz is a director of both Accelerated Networks and Occam, and certain entities affiliated with Mr. Krausz beneficially owns 9,006,840 shares of Occam capital stock.

   Certain entities affiliated with Peter Morris, who is a director of Accelerated Networks, beneficially own 8,996,949 shares of Occam capital stock.

   Accelerated Networks has entered into agreements indemnifying its directors and executive officers which contain provisions that may require Accelerated Networks to, among other things:
  . indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature; and
  . advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

   In addition, the merger agreement provides that Accelerated Networks will maintain directors' and officers' liability insurance in specified amounts and for specified periods following the effective time of the merger, covering the existing Accelerated Networks directors for their acts and omissions occurring prior to the completion of the merger.

   As a result of the foregoing, the directors and executive officers of Accelerated Networks may be more likely to vote to approve the merger than Accelerated Networks stockholders generally.

Interests of Occam Directors and Executive Officers
   Upon completion of the merger and the issuance of Accelerated Networks common stock in the merger, the directors and officers of Occam, along with those individuals who were directors and officers of Occam since the beginning of the fiscal year ended December 30, 2000, will collectively beneficially own % of the outstanding stock of Occam, calculated on the basis set forth under "Occam Principal Shareholders."


   Steven Krausz is a director of both Accelerated Networks and Occam, and certain entities affiliated with Mr. Krausz own 6,653,473 shares of Accelerated Networks common stock.

   Thomas McConnell is a director of Occam, and certain entities affiliated with Mr. McConnell own 3,907,118 shares of Accelerated Networks common stock.

   As a result of the foregoing, the directors and executive officers of Occam may be more likely to approve the merger.

                     CERTAIN TERMS OF THE MERGER AGREEMENT

   The following description of the merger agreement describes certain material terms of the merger agreement. The full text of the merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. Accelerated Networks stockholders and Occam shareholders are encouraged to read carefully the entire merger agreement.

Structure of the Merger

   At the effective time of the merger, Accelerated Networks' wholly-owned subsidiary, Odin Acquisition Corp., will be merged with and into Occam. Upon completion of the merger, Occam will continue as the surviving corporation and will be a wholly-owned subsidiary of Accelerated Networks.

Directors and Officers of Accelerated Networks and Occam Upon Completion of the Merger

   Upon completion of the merger, the existing members of the Accelerated Networks board of directors will resign from the board of directors, with the exception of one member to be designated by Accelerated Networks before the effective time of the merger. This person will be entitled to remain a member of the Accelerated Networks board of directors until at least the first anniversary of the effective time of the merger. Accelerated Networks has designated Gary J. Sbona as the remaining board member. This remaining board member will, upon the resignation of the other board members and in accordance with the Accelerated Networks amended and restated bylaws, appoint as members of the board of directors of Accelerated Networks certain individuals to be designated by Occam prior to the completion of the merger. The existing officers of Accelerated Networks will also resign upon completion of the merger and new officers will be appointed by the newly-constituted Accelerated Networks board of directors. The individuals currently contemplated to become the directors and officers of Accelerated Networks immediately following the completion of the merger are identified under the heading entitled "Accelerated Networks Management After the Merger."

   Upon completion of the merger, Kumar Shah will become the sole director of Occam and the existing officers of Occam will remain the officers of Occam.

Effective Time of the Merger

   The merger agreement provides that the merger will become effective when an agreement of merger is filed with the Secretary of State of the State of California in accordance with the relevant provisions of the California General Corporation Law. The completion of the merger will take place no later than the second business day after the conditions to the merger set forth in the merger agreement are satisfied or waived, or at such other time, date and location as the parties agree in writing. It is anticipated that the effective time of the merger will occur as soon as practicable following the special meetings of the Accelerated Networks stockholders and the Occam shareholders.

Manner and Basis of Converting Shares of Occam Common Stock

   The merger agreement provides that, as of the effective time of the merger, each share of Occam common stock issued and outstanding immediately prior to the completion of the merger, other than any dissenting shares and shares of Occam capital stock held by Occam or Occam's wholly-owned subsidiaries, will be cancelled and extinguished and converted automatically into the right to receive a number of shares of Accelerated Networks common stock equal to the "exchange ratio" to be determined as described below, plus cash in lieu of any fractional share. Occam is required to effect a conversion of all Occam preferred stock into Occam common stock immediately prior to the completion of the merger, and accordingly, no Occam preferred stock will be outstanding at the effective time of the merger. The provisions described below are complex, and Accelerated Networks stockholders and Occam shareholders are referred to the full text of the merger agreement attached as Appendix A to this proxy statement/prospectus for the complete text of these provisions.

   The merger agreement provides that the exchange ratio will be equal to a fraction whose numerator is the "merger consideration" and whose denominator is the "Occam common equivalent number." Each of these terms is defined below.

   The merger consideration means a number of shares of Accelerated Networks common stock calculated by multiplying 2.125 by the "ANI common equivalent number."

   The ANI common equivalent number means the sum of the following:

  . the aggregate number of shares of Accelerated Networks common stock that are outstanding immediately prior to the completion of the merger;

  . 4,720,461 shares of Accelerated Networks common stock (which number represents an agreed portion of the shares of Accelerated Networks common stock that are purchasable under or otherwise subject to all options to purchase shares of Accelerated Networks common stock that were outstanding on the date of the merger agreement), reduced by the number of shares of Accelerated Networks common stock, if any, that are actually issued prior to the completion of the merger upon the exercise of options to purchase shares of Accelerated Networks common stock issued prior to the date of the merger agreement with exercise prices of less than $1.00 per share;

  . the aggregate number of shares of Accelerated Networks common stock that are purchasable under or otherwise subject to all options and warrants to purchase shares of Accelerated Networks common stock that are issued after the date of the merger agreement and prior to the completion of the merger, if any, and that are outstanding immediately prior to the completion of the merger; and

  . the aggregate number of shares of Accelerated Networks common stock that are issuable upon the conversion of all other convertible securities of Accelerated Networks that are outstanding or deemed outstanding immediately prior to the completion of the merger (excluding all options and warrants to purchase shares of Accelerated Networks common stock).

   The Occam common equivalent number means the sum of the following:

  . the aggregate number of shares of Occam common stock that are outstanding immediately prior to the completion of the merger (including shares of Occam common stock to be issued upon the conversion of all Occam preferred stock outstanding immediately prior to the completion of the merger);

  . the aggregate number of shares of Occam common stock that are purchasable under or otherwise subject to all options and warrants to purchase shares of Occam common stock that are outstanding or deemed outstanding immediately prior to the completion of the merger;

  . the aggregate number of shares of Occam common stock that are directly or indirectly issuable upon the conversion of all other convertible securities of Occam that are outstanding or deemed outstanding immediately prior to the completion of the merger (including those convertible securities issued in connection with the commitment made by certain Occam investors to guarantee up to $10 million of Occam's indebtedness incurred between the first and fourth anniversaries of the completion of the merger) (excluding all options and warrants to purchase shares of Occam common stock); and

  . the aggregate number of shares of Occam common stock or Occam preferred stock (or their equivalents) which Occam has entered into any commitment or arrangement to issue (or to issue options or warrants with respect to) prior to the completion of the merger, but which are not outstanding immediately prior to the completion of the merger.

   No fractional shares of Accelerated Networks common stock will be issued in the merger. Instead, each Occam shareholder otherwise entitled to a fractional share will receive a cash amount, rounded to the nearest whole cent, without interest, determined by multiplying that fraction by the closing price of Accelerated Networks common stock on The Nasdaq National Market on the last trading day before the effective time of the merger.

Exchange of Occam Stock Certificates

   Following the effective time of the merger, U.S. Stock Transfer Corporation, which has been selected by Accelerated Networks to act as exchange agent, will mail to each record holder of Occam capital stock a letter of transmittal and instructions for use specifying other details of the exchange. The record holders will use the letter of transmittal to exchange Occam stock certificates for the shares of Accelerated Networks common stock and cash in lieu of fractional shares of Accelerated Networks common stock to which the record holders of Occam capital stock are entitled to receive in connection with the merger.

   Occam shareholders should not forward Occam stock certificates to the exchange agent until they have received letters of transmittal from the exchange agent following the completion of the merger. Occam shareholders should not return their Occam stock certificates with the enclosed proxy.

   After the effective time of the merger, transfers of Occam capital stock will not be registered on the stock transfer records of Occam, and each certificate that previously evidenced Occam capital stock (including certificates evidencing Occam preferred stock that has been converted into Occam common stock) will be deemed to evidence the right to receive the shares of Accelerated Networks common stock and cash in lieu of fractional shares of Accelerated Networks common stock to which the record holders of Occam capital stock are entitled to receive in connection with the merger. Accelerated Networks will not pay dividends or other distributions on any shares of Accelerated Networks common stock to be issued to the holder any Occam stock certificate that is not surrendered until the Occam capital stock certificate is surrendered as provided in the merger agreement. No interest will be payable on the cash to be paid to Occam shareholders in lieu of the issuance of fractional shares of Accelerated Networks common stock.

Assumption of Occam Stock Options and Warrants

   At the effective time of the merger, Accelerated Networks will assume each outstanding option to purchase Occam common stock, whether or not exercisable at the effective time of the merger. Each Occam option will continue to be subject to the same terms and conditions set forth in the Occam stock option plan (and any applicable stock option agreement for such Occam option) it was subject to immediately prior to the completion of the merger, including any repurchase rights or vesting provisions, except for the following two adjustments. First, each assumed Occam option will be exercisable, or will become exercisable in accordance with its terms, for that number of whole shares of Accelerated Networks common stock equal to the product of the number of shares of Occam common stock that were issuable upon exercise of that option immediately prior to the completion of the merger multiplied by the exchange ratio applicable to the conversion of shares of Occam common stock in connection with the merger, rounded down to the nearest whole number of shares of Accelerated Networks common stock. Second, the per share exercise price for the shares of Accelerated Networks common stock issuable upon exercise of each assumed Occam option will be equal to the quotient determined by dividing the exercise price per share of Occam common stock at which that option was exercisable immediately prior to the completion of the merger by the same exchange ratio, rounded up to the nearest whole cent. After the completion of the merger, Accelerated Networks will issue to each person who holds an assumed Occam option a document evidencing the assumption of that option by Accelerated Networks.

   At the effective time of the merger, Accelerated Networks will assume each issued and outstanding warrant to purchase Occam preferred stock, whether or not exercisable at the effective time of the merger, subject to the following two adjustments. First, the number of shares of Accelerated Networks common stock subject to each warrant will equal the product of the number of shares of Occam common stock that were issuable upon conversion of the shares of Occam preferred stock that were subject to that warrant immediately prior to the completion of the merger, multiplied by the exchange ratio applicable to the conversion of shares of Occam common stock in connection with the merger, rounding to the nearest whole number of shares of Accelerated Networks common stock. Second, the per share exercise price for the shares of Accelerated Networks common stock issuable upon exercise of each assumed Occam warrant will be determined by dividing the exercise price per share of the Occam common stock issuable upon conversion of the shares of Occam preferred stock that were subject to that warrant, as in effect immediately prior to the completion of the merger, by the same exchange ratio, rounded to the nearest whole cent.

Representations and Warranties

   The merger agreement contains various representations and warranties of the parties, which will expire at the effective time of the merger. These representations and warranties are not easily summarized, and Accelerated Networks stockholders and Occam shareholders are referred to Articles II and III of the merger agreement attached as Appendix A to this proxy statement/prospectus for the complete text of these provisions.

  Representations and Warranties of Occam

   The representations and warranties made by Occam to Accelerated Networks include representations and warranties related to:

  . the corporate organization, good standing and qualification to do business of Occam, and the absence of any Occam subsidiaries;

  .  the articles of incorporation and bylaws of Occam;

  .  Occam's capitalization;

  . Occam's authority to enter into the merger agreement and the funding agreement, and the absence of any conflicts between such documents and Occam's charter documents;

  . regulatory and third party consents required by Occam to complete the merger;

  .  Occam's financial statements;

  .  the absence of any undisclosed Occam liabilities;

  . the commitment by certain of Occam's investors to provide additional financing to Occam both before and after the effective time of the merger;

  . the absence of certain changes or events related to Occam since September 28, 2001;

  .  Occam's taxes, tax returns and audits;

  .  intellectual property matters pertaining to Occam;

  .  compliance by Occam with applicable legal requirements;

  . permits required to conduct Occam's business and Occam's compliance with those permits;

  .  litigation involving Occam;

  .  certain material contracts of Occam;

  .  Occam's employee benefit plans and other employment matters;

  .  Occam's labor relations;

  .  Occam's leased real property;

  .  Occam's insurance coverage;

  . the accuracy of the information supplied by Occam for inclusion in this proxy statement/prospectus and the related registration statement filed by Accelerated Networks;

  . the approval of the merger and related matters by the Occam board of directors;

  .  transactions with certain parties related to Occam;

  .  environmental matters pertaining to Occam; and

  . the absence of payments required to be made by Occam to brokers and agents in connection with the merger.

  Representations and Warranties of Accelerated Networks

   The representations and warranties made by Accelerated Networks to Occam include representations and warranties related to:

  . the corporate organization, good standing and qualification to do business of Accelerated Networks and its subsidiaries;

  .  Accelerated Networks' capitalization;

  . Accelerated Networks' authority to enter into the merger agreement and the funding agreement, and the absence of any conflicts between such documents and Accelerated Networks' and its subsidiaries' charter documents;

  . Accelerated Networks' filings and reports with the Securities and Exchange Commission;

  .  Accelerated Networks' financial statements;

  . the absence of any undisclosed liabilities of Accelerated Networks and it subsidiaries;

  . the absence of certain changes or events relating to Accelerated Networks and its subsidiaries since June 30, 2001;

  .  Accelerated Networks' taxes, tax returns and audits;

  .  intellectual property matters pertaining to Accelerated Networks;

  . compliance by Accelerated Networks and its subsidiaries with applicable legal requirements;

  . permits required to conduct the respective businesses of Accelerated Networks and its subsidiaries and their compliance with those permits;

  .  litigation involving Accelerated Networks and its subsidiaries;

  . payments required to be made by Accelerated Networks to brokers and agents in connection with the merger;

  .  certain material contracts of Accelerated Networks;

  .  Accelerated Networks' employee benefit plans and other employment matters;

  .  Accelerated Networks' labor relations;

  .  Accelerated Networks' leased real property;

  .  Accelerated Networks' insurance coverage;

  . the accuracy of the information supplied by Accelerated Networks in this proxy statement/prospectus and the related registration statement filed by Accelerated Networks;

  . the approval of the merger and related matters by the Accelerated Networks board of directors;

  .  transactions with certain parties related to Accelerated Networks;

  .  environmental matters pertaining to Accelerated Networks; and

  . the fairness opinion delivered by Alliant Partners to the Accelerated Networks board of directors and the executive sub-committee of the Accelerated Networks board of directors regarding the transaction.

Accelerated Networks' Conduct of Business Prior to the Completion of the Merger

   Under the terms of the merger agreement, Accelerated Networks has agreed that until the earlier of the termination of the merger agreement in accordance with its terms or the effective time of the merger, Accelerated Networks will provide Occam with a bi-weekly report specifying Accelerated Networks' cash and cash equivalent balances, and that it will not, without the prior written consent of Occam, do any of the following or permit any of its subsidiaries to do any of the following:

  . enter into any new line of business material to it and its subsidiaries taken as a whole;

  . declare, set aside or pay any dividends on or make any other distributions in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

  . purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of it or its subsidiaries;

  . issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock;

  . cause, permit or propose any amendments to its amended and restated certificate and amended and restated bylaws or the equivalent documents of any of its subsidiaries, except as contemplated by the merger agreement;

  . acquire or agree to acquire any business or any entity or division of any entity, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

  . enter into any joint ventures, strategic partnerships or alliances that are material to any of its divisions or business units;

  . sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to its business, except as previously disclosed in its reports filed with the SEC or in the ordinary course of business consistent with past practice;

  . make any loans, advances or capital contributions to, or investments in, any third party, subject to certain exceptions;

  . incur any indebtedness for borrowed money or guarantee any such indebtedness of any third party, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of it, guarantee any debt securities of any third party, enter into any "keep well" or other agreement to maintain any financial statement condition of any third party or enter into any arrangement having the economic effect of any of the foregoing actions;

  . make any material change in its methods or principles of accounting since June 30, 2001, except as required by generally accepted accounting principles or the SEC as concurred in by its independent auditors;

  .  make or change any material tax election;

  . increase the amount of compensation of, pay any bonus to or grant severance or termination pay to any of its executive officers or directors or certain of its employees, except as required by law or existing contractual obligations;

  . increase the amount of compensation of, pay any bonus to or grant severance or termination pay to any of its other employees or any of its material subsidiaries, divisions or business units, except as required by law or existing contractual obligations or in the ordinary course of business consistent with past practice;

  . make any increase in or commitment to increase any employee plan (including any severance plan), adopt or amend or make any commitment to adopt or amend any employee plan or make any contribution (other than regularly scheduled contributions) to any employee plan, except as required by law or existing contractual obligations or in the ordinary course of business consistent with past practice;

  . waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, except as required by law or existing contractual obligations;

  . enter into any employment, severance, termination or indemnification agreement or any agreement the benefits of which are (in whole or in part) contingent or the terms of which are materially altered upon the occurrence of a transaction involving it and similar to the merger, except as required by law or existing contractual obligations;

  . hire any new employees, except as required by law or existing contractual obligations;

  . increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, except as required by law or existing contractual obligations;

  . enter into, modify or amend in manner adverse in any material respect to it, or terminate any of its material contracts or waive, release or assign any material rights or claims under any of those contracts, other than the modification, amendment or termination of any material contract in the ordinary course of business, consistent with past practice;

  . settle or offer to settle any pending litigation for an amount that exceeds $100,000 individually or in the aggregate;

  . make any capital expenditures in excess of $50,000 individually or in the aggregate; or

  .  agree to take any of the actions described above.

Occam's Conduct of Business Prior to the Completion of the Merger

   Under the terms of the merger agreement, Occam has agreed that until the earlier of the termination of the merger agreement in accordance with its terms or the effective time of the merger, Occam will not, without the written consent of Accelerated Networks, sell, pledge, dispose of, transfer or encumber, or authorize the sale, pledge, disposition, transfer or encumbrance of any material property or assets of Occam except in the ordinary course of business (or authorize or enter into any agreement to take any of these actions), or do any of the following:

  .  enter into any new line of business material to it taken as a whole;

  . declare, set aside or pay any dividends on or make any other distributions in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

  . purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock;

  . cause, permit or propose any amendments to its articles of incorporation or bylaws;

  . acquire or agree to acquire any business or any third party or division of a third party, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

  . sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to its business;

  . make any loans, advances or capital contributions to, or investments in, any third party;

  . incur any indebtedness for borrowed money or guarantee any such indebtedness of any third party, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of it, guarantee any debt securities of any third party, enter into any "keep well" or other agreement to maintain any financial statement condition of any third party or enter into any arrangement having the economic effect of any of the foregoing actions;

  . make any material change in its methods or principles of accounting since September 28, 2001, except as required by generally accepted accounting principles as concurred in by its independent auditors;

  . enter into a business combination or other similar transaction with any third party unless that third party, as successor to Occam, is obligated to complete the merger and otherwise fulfill Occam's contractual obligations under the merger agreement;

  . increase the amount of compensation of, pay any extraordinary bonus to or grant severance or termination pay to any of its executive officers or directors, except as required by law or existing contractual obligations or in the ordinary course of business consistent with past practice;

  . make any increase in or commitment to increase any employee plan (including any severance plan), adopt or amend or make any commitment to adopt or amend any employee plan or make any contribution, other than regularly scheduled contributions to any employee plan, except as required by law or existing contractual obligations or in the ordinary course of business consistent with past practice;

  . enter into any severance, termination or indemnification agreement or any agreement the benefits of which are (in whole or in part) contingent or the terms of which are materially altered upon the occurrence of a transaction involving Occam similar to the merger, except as required by law or existing contractual obligations or in the ordinary course of business consistent with past practice;

  .  make or change any material tax election; or

  .  agree to take any of the actions described above.

Certain Pre-Closing Covenants

   Under the terms of the merger agreement, Accelerated Networks and Occam have each agreed that until the earlier of the termination of the merger agreement in accordance with its terms or the effective time of the merger, each of them will, among other things and subject to certain exceptions specified in the merger agreement:

  . use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with one another in doing, all things necessary, proper or advisable to complete and make effective the merger and the other transactions contemplated by the merger agreement;

  . give the other party prompt notice after obtaining actual knowledge of any representation or warranty made by the notifying party contained in the merger agreement becoming inaccurate, or any failure of the notifying party to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it under the merger agreement, in each case, to the extent that such inaccuracy or failure would result in the conditions relating to the accuracy of the notifying party's representations and warranties or the performance of the notifying party's covenants set forth in Article VI of the merger agreement not being satisfied;

  . coordinate and cooperate with one another and use all reasonable efforts to comply with all legal requirements and make all filings required by any governmental entity in connection with the merger and the transactions contemplated by the merger agreement; and

  . respond as promptly as practicable to any inquiries or requests received from any governmental entity with respect to the merger or any other transaction contemplated by the merger agreement.

Restrictions on Solicitation of Alternative Acquisition Proposals by Occam

   Under the terms of the merger agreement, Occam has agreed that it will not, will not authorize or instruct any representative of Occam to, and will use its reasonable efforts to cause each of the employees and agents of Occam not to:

  . solicit, initiate or knowingly encourage the making, submission or announcement of, any "Occam acquisition proposal";

  . participate in any discussions or negotiations regarding, or furnish to any third party any nonpublic information in connection with or in response to any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any Occam acquisition proposal;

  . engage in discussions with any person with respect to any Occam acquisition proposal, except as to the existence of the merger agreement;

  .  approve, endorse or recommend any Occam acquisition proposal; or

  . enter into any letter of intent or definitive agreement contemplating or otherwise relating to any Occam acquisition proposal.

   The merger agreement defines an "Occam acquisition proposal" as any offer or proposal relating to any transaction or series of related transactions involving:

  . any purchase from Occam or acquisition by any person or group of persons of more than a 20% interest in the total outstanding voting securities of Occam or any tender offer or exchange offer that if completed would result in any person or group beneficially owning 20% or more of the total outstanding voting securities of Occam or any merger, consolidation, business combination or similar transaction involving Occam;

  . any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 20% of the assets of Occam; or

  .  any liquidation or dissolution of Occam.

   The definition of Occam acquisition proposal, however, does not involve any offer or proposal relating to any business combination or other similar transaction with a third party whereby that third party, as successor to Occam, is obligated to complete the merger and otherwise fulfill Occam's contractual obligations under the merger agreement.

   Under the terms of the merger agreement, if Occam receives an Occam acquisition proposal or any request for information or inquiry that Occam believes or reasonably should believe would lead to an Occam acquisition proposal, Occam must provide Accelerated Networks with written notice of the material terms and conditions of the Occam acquisition proposal, request or inquiry, the identity of the person of group making the Occam acquisition proposal, request or inquiry, and a copy of all written materials provided in connection with the Occam acquisition proposal, request or inquiry. Occam must also provide Accelerated Networks with 48 hours' prior notice, or any lesser prior notice provided to the Occam board of directors, of any meeting of the Occam board of directors at which the board of directors is reasonably expected to consider any Occam acquisition proposal.

Restrictions on Solicitation of Alternative Acquisition Proposals by Accelerated Networks

   Under the terms of the merger agreement, Accelerated Networks has agreed that it will not, and it will not authorize or instruct any representative of Accelerated Networks to, and Accelerated Networks will use its reasonable efforts to cause each of the employees and agents of Accelerated Networks not to:

  . solicit, initiate or knowingly encourage the making, submission or announcement of, any "ANI acquisition proposal";

  . participate in any discussions or negotiations regarding, or furnish to any third party any nonpublic information in connection with or in response to any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any ANI acquisition proposal;

  . engage in discussions with any person with respect to any ANI acquisition proposal, except as to the existence of the merger agreement and as otherwise permitted by the merger agreement;

  . approve, endorse or recommend any ANI acquisition proposal, except as otherwise permitted by the merger agreement; or

  . enter into any letter of intent or definitive agreement contemplating or otherwise relating to any ANI acquisition proposal.

   The restrictions described above do not, however, prohibit Accelerated Networks from furnishing information regarding Accelerated Networks and its subsidiaries to, or entering into discussions with, any person in response to an ANI acquisition proposal that is submitted by that person in writing and not withdrawn if:

  . the merger and the issuance of Accelerated Networks common stock in the merger have not yet been approved by the required vote of the Accelerated Networks stockholders;

  . neither Accelerated Networks nor any of its subsidiaries nor any or their representatives has breached or taken any action inconsistent with any of the nonsolicitation provisions set forth in the merger agreement in connection with the ANI acquisition proposal;

  . the board of directors of Accelerated Networks concludes in good faith, after consultation with its outside legal counsel, that (a) the failure to furnish such information or enter into such discussions would be inconsistent with the proper discharge of the fiduciary duties of the board of directors under applicable law and (b) the ANI acquisition proposal, if completed in accordance with its terms, is an "ANI superior offer" or reasonably likely to be an "ANI superior offer";

  . at least two business days prior to furnishing any such information to, or entering into discussions with, any person in response to an ANI acquisition proposal, Accelerated Networks gives Occam written notice of the identity of the person and of Accelerated Networks' intention to furnish information to, or enter into discussions with, that person, and Accelerated Networks receives from the person (a) an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to that person by or on behalf of Accelerated Networks and (b) an executed agreement containing "standstill" provisions that impose a comparable level of restrictions upon the person as those imposed on Occam pursuant to the terms of a certain letter agreement that Occam has entered into with Accelerated Networks; and

  . at least two business days prior to furnishing any such information to the person, Accelerated Networks furnishes the nonpublic information to Occam if Accelerated Networks has not already done so.

   The merger agreement defines an "ANI acquisition proposal" as any offer or proposal relating to any transaction or series of related transactions involving:

  . any purchase from Accelerated Networks or acquisition by any person or group of persons of more than a 20% interest in the total outstanding voting securities of Accelerated Networks or any tender offer or exchange offer that if completed would result in any person or group beneficially owning 20% or more of the total outstanding voting securities of Accelerated Networks or any merger, consolidation, business combination or similar transaction involving Accelerated Networks;

  . any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 20% of the assets of Accelerated Networks; or

  .  any liquidation or dissolution of Accelerated Networks.

   Under the terms of the merger agreement, if Accelerated Networks receives an ANI acquisition proposal or any request for information or inquiry that Accelerated Networks believes or reasonably should believe would lead to an ANI acquisition proposal, Accelerated Networks must provide Occam with written notice of the material terms and conditions of the ANI acquisition proposal, request or inquiry, the identity of the person of group making the ANI acquisition proposal, request or inquiry, and a copy of all written materials provided in connection with the ANI acquisition proposal, request or inquiry. Accelerated Networks must also provide Occam with 48 hours' prior notice, or any lesser prior notice provided to the Accelerated Networks board of directors, of any meeting of the Accelerated Networks board of directors at which the board of directors is reasonably expected to consider any ANI acquisition proposal.

   The merger agreement defines an "ANI superior offer" as a bona fide written offer made by a person to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, a majority of the total outstanding assets or voting securities of Accelerated Networks in a transaction that the Accelerated Networks board of directors has concluded, after receipt of the advice of outside legal counsel and financial advisers and taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person making the offer as the Accelerated Networks board of directors reasonably determines to be relevant, (a) will provide greater value to Accelerated Networks stockholders than the terms of the merger and (b) is reasonably capable of being completed. No such offer will be deemed to be an ANI superior offer if any financing required to complete the transaction contemplated by the offer is not committed and is not reasonably capable of being obtained by the person making the offer.

Obligation of the Occam Board of Directors to Recommend Approval and Adoption of the Merger Agreement and Approval of the Merger

   The merger agreement provides that:

  . Occam will take all action necessary in accordance with California law and the Occam third amended and restated articles of incorporation and bylaws, as amended, to call, give notice of, hold and convene a meeting of the Occam shareholders to vote on the approval and adoption of the merger agreement and the approval of the merger, the meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 30 days after the declaration of the effectiveness of the registration statement of which this proxy statement/prospectus is a part;

  . the Occam board of directors will recommend that Occam shareholders vote in favor of the approval and adoption of the merger agreement and the approval of the merger at the Occam shareholders meeting;

  . this proxy statement/prospectus will include a statement to the effect that the Occam board of directors has recommended that Occam shareholders vote in favor of the approval and adoption of the merger agreement and the approval of the merger at the Occam shareholders meeting;

  . neither the Occam board of directors nor any committee of the Occam board of directors will withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Accelerated Networks, the recommendation of the Occam board of directors that Occam shareholders vote in favor of the approval and adoption of the merger agreement and the approval of the merger; and

  . nothing contained in the merger agreement will limit the obligation of Occam to call, hold and convene the Occam shareholders meeting in accordance with the merger agreement.

Obligation of Accelerated Networks' Board of Directors to Recommend Approval of the Merger and the Issuance of Accelerated Networks Common Stock in the Merger

   The merger agreement provides that:

  . Accelerated Networks will take all action necessary in accordance with Delaware law and the Accelerated Networks amended and restated certificate of incorporation and amended and restated bylaws to call, give notice of, hold and convene a meeting of the Accelerated Networks stockholders to vote on the approval of the merger and the issuance of Accelerated Networks common stock in the merger, the meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 30 days after the declaration of the effectiveness of the registration statement of which this proxy statement/prospectus is a part;

  . the Accelerated Networks board of directors will recommend that Accelerated Networks stockholders vote in favor of the approval of the merger and the issuance of Accelerated networks common stock in the merger at the Accelerated Networks stockholders meeting;

  . this proxy statement/prospectus will include a statement to the effect that the Accelerated Networks board of directors has recommended that Accelerated Networks stockholders vote in favor of the approval of the merger and the issuance of Accelerated Networks common stock at the Accelerated Networks stockholders meeting;

  . except as provided below, neither the Accelerated Networks board of directors nor any committee of the Accelerated Networks board of directors will withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Occam, the recommendation of the Accelerated Networks board of directors that Accelerated Networks stockholders vote in favor of the approval of the merger and the issuance of Accelerated Networks common stock in the merger; and

  . nothing contained in the merger agreement will limit the obligation of Accelerated networks to call, hold and convene the Accelerated Networks stockholders meeting in accordance with the merger agreement.

   The Accelerated Networks board of directors may, however, withdraw or modify in a manner adverse to Occam the recommendation of the Accelerated Networks board of directors that Accelerated Networks stockholders vote in favor of the approval of the merger and the issuance of Accelerated Networks common stock in the merger if:

  . the Accelerated Networks board of directors has in good faith concluded that an ANI acquisition proposal is an ANI superior offer;

  .  the ANI superior offer has not been withdrawn;

  . the Accelerated Networks stockholders have not approved the merger and the issuance of Accelerated Networks common stock in the merger at the Accelerated Networks stockholders meeting;

  . Accelerated Networks has provided to Occam at least five business days' prior notice of any meeting of the Accelerated Networks board of directors at which it will recommend the ANI superior offer;

  . the Accelerated Networks board of directors has determined in good faith, after consultation with outside counsel, that, in light of the ANI superior offer, the failure to withdraw or modify the recommendation of the Accelerated Networks board of directors in favor of the approval of the merger and the issuance of Accelerated Networks common stock in the merger would be inconsistent with the proper discharge of the fiduciary duties of the Accelerated Networks board of directors under applicable law; and

  . Accelerated Networks has not solicited the offer in contravention of any of the nonsolicitation provisions of the merger agreement.

Conditions to the Completion of the Merger

  Conditions to the Obligations of Each Party

   The merger agreement provides that the obligations of Accelerated Networks and Occam to effect the merger and otherwise complete the transactions contemplated by the merger agreement are subject to the satisfaction, at or prior to the completion of the merger, of the following conditions, in addition to the additional conditions applicable to the respective parties set forth below:

  . the Occam shareholders will have voted in favor of the approval and adoption of the merger agreement and the approval of the merger;

  . the Accelerated Networks stockholders will have voted in favor of the approval of the merger and the issuance of Accelerated Networks common stock in the merger;

  . no governmental entity will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order that is in effect on the closing date of the merger and that has the effect of making the merger illegal or otherwise prohibiting completion of the merger;

  . the SEC will have declared effective the registration statement which includes this proxy statement/prospectus, and the registration statement will not be subject to any issued or pending stop order suspending the effectiveness of the registration statement or any pending or threatened stop order proceedings; and

  . there will not be pending or threatened any proceeding in which a governmental entity is or has threatened to become a party or is otherwise involved challenging or seeking to restrain or prohibit the completion of the merger, relating to the merger and seeking to obtain from Accelerated Networks or any of its subsidiaries or Occam any damages or other relief that would be material to Accelerated Networks and its subsidiaries, taken as a whole, or Occam, or that could materially and adversely affect the right of Accelerated Networks to own the assets or operate the business of Occam.

  Additional Conditions to the Obligations of Occam

   The merger agreement provides that the obligation of Occam to effect the merger and otherwise complete the transactions contemplated by the merger agreement is subject to the satisfaction, at or prior to the completion of the merger, of the following conditions, in addition to the conditions set forth above under "Conditions to the Obligations of Each Party":

  . The representations of Accelerated Networks set forth in the merger agreement will have been accurate on the date of the merger agreement and will be accurate at and as of the effective time of the merger as if made as of the effective time, except for those representations and warranties that address matters only as of a particular date, which will be accurate as of that date, and where the failure of the representations and warranties to be accurate would not reasonably be expected to have a material adverse effect on Accelerated Networks and Occam, taken as a whole, provided that for purposes of this condition, all "material adverse effect" and materiality terms in the representations and warranties in
     Article III of the merger agreement will be inapplicable;

  . Accelerated Networks will have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by Accelerated Networks on or prior to the closing date of the merger; and

  . Occam will have received a written opinion from tax counsel that the merger will constitute a tax-free reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code and such opinion shall not have been withdrawn.

  Additional Conditions to the Obligations of Accelerated Networks

   The merger agreement provides that the obligation of Accelerated Networks to effect the merger and otherwise complete the transactions contemplated by the merger agreement is subject to the satisfaction, at or prior to the completion of the merger, of the following conditions, in addition to the conditions set forth above under "Conditions to the Obligations of Each Party":

  . The representations of Occam set forth in the merger agreement will have been accurate on the date of the merger agreement and will be accurate at and as of the effective time of the merger as if made as of the effective time, except for those representations and warranties that address matters only as of a particular date, which will be accurate as of that date, and where the failure of the representations and warranties to be accurate would not reasonably be expected to have a material adverse effect on Accelerated Networks and Occam, taken as a whole, provided that for purposes of this condition, all "material adverse effect" and materiality terms in the representations and warranties in Article II of the merger agreement will be inapplicable;

  . Occam will have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by Occam on or prior to the closing date of the merger;

  . the agreements evidencing the commitment of certain Occam investors to invest at least an additional $10 million in Occam and to commit to provide approximately an additional $10 million in debt financing, as described below under "Agreements Related to the Merger--Certain Financing Commitments Made By Occam Investors," will be in full force and effect in accordance with the terms of the financing documents delivered to Accelerated Networks, and Occam will have received not less than $10 million of net cash proceeds pursuant to such investment;

  . All shares of Occam preferred stock will have converted into Occam common stock immediately prior to the completion of the merger;

  . Each of the shareholders of Occam as of the date of the merger agreement will have executed and delivered a lock-up agreement in the form described below under "Agreements Related to the Merger--Occam Stockholder Lock-Up Agreements"; and

  . Unless Occam has waived its right to receive a tax opinion as described above, Accelerated Networks will have received a written opinion from tax counsel that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code and such opinion shall not have been withdrawn.

Termination of the Merger Agreement

   The merger agreement provides that Accelerated Networks and Occam can agree by mutual written consent to terminate the merger agreement at any time before the completion of the merger. In addition, either Accelerated Networks or Occam may terminate the merger agreement at any time before the completion of the merger if:

  . the merger has not been completed by April 30, 2002, provided that the right to terminate the merger agreement for this reason will not be available to either Accelerated Networks or Occam if the failure of that party to perform any of its respective covenants in the merger agreement has been a principal cause of the failure of the merger to occur before that date;

  . a governmental entity has issued a final and nonappealable order, decree or ruling or taken any other final and nonappealable action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

  . the Accelerated Networks stockholders fail to vote in favor of the approval of the merger and the issuance of Accelerated Networks common stock in the merger, or the Occam shareholders fail to vote in favor of the approval and adoption of the merger agreement and the approval of the merger, provided that the right to terminate the merger agreement for this reason will not be available to either Accelerated Networks or Occam if the failure of that party to perform any of its respective covenants in the merger agreement has caused the failure to obtain such vote or votes; or

  . the representations and warranties of the other party in the merger agreement are or become inaccurate or the other party breaches its covenants, so that the conditions to the obligation of the non-breaching party to complete the merger would not be satisfied, and the inaccuracy or breach is not cured within 30 days following delivery by the non-breaching party of a written notice of the breach, and provided further that the inaccuracy or breach is curable in that time period and in any event before April 30, 2002.

   The merger agreement further provides that Accelerated Networks may terminate the merger agreement at any time before the completion of the merger if any of the following "Occam triggering events" occurs:

  . the Occam board of directors or any committee of the Occam board of directors withdraws, amends or modifies in a manner adverse to Accelerated Networks its recommendation to the Occam shareholders in favor of the approval and adoption of the merger agreement and the approval of the merger;

  . Occam fails to include in this proxy statement/prospectus the recommendation of the Occam board of directors in favor of the approval and adoption of the merger agreement and the approval of the merger;

  . an Occam acquisition proposal is publicly announced or delivered to Occam, and Occam fails to notify its shareholders of Occam's opposition to the acquisition proposal within ten business days after the announcement or delivery of the acquisition proposal; or

  . the Occam board of directors or any committee of the Occam board of directors approves or recommends any Occam acquisition proposal.

   The merger agreement also provides that Occam may terminate the merger agreement at any time before the completion of the merger if any of the following "ANI triggering events" occurs:

  . the Accelerated Networks board of directors or any committee of the Accelerated Networks board of directors withdraws, amends or modifies in a manner adverse to Occam its recommendation to the Accelerated Networks stockholders in favor of the approval of the merger and the issuance of Accelerated Networks common stock in the merger;

  . Accelerated Networks fails to include in this proxy statement/prospectus the recommendation of the Accelerated Networks board of directors in favor of the approval of the merger and the issuance of Accelerated Networks common stock in the merger;

  . an ANI acquisition proposal is announced or delivered to Accelerated Networks, and Accelerated Networks fails to notify its stockholders of Accelerated Networks' opposition to the acquisition proposal within ten business days after the announcement or delivery of the acquisition proposal;

  . the Accelerated Networks board of directors or any committee of the Accelerated Networks board of directors approves or recommends any ANI acquisition proposal; or

  . a tender or exchange offer relating to the securities of Accelerated Networks has been commenced by a third party, and Accelerated Networks has not sent to its stockholders within ten days after the commencement of the tender or exchange offer a statement disclosing that the Accelerated Networks board of directors rejects the tender or exchange offer.

Expenses and Termination Fees

  Shared Fees and Expenses

   The merger agreement provides that regardless of whether the merger is completed, Accelerated Networks and Occam will each pay their own expenses incurred in connection with the merger, except that Accelerated Networks and Occam will share equally all fees and expenses, other than attorneys' fees, incurred in connection with the filing, printing and mailing of the registration statement of which this proxy statement/prospectus is a part, this proxy statement/prospectus and any amendments or supplements to either of them and the filing of any notice or other document under any applicable antitrust law or regulation.

  Fees to be Paid by Accelerated Networks in the Event the Merger Agreement is Terminated

   Under the terms of the merger agreement, if (a) either Accelerated Networks or Occam terminates the merger agreement because the Accelerated Networks stockholders have failed to approve the merger and the issuance of Accelerated Networks common stock in the merger, and (b) the Occam shareholders have approved and adopted the merger agreement and approved the merger, then Accelerated Networks will pay to Occam within two business days of the termination of the merger agreement the "ANI base termination fee", and if Accelerated Networks enters into a definitive agreement for or completes an ANI acquisition within 12 months after the termination of the merger agreement, Accelerated Networks will also pay Occam the "ANI supplemental termination fee" within two business days of completing the ANI acquisition.

   The merger agreement further provides that Accelerated Networks will pay Occam the ANI base termination fee within two business days of termination of the merger agreement if Occam terminates the merger agreement because of an ANI triggering event. In the event Accelerated Networks enters into a definitive agreement for or completes an ANI acquisition within 12 months after the termination of the merger agreement by reason of an ANI triggering event, Accelerated Networks will also pay Occam the ANI supplemental termination fee within two business days of completing the ANI acquisition.

   The "ANI base termination fee" is an amount equal to $750,000, plus all reasonable out-of-pocket expenses incurred by Occam in connection with the negotiation of the merger agreement and the transactions contemplated by the merger agreement, up to a maximum of an additional $750,000.

   The "ANI supplemental termination fee" is the lesser of (a) $1,750,000 and
(b) 25% of the amount, if any, by which the "ANI third party acquisition value" exceeds the amount equal to the product of (1) the number of shares of Accelerated Networks common stock outstanding on the date of the merger agreement, multiplied by (2) $0.31, representing the closing price of a share of Accelerated Networks common stock, as reported on The Nasdaq National Market on the date of the merger agreement, multiplied by (3) 1.592968.

   The "ANI third party acquisition value" is defined as (a) in the case of an ANI acquisition in which the acquirer pays cash, the aggregate cash purchase price, (b) in the case of an ANI acquisition in which the acquirer pays in the acquirer's stock or other consideration, the aggregate market value of that consideration on the earlier of the date on which the definitive agreement for the ANI acquisition or the completion of the ANI acquisition is publicly announced and (c) in the case of an Accelerated Networks acquisition in which the acquirer pays in both the acquirer's stock or other consideration and cash, a combination of these valuations.

  Fees to be Paid by Occam in the Event the Merger Agreement is Terminated

   Under the terms of the merger agreement, if (a) either Accelerated Networks or Occam terminates the merger agreement because the Occam shareholders have failed to approve and adopt the merger agreement and approve the merger, and
(b) the Accelerated Networks stockholders have approved the merger and the issuance of Accelerated Networks common stock, then Occam will pay to Accelerated Networks within two business days of the termination of the merger agreement the "Occam base termination fee," and if Occam enters into a definitive agreement for or completes an Occam acquisition within 12 months after the termination of the merger agreement, Occam will also pay Accelerated Networks the "Occam supplemental termination fee" within two business days of completing the Occam acquisition.

   The merger agreement further provides that Occam will pay Accelerated Networks the Occam base termination fee within two business days of termination of the merger agreement if Accelerated Networks terminates the merger agreement because of an Occam triggering event. In the event Occam enters into a definitive agreement for or completes an Occam acquisition within 12 months after the termination of the merger agreement by reason of an Occam triggering event, Occam will also pay Accelerated Networks the Occam supplemental termination fee within two business days of completing the Occam acquisition.

   The "Occam base termination fee" is an amount equal to $750,000, plus all reasonable out-of-pocket expenses incurred by Accelerated Networks in connection with the negotiation of the merger agreement and the transactions contemplated by the merger agreement up to a maximum of an additional $750,000.

   The "Occam supplemental termination fee" is the lesser of (a) $1,750,000 and
(b) 25% of the amount, if any, by which the "Occam third party acquisition value" exceeds the amount equal to the product of (1) the number of shares of Accelerated Networks common stock outstanding on the date of the merger agreement, multiplied by (2) $0.31, representing the closing price of a share of Accelerated Networks common stock, as reported on The Nasdaq National Market on November 9, 2001, multiplied by (3) 3.385058.

   The "Occam third party acquisition value" is defined as (a) in the case of an Occam acquisition in which the acquirer pays cash, the aggregate cash purchase price, (b) in the case of an Occam acquisition in which the acquirer pays in the acquirer's stock or other consideration, the aggregate market value of that consideration on the earlier of the date on which the definitive agreement for the Occam acquisition or the completion of the Occam acquisition is publicly announced and (c) in the case of an Occam acquisition in which the acquirer pays in both the acquirer's stock or other consideration and cash, a combination of these valuations.

Extension, Waiver and Amendment

   Either Accelerated Networks or Occam may extend the time for the performance of any of the other's obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

   The merger agreement may be amended at any time by the parties by action taken or authorized by their respective boards of directors, whether before or after approval of the matters presented in connection with the merger by the stockholders of Accelerated Networks and the shareholders of Occam. No amendment may be made, however, without the approval of the stockholders of Accelerated Networks or the shareholders of Occam after the approval by such stockholders and shareholders of the matters presented in connection with the merger if applicable law or the rules of any relevant stock exchange requires further approval by such stockholders or shareholders.

Definition of Material Adverse Effect

   For purposes of the merger agreement, the term "material adverse effect," when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect, individually or when taken together with all other changes, events, violations, inaccuracies, circumstances or effects that have occurred prior to the date of determination of the occurrence of the material adverse effect, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), capitalization, liabilities, financial condition or results of operations of that entity taken as a whole with its subsidiaries or (ii) materially impede the ability or authority of that entity to complete the transactions contemplated by the merger agreement in accordance with its terms and applicable legal requirements.

   For purposes of clause (i) of the preceding paragraph, however, in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has been or will be, a material adverse effect on any entity:

  . any change, event, violation, inaccuracy, circumstance or effect resulting from compliance with the terms and conditions of the merger agreement;

  . any change in that entity's stock price or trading volume, in and of itself;

  . any change, event, violation, inaccuracy, circumstance or effect that results from changes affecting any of the industries in which that entity operates generally or the United States economy generally (which changes in each case do not disproportionately affect that entity in any material respect);

  . any change, event, violation, inaccuracy, circumstance or effect that results from changes affecting general worldwide economic or capital market conditions (which changes in each case do not disproportionately affect that entity in any material respect);

  . the failure of a party to meet published or internal earnings, revenue estimates or projections; or

  . any adverse effect that results from the announcement or pendency of the merger or any of the other transactions contemplated by the merger agreement.

                       AGREEMENTS RELATED TO THE MERGER

   The following is a summary of the material terms of certain agreements related to the merger agreement. This summary may not contain all of the information that is important to investors. This summary is qualified in its entirety by reference to the agreements discussed below which are attached as Appendices to this proxy statement/prospectus. Investors are urged to read the agreements in their entirety.

Accelerated Networks Stockholder Voting Agreements

   The following description of the voting agreements entered into by certain Accelerated Networks stockholders in favor of Occam describes certain material terms of these voting agreements. The form of the Accelerated Networks voting agreement is attached as Appendix D to this proxy statement/prospectus and is incorporated herein by reference. Investors are encouraged to read carefully the entire form of the Accelerated Networks voting agreement.

   Gary J. Sbona, chief executive officer and chairman of the Accelerated Networks board of directors, Steven Krausz, Rob Kuhling, Peter Morris and Lip-Bu Tan, directors of Accelerated Networks, Suresh Nihalani, a former officer and director of Accelerated Networks, and 2180 Associates Fund V, L.P., New Enterprise Associates VII, L.P., ONSET Enterprise Associates III, L.P., Siemens AG, U.S. Venture Partners V, L.P., USVP V Entrepreneur Partners, L.P., USVP V International, L.P., Walden EDB Partners II, L.P., and Walden Japan Partners, L.P. have each entered into a voting agreement with Occam dated as of November 9, 2001.

   Pursuant to the terms of the voting agreements, during the period from November 9, 2001 through the termination of the voting agreement, each stockholder of Accelerated Networks who has entered into a voting agreement has agreed to vote the shares of Accelerated Networks common stock owned by that stockholder: (a) in favor of the approval of the merger and the issuance of shares of Accelerated Networks common stock in the merger, each of the other actions contemplated by the merger agreement and any action in furtherance of any of the foregoing; and (b) against (1) any ANI Acquisition (as defined in the merger agreement) or any agreement relating thereto, (2) any action that is intended, or could be reasonably be expected, to facilitate the consummation of any ANI Acquisition, or (3) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Accelerated Networks under the merger agreement.

   As of the record date, the stockholders of Accelerated Networks who have entered into the voting agreements collectively owned beneficially and of
record      shares of Accelerated Networks common stock, representing
approximately   % of the outstanding shares of Accelerated Networks common stock entitled to vote at the special meeting of Accelerated Networks stockholders. These Accelerated Networks stockholders may vote their shares of Accelerated Networks common stock on all matters not covered by the voting agreements. These Accelerated Networks stockholders own a sufficient amount of shares of Accelerated Networks common stock to approve the merger and related transactions.

   In addition, each voting agreement prohibits the Accelerated Networks stockholder who signed that voting agreement from transferring any shares of Accelerated Networks common stock, or any option to purchase shares of Accelerated Networks common stock, owned by that stockholder before the termination of the voting agreement, except to certain persons under certain conditions, and in particular, unless each person to whom any shares or options are transferred agrees to be bound by all of the terms and provisions of the voting agreement.

   The voting agreements will terminate upon the earlier to occur of the completion of the merger or the date forty-five days after the termination of the merger agreement.

Occam Shareholders Voting and Conversion Agreements

   The following description of the voting and conversion agreements entered into by Occam shareholders in favor of Accelerated Networks describes certain material terms of these voting and conversion agreements. The form of the Occam voting and conversion agreement is attached as Appendix C to this proxy statement/prospectus and is incorporated herein by reference. Investors are encouraged to read carefully the entire form of the Occam voting and conversion agreement.

   Lisa Farr, chairman of the Occam board of directors, George Hawley, a director of Occam, Mark Rumer, chief technical officer of Occam, and 2180 Associates Fund VII, L.P., A.C.E. Investment Partnership, AFIC II LLC, Goldsholl Family L.P., HFM Revocable Trust, Hook Communications Partners, L.P., Hook Partners V, L.P., NEA Ventures 2000, L.P., New Enterprise Associates 9, L.P., Norwest Venture Partners, NVP Entrepreneurs Fund VIII, L.P., U.S. Venture Partners VII, L.P., USVP Entrepreneur Partners VII-A L.P., USVP Entrepreneur Partners VII-B, L.P., Windward 2000-A, L.P., Windward Ventures, L.P., and Windward Ventures 2000, L.P., have each entered into a voting and conversion agreement with Accelerated Networks dated as of November 9, 2001.

   Pursuant to the terms of the voting and conversion agreements, during the period from November 9, 2001 through the termination of the voting and conversion agreements, each Occam shareholder who has entered into a voting and conversion agreement has each agreed to vote all shares of Occam capital stock owned by that shareholder: (a) in favor of the approval and adoption of the merger agreement and the approval of the merger, each of the other actions contemplated by the merger agreement and any action in furtherance of any of the foregoing, and (b) against (1) any Occam Acquisition (as defined in the merger agreement) or any agreement relating thereto, (2) any action that is intended, or could be reasonably be expected, to facilitate the consummation of any Occam Acquisition, or (3) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Occam under the merger agreement.

   As of the record date, the shareholders of Occam who have entered into the voting and conversion agreements collectively owned beneficially and of record:
(a) 3,903,714 shares of Occam common stock, which represents approximately   %
of the outstanding shares of Occam common stock entitled to vote at the special meeting of Occam shareholders; (b) 5,625,000 shares of Occam series A preferred stock, which represents approximately 81% of the outstanding shares of Occam series A preferred stock entitled to vote at the special meeting of Occam shareholders; and (c) 4,404,897 shares of Occam series B preferred stock, which represents approximately 67% of the outstanding shares of Occam series B preferred stock entitled to vote at the special meeting of Occam shareholders. These Occam shareholders are expected to hold approximately 75% of the Occam series C preferred stock to be issued immediately prior to the completion of the merger, and have also agreed to vote these shares in favor of the automatic conversion of Occam series C preferred stock into Occam common stock. These Occam shareholders may vote their shares of Occam capital stock on all matters not covered by the voting and conversion agreements. These Occam shareholders own a sufficient amount of shares of Occam capital stock to approve the merger and related transactions.

   In addition, each voting and conversion agreement prohibits the Occam shareholder who signed that voting and conversion agreement from transferring any shares of Occam capital stock, or any option to purchase shares of Occam capital stock, owned by that shareholder before the termination of the voting and conversion agreement, except to certain persons under certain conditions, and in particular, unless each person to whom any shares or options are transferred agrees to be bound by all of the terms and provisions of the voting and conversion agreements.

   Each voting and conversion agreement also provides that the Occam shareholder who signed that voting and conversion agreement and that owns Occam preferred stock as of November 9, 2001, or becomes the owner of

Occam preferred stock at any time before the termination of the voting and conversion agreement, whether beneficially or of record, has (a) agreed that immediately prior to the completion of the merger, and only in the event that the merger is completed, all shares of Occam preferred stock owned by that shareholder will automatically convert into Occam common stock at the respective conversion prices determined in accordance with the Occam third amended and restated articles of incorporation, (b) agreed to execute and deliver any and all documents necessary to confirm that shareholder's agreement to that conversion, and (c) acknowledged that that shareholder will be deemed to have irrevocably delivered a written consent authorizing and approving and to have otherwise voted in favor of that conversion.

   The voting and conversion agreements will terminate upon the earlier to occur of the completion of the merger or the date forty-five days after the termination of the merger agreement.

Lock-Up Agreements

   The following description of the lock-up agreements entered into, or to be entered into, by certain stockholders of Accelerated Networks and certain shareholders of Occam describes certain material terms of these lock-up agreements. The full text of the form of the Accelerated Networks and Occam lock-up agreements are attached as Appendices D and E, respectively, to this proxy statement/prospectus and are incorporated herein by reference. You are encouraged to read carefully the entire form of the Accelerated Networks and Occam lock-up agreements.

   As an inducement to Accelerated Networks and Occam to enter into the merger agreement, Steven Krausz, Rob Kuhling and Peter Morris, directors of Accelerated Networks, Suresh Nihalani, a former officer and director of Accelerated Networks, and 2180 Associates Fund V, L.P., New Enterprise Associates VII, L.P., ONSET Enterprise Associates III, L.P., Siemens AG, U.S. Venture Partners V, L.P., USVP V Entrepreneur Partners, L.P., and USVP V International, L.P., have entered into, and all of the shareholders of Occam have, or will have as a condition to completion of the merger, entered into lock-up agreements pursuant to which each of these individuals and entities will not, except as expressly permitted by the terms of their respective lock-up agreement, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale with respect to or otherwise dispose of any shares of Accelerated Networks common stock, or any securities convertible into or exchangeable for or that represent the right to receive shares of Accelerated Networks common stock, whether held of record or beneficially owned by that stockholder as of, or after, November 9, 2001.

   Those stockholders of Accelerated Networks who entered into a lock-up agreement agreed to the restrictions set forth above for a period beginning on the date of the completion of the merger and ending 90 days later.

   Those shareholders of Occam who entered into a lock-up agreement agreed to the restrictions set forth above (i) for a period beginning on the date of the completion of the merger and ending 90 days later and (ii) as it relates to 50% of the shares of Accelerated Networks common stock received by Occam shareholders in the merger, for a period beginning on the date of the completion of the merger and ending 180 days later.

Funding Agreement

   The following description of the funding agreement entered into by Accelerated Networks and Occam describes certain material terms of the funding agreement. The full text of the funding agreement is attached as Appendix F to this proxy statement/prospectus and is incorporated herein by reference. Investors are encouraged to read carefully the entire funding agreement.

   Accelerated Networks and Occam entered into the funding agreement at the same time that they signed the merger agreement. Pursuant to the funding agreement, Accelerated Networks has agreed to continue to employ certain employees identified by Occam prior to the signing of the funding agreement, at the same salary and benefits levels that these designated employees were receiving at the time of the signing of the funding agreement, and to assign the designated employees to work on those developments and projects reasonably requested by Occam. The funding agreement in no way limits the ability of any designated employee to resign from Accelerated Networks.

   As consideration for the continued employment of the designated employees by Accelerated Networks, and the assignment of these designated employees to Occam-designated developments and projects, Occam has agreed to pay Accelerated Networks an amount equal to the base salary actually paid to each designated employee, plus an additional amount equal to 25% of that base salary, beginning on November 15, 2001 and continuing for so long as the funding agreement remains in effect. Accelerated Networks has agreed to provide Occam with a monthly invoice and Occam has agreed to pay the amount due within 15 days of receipt of each an invoice. The funding agreement provides for pro rata adjustments to Occam's payment obligation for certain events, such as the resignation of a designated employee or the termination of the funding agreement during a billing cycle.

   To the extent that a designated employee works on or provides services for developments or projects involving intellectual property of Occam, that designated employee will be required to enter into Occam's standard invention assignment agreement.

   The funding agreement remains in full force and effect until the earliest to occur of (i) the completion of the merger, (ii) the date of termination of the merger agreement, or (iii) the termination of the funding agreement by mutual written consent of Accelerated Networks and Occam.

Certain Financing Commitments Made By Occam Shareholders

   As a condition to entering into the merger agreement, Accelerated Networks required Occam to obtain legally binding commitments from one or more of its shareholders to provide (a) $10 million in equity financing to Occam before the completion of the merger and (b) an additional $10 million in funding to the combined organization following the completion of the merger, either in the form of a direct loan of funds to the combined organization or as a guarantee of at least $10 million of the combined organization's future indebtedness to a financial institution or other third party. These financing commitments are described in further detail below.

Pre-Closing Equity Financing

   The following description of the Occam series C preferred stock purchase agreement entered into by Occam and certain investors of Occam describes certain material terms of the Occam series C preferred stock purchase agreement and the equity financing contemplated by that agreement. The Occam series C preferred stock purchase agreement is attached as Appendix G to this proxy statement/prospectus and is incorporated herein by reference. Investors are encouraged to read carefully the entire Occam series C preferred stock purchase agreement.

   Occam has entered into a series C preferred stock purchase agreement with 2180 Associates Fund VII, L.P., A.C.E. Investment Partnership, AFIC II LLC, Goldsholl Family L.P., HFM Revocable Trust, Hook Communications Partners, L.P., Hook Partners V, L.P., New Enterprise Associates 9, L.P., Norwest Venture Partners, NVP Entrepreneurs Fund VIII, L.P., U.S. Venture Partners VII, L.P., USVP Entrepreneur Partners VII-A L.P., USVP Entrepreneur Partners VII-B, L.P., Windward 2000-A, L.P., and Windward Ventures 2000, L.P., pursuant to which Occam has agreed to authorize the sale and issuance of up to 8,000,000 shares of Occam series C preferred stock and these investors have agreed to purchase, immediately prior to the completion of the merger, a number of shares of Occam series C preferred stock equal to at least an aggregate amount of $10 million, at a purchase price of $1.70 per share prior to the application of any merger related exchange ratio.

   Each of the investors listed above has committed to purchase a specified number of shares of series C preferred stock of Occam and deposited payment for those shares into the Wilson Sonsini Goodrich & Rosati, Professional Corporation, Client Trust Account. Although the number of shares each investor is committed to purchase may be reduced prior to the completion of the merger, in no event will the number of shares of series C preferred stock of Occam that each investor is committed to purchase be reduced to the extent that the reduction would result in less than an aggregate amount of $10 million of shares of series C preferred stock of Occam being sold. Preferred shareholders of Occam other than those named above may also subscribe to purchase shares of series C preferred stock of Occam by notifying Occam of their desire to do so, executing certain agreements, including the series C stock purchase agreement, and depositing the necessary funds into the escrow account.

   The only condition to the obligation of the investors to complete the purchase of the Occam series C preferred stock is the satisfaction or waiver by the applicable party of the conditions to the completion of the merger set forth in Article VI of the merger agreement. The obligation of Occam to complete the issuance of the Occam series C preferred stock to the investors is likewise conditioned upon the satisfaction or waiver by the applicable party of the conditions to the completion of the merger set forth in Article VI of the merger agreement, as well as certain other conditions.

   In the event that the merger agreement is terminated, the amounts deposited in the escrow account by each investor, including any subsequent investors, will be returned to the investors, along with any accrued interest on their escrow deposit.

Post-Closing Debt Financing

  Note and Warrant Purchase Agreement

   The following description of the note and warrant purchase agreement entered into by Occam and certain investors of Occam describes certain material terms of the note and warrant purchase agreement and the post-closing debt financing contemplated by that agreement. The note and warrant purchase agreement is attached as Appendix H to this proxy statement/prospectus and is incorporated herein by reference. Investors are encouraged to read carefully the entire note and warrant purchase agreement.

   Occam has entered into a note and warrant purchase agreement with 2180 Associates Fund VII, L.P., Goldsholl Family L.P., HFM Revocable Trust, Hook Communications Partners, L.P., Hook Partners V, L.P., New Enterprise Associates 9, L.P., Norwest Venture Partners, NVP Entrepreneurs Fund VIII, L.P., U.S. Venture Partners VII, L.P., USVP Entrepreneur Partners VII-A L.P., USVP Entrepreneur Partners VII-B, L.P., Windward 2000-A, L.P., and Windward Ventures 2000, L.P. Under the terms of the note and warrant purchase agreement, these Occam shareholders have agreed, if requested by Occam, to (a) finance the combined organization through the purchase of unsecured subordinated promissory notes for a committed funding amount in an aggregate amount of approximately $10 million, and (b) guarantee a loan, letter of credit or other similar instrument from a financial institution or other third party.

   Pursuant to the terms of the note and warrant purchase agreement, Occam may, at any time after January 1, 2003 and prior to the fourth anniversary of the completion of the merger, upon an affirmative vote of a majority of its board of directors, provide written notice to the investors demanding that each investor deliver to Occam the principal amount each investor originally committed to deliver to Occam as specified in the note and warrant purchase agreement. The note and warrant purchase agreement provides that each investor will provide this principal amount within five days of receiving the written notice from Occam. Upon receipt of the committed funding amount from an investor, Occam will promptly issue to this investor an unsecured subordinated promissory note, the terms of which are more fully described below, for the amount provided by that investor.

   In the event that Occam obtains debt financing from a lender in an aggregate amount of not less than $10 million in lieu of making a demand on the investors for their respective committed funding amounts, the investors have agreed under the terms of the note and warrant purchase agreement to guarantee the loan, letter of credit or other similar instrument from the lender. In the event that Occam seeks this guarantee, the obligation of each investor to provide committed funding amount to Occam will be suspended for the period starting on the date the investor signs the guarantee documents and ending on the date the lender ceases to provide the alternative debt financing.

   Additional Occam shareholders will be permitted to enter into the note and warrant purchase agreement, and the amount of each investor's committed funding amount may be increased or decreased before the completion of the merger to account for these additional investors or other changes in the investors committed funding amounts. In no event, however, will a reduction in an investor's committed funding amount be permitted if the reduction would result in the aggregate amount of the committed funding amounts of all the investors to equal less than $10 million.

   In the event that the aggregate amount of the proceeds received by Occam through the sale and issuance of the series C preferred stock of Occam, or any other equity financing of Occam prior to the completion of the merger, exceeds $10 million, the amount of each investor's committed funding amount will be reduced on a pro rata basis by this excess amount.

  Unsecured Subordinated Promissory Note

   The following description of the form of the unsecured subordinated promissory note to be issued under the note and warrant purchase agreement entered into by Occam and certain investors of Occam describes certain material terms of the unsecured subordinated promissory note. The unsecured subordinated promissory note is attached as an exhibit to the note and warrant purchase agreement, which is attached as Appendix H to this proxy statement/prospectus and is incorporated herein by reference. Investors are encouraged to read carefully the entire note and warrant purchase agreement, including the exhibits thereto.

   The form of unsecured subordinated promissory note provides that Occam will be obligated to pay the noteholder an amount equal to the principal amount of the note, plus interest calculated daily at a rate equal to the prime interest rate in effect on the date of the issuance of the note. Each unsecured subordinated promissory note becomes due and payable on the fourth anniversary of the date of its issuance, unless the indebtedness evidenced by the note is made automatically due and payable by the terms of the unsecured subordinated promissory note.

   Occam may prepay an unsecured subordinated promissory note on five days prior written notice to its holder, provided that a prepayment can only be made in connection with a pro rata prepayment of all of the unsecured subordinated promissory notes issued under the note and warrant purchase agreement. In addition, any prepayment will be applied first to interest, and then any amounts remaining shall be applied to outstanding principal.

   The indebtedness evidenced by the unsecured subordinated promissory notes is expressly subordinated in right of payment in full of all of Occam's senior indebtedness, as defined in the unsecured subordinated promissory notes.

  Warrant to Purchase Shares of Occam Series C Preferred Stock

   The following description of the form of the warrants to purchase shares of Occam series C preferred stock to be issued under the note and warrant purchase agreement entered into by Occam and certain investors of Occam describes certain material terms of the warrants. The form of the warrants is attached as an exhibit to the note and warrant purchase agreement, which is attached as Appendix H to this proxy statement/prospectus and is incorporated herein by reference. You are encouraged to read carefully the entire note and warrant purchase agreement, including the exhibits thereto.

   Occam has agreed to issue to those Occam shareholders who enter into the note and warrant purchase agreement warrants to purchase shares of Occam series C preferred stock. Specifically, the note and warrant purchase agreement provides that Occam will issue to each of the investors immediately prior to the completion of the merger a warrant entitling each investor to purchase a number of shares of Occam series C preferred stock of Occam equal to 21.25% of the investor's committed funding amount. Each warrant will be exercisable at $1.00 per share.

   The warrants provide that their holders are entitled to subscribe for and purchase from Occam, or its successors and assigns, a certain number of shares of Occam series C preferred stock, as set forth on each warrant at the time of its issuance, and subject to certain adjustments, at a purchase price of $1.00 per share.

   Each warrant may be exercised, subject to certain conditions set forth in the warrant, in whole or in part at any time during the period which begins on the date the warrant is issued and terminates on the fourth anniversary of the issuance of the warrant.

   The warrants provide for certain adjustments to prevent dilution due to stock splits, dividends and consolidations on account of or in respect of the Occam series C preferred stock. In the event of a recapitalization or reorganization of Occam (or any other company, the stock or securities of which are receivable upon exercise of a warrant) after the warrants have been issued, or in the case of a merger or consolidation of Occam after the issuance of the warrants, the holders of the warrants are entitled to receive, upon exercise of their warrants, the stock or other property to which the holders would have been entitled had the warrants been exercised immediately prior to the recapitalization, reorganization, merger or consolidation. Accordingly, after the completion of the merger, the warrants will be exercisable for shares of Accelerated Networks common stock. For a detailed explanation of the effect of the merger on the warrants, see "Certain Terms of the Merger Agreement--Assumption of Occam Stock Options and Warrants."

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

   As a result of the November 9, 2001 definitive merger agreement, Accelerated Networks will acquire Occam and all of the outstanding common and preferred stock of Occam will be converted into Accelerated Networks common stock. The following unaudited pro forma combined condensed financial statements sets forth certain historical financial information of Accelerated Networks and Occam on an unaudited pro forma basis after giving effect to the merger as a "reverse acquisition" with Occam as the acquiror of Accelerated Networks for accounting purposes (see Note 1 to the unaudited pro forma combined condensed financial statements). The acquisition will be accounted for using the purchase method of accounting, and accordingly, the purchase price will be allocated to the tangible and intangible assets of Accelerated Networks acquired, and the liabilities of Accelerated Networks assumed, on the basis of their fair values as of the acquisition date. The unaudited pro forma combined condensed financial statements also reflects the issuance and conversion to common stock of additional Occam preferred stock to be issued immediately prior to completion of the merger.

   The fiscal years of Occam and Accelerated Networks end on December 31. The Occam and the Accelerated Networks unaudited balance sheets as of September 30, 2001 have been combined as if the merger had occurred on September 30, 2001. For purposes of the pro forma information, the Occam and the Accelerated Networks statements of operations for the year ended December 31, 2000 and nine months ended September 30, 2001 have been combined. The unaudited pro forma combined condensed statements of operations give effect to the merger as if it had occurred on January 1, 2000.

   The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or operating results that would have actually occurred had the merger been completed at the beginning of the periods indicated, nor are they necessarily indicative of future financial position or operating results.

   The allocation of the purchase price reflected in the unaudited pro forma combined condensed financial statements is preliminary. The actual purchase price allocation to reflect the fair values of assets acquired and liabilities assumed will be based upon management's evaluation of such assets and liabilities upon completion of the merger. Accordingly, the adjustments included herein will change based upon the final allocation of the total purchase price, as adjusted to reflect the actual assets and liabilities in existence at the date upon which the merger is completed, stock values, the value of the stock options assumed and transaction costs incurred. That allocation may differ significantly from the preliminary allocation included in this proxy statement/prospectus.

   The unaudited pro forma combined condensed financial statements should be read in conjunction with the audited consolidated financial statements and related notes of Accelerated Networks and Accelerated Networks Management's Discussion and Analysis of Financial Condition and Results of Operations and the audited financial statements and related notes of Occam and Occam Management's Discussion and Analysis of Financial Condition and Results of Operations included in this proxy statement/prospectus.

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                              September 30, 2001

                                                            Historical
                                                       --------------------

                                                                                               Pro Forma
                                                                 Accelerated Adjustments --------------------
                                                        Occam     Networks    (Note 2)   Adjustments Combined
                                                       --------  ----------- ----------- ----------- --------
                                                                           (in thousands)
                     ASSETS
Current assets:
   Cash and cash equivalents.......................... $ 13,069   $  38,124       B       $  10,000  $ 61,193
   Accounts receivable, net...........................       29         136                      --       165
   Inventories........................................      261       4,594       A          (1,439)    3,416
   Prepaid expenses and other current assets..........      460       1,643                      --     2,103
                                                       --------   ---------               ---------  --------
       Total current assets...........................   13,819      44,497                   8,561    66,877
Property and equipment, net...........................    3,865       9,219       A          (9,219)    3,865
Other assets..........................................      305         155       J             356       816
                                                       --------   ---------               ---------  --------
       Total assets................................... $ 17,989   $  53,871               $    (302) $ 71,558
                                                       ========   =========               =========  ========
          LIABILITIES AND STOCKHOLDERS'
                     EQUITY
Current liabilities:
   Accounts payable and accrued expenses.............. $  1,937   $   5,012      A,H      $   3,273  $ 10,222
   Accrued payroll and related liabilities............      471       2,405                      --     2,876
   Capital lease obligations, current.................      391         107                      --       498
   Deferred revenue...................................       --         786       A            (786)       --
                                                       --------   ---------               ---------  --------
       Total current liabilities......................    2,799       8,310                   2,487    13,596
Capital lease obligations, net of current portion.....    1,237          87                      --     1,324
                                                       --------   ---------               ---------  --------
       Total liabilities..............................    4,036       8,397                   2,487    14,920

Stockholders' equity:
   Preferred stock....................................   37,699          --       D         (37,699)       --
   Common stock.......................................    6,275          51       C          (6,185)      141
   Additional paid-in capital.........................       --     176,860       E        (102,897)   74,047
   Warrants...........................................      187          --      J,K            440       627
   Deferred compensation..............................   (4,610)     (1,309)      F           1,309    (4,610)
   Foreign currency translation adjustment............       --         (93)      F              93        --
   Accumulated deficit................................  (25,598)   (130,035)      G         142,150   (13,483)
                                                       --------   ---------               ---------  --------
       Total stockholders' equity.....................   13,953      45,474                  (2,789)   56,638
                                                       --------   ---------               ---------  --------
       Total liabilities and stockholders' equity..... $ 17,989   $  53,871               $    (302) $ 71,558
                                                       ========   =========               =========  ========
Other data--pro forma common shares
  outstanding (Note 3)................................   31,261      50,626                  58,752   140,639
                                                       ========   =========               =========  ========

See accompanying notes to unaudited pro forma combined condensed financial statements.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                         Year Ended December 31, 2000


                                        Historical                       Pro Forma
                                   -------------------             --------------------
                                            Accelerated Adjustment
                                    Occam    Networks    (Note 2)  Adjustments Combined
                                   -------  ----------- ---------- ----------- --------
                                           (in thousands, except per share data)
Net revenue....................... $    --   $ 34,228                $    --   $ 34,228
Cost of revenue...................      --     33,552         I         (298)    33,254
                                   -------   --------                -------   --------
Gross profit......................      --        676                    298        974
                                   -------   --------                -------   --------
Operating expenses:
   Research and development.......   5,938     23,606         I       (1,196)    28,348
   Sales and marketing............     961     23,084         I         (597)    23,448
   General and administrative.....   2,134      6,522      I, J         (637)     8,019
                                   -------   --------                -------   --------
Total operating expenses..........   9,033     53,212                 (2,430)    59,815
                                   -------   --------                -------   --------
Loss from operations..............  (9,033)   (52,536)                 2,728    (58,841)
Other income, net.................     172      3,770                     --      3,942
                                   -------   --------                -------   --------
Loss before income tax expense....  (8,861)   (48,766)                 2,728    (54,899)
Provision for income taxes........       1          1                     --          2
                                   -------   --------                -------   --------
Net loss.......................... $(8,862)  $(48,767)               $ 2,728   $(54,901)
                                   =======   ========                =======   ========
Net loss per share:
   Basic and diluted (see Note 3). $ (2.26)  $  (1.68)
                                   =======   ========
Weighted average shares:
   Basic and diluted (see Note 3).   3,919     29,106
                                   =======   ========
Pro forma net loss per share:
   Basic and diluted (see Note 3).                                             $  (1.11)
                                                                               ========
Pro forma weighted average shares:
   Basic and diluted (see Note 3).                                               49,586
                                                                               ========



See accompanying notes to unaudited pro forma combined condensed financial statements.

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                     Nine Months Ended September 30, 2001


                                             Historical                        Pro Forma
                                        --------------------             --------------------
                                                  Accelerated Adjustment
                                         Occam     Networks    (Note 2)  Adjustments Combined
                                        --------  ----------- ---------- ----------- --------
                                               (in thousands, except per share amounts)
Net revenue............................ $     40   $  2,633                $    --   $  2,673
Cost of revenue........................       52      8,264        I          (292)     8,024
                                        --------   --------                -------   --------
       Gross loss......................      (12)    (5,631)                   292     (5,351)
Operating expenses:
   Research and development............   10,171     18,603        I        (1,847)    26,927
   Sales and marketing.................    2,939      6,096        I          (378)     8,657
   General and administrative..........    4,028      6,213      I,J          (641)     9,600
   Other charges.......................       --      4,147                     --      4,147
                                        --------   --------                -------   --------
       Total operating expenses........   17,138     35,059                 (2,866)    49,331
                                        --------   --------      ---       -------   --------
Loss from operations...................  (17,150)   (40,690)                 3,158    (54,682)
Other income, net......................      594      1,764                     --      2,358
                                        --------   --------                -------   --------
Net loss............................... $(16,556)  $(38,926)               $ 3,158   $(52,324)
                                        ========   ========                =======   ========
Net loss per share:
   Basic and diluted (see Note 3)...... $  (3.78)  $  (0.79)
                                        ========   ========
Weighted average shares:
   Basic and diluted (see Note 3)......    4,381     49,227
                                        ========   ========
Pro forma net loss per share:
   Basic and diluted (see Note 3)......                                              $  (0.50)
                                                                                     ========
Pro forma weighted average shares:
   Basic and diluted (see Note 3)......                                               103,683
                                                                                     ========


See accompanying notes to unaudited pro forma combined condensed financial statements.

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                     (in thousands, except per share data)

1. The Merger

   The merger will be treated as a reverse acquisition, pursuant to which Occam is treated as the acquirer of Accelerated Networks for financial accounting purposes. Under that method, the purchase price for accounting purposes is established using the fair market value of 50,626 shares of outstanding Accelerated Networks common stock of $0.3879, determined using average stock closing prices beginning four days before and ending four days after the announcement of the merger on November 12, 2001, the fair value of assumed options to acquire 3,211 shares of Accelerated Networks common stock and warrants to acquire 229 shares of Accelerated Networks common stock (calculated using the Black-Scholes' valuation model) and Occam's estimated acquisition-related costs, as follows:

Fair value of Accelerated Networks common stock........................................ $19,638
Fair value of Accelerated Networks options and warrants assumed........................     576
Acquisition-related costs (including $1,000 included in other accrued liabilities as of
  September 30, 2001)..................................................................   1,000
                                                                                        -------
Purchase price......................................................................... $21,214
                                                                                        =======

   The unaudited pro forma combined condensed balance sheet and statements of operations are not necessarily indicative of the financial position and operating results that would have been achieved had the merger been completed as of the beginning of the earliest periods presented. They should not be construed as being a representation of financial position or future operating results of the combined companies. Management does not expect significant changes to the preliminary valuation of the transaction. However, the final purchase price allocation could be significantly different from the amounts reflected in the unaudited pro forma combined condensed information. In addition, the unaudited pro forma combined condensed statements of operations give effect only to the adjustments set forth in the accompanying notes and does not reflect any restructuring or legal, accounting, financial printing, investment banking fees or other merger-related costs, or any potential cost savings or other synergies that management expects to realize as a result of the merger.

2. Adjustments to Unaudited Pro Forma Combined Condensed Financial Statements

   The adjustments to the unaudited pro forma combined condensed balance sheet as of September 30, 2001 and the pro forma combined condensed statements of operations for the year ended December 31, 2000 and for the nine months ended September 30, 2001 in connection with the proposed merger are presented below:

   (A) The fair values of Accelerated Networks' assets and liabilities have been estimated for the purpose of allocating the purchase price of the deemed acquisition of Accelerated Networks and determining the pro forma effect of the acquisition on the combined financial statements. The fair values of the Accelerated Networks tangible and intangible assets acquired and liabilities assumed have been estimated as follows:

Total assets at September 30, 2001............................................... $ 53,871
Fair value adjustments:
   MSAP product line inventory...................................................   (1,439)
                                                                                  --------
Total fair value of assets assumed...............................................   52,432
Less liabilities assumed at September 30, 2001...................................   (8,397)
Fair value adjustments:
   Idle facility commitments.....................................................     (314)
   Inventory purchase commitments for MSAP product line..........................   (1,084)
   Accrued acquisition-related costs.............................................     (875)
                                                                                  --------
       Total fair value adjustments to accounts payable and accrued expenses.....   (2,273)
   Elimination of deferred revenue...............................................      786
                                                                                  --------
Total fair value of liabilities assumed..........................................   (9,884)
                                                                                  --------
Fair value of net assets.........................................................   42,548
   Less negative goodwill adjustment to property and equipment, net..............   (9,219)
   Less negative goodwill........................................................  (12,115)
                                                                                  --------
Purchase price................................................................... $ 21,214
                                                                                  ========

   See Note 1 for the fair value of Accelerated Networks common stock, options and warrants assumed.

   In the above preliminary purchase price allocation, the fair values of the tangible assets acquired and liabilities assumed exceeded the purchase price of Accelerated Networks. In accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141"), preliminary negative goodwill was allocated first to reduce noncurrent assets of $9,219, resulting in negative goodwill of $12,115. The actual negative goodwill, which will be calculated at the completion of the merger transaction, will be recorded as an extraordinary gain in the reported post-merger results of operations of the merged entities.

   (B) This adjustment of $10,000 is to reflect the estimated gross proceeds to Occam from the issuance of series C preferred stock, to be issued and converted to common stock upon completion of the merger.

   (C) Adjustments to common stock are as follows:

Conversion of Occam common stock into Accelerated Networks common stock and reclassification of amounts into common stock at par and additional paid-in capital
  (Note E) .......................................................................... $(6,275)
Issuance of 90,013 shares of Accelerated Networks common stock, at par value (Note 3)      90
                                                                                      -------
                                                                                      $(6,185)
                                                                                      =======

   (D) This adjustment of $37,699 is to reflect the conversion of Occam preferred stock into Accelerated Networks common stock and reclassification of amounts into common stock at par and additional paid-in capital.

   (E) Adjustments to additional paid-in capital are as follows:

Conversion of Occam common stock into Accelerated Networks common stock (Note C)....... $   6,275
Conversion of Occam preferred stock into Accelerated Networks common stock (Note D)....    37,699
Valuation of Accelerated Networks common stock outstanding (50,626 shares) at $0.3879 per share, net of $.001 par value of post-merger estimated common stock outstanding
  (140,639 shares) (Note 3)............................................................    19,497
Gross proceeds to Occam from the issuance of series C preferred stock to be issued upon
  completion of the merger (Note B)....................................................    10,000
Fair value of Occam warrants (Note K)..................................................       (84)
Fair value of Accelerated Networks outstanding options and warrants to be assumed
  (Note 1).............................................................................       576
Elimination of Accelerated Networks additional paid-in capital.........................  (176,860)
                                                                                        ---------
                                                                                        $(102,897)
                                                                                        =========

   (F) This adjustment is to eliminate Accelerated Networks' deferred compensation ($1,309) and cumulative foreign currency translation adjustment ($93) balances, in accordance with the purchase method of accounting.

   (G) Adjustments to accumulated deficit are as follows:

Elimination of Accelerated Networks' accumulated deficit............................ $130,035
Impact of negative goodwill on accumulated deficit recorded as an extraordinary gain
  (Note 2)..........................................................................   12,115
                                                                                     --------
                                                                                     $142,150
                                                                                     ========

   (H) This adjustment is to accrue $1,000 for Occam's estimated transaction costs related to the merger (Note 1).

   (I) This adjustment represents the reversal of depreciation expense included in Accelerated Networks' statements of operations. This adjustment results from the write-down of property and equipment attributed to the allocation of negative goodwill to reduce noncurrent assets, in accordance with SFAS No. 141 (Note 2).

   (J) This adjustment is to record the $356 fair value of warrants to acquire 1,250 shares of Occam common stock (calculated using the Black-Scholes' valuation model) to be issued and exercisable contingent upon completion of the $10,000 funding commitment and the merger. The fair value of the warrants is amortized over the funding commitment period of four years. Accordingly, amortization of deferred stock-based compensation of $89 for the year ended December 31, 2000 and $67 for the nine month period ended September 30, 2001 has been recorded in general and administrative expenses.

   (K) This adjustment is to record the $84 fair value of warrants to acquire 300 shares of Occam common stock (calculated using the Black-Scholes' valuation model) to be issued and exercisable contingent upon completion of the merger (Note E). The fair value of the warrants has been recorded as non-cash issuance costs relating to Occam's issuance of the series C preferred stock (Note B).

3. Pro Forma Net Loss Per Share and Common Shares Outstanding

   The pro forma basic and diluted net loss per share is computed by dividing the pro forma net loss by the pro forma basic and diluted weighted average number of shares outstanding, assuming Occam and Accelerated Networks had merged at the beginning of the earliest period presented. The pro forma basic and diluted weighted average number of shares outstanding includes the assumed conversion of Occam's preferred stock to common stock upon the completion of the merger. The pro forma weighted basic and diluted average number of shares outstanding, and required pro forma adjustment to the weighted shares outstanding, are calculated as follows for the year ended December 31, 2000 and the nine months ended September 30, 2001:

                                                                                               Basic
                                                                                                and
                                                                                              Diluted
                                                                                              -------
Pro Forma Net Loss Per Share
For the year ended December 31, 2000:
   Occam weighted average common shares......................................................   3,919
   Occam weighted average preferred shares...................................................   6,155
                                                                                              -------
       Occam weighted average shares.........................................................  10,074
   Multiplied by estimated exchange ratio (a)................................................   2.033
                                                                                              -------
       Equivalent Accelerated Networks shares................................................  20,480
   Add Accelerated Networks weighted average shares..........................................  29,106
                                                                                              -------
       Pro forma combined weighted average shares outstanding................................  49,586
                                                                                              =======
For the nine months ended September 30, 2001:
   Occam weighted average common shares......................................................   4,381
   Occam weighted average preferred shares...................................................  22,405
                                                                                              -------
       Occam weighted average shares.........................................................  26,786
   Multiplied by estimated exchange ratio (a)................................................   2.033
                                                                                              -------
       Equivalent Accelerated Networks shares................................................  54,456
   Add Accelerated Networks weighted average shares..........................................  49,227
                                                                                              -------
       Pro forma combined weighted average shares outstanding................................ 103,683
                                                                                              =======
Pro Forma Common Shares Outstanding
The adjustment to pro forma common shares outstanding at September 30, 2001, is calculated as follows:
   Occam common shares outstanding...........................................................   6,145
   Occam series A preferred shares outstanding...............................................   6,975
   Occam series B preferred shares outstanding...............................................  18,141
                                                                                              -------
       Pro forma historical Occam shares outstanding.........................................  31,261
   Capital share issuances at merger closing:
       Occam series B-1 preferred shares outstanding (b).....................................   7,133
       Occam series C preferred shares outstanding (b).......................................   5,882
                                                                                              -------
       Occam shares outstanding..............................................................  44,276
   Multiplied by estimated exchange ratio (a)................................................   2.033
                                                                                              -------
       Equivalent Accelerated Networks shares................................................  90,013
   Add Accelerated Networks shares outstanding...............................................  50,626
                                                                                              -------
       Pro forma combined shares outstanding................................................. 140,639
       Less combined shares outstanding before exchange ratio effect.........................  81,887
                                                                                              -------
       Required pro forma adjustment to shares outstanding...................................  58,752
                                                                                              =======

--------
(a) Upon completion of the merger, each share of Occam common stock will be converted into the right to receive a number of shares of Accelerated Networks common stock based on the exchange ratio described under the heading "Certain Terms of the Merger Agreement--Manner and Basis of Converting Shares of Occam Stock." Based on the capitalization of Accelerated Networks and Occam as of November 9, 2001, the exchange ratio would have been 2.033. Because the exchange ratio is determined based on the number of shares of Accelerated Networks and Occam capital stock, and certain of the options to acquire shares of Accelerated Networks and Occam common stock, outstanding immediately prior to the completion of the merger (which could be different than those as of the signing of the merger agreement), the final exchange ratio will not be known until the effective time of the merger.
(b) Occam's articles of incorporation contain "pay-to-play" provisions whereby all shares of series B preferred stock held by any investor who purchases its pro-rata shares of the series C preferred stock and agrees to loan Occam at least its proportional share of certain debt financing or purchases 150% of its pro-rata share of the series C preferred stock will be converted into series B-1 preferred stock. The terms of the series B-1 preferred stock are identical to the terms of the series B preferred stock except that the series B-1 preferred stock converts into common stock at a ratio of 1:1.4167. Occam expects that, immediately prior to the completion of the merger, approximately 7,133 shares of Occam common stock will be issued upon the conversion of series B-1 preferred stock.
(c) Immediately prior to the completion of the merger, Occam expects to issue at least 5,882 shares of series C preferred stock to certain current investors in an aggregate amount equal to at least $10,000 and the conversion of these investors' series B preferred stock into series B-1 preferred stock as discussed in (b) above.

4. Limitations on Net Operating Loss Carryforwards

   Although the tax net operating loss carryforwards for Occam Networks are subject to limitation by the change in ownership provisions of Internal Revenue Code Section 382, it is anticipated that the limitation will not adversely impact the combined organization's ability to utilize such losses against future taxable income. The Accelerated Network tax net operating loss carryforwards will also be subject to limitation under such change in ownership provisions and, as a result, a substantial portion of its net operating loss carryforwards will not be available to be utilized against future taxable income of the combined organization.

               ACCELERATED NETWORKS MANAGEMENT AFTER THE MERGER

   Upon completion of the merger, the board of directors of Accelerated Networks will be comprised of seven individuals, one of whom will be designated by Accelerated Networks and six of whom will be designated by Occam. The following table lists the names, ages and positions of individuals designated by Accelerated Networks and Occam and principal executive officers of Accelerated Networks upon completion of the merger. The ages of the individuals are provided as of November 30, 2001.

Executive Officers and Directors

   The directors, executive officers and other key employees of Accelerated Networks following the merger, their ages and intended positions at Accelerated Networks following the merger and certain biographical information of these individuals is set forth below.

        Name         Age                   Position(s)
        ----         ---                   -----------
Kumar Shah.......... 43  President, Chief Executive Officer and Director
Lisa B. Farr........ 34  Chairman of the Board
Lee Hilbert......... 42  Vice President of Finance
Pete S. Patel....... 49  Vice President of Operations
Mark Rumer.......... 38  Chief Technology Officer
Russell J. Sharer... 43  Vice President of Sales and Marketing
James R. Soriano III 44  Vice President of Engineering
Kevin G. Hall....... 42  Director
George T. Hawley.... 64  Director
Steven M. Krausz.... 47  Director
Thomas C. McConnell. 47  Director
Gary J. Sbona....... 58  Director
Nicholas J. Whelan.. 47  Director

   Kumar Shah has served as Occam's president and chief executive officer since July 2001 and has served as a director of Occam since September 2001. From June 1998 to July 2001, Mr. Shah has served in various capacities at AccessLan Communications, Inc., a telecommunications equipment provider, including vice president of marketing, vice president of sales and marketing, and most recently as chief marketing officer. From July 1995 to June 1998, Mr. Shah was senior director of marketing at Hughes Network Systems, Inc., a satellite networking solutions provider. Mr. Shah received a B.S.E.E. from the Indian Institute of Technology, Bombay, India and an M.S. in electrical and computer engineering from the University of Massachusetts at Amherst.

   Lisa B. Farr, a co-founder of Occam, has served as Occam's chairman of the board since July 2001. From its inception July 1999 to July 2001, Ms. Farr served as Occam's president, chief executive officer and chief financial officer. From June 1997 to April 1999, Ms. Farr worked as a project manager for Cadence Design Systems, Inc., an electronic design automation provider. From October 1994 to June 1997, Ms. Farr was a software engineer at Cisco Systems, Inc. Ms. Farr received a B.S. in computer science from the University of California, Santa Barbara. Ms. Farr is married to Mark Rumer, Occam's chief technology officer.

   Lee Hilbert has served as Occam's vice president of finance since March 2001. From November 1996 to March 2001, Mr. Hilbert was senior director of finance and corporate controller of Xircom, Inc., a networking equipment provider. From April 1996 to November 1996, Mr. Hilbert was chief financial officer of StreamLogic Corporation, a provider of computer data storage equipment. StreamLogic Corporation filed for reorganization under Chapter 11 of the Bankruptcy Code in July 1997. Prior to joining StreamLogic Corporation, Mr. Hilbert held various positions, most recently corporate controller, with Micropolis Corporation, a developer and manufacturer of hard disk drives, and KPMG Peat Marwick. Mr. Hilbert received a B.B.A. in accounting from the University of Wisconsin and an M.B.A. in International Business from California Lutheran University. Mr. Hilbert is a certified public accountant.

   Pete S. Patel has served as Accelerated Networks' senior vice president, engineering and operations since April 2001, and had served as its vice president, operations from April 1999 until April 2001. Mr. Patel will serve as vice president of operations of Accelerated Networks upon completion of the merger. Prior to joining Accelerated Networks, Mr. Patel held various senior management positions at Advanced Fibre Communications, a telecommunications company, including vice president of operations from May 1998 to April 1999, director of operations from June 1997 to May 1998, director of design verification and test engineering from May 1996 to June 1997, and senior test engineering manager from August 1995 to May 1996. From February 1988 to August 1995, Mr. Patel held various management positions at DSC Communications Corporation, a telecommunications company. Mr. Patel received a F.Y.B.Sc. in Science from Gujarat University, India and a B.V.Sc. and A.H. from Gujarat Agricultural University, India.

   Mark Rumer has served as Occam's chief technical officer since co-founding Occam in September 1999. From October 1994 to September 1999, Mr. Rumer was a senior engineer at Cisco Systems, Inc., a networking equipment manufacturer. Mr. Rumer is married to Lisa Farr, Occam's chairman of the board.

   Russell J. Sharer has served as Occam's vice president of sales and marketing since December 2001 and has served as its vice president of marketing from July 2000 until December 2001. From October 1998 until July 2000, Mr. Sharer served in various capacities at Ericsson Datacom, Inc., a networking equipment manufacturer, including, vice president of marketing, vice president of product marketing, and director of product marketing. From April 1998 to October 1998, Mr. Sharer served as director of Global Alliances at Advanced Computer Communications, Inc., a supplier of carrier class remote access servers. From November 1997 to April 1998, Mr. Sharer served as director of sales and marketing at MediaOne Connect, a business unit of MediaOne Group, Inc., a local exchange carrier serving the entertainment industry. From December 1995 to October 1997, Mr. Sharer served as director of sales operations at Xircom, Inc., a networking equipment provider. Mr. Sharer received a B.S. in industrial engineering from California Polytechnic State University.

   James R. Soriano III has served as Occam's vice president of engineering since April 2000. From February 1992 to March 2000, Mr. Soriano served in various capacities at Xircom, Inc., a networking equipment provider, including chief technologist, vice president of product development and acting general manager.

   Kevin G. Hall has served as a director of Occam since January 2001. Mr. Hall has been a general partner of Norwest Venture Partners, a venture capital firm, since August 1993. Mr. Hall is also a general partner of Crescent Venture Partners, a venture capital firm. Mr. Hall serves as a director of Synplicity, Inc., a provider of semiconductor design and verification software, Docent, Inc., a provider of eLearning software and services company and several private companies. Mr. Hall received a B.S. and an M.S. in electrical engineering from Purdue University and an M.B.A. from Stanford University.

   George T. Hawley has served as a director of Occam since August 2000. Dr. Hawley has been president of Valo, Inc., a telecommunications company, since April 2001. From February 1999 to April 2000, Mr. Hawley served as chief technology officer at Nokia Corporation, a mobile communications equipment manufacturer. He also serves as a director of several private companies. From October 1995 to February 1999, Dr. Hawley was chief executive officer and chief technology officer of Diamond Lane Communications Corporation, a telecommunications equipment manufacturer. Dr. Hawley received a B.S.E.E. from Northwestern University, an M.S.E.E. from New York University, and a Ph.D. in electrical engineering from New York Institute of Technology (formerly Polytechnic Institute of Brooklyn).

   Steven M. Krausz has served as a director of Occam since February 2000. Mr. Krausz has been a general partner of U.S. Venture Partners, a venture capital firm, since August 1985. He also serves as a director of

Verity, Inc., a provider of knowledge retrieval software products, Accelerated Networks and several private companies. Mr. Krausz received a B.S. in electrical engineering and an M.B.A. from Stanford University.

   Thomas C. McConnell has served as a director of Occam since February 2000. Mr. McConnell has been with New Enterprise Associates, a venture capital investment firm, since 1985 and has been a general partner since 1989. Previously, he was a product manager in the Lisa Division of Apple Computer, Inc., a computer manufacturer, and a consultant with the Boston Consulting Group, Inc., a business consulting firm. Mr. McConnell serves as a director of several private companies. Mr. McConnell received an A.B. in engineering science from Dartmouth College and an M.B.A. from Stanford University.

   Gary J. Sbona has served as Accelerated Networks' chairman and chief executive officer since February 2001. Mr. Sbona currently serves as chairman and chief executive officer of Auspex Systems, Inc., a provider of network-attached storage solutions, and Verity, Inc., a software company specializing in knowledge retrieval software. In addition, Mr. Sbona serves as a director of 3D Systems Corporation, a solid imaging and mass customization company, and Calico Commerce Inc., a provider of interactive selling software for organizations selling complex products or services over the Internet. Since 1974, Mr. Sbona has served as the chairman and chief executive officer of Regent Pacific Management Corporation, an international turnaround management firm that is currently providing Accelerated Networks with management services. Mr. Sbona received a B.S. in accounting and industrial engineering and an M.B.A. in finance from San Jose State University. Mr. Sbona will continue to serve as a director of Accelerated Networks upon completion of the merger.

   Nicholas J. Whelan has served as a director of Occam since July 1999. Mr. Whelan has been president and chief executive officer of Fujant, Inc., a wireless infrastructure provider, since November 1997. From 1995 to November 1997, Mr. Whelan was president and general manager, Networking Divisions at Osicom Technologies, Inc., formerly Rockwell Network Systems (RNS), a networking equipment manufacturer. Prior to his employment at RNS, Mr. Whelan served as director of international marketing at Tellabs, Inc., a communications infrastructure provider. Mr. Whelan received a B.S.E.E. from University of Limerick in Ireland.

Board Committees

   Compensation Committee. Occam's compensation committee currently consists of directors Steven Krausz, Thomas McConnell and Kevin Hall. It makes recommendations concerning salaries, stock options, incentives and other forms of compensation for directors, officers and other employees of Occam. The compensation committee also administers Occam's stock option plans.

   Audit Committee. Occam's audit committee currently consists of directors George Hawley and Nicholas Whelan. It reviews Occam's annual audit and supervises independent auditors.

Employment Contracts and Change-in-Control Arrangements

   Lisa Farr, Occam's chairman of the board, and Mark Rumer, Occam's chief technology officer, both entered into stock restriction agreements with Occam in February 2000. Each of these agreements provides that if such person is terminated as an officer, director, employee or consultant of Occam without cause or as result of death or disability after a change of control of Occam that results in the transfer of 50% or more of Occam's outstanding voting power or the sale of all substantially all of Occam's assets, an additional 1/4 of the shares which are subject to Occam's repurchase option will vest.

   In August 2000, Occam granted a nonstatutory stock option to purchase 69,866 shares of common stock at an exercise price of $0.10 per share to George Hawley, one of its directors. In November 2000, Mr. Hawley early exercised the option and purchased 69,866 shares of Occam common stock. As of November 30, 2001, 49,488 of the shares purchased by Mr. Hawley were subject to Occam's repurchase option at the initial purchase price of $0.10 per share. The shares purchased by Mr. Hawley vest and are released from Occam's repurchase option ratably by month over four years. In the event during this period a single purchaser or affiliated group of purchasers acquire 50% or more of the voting shares of Occam or a successor company, all of the unvested shares purchased by Mr. Hawley will vest and be released from Occam's repurchase option.

   Kumar Shah, Occam's president and chief executive officer, is a party to an employment agreement with Occam effective as of July 10, 2001. Under the agreement, Occam agreed to pay Mr. Shah a base salary of $4,326.92 a week, and target bonuses of up to $93,750. Occam also agreed to extend a loan of $50,000 to Mr. Shah at an annual compound interest rate of 4.7% per annum to compensate Mr. Shah for the reasonable travel expenses between his home in the San Francisco Bay Area and Occam's principal executive offices in Santa Barbara and to provide an apartment and a vehicle for his use in Santa Barbara. If Mr. Shah remains as president and chief executive officer of Occam through July 30, 2002, $25,000 of the principal amount of the loan and the proportionate interest will be forgiven.

   In connection with his employment agreement, Mr. Shah was granted options to purchase 2,083,900 shares of Occam common stock at an exercise price of $0.17 per share. The shares subject to these options vest as to one eighth of the shares six months after the effective date of the agreement and the remainder vest in equal installments each month thereafter so that the option will be fully vested and exercisable four years from the effective date. Mr. Shah may exercise these options early and elect to tender payment with a full recourse promissory note.

   Mr. Shah was also given the opportunity to purchase Occam common stock pursuant to a standard restricted stock purchase agreement following the closing of the next round of equity financing of Occam. In lieu of this opportunity to purchase Occam common stock, Occam and Mr. Shah agreed to have Occam grant Mr. Shah an option to purchase 1,499,057 shares of Occam common stock at an exercise price of $0.17 per share. Mr. Shah has signed a waiver pursuant to which he waived any and all rights he had to purchase shares of Occam common stock in the event of an equity financing subsequent to his employment start date.

   If Mr. Shah is terminated without cause prior to January 10, 2002, he is entitled to severance pay equal to six months of his base salary and vesting on the unvested portion of the options to purchase 2,083,900 shares of Occam common stock will accelerate and vest to the extent of 1/48th of the shares originally granted for each completed month from July 10, 2002 until his termination date plus an additional six months. If, on the other hand, the termination without cause occurs after January 10, 2002, Mr. Shah is entitled to severance pay equal to nine months of his base salary and vesting on the unvested portion of the options to purchase 2,083,900 shares of Occam common stock will accelerate and vest to the extent of an additional 9/48th of the number of shares originally granted.

   If Mr. Shah is involuntarily terminated within 12 months following an acquisition of over 50% of Occam's then-outstanding voting securities or a merger or consolidation in which Occam does not own more than 50% of the surviving entity, or through a sale or disposition of all or substantially all of the Occam's assets, vesting on the unvested portion of the options to purchase 2,083,900 shares of Occam common stock will accelerate and vest to the extent of an additional 50% of the number of shares originally granted.

Executive Compensation

   The following table presents a summary of the compensation paid by Occam and Accelerated Networks during the fiscal year ended December 31, 1999 and December 31, 2000 to those persons who will serve as executive officers of Accelerated Networks upon completion of the merger and whose salary and bonus exceeded $100,000 for services rendered in all capacities to Occam or Accelerated Networks during such years. This compensation table excludes other compensation in the form of perquisites and other personal benefits to an executive officer where that compensation constituted less than 10% of his or her total annual salary and bonus in the fiscal year.

                                                                             Long term
                                                                            compensation
                                                                               awards
                                                                            ------------
                                                                    Annual   Securities
                Name and principal position                   Year  Salary   underlying
                ---------------------------                   ---- -------- ------------
Lisa B. Farr................................................. 2000 $150,000        --
   Chairman of the Board and Former Chief Executive Officer   1999 $ 33,000        --

Mark Rumer................................................... 2000 $150,000        --
   Chief Technology Officer                                   1999 $ 30,000        --

James R. Soriano III......................................... 2000 $109,282   405,000
   Vice President of Engineering                              1999
                                                                         --        --
Pete S. Patel................................................ 2000 $159,000    60,000
    Vice President of Operations                              1999 $108,298   170,000

   In July 2001, Occam hired Kumar Shah as president and chief executive officer. Mr. Shah is currently compensated at an annual rate of $225,000.

   In March 2001, Occam hired Lee Hilbert as vice president of finance. Mr. Hilbert is currently compensated at an annual rate of $168,000.

Option Grants in Last Fiscal Year

   The following table presents information for the fiscal year ended December 31, 2000 with respect to each grant of stock options to the executive officers named in the summary compensation table:

                                                                               Potential realizable
                                                                              value at assumed annual
                             Individual     Percent of                         rates of stock price
                            Grants Number  total options                      appreciation for option
                            of securities   granted to   Exercise                     term(4)
                             underlying      employees     price   Expiration -----------------------
      Name                 options granted  in 2000(3)   ($/share)    Date        5%          10%
      ----                 --------------- ------------- --------- ----------  --------    --------
James R. Soriano III......     405,000(1)      5.76%       0.10     8/30/10   $ 16,980    $ 43,031
Pete S. Patel.............      60,000(2)      0.77%       7.00     1/09/10   $404,000    $809,200

--------
(1) The options granted to James Soriano were granted pursuant to the Occam 1999 Stock Plan and are subject to the terms of such plan. These options were granted at an exercise price equal to the fair market value of Occam common stock as determined by the Occam board of directors on the date of grant.
(2) The options granted to Pete Patel were granted pursuant to Accelerated Networks 2000 Stock Incentive Plan and are subject to the terms of such plan. These options were granted at an exercise price equal to the fair market value of Accelerated Networks common stock.

(3) In 2000, Occam granted employees and consultants options to purchase an aggregate of 4,683,866 shares of Occam common stock.
(4) The gains shown are "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation do not represent Accelerated Networks or Occam's estimate or projection of future common stock prices.

Aggregated Option Exercises in 2000 and December 31, 2000 Option Values

   The following table presents information for the fiscal year ended December 31, 2000, with respect to stock option exercises by the executive officers named in the summary compensation table:


                                                     Number of securities        Value of unexercised
                             Shares                 underlying unexercised      in-the-money options at
                            acquired    Value   options at fiscal year-end (#)    fiscal year-end ($)
                           on exercise Realized ------------------------------ -------------------------
      Name                     (#)       ($)    Exercisable      Unexercisable Exercisable Unexercisable
      ----                 ----------- -------- -----------      ------------- ----------- -------------
James R. Soriano III......   405,000      --           --             --              --        --
Pete S. Patel.............        --      --      187,500             --        $287,103        --

Director Compensation

   Other than George Hawley, Occam's directors do not receive cash for services they provide as directors. Mr. Hawley receives compensation of $1,000 for each board meeting he attends. Occam also provides for his travel and lodging expenses associated with his attendance. In addition, Occam granted Mr. Hawley a nonstatutory stock option to purchase 69,866 shares of common stock at an exercise price of $0.10 per share which Mr. Hawley has exercised in November 2000 pursuant to early exercise provisions of his option agreement. The shares purchased pursuant to this early exercise of his option vest monthly over four years. As of November 30, 2001, 49,488 of the shares received upon this early exercise are unvested. In the event a single purchaser or affiliated group of purchasers acquire 50% or more of the voting shares of Occam or a successor company, the unvested shares` will completely vest.

Compensation Committee Interlocks and Insider Participation

   None of the members of Occam's compensation committee has at any time since its formation been an officer or employee of Occam. None of Occam's executive officers currently serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Occam's board or compensation committee.

Related Party Transactions

  Occam Series A and Series B Preferred Stock Financings

   From February 2000 through February 2001, Occam sold shares of its preferred stock in private financings as follows:

  . 6,975,000 shares of series A preferred stock at a price of $1.00 per share in February and March 2000 pursuant to a series A preferred stock purchase agreement; and

  . 18,141,177 shares of series B preferred stock at a price of $1.70 per share in January and February 2001 pursuant to a series B preferred stock purchase agreement.

   In connection with a bridge financing which occurred before the Occam series B preferred stock financing, U.S. Venture Partners VII, L.P., New Enterprise Associates IX, L.P. and Windward Ventures, L.P. received warrants to purchase 88,235 shares of series B preferred stock exercisable at $1.70 per share. Each share of

Occam series A and Occam series B preferred stock currently converts into Occam common stock at a ratio of 1:1.

  Pre-Closing Series C Preferred Stock Financing and Post-Closing Debt Financing

   As a condition to entering into the merger agreement, Accelerated Networks required Occam to obtain legally binding commitments from one or more of its shareholders to provide (a) $10 million in equity financing to Occam before the completion of the merger and (b) an additional approximately $10 million in funding to the combined organization following the completion of the merger, either in the form of a direct loan of funds to Occam or as a guarantee of at least $10 million of Occam's indebtedness to a financial institution or other third party. The $10 million in equity financing was entered into pursuant to a series C preferred stock purchase agreement and the $10 million guarantee was entered into pursuant to a note and warrant purchase agreement.

   Pursuant to the series C preferred stock purchase agreement, Occam has agreed to authorize the sale and issuance of up to 8 million shares of Occam series C preferred stock and some of Occam's investors have agreed to purchase, immediately prior to the completion of the merger, a number of shares of Occam series C preferred stock equal to at least an aggregate amount of $10 million, at a purchase price of $1.70 per share, prior to application of any merger-related exchange ratio.

   Occam has agreed to issue to those investors who enter into the note and warrant purchase agreement warrants to purchase shares of Occam series C preferred stock. Specifically, the note and warrant purchase agreement provides that Occam will issue to each of those immediately prior to the completion of the merger a warrant entitling each investor to purchase a number of shares of Occam series C preferred stock equal to 21.25% of the investor's committed funding amount. Each warrant will be exercisable at $1.00 per share.

   Occam's articles of incorporation contain "pay-to-play" provisions whereby all shares of series B preferred stock held by any investor who purchases its pro-rata share of the series C preferred stock and agrees to loan Occam at least its proportional share of the debt financing or purchases 150% of its pro-rata share of the series C preferred stock will be converted into series B-1 preferred stock. The terms of the series B-1 preferred stock are identical to the terms of the series B preferred stock except that the series B-1 preferred stock converts into common stock at a ratio of 1:1.4167.

   No shares of series C preferred stock or warrants to purchase series C preferred stock will be issued until immediately prior to the close of the merger.

   The terms of the series C preferred stock financing and the debt financing are described more fully in "Certain Financing Commitments Made By Occam's Investors."

   The investors in these financings include the following directors and holders of more than 5% of Occam's securities and their affiliated entities:

                                 Series A          Series B           Series C
          Investor            Preferred Stock Preferred Stock(1) Preferred Stock(2)
----------------------------- --------------- ------------------ ------------------
New Enterprise Associates(3).    2,712,500        3,155,882          1,813,616
US Venture Partners(4).......    2,712,500        3,161,765          1,815,173
Norwest Venture Partners(5)..           --        4,705,883          4,705,883
Crescent Venture Investors(6)           --        1,176,471            366,286
Nicholas Whelan..............      200,000               --                 --
Windward Ventures(7).........      750,000        1,182,352            274,713

--------
(1) Unless otherwise noted, each of the investors listed will be entitled to the benefit of the "pay-to-play" provisions pursuant to which shares of series B preferred stock will be exchanged for shares of series B-1 preferred stock on a 1:1 basis. Shares of series B-1 preferred stock are convertible into common stock at a ratio of 1:1.4167.

(2) The number of shares of series C preferred stock each investor is committed to purchase may be reduced prior to the completion of the merger in the event additional purchasers commit to purchase series C preferred stock. However, in no event will the number of shares of series C preferred stock of Occam that each investor is committed to purchase be reduced to the extent that the reduction would result in less than an aggregate amount of $10 million of shares of series C preferred stock of Occam being sold. Similarly, the number of warrants issuable pursuant to the note and warrant purchase agreement may be increased or reduced prior to the completion of the merger in the event additional Occam shareholders commit to the funding. In no event, however, will a reduction in an investor's committed funding amount be permitted if, and to the extent, the reduction would result in the aggregate amount of the committed funding amounts of all the investors to equal less than $10 million.
(3) Includes (a) 2,707,500 shares of series A preferred stock owned by New Enterprise Associates 9, L.P., (b) 5,000 shares of series A preferred stock owned by NEA Ventures 2000, L.P, (c) 3,117,647 shares of series B preferred stock owned by New Enterprise Associates 9, L.P., (d) 38,235 shares of series B preferred stock owned by New Enterprise Associates 9, L.P. subject to a warrant exercisable within 60 days of November 30, 2001, (e) 1,463,091 shares of series C preferred stock to be owned by New Enterprise Associates 9, L.P. and (f) 350,525 shares of series C preferred stock to be owned by New Enterprise Associates 9, L.P. subject to a warrant exercisable within 60 days of November 30, 2001. Thomas McConnell, a director of Occam, is a general partner of New Enterprise Associates. Mr. McConnell disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(4) Includes (a) 2,604,000 shares of series A preferred stock owned by U.S. Venture Partners VII, L.P., (b) 54,250 shares of series A preferred stock owned by 2180 Associates Fund VII, L.P., (c) 27,125 shares of series A preferred stock owned by USVP Entrepreneur Partners VII-A, L.P., (d) 27,125 shares of series A preferred stock owned by USVP Entrepreneur Partners VII-B, L.P., (e) 2,992,942 shares of series B preferred stock owned by U.S. Venture Partners VII, L.P., (f) 62,353 shares of series B preferred stock owned by 2180 Associates Fund VII, L.P., (g) 31,176 shares of series B preferred stock owned by USVP Entrepreneur Partners VII-A, L.P., (h) 31,176 shares of series B preferred stock owned by USVP Entrepreneur Partners VII-B, L.P., (i) 44,118 shares of series B preferred stock owned by U.S. Venture Partners VII, L.P. subject to warrant exercisable within 60 days of November 30, 2001, (j) 1,405,773 shares of series C preferred stock to be owned by U.S. Venture Partners VII, L.P., (k) 29,287 shares of series C preferred stock owned by 2180 Associates Fund VII, L.P., (l) 14,643 shares of series C preferred stock to be owned by USVP Entrepreneur Partners VII-A, L.P., (m) 14,643 shares of series C preferred stock to be owned by USVP Entrepreneur Partners VII-B, L.P., (n) 336,793 shares of series C preferred stock to be owned by U.S. Venture Partners VII, L.P. subject to a warrant exercisable within 60 days of November 30, 2001, (o) 7,017 shares of series C preferred stock to be owned by 2180 Associates Fund VII, L.P. subject to a warrant exercisable within 60 days of November 30, 2001, (p) 3,508 shares of series C preferred stock to be owned by USVP Entrepreneur Partners VII-A, L.P. subject to a warrant exercisable within 60 days of November 30, 2001 and (q) 3,508 shares of series C preferred stock to be owned by USVP Entrepreneur Partners VII-B, L.P. subject to a warrant exercisable within 60 days of November 30, 2001. Steven Krausz, a director of Occam, is a general partner of U.S. Venture Partners. Mr. Krausz disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
(5) Includes (a) 4,483,342 shares of series B preferred stock owned by Norwest Venture Partners VIII, L.P., (b) 222,541 shares of series B preferred stock owned by NVP Entrepreneurs Fund VIII, L.P., (c) 1,126,072 shares of series C preferred stock to be owned by Norwest Venture Partners VIII, L.P., (d) 13,391 shares of series C preferred stock to be owned by NVP Entrepreneurs Fund VIII, L.P., (e) 269,783 shares of series C preferred stock to be owned by Norwest Venture Partners VIII, L.P. subject to warrant exercisable within 60 days of November 30, 2001 and (f) 13,391 shares of series C preferred stock to be owned by NVP Entrepreneurs Fund VIII, L.P. subject to a warrant exercisable within 60 days of November 30, 2001.
(6) Kevin Hall, a director of Occam, is a partner of Crescent Venture Investors. Mr. Hall disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(7) Includes (a) 750,000 shares of series A preferred stock owned by Windward Ventures L.P., (b) 600,248 shares of series B preferred stock owned by Windward Ventures 2000, L.P., (c) 294,118 shares of series B preferred stock owned by Windward Ventures L.P., (d) 282,104 shares of series B preferred stock owned by Windward Ventures 2000-A, L.P., (e) 5,882 shares of series B preferred stock owned by Windward Ventures L.P. subject to a warrant exercisable within 60 days of November 30, 2001, (f) 150,763 shares of series C preferred stock owned by Windward Ventures 2000, L.P., (g) 70,855 shares of series C preferred stock owned by Windward Ventures 2000-A, L.P., (h) 36,119 shares of series C preferred stock owned by Windward Ventures 2000, L.P. subject to a warrant exercisable within 60 days of November 30, 2001 and (i) 16,975 shares of series C preferred stock to be owned by Windward Ventures 2000-A, L.P. subject to a warrant exercisable within 60 days of November 30, 2001.

  Sale of Common Stock

   In July and August 1999, Occam issued an aggregate of 1,916,924 shares of Occam common stock to Lisa Farr, Occam's chairman of the board, for an aggregate purchase price of approximately $64,000. 80% of these shares are subject to a repurchase option held by Occam. These shares are released from the repurchase option at a rate of 1/48th per month, commencing as of March 2000. As of November 30, 2001, 862,616 of the shares were subject to Occam's repurchase option at the initial purchase price of $0.0333 per share.

   In July and August 1999, Occam issued an aggregate of 1,916,924 shares of Occam common stock to Mark Rumer, Occam's chief technical officer, for an aggregate purchase price of approximately $64,000. 80% of such shares are subject to a repurchase option held by Occam. These shares are released from the repurchase option at a rate of 1/48th per month, commencing as of March 2000. As of November 30, 2001, 862,616 of the shares were subject to Occam's repurchase option at the initial purchase price of $0.0333 per share.

  Stock Option Grants

   In August 2000, Occam granted an option to purchase 69,866 shares of Occam common stock at an exercise price of $0.10 per share to George Hawley, a member of Occam's board of directors. In November 2000, Mr. Hawley early exercised the option and purchased 69,866 shares of common stock. As of November 30, 2001, 49,488 of the shares purchased by Mr. Hawley were subject to Occam's repurchase option at the initial purchase price of $0.10 per share.

   In March 2001, Occam granted an option to purchase 390,000 shares of Occam common stock at an exercise price of $0.17 per share to Lee Hilbert, Occam's vice president of finance. In November 2001, Mr. Hilbert early exercised 97,500 shares of common stock subject to the option. As of November 30, 2001, all of the shares purchased by Mr. Hilbert were subject to Occam's repurchase option at the initial purchase price of $0.17 per share and 292,500 of the shares subject to the option were unvested.

   In November 2001, Occam granted an option to purchase 136,574 shares of Occam common stock at an exercise price of $0.17 per share to Mr. Hilbert. As of November 30, 2001, all of the shares subject to the option were unvested.

   In November 2001, Occam granted an option to purchase 350,000 shares of Occam common stock at an exercise price of $0.17 per share to Mr. Rumer. As of November 30, 2001, all of the shares subject to the option were unvested.

   In June 2001, Occam granted options to purchase 2,083,900 shares of Occam common stock at an exercise price of $0.17 per share to Kumar Shah, Occam's president and chief executive officer. In November 2001, Mr. Shah early exercised 588,235 shares of common stock subject to the options. As of November 30, 2001, all of the shares were subject to Occam's repurchase option at the initial purchase price of $0.17 per share.

   In November 2001, Occam granted an option to purchase 1,499,057 shares of Occam common stock at an exercise price of $0.17 per share to Mr. Shah. As of November 30, 2001, all of the shares subject to the option were unvested.

   In August 2000, Occam granted an option to purchase 270,000 shares of Occam common stock at an exercise price of $0.10 per share to Russell Sharer, Occam's vice president of marketing. In August 2001, Mr. Sharer early exercised 100,000 shares of common stock subject to the option. As of November 30, 2001, 10,000 of the shares purchased by Mr. Sharer were subject to Occam's repurchase option at the initial purchase price of $0.10 per share and 170,000 of the shares subject to the option were unvested.

   In September 2001, Occam granted an option to purchase 40,000 shares of Occam common stock at an exercise price of $0.17 per share to Mr. Sharer. As of November 30, 2001, all of the shares subject to the option were unvested.

   In November 2001, Occam granted an option to purchase 188,815 shares of Occam common stock at an exercise price of $0.17 per share to Mr. Sharer. As of November 30, 2001, all of the shares subject to the option were unvested.

   In March 2000, Occam granted an option to purchase 405,000 shares of Occam common stock at an exercise price of $0.10 per share to James Soriano, Occam's vice president of engineering. In October 2000, Mr. Soriano early exercised 405,000 shares of common stock subject to the option. As of November 30, 2001, 236,250 of the shares were subject to Occam's repurchase option at the initial purchase price of $0.10 per share.

   In September 2001, Occam granted an option to purchase 40,000 shares of Occam common stock at an exercise price of $0.17 per share to Mr. Soriano. As of November 30, 2001, all of the shares subject to the option were unvested.

   In November 2001, Occam granted an option to purchase 248,783 shares of Occam common stock at an exercise price of $0.17 per share to Mr. Soriano. As of November 30, 2001, all of the shares subject to the option were unvested.

  Indemnification Agreements of Directors and Executive Officers of Occam

   Occam's articles of incorporation and bylaws provide that it will indemnify each of its directors and executive officers to the fullest extent permitted by the California Corporation Law. Further, Occam has entered into indemnification agreements with each of its directors and officers and maintains insurance on behalf of its officers and directors.

  Indebtedness of Occam Executive Officers

   Occam has made two loans to Kumar Shah, its president and chief executive officer, in the aggregate amount of $100,000. First, in connection with the employment of Mr. Shah, Occam made a loan to him of $50,000, with interest compounded annually at the rate of 4.7% per year. The loan is due and payable July 30, 2002. $25,000 of the principal of the loan plus the proportionate interest on such principal amount will be forgiven if Mr. Shah remains in the position of president and chief executive officer of Occam and $25,000 of the principal of the loan plus the proportionate interest on such principal amount will be forgiven if certain bonus targets set forth in Mr. Shah's employment agreement are achieved. The amount of indebtedness will be proportionately reduced in the event not all of these bonus targets are achieved. Second, in connection with Mr. Shah's early exercise of an Occam stock option, Occam made a loan to him of $50,000, with interest compounded semiannually at the rate of 6% per year. As of November 30, 2001, $100,000 of the aggregate principal of both loans was outstanding.

  Accelerated Networks Agreement with Regent Pacific Management Corporation

   In February 2001, Accelerated Networks appointed Gary J. Sbona as its chairman of the board of directors and chief executive officer, and entered into an agreement with Regent Pacific Management Corporation, a management firm of which Mr. Sbona is chairman and chief executive officer, to provide personnel to fill several other senior executive and management positions. This agreement is due to expire in August 2002 and may be canceled at any time after February 2002. In connection with these events, on March 2, 2001, Mr. Sbona was granted an option to purchase 3,880,600 shares of Accelerated Networks common stock, at an exercise rice of $1.938 per share. At the time the grant was issued, 323,383 of these options were fully vested. The remaining options vest monthly in equal amounts over the eleven months following the grant date. However, if the Regent Pacific Management Corporation contract with Accelerated Networks is terminated without cause prior to February 2, 2002, then all of these options shall automatically vest. Upon completion of the merger, Mr. Sbona will remain a director of Accelerated Networks.

  Indemnification Agreements of Directors and Executive Officers of Accelerated Networks

   Accelerated Networks has entered into agreements to indemnify its directors and executive officers, which contain provisions that may require Accelerated Networks to, among other things:

  . indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature; and

  . advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

   In addition, the merger agreement provides that Accelerated Networks will maintain directors' and officers' liability insurance in specified amounts and for specified periods following the effective time of the merger, covering the existing Accelerated Networks directors for their acts and omissions occurring prior to the completion of the merger. See "Risk Factors" beginning on page 19.

                         ACCELERATED NETWORKS BUSINESS

Overview

   Accelerated Networks develops and markets customer premise telecommunications products that enable carriers to deliver bundled voice and data services over a single broadband access network. Accelerated Networks' multiservice customer premise broadband access products are designed to allow service providers to efficiently and cost-effectively deliver and manage multiple voice and data services, and to allow their customers to access those services, using various broadband access technologies, including digital subscriber line, or DSL, copper-line technologies such as Tl and NxTl, and higher bandwidth technologies such as DS3 and fiber optic OC-3.

   Accelerated Networks' integrated access devices, or IADs, are designed to interoperate with different types of equipment deployed in service provider networks and to comply with relevant industry standards. Accelerated Networks believes this interoperability allows for efficient and seamless installation and provides its customers with greater flexibility in designing and deploying their networks. Accelerated Networks' target customers are inter-exchange carriers, regional bell operating companies, incumbent local exchange carriers, competitive local exchange carriers and foreign telecommunication service providers.

   Accelerated Networks' carrier-class IADs are installed at the premises of the service providers' business customers. This premise-based equipment enables the service providers to deliver multiple voice and data services to their business customers from a single broadband access facility. Accelerated Networks' carrier-class IADs provide robust quality of service. Additionally, Accelerated Networks' carrier-class IADs facilitate complete network management and service provisioning from service provider network operations centers.

   The following description of Accelerated Networks Business under the headings "History of Accelerated Networks," "Industry Background," "The Accelerated Networks Solution," "The Accelerated Networks Strategy," "Products," "Customers," "Strategic Relationships," "Technology," "Sales and Marketing," "Manufacturing," "Competition," "Intellectual Property," "Employees" and "Properties" primarily represents Accelerated Networks views and descriptions as a standalone entity without giving effort to the merger with Occam. As described above, Occam's shareholders will own a majority of the combined organization's shares, the combined organization's board of directors will consist of six Occam designees out of a board of directors of seven members, and Occam's management will initially be responsible for the day to day management of the combined organization. Stockholders and shareholders should read carefully "Occam Business" for a description of Occam's business, which represents Occam management's view as to the combined organization's business after this merger.

History of Accelerated Networks

   Accelerated Networks was incorporated in October 1996. From inception through March 1999, its operating activities consisted primarily of developing a research and development organization, testing prototype designs, staffing of marketing, sales, field service and customer support organizations, building a management team and establishing relationships with potential customers. Initially, Accelerated Networks focused on developing a comprehensive family of multiservice broadband access products include its point of presence located multi-service access platform, or MSAP, voice gateways, central office or multitenant unit-located MSAP, DSL and T1 concentrators, customer located carrier-class IADs, and a software-based element management system. Accelerated Networks commenced shipments of its MSAP voice gateways, MSAP concentrators and carrier-class IADs in the second calendar quarter of 1999. To date, Accelerated Networks has generated substantially all of its revenue from sales of its MSAP and carrier-class IAD products. Accelerated Networks has not generated any significant amount of revenue from sales of its element management system software or sales of its extended warranty and customer support services. Despite the revenue generated by the sales of its MSAP and carrier-class IAD products, Accelerated Networks has never achieved profitability on a quarterly or annual basis.

   In light of the significant downturn in the telecommunications market place, Accelerated Networks has been unable to predict when and how the market would recover, particularly as it relates to the provision of combined voice and data services. Accelerated Networks senior management did not believe that the company's financial resources would support the company for an indefinite period of time. As a result, Accelerated Networks initiated a number of changes in order to realize both short-term and long-term value for Accelerated Networks stockholders. These changes include the decision to enter into the proposed merger with Occam, significantly reduce Accelerated Networks' workforce and significantly scale back its product offerings. As a result, the only product line that Accelerated Networks is continuing to develop and produce for sale to customers is its carrier-class IAD product line.

Industry Background

  The growing need for high-speed broadband communications

   In the last few years, the volume of data traffic over the Internet and private communications networks has grown significantly, fueled by increasing numbers of users and continued proliferation of Internet-based applications such as e-commerce. In addition to e-commerce, business usage of the Internet for applications such as supply chain management, Web hosting, remote access for telecommuters, virtual private networks and other services has generated a significant amount of traffic for the existing communications infrastructure.

   In an effort to meet this expected growth in data traffic, many service providers have made significant investments in fiber optic core network infrastructure to improve bandwidth and speed in the Internet backbone. Similarly, many businesses have made significant investments to increase the capacity of their premises' data network infrastructure. However, an access bottleneck still exists between the ends of the fiber optic networks at telephone companies' central offices and the customer premises. This segment of the network, generally connected through the existing copper-pair infrastructure that makes up normal telephone lines, is commonly known as the "last mile."

  Evolution of broadband access technologies

   Historically, the telecommunications industry in the United States and internationally was highly regulated, with both local and long distance service providers operating as monopolies. In the U.S., incumbent local exchange carriers had a monopoly on the last mile and primarily offered T1 and Integrated Services Digital Network, or ISDN, services to address their customers' needs for high speed connectivity. A Tl line is a phone connection supporting voice or data traffic at high speeds, and ISDN is a communication standard for sending voice, video and data on digital or normal telephone lines. Although T1 technology helped to fill the need for broadband access for large businesses, which used leased Tl lines as a means to create intra-enterprise private communications networks, it was not widely adopted by small and medium size businesses, telecommuters and residential users, largely because of its high cost. Analog dial-up modems and ISDN terminal adapters are also limiting because of their lower access-speeds. To address these issues, service providers are continuing to take advantage of new technologies such as DSL to offer cost-effective broadband access to their customers. DSL technologies use sophisticated schemes to pack data onto copper wires, and are sometimes referred to as last-mile technologies because they are used only for connections from a telephone switching station to a home or office. In addition, declining costs have now made T1 services a viable means for service providers to deliver broadband access to medium-size business customers as well.

  The competitive telecommunications environment

   Since the federal government split AT&T in the mid-1980s, competition in the telecommunications industry has emerged in several forms. Competitive local exchange carriers have primarily focused on delivering voice services to large and medium-size business customers and, consequently, have generally designed their access networks to deliver a single service, such as voice, over a single access facility, such as a T1 line. As a result, these competitive local exchange carriers often had to use parallel access networks, one for delivering voice traffic and the other for data traffic, in order to provide their customers with both voice and data services. While these competitive local exchange carriers could offer competitive pricing relative to incumbent local exchange carriers, heightened competition and increased price pressure, coupled with the high underlying cost of maintaining parallel access networks, has made it increasingly difficult for competitive local exchange carriers to compete.

   A second type of competitive local exchange carrier, commonly called a data competitive local exchange carrier, emerged following the passage of the 1996 Telecommunications Reform Act. Data competitive local exchange carriers primarily constructed DSL-based access networks initially intended for the delivery of a single service, high speed Internet access to residential and business customers. Data competitive local exchange carriers typically lease the copper-pair infrastructure from incumbent local exchange carriers, add DSL functionality, and sell broadband access on a wholesale basis to Internet service providers, or ISPs, which then market this access to end customers. Having only a single service to offer their customers, these data competitive local exchange carriers found it difficult to compete in only the data market and have sought opportunities to expand; however, in order to offer voice services, these data carriers had to build parallel networks to carry voice traffic.

   These first generation competitive local exchange carriers need to consolidate their voice and data access networks, which are currently used to deliver multiple services, in order to reduce costs and compete more effectively. Data competitive local exchange carriers, in turn, having built out a significant nationwide DSL footprint, need to augment their revenue from Internet access to residential customers by targeting business customers with multiservice bundles. Market and economic forces are driving these carriers to implement broadband networks that deliver multiple services to their customers. Accelerated Networks believes that incumbent and competitive telecommunication service providers understand the benefits of and are evaluating the feasibility of offering multiple voice and data services over a single broadband facility.

  Highly leveraged competition

   The newly emerging competitive carriers began to deploy and offer lower priced converged services to their customers. This expansion in services offered by these carriers was funded in part by telecommunications equipment providers eager to sell infrastructure equipment to new customers.

   Unfortunately, these newly emerging carriers underestimated the costs associated with network deployment and operations, as well as the difficulties and costs associated with acquiring a customer base. In part due to these factors, many of these new carriers were unable to complete planned network deployment and deliver their projected earnings; consequently, their share prices collapsed. Unable to attract additional capital to fund the deployment of their networks and fund customer acquisition costs, these carriers closed their networks and many declared bankruptcy.

   In the meantime, the incumbent carriers continued to evaluate, but not deploy, converged services. While the reasons for deploying converged service capabilities are still compelling, current economic conditions are discouraging the incumbent carriers from pursuing this opportunity. Accelerated Networks management believes that without the competitive pressures asserted by the competitive local exchange carriers these incumbent carriers will continue to defer the implementation of broadband networks until this deployment is economically justifiable or required by law.

  The need for integrated access solutions

   Accelerated Networks believes that service providers must be able to cost-effectively bundle multiple voice and data services over a single broadband access network in order to compete more effectively. More specifically, Accelerated Networks believes that these service providers require integrated access solutions that:

  . allow for the delivery of a rich set of bundled voice and data services over a single broadband access facility;

  .  enable rapid deployment of additional services;

  .  provide a high degree of reliability and scalability;

  .  support multiple broadband access technologies;

  .  provide for ease of management; and

  .  interoperate with other network elements through industry standards.

The Accelerated Networks Solution

   Accelerated Networks develops and markets customer premise telecommunications products that enable carriers to deliver bundled voice and data services over a single broadband access network. Accelerated Networks offers a family of carrier-class IADs, allowing service providers to cost-effectively deliver bundled voice and data services to business customers and providing robust quality of service. Additionally, Accelerated Networks' carrier-class IADs facilitate complete network management and service provisioning from service provider network operations centers.

   Accelerated Networks' multiservice broadband access products are designed to enable service providers to cost-effectively address the needs of multiple target markets. These target markets include large, medium and small businesses, branch offices, remote offices, small offices, home offices and telecommuters. In particular, Accelerated Networks offers service providers a broad range of carrier-class IADs, each with varying features and functionality, which enable them to better address the bandwidth, service and other requirements of their customers. In addition, because Accelerated Networks' carrier-class IADs support the delivery of bundled voice and data services over DSL, T1, NxT1, DS3 and OC-3 access technologies, its products enable service providers to effectively extend their service reach.

The Accelerated Networks Strategy

   Accelerated Networks' objective is to become a leading provider of integrated access devices. In February 2001, Accelerated Networks engaged Regent Pacific Management Corporation to fill several senior executive and management positions, including the chief executive officer and chief financial officer. This management team is in the process of developing an operating plan to improve Accelerated Networks' overall performance. In November 2001, Accelerated Networks entered into an agreement with Occam pursuant to which a wholly-owned subsidiary of Accelerated Networks would merge with and into Occam, and Occam would become a wholly-owned subsidiary of Accelerated Networks. As a result of these events, Accelerated Networks' current strategy to achieve its objective is evolving and likely to undergo substantial revision in the future. However, Accelerated Networks' current plan includes certain key elements, described below.

  Enhance technology leadership

   Accelerated Networks believes that the individual network elements most critical to deploying multiple broadband access services are those elements at either "edge" of the broadband access network, including customer-located IADs. As a result, Accelerated Networks intends to continue to expand its technological leadership in this product area. Accelerated Networks believes this will help it create significant barriers to entry for emerging competitors as well as established telecommunications equipment vendors.

  Broaden distribution channels

   Accelerated Networks plans to extend its distribution channels to meet the demand for integrated access equipment, selectively pursuing OEMs, and additional distributors, resellers and network integrators to increase the penetration of its products in new and existing markets. OEMs, distributors, resellers and network integrators are an integral part of Accelerated Networks' distribution strategy because Accelerated Networks believes that, in conjunction with its direct sales force, these OEMs, distributors, resellers and network integrators will help identify new sales prospects, sell Accelerated Networks' products as part of a complete solution, and customize and integrate Accelerated Networks' products into service provider networks.

  Continue to pursue and leverage strategic relationships

   Accelerated Networks believes that establishing strategic relationships with companies whose business models and competencies complement its own will enable Accelerated Networks to more effectively penetrate various market segments and offer its customers additional high-quality and value-added solutions. Accelerated Networks plans to continue actively working with its customers and other equipment vendors to ensure interoperability with equipment installed in their networks, as well as equipment that is currently being developed. Accelerated Networks also plans to work with its customers and equipment manufacturers to develop and promote new standards so that Accelerated Networks' products will continue to be interoperable with future network equipment.

Products

   Accelerated Networks offers a family of integrated access devices, or IADs, designed to facilitate interoperability with different types of equipment deployed in service provider networks and comply with applicable industry standards. Accelerated Networks' carrier-class IADs are installed at the customer premises of the service providers who provide their business customers multiple voice and data services over a single broadband access facility. This allows service providers to cost-effectively deliver bundled voice and data services to business customers. Accelerated Networks' carrier-class IADs provide robust quality of service. Additionally, Accelerated Networks' carrier-class IADs facilitate complete network management and service provisioning from service provider network operations centers.

  Current Products

   Accelerated Networks provides the wide range of carrier-class IADs described below:

  . The AN-20 IAD provides data-only broadband access over DSL or small office/home office and T1 facilities and is intended for small business customers.

  . The AN-24 IAD supports broadband data access as well as up to 4 analog voice ports and is targeted at small offices, home offices and telecommuters.

  . The AN-28 IAD supports broadband data access and up to 8 analog voice ports and is designed for small businesses and branch offices.

  . The AN-30 IAD supports broadband data access and up to 12 analog or 24 digital voice ports and is focused on small to medium-size business locations.

  . The AN-32 IAD is capable of handling Frame Relay, Ethernet (IP) and either 16 analog ports, or two subscriber-side T1 interfaces with support for up to 48 digital voice ports. The AN-32 introduces Inverse Multiplexing for ATM, or IMA, interface with up to 4 links that provide higher uplink capacity and redundancy, and is focused on medium and larger business locations.

  . The AN-3204 IAD may be used as a large business concentrator, facilitating DS3 and OC-3 wide area network uplinks in addition to DSL, T1 and NxT1.

   All of Accelerated Networks' carrier-class IADs support internal layer two bridging and layer three Internet protocol, routing and PPP over ATM, including such capabilities as network address translation, dynamic host configuration protocol and packet filtering. Additionally, Accelerated Networks' carrier-class IADs can connect directly to customer frame relay equipment, including routers, using standard frame relay-to-ATM internetworking functions. Accelerated Networks' carrier-class IADs also provide support for constant bit rate and real-time variable bit-rate, voice-over-ATM, built-in voice compression, silence suppression, comfort noise insertion, voice compression and echo cancellation. Finally, Accelerated Networks' carrier-class IADs are fully manageable from remote network operations centers using widely adopted Internet protocols.

  Products in Development

   Accelerated Networks currently has under development products, features and functions which it believes will further enhance its IAD products family. These development activities are generally focused on the following areas:

  .  adding DSL variants to Accelerated Networks' carrier-class IADs;

  . broadening Accelerated Networks' carrier-class IAD product line with new IAD platforms; and

  .  improving manufacturability.

Customers

   Historically, sales of Accelerated Networks' products have primarily been to competitive local exchange carriers and inter-exchange carriers.

   Sales to Siemens AG, Accelerated Networks' largest customer, accounted for approximately 54% and 29% of Accelerated Networks' revenue for the years ended December 31, 1999 and 2000, respectively. While Accelerated Networks anticipates that sales to any specific customer will vary from period to period, it expects that it will continue to have significant customer concentration for the foreseeable future. To date, a significant portion of Accelerated Networks' revenue has been derived from a small number of orders and its sales have been made on the basis of individual purchase orders, rather than long-term commitments

   Many service providers, including most of Accelerated Networks' current customers, are building networks that are in their initial stages of deployment. In general, these service providers make relatively small initial purchases. Accelerated Networks believes that as these service providers continue to build out their networks, they will eventually need to purchase a significantly greater amount of equipment. Accordingly, Accelerated Networks intends to leverage its existing customer base to continue to provide Accelerated Networks' products to these service providers as they expand their networks.

Strategic Relationships

   Accelerated Networks believes that establishing strategic relationships with companies whose business models and competencies complement its own will enable Accelerated Networks to more effectively penetrate various market segments and offer Accelerated Networks' customers additional high-quality and value-added solutions. Accelerated Networks has an established distribution relationship with Siemens ICN in the United States and Siemens ICN's parent, Siemens AG, for international markets. Since Accelerated Networks believes that OEM relationships are important, it is currently pursuing strategic OEM relationships with other telecommunications equipment manufacturers.

Technology

   Accelerated Networks designs and manufactures carrier-class IADs. This product family combines a number of hardware and software technologies. Accelerated Networks' primary areas of expertise include the following areas:

  Carrier-class hardware design

   Carriers set high performance standards for customer premise equipment they sell. Accelerated Networks' carrier-class IAD hardware designs use processors and memory components derived from the same component family. This allows Accelerated Networks to design its carrier-class IADs to support customer-specific applications using common software. All models of Accelerated Networks' carrier-class IAD hardware are designed to work with the same software, simplifying deployment for service providers. Accelerated Networks' hardware designs use market-leading component technology, especially for DSL applications, which today are based on de facto standards for interoperability. Accelerated Networks endeavors to use widely-used chipsets to ensure interoperability with a wide range of other DSL equipment. Accelerated Networks also uses field programmable gate arrays for specific applications, which makes its hardware designs more flexible, allowing for rapid enhancements or changes without the need to add new chips.

  Packet-based voice expertise

   Accelerated Networks has extensive expertise in packetized voice technology. Accelerated Networks utilizes digital signal processing algorithms to implement voice compression, echo cancellation, silence suppression, and comfort noise insertion, which are key elements in optimizing bandwidth use while delivering toll-quality voice service. In addition, Accelerated Networks has extensive experience in all aspects of analog and digital telephony required to implement a wide range of call routing and termination options. Accelerated Networks' voice-over-ATM knowledge includes the use of rt-VBR, a type of technology which optimizes use of bandwidth and allows for compressed voice transmission. A key area of Accelerated Networks' research and development focuses on using ATM, or SVCs, to dynamically connect telephone subscribers with local or long distance voice switches, as well as emerging soft switches and to directly connect to other business locations.

  Software and protocol technologies

   Accelerated Networks has extensive experience with protocols such as IP, ATM and frame relay. Accelerated Networks' protocol software is designed to be reusable across its products and to support compatibility with new and existing hardware. IP technologies such as network address translation and dynamic host configuration protocol help conserve IP addresses, which is critical in today's rapidly growing Internet environment. Furthermore, Accelerated Networks has considerable experience with basic bridging and routing functions, as well as interworking functions required to map IP to frame relay, IP to ATM and frame relay to ATM. Accelerated Networks also possess knowledge on the policing, shaping and traffic management techniques required to preserve service quality across converged voice/data access networks.

  Transmission technologies

   Accelerated Networks' in-depth knowledge of copper-pair transmission technologies used in the last mile includes various types of DSL, such as asymmetric DSL, symmetric DSL and G.Lite, T1/E1, DS3, and inverse multiplexing over ATM. In addition, Accelerated Networks has extensive expertise in coaxial and fiber-optic based technologies used for transmission between POPs and central offices, including DS3, E3, OC-3 and STM-1. The physical layer of all of Accelerated Networks' products has been abstracted from the service layers, enabling new transmission technologies to be added very quickly.

  Element management and provisioning

   Accelerated Networks has developed flow-through and self-provisioning features that it believes dramatically reduces network operation costs. As an example, Accelerated Networks incorporates self-provisioning functionality in its carrier-class IADs, enabling configuration from a centrally located directory. The Accelerated Networks element management system enables Accelerated Networks customers' to reduce their provisioning, operating and management costs.

  Research and development

   Accelerated Networks has made substantial investments in research and development. Research and development expenses related to its IAD product family were approximately $12.8 million for the period from inception to December 31, 2000, and approximately $3.5 million for the nine months ended September 30, 2001, or approximately 31% and 18% respectively of the total research and development expense for the same periods.

Although Accelerated Networks plans to continue to invest in research and development focusing its efforts on the continued enhancement of its core IAD product family, these expenditures will likely decline as an overall percentage of Accelerated Networks' expenses.

Sales and Marketing

   Accelerated Networks currently focus its sales and marketing efforts in three areas:

  Direct

   Accelerated Networks believes that direct interaction with service providers provides an efficient method of understanding its customers' business models and technical requirements. Further, Accelerated Networks believes that the competitive nature of the telecommunications equipment industry requires Accelerated Networks to reduce costs that would otherwise be passed on to its customers. In many cases this is accomplished by avoiding intermediate steps in the distribution chain and establishing a direct relationship with the service provider customer.

  Distributor

   In prior years, sales through Siemens ICN have been an important distribution channel for Accelerated Networks in the U.S. Siemens ICN primarily sells its products to incumbent local exchange carriers, regional bell operating companies, competitive local exchange carriers and smaller independent operating companies. Accelerated Networks is currently pursuing OEM opportunities with telecommunications equipment manufacturers it can supply on an OEM basis.

  System Integrator

   Accelerated Networks believes that some small service providers and their end-user customers may prefer purchasing Accelerated Networks products through systems integrators that, in addition to sourcing products, provide other value-added services such as integration, test, staging, installation and third-party equipment procurement. While systems integrators have not traditionally focused on generating demand for Accelerated Networks' products, Accelerated Networks believes that it is well-positioned to help increase market penetration of its products by targeting system integrators and small service providers. These small service providers, as well as larger customers with private networks, use system integrators to design, operate and maintain their networks. As a result, Accelerated Networks intends to work closely with selected system integrators to provide training and engage in cooperative sales and marketing programs targeted at smaller service providers and entities with large, private networks.

   Accelerated Networks emphasizes the use of Web-based technology for both internal and external sales and marketing applications. For internal applications, virtually all of Accelerated Networks' information, documentation, policies, procedures, directories, competitive data and market research are contained in Web-accessible databases. This allows for rapid internal dissemination of information to Accelerated Networks' sales and marketing personnel. For external applications, Accelerated Networks makes its company, product, and process-based information available to existing and potential customers.

Manufacturing

   Accelerated Networks outsources most of its product and printed circuit board assembly to contract manufacturers. For ease in manufacturing and inventory management, Accelerated Networks uses standard parts and components whenever possible. Accelerated Networks conducts final product assembly, stress and final testing for most of its products. Accelerated Networks has complete capabilities for configuration, packaging, and shipping of its products. Accelerated Networks performs comprehensive inspection tests and uses statistical process controls to assure the reliability and quality of its products. Accelerated Networks' manufacturing engineers develop all test procedures and design and build all equipment and stations required to test its products.

Accelerated Networks integrates these manufacturing tests with its contract manufacturers' build processes. Accelerated Networks' manufacturing personnel work closely with its design engineers to design for manufacturability, and to ensure that its test environment remains current as broadband access technologies evolve.

   Accelerated Networks uses a sales forecast based on anticipated product orders to determine its product requirements. In turn, Accelerated Networks provide these forecasts to its contract manufacturers, and they procure all material according to lead times. In the future, Accelerated Networks may seek additional contract manufacturers or secure offshore manufacturing capabilities to meet its anticipated manufacturing requirements and to continue driving down the cost of its products. Because Accelerated Networks makes purchase commitments to its contract manufacturers based on forecasts, Accelerated Networks is subject to significant risk that its forecasts may be inaccurate. This may cause Accelerated Networks to purchase less inventory than is needed to fill customer orders, or to purchase excess quantities of inventory that may become subject to obsolescence.

Competition

   The market for integrated access products is extremely competitive and Accelerated Networks believes that competition will increase substantially as the introduction of new technologies, deployment of broadband access networks, and potential regulatory changes create new opportunities for established and emerging companies. Furthermore, DSL and T1, as technologies for deploying broadband connections, are competing with alternative technologies including broadband wireless, passive optical networks and cable solutions.

   Accelerated Networks competes with other IAD providers, including:

  .  Cisco, Mariposa, Adtran and VINA in regards to T1/El IADs; and

  .  Polycom, Efficient Networks, Jetstream and CopperCom in regards to DSL
     IADs.

   The principal competitive factors for products utilized in Accelerated Networks' markets include:

  .  features;

  .  reliability and scalability;

  .  performance;

  .  interoperability with other products;

  .  price;

  .  ease of installation and use;

  .  technical support and customer service;

  .  brand recognition; and

  .  equipment financing.

   Accelerated Networks expects to face increasing competitive pressures from both current and future competitors in the markets it serves.

   A number of Accelerated Networks' competitors and potential competitors also have significantly greater financial and other resources than Accelerated Networks, which may enable them to more aptly meet new competitive opportunities, including offering lease and other financing programs. In addition, the rapid technological developments in the telecommunications industry can result in frequent changes to Accelerated Networks' group of competitors. Consolidation in the telecommunications industry may also affect Accelerated Networks ability to compete.

Intellectual Property

   Accelerated Networks relies on a combination of copyright, patent, trademark, trade secret and other intellectual property laws, nondisclosure agreements and other protective measures to protect its proprietary rights. Accelerated Networks also utilizes unpatented proprietary know-how and trade secrets and employs various methods to protect its trade secrets and know-how. Although Accelerated Networks does not have any issued patents to date, it currently has seven U.S. patent applications pending.

   Although Accelerated Networks employs a variety of intellectual property in the development and manufacturing of its products, it believes that none of its intellectual property is individually critical to its current operations. However, taken as a whole, Accelerated Networks believes its intellectual property rights are significant and that the loss of all or a substantial portion of these rights could have a material adverse effect on its results of operations. Accelerated Networks cannot assure that its intellectual property protection measures will be sufficient to prevent misappropriation of its technology. In addition, the laws of many foreign countries do not protect intellectual properties to the same extent as the laws of the United States. From time to time, Accelerated Networks may desire or be required to renew or to obtain licenses from others in order to further develop and market commercially viable products effectively. If this is the case, the necessary licenses may not be available on reasonable terms, if at all.

Governmental Regulation

   The markets for Accelerated Networks' products are characterized by a significant number of laws, regulations and standards, both domestic and international, some of which are evolving as new technologies are deployed. Accelerated Networks' products are required to comply with these laws, regulations and standards, including those promulgated by the Federal Communications Commission, or FCC, and counterpart foreign agencies. In some cases, Accelerated Networks is required to obtain certifications or authorizations before its products can be introduced, marketed, or sold. While Accelerated Networks believes that its products comply with all current applicable governmental laws, regulations and standards, it cannot assure that it will be able to continue to design its products to comply with all necessary requirements in the future. Accordingly, any of these laws, regulations and standards may directly affect Accelerated Networks' ability to market or sell its products.

   In addition, FCC regulatory policies that affect the availability of broadband access for data and Internet services may impede the penetration by the customers of Accelerated Networks into their respective markets, affecting the prices that these customers are able to charge, or otherwise affecting the ability of these customers to market their products and grow their business. For example, FCC regulations addressing interconnection of competing networks, collocation, unbundling of network elements, and line sharing impact Accelerated Networks' customer base. The FCC and the courts are also continuing to review the access charges of incumbent local exchange carriers and competitive local exchange carriers that are paid by long distance carriers. Any changes in the regulation of such access charges may affect other telecommunications providers, including the viability of competitive local exchange carriers, and thus affect Accelerated Networks' customer base. In addition, the FCC has not clearly defined how or whether some broadband services, as well as voice over IP, should be regulated. If the FCC decides to regulate these emerging services, Accelerated Networks' customer base could be impacted. To the extent that its customers are adversely affected by these changes in the regulatory environment, Accelerated Networks' business, operating results, and financial condition may be harmed.

   Other FCC regulations and federal statutes may also affect Accelerated Networks' ability to market or sell its product. Pursuant to the Federal Communications Act, the FCC has adopted certain rules that require manufacturers of telecommunications equipment and providers of telecommunications services to ensure that such equipment and services are available and accessible to those with disabilities. These rules may affect both the manufacture of Accelerated Networks' products and its marketplace. Courts have issued a number of opinions interpreting the Americans with Disabilities Act, or ADA, that may indirectly affect the interpretation and enforcement of these FCC rules. Additional court opinions interpreting either the ADA or the applicable FCC regulations may affect Accelerated Networks' product offerings and its customers' service offerings, either of which could affect Accelerated Networks' ability to market or sell its products.

   State regulation of telecommunications networks and service providers may also affect the regulatory environment of Accelerated Networks' marketplace. State regulators, for example, typically settle disputes for competitive access to some incumbent local exchange carrier network elements or collocation in incumbent local exchange carrier offices, which competitive carriers use to offer various services. State regulators may also regulate and arbitrate disputes concerning interconnection of networks of incumbent local exchange carriers and competitive carriers. To the extent that Accelerated Networks' customers are adversely affected by these changes in the regulatory environment, Accelerated Networks' business, operating results, and financial condition may be harmed.

   In addition to federal and state telecommunications regulations, an increasing number of other domestic laws and regulations are being adopted to specifically address broadband and telecommunications issues such as liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation, consumer protection, security of data and access by law enforcement, as well as intellectual property ownership, obscenity and libel. For instance, the FTC has recommended that Congress enact legislation to ensure adequate protection of online privacy and federal online privacy legislation is currently pending in Congress. The adoption of this or other restrictive legislation could increase the costs of communicating over the Internet or decrease the acceptance of the Internet as a commercial and advertising medium, thus dampening the growth of the Internet. Because its customers use Accelerated Networks' products to facilitate both commercial and personal uses of the Internet, Accelerated Networks' business could be harmed if the growth of the Internet were adversely affected by such regulations or standards.

   Countries in the European Union, or EU, have also adopted laws relating to the provision of Internet services, the use of the Internet, and Internet-related applications. For example, in the United Kingdom, an ISP may be liable for defamatory material posted on its sites. In Germany, an ISP may be liable for failing to block access to content that is illegal in the country. In addition, the EU has adopted a data protection directive to address privacy issues, impacting the use and transfer of personal data within and outside the EU. The application of this directive within the EU and with respect to U.S. companies that may handle personal data from the EU is unsettled. Similarly, countries in Europe restrict the use of encryption technology to varying degrees, making the provision of such technology unclear. Other laws relating to Internet usage are also being considered in the EU.

   The applicability of laws, regulations and standards affecting the voice telephony, broadband telecommunications and data industry in which Accelerated Networks and its customers operate is continuing to develop, both domestically and internationally. Accelerated Networks cannot predict the exact impact that current and future laws, regulations and standards may have on Accelerated Networks or its customers. These laws, regulations and standards may directly impact Accelerated Networks' products and result in a material and adverse effect on Accelerated Networks' business, financial condition and results of operations. In addition, should Accelerated Networks' customers be adversely impacted by such regulation, Accelerated Networks' business, financial condition and results of operations would likely be adversely affected as well.

Employees

   As of November 30, 2001, Accelerated Networks employed 74 full-time employees, including 3 in sales and marketing, 2 in manufacturing, 52 in engineering, 12 in finance and administration and 5 in customer support, systems engineering and professional services. Most of Accelerated Networks' employees are located in the United States; however, Accelerated Networks has approximately 15 engineering employees located in Bangalore, India. None of Accelerated Networks' employees is represented by collective bargaining agreements, and Accelerated Networks management considers its relations with its employees to be good.

Trademarks

   Accelerated Networks(R), Accelerated Networks & Design(R), Access Pilot(TM), AcceleratedStart(TM), and AcceleratedTAC(TM) are trademarks of Accelerated Networks and may be subject to U.S. and foreign registration and pending trademark applications.

Properties

   Accelerated Networks is a party to the following lease agreements and arrangements:

  . a lease for an approximately 23,000 square foot facility in Moorpark, California, for executive offices and for administrative, sales and marketing, and research and development purposes, and which expires in August 2002;

  . a lease for an approximately 11,200 square foot facility in Richardson, Texas, primarily for research and development, and sales, and marketing purposes, and which expires in August 2002;

  . a lease for an approximately 5,500 square foot facility in Bangalore, India, which is used primarily for research and development, and which expires in January 2002;

  . a lease for an approximately 2,000 square foot facility in Brussels, Belgium, which is used primarily for sales, marketing and customer support, and which expires in November 2001;

  . three leases for approximately 35,500 square feet of space in two facilities in Simi Valley, California, which are used primarily for manufacturing, sales and marketing purposes. Two of these leases, covering an aggregate of approximately 29,000 square feet of space, will expire in August 2001 and the remaining lease, covering 6,500 square feet of space will expire in February 2003.

   Accelerated Networks also leases other office space in the United States and Canada which is used primarily for sales and support purposes.

Legal Proceedings

  Securities Litigation

   Following Accelerated Networks' April 17, 2001 announcement that it would restate its financial results, seven securities class action lawsuits were filed in the United States District Court for the Central District of California against Accelerated Networks and certain of its current and former officers and directors. The seven pending putative securities class action lawsuits were consolidated by the Honorable Judge Ronald S.W. Lew as In Re Accelerated Networks Securities Litigation in a court order dated June 15, 2001. Plaintiffs filed a Consolidated Amended Complaint on October 30, 2001. The Amended Complaint generally alleges that the defendants made materially false and/or misleading statements regarding Accelerated Networks' financial condition and prospects during the period between June 22, 2000 through April 17, 2001 in violation of Sections 10(b), Rule 10b-5 and 20(a) of the Securities Exchange Act of 1934 and that the registration statement and prospectus issued by defendants in connection with Accelerated Networks' June 23, 2000 initial public offering of Accelerated Networks common stock contained untrue statements of material fact and omitted to state material facts in violation of Sections 11, 12(a)(2) and 15 of the Securities Exchange Act of 1933. Accelerated Networks intends to vigorously pursue its defense of the lawsuit.

  IPO Allocation Cases

   In June 2001, three putative shareholder class action lawsuits were filed against Accelerated Networks, certain of its officers and directors and several investment banks that were underwriters of Accelerated Networks' initial public offering. It is possible that additional similar complaints may be filed against Accelerated Networks. The present cases were filed in the United States District Court for the Southern District of New York, purportedly on behalf of investors who purchased Accelerated Networks' stock between June 23, 2000 and June 8, 2001. The lawsuits allege violations of Sections 11 and 15 of the Securities Exchange Act of 1933, Section 10(b) and Rule 10b-5 promulgated thereunder and Section 20(a) of the Securities Exchange Act of 1934 against one or both of Accelerated Networks and the individual defendants. The claims are based on allegations that the underwriter defendants agreed to allocate stock in Accelerated Networks' June 23, 2000 initial public offering to certain investors in exchange for excessive and undisclosed commissions and agreements by those investors to make additional purchases in the aftermarket at pre-determined prices. Plaintiffs allege that the prospectus for Accelerated Networks' initial public offering was false and misleading in violation of the securities laws because it did not disclose these arrangements. These lawsuits are part of the massive "IPO allocation" litigation involving the conduct of underwriters in allocating shares of successful IPOs. Accelerated Networks believes that more than one hundred and eighty other companies have been named in more than eight hundred identical lawsuits that have been filed by some of the same plaintiffs' law firms. Accelerated Networks and its officers and directors intend to defend against the pending actions vigorously.

  Product Defect Litigation

   In October 2000, Accelerated Networks was advised by one of its customers that the customer believed that certain of Accelerated Networks' products sold and delivered to the customer were defective and that it believed that Accelerated Networks failed to perform under the agreement between the two parties. The customer demanded that it be permitted to return the products to Accelerated Networks in exchange for a return of the purchase price of approximately $3 million. On May 8, 2001, the customer filed a lawsuit against Accelerated Networks in the United States District Court of Colorado related to this claim. Accelerated Networks has denied the customer's allegations, and has retained counsel to defend these actions vigorously.

  Supplier Litigation

   On December 3, 2001, AVNET, Inc. filed a lawsuit against Accelerated Networks in the Los Angeles Superior Court, demanding payment in full of certain amounts alleged to be due and owing under, and in regards to, that certain Value-Added Product Sales Agreement, by and between AVNET and Accelerated Networks, dated March 12, 1999, which agreement was terminated effective as of May 20, 2001. AVNET alleges it is owed approximately $3 million. As of September 30, 2001, Accelerated Networks had approximately $1.1 million in accounts payable and accrued expenses related to this claim.

  Patent Claim

   In July 2000, Accelerated Networks received notification from a competitor of alleged patent infringement related to the distribution of certain of its products. Accelerated Networks has engaged outside legal counsel with respect to this matter and believes that the resolution of this matter will not have a material adverse effect on Accelerated Networks' consolidated financial position, results of operations or cash flows. Accelerated Networks has not recorded any charge related to this claim.

    ACCELERATED NETWORKS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

   This report contains forward-looking statements based on Accelerated Networks' current expectations, estimates and projections about its industry, management's beliefs and certain assumptions made by it. Words such as "anticipates," "expects," "intends," "plans," "believes," "may," "will" or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, Accelerated Networks' actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. The section entitled "Risk Factors" discusses some of the important risk factors that may affect Accelerated Networks' business, results of operations and financial condition. Investors should carefully consider those risks, in addition to the other information in this report before deciding to invest in Accelerated Networks or to maintain or increase an investment in Accelerated Networks. Accelerated Networks undertakes no obligation to revise or update publicly any forward-looking statements for any reason. Accelerated Networks urges investors to carefully review and consider the various disclosures made by us in this report.

Overview

   Accelerated Networks designs and markets telecommunications products that enable the bundling of voice and data services over a single broadband access network. Accelerated Networks' multiservice broadband access products are designed to allow its customers to efficiently and cost-effectively deliver and manage multiple voice and data services over a single broadband access facility using various broadband access technologies. Accelerated Networks' target customers are competitive local exchange carriers, inter-exchange carriers, regional bell operating companies, incumbent local exchange carriers and foreign telephone companies.

   Accelerated Networks was incorporated in October 1996. From inception through March 1999, its operating activities consisted primarily of developing a research and development organization, testing prototype designs, staffing of marketing, sales, field service and customer support organizations, building a management team, and establishing relationships with potential customers. Accelerated Networks commenced shipments of its multi-service access platform, or MSAP, voice gateways, MSAP concentrators and carrier-class IADs in the second calendar quarter of 1999. Since inception, Accelerated Networks has incurred significant losses and as of September 30, 2001, it had an accumulated deficit of approximately $130 million. Accelerated Networks has not achieved profitability on a quarterly or annual basis and does not expect to achieve profitability in the near future, if at all. Accelerated Networks expects to incur significant research and development, sales and marketing, and general and administrative expenses in the future and, as a result, it will need to generate significantly higher revenue to achieve and maintain profitability.

   To date, Accelerated Networks has generated substantially all of its revenue from sales of its MSAP and carrier-class IAD products. Accelerated Networks has not generated any significant amount of revenue from sales of its AccessPilot element management system software or sales of its extended warranty and customer support services. A major portion of Accelerated Networks' product sales are through its direct sales force and it expects this to continue for the foreseeable future. In addition, Accelerated Networks sells a significant amount of its products in the United States through its distributor relationship with Siemens. For the year ended December 31, 2000, direct sales accounted for 61%, and sales through Siemens accounted for 38%, of Accelerated Networks' product sales.

   The current market for telecommunications equipment is characterized by a drastic reduction in the spending patterns by Accelerated Networks' current and prospective customers, which has led to an overall decrease in demand for its products and has caused significant shortfalls in its revenues. In addition, Accelerated

Networks has been unable to gain much visibility into the future market for its products, and, as such, Accelerated Networks can provide no assurance that the market, or its revenues, will be sufficient to support its ongoing operations in the foreseeable future. Competition in Accelerated Networks' market is intense, and Accelerated Networks expects competition to increase in the future. To remain competitive in this market, Accelerated Networks may continue to add features to its products based on the anticipated needs of its current and potential customers. This may result in increased research and development expenses and may result in the continued reduction in Accelerated Networks' operating margins. This competition may also result in significant price reductions and loss of market share. Accelerated Networks expects that product life cycles will remain relatively short and that the average selling price and gross margin for its products will decline as each product matures. To offset such declines, Accelerated Networks may be required to introduce new, higher performance products on a timely basis. Further, Accelerated Networks must reduce its manufacturing costs on a per unit basis and sell sufficient volumes in order to maintain its gross margin. If Accelerated Networks fails to reduce its manufacturing costs on a per unit basis or achieve volume shipment requirements, its gross margin will continue to decline. Any of the above events could have a material and adverse effect on Accelerated Networks' business, results of operations and financial condition.

   For the years ended December 31, 1999 and 2000, sales to Accelerated Networks' largest customer, Siemens AG, accounted for approximately 54% and 29%, respectively, of Accelerated Networks' revenue. For the nine months ended September 30, 2000 and 2001, sales to Siemans AG accounted for 28% and 78% respectively, of Accelerated Networks' revenue. While Accelerated Networks anticipates that sales to any specific customer will vary from period to period, it expects that it will continue to have significant customer concentration for the foreseeable future. To date, Accelerated Networks has derived a significant portion of its revenue from a small number of orders and its sales have been made on the basis of individual purchase orders, rather than long-term commitments. In addition, while Siemens AG currently owns approximately 18.1% of Accelerated Networks' common stock and has been a significant distribution channel for Accelerated Networks, Siemens may decide to focus its efforts in the future on Efficient Networks' products, given its recent acquisition of Efficient Networks. There can be no assurance that Accelerated Networks will be able to compete successfully with its existing or new competitors, or that competitive pressures will not materially and adversely affect its business, financial condition and results of operations.

   Accelerated Networks recognizes revenue when all four of the following criteria are met: (a) persuasive evidence that an arrangement exists; (b) delivery of the products and/or services has occurred; (c) the selling price is both fixed and determinable; and (d) collectibility is reasonably assured. Revenue associated with multiple-element arrangements (products and post-contract support, or PCS) is allocated to each element based on vendor-specific objective evidence. Accelerated Networks offers extended or additional PCS services to certain large customers consisting of software updates and technical support for products sold. Such PCS is deferred and recognized ratably over the expected term of the respective agreement, generally 12 to 15 months.

   Accelerated Networks sells its products to end users through its direct sales force, as well as through distributors. Accelerated Networks' arrangements with distributors may contain provisions for price protection and stock rotation allowances. Accelerated Networks recognizes revenue on sales to distributors when a right of return exists in accordance with the provisions set forth in Financial Accounting Standards Board (FASB) No. 48, "Revenue Recognition When Right of Return Exists." In accordance with FASB No. 48, Accelerated Networks recognizes revenue upon shipment to distributors provided that (a) the price is substantially fixed and determinable at the time of sale;
(b) the distributor's obligation to pay Accelerated Networks is not contingent upon resale of the products; (c) title and risk of loss passes to the distributor at time of shipment; (d) the distributor has economic substance apart from that provided by Accelerated Networks; (e) Accelerated Networks has no significant obligation to the distributor to bring about resale of the products; and (f) future returns can be reasonably estimated. For any sales that do not meet all of the above criteria, revenue is deferred until all such criteria have been met.

   Accelerated Networks' deferred revenue consists primarily of deferrals for PCS, stock rotation rights and resale or recourse contingencies under specific arrangements with customers.

   Accelerated Networks' cost of revenue consists primarily of amounts paid to third-party contract manufacturers, personnel and other costs such as royalties on product shipments, warranty expense and assembly costs. Accelerated Networks outsources most of its product and printed circuit board assembly to contract manufacturers.

   The actual mix of products sold by Accelerated Networks will depend significantly on the amount of orders from new and existing customers, and the stage of their network deployment. As a result, Accelerated Networks' gross margin may fluctuate significantly from period to period. In general, Accelerated Networks' gross margin will primarily be affected by the following factors:

  .  the mix of Accelerated Networks' products and services sold;

  .  demand for Accelerated Networks' products and services;

  . new product introductions both by Accelerated Networks and by its competitors;

  . changes in Accelerated Networks' pricing policies and those of its competitors;

  . the mix of sales channels through which Accelerated Networks' products and services are sold; and

  . the volume manufacturing pricing Accelerated Networks is able to attain from its contract manufacturers for outsourced manufacturing.

   Research and development expenses consist primarily of salaries and related personnel costs, consulting costs, costs associated with licensed technology, prototype costs and other costs related to the design, development, testing, and enhancements of Accelerated Networks' products. Accelerated Networks also incurs significant expenses in connection with the purchase of equipment used to test its products as well as the use of its products for internal design and learning purposes. Accelerated Networks expenses its research and development costs as they are incurred, with the exception of capital expenditures, which are capitalized and depreciated over their estimated useful lives, generally two to five years. Several components of Accelerated Networks' research and development efforts require significant expenditures, the timing of which can cause significant quarterly variability in its expenses.

   Sales and marketing expenses consist primarily of salaries, commissions and related expenses for personnel engaged in marketing, sales and customer engineering support functions, as well as costs associated with promotional demonstration equipment and other marketing expenses. Accelerated Networks believes its future success is dependent upon establishing successful relationships with a variety of distribution partners. To date, Accelerated Networks has entered into a value-added reseller agreement with Solunet and distributor relationships with Siemens AG and its affiliate, Siemens ICN. To be successful, Accelerated Networks must reach agreements with additional distribution partners, both domestically and internationally. Similarly, the complexity of Accelerated Networks' products require highly trained customer service, professional services and support personnel.

   General and administrative expenses consist primarily of salaries and related expenses for executive, finance, human resources, information technology, and administrative personnel, as well as recruiting, professional fees, insurance and other general corporate expenses.

   Currently, competition in Accelerated Networks' market is intense. Accelerated Networks continues to add features to its products based on the needs of its current and potential customers. This has resulted in increased research and development expenses and may result in reduced operating margins. Accelerated Networks expects competition to increase in the future. This competition may also result in price reductions and loss of market share. Accelerated Networks expects that product life cycles will remain relatively short and that the average selling price and gross margin for Accelerated Networks' products will decline as each product matures. To offset such declines, Accelerated Networks must introduce new, higher performance products on a timely basis. Further, Accelerated Networks must reduce its manufacturing costs on a per unit basis and sell sufficient volumes in order to maintain its gross margin. If Accelerated Networks fails to reduce its manufacturing costs on a per unit basis or achieve volume shipment requirements, its gross margin will decline. Any of the above events could have a material and adverse effect on Accelerated Networks' business, results of operations and financial condition.

   In 2000, Accelerated Networks recorded total deferred stock compensation of approximately $6.0 million, representing the difference between the deemed value of Accelerated Networks common stock for accounting purposes and the exercise price of Accelerated Networks options at their date of grant, and reversed deferred stock compensation of approximately $5.5 million resulting from stock option cancellations and repurchase of unvested common shares from employees. Options granted are typically subject to a four year vesting period. Accelerated Networks is amortizing the deferred stock compensation over the vesting periods of the applicable options, or repurchase periods for the exercised options, generally over four years. Accelerated Networks recorded approximately $6.2 million of stock compensation expense for the year ended December 31, 2000 and has approximately $4.4 million of deferred stock compensation as of December 31, 2000, which is amortized over the vesting period of the underlying options.

   In connection with an agreement with an affiliate of U S West, Inc. to test certain of its products for potential deployment in U S West's network, Accelerated Networks issued a two-year warrant to U S WEST Internet Ventures in June 2000. The warrant is exercisable for $3.0 million of Accelerated Networks common stock at a price per share of $15.00. Accelerated Networks recorded sales and marketing expenses of approximately $1.4 million for the fair value of the warrant upon its issuance.

Recent Events

   On November 9, 2001, Accelerated Networks entered into a definitive merger agreement with Occam Networks Inc., a California corporation, pursuant to which the parties agreed to a merger transaction involving the merger of a wholly-owned subsidiary of Accelerated Networks into Occam, with Occam surviving as a wholly-owned subsidiary of Accelerated Networks. The merger agreement has been approved by the boards of directors of both Accelerated Networks and Occam, and by a special committee of the board of directors of Accelerated Networks.

   Under the terms of the merger agreement, upon completion of the merger, shareholders of Occam will receive shares of common stock of Accelerated Networks, and option holders and warrant holders of Occam will receive options and warrants in Accelerated Networks, collectively representing approximately 68% of an agreed-upon portion of the outstanding equity interests of Accelerated Networks, as set in the merger agreement. In conjunction with the merger, Occam will receive an additional $10 million in cash and a $10 million funding commitment.

   The transaction, which will be accounted for as a purchase, is expected to close in the first quarter or early in the second quarter of 2002, subject to the satisfaction of certain customary closing conditions, including the approval of the stockholders of both companies. Stockholders of Accelerated Networks and shareholders of Occam, in each case holding in excess of the percentage required to approve the merger, have entered into voting agreements irrevocably agreeing to vote in favor of, and otherwise support, the merger.

   Upon completion of the merger, Kumar Shah, president and chief executive officer of Occam, is expected to be named president and chief executive officer of Accelerated Networks, and the directors and officers of Accelerated Networks are expected to be composed primarily of current directors and officers of Occam. One member of Accelerated Networks' current board of directors, or another designee of Accelerated Networks, will continue as a member of the Accelerated Networks board of directors following the merger.

   Accelerated Networks has begun implementing measures to restructure its operations to conform to Occam's intended post-merger operating plans, including the discontinuation of further development, sales and marketing efforts related to Accelerated Networks' MSAP product line and a workforce reduction of approximately 40% on November 12, 2001, pursuant to which Accelerated Networks has paid approximately $2.1 million in retention and separation costs. Accelerated Networks expects to incur additional charges in the fourth quarter of fiscal 2001 related to additional workforce reductions, consolidation of facilities, write-down of inventories, and the disposal and write-down of assets.

Results of Operations

Results of Operations for the nine months ended September 30, 2001 compared to the nine months ended September 30, 2000.

  Revenue

   To date, Accelerated Networks has generated substantially all of its revenue from sales of its MSAP and carrier-class IAD products. Sales of its MSAP carrier-class IAD products constituted approximately 27% and 73%, respectively, of Accelerated Networks' revenue for the nine months ended September 30, 2001 and approximately 48% and 52%, respectively, of Accelerated Networks' revenue for the nine months ended September 30, 2000. Accelerated Networks has recently discontinued the development, sales and marketing of its MSAP product line, which could have a negative impact on its revenues. Accelerated Networks believes that sales of its carrier-class IAD products will account for substantially all of its revenue for the foreseeable future.

   Accelerated Networks recognized net revenue of approximately $2.6 million for the nine months ended September 30, 2001, which represented a decrease of approximately $23.5 million, or 90%, from approximately $26.2 million for the nine months ended September 30, 2000. These decreases were attributable to decreased sales of both of Accelerated Networks' MSAP voice gateways and concentrators and its carrier-class IAD's, primarily as a result of the continued deterioration of market conditions in the telecommunications equipment industry which has severely impacted its major customers' spending patterns. For example, during the nine months ended September 30, 2001, Accelerated Networks experienced a significant decrease in expected revenues due to i) the cancellation of a $3.6 million order and ii) the loss of approximately $578,000 in sales related to shipments made to a customer in March 2001 that filed for Chapter 11 bankruptcy protection in April 2001, for which Accelerated Networks could not recognize revenue. In addition, Accelerated Networks has historically derived a substantial portion of its revenues through its relationship with Siemens, which in recent periods has derived a substantial portion of revenues related to Accelerated Networks products from a single customer. During the second quarter of fiscal 2001, this customer of Siemens filed for Chapter 11 bankruptcy protection, which also negatively impacted Accelerated Networks' anticipated revenues for the nine months ended September 30, 2001. Overall, Accelerated Networks expects that the current conditions in the telecommunications equipment industry will continue to have a negative impact on the financial condition of its existing and prospective customers, and its ability to generate revenue.

   For the nine months ended September 30, 2001, sales to Accelerated Networks' largest customer, Siemens, accounted for approximately 78% of its revenue, respectively, compared to 28% for the nine months ended September 30, 2000. While Accelerated Networks anticipates that sales to any specific customer will vary from period to period, it expects that it will continue to have significant customer concentration for the foreseeable future. To date, Accelerated Networks has derived a significant portion of its revenue from a small number of orders and its sales have been made on the basis of individual purchase orders, rather than long-term commitments. In addition, while Siemens AG currently owns approximately 18.1% of Accelerated Networks common stock and has been a significant distribution channel for it, Siemens may decide to focus its efforts in the future on Efficient Networks' products, given its acquisition of Efficient Networks. There can be no assurance that Accelerated Networks will be able to compete successfully with its existing or new competitors, or that competitive pressures will not materially and adversely affect Accelerated Networks' business, financial condition and results of operations.

  Cost Of Revenue

   Accelerated Networks' cost of revenue consists primarily of amounts paid to third-party contract manufacturers, personnel and other costs such as royalties on product shipments, warranty expense and assembly costs. Accelerated Networks outsources most of its product and printed circuit board assembly to contract manufacturers.

   Cost of revenue, net of amortization of deferred compensation, for the nine months ended September 30, 2001 was approximately $8.3 million, which represented a decrease of approximately $9.7 million, or 54%, from approximately $18 million for the nine months ended September 30, 2000. These decreases were primarily a result of decreased sales of Accelerated Networks' products, offset in large part by excess inventory charges recorded in the nine months ended September 30, 2001. Cost of revenue in the nine months ended September 30, 2001 consisted primarily of charges for excess inventory, amounts paid to third-party contract manufacturers, cancellation fees related to excess inventory purchase commitments, personnel and other costs such as royalties on product shipments, warranty expense, and assembly costs. Cost of revenue as a percentage of net revenue, net of amortization of deferred compensation, was 315% and 69% for the nine months ended September 30, 2001 and 2000, respectively. This increase was attributed primarily to i) charges of approximately $2.1 million related to excess inventory on hand in excess of future requirements, ii) approximately $238,000 in settlement and cancellation charges for inventory purchase commitments in excess of future requirements,
iii) the increase in fixed manufacturing overhead costs as a percentage of sales related to lower production volumes, iv) a higher percentage of IAD product sales, which typically have lower margins; iv) a decrease in the average selling prices of Accelerated Networks' products; and vi) approximately $393,000 in direct cost of revenues during the nine months ended September 30, 2001 for which no corresponding sales were recorded as the result of shipments to a major customer that filed for bankruptcy in April 2001.

   Accelerated Networks anticipates that its cost of revenues will continue to significantly vary as a percentage of net revenue from period to period, and will greatly depend on variations in its fixed manufacturing overhead absorption rates, as well as the mix and average selling prices of products sold. In addition, Accelerated Networks anticipates that competitive and economic pressures, as well as the impact of the recent downturn in its market, could cause Accelerated Networks to reduce its prices, adjust the carrying values of its inventory, or record losses related to discontinued excess or obsolete inventory. Accelerated Networks is likely to incur additional charges in the fourth quarter of fiscal 2001 related to discontinued, excess and obsolete inventories for the MSAP product line. Accelerated Networks also expects that current economic conditions in the telecommunications market will continue to have a negative impact on the average selling prices for its IAD products. Any one of these factors will also have a negative impact on gross margins.

  Research And Product Development Expenses

   Research and development expenses consist primarily of salaries and related personnel costs, consulting and third-party development costs, costs associated with licensed technology, prototype costs and other costs related to the design, development, testing, and enhancements of Accelerated Networks products. Accelerated Networks also incurs significant expenses in connection with the purchase of equipment used to test its products as well as the use of its products for internal design and learning purposes. Accelerated Networks expenses its research and development costs as they are incurred, with the exception of capital expenditures, which are capitalized and depreciated over their estimated useful lives, generally two to five years.

   Research and product development expenses, net of amortization of deferred compensation, for the nine months ended September 30, 2001 were approximately $18.7 million, which represented an increase of approximately $3.3 million, or approximately 21%, from approximately $15.4 million for the nine months ended September 30, 2000. These increases were primarily a result of increased engineering personnel costs, increased use of third-party development, increased design and prototype activity and increased use of Accelerated Networks' products for internal design and testing purposes. As a percentage of net revenue, research and product development expenses for the nine months ended September 30, 2001, net of amortization of deferred compensation, were approximately 710%, respectively. Accelerated Networks expects that these expenses will continue to represent a significant portion of its operating expenses in the future.

  Sales And Marketing Expenses

   Sales and marketing expenses consist primarily of salaries, commissions and related expenses for personnel engaged in marketing, sales and customer engineering support functions, as well as costs associated with promotional demonstration equipment and other marketing expenses.

   Sales and marketing expenses, net of amortization of deferred compensation, for the nine months ended September 30, 2001 were approximately $7.4 million, which represented a decrease of approximately $8.2 million, or approximately 52%, from approximately $15.6 million for the nine months ended September 30, 2000. These decreases were due primarily to a decrease in salaries related to headcount reductions, decreased commission expenses related to decreased sales, a reversal of bad debt expense related to accounts receivable reserves recorded in prior periods against accounts which were collected in the second quarter of fiscal 2001, and, to a lesser extent, decreased activities and costs related to advertising, trade shows and public relations. Accelerated Networks does not anticipate that its sales and marketing costs will increase substantially in absolute dollars in the foreseeable future; however, such costs will fluctuate as a percentage of revenue.

   A significant portion of Accelerated Networks' sales expenses is incurred to support its direct sales force; however, to date it has sold a significant amount of its products in the United States through its distributor relationship with Siemens. For the nine months ended September 30, 2001, sales through its direct sales force and sales through Siemens accounted for 22% and 78%, respectively, of Accelerated Networks' product sales. To date, Accelerated Networks has not generated a significant amount of revenue from international sales, although Accelerated Networks continues to devote limited resources to its sales and marketing efforts internationally.

  General And Administrative Expenses

   General and administrative expenses consist primarily of salaries and related expenses for executive, finance, human resources, information technology, and administrative personnel, as well as recruiting, professional fees, insurance and other general corporate expenses.

   General and administrative expenses, net of amortization of deferred compensation, for the nine months ended September 30, 2001 were approximately $5.8 million, which represented an increase of approximately $2.5 million, or approximately 76%, from approximately $3.3 million for the nine months ended September 30, 2000. These increases were primarily due to the additional general and administrative personnel, facilities expansion and related overhead costs to support Accelerated Networks' operations, the appointment of Regent Pacific to assist in managing its operations, and increased insurance, legal and accounting expenses to support the compliance requirements of being a public company. Accelerated Networks anticipates that its general and administrative expenses will decrease in future periods, related primarily to its recent reductions in workforce and other cost reduction initiatives.

  Other Charges

   During the nine month period ended September 30, 2001, Accelerated Networks incurred other charges of approximately $4.2 million, as follows:

Employee separation and retention paid..................... $1,607,000
Reserve for employee retention pay through September 30,
  2001.....................................................  1,639,000
Legal and accounting fees..................................    401,000
Facilities consolidation and closures......................    220,000
Other......................................................    280,000
                                                            ----------
Total...................................................... $4,147,000
                                                            ==========

   These charges were primarily incurred as the result of: i) costs associated with the restructuring of operations and implementation of a new operating plan, which resulted in a workforce reductions, the closure of three facilities, and the cancellation of certain marketing activities; ii) legal and accounting fees related to the delayed Form 10-K filing for the year ended December 31, 2000 and restatement of fiscal 2000 quarterly financial statements, as well as legal fees incurred to remain in compliance with The Nasdaq National Market listing requirements; iii) reserves established for the pro-rata portion of the employee retention commitment; iv) reserves established related to a product defect claim; and v) disposal of assets related to continued reduction in personnel. Accelerated Networks expects that it will incur additional charges of a similar nature including, but not limited to, employee separation and retention, facilities closures, and disposal of assets during the fourth quarter of the fiscal year ending December 31, 2001.

  Amortization Of Deferred Stock-Based Compensation

   In fiscal 2000, Accelerated Networks recorded total deferred stock-based compensation of approximately $6 million, representing the difference between the deemed value of Accelerated Networks common stock for accounting purposes and the exercise price of the options at their date of grant, and reversed deferred stock-based compensation of approximately $5.5 million and $4.1 million resulting from stock option cancellations and repurchase of unvested common shares from employees for the year ended December 31, 2000 and the nine months ended September 30, 2001, respectively. Accelerated Networks is amortizing the deferred stock compensation over the vesting periods of the applicable options, or repurchase periods for the exercised options, generally over four years. Accelerated Networks reversed approximately $1.4 million of stock-based compensation expense related to amortization previously recorded on unvested stock options which were cancelled, and recognized approximately $405,000 of stock-based compensation expense during the nine months ended September 30, 2001, as compared to approximately $7 million in amortization incurred for the nine months ended September 30, 2000. At September 30, 2001 Accelerated Networks had approximately $1.3 million of unamortized deferred stock-based compensation, which will be subject to future adjustments as the result of amortization and future cancellations related to reductions in personnel during the fourth quarter of fiscal 2001.

  Other Income (Expense)

   Accelerated Networks' other income (expense) consists primarily of interest earned on Accelerated Networks' cash balances, cash equivalents and short-term investments, partially offset by interest expense paid on capital leases and credit facilities. Other income, net of other expenses, for the nine months ended September 30, 2001 was approximately $1.8 million, which represented a decrease of approximately $727,000, or approximately 29% from approximately $2.5 million for the nine months ended September 30, 2000. This decease was primarily attributable to interest earned on lower average cash balances throughout the relevant period, as well as a reduction in the average interest rates over the prior year.

  Beneficial Conversion Feature

   In connection with the issuance of Series D preferred stock in February and March 2000, Accelerated Networks incurred a non-cash charge to equity of approximately $9.9 million related to the beneficial conversion feature on the Series D preferred stock. As a result of this non-cash equity charge, Accelerated Networks' net loss attributed to common shareholders was adversely impacted for the nine months ended September 30, 2000. There were no such charges incurred for the nine months ended September 30, 2001.

Results of Operations for the Fiscal Years Ended December 31, 2000, 1999 and
1998

  Revenue

   Accelerated Networks recognized net revenue of approximately $34.2 million for the year ended December 31, 2000, which represented an increase of approximately $25.7 million, or 304%, from approximately $8.5 million for the year ended December 31, 1999. This increase was primarily attributable to increased market demand and market penetration of both Accelerated Networks' MSAP voice gateways and concentrators and its carrier-class IAD'S, primarily in the competitive local exchange carrier market. Accelerated Networks believes, however, that communication service providers, specifically competitive local exchange carriers, have delayed or decreased their level of spending on communication equipment and accordingly, expects that its net revenue will significantly decrease in 2001 due to the continuing economic downturn impacting the telecommunication industry. Accelerated Networks may experience significant fluctuations in its revenue in the future based upon the elimination of the MSAP product line and the inclusion or exclusion of components in its remaining sales mix that give rise to deferred revenue. Accelerated Networks also defers revenue for PCS, stock rotation rights under specific arrangements with distributors and, amounts related to a recourse guarantee with Siemens. For example, as of December 31, 2000, approximately $11.1 million of Accelerated Networks' product shipments was subject to the recourse guarantee, of which $1.1 million was deferred. In addition, Accelerated Networks reduced revenues in fiscal 2000 by approximately $900,000 relating to $450,000 in deferred revenue for stock rotation rights it granted to Siemens and $450,000 related to sales concessions it granted to another major customer in the fourth quarter.

   Accelerated Networks began generating revenue in the second quarter of 1999 and recognized net revenue of approximately $8.5 million in 1999. This revenue was primarily derived from sales of its MSAP voice gateways and concentrators, which amounted to approximately $4.9 million, and from sales of its carrier-class IADs, which amounted to approximately $3.6 million.

  Cost of Revenues

   Cost of revenue for the year ended December 31, 2000 was approximately $33.6 million, which represented an increase of approximately $27.0 million, or 423%, from approximately $6.4 million for the year ended December 31, 1999. This increase was primarily a result of increased sales of Accelerated Networks' products. In addition, during the fourth quarter of 2000, due in large part to the continuing economic downturn impacting the telecommunications equipment spending of Accelerated Networks' significant customers, and the additional visibility that it has gained into this downturn in recent months, Accelerated Networks recorded a charge of approximately $8.4 million for expected losses related to surplus inventories, of which approximately $3.4 million relates to noncancelable inventory purchase commitments of finished products and raw materials in excess of anticipated requirements and $5 million relates to excess inventory on hand at December 31, 2000. During the third and fourth quarter of 2000, Accelerated Networks made significant inventory purchases of products requiring long lead times to meet anticipated short-term demand for its products. During late 2000, however, Accelerated Networks substantially reduced its forecasted shipments and was unable to cancel commitments or return excess inventories to its vendors. Excluding the $8.4 million Accelerated Networks recorded for anticipated inventory losses, cost of revenues for the year ended December 31, 2000 represented approximately 73% of revenues, as compared to approximately 75% for the year ended December 31, 1999. Accelerated Networks expects that its cost of revenue will vary as a percentage of net revenue depending on the mix and average selling prices of products sold and the elimination of the MSAP product line, and that it may incur additional charges related to surplus inventory levels in the near future. In addition, Accelerated Networks expenses its cost of revenue related to revenues deferred under the recourse guarantee as the products are shipped. Accordingly, Accelerated Networks records cost of revenue on these shipments with no corresponding increase in revenues. Accordingly, Accelerated Networks may experience significant fluctuations in its cost of revenue and gross margins based on fluctuations in the amount of product shipments related to the recourse guarantee. For example, during 2000, Accelerated Networks deferred approximately $1.1 million in revenues related to the recourse agreement, for which approximately $837,000 in cost of revenue was incurred.

   Cost of revenue for the year ended December 31, 1999 was approximately $6.4 million, or approximately 75% of revenue. These costs included adding manufacturing personnel, expanding Accelerated Networks' facilities, establishing final product testing capabilities, and establishing operations with outside contract manufacturers, as well as higher per-unit costs due to low initial volumes of its products. Accelerated Networks did not have any cost of revenue in either 1997 or 1998 because it did not begin production or sales of its products until 1999.

  Research and Product Development Expenses

   Research and product development expenses for the year ended December 31, 2000 were approximately $23.6 million, which represented an increase of approximately $10.7 million, or approximately 83% from approximately $12.9 million for the year ended December 31, 1999. This increase was primarily a result of additional personnel costs, as well as increased third party development costs, increased design and prototype expenses and increased costs of using Accelerated Networks' products for internal design and testing purposes, all related to the continued support, testing and development of its current and next-generation products.

   Research and product development expenses for the year ended December 31, 1999 were approximately $12.9 million, which represented an increase of approximately $5.5 million, or approximately 74%, from approximately $7.4 million for the year ended December 31, 1998. This increase was primarily a result of additional personnel costs, amortization of deferred stock compensation, increased costs associated with third-party certification of Accelerated Networks' products, higher design and prototype expenses and higher costs of using its products for internal design and testing purposes.

  Sales and Marketing Expenses

   Sales and marketing expenses for the year ended December 31, 2000 were approximately $23.1 million, which represented an increase of approximately $14.1 million, or approximately 157%, from approximately $9 million for the year ended December 31, 1999. This increase was primarily attributable to Accelerated Networks' expanded efforts to sell and market its MSAP and carrier-class IAD products, including increased costs related to the hiring of additional sales and systems engineers, customer support, product marketing, and key management personnel, as well as increased advertising, trade shows and public relations costs, commission expenses, demonstration equipment costs, amortization of deferred stock compensation and a one-time charge for the fair value of a warrant issued to US WEST Internet Ventures.

   Sales and marketing expenses for the year ended December 31, 1999 were approximately $9 million, which represented an increase of approximately $7 million, or approximately 348%, from approximately $2 million for the year ended December 31, 1998. The increase was primarily attributable to Accelerated Networks aggressive efforts to launch its MSAP and carrier-class IAD products, including increased costs related to the hiring of additional sales and systems engineers, customer support, product marketing, and key management personnel, as well as increased advertising, trade shows and public relations costs.

  General and Administrative Expenses

   General and administrative expenses for the year ended December 31, 2000 were approximately $6.5 million, which represented an increase of approximately $4.1 million, or approximately 173%, from approximately $2.4 million for the year ended December 31, 1999. This increase was primarily due to the hiring of additional general and administrative personnel necessary to support and scale Accelerated Networks' operations, increased legal, accounting, operating and initial public offering-related expenses, amortization of deferred stock compensation and increased recruiting expenses to hire additional personnel.

   General and administrative expenses for the year ended December 31, 1999 were approximately $2.4 million, which represented an increase of approximately $1.6 million, or 215%, from approximately $755,000 for the year ended December 31, 1998. This increase was primarily due to the hiring of additional general and administrative personnel and increased legal expenses necessary to support and scale Accelerated Networks' operations.

  Amortization of Deferred Stock Compensation

   Accelerated Networks recorded approximately $6 million, $12.5 million and $716,000 in deferred stock compensation in connection with employee and consultant stock option grants in 2000, 1999 and 1998, respectively. Accelerated Networks reversed deferred stock compensation of approximately $5.5 million resulting from stock option cancellations and repurchase of unvested common stock from employees. It recognized amortization of stock compensation of approximately $6.2 million, $3.1 million, and $52,000 for the years for ended December 31, 2000, 1999, and 1998, respectively. As of December 31, 2000, Accelerated Networks had $4.4 million in unamortized deferred stock compensation, which it expects to be fully amortized by the end of 2003.

  Other Income (Expense)

   Accelerated Networks' other income (expense) consists primarily of interest earned on its cash balances and cash equivalents partially offset by interest expenses paid on capital leases and credit facilities. Other income, net of other expenses, for the year ended December 31, 2000 was approximately $3.8 million, which represented an increase of approximately $2.7 million, or 266% from approximately $1 million for the year ended December 31, 1999. This increase was primarily attributable to interest earned on higher average cash balances throughout the relevant period, and higher weighted-average rates of interest.

   Other income (expense) for the year ended December 31, 1999 was approximately $1 million, which represented an increase of approximately $578,000, or approximately 127% from approximately $453,000 for the year ended December 31, 1998. This increase was primarily attributable to interest earned on the net proceeds of Accelerated Networks' series C preferred stock financing in February 1999.

  Income Taxes

   From inception through December 31, 2000, Accelerated Networks incurred net losses for federal and state tax purposes and has not recognized any tax provision or benefit. As of December 31, 2000, Accelerated Networks had federal and state net operating loss carryforwards of approximately $57.3 million and $57.3 million, respectively, to offset future taxable income which will begin to expire in varying amounts beginning in 2012 and 2005, respectively. Given its limited operating history, losses incurred to date, the elimination of the MSAP product line and the difficulty in accurately forecasting its future results, there are substantial risks that Accelerated Networks may not achieve the necessary profitability required to realize the tax benefits of such loss carryforwards. Accordingly, Accelerated Networks has recorded a 100% valuation allowance. In addition, Accelerated Networks' ability to utilize net operating losses and tax credits in the future may be limited if there is a significant change in its ownership. The annual limitation may result in the expiration of net operating losses and tax credits before utilization.

Liquidity and Capital Resources

   Since inception, Accelerated Networks has financed its operations primarily through sales of equity securities. Accelerated Networks raised approximately $88.6 million in private placements of redeemable convertible preferred securities prior to its initial public offering in June 2000. In September 2000, Accelerated Networks completed an initial public offering of 4.6 million shares (including 600,000 shares pursuant to the underwriters' over-allotment option) of common stock at a price of $15.00 per share, resulting in proceeds of approximately $62.3 million net of the underwriters discount and offering expenses. Accelerated Networks also sold 200,000 shares of Accelerated Networks common stock at $15.00 per share in a concurrent private placement, resulting in proceeds of approximately $3 million.

   At September 30, 2001, Accelerated Networks had cash and cash equivalents of approximately $38.1 million, no outstanding debt under any credit facilities, and approximately $194,000 of outstanding obligations under its equipment loans.

   Accelerated Networks used approximately $29.7 million in cash for operating activities for the nine months ended September 30, 2001, an increase of approximately $4.1 million, or 16%, from approximately $25.6 million used for operating activities for the nine months ended September 30, 2000. This increase was primarily due to the increase in net loss for the period, a decrease in accounts payable and accrued liabilities resulting from increased payments to vendors and an increase in inventories, offset in large part by a decrease in accounts receivable related to customer collections in the second quarter of fiscal 2001.

   In addition, during the quarter ended September 30, 2001, Accelerated Networks recorded a reduction to accounts receivable of approximately $810,000 with a corresponding reduction in deferred revenue. This was related to shipment of products to a reseller in the second quarter of fiscal 2000, for which the revenues were deferred. Accelerated Networks continues to expect that current conditions in the telecommunications equipment industry will have a negative impact on its ability to ultimately collect this receivable and recognize the corresponding revenues. Accordingly, Accelerated Networks' management deemed it appropriate to record the adjustment.

   Accelerated Networks also recorded an adjustment to increase liabilities by $981,000 with a corresponding reduction in deferred revenue related to an informal demand for payment related to a recourse guarantee arrangement with Siemens.

   Accelerated Networks generated approximately $5.6 million from its investing activities for the nine months ended September 30, 2001, as compared to approximately $4.6 million used for investing activities for the nine months ended September 30, 2000. The difference was due primarily to the net maturities of short-term investments of approximately $7.9 million for the nine months ended September 30, 2001 and a decrease in purchases of property and equipment from approximately $4.6 million during the nine months ended September 30, 2000 to approximately $2.3 million during the nine months ended September 30, 2001.

   Cash used for financing activities for the nine months ended September 30, 2001 was approximately $7,000, as compared to cash generated from financing activities of approximately $101.8 million for the nine months ended September 30, 2000. This decrease was attributed primarily to net proceeds generated from Accelerated Networks' series D preferred stock financing and initial public offering and concurrent private placement during the nine months ended September 30, 2000.

   Accelerated Networks currently has no significant commitments for capital expenditures. Accelerated Networks anticipates that it will increase its capital expenditures and capital lease commitments consistent with its anticipated needs.

   At September 30, 2001, Accelerated Networks had approximately $3 million in non-cancelable purchase commitments to its former principal contract manufacturers, which are expected to be fulfilled and paid in various increments through the first quarter of fiscal 2002. At September 30, 2001 there was approximately $600,000 included in accounts payable and accrued expenses on the balance sheet related to these commitments.

   At September 30, 2001, Accelerated Networks had commitments of approximately $2.6 million in connection with its employee retention program. Pursuant to the terms of the program, all employees in good standing are eligible to receive a retention payment on or before December 31, 2001, as defined by the program. In the event of a workforce reduction, in addition to the retention payment, employees will also be entitled to a separation payment based on length of service, as defined. At September 30, 2001 there is approximately $1.6 million included in accounts payable and accrued expenses on the balance sheet related to these commitments.

   Without consideration of any effects that the proposed merger may have on liquidity and capital resources, Accelerated Networks anticipates that operating expenses, as well as planned capital expenditures, will constitute a material use of its cash resources. Accelerated Networks believes that its cash on hand will be sufficient to meet its working capital and capital expenditure requirements for at least the next 12 months. In the event additional financing is required, Accelerated Networks may not be able to raise it on acceptable terms, or at all.

Quantitative and Qualitative Disclosures about Market Risk

   Accelerated Networks does not hold financial instruments for trading or speculative purposes. Its financial instruments have short maturities and therefore are not subject to significant interest rate risk. Accelerated Networks generally places its marketable security investments in high credit quality instruments, primarily corporate obligations with contractual maturities of less than one year. Accelerated Networks' financial liabilities that are subject to interest rate risk are its credit facilities, which have stated interest rates based on the bank's prime rate. Accelerated Networks does not expect any material loss from its marketable security investments and therefore believes that its potential interest rate exposure is not material. Accelerated Networks does not use any derivatives or similar instruments to manage its interest rate risk.

   Accelerated Networks currently has product development activities in India. Accelerated Networks records expenses for its subsidiary in India in Indian rupees. Accordingly, Accelerated Networks' operating results are also exposed to changes in exchange rates between the U.S. dollar and Indian rupee. While to date, Accelerated Networks' results have not materially been affected by any changes in currency exchange rates, devaluation of the U.S. dollar against the Indian rupee would adversely affect Accelerated Networks' expenses for its Indian subsidiary.

Recent Accounting Pronouncements

   In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets," effective for fiscal years beginning after December 15, 2001. Under SFAS 142, goodwill will no longer be amortized but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives. Occam will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS 144 retained substantially all of the requirements of SFAS 121 while resolving certain implementation issues. SFAS 144 is effective for fiscal years beginning after December 15, 2001, with early application encouraged. Occam is currently evaluating the impact of the adoption of SFAS 144.

                  ACCELERATED NETWORKS PRINCIPAL STOCKHOLDERS

   The following table presents, as of November 29, 2001, certain information known to Accelerated Networks regarding the beneficial ownership of Accelerated Networks common stock by:

  . each person who is known by Accelerated Networks to be the beneficial owner of more than five percent of Accelerated Networks' outstanding shares of common stock;

  .  the directors of Accelerated Networks;

  . the individuals who have served as Accelerated Networks' chief executive officer since the start of the fiscal year ended December 31, 2000;

  . the four most highly compensated executive officers of Accelerated Networks, other than the chief executive officer; and

  .  the directors and executive officers as a group.

   Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Under this rule, certain shares may be deemed to be beneficially owned by more than one person, if, for example, persons share the power to vote or the power to dispose of the shares. In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares, for example, upon exercise of an option or warrant, within 60 days of November 29, 2001. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person, and only such person, by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

   The percentage of beneficial ownership for the following table is based on 50,625,704 shares of common stock outstanding as of November 9, 2001. Unless otherwise indicated, the address for each listed stockholder is: c/o Accelerated Networks, Inc., 301 Science Drive, Moorpark, California 93201. To Accelerated Networks' knowledge, except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

   Unless otherwise indicated below, the address for each person is c/o Accelerated Networks, Inc., 301 Science Drive, Moorpark, California 93021. As of November 29, 2001, Accelerated Networks had 50,630,912 shares of common stock outstanding.

                                                                             Number of    Percentage
                                                                               Shares     of Shares
                                                                            Beneficially Beneficially
           Name of Beneficial Owner                                            Owned        Owned
           ------------------------                                         ------------ ------------
Suresh Nihalani (1)........................................................   5,577,388      10.9%
Frederic T. Boyer (2)......................................................          --         *
Kiran P. Munj (3)..........................................................   1,100,542       2.2
Pete S. Patel (4)..........................................................     515,453        .0
Hitendra Sonny Soni (5)....................................................     198,186         *
Charles D. Vogt (6)........................................................          --         *
Gary J. Sbona (7)..........................................................   3,557,217       6.6
Steven M. Krausz (8).......................................................   6,653,473      13.1
Robert F. Kuhling, Jr. (9).................................................   3,329,105       6.6
Anthony T. Maher (10)......................................................   9,205,648      18.2
Peter T. Morris (11).......................................................   3,935,632       7.8
Lip-Bu Tan (12)............................................................   1,765,634       3.5
Siemens AG (13)............................................................   9,142,648      18.1
 Hofmannstrasse 51, D-81359
 Munich, Germany
New Enterprise Associates (14).............................................   3,907,118       7.7
 2490 Sand Hill Road
 Menlo Park, CA 94025
U.S. Venture Partners (15).................................................   6,623,473       3.1
 2735 Sand Hill Road
 Menlo Park, CA 94025
Onset Enterprise Associates III, L.P.......................................   3,297,105       6.5
 2490 Sand Hill Road
 Menlo Park, CA 94025
All directors and executive officers as a group (9 persons) (16)...........  28,962,162      52.8

--------
  *  Represents less than 1% of the total shares.
 (1) Includes (a) 690,200 shares issuable upon the exercise of immediately exercisable options granted to Mr. Nihalani, (b) 4,564,502 shares held by a trust of which Mr. Nihalani and his wife are co-trustees, (c) 8,400 shares held by other members of Mr. Nihalani's immediate family, and (d) 314,286 shares held by Mr. Nihalani as trustee of a grantor retained annuity trust. Mr. Nihalani resigned as Accelerated Networks' chairman and chief executive officer in February 2001.
 (2) Mr. Boyer terminated his employment with Accelerated Networks in February 2001.
 (3) Includes 57,142 shares held as trustee of two irrevocable trusts.
 (4) Includes 455,000 shares issuable upon the exercise of options that are immediately exercisable or exercisable within 60 days of November 29, 2001.
 (5) Mr. Soni resigned in April 2001.
 (6) Mr. Vogt resigned in November 2000.
 (7) Includes 3,557,217 shares issuable upon the exercise of options which are immediately exercisable or exercisable within 60 days of November 29, 2001.

 (8) Includes 30,000 shares issuable upon the exercise of immediately exercisable options. Also includes (a) 5,785,560 shares owned by U.S. Venture Partners V, L.P. ("USVP V"), (b) 321,420 shares owned by USVP V International, L.P. ("V Int'l"), (c) 179,995 shares owned by 2180 Associates Fund V, L.P. ("2180V"), (d) 141,425 shares owned by USVP V Entrepreneur Partners, L.P. ("EP V"), (e) 187,270 shares owned by U.S. Venture Partners VII, L.P. ("USVP VII"), (f) 3,901 shares owned by 2180 Associates Fund VII, L.P. ("2180 VII"), (g) 1,951 shares owned by USVP Entrepreneur Partners Fund VII-A, L.P. ("EP VII-A") and (h) 1,951 shares owned by USVP Entrepreneur Partners Fund VII-B, L.P. Mr. Krausz is a managing member of Presidio Management Group V, L.L.C. ("PMG V") and Presidio Management Group VII, L.L.C. ("PMG VII"). PMG V is the general partner of each of USVP V, V Int'l, 2180 V and EP V. PMG VII is the general partner of USVP VII. PMG V or PMG VII may be deemed to share voting and dispositive power over the shares held by each of USVP V, V INT'L, 2180 V, EP V and USVP VII, as the case may be. Accordingly, as the managing member of PMG V and PMG VII, Mr. Krausz may be deemed to share voting and dispositive power over these shares as well. Mr. Krausz disclaims beneficial interest in such shares, except as to his proportionate membership interest therein.
 (9) Includes 30,000 shares issuable upon the exercise of immediately exercisable options. Also includes 3,297,105 shares held by ONSET Enterprise Associates III, L.P. ("Onset"). Mr. Kuhling is the managing director of OEA III Management, LLC, the general partner of Onset and, as such, may be deemed to exercise voting and dispositive power over the shares held by Onset. Mr. Kuhling disclaims beneficial ownership of such shares except as to his proportionate interest therein.
(10) Includes 60,000 shares issuable upon the exercise of immediately exercisable options. Also includes 9,114,073 shares held by Siemens AG and 28,575 shares issuable upon exercise of a warrant held by Siemens ICN. Mr. Maher is of the board of Siemens ICN. Mr. Maher disclaims beneficial ownership of the shares underlying the warrant held by Siemens ICN.
(11) Includes 30,000 shares issuable upon the exercise of immediately exercisable options. Also includes 3,233,522 shares held by New Enterprise Associates VII, L.P. ("NEA VII") and 672,110 shares held by NEA Partners VII, L.P. ("NEA Partners VII"). Mr. Morris is a general partner of NEA VII and NEA Partners VII. Mr. Morris disclaims beneficial ownership in such shares, except to the extent of his proportionate partnership interest therein.
(12) Includes 30,000 shares issuable upon the exercise of immediately exercised options held by Mr. Tan and 2,500 shares held by a trust of which Mr. Tan is a co-trustee. Also includes (a) 239,823 shares owned by Walden EDB Partners, L.P., (b) 15,882 shares owned by Walden EDB Partners II, L.P.,
     (c) 240,436 shares owned by Walden Japan Partners, L.P., (d) 727,644 shares owned by Pacven Walden Ventures III, L.P. and (e) 509,349 shares owned by Walden-Nikko Mauritius Co. Mr. Tan is a general partner of each of the above entities, with the exceptions of (1) Pacven Walden Ventures III, L.P., of which he may be affiliated as a director of Pacven Walden Management Co, Ltd., which is a general partner of Pacven Walden
     Management L.P., which is a general partner of Pacven Walden Ventures III, L.P. and (2) Walden-Nikko Mauritius, of which he is a director. Mr. Tan disclaims beneficial interest in such shares, except to the extent of his pecuniary interest therein, arising as a result of his partnership interests in the above shares.
(13) Includes (a) 9,114,073 shares held by Siemens AG and (b) 28,575 shares issuable upon exercise of a warrant held by Siemens ICN. Siemens AG is the parent company of Siemens ICN and, as such, may be deemed to exercise voting and dispositive power over the shares held by Siemens ICN.
(14) Includes (a) 3,905,632 shares held by NEA VII, (b) 672,110 shares held by NEA Partners VII and (c) 1,486 shares held by NEA General Partners, L.P.
(15) Includes (a) 5,785,560 shares owned by USVP V, (b) 321,420 shares owned by V Int'l, (c) 179,995 shares owned by 2180V, (d) 141,425 shares owned by EP V, and (e) 187,270 shares owned by USVP VII and (f) 3,901 shares owned by 2180 VII, 1,951 shares owned by EP VII-A and 1,951 shares owned by EP VII-B.
(16) Includes 4,220,792 shares issuable upon exercise of options which are immediately exercisable or exercisable within 60 days of November 29, 2001.

                                OCCAM BUSINESS

Overview

   Occam designs, develops and markets telecommunications equipment to enable telecommunications carriers to deliver voice, data, Internet and video over a single copper wire to residential and business customers. Occam intends to supply its products to local and regional telecommunications carriers, independent telephone companies and international telecommunications carriers that deliver or wish to deliver voice, data, Internet access and video services to the residential, small and medium business and large enterprise markets over existing copper telephone lines.

   Occam's designs its products to alleviate the bottleneck currently experienced by many carriers in delivering voice and broadband services from their central offices or remote locations to individual customer premises, the network segment commonly referred to as the "last mile" or the "local loop." Occam designs its products with packet switching technology, such as Ethernet and Internet Protocol, two of the fundamental components used to build the Internet. Occam uses these building blocks to develop a family of integrated products that will deliver voice, data, Internet access and video services over the local loop's existing copper wires by converting each customer line into a broadband loop capable of delivering nearly one thousand times the bandwidth currently delivered over the local loop. Occam believes that its single solution to the local loop bottleneck will enable carriers to consolidate, aggregate and integrate multiple, single-purpose network components, substantially reducing their capital expenditure requirements, streamlining their network, and reducing their operating costs. Deployment of Occam's products should also enable carriers to generate new revenue streams by delivering a wider variety of voice, data, Internet access and video services by virtue of the nearly 1000-fold increase in available bandwidth.

Industry Background

  Existing Network Infrastructure

   The telecommunications infrastructure consists of three separate interconnected networks: the long haul network, which provides long distance service and interconnects regional carrier networks; the metro network, which services a region and interconnects carrier central offices; and the local loop access network, which provides connectivity from the carrier's offices to the customer. The local loop access network consists of central offices, which house the carrier's telephone switches, customer premise equipment, copper wire or fiber optic cable that interconnects the central office and the customer premise. Some carriers have also deployed remote terminals that sit between the central office and customer premise to shorten the distance between the customer and the carrier's equipment.

  Limitations of Existing Telecommunications Infrastructure

   The communications network has experienced significant growth and change during the last decade as the exponential growth of networks and the Internet and the accompanying increase in data traffic have increased demand for high bandwidth communications networks. Telecommunications carriers have had difficulty, however, in meeting this increased demand for broadband Internet access and other bandwidth intensive applications and services due to significant constraints of the traditional copper wire communications infrastructure. To begin addressing increased customer demand for higher bandwidth, carriers began deploying high-speed optical networks in the long haul and metro portions of their networks. However, a bottleneck continues to impede effective delivery of high-bandwidth services in the local loop access network. Specifically, the existing local loop infrastructure was originally designed for low-speed analog voice traffic rather than high-speed digital data transmission. As a result, access to the Internet and private communications networks over the local loop has typically been limited to data transmission rates of up to 56 kilobits per second using standard dial-up analog modems. At this rate, several minutes may be required to access a media rich website and several hours may be required to transfer or download large files. Access to video over a dial-up modem is nearly impossible. The cost of rewiring individual customer premises with fiber optic cable to deliver higher bandwidth services, however, is not economically viable and is also time consuming. Thus, telecommunications carriers have sought to employ alternative technologies to make more efficient use of the existing copper wire infrastructure in the local loop.

  Emergence of DSL for Broadband Access

   In order to overcome the inherent limitations of the copper wire in the local loop and meet the increased demand for broadband service, telecommunications carriers began deploying new technologies. The most common of these technologies is digital subscriber line, or DSL, technology, which enables broadband access over the existing copper wire in the local loop. The actual amount of bandwidth delivered to each DSL customer is dependent on the distance between the customer location and the carrier's DSL equipment. For example, for carriers to deliver the maximum bandwidth to a customer with asymmetrical DSL, the customer must be located within 18,000 feet of the carrier's DSL equipment.

   DSL equipment can be located in a central office or in digital loop carriers, which are in remote terminals, placed curbside primarily in residential areas. These remote terminals serve more than 30% of all residential telephone customers in the United States. In order to provide DSL service to a customer whose first access point to the telecommunications network is through a remote terminal, the carrier must deploy DSL equipment in the remote terminal.

   Carriers have traditionally deployed separate network equipment in the remote terminal to deliver voice and DSL services. Deploying separate network equipment is costly and, because of space constraints at the remote terminal, places significant limitations on the number of customers served. The physical size of the systems necessary to enable DSL service is critical because DSL equipment must fit within the local telephone carrier's existing remote terminal cabinets or the carrier must spend significantly more money either to expand the remote terminal or install additional remote cabinets to serve the same number of customers. Carriers are seeking an integrated system for the delivery of voice and DSL services in order to deliver broadband access to a larger number of customers while significantly reducing the total costs of DSL deployment and operation.

  Increased Competition in Telecommunications Services Market

   As cable service providers enter these traditional telecommunication markets, carriers are seeking to add additional high-bandwidth, high-margin, services to their networks, such as broadcast video and video on demand. In order to deliver video to residential customers, telecommunications carriers will be required to deploy the next generation of DSL technology, very high speed DSL, or VDSL, to provide enough bandwidth to enable broadband transmission of multiple video streams over the local loop. However, VDSL requires greater proximity of the customer to the telecommunications carrier's DSL equipment. In order for telecommunications carriers to deliver VDSL's full 51 megabits per second, or Mbps, of bandwidth, the telecommunications carrier must deploy equipment within 5,000 feet of the customer. The introduction of VDSL in the local loop will likely result in even broader deployment of remote terminals and an increase in the percentage of telecommunications customers who are delivered access to DSL through these remote terminals. In addition to DSL's distance limitations, transmission speeds are also limited by the architecture and capabilities of the equipment that is currently deployed in the remote terminals.

  Transitioning of the Telecommunications Network

   The telecommunications network was developed and optimized for voice traffic using circuit switched technology and large, complex voice switches. As the demand for broadband services has increased, telecommunications carriers have had to devise new technologies to overcome the limitations that circuit switch technology and traditional voice switch technologies have imposed on the existing telecommunications network. Two of the technologies recently developed to overcome these limitations are packet switched technology and softswitches.

   Packet switched technology is designed to resolve the inefficiencies in the existing telecommunication network caused by the reliance on circuit switched technology. A circuit switched network establishes a circuit from end-to-end for the duration of each call, and with a fixed amount of allocated bandwidth for delivery of each call. Data and Internet sessions, however, are of varying duration and require varying amounts of bandwidth throughout the course of each session. Nevertheless, when sent over a circuit switched network, the amount of bandwidth consumed per session is constant, whether or not voice or data is being transmitted at any particular time during the session. As the amount of data and Internet traffic as a percentage of the total traffic carried over the telecommunications network has grown, the network's reliance on circuit switched technology has rendered it increasingly unable to meet the growing demand for broadband services. As a result, carriers have had to reexamine the architecture of their network and transition to a packet-switched architecture that handles voice, data and video more efficiently by using bandwidth only when voice or data is actually being sent. By using bandwidth in this manner, the carrying capacity of the existing telecommunications network is greatly increased, thus permitting the network to deliver a greater amount of broadband service to a greater number of customers. This new architecture is being built on the same switching technology that is the foundation for the Internet. Packet-based carriers have begun the transition to packet technology in their long haul and metro networks and are now moving toward the same transition in the local loop.

   Softswitches are designed to resolve some of the inefficiencies and cost issues associated with the existing telecommunications network's reliance on large, complex voice switches. Voice switches built by companies like Lucent Technologies Inc. and Nortel Networks, Inc. use circuit switch technology and direct the majority of voice calls in the telecommunications network today. The complexity and proprietary nature of the technology used in these large switches has increased the operational and capital costs of deploying these products and has also led to long lead times in carriers' ability to deliver new voice and other telecommunications services. A new generation of switches, called softswitches, and developed by numerous vendors using open standards rather than proprietary technology, offer carriers an attractive alternative at a fraction of the cost of traditional circuit switches. A softswitch refers to a voice switch which has been developed using open standards and is capable of acting as a bridge between traditional voice traffic and packet-based data traffic. This reliance on open standards rather than proprietary technology promotes and facilitates more rapid development and deployment of new services that carriers can offer to customers. Softswitches are a key component of the new packet architecture and enable carriers to maximize the efficiencies of packet switching.

   Softswitches are already being deployed by carriers in the long haul portion of the network and are being moved out to the local loop access network. This transition to a softswitch controlled voice network is likely to take several years. To facilitate this transition, carriers are seeking to build a new local loop infrastructure using the packet switched technology described above that will coexist with the existing circuit switch technology. The element of the local loop infrastructure that allows it to coexist with the voice switches and softswitches is called a media gateway. Carriers are seeking a solution that integrates the local loop infrastructure with media gateway functionality.

   Once softswitch technology is fully deployed and the packet switched infrastructure is in place, carriers should be able to offer new, higher margin, voice, data and video services to their customers.

Occam's Solution

   Occam designs, develops and markets local loop access products using packet switched technologies to enable telecommunications carriers to deliver voice, data, Internet and video over a single copper wire to their residential and business customers. Occam's initial product, the BLC 1100, is deployed in remote terminals and provides connectivity from the residence or business premises to the carrier's central office. Because the BLC 1100 converts a telephone line, or local loop, into a broadband loop, Occam refers to its product as a broadband loop carrier. The broadband loop carrier is also referred to in the telecommunications industry as a next generation digital loop carrier, or NG-DLC.

   The BLC 1100 integrates into one product the functionality that is currently provided by separate voice and DSL access products. Designed specifically to fit in existing remote terminal cabinets, the BLC 1100 is compact and yet supports 24 integrated voice and DSL connections per unit. Multiple units can be placed in the same cabinet, allowing carriers to expand their capabilities as needed, up to 1,056 customers per standard seven-foot rack. Remote terminals can house one or more standard racks depending on their size. The BLC 1100 is environmentally hardened to withstand wide variations in temperature, humidity and other environmental conditions.

   Enable Wide Scale, Cost Effective DSL Deployment. The BLC 1100 uses state-of-the art semiconductor technology to serve six to seven times the number of customers from the same sized remote terminal cabinet than traditional access equipment. This enables carriers to deploy DSL on a wider scale to more customers without the additional capital and non-recurring expense of construction and installation of additional or larger cabinets at the remote terminals, the cost of which can range from tens of thousands to hundreds of thousands of dollars per site.

   Lower Cost to Activate DSL Customers. The BLC 1100 supports DSL and voice for every customer connected to a remote terminal where the BLC 1100 has been deployed. This feature enables carriers to eliminate the need to dispatch technicians to install or configure DSL equipment at the remote terminal, which significantly reduces the carrier's cost of activating a new customer. In addition, the carrier can further reduce its cost of customer acquisition through targeted marketing of its DSL services to specific communities of customers.

   Leverage Internet Technologies. The BLC 1100 is built using packet switch technologies that enable the carrier to build a scalable local loop infrastructure. These technologies include Ethernet, which delivers more than twice the network bandwidth normally available between the remote terminal and the carrier's central office at a fraction of the cost.

   The BLC 1100 employs standards based, sophisticated packet processing technology to identify, classify and prioritize individual voice, data, Internet and video traffic streams based on the quality of service required for each stream. Voice streams, for instance, are the most sensitive to transmission delays and are thus always given higher priority than other traffic streams. This ability to classify and prioritize traffic streams enables carriers to deliver all of these services from a single infrastructure with the assurance that each service will be delivered at the appropriate level of quality.

   Softswitch Interoperability. The BLC 1100 also has integrated media gateway functionality, which eliminates the need for a separate media gateway product. This results in significant cost and space savings at the remote terminal. The integrated media gateway functionality allows the BLC 1100 to interoperate with the existing voice switches and softswitches simultaneously and facilitates a smooth migration from one to the other. In addition, the integrated media gateway also allows carriers to start delivering advanced voice, fax and messaging services, like unified messaging and follow-me services.

   Occam also provides its customers OccamView, a management system that enables remote activation and troubleshooting of voice and DSL services. OccamView reduces a carrier's costs for activating a new customer and providing customer support. By using OccamView, a carrier reduces or eliminates costly installations by technicians.

Occam's Strategy

   Occam's strategy is to become a leading provider of local loop access equipment to telecommunications carriers, such as regional bell operating companies, independent telephone companies and international carriers. Occam intends to leverage its BLC product line to establish itself as a leader in the Next Generation Digital Loop Carrier, or NG-DLC, market. Key elements of Occam's strategy include:

   Drive Packet, Ethernet and IP Technologies into the Local Loop. Occam intends to leverage Internet technologies, such as Ethernet and Internet protocol, or IP, in order to facilitate carriers' transition to a packet switched local loop infrastructure. Occam believes that it is the first vendor to leverage the proven scalability and resiliency of packet technology and IP in building products for the NG-DLC market. Occam has achieved this objective by designing all of the different elements of its products, including access interfaces, backbone interfaces and a service aggregation architecture, with packet and IP technologies.

   Deliver Ethernet Transport to the DLC Market. Occam intends to integrate Ethernet transport into its Broadband Loop Carrier product line, which will bridge the local loop to the metro and long haul Ethernet resulting in an end-to-end Ethernet service. By significantly reducing the number of network elements, carriers can simplify their networks. Occam is developing a new approach to building resilient backbone networks using Ethernet. Occam believes that its approach of using Ethernet transport as opposed to the current transport methods, such as SONET, will allow carriers to provide greater scalability and greater bandwidth at a fraction of the cost. Occam will continue to deliver transport solutions that scale from 100 Mbps to 1 Gigabit per second, or Gbps, to 10 Gbps by leveraging three different generations of Ethernet semiconductor technology.

   Facilitate Network Migration from Circuit Switched Architecture to Packet Switched Architecture. Occam intends to develop a family of products that enable carriers to build a local loop infrastructure that can coexist with today's voice switching architecture and the new packet switched technology to deliver integrated voice, data and video services. Occam intends to further integrate in its products technologies such as TR-08 and GR-303 that communicate with today's circuit switched infrastructure and technologies such as MGCP that work with the new softswitch architecture. Occam believes that carriers can reduce their capital expenditure costs significantly by migrating to packet switched architecture and softswitches. Occam believes there is a significant market for its products because these products will facilitate this migration given their relative cost effectiveness and enhanced delivery capabilities.

   Deliver a Comprehensive DLC Solution. Occam intends to deliver a family of products that represents a comprehensive DLC solution for copper and fiber-based local loop infrastructure. Occam's products may be used as central office terminal and remote terminal platforms and for a variety of other applications, such as fiber-to-the-node, fiber-to-the-curb and fiber-to-the-home, through a combination of DSL, Ethernet and passive optical networking, or PON, technologies. Occam's DLC solution will enable traditional and softswitch voice access and DSL access. In addition, Occam's DLC solution will allow carriers to offer a variety of services, such as voice, data, Internet and video. Occam intends to integrate a variety of access interfaces, such as voice, ADSL, ADSL G.LITE, VDSL, Gigabit Ethernet and Ethernet over DSL.

   Drive the Development and Deployment of a Comprehensive Packet-based Video Service Delivery System. Occam intends to combine its products with those of key strategic partners in the areas of set top boxes, head-end systems and video servers to offer to carriers an end-to-end video delivery system. Occam believes that its innovative architecture, which leverages packet and Internet technologies such as multicasting, caching and content distribution, will offer carriers the ability to provide broadcast and video-on-demand services at a significantly reduced cost, making delivery of video services cost effective for carriers. Occam intends to collaborate through its alliances to design packet switched video delivery architectures and products that solve many of the problems with today's deployments, including scalability and affordability.

   Aggressively Pursue Innovators in the Carrier Market. Occam intends to leverage its packet switched architecture, integrated voice, data and video capabilities, scalability and lower service delivery costs to facilitate global sales to local loop carriers. Occam will initially focus on innovative carriers that are known to adopt and apply new technologies, have begun to transition to a packet switched architecture and are interested in delivering new softswitch voice, Ethernet and/or video services. Adoption by these customers will enable Occam to enter the market and establish its market awareness and reputation.

   Continue Technological Innovation. Occam currently has 11 patent applications pending and is working to create additional intellectual property in the areas of Ethernet resiliency and fault management, optical networking, packet-processing hardware, network management systems and video delivery systems. These have been and will continue to be integrated into Occam products. Occam believes that its continued focus and emphasis on innovation will enable Occam to extend its technology leadership through continual enhancement of existing products and the development of new products that address the needs of the carrier market for local loop solutions. Occam believes that its adoption of open standards, such as Ethernet, and open-source software, such as Linux, will allow it to leverage the knowledge base of the global development community, thereby accelerating the introduction of new products and product enhancements.

   Occam's research and development philosophy is to focus on the integration of technology from industry-leading semiconductor and software vendors with Occam's innovation applied toward specific carrier network problems. Occam believes that this approach will continue to enhance its ability to rapidly bring innovative products to market while continuing to build its portfolio of intellectual property.

Occam's Products

   BLC 1100. Occam's initial product is a 24 port ADSL G.LITE and voice access system, connecting to the customer via the existing local loop copper wire, and to the central office via up to four T1 lines or fiber optic 10/100 Ethernet. The 1.75 inch vertical profile and environmentally hardened compact chassis allow for easy deployment in smaller remote terminals.

   OccamOS. Occam's embedded operating system creates a highly extensible platform that makes it easy to tailor the BLC 1100 to the specific requirements of each carrier. OccamOS is modular, highly scalable and provides the BLC 1100 with high reliability.

   OccamView. OccamView is a distributed element management system that enables remote management of voice and broadband services via software from any secure browser. OccamView's open management architecture makes it easy to integrate the OccamView into a wide variety of operating support systems to ensure interoperability with existing systems.

Industry Relationships

   An important element in Occam's market strategy is its ability to build strategic relationships with companies who have an established presence in Occam's target market segments. Occam has developed the Occam Packet Access Network Alliance whereby independent companies can work with Occam to define broader solutions, perform interoperability tests, develop solutions business cases and provide cooperative customer support. The Occam Packet Access Network Alliance was announced in October 2001, with Sonus Networks as the first participant. Occam expects to announce additional participants in the areas of voice, data and video and services in 2002.

Customers

   To date, Occam has deployed its product with a limited number of customers. Occam's target customers include:

   Regional Bell Operating Companies. Regional bell operating companies are the incumbent local exchange carriers in the United States formed by the 1983 divestiture of AT&T and subsequently partially recombined through mergers. The four regional bell operating companies are Qwest Communications, SBC Communications, Verizon and BellSouth accounting for approximately 85% of the total installed telephone lines in the United States.

   Independent Telephone Companies. There are more than 1,100 independent telephone companies providing service in the United States, accounting for approximately 15% of the total installed telephone lines. These companies vary in size from small, rural companies serving limited geographic areas with a limited number of lines to large independents like Citizens, Century, Alltel and Broadwing. This market segment offers Occam the greatest potential for immediate deployment, enabling Occam to gain short-term revenue while increasing the Occam's sales and support infrastructure.
   PTTs. PTTs are the governmental agencies and their successors responsible for combined postal, telegraph and telephone services in countries worldwide. Examples include France Telecom in France, Deutsche Telecom in Germany, Telefonica in Spain and Telia in Sweden.

Research and Development

   Occam has a team of engineers and technologies dedicated to conducting research and developing innovative technologies in specific technology areas that are strategic to its business. The collective talent of the Occam research and development team has knowledge-base and experience covering the full spectrum of technologies, ranging from digital loop carrier, voice signaling, call control, IP networking, Ethernet networking and switching, DSL, optical networking and network management. Occam has also developed a practice of working with its suppliers of technology, silicon and software to further increase Occam's technological lead over its competitors.

   Occam will continue to invest heavily in research and development to extend the technological lead it enjoys over its competitors in building an Ethernet and IP-based digital loop carrier solution. Occam's primary research and development center is based in Santa Barbara, California. Occam has additional development centers in Petaluma and Agoura Hills, California, and Mesa, Arizona.

Patents and Intellectual Property

   Occam currently relies on a combination of patent, copyright and trademark and trade secret laws, confidentiality procedures and contractual provisions to protect its proprietary rights with respect to its technology and proprietary information. Occam has filed eleven patent applications and intends to file additional patent applications. Occam's patent strategy is designed to protect corporate technology assets, to create access to additional technology through cross licensing opportunities and to create opportunities for additional revenue through technology licensing.

   While Occam relies on patent, copyright, trademark and trade secret laws to protect its technology, Occam also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements and reliable product maintenance are essential to establishing and maintaining a technology leadership position. In addition, Occam has and will continue to license technologies from third parties when necessary or useful.

Sales and Marketing

   Occam has focused its sales and marketing efforts primarily on the major telecommunications carriers in the United States and in the future will expand its efforts to the PTTs around the world. Occam's marketing efforts are designed to create brand awareness with these customers and to demonstrate Occam's technological leadership and cost advantages in the digital loop carrier equipment market. Occam is educating its potential customers about Occam's products and the benefits of Occam's solutions through industry publications and trade shows. Occam also conducts education programs that present Occam's products and the benefits of Occam's solutions for senior management of engineering design firms who design networks for independent telephone operating companies.

   Occam markets and sells its products through its direct sales organization, which establishes and maintains direct relationships with prospective customers. Occam employs sales engineering personnel in its sales process in order to address prospective customers' technical issues. Occam will work with independent engineering and services firms to assist Occam's customers to design, build, transition, install and support their networks.

Technical Services and Customer Support

   Occam's technical services and customer support organization is responsible for customer training, post-sales technical support and maintenance. Occam has established a technical assistance center and a test and interoperability lab, both of which are designed to allow Occam to provide effective and timely customer support 24 hours a day, seven days a week. Occam intends to work with third party engineering, factoring and installation companies to assist carriers with the design engineering, staging, installation and initial activation of Occam's products.

   Interoperability and test engineers conduct compatibility testing in Occam's test and interoperability lab located in Santa Barbara, California. As a critical part of Occam's solution, this group will ascertain whether Occam's product is interoperable with all standard-based network elements including voice gateways, softswitches, DSLAMs, DLCs, Ethernet switches, DSL modems, Integrated Access Devices, and residential gateways.

Competition

   The market for telecommunications equipment is highly competitive and Occam expects that competition will increase in the future. Many of Occam's competitors are large companies with greater name recognition and technical, financial and marketing resources than Occam has, which may give them a substantial advantage over Occam in developing and selling their products. Further, some of Occam's competitors have gained a significant share of the market for local loop carrier equipment. In addition, many of Occam's competitors have long-standing relationships with Occam's prospective customers, which may give them an advantage in selling competing products. Current and potential competitors in the digital loop carrier market include Alcatel, Marconi, Advanced Fibre Communications and Lucent Technologies.

   Occam believes that the principal factors that will determine success in the digital loop carrier market include:

  .  support for multiple access technologies and network protocols;

  . its ability to efficiently aggregate different traffic types, such as voice, data, Internet, video;

  . flexibility and interoperability with existing and future network designs and equipment;

  .  time to market;

  .  cost-effectiveness;

  .  scalability without interruption of service; and

  .  reliability.

   Occam believes that the strength of its product and solution architecture enables it to compete effectively with all of these customer types, and it expects to gain share in the growing broadband local loop market.

Manufacturing

   Occam anticipates outsourcing significant portions of its manufacturing operation to third-party manufacturers. To date, Occam has produced a limited number of units for field trials and initial customer deployments. As demand for Occam's product increases, Occam will require additional manufacturing capacity. Occam has signed manufacturing out-sourcing contracts with A-Plus and Finepitch, divisions of Solectron, Inc.

   These agreements with third-party manufacturers provide for material procurement and board level assembly, testing and quality control by the manufacturer. Occam will design, specify and monitor all of the tests that are required to meet Occam's internal and its customers' quality standards.

   In 2000, Occam received certification to ISO 9001:2000 by TUV.

Employees

   As of November 30, 2001, Occam had 117 full-time employees, 77 of whom were engaged in research and development, 20 in sales and marketing and 20 in finance and administration. None of its employees are represented by a labor union. Occam has not experienced any work stoppages and considers its relations with its employees to be good.

Facilities

   Occam is a party to the following lease agreements and arrangements:

  . a lease for an approximately 33,000 square foot facility in Santa Barbara, California for its corporate headquarters and research and development purposes, and which expires in September 2006;

  . a lease for an approximately 1,600 square foot facility in Mesa, Arizona for research and development purposes, and which expires in October 2003;

  . a lease for an approximately 2,400 square foot facility in Agoura Hills, California for research and development purposes, and which expires in March 2004;

  . a lease for an approximately 1,700 square foot facility in Petaluma, California for research and development purposes, and which expires in August 2005; and,

  . a lease for an approximately 200 square foot facility in Golden, Colorado for a sales office, which is on a year-to-year lease that renews each April.

   Occam also holds a lease on one vacant property in Santa Barbara that is currently being held for sublease. This is a 10,217 square foot office space lease that expires in September 2002.

Trademarks

   Occam's trademarks include "SpanGain," and "One Network, No Limits."

Legal Proceedings

   Occam is currently not a party to any material legal proceedings.

                 OCCAM MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion of the financial condition and results of operations of Occam should be read in conjunction with the condensed consolidated financial statements and the notes to those statements included elsewhere in this proxy statement/prospectus as well as its audited consolidated financial statements and notes thereto. This discussion contains forward-looking statements that involve risks and uncertainties. Occam's actual results may differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including, but not limited to, those set forth under "Risk Factors" beginning on page 19 and elsewhere in this proxy statement/prospectus.

Overview

   Occam was incorporated on July 16, 1999, and is a development stage company as defined in Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprise," and its limited operating history makes it difficult to evaluate its business and prospects. As a development stage company, it has experienced operating losses and negative cash flows from operations since its formation. During 1999, Occam's operating activities consisted largely of developing the infrastructure necessary to begin to execute its business plan. On December 31, 1999, Occam had only five employees. This increased to 41 employees as of June 30, 2000, to 85 employees as of December 31, 2000, and to 109 employees as of September 30, 2001. Occam had not sold any products or realized any revenues until the third quarter of 2001, and, accordingly, its business and ability to generate additional revenues or realize earnings is unproven.

   Given its short operating history and limited operations in 1999, Occam believes comparisons between any period in 2000 and the comparable period in 1999 would not be meaningful. Therefore, these comparisons are not discussed below.

   In order to provide working capital, management has raised a significant amount of cash through the sale of capital stock to investors. To date, Occam has focused its efforts on development and marketing a suite of broadband loop carriers access platforms designed for incumbent local exchange carriers to deliver a variety of traditional and packet voice, broadband and Internet protocol services. Occam has only a limited operating history and limited historical financial data upon which investors may evaluate its business and prospects.

   From its inception through September 30, 2001, Occam has incurred cumulative net losses of approximately $25.6 million. Occam expects to continue to incur substantial operating losses and to experience substantial negative cash flow as it expands its business.

   On November 9, 2001, Occam entered into a definitive merger agreement with Accelerated Networks pursuant to which the parties agreed to a transaction involving the merger of a wholly-owned subsidiary of Accelerated Networks into Occam, with Occam surviving as a wholly-owned subsidiary of Accelerated Networks. The merger agreement has been approved by the boards of directors of both Occam and Accelerated Networks, and by a special committee of the board of directors of Accelerated Networks.

   Under the terms of the merger agreement, shareholders of Occam will receive shares of common stock of Accelerated Networks and option holders and warrant holders of Occam will receive options and warrants in Accelerated Networks, collectively representing approximately 68% of an agreed-upon portion of the outstanding equity interests of Accelerated Networks, as set forth in the merger agreement. In conjunction with the merger, Occam will receive $10 million in cash through the issuance of series C preferred stock prior to the completion of the merger and an additional $10 million funding commitment from Occam's investors. It is a condition to the completion of the merger that the holders of each series of Occam preferred stock vote to approve the automatic conversion of each series of Occam preferred stock into Occam common stock.

   Upon completion of the merger, Kumar Shah, president and chief executive officer of Occam, is expected to be named president and chief executive officer of Accelerated Networks, and the directors and officers of Accelerated Networks are expected to be composed primarily of current directors and officers of Occam. One member of Accelerated Networks' current board of directors, or another designee of Accelerated Networks, will continue as a member of the board following the merger.

   The merger will be accounted for under the purchase method. After the merger, Occam shareholders will own approximately 68% of an agreed-upon portion of the outstanding equity interests of Accelerated Networks, as set forth in the merger agreement, and the directors and officers of Accelerated Networks are expected to be comprised primarily of current directors and officers of Occam. Accordingly, the merger will be accounted for as a reverse acquisition, resulting in Occam being the acquirer of Accelerated Networks for accounting purposes.

   The transaction is expected to close late in the first quarter or early in the second quarter of 2002, subject to the satisfaction of certain customary closing conditions, including the approval of the stockholders of both companies. Stockholders of each company holding in excess of the percentage required to approve the merger have entered into voting agreements irrevocably agreeing to vote in favor of, and otherwise support, the merger.

Results of Operations

Nine Months Ended September 30, 2001 and 2000

   Research and Development Expenses. Research and development expenses consist primarily of salaries and other personnel-related costs, prototype component and assembly costs, third-party design services and consulting costs, and other costs related to design, development, and testing of Occam's products. Research and development costs are expensed as incurred, except for capital expenditures, which are capitalized and depreciated over their estimated useful lives, generally two to five years. Research and development expenses, net of amortization of deferred stock-based compensation, were $9.7 million for the nine months ended September 30, 2001, an increase of 237% from $2.9 million for the nine months ended September 30, 2000. Research and development expenses, net of amortization of deferred stock-based compensation, represented 57% and 60% of the total operating expenses for the nine months ended September 30, 2001 and 2000, respectively. The increase of $6.8 million is primarily due to the increased staffing, design and prototype component and assembly expenditures, and depreciation of property and equipment related to the design, development, and testing of Occam's Broadband Loop Carrier products.

   Sales and Marketing Expenses. Sales and marketing expenses consist primarily of salaries and other personnel-related costs, development and distribution of promotional materials, and other costs related to marketing, sales, public relations, and customer support activities. Sales and marketing expenses, net of amortization of deferred stock-based compensation, were $2.8 million for the nine months ended September 30, 2001, an increase of 529% from $400,000 for the nine months ended September 30, 2000. Sales and marketing expenses, net of amortization of deferred stock-based compensation, represented 16% and 9% of total operating expenses for the nine months ended September 30, 2001 and 2000, respectively. The increase in sales and marketing expense is due to additional staffing and expenditures required to develop market awareness of the company's products, preparation for and attendance at trade shows and other industry events, and the formation of Occam's sales organization.

   General and Administrative Expenses. General and administrative expenses consist primarily of salaries and other personnel-related costs for executive, information technology, finance, human resources, and administrative personnel. Additionally, general and administrative expenses include professional fees, liability insurance and other costs of a general corporate nature. General and administrative expenses, net of amortization of deferred stock-based compensation, were $3.8 million for the nine months ended September 30, 2001, an increase of 212% from $1.2 million for the nine months ended September 30, 2000. General and administrative expenses, net of amortization of deferred stock-based compensation, represented 22% and 26% of the total operating expenses for the nine months ended September 30, 2001 and 2000, respectively. The increase in general and administrative expenses is due to the increase in staffing to support growth within the organization and expenditures on information systems hardware and software for the development of Occam's enterprise reporting system and other information systems.

   Interest Income and Expense. Interest income was $700,000 for the nine months ended September 30, 2001 as compared to $200,000 for the nine months ended September 30, 2000. The increase in interest income is due to the higher average combined balances of cash, cash equivalents and short-term investments held during the 2001 period as compared to the comparable 2000 period, as a result of the $29,322,000 gross cash proceeds from Occam's offering of series B preferred stock during the first quarter of 2001. Interest expense for the nine months ended September 30, 2001 was $57,000, compared to no interest expense for the comparable prior year period. The increase in interest expense during the 2001 period was due to interest on Occam's capital lease lines of credit, which were established during the fourth quarter of 2000.

   Net operating loss carryforwards. As of December 31, 2000, Occam's net operating loss carryforwards were approximately $8.5 million for federal tax purposes, expiring in 2020, and $8.5 million for state tax purposes, expiring in 2020 and 2005, respectively. Under the change in ownership provisions of
Section 382 of the Internal Revenue Code, the utilization of Occam's net operating loss carryforwards may be limited.

Liquidity and Capital Resources

   As of September 30, 2001, Occam had cash and cash equivalents of $13.1 million as compared to $409,000 as of December 31, 2000. The increase in cash and cash equivalents was primarily due to the gross proceeds from Occam's offering of series B preferred stock during the first quarter of 2001, partially offset by cash used in operating and investing activities of $18.3 million.

   Occam used $15.2 million of cash in operating activities during the nine months ended September 30, 2001, an increase of $11.6 million or 324% over the $3.6 million used during the nine months ended September 30, 2000. The increase was due primarily to an increase in the net loss of $16.6 million as compared to the net loss of $4.6 million for the nine months ended September 30, 2001 and 2000, respectively.

   Occam used $3.1 million of cash in investing activities in the nine months ended September 30, 2001, an increase of $1.2 million over the $1.9 million used during the nine months ended September 30, 2000. The increase was primarily due to the increased acquisitions of property and equipment during the nine months ended September 30, 2001 as compared to that of the prior year period.

   Occam generated $31 million in cash from financing activities in the nine months ended September 30, 2001, as compared to $7 million for the nine months ended September 30, 2000. The cash provided in the nine-month period ended September 30, 2001, was from the gross proceeds from Occam's offering of series B preferred stock during the first quarter of 2001, and from the proceeds of Occam's capital lease line of credit. The cash provided in the nine-month period ended September 30, 2000, was primarily from the gross proceeds from Occam's offering of series A preferred stock during the first quarter of 2000.

   Occam expects to continue to devote substantial capital resources to research and development activities, as well as its sales, marketing, and customer service organizations, the enhancement of its information technology infrastructure and other general corporate activities. Occam believes that after the completion of the merger with Accelerated Networks, the issuance of $10 million of series C preferred stock to its investors and the additional $10 million funding commitment, its cash balances will be sufficient to fund its operations for the next twelve months. However, there can be no assurance that future cash requirements to fund operations will not require Occam to seek additional capital sooner than the twelve months, or that such additional capital will be available when required on terms acceptable to Occam.

Qualitative and Quantitative Disclosure about Market Risk

   The following market risk disclosures involve forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements.

   Because Occam's portfolio of cash equivalents is of a short-term nature, Occam is not subject to significant market price risk related to investments. However, the company's interest income is sensitive to changes in the general level of taxable and short-term U.S. interest rates. Based on Occam's investment mix and balances as of September 30, 2001, had average short-term market interest rates for taxable securities been 100 and 70 basis points lower over the last nine months, interest income would have been approximately $50,000 lower.

   Occam plans to market its products in the United States and internationally. As a result, its financial results could be affected by factors including changes in foreign currency exchange rates or weak economic conditions in foreign markets. As no international sales have been made to date, Occam believes there is no material risk exposure.

Recent Accounting Pronouncements

   In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets," effective for fiscal years beginning after December 15, 2001. Under SFAS 142, goodwill will no longer be amortized but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives. In accordance with SFAS 141, negative goodwill, if any, will be allocated first to reduce noncurrent assets, and any remaining negative goodwill will be recorded as an extraordinary gain in the reported post-merger results of operation of the combined entities. Occam will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS 144 retained substantially all of the requirements of SFAS 121 while resolving certain implementation issues. SFAS 144 is effective for fiscal years beginning after December 15, 2001, with early application encouraged. Occam is currently evaluating the impact of the adoption of SFAS 144.

                         OCCAM PRINCIPAL SHAREHOLDERS

   The following table presents, as of November 30, 2001, certain information known to Occam regarding the beneficial ownership of Occam common stock by:

    . each person who is known by Occam to be the beneficial owner of more than five percent of Occam's outstanding shares of common stock;
    .  the directors of Occam;
    .  Occam's chief executive officer;
    . the four most highly compensated executive officers of Occam, other than the chief executive officer; and
    .  the directors and executive officers as a group.

   Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Under this rule, certain shares may be deemed to be beneficially owned by more than one person, if, for example, persons share the power to vote or the power to dispose of the shares. In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares, for example, upon exercise of an option or warrant, within 60 days of November 30, 2001. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person, and only such person, by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date.

   The percentage of beneficial ownership for the following table is based on 45,202,971 shares of common stock outstanding as of November 30, 2001, and assumes the issuance of series B-1 and series C preferred stock, the issuance of options and warrants to purchase series C preferred stock and the conversion of all series preferred stock (including the series B-1 and series C preferred stock, and options and warrants to purchase series C preferred stock) into common stock.

   Unless otherwise indicated, the address for each listed shareholder is: c/o Occam Networks Inc., 77 Robin Hill Road, Santa Barbara, California 93117. To Occam's knowledge, except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

                                        Number of          Percent of
                                   Shares Beneficially Shares Beneficially
       Name of Beneficial Owner           Owned               Owned
     ----------------------------- ------------------- -------------------
     Kumar Shah (1)...............      2,083,900             4.46
     Lisa B. Farr (2).............      1,916,924             4.24
     Mark Rumer (3)...............      1,916,924             4.24
     James R. Soriano III (4).....        405,000              *
     Kevin Hall (5)...............     10,164,763            22.31
     George Hawley (6)............         69,866              *
     Steven M. Krausz (7).........      9,006,840            19.74
     Thomas C. McConnell (8)......      8,996,949            19.73%
     Nicholas Whelan..............        200,000              *
     US Venture Partners (7)
      2735Sand Hill Road
      Menlo Park, CA 94025........      9,006,840            19.74
     New Enterprise Associates (8)
      2490 Sand Hill Road
      Menlo Park, CA 94025........      8,996,949            19.73

                                                                       Number of          Percent of
                                                                  Shares Beneficially Shares Beneficially
                    Name of Beneficial Owner                             Owned               Owned
----------------------------------------------------------------- ------------------- -------------------
Norwest Venture Partners (9)
 525 University Ave., Suite 800
 Palo Alto, CA 94301.............................................      8,089,461             17.88
Anschutz Investment Company (10)
 555 17th Street, Suite 2400
 Denver, CO 80202................................................      3,464,856              7.61
Windward Ventures (11)
 550 West C Street, Suite 2030
 San Diego, CA 92101.............................................      2,974,360              6.57
All directors and executive officers as a group (12 persons) (12)     30,637,832             73.56

* Represents less than 1% of the total shares.
(1) Includes (a) 588,235 shares subject to Occam's repurchase option at the initial purchase price of $0.17 per share and (b) 1,495,665 shares underlying an option that is exercisable within 60 days of November 30, 2001, none of which are vested.
(2) Includes 862,616 shares subject to Occam's repurchase option at the initial purchase price of $0.0333 per share.
(3) Includes 862,616 shares subject to Occam's repurchase option at the initial purchase price of $0.0333 per share.
(4) Includes 236,250 shares subject to Occam's repurchase option at the initial purchase price of $0.10 per share.
(5) Includes (a) 7,477,623 shares owned by, and 269,783 shares underlying a warrant exercisable within 60 days of November 30, 2001, held by, Norwest Venture Partners VIII, L.P. ("NVP VIII"), (b) 328,665 shares owned, and 13,391 shares underlying a warrant exercisable within 60 days of November 30, 2001, held by, by NVP Entrepreneurs Fund VIII, L.P. ("NVP EF VIII"),
    (c) 1,962,198 shares owned by, and 70,794 shares underlying a warrant exercisable within 60 days of November 30, 2001, held by, Crescent Venture Investors. Kevin Hall, a director of Occam, is a general partner of Norwest Venture Partners and Crescent Venture Partners and may be deemed to share voting and dispositive power over the shares held by NVP VIII, NVP EF VIII and Crescent Venture Investors. Mr. Hall disclaims beneficial interest in the listed shares, except to the extent of his pecuniary interest therein.
(6) Includes 49,488 shares subject to Occam's repurchase option at the initial purchase price of $0.10 per share.
(7) Includes (a) 8,268,154 shares owned by, and 380,911shares underlying warrants exercisable within 60 days of November 30, 2001, held by, U.S. Venture Partners VII, L.P. ("USVP VII"), (b) 171,872 shares owned by, and 7,017 shares underlying warrants exercisable within 60 days of November 30, 2001, held by, 2180 Associates Fund VII, L.P. ("2180 VII"), (c) 85,935
    shares owned by, and 3,508 shares underlying warrants exercisable within 60 days of November 30, 2001, held by, USVP Entrepreneur Partners VII-A, L.P. ("USVP EP VII-A"), and (d) 85,935 shares owned by, and 3,508 shares underlying warrants exercisable within 60 days of November 30, 2001, held by, USVP Entrepreneur Partners VII-B, L.P. ("USVP EP VII-B"). Steven Krausz, a director of Occam, is a managing member of Presidio Management Group VII, LLC ("PMG VII"). PMG VII is the general partner of each of USVP VII, 2180 VII, EP VII-A and EP VII-B. PMG VII may be deemed to share voting and dispositive power over the shares held by each of USVP VII, 2180 VII, EP VII-A and EP VII-B, as the case may be. Accordingly, as the managing member of PMG VII, Mr. Krausz may be deemed to share voting and dispositive power over these shares as well. Mr. Krausz disclaims beneficial interest in the listed shares, except to the extent of his pecuniary interest therein.
(8) Includes (a) 8,587,257 shares owned by, and 404,692 shares underlying warrants exercisable within 60 days of November 30, 2001, held by, New Enterprise Associates 9, L.P. ("NEA 9"), and (b) 5,000 shares owned by NEA Ventures 2000, L.P. ("NEA 2000"). Thomas McConnell, a director of Occam, is a general partner of New Enterprise Associates, as such, may be deemed to share voting and dispositive power over the shares held by NEA 9 and NEA 2000. Mr. McConnell disclaims beneficial ownership of the listed shares except to the extent of his pecuniary interest therein.

(9) Includes (a) 7,477,623 shares owned by, and 269,783 shares underlying a warrant exercisable within 60 days of November 30, 2001, held by, NVP VIII, and (b) 328,665 shares owned, and 13,391 shares underlying a warrant exercisable within 60 days of November 30, 2001, held by, NVP EF VIII.
(10) Includes (a) 3,001,621 shares owned by, and 300,000 shares underlying a warrant exercisable within 60 days of November 30, 2001, held by, AFIC II, L.L.C. ("AFIC"), and (b) 163,235 shares owned by A.C.E. Investment Partnership ("ACE").
(11) Includes (a) 1,044,118 shares owned by, and 5,882 shares underlying warrants exercisable within 60 days of November 30, 2001, held by Windward Ventures L.P. ("WV"), (b) 1,400,754 shares owned by, and 36,119 shares underlying warrants exercisable within 60 days of November 30, 2001, held by Windward Ventures 2000, L.P. ("WV 2000"), (c) 470,512 shares owned by, and 16,975 shares underlying a warrant exercisable within 60 days of November 30, 2001, held by, Windward Ventures 2000-A, L.P. ("WV 2000-A").
(12) Includes (a) 2,183,165 shares underlying options that are exercisable within 60 days of November 30, 2001, (b) 82,353 shares underlying warrants exercisable within 60 days of November 30, 2001.

          ACCELERATED NETWORKS MARKET PRICE AND DIVIDEND INFORMATION

Accelerated Networks Common Stock

   Accelerated Networks common stock has been trading on The Nasdaq National Market under the symbol "ACCL" since June 2000. The following table presents, for the periods indicated, the high and low sales price per share of Accelerated Networks common stock as reported by The Nasdaq National Market:

                                                          High   Low
                                                         ------ ------
          Fiscal year ending December 31, 2001
             Fourth Quarter (through December 19, 2001). $ 0.70 $ 0.12
             Third Quarter.............................. $ 0.52 $ 0.13
             Second Quarter............................. $ 1.88 $ 0.45
             First Quarter.............................. $ 4.00 $ 1.25
          Fiscal year ended December 31, 2000
             Fourth Quarter............................. $18.13 $ 2.50
             Third Quarter.............................. $67.50 $15.50
             Second Quarter (from June 23, 2000)........ $67.00 $32.00

Effect of the Merger on the Interests of Directors and Executive Officers and Beneficial Owners

   Upon completion of the merger and the issuance of Accelerated Networks common stock in the merger, the directors and officers of Accelerated Networks, along with those persons known to be the beneficial owners of 5% or more of Accelerated Networks common stock, will collectively beneficially own % of the outstanding stock of Accelerated Networks, calculated on the basis set forth under "Accelerated Networks Principal Stockholders."

Dividends

   To date, Accelerated Networks has not declared or paid cash dividends.

               DESCRIPTION OF ACCELERATED NETWORKS CAPITAL STOCK

   This section summarizes Accelerated Networks' securities and certain of the provisions of its amended and restated certificate and amended and restated bylaws. Statements contained in this prospectus relating to these provisions are not necessarily complete. Investors should carefully read the Accelerated Networks amended and restated certificate of incorporation and amended and restated bylaws which are exhibits to this proxy statement/prospectus. See "Where You Can Find Additional Information."

Authorized Capital Stock

   Accelerated Networks is authorized to issue 200,000,000 shares of common stock, par value $0.001, and 5,000,000 shares of undesignated preferred stock, par value $0.001.

Common Stock

   As of November 9, 2001, there were 50,625,704 shares of Accelerated Networks common stock outstanding. 11,290,528 shares of Accelerated Networks common stock are subject to issuance pursuant to outstanding options to purchase under the 1997 Stock Option/Stock Issuance Plan and the 2000 Stock Incentive Plan of Accelerated Networks.

   Holders of Accelerated Networks common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The Accelerated Networks amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Holders of Accelerated Networks common stock are entitled to receive ratably any dividends that may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon Accelerated Networks' liquidation, dissolution or winding up, the holders of Accelerated Networks common stock are entitled to receive ratably Accelerated Networks' net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

   Holders of Accelerated Networks common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by Accelerated Networks in the merger will be, upon receipt of payment for such shares, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which Accelerated Networks may designate and issue in the future without further stockholder approval.

Preferred Stock

   As of November 9, 2001, no shares of Accelerated Networks preferred stock were outstanding. The board of directors of Accelerated Networks is authorized without further stockholder approval to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights, qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series without further vote or action by the stockholders.

   The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Accelerated Networks' management without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Accelerated Networks has no present plans to issue any shares of preferred stock.

Warrants

   As of November 9, 2001, there were warrants outstanding to purchase up to 228,575 shares of Accelerated Networks common stock.

Anti-Takeover Effects of Provisions of Delaware Law and the Accelerated Networks Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

   Certain provisions of the Accelerated Networks amended and restated certificate of incorporation and amended and restated bylaws may make it more difficult to acquire control of Accelerated Networks by various means. These provisions could deprive the stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of the stock. These provisions are intended to:

  . enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board;

  . discourage certain types of transactions which may involve an actual or threatened change in control of Accelerated Networks;

  .  discourage certain tactics that may be used in proxy fights;

  . encourage persons seeking to acquire control of Accelerated Networks to consult first with the board of directors to negotiate the terms of any proposed business combination or offer; and

  . reduce Accelerated Networks' vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all outstanding shares of Accelerated Networks or that is otherwise unfair to Accelerated Networks stockholders.

   The amended and restated certificate of incorporation and amended and restated bylaws of Accelerated Networks provide that the Accelerated Networks board is divided into three classes of directors serving staggered, three-year terms. The classification of the board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of members of the board. Subject to the rights of the holders of any outstanding series of preferred stock, the amended and restated certificate of incorporation authorizes only the board to fill vacancies, including newly created directorships. Accordingly, this provision could prevent a stockholder from obtaining majority representation on the board by enlarging the board of directors and filling the new directorships with its own nominees. The amended and restated certificate of incorporation also provides that directors may be removed by stockholders only for cause and only by the affirmative vote of holders of two-thirds of the outstanding shares of voting stock.

   The amended and restated certificate of incorporation provides that stockholders may not take action by written consent, but may only take action at duly called annual or special meetings of stockholders. The amended and restated certificate of incorporation further provides that special meetings of Accelerated Networks stockholders may be called only by the chairman of the board of directors or a majority of the board of directors. This limitation on the right of stockholders to call a special meeting could make it more difficult for stockholders to initiate actions that are opposed by the board of directors. These actions could include the removal of an incumbent director or the election of a stockholder nominee as a director. They could also include the implementation of a rule requiring stockholder ratification of specific defensive strategies that have been adopted by the board of directors with respect to unsolicited takeover bids. In addition, the limited ability of the stockholders to call a special meeting of stockholders may make it more difficult to change the existing board and management.

   The amended and restated bylaws provide that stockholders seeking to bring business before a meeting of stockholders, or to nominate candidates for election as directors at a meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at Accelerated Networks' principal executive offices not less than 120 days prior to the date of the annual meeting. The amended and restated bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before a meeting of stockholders or from making nominations for directors at a meeting of stockholders.

   The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Accelerated Networks by means of a proxy contest, tender offer, merger or otherwise.

   The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote is required to amend a corporation's certificate or bylaws, unless a corporation's certificate or bylaws, as the case may be, requires a greater percentage. The Accelerated Networks amended and restated certificate of incorporation imposes supermajority vote requirements in connection with the amendment of certain provisions of the Accelerated Networks amended and restated certificate of incorporation and amended and restated bylaws, including those provisions relating to the classified board of directors, the stockholders' ability to effect action by written consent, the ability of stockholders to call special meetings and the ability of stockholders to bring business before an annual meeting or to nominate directors.

   Accelerated Networks is subject to the provisions of Section 203 of the Delaware General Corporation Law, as amended from time to time. Section 203 generally prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with his or its affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to Accelerated Networks and, accordingly, may discourage attempts to acquire Accelerated Networks.

Transfer Agent and Registrar

   The transfer agent and registrar for Accelerated Networks common stock is U.S. Stock Transfer Corporation.

Nasdaq National Market Listing

   Accelerated Networks common stock is listed on The Nasdaq National Market under the trading symbol "ACCL."

            COMPARISON OF RIGHTS OF HOLDERS OF ACCELERATED NETWORKS
                     COMMON STOCK AND OCCAM CAPITAL STOCK

   After completion of the merger, Occam shareholders will become stockholders of Accelerated Networks. The rights of Occam shareholders are presently governed by California corporation law, an amended and restated investor rights agreement and by Occam's third amended and restated articles of incorporation and amended bylaws. When shareholders of Occam become stockholders of Accelerated Networks, their rights will be governed by Delaware corporation law and by the Accelerated Networks amended and restated certificate of incorporation and amended and restated bylaws. In most respects, the rights of Occam shareholders are similar to the rights of Accelerated Networks stockholders. The following discussion is a summary of the material differences between such rights. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, Delaware corporation law, California corporation law, Occam's amended and restated articles of incorporation and amended bylaws and the Accelerated Networks amended and restated certificate of incorporation and amended and restated bylaws. Investors should read this entire document and the other documents referred to carefully for a more complete understanding of the differences between the rights of Occam shareholders and Accelerated Networks stockholders.

                                             ACCELERATED NETWORKS                         OCCAM
                                                  (Delaware)                           (California)
                                    -------------------------------------- ------------------------------------
Common Stock....................... Accelerated Networks has               Occam has 85,000,000 shares of
                                    200,000,000 shares of authorized       authorized common stock with no
                                    common stock, $0.001 par value         par value.
                                    per share.

Preferred stock.................... Accelerated Networks certificate of    Occam's articles of incorporation
                                    incorporation authorizes the board of  provide that Occam may issue directors to issue 5,000,000 shares of 54,975,000 shares of preferred
                                    preferred stock in series. The         stock. Occam's board of directors
                                    Accelerated Networks board of          has designated 6,975,000 of these
                                    directors may establish from time to   shares as "Series A preferred
                                    time the number of shares to be        stock," 20,000,000 as "Series B
                                    included in a series, and fix the      preferred stock," 20,000,000 as
                                    designation, rights, privileges and    "Series B-1 preferred stock" and
                                    preferences of the shares to be        8,000,000 as "Series C preferred
                                    included in each series.               stock."

Special meeting of stockholders.... The Accelerated Networks               The Occam bylaws, as amended,
                                    amended and restated bylaws            authorize the board, its chairman
                                    authorize the chairman of the          of the board, the president, or one
                                    board or a majority of the board of    or more shareholders entitled to
                                    directors to call a special meeting    cast 10% or more of the votes at
                                    of stockholders.                       that meeting to call a special
                                                                           meeting of shareholders.

Action by written consent lieu of a The Accelerated Networks               The Occam bylaws, as amended,
stockholders' meeting.............. amended and restated certificate of    provide that any action which may
                                    incorporation eliminates the ability   be taken at a shareholder's meeting,
                                    of stockholders to act by written      may be taken without a meeting and
                                    consent.                               without prior notice if the company
                                                                           receives written consents
                                                                           representing the minimum number
                                                                           of votes necessary to effectuate the
                                                                           action.

                                            ACCELERATED NETWORKS                       OCCAM
                                                 (Delaware)                         (California)
                                    ------------------------------------ -----------------------------------
Voting by written ballot........... The Accelerated Networks             The Occam bylaws, as amended,
                                    amended and restated certificate of  provide that voting may be by voice
                                    incorporation provides that voting   vote or by ballot. If demanded by
                                    need not be by written ballot.       any shareholder at the meeting and
                                                                         before voting has begun, election
                                                                         for directors must be by ballot.

Advance notice provisions for board The Accelerated Networks             There are no advance notice
nomination and other stockholders   amended and restated bylaws          provisions in the Occam bylaws, as
business--annual meetings.......... require that nominations of persons  amended.
                                    for election to the board of
                                    directors and the proposal of
                                    business to be considered at any
                                    meeting of stockholders must be:

                                    . brought pursuant to the
                                      corporation's notice of meeting,

                                    . brought by or at the direction of
                                      the board of directors, or

                                    . properly brought by a
                                      stockholder.

                                    For nominations or other business
                                    to be properly brought before a
                                    stockholders meeting by a
                                    stockholder, the stockholder must
                                    have given timely notice thereof in
                                    proper form to the Secretary of
                                    Accelerated Networks and such
                                    other business must otherwise be a
                                    proper matter for stockholder
                                    action.

                                    To be timely, a stockholder's
                                    notice must be delivered to or
                                    mailed and received by
                                    Accelerated Networks no later than
                                    120 days prior to the meeting.

Advance notice provisions for board The Accelerated Networks amended     There are no advance notice
nomination and other stockholders   and restated bylaws provide for the  provisions in the bylaws of Occam.
business--special meetings......... same advance notice requirements for raising business at special
                                    meetings of stockholders as for
                                    raising business at annual meetings.

                                          ACCELERATED NETWORKS                          OCCAM
                                               (Delaware)                            (California)
                                  ------------------------------------- --------------------------------------
Number of directors.............. The Accelerated Networks              The Occam third amended and
                                  amended and restated certificate of   restated articles of incorporation
                                  incorporation provides that the       provide that the number of
                                  number of directors be designated     directors be seven. The bylaws
                                  by the amended and restated           currently provide that the number
                                  bylaws. The amended and restated      of directors may be changed by a
                                  bylaws currently provide that this    duly adopted amendment to the
                                  number may be changed by a            articles or the bylaws adopted by
                                  resolution of the board of directors. the vote or written consent of a
                                  The board is currently classified,    majority of the outstanding shares
                                  with respect to the time for which    entitled to vote.
                                  the directors hold office, into three
                                  classes with terms expiring at an
                                  annual meeting held in the third
                                  year following their election.

Removal of directors............. A member of Accelerated               Under California law, a member of
                                  Networks' board of directors may      the Occam board of directors may
                                  be removed for cause by a vote of     be removed without cause if the
                                  the holders of 66 2/3% of the         removal is approved by a majority
                                  outstanding shares of voting stock.   of the outstanding shares.

Notice of special meetings of the The Accelerated Networks              The Occam bylaws, as amended,
board of directors............... amended and restated bylaws           provide that the chairman of the
                                  provide that the chairman of the      board, the president, any vice
                                  board or the chief executive officer  president, the secretary or any two
                                  may call special meetings of the      directors may call special meetings
                                  board of directors on two hours'      of the board of directors. Notice of
                                  notice to each director by phone,     the time and place of the meeting
                                  fax or electronic mail.               shall be delivered personally, by
                                                                        phone, by first-class mail or by
                                                                        telegram to each director. If by
                                                                        mail, the notice must be deposited
                                                                        in the mails at least four days before
                                                                        the meeting. If by any of the other
                                                                        authorized means, the notice must
                                                                        be given 48 hours before the
                                                                        meeting.

Approval of loans to officers.... The Accelerated Networks              The Occam bylaws, as amended,
                                  amended and restated bylaws do        bylaws provide that the board of
                                  not contain a provision regarding     directors may, through a vote of its
                                  approval of loans to officers.        disinterested directors, lend money
                                                                        to or guarantee the obligations of
                                                                        any officer or directors if such
                                                                        loans or guarantees may
                                                                        reasonably be expected to benefit
                                                                        the corporation. As a precondition
                                                                        to such board action, there must
                                                                        also be at least 100 shareholders of
                                                                        record.

                                 ACCELERATED NETWORKS                        OCCAM
                                      (Delaware)                          (California)
                         ------------------------------------ ------------------------------------

Indemnification......... The Accelerated Networks             The Occam third amended and
                         amended and restated certificate of  restated articles of incorporation
                         incorporation provides that the      provide that directors and officers
                         directors, officers, employees and   shall be indemnified to the fullest
                         agents shall be indemnified to the   extent permissible under the law.
                         fullest extent authorized by law.    The Occam bylaws, as amended,
                         The Accelerated Networks             provide for indemnification for
                         amended and restated bylaws          directors and officers against
                         provide for indemnification for      expenses in connection with any
                         directors against expenses incurred  proceeding, arising by reason of
                         in connection with any proceeding,   the fact that such person was a
                         arising by reason of the fact that   director or officer. As to
                         such person was a director. As to    employees and agents, Occam
                         any person other than a director,    shall have the power to indemnify
                         the amended and restated bylaws      them.
                         provide allows the board to
                         indemnify at its discretion.

Limitations on liability The Accelerated Networks             The Occam third amended and
                         amended and restated certificate of  restated articles of incorporation
                         incorporation provides that a        limit the liability of the directors
                         director will not be liable to the   for monetary damages to the
                         corporation or any stockholder for   fullest extent possible under the
                         breach of fiduciary duty to the full law.
                         extent permitted by law, except for
                         liability for unlawful payment of
                         dividends or unlawful stock
                         purchase or redemption in
                         connection with a breach of duty
                         of loyalty, intentional misconduct,
                         or derivation of an improper
                         personal benefit.

                             ADDITIONAL PROPOSALS

Amendment to the Accelerated Networks Amended and Restated Certificate of Incorporation

   Occam has requested that Accelerated Networks include in this proxy statement/prospectus a proposal that the Accelerated Networks stockholders vote to approve an amendment to the Accelerated Networks amended and restated certificate of incorporation changing the name of Accelerated Networks to "Occam Networks, Inc.," effective upon completion of the merger. Occam has made this request because it believes that the proposed name change is important to establish a new identity for the combined organization upon completion of the merger that is separate from the history of Accelerated Networks as a separate entity.

   The Accelerated Networks board of directors recommends that Accelerated Networks stockholders vote FOR amendment of the Accelerated Networks amended and restated certificate of incorporation changing the name of Accelerated Networks to "Occam Networks, Inc.," effective upon completion of the merger.

Automatic Conversion of Occam Preferred Stock

   The merger agreement provides that the obligation of Accelerated Networks to complete the merger is contingent upon, among other things, the conversion of all outstanding shares of Occam preferred stock into shares of Occam common stock prior to the completion of the merger. See "The Merger Agreement--Conditions to the Completion of the Merger." Each share of Occam series A and series B preferred stock are currently convertible into one share of Occam common stock. Upon conversion of the Occam preferred stock into Occam common stock, each share of Occam common stock will be converted into the right to receive the same number of shares of Accelerated Networks common stock, and cash in lieu of fractional shares, as every other share of Occam common stock. The Occam third and restated articles of incorporation provide each series of Occam preferred stock will automatically convert into shares of Occam common stock at the ratio specified above upon the affirmative vote of two-thirds of the outstanding shares of that series of Occam preferred stock.

   The Occam board of directors recommends that Occam shareholders who hold shares of a series of Occam preferred stock vote FOR automatic conversion of that Occam preferred stock into Occam common stock immediately prior to the completion of the merger.

                                    EXPERTS

   The consolidated financial statements of Accelerated Networks as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000, included in this proxy statement/prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   Ernst & Young LLP, independent auditors, have audited the financial statements of Occam Networks Inc., (a development stage company) at December 31, 2000 and 1999, and for the year ended December 31, 2000 and the period from July 16, 1999 (date of inception) to December 31, 1999, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about Occam Networks Inc.'s ability to continue as a going concern as described in Note 1 to the financial statements.) These financial statements have been included in this proxy statement/prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

   The validity of the shares of Accelerated Networks common stock offered has been passed upon for Accelerated Networks by Cooley Godward LLP of Palo Alto, California. Certain tax consequences of the merger will be passed upon for Accelerated Networks by Cooley Godward LLP and for Occam by Wilson Sonsini Goodrich & Rosati, Professional Corporation, of Palo Alto, California.

                             STOCKHOLDER PROPOSALS

   Pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, stockholders may present proper proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the company in a timely manner.

   Accelerated Networks has not yet determined the date upon which it will hold its annual meeting of stockholders for 2002. When the 2002 annual meeting is held, stockholder proposals must be received by Accelerated Networks no later than 120 days prior to the annual meeting and must otherwise comply with the requirements of Rule 14a-8, to be included in Accelerated Networks' proxy statement for the 2002 annual meeting. All stockholder proposals should be marked for the attention of the Secretary, Accelerated Networks, Inc., 301 Science Drive, Moorpark, California 93021.

                      WHERE YOU CAN FIND MORE INFORMATION

   Accelerated Networks has filed reports, proxy statements and other information with the Securities and Exchange Commission. Copies of its reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC:

SEC Headquarters         Pacific Regional Office    Midwest Regional Office Northeast Regional Office
Public Reference Section 5670 Wilshire Boulevard,   500 West Madison Street 233 Broadway
450 Fifth Street, N.W.   11th Floor                 Suite 1400              New York, NY 10279
Washington, D.C. 20549   Los Angeles, CA 90036-3648 Chicago, IL 10279

   Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC at SEC Headquarters or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding both Accelerated Networks and Occam. The address of the SEC website is http://www.sec.gov.

   Reports, proxy statements and other information concerning Accelerated Networks may also be inspected at The National Association of Securities Dealers, 1735 K Street N.W., Washington, D.C. 20006.

   All documents filed by Accelerated Networks under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the date of this proxy statement/prospectus and before the date of the Accelerated Networks special meeting or the Occam special meeting, are incorporated by reference into and deemed to be a part of this proxy statement/prospectus from the date of filing of those documents.

   You should rely only on the information contained in this proxy statement/prospectus or on information to which Accelerated Networks and Occam have referred you. Accelerated Networks and Occam have not authorized anyone else to provide you with any information.

   If you wish to receive copies of any of the Accelerated Networks documents
listed above before the special meetings, you should make a request by    ,
2002 to ensure timely delivery of the documents.

   You should rely only on (i) the information contained in this proxy statement/prospectus or (ii) information to which Accelerated Networks and Occam have referred you. Accelerated Networks and Occam have not authorized anyone to provide you with information that is different. Accelerated Networks provided the information concerning Accelerated Networks. Occam provided the information concerning Occam.

   Accelerated Networks has filed a registration statement under the Securities Act with the SEC with respect to Accelerated Networks common stock to be issued to Occam shareholders in the merger. This proxy statement/prospectus constitutes the prospectus of Accelerated Networks filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

        ACCELERATED NETWORKS' AND OCCAM'S INDEX TO FINANCIAL STATEMENTS

Accelerated Networks, Inc.:
   Report of PricewaterhouseCoopers LLP, Independent Accountants.  F-2
   Consolidated Balance Sheets...................................  F-3
   Consolidated Statements of Operations.........................  F-4
   Consolidated Statements of Stockholders' Equity (Deficit).....  F-5
   Consolidated Statements of Cash Flows.........................  F-6
   Notes to Consolidated Financial Statements....................  F-7
   Report of PricewaterhouseCoopers LLP, Independent Accountants. F-26
   Schedule II - Valuation and Qualifying Accounts............... F-27

Occam Inc.:
   Report of Ernst & Young LLP, Independent Auditors............. F-28
   Balance Sheets................................................ F-29
   Statement of Operations....................................... F-30
   Statement of Shareholders' Equity (Deficit)................... F-31
   Statement of Cash Flows....................................... F-33
   Notes to Financial Statements................................. F-34

         Report of PricewaterhouseCoopers LLP, Independent Accountants

To the Board of Directors and Stockholders of Accelerated Networks, Inc.

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Accelerated Networks, Inc. and its subsidiaries (the "Company") at December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

Woodland Hills, California
May 1, 2001

                          ACCELERATED NETWORKS, INC.

                          CONSOLIDATED BALANCE SHEETS
                     (in thousands, except per share data)
     (All interim information relating to September 30, 2001 is unaudited)

                                                       ASSETS
                                                                                       December 31,
                                                                                    ------------------  September 30,
                                                                                      1999      2000        2001
                                                                                    --------  --------  -------------
Current assets:
Cash and cash equivalents.......................................................... $ 15,207  $ 62,194    $  38,124
Short-term investments.............................................................       --     7,913           --
Accounts receivable, net of allowance for doubtful accounts of $110, $760 and $305,
 respectively......................................................................    3,277     5,490          136
Amounts due from related party.....................................................    1,104    11,147           --
Inventories........................................................................    3,811     5,266        4,594
Prepaid and other current assets...................................................      296     1,570        1,643
                                                                                    --------  --------    ---------
      Total current assets.........................................................   23,695    93,580       44,497
Property and equipment, net........................................................    4,840    10,164        9,219
Other assets.......................................................................      143       199          155
                                                                                    --------  --------    ---------
      Total assets................................................................. $ 28,678  $103,943    $  53,871
                                                                                    ========  ========    =========

                                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses.............................................. $  3,567  $ 13,216    $   5,012
Accrued payroll....................................................................      756     1,708        2,405
Capital lease obligations, current.................................................       28        97          107
Credit facilities, current.........................................................      884        --           --
Deferred revenue...................................................................      219     3,370          786
                                                                                    --------  --------    ---------
      Total current liabilities....................................................    5,454    18,391        8,310
Capital lease obligations, net of current portion..................................       13       168           87
Credit facilities, net of current portion..........................................    1,919        --           --
                                                                                    --------  --------    ---------
      Total liabilities............................................................    7,386    18,559        8,397
                                                                                    --------  --------    ---------
Commitments and contingencies (Note 9)
Redeemable convertible preferred stock, $.001 par value; 31,946 shares authorized;
  31,651 shares issued and outstanding at December 31, 1999........................   49,857        --           --
Stockholders' equity (deficit):
Preferred stock, $.001 par value; 5,000 shares authorized and none outstanding.....       --        --           --
Common stock, $.001 par value; authorized - 75,000, 200,000 and 200,000, shares at
 December 31, 1999 and 2000 and September 30, 2001, respectively; issued and outstanding - 10,166, 50,387, and 50,626 shares at December 31, 1999 and 2000 and
 September 30, 2001, respectively..................................................       10        50           51
Additional paid-in capital.........................................................   14,050   180,913      176,860
Cumulative foreign currency translation adjustment.................................       --       (79)         (93)
Deferred stock compensation........................................................  (10,165)   (4,391)      (1,309)
Accumulated deficit................................................................  (32,460)  (91,109)    (130,035)
                                                                                    --------  --------    ---------
      Total stockholders' equity (deficit).........................................  (28,565)   85,384       45,474
                                                                                    --------  --------    ---------
      Total liabilities and stockholders' equity (deficit)......................... $ 28,678  $103,943    $  53,871
                                                                                    ========  ========    =========

The accompanying notes are an integral part of these consolidated financial statements.

                          ACCELERATED NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

 (All interim information relating to the nine months ended September 30, 2000 and 2001 is unaudited)

                                                                                       Nine Months Ended
                                                      Fiscal Years Ended December 31,    September 30,
                                                      ------------------------------  ------------------
                                                        1998        1999      2000      2000      2001
                                                      --------    --------  --------  --------  --------
Net revenue (includes related party revenue of $0,
  $1,332 and $12,849 at December 31, 1998, 1999 and
  2000, respectively; and $7,317 and $2,058 at
  September 30, 2000 and 2001, respectively)......... $     --    $  8,466  $ 34,228  $ 26,182  $  2,633
Cost of revenue......................................       --       6,412    33,552    18,421     8,264
                                                      --------    --------  --------  --------  --------
Gross profit (loss)..................................       --       2,054       676     7,761    (5,631)
                                                      --------    --------  --------  --------  --------
Operating expenses:..................................
Research and product development.....................    7,398      12,934    23,606    18,106    18,603
Sales and marketing..................................    2,010       8,998    23,084    18,228     6,096
General and administrative...........................      755       2,379     6,522     4,562     6,213
Other charges........................................       --          --        --        --     4,147
                                                      --------    --------  --------  --------  --------
   Total operating expenses..........................   10,163      24,311    53,212    40,896    35,059
                                                      --------    --------  --------  --------  --------
Loss from operations.................................  (10,163)    (22,257)  (52,536)  (33,135)  (40,690)
                                                      --------    --------  --------  --------  --------
Other income (expense):..............................
Interest income......................................      494       1,131     3,924     2,635     1,789
Interest expense.....................................      (41)       (100)     (154)     (144)      (25)
                                                      --------    --------  --------  --------  --------
                                                           453       1,031     3,770     2,491     1,764
                                                      --------    --------  --------  --------  --------
Loss before provision for income taxes...............   (9,710)    (21,226)  (48,766)  (30,644)  (38,926)
Provision for income taxes...........................        1           1         1         1        --
                                                      --------    --------  --------  --------  --------
Net loss.............................................   (9,711)    (21,227)  (48,767)  (30,645)  (38,926)
Beneficial conversion feature........................       --          --    (9,882)   (9,882)       --
                                                      --------    --------  --------  --------  --------
Net loss applicable to common stockholders........... $ (9,711)   $(21,227) $(58,649) $(40,527) $(38,926)
                                                      ========    ========  ========  ========  ========
Basic and diluted net loss per share applicable to
  common stockholders................................ $  (2.00)   $  (3.29) $  (2.02) $  (1.48) $  (0.79)
                                                      ========    ========  ========  ========  ========
Weighted-average shares outstanding used to compute
  basic and diluted net loss per share applicable to
  common stockholders................................    4,853       6,447    29,106    27,430    49,227
                                                      ========    ========  ========  ========  ========
Amortization of stock-based compensation included in:
Cost of revenues.....................................     $ --    $    100  $    216  $    399  $    (17)
Research and product development.....................       20         873     2,270     2,712      (100)
Sales and marketing..................................       31       1,498     2,190     2,655    (1,322)
General and administrative...........................        1         632     1,564     1,254       405
                                                      --------    --------  --------  --------  --------
                                                      $     52    $  3,103  $  6,240  $  7,020  $ (1,034)
                                                      ========    ========  ========  ========  ========

The accompanying notes are an integral part of these consolidated financial statements.

                          ACCELERATED NETWORKS, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                (in thousands)
 (All interim information relating to the nine months ended September 30, 2001 is unaudited)




                                           Common Stock                                                        Total
                                        ------------------ Additional   Deferred               Accumulated Comprehensive
                                        Stockholder         Paid in      Stock     Accumulated   Income       Equity
                                          Shares    Amount  Capital   Compensation   Deficit     (Loss)      (Deficit)
                                        ----------- ------ ---------- ------------ ----------- ----------- -------------
Balance at December 31, 1997...........    7,072     $ 7    $    118    $   (101)   $  (1,522)    $ --       $ (1,498)
Exercise of stock options..............    2,200       2         155          --           --       --            157
Repurchase of unvested common stock....     (100)     --          (5)         --           --       --             (5)
Deferred stock compensation............       --      --         716        (716)          --       --             --
Amortization of deferred stock
 compensation..........................       --      --          --          52           --       --             52
Net loss...............................       --      --          --          --       (9,711)      --         (9,711)
                                          ------     ---    --------    --------    ---------     ----       --------
Balance at December 31, 1998...........    9,172       9         984        (765)     (11,233)      --        (11,005)
Exercise of stock options..............    1,052       1         408          --           --       --            409
Repurchase of unvested common stock....      (58)     --          (6)         --           --       --             (6)
Issuance of warrants...................       --      --         161          --           --       --            161
Deferred stock compensation............       --      --      12,503     (12,503)          --       --             --
Amortization of deferred stock
 compensation..........................       --      --          --       3,103           --       --          3,103
Net loss...............................       --      --          --          --      (21,227)      --        (21,227)
                                          ------     ---    --------    --------    ---------     ----       --------
Balance at December 31, 1999...........   10,166      10      14,050     (10,165)     (32,460)      --        (28,565)
Issuance of common stock in
 connection with initial public
 offering, net.........................    4,800       5      65,307          --           --       --         65,312
Conversion of redeemable convertible
 preferred stock.......................   35,106      35      88,247          --           --       --         88,282
Issuance of warrants to US West........       --      --       1,385          --           --       --          1,385
Issuance of shares pursuant to
 employee stock option exercises and
 employee stock purchase plan..........      630      --       1,846          --           --       --          1,846
Repurchase of unvested common stock....     (315)     --        (270)         --           --       --           (270)
Beneficial conversion feature on
 Series D..............................       --      --       9,882          --       (9,882)      --             --
Deferred stock compensation............       --      --       5,995      (5,995)          --       --             --
Cancellation of unvested stock options.       --      --      (5,529)      5,529           --       --             --
Amortization of deferred stock
 compensation..........................       --      --          --       6,240           --       --          6,240
Foreign currency translation
 adjustment............................       --      --          --          --           --      (79)           (79)
Net loss...............................       --      --          --          --      (48,767)      --        (48,767)
                                          ------     ---    --------    --------    ---------     ----       --------
Balance at December 31, 2000...........   50,387      50     180,913      (4,391)     (91,109)     (79)        85,384
Issuance of shares pursuant to
 employee stock option exercises and
 employee stock purchase plan..........      347       1          70          --           --       --             71
Repurchase of unvested common stock....     (108)     --          (7)         --           --       --             (7)
Net amortization (reversal) of deferred
 stock compensation related to stock
 options...............................       --      --          --      (1,034)          --       --         (1,034)
Cancellation of unvested stock options.       --      --      (4,116)      4,116           --       --             --
Foreign currency translation
 adjustment............................       --      --          --          --           --      (14)           (14)
Net loss...............................       --      --          --          --      (38,926)      --        (38,926)
                                          ------     ---    --------    --------    ---------     ----       --------
Balance at September 30, 2001..........   50,626     $51    $176,860    $ (1,309)   $(130,035)    $(93)      $ 45,474
                                          ======     ===    ========    ========    =========     ====       ========

  The accompanying notes are an integral part of these financial statements.

                          ACCELERATED NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)
 (All interim information relating to the nine months ended September 30, 2000 and 2001 is unaudited)


                                                                                Fiscal Years Ended December 31,
                                                                                -------------------------------
                                                                                  1998        1999      2000
                                                                                -------     --------  --------
Operating Activities:
   Net loss.................................................................... $(9,711)    $(21,227) $(48,767)
Adjustments to reconcile net loss to net cash used in operating activities:....
   Depreciation and amortization...............................................     283        1,028     2,817
   Provisions for bad debts....................................................      --          110       650
   Issuance of warrant in connection with purchase order.......................      --          161        --
   Issuance of warrant to US West..............................................                   --     1,385
   Issuance of options for services............................................      --           17        --
   Amortization of deferred stock compensation.................................      52        3,103     6,240
Changes in current assets and liabilities:.....................................
   Accounts receivable.........................................................      --       (4,491)  (12,906)
   Inventories.................................................................      --       (3,811)   (1,455)
   Prepaid and other assets....................................................    (464)          63    (1,330)
   Accounts payable and accrued expenses.......................................   1,771        1,674     9,649
   Accrued payroll.............................................................      27          700       952
   Deferred revenue............................................................      --          219     3,151
   Foreign currency translation adjustment.....................................      --           --       (79)
                                                                                -------     --------  --------
Net cash used in operating activities..........................................  (8,042)     (22,454)  (39,693)
                                                                                -------     --------  --------
Investing activities:
   Purchase of available-for-sale securities...................................  (5,954)      (2,000)   (7,913)
   Maturity of available-for-sale securities...................................      --        7,954        --
   Purchase of property and equipment..........................................  (1,071)      (4,535)   (8,141)
                                                                                -------     --------  --------
   Net cash provided by (used in) investing activities.........................  (7,025)       1,419   (16,054)
                                                                                -------     --------  --------
Financing activities:
   Proceeds from issuance of common stock......................................      --           --    67,200
   Repurchase of common stock..................................................      (5)          (5)     (270)
   Proceeds from issuance of redeemable convertible preferred stock............  14,481       30,000    38,425
   Offering costs, exclusive of underwriters' discount.........................     (53)         (61)   (1,888)
   Proceeds from exercise of stock options and issuance of shares under stock
    purchase plan..............................................................     158          391     1,846
   Payments under capital lease obligations....................................     (48)         (57)      (79)
   Proceeds from credit facilities.............................................     458        2,828        --
   Repayments on credit facilities.............................................    (121)        (361)   (2,500)
                                                                                -------     --------  --------
   Net cash provided by financing activities...................................  14,870       32,735   102,734
                                                                                -------     --------  --------
   Net increase (decrease) in cash and cash equivalents........................    (197)      11,700    46,987
   Cash and cash equivalents at beginning of year..............................   3,704        3,507    15,207
                                                                                -------     --------  --------
   Cash and cash equivalents at end of year.................................... $ 3,507     $ 15,207  $ 62,194
                                                                                -------     --------  --------
Supplemental disclosure of noncash transactions:
Cash paid during the year for:
   Interest.................................................................... $    36     $    100  $    178
                                                                                -------     --------  --------
   Income taxes................................................................ $     1     $      1  $      1
                                                                                =======     ========  ========
Supplemental disclosure of noncash transactions:...............................
   Purchase of equipment under capital leases.................................. $   103     $     19  $     --
                                                                                -------     --------  --------
   Return of equipment under capital lease..................................... $    --     $     14  $     --
                                                                                =======     ========  ========

                                                                                 Nine Months Ended
                                                                                   September 30,
                                                                                ------------------
                                                                                  2000      2001
                                                                                --------  --------
Operating Activities:
   Net loss.................................................................... $(30,645) $(38,926)
Adjustments to reconcile net loss to net cash used in operating activities:....
   Depreciation and amortization...............................................    1,859     3,225
   Provisions for bad debts....................................................      622      (435)
   Issuance of warrant in connection with purchase order.......................       --        --
   Issuance of warrant to US West..............................................    1,385        --
   Issuance of options for services............................................       --        --
   Amortization of deferred stock compensation.................................    7,020    (1,034)
Changes in current assets and liabilities:.....................................
   Accounts receivable.........................................................  (10,091)   16,936
   Inventories.................................................................     (747)      672
   Prepaid and other assets....................................................     (979)      (29)
   Accounts payable and accrued expenses.......................................    2,718    (8,204)
   Accrued payroll.............................................................      824       697
   Deferred revenue............................................................    2,421    (2,584)
   Foreign currency translation adjustment.....................................       --       (14)
                                                                                --------  --------
Net cash used in operating activities..........................................  (25,613)  (29,696)
                                                                                --------  --------
Investing activities:
   Purchase of available-for-sale securities...................................       --        --
   Maturity of available-for-sale securities...................................       --     7,913
   Purchase of property and equipment..........................................   (4,634)   (2,280)
                                                                                --------  --------
   Net cash provided by (used in) investing activities.........................   (4,634)    5,633
                                                                                --------  --------
Financing activities:
   Proceeds from issuance of common stock......................................   65,312        --
   Repurchase of common stock..................................................     (145)       (7)
   Proceeds from issuance of redeemable convertible preferred stock............   38,425        --
   Offering costs, exclusive of underwriters' discount.........................       --        --
   Proceeds from exercise of stock options and issuance of shares under stock
    purchase plan..............................................................      728        71
   Payments under capital lease obligations....................................      (53)      (71)
   Proceeds from credit facilities.............................................       --        --
   Repayments on credit facilities.............................................   (2,500)       --
                                                                                --------  --------
   Net cash provided by financing activities...................................  101,767        (7)
                                                                                --------  --------
   Net increase (decrease) in cash and cash equivalents........................   71,520   (24,070)
   Cash and cash equivalents at beginning of year..............................   15,207    62,194
                                                                                --------  --------
   Cash and cash equivalents at end of year.................................... $ 86,727  $ 38,124
                                                                                --------  --------
Supplemental disclosure of noncash transactions:
Cash paid during the year for:
   Interest.................................................................... $   (141) $    (25)
                                                                                --------  --------
   Income taxes................................................................ $     --  $     --
                                                                                ========  ========
Supplemental disclosure of noncash transactions:...............................
   Purchase of equipment under capital leases.................................. $     --  $     --
                                                                                --------  --------
   Return of equipment under capital lease..................................... $     --  $     --
                                                                                ========  ========

  The accompanying notes are an integral part of these financial statements.

                          ACCELERATED NETWORKS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All interim information relating to September 30, 2000 and 2001 is unaudited)

Note 1. Business and Basis of Presentation

   Accelerated Networks was incorporated in October 1996 as a California corporation. In January and May of 1999, Accelerated Networks established two wholly-owned subsidiaries, Accelerated Networks (India) Private Limited, in Bangalore, India, and Accelerated Networks International Limited, in Mauritius. All significant intercompany accounts and transactions are eliminated in consolidation. Effective January 1, 1999, Accelerated Networks began to operate under a thirteen-week calendar quarter. For financial statement purposes, however, the reporting periods are referred to as ended on the last day of the related reporting period. Prior to 1999, Accelerated Networks operated under a calendar quarter. For the year ended dated December 31, 1999, there was no difference between Accelerated Networks' reporting year-end and the calendar year end.

   Accelerated Networks develops, manufactures, and markets telecommunications products that enable the bundling of voice and data services over a single broadband access network. Accelerated Networks' target customers are providers of voice and/or data services including competitive local exchange carriers, or CLECs, interexchange carriers, or IXCs, regional bell operating companies, or RBOCs, incumbent local exchange carriers, or ILECs, and foreign telephone companies. The market for Accelerated Networks' products is extremely competitive and is characterized by rapid technological change, new product development and product obsolescence, and a competitive business environment for the attraction and retention of knowledge workers. During 2001, the current market for telecommunications equipment has been characterized by a drastic reduction in the spending patterns by Accelerated Networks' current and prospective customers, which has led to an overall decrease in demand for Accelerated Networks' products and has caused significant shortfalls in Accelerated Networks' revenues.

   Through December 31, 1998, Accelerated Networks was considered to be in the development stage and was principally engaged in research and development, raising capital and building its management team. During 1999, Accelerated Networks ceased to be in the development stage.

   The accompanying consolidated financial statements have been prepared on the basis that Accelerated Networks will continue as a going concern. Accelerated Networks has incurred significant operating losses and negative operating cash flows since its inception. Accelerated Networks has funded operations primarily through the sale of equity securities and debt borrowings. Management believes that the proceeds received through the sale of equity securities, available borrowings under its credit facility and revenue generated from operations will be adequate to support Accelerated Networks' operations through December of 2001.

   In March 2000, Accelerated Networks reincorporated in the state of Delaware. The effect of this reincorporation on the financial statements has been reflected for all periods presented.

   Interim Financial Statements--The accompanying balance sheet as of September 30, 2001, and the statements of operations and cash flows for the nine months ended September 30, 2000 and 2001, and the statement of stockholders' equity (deficit) for the nine months ended September 30, 2001, included herein have been prepared by Accelerated Networks, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position, results of operations, and cash flows for the interim periods. The results of operations for the nine months ended September 30, 2001 are not necessarily indicative of operating results to be expected for the full fiscal year.

                          ACCELERATED NETWORKS, INC.

Note 2. Summary of Significant Accounting Policies

   Use of Estimates--In the normal course of preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

   Cash and Cash Equivalents--Accelerated Networks considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents are carried at cost, which approximates fair value.

   Short-Term Investments--Accelerated Networks determines the appropriate classification of debt and equity securities at the time of purchase and re-evaluates such designation at each balance sheet date. To date, all short-term investments have been classified as held-to-maturity. At December 31, 2000, Accelerated Networks' short-term investments consisted of high-grade (at purchase date) corporate bonds and government securities, which had maturities of less than one year. The aggregate fair value of Accelerated Networks' short-term investments approximated their amortized cost basis. At December 31, 2000, unrealized gains and losses, computed using the specific-identification method, were not significant.

   Foreign Currency Translation--Translation of foreign currencies are accounted for using the US Dollar as the functional currency of Accelerated Networks' foreign subsidiaries, however books of record are maintained in the local currencies. Foreign currency translations occur during remeasurement of the books of record into the functional currency. The lower of cost or market value is applied to remeasure inventory not recorded in the functional currency. All other assets and liabilities are remeasured using the historical exchange rates, while revenue and expenses are translated using the average rates in effect for the period translated. The resulting gains and losses are included as a separate component of stockholders' equity (deficit). Accelerated Networks recorded a loss on foreign currency translation of $79,000 and $14,000 for the year ended December 31, 2000 and the nine months ended September 30, 2001, respectively. There were no such gains or losses for the years ended December 31, 1998 and 1999 and the nine months ended September 30, 2000.

   Inventories--Inventories are stated at lower of cost (first in, first out) or market.

   Fair Value of Financial Instruments--Accelerated Networks' financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and amounts due under capital leases and credit facilities are carried at cost, which approximates their fair value because of the short-term maturity of these instruments and the relatively stable interest rate environment.

   Property and Equipment--Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method based upon the estimated useful lives of the assets of, generally, two to five years. Leasehold improvements and equipment under capital leases are depreciated over the shorter of the estimated useful life or the life of the lease. Useful lives are evaluated regularly by management in order to determine recoverability in light of current technological conditions. Maintenance and repairs are charged to expense as incurred while renewals and improvements are capitalized. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and the related accumulated depreciation, with any resulting gain or loss included in the Consolidated Statement of Operations.

   Long-Lived Assets--Accelerated Networks reviews its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. Fair value is determined based on undiscounted cash flows or appraised values, depending upon the nature of the assets. To date, there have been no such impairments.

                          ACCELERATED NETWORKS, INC.

   Revenue Recognition--Revenue is recognized when all four of the following criteria are met: (a) persuasive evidence that an arrangement exists; (b) delivery of the products and/or services has occurred; (c) the selling price is both fixed and determinable; and (d) collectibility is reasonably assured. When contracts contain multiple elements wherein objective evidence exists for the value of undelivered elements, Accelerated Networks accounts for the undelivered elements in accordance with the "Residual Method." Accelerated Networks offers extended or additional post-contract support ("PCS") services to certain large customers consisting of software updates and technical support for products sold. PCS is deferred and recognized ratably over the expected term of the respective agreement, generally 12 to 15 months.

   Accelerated Networks sells its products to end users through its direct sales force, as well as through distributors. Accelerated Networks' arrangements with distributors may contain provisions for price protection and stock rotation allowances. Accelerated Networks recognizes revenue on sales to distributors when a right of return exists in accordance with the provisions set forth in Statement of Financial Accounting Standard ("SFAS") No. 48, "Revenue Recognition When Right of Return Exists." In accordance with SFAS No. 48, Accelerated Networks recognizes revenue upon shipment to distributors provided that (a) the price is substantially fixed and determinable at the time of sale; (b) the distributor's obligation to pay Accelerated Networks is not contingent upon resale of the products; (c) title and risk of loss passes to the distributor at time of shipment; (d) the distributor has economic substance apart from that provided by Accelerated Networks; (e) Accelerated Networks has no significant obligation to the distributor to bring about resale of the products; and (f) future returns can be reasonably estimated. For any sales that do not meet all of the above criteria, revenue is deferred until all such criteria have been met. Deferred revenue consists primarily of deferrals for PCS, stock rotation rights and resale or recourse contingencies under specific arrangements with customers.

   Stock Compensation--Accelerated Networks accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") No. 25, "Accounting for Stock Issued to Employees," and FASB interpretation ("FIN") No. 44 "Accounting for Certain Transactions Involving Stock Compensation," and complies with the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost, if any, is recognized over the respective vesting period based on the difference, on the date of grant, between the fair value of Accelerated Networks' common stock and the grant price. Accelerated Networks accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") No. 96-18.

   Advertising--Advertising costs are expensed as incurred and amounted to $48,000, $132,000 and $220,000 for the years ended December 31, 1998, 1999 and
2000, respectively, and $207,000 and $12,000 for the nine months ended September 30, 2000 and 2001, respectively.

   Product Warranty Costs--Accelerated Networks generally warrants its products for one year after sale and provides for estimated future warranty costs at the time revenue is recognized. At December 31, 1999 and 2000, and September 30, 2001, accrued product warranty costs amounted to $201,000, $492,000 and $445,000, respectively, and are included in accounts payable and accrued expenses.

   Software Development Costs--Software development costs not qualifying for capitalization are included in research and development and are expensed as incurred. After technological feasibility is established, software costs are capitalized. The capitalized cost is then amortized on a straight-line basis over the estimated product life or on the ratio of current revenues to total projected product revenues, if greater. Accelerated Networks defines technological feasibility as the establishment of a working model, which typically occurs upon completion of a beta version. To date, the period between achieving technological feasibility, and the general availability of the related products has been short and software development costs qualifying for capitalization have been insignificant.

                          ACCELERATED NETWORKS, INC.

   Research and Product Development--Costs incurred in the research and development of products are expensed as incurred.

   Income Taxes--Accelerated Networks utilizes the liability method of accounting for income taxes. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax bases of assets and liabilities using enacted tax rates in effect for the period in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

   Net Loss Per Common Share--Accelerated Networks computes net loss per share in accordance with SFAS No. 128, "Earnings per Share" and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to Common Stockholders for the period by the weighted average number of shares of Common Stock outstanding during the period. The calculation of diluted net loss per share gives effect to Common Stock equivalents; however, potential Common Shares are excluded if their effect is antidilutive. Potential Common Shares are composed of Common Stock subject to repurchase rights and incremental shares of Common Stock issuable upon the exercise of stock options and warrants.

   Comprehensive Income--Accelerated Networks has adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. Net loss and other comprehensive loss, including foreign currency translation adjustments, and unrealized gains and losses on investments shall be reported, net of their related tax effect, to arrive at comprehensive loss. During the year ended December 31, 2000 and the nine months ended September 30, 2001 there were no differences between Accelerated Networks' net loss and its total comprehensive loss, except for foreign currency translation losses of $79,000 and $14,000, respectively. During the years ended December 31, 1998, 1999, and the nine months ended September 30, 2001, there were no differences between Accelerated Networks' net loss and total comprehensive loss.

   Reclassification--Certain reclassifications have been made to prior years to conform with the 2000 presentation.

   Segments--In 1998, Accelerated Networks adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way companies report information about operating segments in interim and annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Accelerated Networks determined that it has operated within one discrete reportable business segment since inception.

   Recent Accounting Pronouncements--In March 1998, the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position ("SOP") SOP No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. Accelerated Networks adopted the SOP No. 98-1 effective January 1, 1999. The implementation of SOP No. 98-1 did not have a material effect on the consolidated financial statements.

   In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities." SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. Accelerated Networks adopted the SOP No. 98-5 effective January 1, 1999. The implementation of SOP No. 98-5 did not have a material effect on the consolidated financial statements.

                          ACCELERATED NETWORKS, INC.

   In June 1999, the Financial Accounting Standard Board ("FASB") issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of Effective Date of SFAS No. 133." The Statement defers for one year the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 137 now will apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires Accelerated Networks to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. As of December 31, 2000, Accelerated Networks did not hold any derivative instruments or conduct any hedging activities. Therefore, there is no anticipated impact to the consolidated financial statements for the adoption of SFAS No. 133 and 137.

   In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") SAB No. 101, which provides guidance on revenue recognition. Accelerated Networks adopted SAB No. 101 effective the fourth quarter of 2000. Under the provisions of SAB No. 101, a retroactive restatement of financial results is required if the effect of the adoption of SAB No. 101 is material. The implementation of SAB No. 101 did not have a material effect on current or prior period consolidated financial statements.

   In June 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets, effective for the fiscal years beginning after December 15, 2001. Under SFAS 142, goodwill will no longer be amortized but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives. Accelerated Networks will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002.

   In August 2001, FASB issued SFAS No. 144, "Accounting for the Disposal of Long-Lived Assets". SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". SFAS No. 144 retained substantially all of the requirements of SFAS No. 121 while resolving certain implementation issues. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, with earlier application encouraged. Accelerated Networks is currently evaluating the impact of adopting SFAS No. 144.

Note 3. Inventories

   Inventories consist of the following (in thousands):

                December 31,  September 30,
                ------------- -------------
                 1999   2000      2001
                ------ ------ -------------
Raw materials.. $1,735 $1,651    $1,425
Work-in-process    710    925       174
Finished goods.  1,366  2,690     2,994
                ------ ------    ------
                $3,811 $5,266    $4,594
                ====== ======    ======

                          ACCELERATED NETWORKS, INC.

Note 4. Property and Equipment

   Property and equipment consist of the following (in thousands):

                                                                    December 31,    September 30,
                                                                  ----------------  -------------
                                                                   1999     2000        2001
                                                                  -------  -------  -------------
Computer equipment and software, including assets under capital leases of $127 at December 31, 1999 and 2000 and
  September 30, 2001............................................. $ 2,087  $ 3,525     $ 3,903
Machinery and equipment, including assets under capital leases of
  $19 at December 31, 1999 and 2000 and September 30, 2001.......   3,339    9,237      10,674
Furniture and fixtures...........................................     355      806       1,141
Leasehold improvements...........................................     415      769         846
                                                                  -------  -------     -------
                                                                    6,196   14,337      16,564
Less: Accumulated depreciation and amortization, including
  amounts related to assets under capital leases of $62, $85 and
  $102 at December 31, 1999, 2000 and September 30, 2001,
  respectively...................................................  (1,356)  (4,173)     (7,345)
                                                                  -------  -------     -------
   Total......................................................... $ 4,840  $10,164     $ 9,219
                                                                  =======  =======     =======

Note 5. Income Taxes

   The primary components of temporary differences which gave rise to deferred taxes at December 31 are:

                                              December 31,
                                           ------------------
                                             1999      2000
                                           --------  --------
                                             (in thousands)
Deferred tax assets:
 Net operating loss carryforwards......... $ 11,666  $ 25,243
 Accrued compensation and related expenses    1,877     4,039
 Allowances and reserves..................      347     2,605
 Depreciation and amortization............       12       150
 Deferred revenue.........................       --     1,628
 Other....................................      217       250
                                           --------  --------
Gross deferred tax assets.................   14,119    33,915
Less: Valuation allowance.................  (13,129)  (31,787)
                                           --------  --------
Net deferred tax assets...................      990     2,128
                                           --------  --------
Deferred tax liabilities:
 State taxes..............................     (990)   (2,128)
                                           --------  --------
 Gross deferred tax liabilities...........     (990)   (2,128)
                                           --------  --------
 Net...................................... $     --  $     --
                                           ========  ========

                          ACCELERATED NETWORKS, INC.

   The provision for income taxes is different than the amount computed using the applicable statutory federal income tax rate with the difference for each year summarized below:

                                                        Fiscal Year Ended
                                                        ---------------
                                                        1998  1999  2000
                                                        ----  ----  ----
      Federal tax benefit at statutory rate............ (34)% (34)% (35)%
      State taxes, net of federal benefit..............  (6)   (6)   (6)
      Permanent differences............................  --    --     5
      Adjustment due to increase in valuation allowance  39    41    36
      Other............................................   1    (1)   --
                                                        ---   ---   ---
                                                         --    --    --
                                                        ===   ===   ===

   As a result of Accelerated Networks' loss history, management believes a valuation allowance for the entire net deferred tax assets, after considering deferred tax liabilities, is required. The change in the valuation allowance was an increase of approximately $8,707,000 and $14,897,000 in 1999 and 2000, respectively. As of December 31, 2000, Accelerated Networks had federal and state net operating loss carryforwards of approximately $57,421,000 and $57,344,000 for which expiration begins in 2012 and 2005, respectively. Due to changes in ownership, Accelerated Networks may be limited in the annual utilization of its net operating loss carryforwards.

Note 6. Credit Facilities

   In May 1999, Accelerated Networks executed a Senior Loan and Security Agreement (the "Agreement") with a lender under which Accelerated Networks can refinance up to $1,500,000 of qualified equipment purchases through the end of May 2000. During August 1999, Accelerated Networks utilized the Agreement to execute one individual note with the lender for approximately $328,000. The note bears interest at approximately 15% per annum, matures in February 2003 if not renewed, is collateralized by the purchased equipment and is payable in 41 monthly installments of principal and interest. At the maturity date of the note, Accelerated Networks has the option to either extend the note for an additional 12 months or make one final lump sum payment. At December 31, 2000, the outstanding principal was approximately $265,000, of which approximately $97,000 was current.

   In June 1999, Accelerated Networks executed a $6,500,000 credit facility (the "Facility") with a bank. The Facility consisted of an eighteen-month, $4,000,000 revolving line of credit (the "Revolver") for general business purposes and a twelve-month, $2,500,000 line of credit (the "Equipment Line") to finance specified equipment purchases, respectively. At December 31, 1999, amounts outstanding under the Equipment Line totaled $2,500,000, of which approximately $833,000 was current. In July 2000, Accelerated Networks repaid borrowings under the Facility in full.

Note 7. Concentration of Credit Risk and Suppliers, Significant Customers and Segment Reporting

   Financial instruments which subject Accelerated Networks to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. Accelerated Networks maintains its cash and cash equivalents with major financial institutions; at times, such balances with any one financial institution may exceed FDIC insurance limits. Accelerated Networks' accounts receivable are derived from revenue earned from customers located primarily in the United States. Accelerated Networks extends differing levels of credit to customers and generally does not require collateral. Accelerated Networks maintains reserves for potential credit losses based upon the expected collectibility of accounts receivable. To date, such losses have been within management's expectations.

                          ACCELERATED NETWORKS, INC.

   Accelerated Networks currently relies on a limited number of suppliers to manufacture its products. Accelerated Networks does not have a long-term contract with any of these suppliers. Accelerated Networks also does not have internal manufacturing capabilities. Management believes that other suppliers could provide similar products on comparable terms. A change in suppliers, however, could take more than six months and reduce the supply of products available to customers and result in a possible loss of sales, which would affect operating results adversely.

   Net revenue and accounts receivable from significant customers were as follows (in thousands, except percentages):

                     December 31, 1999                     December 31, 2000
           ------------------------------------  ------------------------------------
                    % of                 % of             % of                 % of
             Net     Net    Accounts   Accounts    Net     Net    Accounts   Accounts
           Revenue Revenue Receivable Receivable Revenue Revenue Receivable Receivable
           ------- ------- ---------- ---------- ------- ------- ---------- ----------
Customer A $4,565    54%     $2,923       67%    $ 8,803   26%    $ 3,113       19%
Customer B  1,722    20%         --       --       1,131    3%         --       --
Customer C  1,332    16%      1,104       25%     12,849   38%     11,147       67%
Customer D     --    --          --       --       8,872   26%      1,915       12%

                                 Nine Months Ended September 30,
           --------------------------------------------------------------------------
                           2000                                  2001
           ------------------------------------  ------------------------------------
                    % of                 % of             % of                 % of
             Net     Net    Accounts   Accounts    Net     Net    Accounts   Accounts
           Revenue Revenue Receivable Receivable Revenue Revenue Receivable Receivable
           ------- ------- ---------- ---------- ------- ------- ---------- ----------
Customer A $9,179    35%     $5,376       39%    $    41    2%    $    --       --
Customer B  1,131     4%      5,093       37%         --   --          --       --
Customer C  7,317    28%      4,930       36%      2,058   78%          2        1%
Customer D  6,869    26%      2,495       18%         89    3%         72       53%

   For the year ended December 31, 2000, sales to Accelerated Networks' four largest customers accounted for approximately 93% of total revenue. For the nine months ended September 30, 2001, sales to Accelerated Networks' largest customer (a related party) accounted for approximately 78% of total revenue. With the deterioration of market conditions in the telecommunications industry, certain customers have acknowledged that not all of their purchased inventory has been deployed in service provider networks. To date, Accelerated Networks has not granted inventory return rights and only limited stock rotation rights to certain types of customers, the revenue for which was fully deferred as of December 31, 2000 and September 30, 2001. Accelerated Networks has collected the majority of its accounts receivable outstanding at December 31, 2000 subsequent to year-end, pursuant to normal payment terms.

   Accelerated Networks operates in one industry segment providing multiservice broadband access products. Accelerated Networks' business operations are principally based in the United States, and there were no foreign operations during the year ended December 31, 1997 and 1998. Net revenue and long-lived assets by geographical location were as follows (in thousands):

                  For The Year Ended December 31, 1999
                  ------------------------------------
                  United States       India    Total
                  -------------      -----    ------
Net revenue......    $8,466          $ --    $8,466
Long-lived assets     4,378           462     4,840

                          ACCELERATED NETWORKS, INC.

                                  For The Year Ended December 31, 2000
                              --------------------------------------------
                              United States          India       Total
                              -------------        -----        -------
            Net revenue......    $34,228           $ --       $34,228
            Long-lived assets      9,898            266        10,164

                              For The Nine Months Ended September 30, 2000
                              --------------------------------------------
                              United States          India       Total
                              -------------        -----        -------
            Net revenue......    $26,182           $ --       $26,182
            Long-lived assets      7,311            304         7,615

                              For The Nine Months Ended September 30, 2001
                              --------------------------------------------
                              United States          India       Total
                              -------------        -----        -------
            Net revenue......    $ 2,633           $ --       $ 2,633
            Long-lived assets      8,995            224         9,219

Note 8. Related Party Transactions

   For the year ended December 31, 1999 and 2000 and the nine months ended September 30, 2000 and 2001, Accelerated Networks sold product of approximately $1,332,000, $12,849,000, $7,317,000, and $2,058,000 respectively, to a significant stockholder (the "Stockholder") of Accelerated Networks. At December 31, 1999 and 2000, amounts due from the Stockholder totaled $1,104,000 and $11,147,000, respectively. There were no amounts due from the Stockholder at September 30, 2001.

   In December 1999, Accelerated Networks entered into a Warrant Issuance Agreement (the "Agreement") with the Stockholder whereby Accelerated Networks agreed to issue warrants to purchase common stock of Accelerated Networks if the Stockholder submitted a minimum quarterly purchase order to, or took quarterly shipments of a minimum amount of product from, Accelerated Networks. If the specified thresholds were met, Accelerated Networks agreed to issue a warrant to the Stockholder for each fiscal quarter end through December 2000. The maximum number of shares that could be issued under the Agreement was 150,000. During the quarter ended December 31, 1999, Accelerated Networks received a $4,000,000 purchase order from the Stockholder. Pursuant to the Agreement, Accelerated Networks issued a noncancellable, fully vested warrant to purchase 29,000 shares of common stock at $7.00 per share. The fair value of the warrant was determined to be $161,000 as of the date of grant using the Black-Scholes pricing model and assuming a risk-free interest rate of approximately 6.0%, an expected life of 2 years, a 0% dividend yield and forfeiture rate and a volatility rate of 80%. Accordingly, Accelerated Networks recognized $161,000 as an additional sales discount and offset to net revenues on the Consolidated Statement of Operations for the year ended December 31, 1999. During fiscal 2000, none of the specified thresholds under the Agreement were met; accordingly, no additional warrants were issued for the year ended December 31, 2000.

   In connection with certain sales to the Stockholder commencing in the quarter ended September 30, 2000, Accelerated Networks agreed to guarantee a portion of the financing provided by the Stockholder to one of its customers, an end-user of Accelerated Networks' products (the "End User"). Under the terms of the recourse guarantee, Accelerated Networks guaranteed 10% of the aggregate amount of Accelerated Networks' products sold by the Stockholder to the End User, up to $15,000,000, through November 2007. Accelerated Networks deferred 10% of all product revenue related to these shipments. Through September 30, 2001, Accelerated Networks had shipped approximately $12,584,000 under this arrangement, of which approximately $1,258,000 was deferred. In April 2001, the End User voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code. In October 2001, Accelerated Networks was notified that an event of default between the Stockholder and the End User had occurred, and, accordingly the Stockholder made an informal demand for

                          ACCELERATED NETWORKS, INC.

payment of $981,000 related to the recourse guarantee. As a result of this informal demand, during the quarter ended September 30, 2001 Accelerated Networks recorded an adjustment to increase liabilities by $981,000 with a corresponding reduction in deferred revenue.

Note 9. Commitments and Contingencies

Leases

   Accelerated Networks leases its facilities and certain assets under noncancellable leases through 2002, excluding various renewal options. The following are the minimum lease payments under these leases (in thousands):

       Year Ending December 31,         Capital Leases Operating Leases
       ------------------------         -------------- ----------------
2001...................................      $127            $734
2002...................................       127             139
2003...................................        59              13
                                             ----            ----
Minimum lease payments.................       313            $886
                                                             ====
Less: Amount representing interest.....        48
                                             ----
Present value of minimum lease payments       265
Less: Current portion..................        97
                                             ----
Long-term portion......................      $168
                                             ====

Total rental expense pertaining to operating leases for the years ended December 31, 1998, 1999 and 2000 and the nine months ended September 30, 2000 and 2001 was approximately $184,000, $412,000, $869,000, $618,000, and
$758,000, respectively.

Purchase Commitments

   At December 31, 2000 and September 30, 2001, Accelerated Networks had approximately $6,700,000 and $3,000,000, respectively, in purchase commitments to its principal contract manufacturers, of which approximately $3,415,000 and $600,000, respectively, had been reserved for anticipated inventory losses.

   On December 3, 2001, one of these contract manufacturers filed a lawsuit against Accelerated Networks (see Note 9--Supplier Litigation).

   At September 30, 2001, Accelerated Networks had commitments of approximately $2,600,000 in connection with its employee retention program. Pursuant to the terms of the program, all employees in good standing are eligible to receive a retention payment on or before December 31, 2001, as defined by the program. In the event of a workforce reduction, in addition to the retention payment, employees will also be entitled to a separation payment based on length of service, as defined. At September 30, 2001, there was approximately $1,639,000 included in accounts payable and accrued expenses on the balance sheet related to these commitments.

Royalties

   Accelerated Networks licenses certain technology for incorporation into its product. Under the terms of these agreements, upon the commencement of production, royalty payments will be made based on per-unit sales

                          ACCELERATED NETWORKS, INC.

of certain of Accelerated Networks' products. Royalty expenses incurred for the years ended December 31, 1999 and 2000 and the nine months ended September 30, 2000 and 2001 were $88,000, $359,000, $337,000 and $22,000, respectively. There was no royalty expense for the year ended December 31, 1998.

Legal Proceedings

  Securities Litigation

   Following Accelerated Networks' April 17, 2001 announcement that it would restate its financial results, seven securities class action lawsuits were filed in the United States District Court for the Central District of California against Accelerated Networks and certain of its current and former officers and directors. The seven pending putative securities class action lawsuits were consolidated by the Honorable Judge Ronald S. W. Lew as In Re Accelerated Networks Securities Litigation in a court order dated June 15, 2001. Plaintiffs filed a Consolidated Amended Complaint on October 30, 2001. The Amended Complaint generally alleges that the defendants made materially false and/or misleading statements regarding Accelerated Networks' financial condition and prospects during the period between June 22, 2000 through April 17, 2001 in violation of Sections 10(b), Rule 10b-5 and 20(a) of the Securities Exchange Act of 1934 and that the registration statement and prospectus issued by defendants in connection with Accelerated Networks' June 23, 2000 IPO contained untrue statements of material fact and omitted to state material facts in violation of Sections 11, 12(a)(2) and 15 of the Securities Exchange Act of 1933. Accelerated Networks intends to vigorously pursue its defense of the lawsuit.

  IPO Allocation Cases

   In June 2001, three putative shareholder class action lawsuits were filed against Accelerated Networks, certain of its officers and directors and several investment banks that were underwriters of Accelerated Networks' initial public offering. It is possible that additional similar complaints may be filed against Accelerated Networks. The present cases were filed in the United States District Court for the Southern District of New York, purportedly on behalf of investors who purchased Accelerated Networks' stock between June 23, 2000 and June 8, 2001. The lawsuits allege violations of Sections 11 and 15 of the Securities Exchange Act of 1933, Section 10(b) and Rule 10b-5 promulgated thereunder and Section 20(a) of the Securities Exchange Act of 1934 against one or both of Accelerated Networks and the individual defendants. The claims are based on allegations that the underwriter defendants agreed to allocate stock in Accelerated Networks' June 23, 2000 initial public offering to certain investors in exchange for excessive and undisclosed commissions and agreements by those investors to make additional purchases in the aftermarket at pre-determined prices. Plaintiffs allege that the Prospectus for Accelerated Networks' initial public offering was false and misleading in violation of the securities laws because it did not disclose these arrangements. These lawsuits are part of the massive "IPO allocation" litigation involving the conduct of underwriters in allocating shares of successful IPOs. Accelerated Networks believes that more than one hundred and eighty other companies have been named in more than eight hundred identical lawsuits that have been filed by some of the same plaintiffs' law firms. Accelerated Networks and its officers and directors intend to defend against the pending actions vigorously.

  Product Defect Litigation

   In October 2000, Accelerated Networks was advised by one of its customers that the customer believed that certain of Accelerated Networks' products sold and delivered to the customer were defective and that it believed that Accelerated Networks failed to perform under the agreement between the two parties. The customer demanded that it be permitted to return the products to Accelerated Networks in exchange for a return of the purchase price of approximately $3,000,000. On May 8, 2001, the customer filed a lawsuit against Accelerated Networks in the United States District Court of Colorado related to this claim. Accelerated Networks has denied the customer's allegations, and has retained counsel to defend these actions vigorously.

                          ACCELERATED NETWORKS, INC.

  Supplier Litigation

   On December 3, 2001, a supplier filed a lawsuit against Accelerated Networks in the Los Angeles Superior Court, demanding payment in full of certain amounts alleged to be due and owing under, and in regards to, that certain Value-Added Product Sales Agreement, by and between the supplier and Accelerated Networks, dated March 12, 1999, which agreement was terminated effective as of May 20, 2001. The supplier alleges it is owed approximately $3,000,000. As of September 30, 2001, Accelerated Networks had approximately $1,100,000 in accounts payable and accrued expenses related to this claim.

  Patents Claim

   In July 2000, Accelerated Networks received notification from a competitor of alleged patent infringement related to the distribution of certain of its products. Accelerated Networks has engaged outside legal counsel with respect to this matter and believes that the resolution of this matter will not have a material adverse effect on Accelerated Networks' consolidated financial position, results of operations or cash flows. Accelerated Networks has not recorded any charge related to this claim.

Note 10. Capitalization

Preferred Stock

   Redeemable convertible preferred and undesignated preferred stock at December 31, 1999 consisted of the following (in thousands, except per share data):

                                  Shares     Shares    Liquidation Redemption Value Per
             Type               Authorized Outstanding   Amount      Amount     Share
             ----               ---------- ----------- ----------- ---------- ---------
Series A Redeemable Convertible   11,500     11,220      $ 5,610    $ 5,610     $0.50
Series B Redeemable Convertible   11,600     11,585       14,481     14,481      1.25
Series C Redeemable Convertible    8,846      8,846       30,000     30,000      3.39
                                  ------     ------      -------    -------
 Total.........................   31,946     31,651      $50,091    $50,091
                                  ======     ======      =======    =======

   Each share of preferred stock automatically converted into shares of common shares upon Accelerated Networks' initial public offering.

Series D Financing

   In February and March of 2000, Accelerated Networks completed a private offering of 3,455,000 shares of its Series D convertible preferred stock for net proceeds totaling approximately $38,492,000. In connection with this issuance, Accelerated Networks recorded a non-cash charge to equity of approximately $9,882,000 relating to the beneficial conversion feature on the Series D preferred stock. The charge was calculated using the deemed fair value of common stock on the date of issuance, subtracting the conversion price and then multiplying the resulting amount by the number of shares of common stock into which the shares of Series D preferred stock were convertible (approximately 3,455,000 shares). As a result of this non-cash equity charge, Accelerated Networks' net loss per share applicable to common stockholders was adversely impacted for the year ended December 31, 2000.

Initial Public Offering

   On June 28, 2000, Accelerated Networks completed its initial public offering of 4,600,000 shares of common stock in exchange for proceeds of $62,312,000, net of offering costs of $6,688,000. On June 28, 2000,

                          ACCELERATED NETWORKS, INC.

immediately following the closing of the initial public offering in a concurrent private placement, Accelerated Networks issued 200,000 shares of common stock to US WEST Internet Ventures ("US WEST") in exchange for proceeds of $3,000,000.

   Upon completion of the initial public offering, all of Accelerated Networks' redeemable preferred stock converted into 35,106,000 shares of common stock.

Common Stock

   In March 1997, Accelerated Networks executed Stockholders' Agreements (the "Agreements") with its two founders to purchase 4,216,000 and 1,224,000 shares of common stock at $0.0018 per share, respectively. The 1,224,000 shares were subject to a repurchase right in favor of Accelerated Networks. As of October 1997, 24% of these shares were vested, with the remaining 76% of the shares vested ratably over the next 36 months, subject to the continued service of that founder. The vesting schedule was subsequently amended in connection with the Series A financing in May 1997.

   In March 1997, Accelerated Networks entered into separate Loan and Warrant Purchase Agreements with its two founders, whereby, in exchange for the loans to Accelerated Networks totaling $250,000, Accelerated Networks issued to the founders notes payable and warrants to purchase 1,360,000 shares of common stock with an exercise price of $0.0018 per share, a vesting term of 48 months and an expiration of ten years. The warrants were exercised in full in April 1997. In May 1997, Accelerated Networks repaid the loans in connection with the closing of its Series A financing, at which time, the two founders granted Accelerated Networks repurchase rights with respect to half of the founders' shares issued in March 1997. The repurchase rights lapse ratably over 48 months beginning in April 1997. Accelerated Networks recorded deferred stock compensation of $101,000 for the shares covered under the restricted stock agreements, which have been recognized as compensation expense over the vesting period.

   At December 31, 1999 and 2000 and September 30, 2001, 1,124,000, 274,000 and
no shares, respectively, of the aforementioned common stock were subject to repurchase, of which 897,000, 217,000 and no shares, respectively, related to unvested shares under the Agreements and 227,000, 57,000 and no shares, respectively, related to unvested warrants exercised.

Stock Options

   In April 1997, Accelerated Networks adopted the 1997 Stock Option/Stock Issuance Plan ("1997 Plan") which is divided into two separate equity programs, the Option Grant Program and the Stock Issuance Program.

   The Option Grant Program provides for the issuance of non-qualified or incentive stock options to employees, non-employee members of the board and consultants. The exercise price per share is not to be less than 85% of the fair market value per share of Accelerated Networks' common stock on the date of grant. Incentive stock options may be granted at no less than 100% of the fair market value of Accelerated Networks' common stock on the date of grant (110% if granted to an employee who owns 10% or more of the common stock). The Board of Directors has the discretion to determine the vesting schedule. Options may be either immediately exercisable or in installments, but generally vest over a four-year period from the date of grant. In the event the holder ceases to be employed by Accelerated Networks, all unvested options terminate and all vested installment options may be exercised within an installment period following termination. Any unvested shares acquired related to the immediately exercisable options are subject to repurchase by Accelerated Networks at the original exercise price. Accelerated Networks had 974,000 and 1,627,000 unvested shares of common

                          ACCELERATED NETWORKS, INC.

stock issued and outstanding under the 1997 Plan at December 31, 2000 and December 31, 1999 which were subject to repurchase by Accelerated Networks at the related exercise prices. In general, options expire ten years from the date of grant.

   The Stock Issuance Program provides for shares of common stock to be issued directly through either the immediate purchase of shares or as a bonus for services rendered. The purchase price per share is not to be less than 85% of the fair market value per share of Accelerated Networks' common stock on the date of grant. The purchase price, if granted to an employee who owns 10% or more of the common stock, must be granted at no less than 110% of the fair market value of Accelerated Networks' common stock on the date of grant. Vesting terms are at the discretion of the Plan Administrators and determined at the date of issuance. In the event the holder ceases to be employed by Accelerated Networks, any unvested shares are subject to repurchase by Accelerated Networks at the original purchase price.

   A summary of the status of Accelerated Networks' stock options, as of December 31, 1998, 1999, and 2000 and September 30, 2001, and the changes during the periods ended on those dates, is presented below (shares in thousands):

                                                                                          Nine Month Period
                                                                                                Ended
                                               Fiscal Year Ended December 31,               September 30,
                                    ----------------------------------------------------- -----------------
                                          1998              1999              2000              2001
                                    ----------------- ----------------- ----------------- -----------------
                                            Weighted-         Weighted-         Weighted-         Weighted-
                                             Average           Average           Average           Average
                                            Exercise          Exercise          Exercise          Exercise
                                    Shares    Price   Shares    Price   Shares    Price   Shares    Price
                                    ------  --------- ------  --------- ------  --------- ------  ---------
Outstanding at beginning of period.  2,613    $0.05    1,989    $0.09    3,859    $2.00    5,896    $6.45
Granted--price equals fair value...    328     0.05    3,013     2.64    3,984     9.53    9,326     1.51
Granted--price less than fair value  1,393     0.15                         --
Exercised.......................... (2,200)    0.07   (1,052)    0.48     (568)    1.99     (338)    0.19
Cancelled..........................   (145)    0.07      (91)    0.60   (1,379)    4.73   (3,584)    5.35
                                    ------            ------            ------            ------    -----
Outstanding at period-end..........  1,989    $0.09    3,859    $2.00    5,896    $6.44   11,300     2.91
                                    ======    =====   ======    =====   ======    =====   ======    =====
Options exercisable at period-end..  1,989    $0.09    3,859    $2.00    5,257    $5.66    5,649     4.00
                                    ======    =====   ======    =====   ======    =====   ======    =====

   The weighted-average fair value of options granted to employees for the years ended December 31, 1998, 1999, and 2000 and the nine months ended September 30, 2001 were $0.64, $6.76, $9.53, and $1.51 per share, respectively.

   Additional information with respect to the outstanding options as of December 31, 2000 is as follows (shares in thousands):

                              Options Outstanding                  Options Exercisable
                 --------------------------------------------- ----------------------------
                                 Weighted
                                 Average          Weighted                    Weighted-
                   Number       Remaining     Average Exercise   Number    Average Exercise
Exercise Prices  Outstanding Contractual Life      Price       Outstanding      Price
---------------  ----------- ---------------- ---------------- ----------- ----------------
$ .05 - $ 1.75..    1,514          7.37            $ 0.43         1,514         $ 0.43
$  2.50 - $ 7.00    1,976          9.03              5.69         1,877           5.68
$ 7.25 - $10.50.    1,592          9.42              8.91         1,402           9.14
$10.56 - $62.20.      814          8.10             14.65           464          12.15
                    -----                                         -----
$  .05 - $62.20.    5,896          8.58            $ 6.44         5,257         $ 5.66
                    =====                                         =====

                          ACCELERATED NETWORKS, INC.

   During 2000, 1999 and 1998, Accelerated Networks granted stock options to directors, employees, officers, and consultants, at exercise prices below the deemed fair market value of Accelerated Networks' common stock at the date of grant. Accordingly, Accelerated Networks recorded deferred stock compensation of $716,000, $12,503,000 and $5,995,000 for the years ended December 31, 2000,
1999 and 1998, respectively, to be amortized over the related vesting periods (generally four years). Accelerated Networks recognized compensation expense of $52,000, $3,103,000, $6,204,000, and $7,020,000 relating to these stock option grants for the years ended December 31, 1998, 1999 and 2000 and the nine months ended September 30, 2000. Accelerated Networks recognized a net benefit of $1,034,000 related to amortization previously recorded related to cancelled unvested options. Accelerated Networks reversed deferred stock compensation of approximately $5,529,000 and $4,116,000 for the year ended December 31, 2000 and the nine months ended September 30, 2001, respectively, resulting from stock option cancellations and repurchase of unvested common shares from employees.

   Accelerated Networks calculated the fair value of each option granted to directors, employees and officers of Accelerated Networks on the date of the grant using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following assumptions:

                          For the Year Ended December 31,
                          -------------------------------
                            1998        1999      2000
                          ----        ----       -----
Risk-free interest rate.. 5.5%        6.0%       6.0%
Expected lives (in years) 4.0         4.0        4.0
Dividend yield........... 0.0%        0.0%       0.0%
Expected volatility...... 0.0%        0.0%     120.0%

   Had compensation costs been determined based upon the methodology prescribed under SFAS No. 123, Accelerated Networks' net loss applicable to common stockholders and basic and diluted net loss per share applicable to common stockholders would approximate the following pro forma amounts (thousands, except per share data):

                                                                        As Reported Pro Forma
                                                                        ----------- ---------
For the year ended December 31, 1998:
 Net loss applicable to common stockholders............................  $ (9,711)  $ (9,727)
                                                                         ========   ========
Basic and diluted net loss per share applicable to common stockholders.  $  (2.00)  $  (2.00)
                                                                         ========   ========
For the year ended December 31, 1999:
 Net loss applicable to common stockholders............................  $(21,227)  $(21,404)
                                                                         ========   ========
Basic and diluted net loss per share applicable to common stockholders.  $  (3.29)  $  (3.32)
                                                                         ========   ========
For the year ended December 31, 2000:
 Net loss applicable to common stockholders............................  $(58,649)  $(59,264)
                                                                         ========   ========
 Basic and diluted net loss per share applicable to common stockholders  $  (2.02)  $  (2.04)
                                                                         ========   ========

   The effects of applying SFAS No. 123 in the above pro forma disclosure are not indicative of future amounts, and additional awards in future years are anticipated.

Employee Stock Purchase Plan

   In connection with the initial public offering, Accelerated Networks adopted the 2000 Employee Stock Purchase Plan (the "ESPP"). Under the terms of the ESPP, eligible employees may elect to contribute up to 15%

                          ACCELERATED NETWORKS, INC.

of earnings through payroll deductions. The accumulated deductions are applied to the purchase of common shares on each semi-annual purchase date, as defined. The purchase price per share will be equal to 85% of the fair market value on the participant's entry date into the offering period or, if lower, 85% of the fair market value on the semi-annual purchase date. Under the terms of the ESPP, 500,000 shares have been reserved for issuance. During the year ended December 31, 2000 and the nine months ended September 30, 2001, 61,500 and 8,929 shares, respectively, were issued pursuant to the ESPP at purchase prices of $11.85 and $1.00 per share, respectively. In April 2001, the ESPP was cancelled.

Common Stock Reserved

   The following represents the number of common shares reserved for future issuance (in thousands):

                                   Number of Common Shares
                                    Reserved for Issuance
                             -----------------------------------
                             December 31, 2000 September 30,2001
                             ----------------- -----------------
Warrants....................         229               229
Options.....................       6,958            13,131
Employee Stock Purchase Plan         438               430
                                   -----            ------
                                   7,625            13,790
                                   =====            ======

Note 11. Employee Benefit Plan

   During March 1999, Accelerated Networks established a 401(k) Profit Sharing Plan (the "401 Plan") available to all employees who meet the 401 Plan's eligibility requirements. Under the 401 Plan, participating employees may defer a percentage (not to exceed 15%) of their eligible pretax earnings up to the Internal Revenue Service's annual contribution limit. Company matching and profit sharing contributions are discretionary. To date, Accelerated Networks has not made any contributions to the 401 Plan.

Note 12. Net Loss Per Share

   The following table sets forth the computation of basic, diluted and pro forma net loss per share (thousands, except per share data):

                                                                                      Nine Months
                                                   Fiscal Year Ended December 31, Ended September 30,
                                                   -----------------------------  ------------------
                                                     1998       1999      2000      2000      2001
                                                   -------    --------  --------  --------  --------
Historical Presentation
Numerator:
 Net loss applicable to common stockholders....... $(9,711)   $(21,227) $(58,649) $(38,926) $(40,527)
                                                   =======    ========  ========  ========  ========
Denominator:
 Weighted-average common shares outstanding.......   8,266       9,816    31,147    50,572    29,701
Adjustment for common shares issued subject to
  repurchase......................................  (3,413)     (3,369)   (2,041)   (1,345)   (2,271)
                                                   -------    --------  --------  --------  --------
Denominator for basic and diluted calculations....   4,853       6,447    29,106    49,227    27,430
                                                   =======    ========  ========  ========  ========
Basic and diluted net loss per share applicable to
  common stockholders............................. $ (2.00)   $  (3.29) $  (2.02) $  (0.79) $  (1.48)
                                                   =======    ========  ========  ========  ========

                          ACCELERATED NETWORKS, INC.

Note 13. Other Charges

   During the nine month period ended September 30, 2001, Accelerated Networks incurred other charges as follows:

    Employee separation and retention paid....................... $1,607,000
    Reserve for employee retention pay through September 30, 2001  1,639,000
    Legal and accounting fees....................................    401,000
    Facilities consolidation and closures........................    220,000
    Other........................................................    280,000
                                                                  ----------
           Total................................................. $4,147,000
                                                                  ==========

   These charges were primarily incurred as the result of: i) costs associated with the restructuring of operations and implementation of a new operating plan, which resulted in workforce reductions, the closure of three facilities, and the cancellation of certain marketing activities; ii) legal and accounting fees related to the delayed Form 10-K filing and restatement of fiscal 2000 quarterly financial statements, as well as legal fees incurred to remain in compliance with The Nasdaq National Market listing requirements; iii) reserves established for the pro-rata portion of the employee retention commitment; iv) reserves established related to a product defect claim; and v) disposal of assets related to continued reduction in personnel. Accelerated Networks expects that it will incur charges of a similar nature in the fourth quarter of fiscal 2001.

Note 14. Subsequent Events (Unaudited)

Appointment of Regent Pacific Management Corporation and Replacement of Senior Management

   On February 12, 2001, Mr. Gary J. Sbona replaced Mr. Suresh Nihalani as Accelerated Networks' Chief Executive Officer and Chairman of the Board of Directors. On February 13, 2001, Mr. H. Michael Hogan III replaced Mr. Frederic
T. Boyer as Accelerated Networks' Chief Financial Officer. In addition, Accelerated Networks entered into an agreement with Regent Pacific Management Corporation ("Regent Pacific"), a management firm of which Mr. Sbona is the Chief Executive Officer, pursuant to which Regent Pacific will provide management services to Accelerated Networks, including the services of Mr. Sbona and Mr. Hogan, two of a six-person Regent Pacific Management team. The agreement has an 18-month term and may be cancelled by Accelerated Networks after expiration of the initial 12-month period, with a minimum compensation to Regent Pacific of $3,900,000 for that initial period.

   In connection with the appointment of Mr. Sbona, Accelerated Networks has granted Mr. Sbona options to purchase 3,880,600 shares of common stock at an exercise price of $1.94 per share. These options vest over 12 equal monthly installments.

   Accelerated Networks has entered into a separation agreement with Mr. Nihalani, under which Accelerated Networks will retain Mr. Nihalani as an employee of Accelerated Networks through February 12, 2002.

Proposed Merger with Occam Networks Inc.

   On November 9, 2001, Accelerated Networks entered into a definitive merger agreement with Occam Networks Inc. ("Occam"), a California corporation, pursuant to which the parties agreed to a merger transaction involving the merger of a wholly-owned subsidiary of Accelerated Networks with and into Occam, with Occam surviving as a wholly-owned subsidiary of Accelerated Networks. The merger agreement has been approved by the boards of directors of both Accelerated Networks and Occam, and by a special committee of the board of directors of Accelerated Networks.

                          ACCELERATED NETWORKS, INC.

   Under the terms of the merger agreement, upon consummation of the merger, shareholders of Occam will receive shares of common stock of Accelerated Networks, and option holders and warrant holders of Occam will receive options and warrants in Accelerated Networks, collectively representing approximately 68% of an agreed-upon portion of the outstanding equity interests of Accelerated Networks, as set forth in the merger agreement. In conjunction with the merger, Occam will receive an additional $10 million in cash and a $10 million funding commitment.

   The transaction, which will be accounted for as a purchase, is expected to close in the first quarter or early in the second quarter of 2002, subject to the satisfaction of certain customary closing conditions, including the approval of the stockholders of both companies. Stockholders of each company holding in excess of the percentage required to approve the merger have entered into voting agreements irrevocably agreeing to vote in favor of, and otherwise support, the merger.

   Upon consummation of the merger, Kumar Shah, president and chief executive officer of Occam, is expected to be named president and chief executive officer of Accelerated Networks, and the directors and officers of Accelerated Networks are expected to be composed primarily of current directors and officers of Occam. One member of Accelerated Networks' current board of directors, or another designee of Accelerated Networks, will continue as a member of the board following the merger.

   The consummation of the transaction requires, among other things, the approval of the plan of merger by shareholders of both companies, the filing and effectiveness of a registration statement with the Securities and Exchange Commission on Form S-4 covering the shares to be issued in the merger.

   During the fourth quarter of fiscal 2001 Accelerated Networks began implementing measures to restructure its operations to conform to Occam's intended post-merger operating plans, including the discontinuation of further development, sales and marketing efforts related to Accelerated Networks' MSAP product line and a workforce reduction of approximately 40% on November 12, 2001, pursuant to which Accelerated Networks paid out approximately $2,100,000 in retention and separation costs. Accelerated Networks expects to incur additional charges in the fourth quarter of fiscal 2001 related to additional workforce reductions, consolidation of facilities, write-down of inventories, and the disposal and write-down of assets.

Note 15. Unaudited Quarterly Financial Data

   On April 5, 2001, Accelerated Networks' Board of Directors authorized a full investigation by Accelerated Networks, with the assistance of outside counsel and forensic accountants, into certain sales transactions with certain of Accelerated Networks' significant customers. At that time, questions had arisen concerning a transaction with a customer which had been recorded as revenue in the second quarter of fiscal 2000 as to whether there may have been terms and conditions in addition to those reflected in the final sales documents.

   As a result of the investigation, Accelerated Networks determined that certain revenue recorded in the second quarter of 2000 in connection with sales to one of its customers should more appropriately be deferred and recognized on a sell-through basis. Accelerated Networks deferred revenues of $1,307,000 in the second quarter of fiscal 2000, of which approximately $287,000 was recognized in the fourth quarter based on sell-through.

                          ACCELERATED NETWORKS, INC.

   Adjustments to Accelerated Networks' reported second quarter results for the year 2000 were as follows (in thousands):

                                             Second
                                          Quarter 2000
                                          ------------
Deferral of revenue......................   $(1,307)
Deferral of corresponding cost of revenue       562
                                            -------
   Total increase in net loss............   $  (745)
                                            =======

   Unrelated to the investigation, due to subsequent visibility Accelerated Networks gained in recent months related to the continuing economic downturn impacting telecommunications equipment spending of its significant customers, Accelerated Networks' previously announced fourth quarter results have been revised to reflect the following:

  . An increase in cost of goods sold of approximately $8.4 million related to a charge for expected losses for surplus inventories, of which approximately $3.4 million relates to noncancellable inventory purchase commitments of finished products and raw materials in excess of anticipated requirements and $5.0 million relates to excess inventory on hand at December 31, 2000.

  . A decrease in revenue of approximately $450,000 related to sales concessions granted to one of Accelerated Networks' major customers in the fourth quarter.

  . A decrease in revenue of approximately $177,000 related to additional stock rotation rights Accelerated Networks granted to one of its resellers.

   Following is a summary of the unaudited quarterly results of operations for the year ended December 31, 2000 (in thousands, except per share amounts).

                                                                    Three Months Ended
                                                ---------------------------------------------------------
                                                                  June 30
                                                          ----------------------
                                                March 31  As Reported As Restated September 30 December 31
                                                --------  ----------- ----------- ------------ -----------
Net revenues................................... $  7,152   $  8,770    $  7,463     $ 11,567    $  8,046
Gross profit...................................    1,797      3,037       2,292        3,672      (7,085)
Loss from operations...........................   (9,227)   (12,685)    (13,430)     (10,478)    (19,401)
Net loss.......................................   (8,843)   (12,065)    (12,810)      (8,992)    (18,122)
Beneficial conversion feature..................   (9,882)        --          --           --          --
Net loss applicable to common shareholders.....  (18,725)   (12,065)    (12,810)      (8,992)    (18,122)
Basic and diluted net loss per share applicable
  to common shareholders....................... $  (2.44)  $  (1.08)   $  (1.14)    $  (0.19)   $  (0.37)

         Report of PricewaterhouseCoopers LLP, Independent Accountants

To the Board of Directors of Accelerated Networks, Inc.:

   Our report on the consolidated financial statements of Accelerated Networks, Inc. and its subsidiaries is included on page F-2 of this Form S-4. In connection with our audits of such consolidated financial statements, we have audited the related financial statement schedule as of December 31, 2000, 1999, and 1998 and for each of the three years in the period ended December 31, 2000 as listed on the index page of this Form S-4.

   In our opinion, the financial statement schedule referred to above presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

Woodland Hills, California
May 1, 2001

                          ACCELERATED NETWORKS, INC.

                             ACCELERATED NETWORKS

                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                 Years Ended December 31, 2000, 1999 And 1998
                                (In thousands)

                                 Balance at  Charged to Reversals to Deductions and
                                Beginning of  Cost and    Cost and       other      Balance At End
          Description              Period     Expenses    Expenses    Adjustments     of Period
          -----------           ------------ ---------- ------------ -------------- --------------
Allowance for doubtful accounts
2000...........................   $   110       $850        $200        $    --        $   760
1999...........................        --        110          --             --            110
1998...........................        --         --          --             --             --

Income tax valuation allowance
2000...........................   $13,129       $ --        $ --        $18,658        $31,787
1999...........................     4,422         --          --          8,707         13,129
1998...........................       608         --          --          3,814          4,422

               Report of Ernst & Young LLP, Independent Auditors

To the Board of Directors and Shareholders of Occam Networks Inc.

   We have audited the accompanying balance sheets of Occam Networks Inc. (a development stage company) as of December 31, 2000 and 1999, and the related statements of operations, shareholders' equity (deficit), and cash flows for the year ended December 31, 2000 and the period from July 16, 1999 (date of inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Occam Networks Inc. at December 31, 2000 and 1999, and the results of its operations and its cash flows for the year ended December 31, 2000 and the period from July 16, 1999 (date of inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

   As discussed in Note 1 to the financial statements, the Company's recurring losses and negative cash flows from development stage operations raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ ERNST & YOUNG LLP

September 28, 2001
Woodland Hills, California

                              OCCAM NETWORKS INC.
                         (A Development Stage Company)

                                BALANCE SHEETS
                                (In thousands)


                                                                               December 31,
                                                                              --------------  September 30,
                                                                              1999    2000        2001
                                                                              -----  -------  -------------
                                                                                               (Unaudited)
                                   ASSETS
Current assets:
   Cash and cash equivalents................................................. $  --  $   409    $ 13,069
   Accounts receivable.......................................................    --       --          29
   Inventory.................................................................    --       --         261
   Prepaid expenses and other current assets.................................    --       99         460
   Deferred issuance costs...................................................    --       90          --
                                                                              -----  -------    --------
       Total current assets..................................................    --      598      13,819
Property and equipment, net..................................................    42    1,816       3,865
Other assets.................................................................     5      165         305
                                                                              -----  -------    --------
       Total assets.......................................................... $  47  $ 2,579    $ 17,989
                                                                              =====  =======    ========
               LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Accounts payable.......................................................... $  39  $ 1,801    $  1,346
   Accrued payroll and related liabilities...................................     5      420         471
   Accrued expenses..........................................................    55       35         591
   Capital lease obligations, current portion................................    --       --         391
   Convertible promissory notes to shareholders..............................    --    1,513          --
                                                                              -----  -------    --------
       Total current liabilities.............................................    99    3,769       2,799
Capital lease obligations, long-term portion.................................    --       --       1,237
Commitments and contingencies
Shareholders' equity (deficit):
   Series A preferred stock, no par value, 7,000 and 6,975 shares authorized at December 31, 2000 and September 30, 2001, respectively; none issued and outstanding at December 31, 1999 and 6,975 issued and outstanding at December 31, 2000 and September 30, 2001; liquidation
     preference of $6,975 at December 31, 2000 and September 30, 2001........    --    6,946       6,946
   Series B preferred stock, no par value, 20,000 shares authorized; 18,141 shares issued and outstanding at September 30, 2001, liquidation
     preference of $30,840 at September 30, 2001.............................    --       --      30,753
   Common stock, no par value, 42,975 shares authorized; 3,834, 5,763 and
     6,145 shares issued and outstanding at December 31, 1999 and 2000 and
     September 30, 2001, respectively........................................   128    3,115       6,275
   Series B preferred stock warrants.........................................    --      187         187
   Deferred compensation.....................................................    --   (2,396)     (4,610)
   Deficit accumulated during the development stage..........................  (180)  (9,042)    (25,598)
                                                                              -----  -------    --------
       Total shareholders' equity (deficit)..................................   (52)  (1,190)     13,953
                                                                              -----  -------    --------
       Total liabilities and shareholders' equity (deficit).................. $  47  $ 2,579    $ 17,989
                                                                              =====  =======    ========

                            See accompanying notes.

                              OCCAM NETWORKS INC.
                         (A Development Stage Company)

                           STATEMENTS OF OPERATIONS
                (In thousands, except share and per share data)

                                      Period from                                            Period from
                                     July 16, 1999                                          July 16, 1999
                                       (date of                  Nine months   Nine months    (date of
                                     inception) to  Year ended      ended         ended     inception) to
                                     December 31,  December 31, September 30, September 30, September 30,
                                         1999          2000         2000          2001          2001
                                     ------------- ------------ ------------- ------------- -------------
                                                                 (Unaudited)   (Unaudited)   (Unaudited)
Sales...............................  $       --    $       --   $       --    $       40    $       40
Cost of sales.......................          --            --           --            52            52
                                      ----------    ----------   ----------    ----------    ----------
Gross loss..........................          --            --           --           (12)          (12)
Operating expenses:
   Research and development.........          67         5,938        3,030        10,171        16,176
   Sales and marketing..............           2           961          471         2,939         3,902
   General and administrative.......         110         2,134        1,250         4,028         6,272
                                      ----------    ----------   ----------    ----------    ----------
       Total operating expenses.....         179         9,033        4,751        17,138        26,350
                                      ----------    ----------   ----------    ----------    ----------
Loss from operations................        (179)       (9,033)      (4,751)      (17,150)      (26,362)
   Interest income..................          --           187          156           651           838
   Interest expense.................          --           (15)          --           (57)          (72)
                                      ----------    ----------   ----------    ----------    ----------
Loss before income taxes............        (179)       (8,861)      (4,595)      (16,556)      (25,596)
   Provision for income taxes.......          (1)           (1)          --            --            (2)
                                      ----------    ----------   ----------    ----------    ----------
Net loss............................  $     (180)   $   (8,862)  $   (4,595)   $  (16,556)   $  (25,598)
                                      ==========    ==========   ==========    ==========    ==========
Net loss per share:.................
   Basic and diluted................  $    (0.06)   $    (2.26)  $    (1.17)   $    (3.78)   $    (5.83)
                                      ==========    ==========   ==========    ==========    ==========
Weighted average shares:............
   Basic and diluted................   3,128,071     3,918,674    3,912,019     4,381,331     4,387,193
                                      ==========    ==========   ==========    ==========    ==========


                            See accompanying notes.

                              OCCAM NETWORKS INC.
                         (A Development Stage Company)

                 STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                                (In thousands)

      Period from July 16, 1999 (date of inception) to September 30, 2001




                                                                                                          Series B
                                          Series A Preferred Stock Series B Preferred Stock Common Stock  Preferred
-                                         ------------------------ ------------------------ -------------   Stock     Deferred
                                            Shares       Amount     Shares          Amount  Shares Amount Warrants  Compensation
                                          ------       ------      ------          ------   ------ ------ --------- ------------
Balance at July 16, 1999 (date of
 inception)..............................    --        $   --        --             $--        --  $   --   $ --      $    --
Issuance of common stock.................    --            --        --              --     3,834     128     --           --
Net loss.................................    --            --        --              --        --      --     --           --
                                          -----          ------      --             ---     -----  ------   ----      -------
Balance at December 31, 1999.............    --            --        --              --     3,834     128     --           --
Issuance of common stock at fair value
 for services provided...................    --            --        --              --        81       8     --           --
Issuance of Series A preferred stock, net
 of issuance costs....................... 6,975         6,946        --              --        --      --     --           --
Exercise of stock options................    --            --        --              --     1,818     182     --           --
Issuance of Series B preferred stock
 warrants at deemed fair value...........    --            --        --              --        --      --     76           --
Issuance of Series B preferred stock
 warrants at deemed fair value to a
 financial institution...................    --            --        --              --        --      --    111           --
Issuance of restricted common stock
 issued at deemed fair value to a
 consultant in exchange for ongoing
 professional services...................    --            --        --              --        30      29     --          (29)
Issuance of common stock options at
 deemed fair value to consultants in
 exchange for ongoing professional
 services................................    --            --        --              --        --      91     --          (91)
Increase in deemed fair value of unvested
 restricted stock and stock options
 issued to consultants in exchange for
 ongoing professional services...........    --            --        --              --        --      27     --          (27)
Deferred stock-based compensation........    --            --        --              --        --   2,650     --       (2,650)
Amortization of deferred stock-based
 compensation............................    --            --        --              --        --      --     --          401
Net loss.................................    --            --        --              --        --      --     --           --
                                          -----          ------      --             ---     -----  ------   ----      -------
Balance at December 31, 2000............. 6,975         6,946        --              --     5,763   3,115    187       (2,396)


                                            Deficit
                                          Accumulated
                                          During the
-                                         Development
                                             Stage     Total
                                          ----------- -------
Balance at July 16, 1999 (date of
 inception)..............................   $    --   $    --
Issuance of common stock.................        --       128
Net loss.................................      (180)     (180)
                                            -------   -------
Balance at December 31, 1999.............      (180)      (52)
Issuance of common stock at fair value
 for services provided...................        --         8
Issuance of Series A preferred stock, net
 of issuance costs.......................        --     6,946
Exercise of stock options................        --       182
Issuance of Series B preferred stock
 warrants at deemed fair value...........        --        76
Issuance of Series B preferred stock
 warrants at deemed fair value to a
 financial institution...................        --       111
Issuance of restricted common stock
 issued at deemed fair value to a
 consultant in exchange for ongoing
 professional services...................        --        --
Issuance of common stock options at
 deemed fair value to consultants in
 exchange for ongoing professional
 services................................        --        --
Increase in deemed fair value of unvested
 restricted stock and stock options
 issued to consultants in exchange for
 ongoing professional services...........        --        --
Deferred stock-based compensation........        --        --
Amortization of deferred stock-based
 compensation............................        --       401
Net loss.................................    (8,862)   (8,862)
                                            -------   -------
Balance at December 31, 2000.............    (9,042)   (1,190)

                              OCCAM NETWORKS INC.
                         (A Development Stage Company)

           STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT) (CONTINUED)
                                (In thousands)

      Period from July 16, 1999 (date of inception) to September 30, 2001




                                                                                                                  Series B
                                                 Series A Preferred Stock Series B Preferred Stock  Common Stock  Preferred
                                                 ------------------------ ------------------------ -------------    Stock
                                                   Shares       Amount      Shares       Amount    Shares Amount  Warrants
                                                 ------       ------      ------        -------    ------ ------  ---------
Balance at December 31, 2000.................... 6,975        $6,946          --      $    --      5,763  $3,115    $187
Issuance of Series B preferred stock, net of
 issuance costs (Unaudited).....................    --            --      18,141       30,753         --      --      --
Exercise of stock options (Unaudited)...........    --            --          --           --        409      42      --
Repurchase of early exercise options (Unaudited)    --            --          --           --        (78)     (8)     --
Issuance of restricted common stock at deemed
 fair value to consultants in exchange for
 ongoing professional services (Unaudited)......    --            --          --           --         51      48      --
Issuance of common stock options at deemed fair
 value to consultants in exchange for ongoing
 professional services (Unaudited)..............    --            --          --           --         --     106      --
Decrease in deemed fair value of unvested
 restricted stock and stock options issued to
 consultants in exchange for ongoing
 professional services (Unaudited)..............    --            --          --           --         --     (16)     --
Deferred stock-based compensation (Unaudited)...    --            --          --           --         --   2,988      --
Amortization of deferred stock-based
 compensation (Unaudited).......................    --            --          --           --         --      --      --
Net loss (Unaudited)............................    --            --          --           --         --      --      --
                                                 -----          ------      ------      -------    -----  ------    ----
Balance at September 30, 2001 (Unaudited)....... 6,975        $6,946      18,141      $30,753      6,145  $6,275    $187
                                                 =====          ======      ======      =======    =====  ======    ====


                                                                Deficit
                                                              Accumulated
                                                              During the
                                                   Deferred   Development
                                                 Compensation    Stage     Total
                                                 ------------ ----------- --------
Balance at December 31, 2000....................   $(2,396)    $ (9,042)  $ (1,190)
Issuance of Series B preferred stock, net of
 issuance costs (Unaudited).....................        --           --     30,753
Exercise of stock options (Unaudited)...........        --           --         42
Repurchase of early exercise options (Unaudited)        --           --         (8)
Issuance of restricted common stock at deemed
 fair value to consultants in exchange for
 ongoing professional services (Unaudited)......        --           --         48
Issuance of common stock options at deemed fair
 value to consultants in exchange for ongoing
 professional services (Unaudited)..............      (106)          --         --
Decrease in deemed fair value of unvested
 restricted stock and stock options issued to
 consultants in exchange for ongoing
 professional services (Unaudited)..............        16           --         --
Deferred stock-based compensation (Unaudited)...    (2,988)          --         --
Amortization of deferred stock-based
 compensation (Unaudited).......................       864           --        864
Net loss (Unaudited)............................        --      (16,556)   (16,556)
                                                   -------     --------   --------
Balance at September 30, 2001 (Unaudited).......   $(4,610)    $(25,598)  $ 13,953
                                                   =======     ========   ========

                            See accompanying notes.

                              OCCAM NETWORKS INC.
                        (A Developement Stage Company)

                           STATEMENTS OF CASH FLOWS
                                (In thousands)

                                                     Period from                                            Period from
                                                    July 16, 1999                                          July 16, 1999
                                                      (date of                  Nine months   Nine months    (date of
                                                    inception) to  Year ended      ended         ended     inception) to
                                                    December 31,  December 31, September 30, September 30, September 30,
                                                        1999          2000         2000          2001          2001
                                                    ------------- ------------ ------------- ------------- -------------
                                                                                (Unaudited)   (Unaudited)   (Unaudited)
Operating activities
Net loss...........................................     $(180)      $(8,862)      $(4,595)      (16,556)     $(25,598)
Adjustments to reconcile net loss to net cash used
 in operating activities:
    Depreciation and amortization..................         7           441           189         1,086         1,534
    Amortization of deferred stock-based
     compensation..................................        --           401           218           864         1,265
    Amortization of deferred financing costs.......        --             2                          16            18
    Issuance of restricted common stock at
     deemed fair to consultants in exchange for
     ongoing professional services.................        --            --            --            48            48
    Issuance of common stock at deemed fair
     value for services provided...................         4             4            --            --             8
    Accrued interest expense on convertible
     promissory notes to shareholders..............        --            13            --             5            18
Changes in operating assets and liabilities:                                           --
    Accounts receivable............................        --            --            --           (29)          (29)
    Inventory......................................        --            --            --          (261)         (261)
    Prepaid expenses and other assets..............        (5)         (164)          (60)         (501)         (670)
    Accounts payable...............................        39         1,762           690          (455)        1,346
    Accrued payroll and related liabilities........         5           415           (20)           51           471
    Accrued expenses...............................        51           (16)           --           556           591
                                                        -----       -------       -------      --------      --------
Net cash used in operating activities..............
                                                          (79)       (6,004)       (3,578)      (15,176)      (21,259)
Investing activities
Purchases of property and equipment................       (49)       (2,215)       (1,885)       (3,134)       (5,398)
Purchases of available-for-sale securities.........        --        (3,342)           --            --        (3,342)
Sales of available-for-sale securities.............        --         3,342            --            --         3,342
                                                        -----       -------       -------      --------      --------
Net cash used in investing activities..............
                                                          (49)       (2,215)       (1,885)       (3,134)       (5,398)
Financing activities
Proceeds from issuance of common stock.............       128            --            --            --           128
Proceeds from issuance of Series A preferred
 stock, net of issuance costs......................        --         6,946         6,946            --         6,946
Proceeds from issuance of Series B preferred stock,
 net of issuance costs.............................        --            --            --        29,308        29,308
Proceeds from the issuance of convertible
 promissory notes to shareholders..................        --         1,500            --            --         1,500
Proceeds from the exercise of stock options........        --           182             7            42           224
Repurchase of common stock.........................        --            --            --            (8)           (8)
Proceeds from capital lease obligation.............        --            --            --         1,668         1,668
Payments of capital lease obligation...............        --            --            --           (40)          (40)
                                                        -----       -------       -------      --------      --------
Net cash provided by financing activities..........       128         8,628         6,953        30,970        39,726
                                                        -----       -------       -------      --------      --------
Net increase in cash and cash equivalents..........        --           409         1,490        12,660        13,069
Cash and cash equivalents, beginning of period.....        --            --            --           409            --
                                                        -----       -------       -------      --------      --------
Cash and cash equivalents, end of period...........     $  --       $   409       $ 1,490      $ 13,069      $ 13,069
                                                        =====       =======       =======      ========      ========
Supplemental disclosures of cash flow
 information
Cash paid during year for:
    Interest.......................................     $  --       $    --       $    --      $     52      $     52
                                                        =====       =======       =======      ========      ========
    Taxes..........................................     $  --       $     1       $    --      $     --      $      1
                                                        =====       =======       =======      ========      ========

                            See accompanying notes.

                              OCCAM NETWORKS INC.
                         (A Development Stage Company)

                         NOTES TO FINANCIAL STATEMENTS

         (Information at September 30, 2001, for the nine months ended
                September 30, 2001 and 2000, and for the period from July 16, 1999 (date of inception) to September 30, 2001 is unaudited)

Note 1. Organization, Business and Basis of Presentation

   Occam Networks Inc. ("Occam") was incorporated on July 16, 1999, in the state of California and is a development stage company as defined in Statement of Financial Accounting Standards (SFAS) No. 7 "Accounting and Reporting by Development Stage Enterprises." Occam develops and markets a suite of broadband loop carriers, a simple, cost-effective solution that enables Incumbent Local Exchange Carriers (ILECs) to overcome the limitations of the local loop to profitably deliver a variety of voice and broadband services to their subscribers.

   Since Occam is a development stage company, it has experienced operating losses and negative cash flows from operations since its formation on July 16, 1999. As a result, management has raised significant capital through the sale of capital stock to investors and expects to continue to raise capital during the remainder of 2001 and in 2002.

   The accompanying financial statements have been prepared assuming that Occam will continue as a going concern. Occam estimates that it will require significant additional funding to continue operations. Occam has established plans designed to increase the capitalization of Occam and is actively seeking additional capital that will provide funds needed to increase the internal growth of Occam in order to fully implement its business plans. There can be no assurances that such additional capital will be available to Occam on favorable terms, if at all. The failure of Occam to obtain additional funding if, and when required, would have a material adverse effect on Occam's ability to fulfill its business plan, continue its operations and meet its financial commitments. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Note 2. Summary of Significant Accounting Policies

   Interim Financial Statements--The accompanying balance sheet as of September 30, 2001, and the statements of operations and cash flows for the nine months ended September 30, 2000 and 2001, and for the period from July 16, 1999 (date of inception) to September 30, 2001, and the statement of shareholders' equity (deficit) for the nine months ended September 30, 2001, are unaudited. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position, results of operations, and cash flows for the interim periods. The results of operations for the nine months ended September 30, 2001 are not necessarily indicative of operating results to be expected for the full fiscal year.

   Occam reports its quarterly results based on a thirteen week accounting calendar. Accordingly, the actual period end for the nine months periods ending September 30, 2000 and 2001 was September 28. However, for the financial presentation purposes, Occam reports its interim results as of the last calendar day of the last full month within the period.

   Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates and such differences may be material to the financial statements.

                              OCCAM NETWORKS INC.
                         (A Development Stage Company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


   Concentration of Credit Risk--Financial instruments that potentially subject Occam to concentrations of credit risk consist principally of cash deposits at financial institutions. Occam places its cash deposits with high-credit quality financial institutions. At times, balances in Occam's cash accounts may exceed the Federal Deposit Insurance Corporation (FDIC) limit.

   Cash Equivalents--Cash equivalents consist of investments with original maturities of three months or less from the date of purchase. Due to the short-term nature of these investments, the carrying amounts of cash equivalents reported in the balance sheet approximate their fair value.

   Financial Instruments--The carrying values of financial instruments, which include accounts receivable, accounts payable, accrued expenses and convertible promissory notes to shareholders approximate fair values at December 31, 1999 and 2000 and September 30, 2001, due to their short-term nature.

   Investments--Occam accounts for its investments in debt securities under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Management determines the appropriate classification of such securities at the time of purchase and reevaluates such classification as of each balance sheet date. The investments are adjusted for amortization of premiums and discounts to maturity and such amortization is included in interest income. Realized gains and losses and declines in value judged to be other than temporary are determined based on the specific-identification method and are reported in the statement of operations. Realized gains and losses were not significant. During 2000, Occam had investments primarily in commercial paper and United States Treasury Bills, which were classified as available-for-sale securities and were sold prior to year-end. At December 31, 2000, all of Occam's investments had maturities of three months or less from the date of purchase and therefore were classified as cash equivalents.

   Inventories--Inventories are carried at the lower of cost (determined on a first-in, first-out basis) or market. Inventories at September 30, 2001 primarily consisted of raw materials.

   Property and Equipment--Property and equipment are stated at cost. Expenditures for additions and major improvements are capitalized; maintenance and repairs are expensed as incurred. Depreciation of property and equipment is computed using the straight-line method over the shorter of the estimated useful lives of the assets, generally three to five years for furniture and fixtures, two to three years for computer hardware and two to five years for software.

   Long-Lived Assets--Occam reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the assets and its eventual disposition is less than its carrying amount. Occam has identified no such impairment losses.

   Revenue Recognition--Occam recognizes revenue when persuasive evidence of a sales arrangement exists, delivery has occurred or services have been rendered, the buyer's price is fixed or determinable and collectibility is reasonably assured. Occam allows credit for products returned within its policy terms. Such returns are estimated and an allowance is provided at the time of sale.

   Net Loss Per Share--Basic and diluted net loss per share was computed by dividing the net loss for the period by the weighted average number of shares of common stock outstanding during the period. Potentially dilutive common stock equivalents were excluded from diluted net loss per share because their effect would be antidilutive. The per share effects of the following common stock equivalents were not included in the determination of dilutive net loss per share: 6,975,000 shares of Series A preferred stock, 18,141,177 shares of Series B preferred stock, 188,235 Series B preferred stock warrants and outstanding options to purchase common stock.

                              OCCAM NETWORKS INC.
                         (A Development Stage Company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


   Accounting for Stock-Based Compensation--Occam accounts for stock option grants to employees and directors in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). Under APB 25, compensation expense is based on the difference, if any, on the date of grant between the estimated fair value of Occam's common stock and the stock option exercise price. Compensation expense is recognized ratably over the stock option vesting period. Occam uses the Black-Scholes option valuation model to value stock options granted to nonemployees and the related expense is recognized over the period the services are provided.
   Income Taxes--Income taxes are accounted for using the liability method. Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.
   Research and Development--Research and development costs are expensed as incurred.
   Advertising Costs--Occam expenses advertising costs as incurred. There was no advertising expense for the period from July 16, 1999 (date of inception) to December 31, 1999. Advertising expense totaled $5,000 for the year ended December 31, 2000 and $1,000 for the nine months ended September 30, 2001.
   Segment Information--Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for the way companies report information about operating segments in annual financial statements and related disclosures about products and services, geographic areas and major customers. Based on the manner in which management analyzes its business, Occam has determined that it does not have separately reportable operating segments.
   Comprehensive Loss--Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. There is no difference between net loss and comprehensive loss for all periods presented.
   Recent Accounting Pronouncements--In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards
(SFAS) No. 141, "Business Combinations" (SFAS 141), and SFAS No. 142, "Goodwill and Other Intangible Assets" (SFAS 142), effective for fiscal years beginning after December 15, 2001. Under SFAS 142, goodwill will no longer be amortized but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives. Occam will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002.
   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144). SFAS 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS 121). SFAS 144 retained substantially all of the requirements of SFAS 121 while resolving certain implementation issues. SFAS 144 is effective for fiscal years beginning after December 15, 2001, with early application encouraged. Occam is currently evaluating the impact of the adoption of SFAS 144.

                              OCCAM NETWORKS INC.
                         (A Development Stage Company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


Note 3. Property and Equipment

   The major components of property and equipment are as follows:


                                   December 31,
                               -------------------  September 30,
                                1999       2000         2001
                               -------  ----------  -------------
                                                     (Unaudited)
Computer hardware and software $44,000  $2,036,000   $ 4,215,000
Furniture and fixtures........   5,000     162,000       394,000
Leasehold improvements........      --      66,000       790,000
                               -------  ----------   -----------
                                49,000   2,264,000     5,399,000
Less accumulated depreciation.  (7,000)   (448,000)   (1,534,000)
                               -------  ----------   -----------
                               $42,000  $1,816,000   $ 3,865,000
                               =======  ==========   ===========

Note 4. Financing Arrangements

Convertible Promissory Notes to Shareholders

   On November 21, 2000, Occam issued three convertible promissory notes (the "Notes") for total proceeds of $1,500,000 to three holders of Occam Series A preferred stock. The Notes bore interest at 8% and were payable, including accrued interest, in January 2001. Under the terms of the Notes, if Occam was able to close the sale and issuance of shares in a Series B preferred stock financing by April 1, 2001, the outstanding principal and unpaid accrued interest on the Notes could be converted into shares of the Series B preferred stock financing at the option of the holder.

   Occam closed the Series B preferred stock financing on January 17, 2001, and the principal and unpaid accrued interest, $1,518,000, was immediately converted into 892,990 shares of Occam's Series B preferred stock.

Capital Lease Lines of Credit

   In December 2000, Occam secured a capital lease line of credit from a financial institution, which allows financing of up to $2,000,000 for certain equipment, software, and tenant improvements. The capital lease line of credit bears interest of 9.25% or 10% based on the type of asset financed. At December 31, 2000, Occam had no amounts outstanding under this line. In August 2001, Occam secured an additional capital lease line of credit from a financial institution, which allows financing up to $72,000 for certain furniture and computer equipment. At September 30, 2001, Occam had approximately $1,556,000 and $72,000 outstanding under each line of credit, respectively.

   In connection with the $2,000,000 line of credit, Occam issued 100,000 warrants to purchase Series B preferred stock at an exercise price of $1.00 per share. The warrants are immediately exercisable, and will expire upon the earlier of (i) their expiration on December 8, 2005, (ii) two years after the effective date of Occam's initial public offering, or (iii) upon a merger event, provided in which the warrant holder realizes a value for its shares equal to or greater than $5.00 per share. The value of the warrants was estimated using the Black-Scholes option pricing method with the following assumptions: weighted-average risk-free interest rate of 6%, contractual life of five years, volatility of 50% and no dividend yield. The fair value of this warrant was estimated to be $111,000 and is being amortized to interest expense over the term of the capital lease agreement. As of December 31, 2000 and September 30, 2001, all warrants remained outstanding.

                              OCCAM NETWORKS INC.
                         (A Development Stage Company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


Note 5. Shareholders' Equity (Deficit)

   In January 2000, Occam amended its articles of incorporation to increase its authorized shares to 14,000,000 shares of common stock and 7,000,000 shares of preferred stock, all of which were designated as Series A preferred stock.

   In January 2001, Occam amended its articles of incorporation to (i) increase the authorized number of Common stock from 14,000,000 shares to 42,975,000,
(ii) increase the authorized number of preferred stock from 7,000,000 to 26,975,000, (iii) reduce the authorized number of shares of Series A preferred stock from 7,000,000 to 6,975,000 and (iv) authorize 20,000,000 shares of Series B preferred stock. Also in January 2001, Occam increased the amount of authorized common stock reserved under its 1999 Stock Plan (the "Occam Plan") to 9,500,000.

Common Stock

   In July and August 1999, Occam issued 3,833,848 shares of common stock to its founders for total cash consideration of $128,000.

   During January 2000, Occam issued 41,152 shares of common stock to three employees for services provided in 1999. In January 2000, Occam issued 40,000 shares of common stock to a consultant who provided services in 2000. The services were valued at the deemed fair value of the common stock at the date of issuance and the related expense of approximately $8,000 was recognized in the period the services were provided.

   In December 2000, Occam issued 30,000 shares of restricted Common stock to a member of its technical advisory board. The restricted common stock vests on a monthly basis over four years beginning May 1, 2000. The restricted common stock was valued at $29,000 based on the deemed fair value of the Common stock on the date of issuance. The fair value was recorded as deferred stock-based compensation and is being amortized over the vesting period. For the year ended December 31, 2000 and the nine months ended September 30, 2001, Occam recorded amortization of deferred stock-based compensation of $5,000 and $6,000, respectively. At September 30, 2001, Occam recorded a decrease in the deemed fair value of the unvested restricted stock of $2,000. As the vesting of the restricted common stock requires future performance by the recipient, these shares are considered variable issuances for accounting purposes and, as such, the fair value of the shares will be remeasured each reporting period until such time that the restricted common stock is fully vested.

   In July and August 2001, Occam issued a total of 50,625 shares of common stock to two consultants for recruiting services. The common stock was fully vested upon issuance. Occam recorded recruiting expenses of $48,000 based on the fair values of the common stock at the date of issuance.

Series A Preferred Stock

   Occam issued a total of 6,975,000 shares of Series A preferred stock in two separate closings in early 2000 for total gross proceeds of $6,975,000. All Series A preferred stock was sold for $1.00 per share. Total issuance costs amounted to $29,000.

   The Series A preferred stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common stock at a one-for-one conversion price, subject to adjustment. Each share of Series A preferred stock will automatically be converted into shares of common stock at the conversion price in

                              OCCAM NETWORKS INC.
                         (A Development Stage Company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)

effect at that time upon the earlier of a qualified public offering or the date specified by written consent of the holders of at least two-thirds of the outstanding Series A preferred stock. At December 31, 2000 and September 30, 2001, the conversion price was $1.00 per share.

   Each share of Series A preferred stock is also entitled to receive noncumulative preferential dividends at the rate of $0.08 per year per share of Series A preferred stock, if declared, and the preferred shareholders have the same voting rights (on an as-converted basis) as the common shareholders. In the event of liquidation, the preferred shareholders have liquidation preference at an amount per share equal to the sum of the original issuance price and any declared but unpaid dividends. At December 31, 2000 and September 30, 2001, the liquidation preference totaled $6,975,000.

Series B Preferred Stock

   Occam issued a total of 18,141,177 shares of Series B preferred stock in two separate closings in early 2001 for gross proceeds of $29,322,000 and the conversion of the outstanding convertible promissory notes, including accrued interest (see Note 4). All Series B preferred stock was sold for $1.70 per share. Total issuance costs amounted to $90,000.

   The Series B preferred stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of common stock at a one-for-one conversion price, subject to adjustment. Each share of Series B preferred stock will automatically be converted into shares of common stock at the conversion price in effect at that time upon the earlier of a qualified public offering or the date specified by written consent of the holders of at least two-thirds of the outstanding Series B preferred stock.

   Each share of Series B preferred stock is also entitled to receive noncumulative preferential dividends at the rate of $0.136 per year per share of Series B preferred stock, if declared. The preferred shareholders also have the same voting rights (on an as-converted basis) as the common shareholders. In the event of liquidation, the preferred shareholders have liquidation preference at an amount per share equal to the sum of the original issuance price and any declared but unpaid dividends. If the assets legally available for distribution to the preferred shareholders are insufficient to permit payment of the full liquidation preference, then the assets will be distributed ratably among the preferred shareholders in proportion to the amount of their relative aggregate liquidation preferences that such holders would otherwise be entitled to receive. As of September 30, 2001, the liquidation preference totaled $30,840,000.

Warrants Issued to Purchase Series B Preferred Stock

   In connection with the issuance of the convertible promissory notes in November 2000 (see Note 4), Occam issued 88,235 warrants to purchase Series B preferred stock at an exercise price of $1.70. The warrants are immediately exercisable and expire five years from the date of grant. The deemed fair value of the warrants granted was determined to be approximately $76,000 using the Black-Scholes option pricing method assuming a risk-free interest rate of 6%, a volatility factor of 50%, a contractual life of five years and no dividend yield. The deemed fair value of the warrants represents issuance costs. The warrants expire on December 8, 2005. As of December 31, 2000 and September 30, 2001, all warrants remained outstanding.

                              OCCAM NETWORKS INC.
                         (A Development Stage Company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


Note 6. Stock Options

Stock Option Plan

   During 2000, Occam adopted the Occam Plan that provides for the granting of incentive and nonqualified stock options to officers, employees, directors, and independent contractors or agents of Occam. The exercise price of options for both the incentive and nonqualified stock options may not be less than the deemed fair value of the shares on the date of grant. The Board of Directors is authorized to administer the Occam Plan and establish the stock option terms, including the grant price and vesting period. Options granted to employees are generally exercisable upon grant, subject to an ongoing repurchase right of Occam matching the vesting period. The options expire ten years after the date of grant and Occam holds a right of first refusal in connection with any transfer of vested optioned shares. At December 31, 2000, 5,000,000 shares of common stock have been reserved for issuance under the Occam Plan. At September 30, 2001, 9,500,000 shares of common stock have been reserved for issuance under the Occam Plan.

   A summary of Occam's stock option activity is as follows:

                                                          Weighted Average
                                                Shares         Price
                                              ----------  ----------------
Outstanding at December 31, 1999.............         --       $  --
   Granted...................................  4,683,866        0.10
   Canceled..................................    (25,000)       0.10
   Exercised................................. (1,818,179)       0.10
                                              ----------       -----
Outstanding at December 31, 2000.............  2,840,687        0.10
   Granted (unaudited).......................  4,137,600        0.17
   Canceled (unaudited)......................   (182,000)       0.11
   Exercised (unaudited).....................   (408,987)       0.10
                                              ----------       -----
Outstanding at September 30, 2001 (unaudited)  6,387,300       $0.14
                                              ==========       =====

   As of December 31, 2000, Occam had 316,134 shares of common stock available for future grant under the Occam Plan and 2,840,687 stock options were exercisable at an exercise price of $0.10. As of December 31, 2000, the 2,840,687 outstanding stock options were at exercise prices of $0.10 and had a weighted-average remaining contractual life of 9.6 years. As of September 30, 2001, Occam had 962,868 shares of common stock available for future grant and, 2,401,500 and 3,985,800 stock options were exercisable at exercise prices of $.10 and $.17, respectively. As of September 30, 2001, the 6,387,300 stock options outstanding had a weighted average remaining contractual life of 9.4 years.

Deferred Stock-Based Compensation

   In connection with the grant of certain options to purchase common stock to employees during 2000, Occam recorded deferred stock-based compensation of approximately $2,650,000 for the aggregate differences between the exercise prices of options at their dates of grant and the deemed fair value for accounting purposes of the common stock subject to such options. Such amounts are being amortized ratably over the vesting period of the related options.

   During the nine month periods ended September 30, 2001, Occam recorded net deferred stock-based compensation of approximately $2,988,000.

                              OCCAM NETWORKS INC.
                         (A Development Stage Company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


   Amortization expense relating to employee stock options for the year ended December 31, 2000 and nine month periods ended September 30, 2000 and 2001, totaled $364,000, $204,000, and $762,000, respectively.

   During 2000, Occam issued 150,000 options to purchase common stock at an exercise price of $0.10 to members of its technical advisory board. The stock options granted vest on a monthly basis over two years and were valued at $91,000 using the Black-Scholes option pricing method assuming a risk free interest rate of 6%, a volatility factor of 50%, a contractual life of two years and no dividend yield. The deemed fair value of the stock options was recorded as deferred compensation and Occam recorded amortization of deferred stock compensation of $32,000 for the year ended December 31, 2000. At December 31, 2000, Occam recorded an increase in the deemed fair value of the unvested stock options of $27,000. As these stock options require future performance by the recipients, these options are considered variable grants for accounting purposes, and as such, the fair value of the options will be remeasured each reporting period until such time that the options are fully vested. Occam recorded amortization of deferred stock compensation of $52,000 for the nine months ended September 30, 2001. At September 30, 2001, Occam recorded a decrease in the deemed fair value of the unvested stock options of $2,000.

   Occam issued 104,000 options to purchase common stock at an exercise price of $0.l7 to three consultants for ongoing consultant services. The stock options vest on a monthly basis over one year and were valued at $101,000. In addition, during the nine months ended September 30, 2001, Occam issued 5,000 options to purchase common stock at an exercise price of $0.17 to a consultant for ongoing consulting services. The stock options vest on a monthly basis over two years and were valued at $5,000. The Black-Scholes option pricing method was used to value all options grants to consultants assuming a risk free interest rate of 5%, a volatility factor of 50%, a contractual life of ten years and no dividend yield. The deemed fair value of the stock options was recorded as deferred compensation and Occam recorded amortization of deferred stock compensation of $44,000 for the nine months ended September 30, 2001. As these stock options require future performance by the recipients, these options are considered variable grants for accounting purposes, and as such, the fair value of the options will be remeasured each reporting period until such time that the options are fully vested. At September 30, 2001, Occam recorded a decrease in the deemed fair value of the unvested stock options of $12,000. During 2001, a consultant agreement was terminated and the vesting of the options issued to the consultant ceased. The cancellation of 17,500 options valued at $19,000 was recorded as an adjustment to deferred compensation.

   Total amortization expense of stock-based compensation consists of stock-based compensation expense associated with employee and consultant options granted and restricted stock issued and relates to the following captions on the accompanying statements of operations as follows:

                                                Year ended  Nine months ended Nine months ended
                                               December 31,   September 30,     September 30,
                                                   2000           2000              2001
                                               ------------ ----------------- -----------------
                                                               (Unaudited)       (Unaudited)
Research and development......................   $294,000       $161,000          $494,000
Sales and marketing...........................     55,000         27,000           145,000
General and administrative....................     52,000         30,000           225,000
                                                 --------       --------          --------
Total amortization of stock-based compensation   $401,000       $218,000          $864,000
                                                 ========       ========          ========

                              OCCAM NETWORKS INC.
                         (A Development Stage Company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


Fair Value Disclosures

   If Occam recognized employee stock option-related compensation expense in accordance with SFAS 123 and used the minimum-value method for determining the weighted-average fair value of options granted, its pro forma net loss and net loss per share for 2000 would not be materially different from that reported in Occam's accompanying statement of operations.

   In computing the impact of SFAS 123, a weighted-average fair value of $0.61 for 2000 stock option grants was estimated at the date of grant using the minimum value option pricing model with the following assumptions: risk-free interest rate of 5.9%, a weighted-average expected life of the options of five years and no assumed dividend yield.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized ratably over the option's vesting period. The pro forma effect on net loss and net loss per share for 2000 is not representative of the pro forma effect on net loss or income in future years because compensation expense in future years could reflect the amortization of a larger number of stock options granted in several succeeding years.

Note 7. Income Taxes

   As a result of the net operating loss incurred since inception, only the minimum state income tax provision has been recorded. The following is a reconciliation of the statutory federal income tax rate to Occam's effective income tax rate:

                                                                            Period from July 16,
                                                              Year ended  1999 (date of inception)
                                                             December 31,     to December 31,
                                                                 2000               1999
                                                             ------------ ------------------------
Statutory federal income tax benefit........................     (34)%               (34)%
State income tax benefit (net of federal tax effect)........      (6)                 (6)
Research and development and manufacturing investment credit      (2)               (103)
Other.......................................................       2                   1
Valuation allowance.........................................      40                 142
                                                                 ---                ----
                                                                 -- %                -- %
                                                                 ===                ====

   Occam's 2000 net deferred tax assets of $3,826,000 primarily relate to the current year net operating loss carryforward of $3,374,000. Occam's 1999 net deferred tax assets totaled $255,000 and primarily consisted of a net operating loss carryforward of $68,000 and research and development and manufacturing investment credits of $185,000. However, Occam has placed a full valuation allowance against these otherwise recognizable deferred tax assets due to the uncertainty of realizing the benefit of these favorable tax attributes in the future. At December 31, 2000, Occam's net operating loss carryforwards for federal and state tax purposes were approximately $8,470,000 and $8,469,000, expiring in 2020 and 2005, respectively.

   Under the change in ownership provisions of Section 382 of the Internal Revenue Code, the utilization of Occam's net operating loss carryforwards may be limited.

                              OCCAM NETWORKS INC.
                         (A Development Stage Company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


Note 8. Commitments and Contingencies

   Occam leases its office facilities and equipment under noncancelable lease agreements, which expire at various dates through 2005. Certain operating leases contain escalation clauses with annual base rent adjustments of 3% or a cost of living adjustment. During the nine months ended September 30, 2001, Occam leased certain equipment and software under noncancelable capital lease agreements. Approximate minimum annual lease commitments under noncancelable operating and capital leases are as follows:

     Year ending December 31      Operating Leases Capital Leases
     -----------------------      ---------------- --------------
2001.............................    $  784,000      $  154,000
2002.............................     1,106,000         616,000
2003.............................       879,000         632,000
2004.............................       722,000         593,000
2005.............................       598,000         108,000
Thereafter.......................       527,000              --
                                     ----------      ----------
Total minimum lease payments.....     4,616,000       2,103,000
Less amount representing interest            --        (475,000)
                                     ----------      ----------
Present value of lease payments..    $4,616,000      $1,628,000
                                     ==========      ==========

   Equipment and software under capital leases had an original cost of $1,668,000 at September 30, 2001. The amortization expense for assets under capital lease is included in depreciation expense.

   Total rent expense, for the period July 16, 1999 (date of inception) to December 31, 1999, for the year ended December 31, 2000, and for the nine months ended September 30, 2001, was $7,000, $194,000 and $641,000, respectively. Total rent expense for the period from July 16, 1999 (date of inception) to September 30, 2001 was $842,000.

   Occam may be involved in litigation and other legal matters from time to time in the normal course of business. Management does not believe that the outcome of any of these matters will have a material adverse effect on Occam's consolidated financial position, results of operations or cash flows.

Note 9. 401(k) Plan

   During 2000, Occam adopted a defined contribution plan under which employees who are at least 18 years old and have completed 500 hours of service may defer compensation pursuant to Section 401(k) of the Internal Revenue Code. Participants in the plan may contribute between 1% and 15% of their pay, subject to the limitations placed by the IRS. Occam, at its discretion, may match a portion of the amounts contributed by the employee. Occam made no contributions during 2000 and 2001.

Note 10. Quarterly Information (unaudited)

                                                        1999
                                      ----------------------------------------
                                      March 31 June 30 September 30 December 31
                                      -------- ------- ------------ -----------
 Loss from operations................   $--      $--     $(49,000)   $(130,000)
 Net loss............................    --       --      (49,000)    (131,000)
 Basic and diluted net loss per share    --       --        (0.02)       (0.03)

                              OCCAM NETWORKS INC.
                         (A Development Stage Company)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


                                                           2000
                                     -------------------------------------------------
                                     March 31     June 30    September 30 December 31
                                     ---------  -----------  -----------  -----------
Loss from operations................ $(439,000) $(1,397,000) $(2,915,000) $(4,282,000)
Net loss............................  (430,000)  (1,336,000)  (2,829,000)  (4,267,000)
Basic and diluted net loss per share     (0.11)       (0.34)       (0.72)       (1.08)

                                                        2001
                                       --------------------------------------
                                        March 31      June 30    September 30
                                       -----------  -----------  -----------
  Revenues............................ $        --  $        --  $    40,000
  Gross loss..........................          --           --      (12,000)
  Loss from operations................  (4,868,000)  (5,323,000)  (6,959,000)
  Net loss............................  (4,716,000)  (5,038,000)  (6,802,000)
  Basic and diluted net loss per share       (1.16)       (1.15)       (1.44)

Note 11. Events Subsequent to September 30, 2001 (unaudited)

Capitalization

   In October 2001, Occam amended its articles of incorporation to (i) increase the authorized number of Common stock from 42,975,000 shares to 80,325,000,
(ii) increase the authorized number of preferred stock from 26,975,000 to 54,975,000, (iii) authorize 20,000,000 shares of Series B-1 preferred stock,
(iv) authorize 8,000,000 shares of Series C preferred, (v) fix the rights, privileges, preferences of each series of preferred stock, and (vi) provide "pay-to-play" provisions pursuant to which all shares of Series B preferred stock held by any holder who purchases its pro-rata share of a Subsequent Financing (as defined in Occam's amended and restated articles) will be converted into Series B-1 preferred stock, which may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of common stock at a 1-for-1.4167 conversion price, subject to adjustment. Also in October 2001, Occam increased the authorized number of shares of common stock reserved for the Occam Plan to 16,300,000. In November 2001, Occam further amended its articles of incorporation to authorize the increase of its common stock from 80,325,000 to 85,000,000.

Merger and Related Events

   On November 12, 2001, Occam and Accelerated Networks, Inc. ("Accelerated Networks"), a publicly held company and developer of multi-service broadband access solutions for communications service providers, announced that they had entered into a definitive merger agreement. Under the terms of the agreement, upon consummation of the merger, Occam's shareholders will receive shares of Accelerated Networks' common stock and Occam's option holders and warrant holders will receive options and warrants in Accelerated Networks, collectively representing approximately 68% of an agreed-upon portion of the outstanding equity interests of Accelerated Networks, as set forth in the merger agreement. For financial reporting purposes, the merger will be accounted for as a reverse acquisition, pursuant to which Occam will be treated as the acquiring entity and for accounting purposes the assets acquired and liabilities assumed of Accelerated Networks will be recorded at their respective fair values. The merger is expected to close in the first quarter or early in the second quarter of 2002, subject to the satisfaction of certain customary closing considerations, including the approval of the shareholders of both companies.

   In connection with the merger, the combined entity will receive an additional $10 million in cash and a $10 million funding commitment from existing shareholders of Occam.

                                                                        Annex A


                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                 BY AND AMONG

                          ACCELERATED NETWORKS, INC.,

                            ODIN ACQUISITION CORP.

                                      AND

                              OCCAM NETWORKS INC.

                         Dated as of November 9, 2001

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

 ARTICLE I THE MERGER....................................................  A-1

  1.1  The Merger........................................................  A-1
  1.2  Effective Time; Closing...........................................  A-1
  1.3  Effect of the Merger..............................................  A-2
  1.4  Articles of Incorporation and Bylaws; Directors and Officers......  A-2
  1.5  Effect on Capital Stock...........................................  A-2
  1.6  Surrender of Certificates.........................................  A-3
  1.7  No Further Ownership Rights in Occam Stock........................  A-4
  1.8  Lost, Stolen or Destroyed Certificates............................  A-5
  1.9  Dissenting Shares.................................................  A-5
  1.10 Further Action....................................................  A-5
  1.11 Certain Definitions...............................................  A-5
  1.12 Tax Consequences..................................................  A-6

 ARTICLE II REPRESENTATIONS AND WARRANTIES OF OCCAM......................  A-6

  2.1  Organization; Standing and Power; Charter Documents; Subsidiaries.  A-6
  2.2  Occam Capital Structure...........................................  A-7
  2.3  Authority; Non-Contravention; Necessary Consents..................  A-8
  2.4  Occam Financial Statements; Undisclosed Liabilities...............  A-9
  2.5  Absence of Certain Changes or Events.............................. A-10
  2.6  Taxes............................................................. A-10
  2.7  Intellectual Property............................................. A-11
  2.8  Compliance; Permits............................................... A-11
  2.9  Litigation........................................................ A-11
  2.10 Contracts......................................................... A-12
  2.11 Employee Matters and Benefit Plans................................ A-12
  2.12 Real Property..................................................... A-15
  2.13 Insurance......................................................... A-16
  2.14 Disclosure........................................................ A-16
  2.15 Board Approval.................................................... A-16
  2.16 Related Party Transactions........................................ A-16
  2.17 Environmental Matters............................................. A-17
  2.18 Brokers' and Finders' Fees........................................ A-17

 ARTICLE III REPRESENTATIONS AND WARRANTIES OF ANI....................... A-17

  3.1  Organization; Standing and Power; Charter Documents; Subsidiaries. A-17
  3.2  ANI Capital Structure............................................. A-17
  3.3  Authority; Non-Contravention; Necessary Consents.................. A-18
  3.4  ANI SEC Filings; ANI Financial Statements; Undisclosed Liabilities A-19
  3.5  Absence of Certain Changes or Events.............................. A-19
  3.6  Taxes............................................................. A-20
  3.7  Intellectual Property............................................. A-21

                                                                                                Page
                                                                                                ----
 3.8  Compliance; Permits...................................................................... A-21
 3.9  Litigation............................................................................... A-21
 3.10 Brokers' and Finders' Fees............................................................... A-21
 3.11 Contracts................................................................................ A-21
 3.12 Employee Matters and Benefit Plans....................................................... A-22
 3.13 Real Property............................................................................ A-24
 3.14 Insurance................................................................................ A-24
 3.15 Disclosure............................................................................... A-25
 3.16 Board Approval........................................................................... A-25
 3.17 Related Party Transactions............................................................... A-25
 3.18 Environmental Matters.................................................................... A-26
 3.19 Fairness Opinion......................................................................... A-26

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME................................................. A-26

 4.1  Conduct of Business by ANI............................................................... A-26
 4.2  Conduct of Business by Occam............................................................. A-27

ARTICLE V ADDITIONAL AGREEMENTS................................................................ A-29

 5.1  Prospectus/Proxy Statement; Registration Statement....................................... A-29
 5.2  Meetings of Stockholders and Shareholders; Board Recommendation.......................... A-29
 5.3  ANI Acquisition Proposals................................................................ A-30
 5.4  Occam Acquisition Proposals.............................................................. A-32
 5.5  Confidentiality; Access to Information; No Modification of Representations, Warranties or
      Covenants................................................................................ A-33
 5.6  Public Disclosure........................................................................ A-34
 5.7  Regulatory Filings; Reasonable Efforts................................................... A-34
 5.8  Notification of Certain Matters.......................................................... A-35
 5.9  Third-Party Consents..................................................................... A-36
 5.10 Stock Options and Warrants............................................................... A-36
 5.11 Indemnification of Officers and Directors................................................ A-37
 5.12 Directors and Officers of ANI After the Effective Time; Change of Name................... A-37
 5.13 Nasdaq Listing........................................................................... A-37
 5.14 Tax Matters.............................................................................. A-37
 5.15 Conversion of Occam Preferred Stock...................................................... A-38
 5.16 Employment of Continuing Employees....................................................... A-38

ARTICLE VI CONDITIONS TO THE MERGER............................................................ A-38

 6.1  Conditions to Obligations of Each Party to Effect the Merger............................. A-38
 6.2  Additional Conditions to Obligations of Occam............................................ A-38
 6.3  Additional Conditions to the Obligations of ANI.......................................... A-39

                                                                Page
                                                                ----
           ARTICLE VII TERMINATION, AMENDMENT AND WAIVER....... A-40

            7.1  Termination................................... A-40
            7.2  Notice of Termination; Effect of Termination.. A-41
            7.3  Fees and Expenses............................. A-41
            7.4  Amendment..................................... A-43
            7.5  Extension; Waiver............................. A-43

           ARTICLE VIII GENERAL PROVISIONS..................... A-43

            8.1  Non-Survival of Representations and Warranties A-43
            8.2  Notices....................................... A-43
            8.3  Interpretation................................ A-44
            8.4  Counterparts.................................. A-45
            8.5  Entire Agreement; Third-Party Beneficiaries... A-45
            8.6  Severability.................................. A-45
            8.7  Other Remedies; Specific Performance.......... A-45
            8.8  Governing Law................................. A-45
            8.9  Rules of Construction......................... A-45
            8.10 Assignment.................................... A-46
            8.11 Waiver of Jury Trial.......................... A-46

Exhibit A-1 Form of Voting Agreement for ANI stockholders
Exhibit A-2 Form of Voting and Conversion Agreement for Occam shareholders Exhibit B-1 Form of Lock-up Agreement for ANI stockholders
Exhibit B-2 Form of Lock-up Agreement for Occam shareholders
Exhibit C  Form of Funding Agreement

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

   This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION is made and entered into as of November 9, 2001, by and among Accelerated Networks, Inc., a Delaware corporation ("ANI"), Odin Acquisition Corp., a California corporation and wholly-owned subsidiary of ANI (the "Merger Sub"), and Occam Networks Inc., a California corporation ("Occam").

                                   RECITALS

   A. The Boards of Directors of each of ANI, Merger Sub and Occam have approved, and deem it advisable and in the best interests of their respective corporations and stockholders to consummate, the business combination transaction provided for herein in which Merger Sub would merge with and into Occam.

   B. ANI and Occam desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

   C. Concurrently with the execution of this Agreement, and as a condition and inducement to the parties' willingness to enter into this Agreement, certain stockholders of ANI are entering into voting agreements in the form of Exhibit A-1 attached hereto and certain shareholders of Occam are entering into voting and conversion agreements in the form of Exhibit A-2 attached hereto (collectively, the "Voting Agreements").

   D. Concurrently with the execution of this Agreement, and as a condition and inducement to the parties' willingness to enter this Agreement, certain stockholders of ANI are entering into lock-up agreements in the form of Exhibit B-1 attached hereto and certain shareholders of Occam are entering into lock-up agreements in the form of Exhibit B-2 attached hereto (the "Lock-up Agreements").

   E. Concurrently with the execution of this Agreement, ANI and Occam are entering into a Funding Agreement in the form of Exhibit C attached hereto.

   F. For Federal income tax purposes for the shareholders of Occam, the parties intend that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 354(a) of the Code.

   NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                  THE MERGER

   1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of California Law, Merger Sub shall be merged with and into Occam (the "Merger"), the separate corporate existence of Merger Sub shall cease and Occam shall continue as the surviving corporation. Occam, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

   1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing an agreement of merger with the Secretary of State of the State of California (the "Agreement of Merger") in accordance with the relevant provisions of the California General Corporation Law ("California Law") (the time of such filing (or such later time as may be agreed in writing by Occam and

ANI and specified in the Agreement of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

   1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

   1.4 Articles of Incorporation and Bylaws; Directors and Officers.

   (a) At the Effective Time, the Articles of Incorporation of Occam, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation of the Surviving Corporation, provided that, the name of the Surviving Corporation shall be designated by Occam prior to the mailing of the Prospectus/Proxy Statement (as defined in Section 5.12) to the stockholders of ANI. The Bylaws of Occam, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

   (b) At the Effective Time, Kumar Shah shall become the sole director of the Surviving Corporation and the officers of Occam shall become the officers of the Surviving Corporation.

   1.5 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Occam or any shareholders of Occam, the following shall occur:

      (a) Occam Common Stock. Each share of the common stock, no par value per share, of Occam ("Occam Common Stock") issued and outstanding immediately prior to the Effective Time including shares of Occam Common Stock to be issued upon the conversion of all outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of Occam (collectively the "Occam Preferred Stock") immediately prior to the Effective Time, but excluding any shares of Occam Common Stock to be canceled pursuant to Section 1.5(b) or which constitute "dissenting shares" as described in Section 1.9, will be canceled and extinguished and automatically converted into the right to receive a number of shares of common stock, par value $0.001 per share, of ANI ("ANI Common Stock") equal to the Exchange Ratio (as defined in Section 1.11 hereof) and cash in lieu of fractional shares pursuant to Section 1.5(f).

      (b) Cancellation of Treasury Stock. Each share of Occam Common Stock held by Occam or any direct or indirect wholly-owned subsidiary of Occam immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

      (c) Stock Options and Warrants. At the Effective Time, all options to purchase Occam Common Stock then outstanding and unexercised under Occam's 1999 Stock Plan (the "Occam Stock Option Plan") shall be assumed by ANI in accordance with Section 5.10. At the Effective Time, all warrants to purchase shares of Occam's capital stock then outstanding and unexercised shall be assumed by ANI in accordance with Section 5.10.

      (d) Stock of Merger Sub. Each share of the common stock, no par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

      (e) Restricted Stock. If any shares of Occam capital stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Occam or under which Occam has any rights, then the shares of ANI Common Stock issued in exchange for such shares of Occam capital stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of ANI Common Stock may accordingly be marked with appropriate legends. Occam shall take all action that may be necessary to ensure that, from and after the Effective Time, ANI is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

      (f) No Fractional Shares. No fractional shares of ANI Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Occam capital stock who would otherwise be entitled to receive a fraction of a share of ANI Common Stock (after aggregating all fractional shares of ANI Common Stock issuable to such holder) shall, in lieu of such fraction of a share and, upon surrender of such holder's Certificate(s) (as defined in Section 1.6(c)), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the ANI Stock Price (as defined in Section 1.11) on the last trading day immediately prior to the Effective Time.

   1.6 Surrender of Certificates

      (a) Exchange Agent. ANI shall select an institution reasonably satisfactory to Occam to act as the exchange agent (the "Exchange Agent") in the Merger.

      (b) ANI to Provide Common Stock. Promptly after the Effective Time, ANI shall make available to the Exchange Agent for exchange in accordance with this 1.5, the shares of ANI Common Stock issuable and cash payable in lieu of fractional shares pursuant to Section 1.5 in exchange for outstanding shares of Occam Common Stock. In addition, ANI shall make available as necessary from time to time after the Effective Time as needed, cash in an amount sufficient for any dividends or distributions which holders of shares of Occam Common Stock may be entitled pursuant to Section 1.6(d). Any cash and ANI Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

      (c) Exchange Procedures. Promptly after the Effective Time, ANI shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Occam Common Stock (including shares of Occam Common Stock to be issued upon the conversion of all Occam Preferred Stock immediately prior to the Effective Time) and any dividends or other distributions pursuant to Section 1.6(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as ANI may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of ANI Common Stock and any dividends or other distributions pursuant to Section 1.6(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by ANI, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the number of shares of ANI Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 1.5(a), cash in lieu of fractional shares pursuant to Section 1.5(f) not found. and any dividends or distributions payable pursuant to Section 1.6(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of shares of ANI Common Stock into which such shares of Occam Common Stock (including shares of Occam Common Stock to be issued upon the conversion of all Occam Preferred Stock immediately prior to the Effective Time) shall have been so converted, cash in lieu of fractional shares pursuant to Section 1.5(f) and the right to receive any dividends or distributions payable pursuant to
   Section 1.6(d).

      (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to ANI Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of ANI Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates.

      (e) Transfers of Ownership. If shares of ANI Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons (as defined in Section 8.3(c)) requesting such exchange will have paid to ANI or any agent designated by it any transfer or other Taxes (as defined in Section 2.6) required by reason of the issuance of shares of ANI Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of ANI or any agent designated by it that such Tax has been paid or is not payable.

      (f) Required Withholding. Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Occam Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement (as defined in Section 2.2(c)). To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

      (g) No Liability. Notwithstanding anything to the contrary in this
   Section 1.6, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of ANI Common Stock or Occam Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by ANI on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Occam stockholders pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Occam stockholders pursuant to this Article I shall promptly be paid to ANI.

      (i) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six (6) months after the Effective Time shall, at ANI's request, be delivered to ANI and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.6 shall after such delivery to ANI look only to ANI for the shares of ANI Common Stock pursuant to Section 1.5(a), cash in lieu of fractional shares pursuant to Section 1.5(f) and any dividends or other distributions pursuant to Section 1.6(d) with respect to the shares of Occam Common Stock (including shares of Occam Common Stock to be issued upon the conversion of all Occam Preferred Stock immediately prior to the Effective Time) formerly represented thereby. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Occam Common Stock (including shares of Occam Common Stock to be issued upon the conversion of all Occam Preferred Stock immediately prior to the Effective Time) immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 2.3(c)) shall, to the extent permitted by law, become the property of ANI free and clear of any claims or interest of any Person previously entitled thereto.

   1.7 No Further Ownership Rights in Occam Stock. All shares of ANI Common Stock issued upon the surrender for exchange of shares of Occam Common Stock (including shares of Occam Common Stock to be issued upon the conversion of all Occam Preferred Stock immediately prior to the Effective Time) in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.5(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Occam Common Stock (including shares of Occam Common Stock to be issued upon the conversion of all Occam Preferred Stock immediately prior to the Effective Time), and there shall be no further registration of transfers on the records of the Surviving

Corporation of shares of Occam Common Stock and Occam Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

   1.8 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of ANI Common Stock and any dividends or distributions payable pursuant to Section 1.6(d); provided, however, that ANI may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to indemnify against any claim that may be made against ANI, Occam or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

   1.9 Dissenting Shares.

      (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of Occam that, as of the Effective Time, are or may become "dissenting shares" within the meaning of Section 1300(b) of California Law shall not be converted into or represent the right to receive ANI Common Stock in accordance with Section 1.5(a), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of California Law; provided, however, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) ANI Common Stock in accordance with Section 1.5(a).

      (b) Occam shall give ANI (i) prompt notice of any written demand received by Occam prior to the Effective Time to require Occam to purchase shares of capital stock of Occam pursuant to Chapter 13 of California Law and of any other demand, notice or instrument delivered to Occam prior to the Effective Time pursuant to California Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. Occam shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand.

   1.10 Further Action. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Occam, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Occam, any other actions to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

   1.11 Certain Definitions.

   For purposes of this Agreement:

      "ANI Stock Price" shall mean the closing price of a share of ANI Common Stock, as reported on the Nasdaq National Market for a given date.

      "ANI Common Equivalent Number" shall mean the sum of (A) the aggregate number of shares of ANI Common Stock that are outstanding immediately prior to the Effective Time, (B) 4,720,461 shares of ANI Common Stock (representing an agreed portion of the shares of ANI Common Stock that are purchasable under or otherwise subject to all options to purchase shares of ANI Common Stock that are outstanding as of the date hereof) reduced by the number of shares of ANI Common Stock (if any) that are actually issued prior to the Effective Time upon the exercise of options to purchase shares of ANI Common Stock issued prior to the date hereof with exercise prices of less than $1.00 per share, (C) the aggregate number of shares of ANI Common Stock that are purchasable under or otherwise subject to all options and warrants to purchase shares of ANI Common Stock that are issued after the date hereof and prior to the Effective Time (if any) and that are outstanding immediately prior to the Effective Time, and (D) the aggregate number of shares of ANI Common Stock that are issuable upon the conversion of all other convertible securities of ANI that are outstanding or deemed outstanding immediately prior to the Effective Time (excluding all options and warrants to purchase shares of ANI Common Stock).

      "Exchange Ratio" shall mean a fraction whose numerator is the Merger Consideration and whose denominator is the Occam Common Equivalent Number.

      "Merger Consideration" shall mean the number of shares of ANI Common Stock equal to the product of 2.125 and the ANI Common Equivalent Number.

      "Occam Common Equivalent Number" shall mean the sum of (A) the aggregate number of shares of Occam Common Stock that are outstanding immediately prior to the Effective Time (including shares of Occam Common Stock to be issued upon the conversion of all Occam Preferred Stock immediately prior to the Effective Time and shares of Occam Common Stock issued or to be issued pursuant to the First Financing (as defined in Section 2.4(c)), (B) the aggregate number of shares of Occam Common Stock that are purchasable under or otherwise subject to all options and warrants to purchase shares of Occam Common Stock that are outstanding or deemed outstanding immediately prior to the Effective Time, (C) the aggregate number of shares of Occam Common Stock that are directly or indirectly issuable upon the conversion of all other convertible securities of Occam that are outstanding or deemed outstanding (including those convertible securities in connection with the Second Financing (as defined in Section 2.4)) immediately prior to the Effective Time (excluding all options and warrants to purchase shares of Occam Common Stock), and (D) the aggregate number of shares of Occam Common Stock or Occam Preferred Stock (or their equivalents) which Occam has entered into any commitment or arrangement to issue (or to issue options or warrants with respect to) prior to the Effective Time, but which are not outstanding immediately prior to the Effective Time.

   1.12 Tax Consequences. It is intended by the parties hereto that in the case of the shareholders of Occam, the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

                                  ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF OCCAM

   Occam represents and warrants to ANI, subject to the exceptions specifically disclosed in writing in the disclosure schedules supplied by Occam to ANI dated as of the date hereof and certified by a duly authorized officer of Occam (the "Occam Schedules"), as follows:

   2.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

      (a) Organization; Standing and Power. Occam is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except (with respect to its good standing status only) where the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3(b)) on Occam, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Occam.

      (b) Charter Documents. Occam has delivered or made available to ANI a true and correct copy of the Articles of Incorporation and Bylaws of Occam, each as amended to date (collectively, the "Occam Charter Documents") and each such instrument is in full force and effect. Occam is not in violation of any of the provisions of the Occam Charter Documents.

      (c) Subsidiaries. Occam has no Subsidiaries and does not own any capital stock of, or any equity interest of any nature in, any other Person. For purposes of this Agreement, "Subsidiary," when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

   2.2 Occam Capital Structure

   (a) Capital Stock. The authorized capital stock of Occam consists of: (i) 42,975,000 shares of Occam Common Stock, no par value per share, of which 6,172,457 shares are issued and outstanding as of the date hereof, (ii) 6,975,000 shares of Series A Preferred Stock, no par value per share, of which 6,975,000 shares are issued and outstanding as of the date hereof, (iii) 20,000,000 shares of Series B Preferred Stock, no par value per share, of which 18,141,177 shares were issued and outstanding as of the date hereof, and (iv) 8,000,000 shares of Series C Preferred Stock, no par value per share, of which no shares are issued and outstanding as of the date hereof. All of the outstanding shares of capital stock of Occam have been duly authorized and validly issued, and are fully paid and nonassessable, and except as set forth in Schedule 2.2 of the Occam Schedules, are free of any preemptive rights, rights of participation, rights of maintenance or any similar rights. As of the date hereof, there are no shares of Occam Common Stock held in treasury by Occam. Except as set forth in Schedule 2.2 of the Occam Schedules: (i) none of the outstanding shares of Occam Capital Stock is subject to any right of first refusal in favor of Occam and (ii) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Occam Common Stock. Occam is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Occam Capital Stock.

   (b) Stock Options and Warrants. As of the date hereof: (i) 11,741,300 shares of Occam Common Stock are subject to issuance pursuant to outstanding options to purchase Occam Common Stock under the Occam Stock Option Plan and 29,500 shares of Occam Stock are subject to issuance pursuant to outstanding options to purchase Occam Common Stock not under the Occam Stock Option Plan (each an "Occam Option") and (ii) 188,235 shares of Occam Series B Preferred Stock are reserved for issuance under warrants to purchase Series B Preferred Stock (the "Occam Preferred Warrants"). All shares of Occam Common Stock and Series B Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Schedule 2.2(b) of the Occam Schedules sets forth the following information with respect to each Occam Option outstanding as of the date of this Agreement: (i) the particular plan (if any) pursuant to which such Occam Option was granted; (ii) the name of the optionee; (iii) the number of shares of Occam Common Stock subject to such Occam Option; (iv) the exercise price of such Occam Option; (v) the date on which such Occam Option was granted; and
(vi) the applicable vesting schedule. Occam has delivered or made available to ANI accurate and complete copies of all stock option plans pursuant to which Occam has ever granted stock options, and the forms of all stock option agreements evidencing such options. Schedule 2.2(b) of the Occam Schedules also sets forth the following information with respect to each Occam Preferred Warrant outstanding as of the date of this Agreement: (i) the name of the holder of such Preferred Warrant; (ii) the number of shares of Series B Preferred Stock subject to such Occam Preferred Warrant; (iii) the exercise price of such Occam Preferred Warrant; (iv) the date on which such Occam Preferred Warrant was issued; and (v) the applicable vesting schedule. Occam has delivered or made available to ANI accurate and complete copies of all warrant agreements evidencing the Occam Preferred Warrants.

   (c) Other Securities. Except as otherwise set forth in this Section 2.2 or in Schedule 2.2 of the Occam Schedules, as of the date hereof, there are no (i) securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Occam is a party or by which it is bound obligating Occam to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Occam, or obligating Occam to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Occam or (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which Occam is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. All outstanding shares of Occam Common Stock, Occam Preferred Stock and all outstanding options and warrants to acquire Occam capital stock have been issued and granted in compliance with (i) all applicable securities laws and all other applicable Legal Requirements (as defined below) and (ii) all material requirements set forth in applicable Contracts (as defined below). For purposes of this Agreement, "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity. For purposes of this Agreement, "Contract" shall mean any written, oral or other agreement, contact, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

   2.3 Authority; Non-Contravention; Necessary Consents.

   (a) Authority. The execution and delivery of this Agreement and the Funding Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Occam and no other corporate proceedings on the part of Occam are necessary to authorize the execution and delivery of this Agreement or the Funding Agreement or to consummate the Merger and the other transactions contemplated hereby or thereby, other than the approval and adoption of this Agreement and the approval of the Merger by Occam's shareholders and the filing of the Agreement of Merger pursuant to California Law. The affirmative vote of the holders of a majority of the outstanding shares of Occam Preferred Stock (voting as a single class) and the affirmative vote of the holders of a majority of the outstanding shares of Occam Common Stock to approve and adopt this Agreement and approve the Merger are the only votes of the holders of any class or series of Occam capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby, provided that the approval of the conversion of all outstanding shares of each series of Occam Preferred Stock into Occam Common Stock requires the affirmative vote of the holders of two-thirds ( 2/3) of the outstanding shares of each such series of Occam Preferred Stock. This Agreement and the Funding Agreement have been duly executed and delivered by Occam and, assuming due execution and delivery by ANI and Merger Sub, constitute the valid and binding obligations of Occam, enforceable against Occam in accordance with their respective terms subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

   (b) Non-Contravention. The execution and delivery of this Agreement and the Funding Agreement by Occam do not, and performance of this Agreement and the Funding Agreement by Occam will not, (i) conflict with or violate the Occam Charter Documents or any resolution adopted by the shareholders, board of directors or a committee of the board of directors of Occam, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Occam's shareholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any Legal Requirement applicable to Occam or by which Occam or any of its respective properties is bound or affected, (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Occam's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien (as defined below) on any of the material properties or assets of Occam pursuant to, any Occam Material Contract (as defined in Section 2.10), except as set forth in Schedule 2.3(b) of the Occam Schedules, or (iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity (as defined below) the right to revoke, withdraw, suspend, cancel, terminate or modify any Occam Permit (as defined in Section 2.8) that is held by Occam or that otherwise relates to the business of Occam or to any of the assets owned or used by Occam. For purposes of this Agreement, "Lien" shall mean any lien, encumbrance, mortgage, pledge, security interest, claim, charge, option or other defect in ownership or title.

   (c) Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity") or any other Person is required to be obtained or made by Occam in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for (i) the filing of the Agreement of Merger with the Secretary of State of the State of California and appropriate documents with the relevant authorities of other states in which Occam and/or ANI are qualified to do business, (ii) the filing of the Prospectus/Proxy Statement (as defined in Section 2.14) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the effectiveness of the Registration Statement (as defined in Section 2.14), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or "blue sky") laws,
(iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not be material to Occam or ANI or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consents, approvals, orders, authorizations, registrations, declarations or filings. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (iv) are referred to herein as the "Regulatory Consents."

   2.4 Occam Financial Statements; Undisclosed Liabilities.

   (a) Occam Financial Statements. Occam has delivered or made available to ANI copies of (a) the audited balance sheet of Occam as of December 31, 2000, together with the related audited statement of operations, stockholders' equity and cash flow for the year ended December 31, 2000 and the notes thereto, and
(b) the unaudited balance sheet of Occam as of September 28, 2001, together with the related unaudited statement of operations and cash flow for the nine
(9) month period ended September 28, 2001 (collectively, the "Occam Financials"). The Occam Financials were (a) prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and (b) fairly presented in all material respects the financial position of Occam as at the respective dates thereof and the results of Occam's operations and cash flows for the periods indicated (subject to in the case of any unaudited financial statements normal and recurring year-end adjustments). The balance sheet dated as of September 28, 2001 is hereinafter referred to as the "Occam Balance Sheet."

   (b) Except as disclosed in the Occam Financials, Occam does not have any liabilities required under GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on Occam, except for liabilities incurred since the date of the Occam Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred pursuant to this Agreement.

   (c) As of the date hereof, Occam has (i) obtained a legally binding commitment from its investors to provide $10,000,000 in equity financing through the sale in a private placement of capital stock to such investors in connection with the Merger (the "First Financing") and (ii) obtained a legally binding commitment from its investors to provide $10,000,000 of funding to ANI after the Effective Time (the "Second Financing"). Occam has provided to ANI true and correct copies of the agreements setting forth the terms of the First and Second Financing and such agreements remain in full force and effect.

   2.5 Absence of Certain Changes or Events. Since the date of the Occam Balance Sheet there has not been: (i) any Material Adverse Effect on Occam;
(ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Occam's capital stock, or any purchase, redemption or other acquisition by Occam of any of Occam's capital stock or any other securities of Occam or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; or (iii) any split, combination or reclassification of any of Occam's capital stock.

   2.6 Taxes.

   (a) Definition. For the purposes of this Agreement, the term "Tax" or, collectively, "Taxes," shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other person and including any liability for taxes of a predecessor entity.

   (b) Representations. Except where failure of any of the following representations to be true would not have or evidence a Material Adverse Effect on Occam:

      (i) All federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes ("Tax Returns") required to be filed by or on behalf of Occam with any Governme ntal Entity with respect to any taxable period ending on or before the Closing Date (the "Occam Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in compliance with all applicable Legal Requirements. Except as reserved on Occam Financials, all amounts required to be paid in respect of Occam (whether or not shown on any Tax Returns) due on or before the Closing Date have been or will be paid on or before the Closing Date. Occam has delivered or made available to ANI accurate and complete copies of all Occam Returns filed by or on behalf of Occam since its date of incorporation.

      (ii) The Occam Financials fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. All Taxes incurred since the date of the Occam Balance Sheet have been incurred in the ordinary course of business.

      (iii) No Occam Return has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any Occam Returns has been granted (by Occam or any other Person), and no such extension or waiver has been requested from Occam.

      (iv) No claim or Proceeding (as defined in Section 2.8) is pending or has been threatened against or with respect to Occam in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Occam with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document that are being contested in good faith by Occam and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of Occam except liens for current Taxes not yet due and payable. Occam has not entered into or become bound by any agreement or consent pursuant to
   Section 341(f) of the Code. Occam has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

      (v) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Occam that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. Occam is not, nor has it been, a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract.

      (vi) Occam has no liability for any Tax pursuant to Treasury Regulations
   Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of having been a member of any consolidated, combined or unitary group on or before the Closing Date.

      (vii) Occam has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying under Section 355 of the Code (x) in the two years prior to the date of this Agreement or
   (y) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

      (viii) Occam is in full compliance with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement or order of a territorial or foreign government, and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order.

      (ix) Occam has not taken any action nor does it know of any fact, agreement or plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

   2.7 Intellectual Property. To the knowledge of Occam, the products, services and operations of Occam do not infringe or misappropriate the Intellectual Property (as defined below) of any third party where such infringement or misappropriation, individually or in the aggregate, would be reasonably expected to have a material adverse effect on any material division, business unit or product or service offering of Occam or otherwise have a Material Adverse Effect on Occam. For purposes of this Agreement, "Intellectual Property" shall mean all patents (including, without limitation, all U.S. and foreign patents, patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations and extensions thereof), design rights, trademarks, trade names and service marks (whether or not registered), trade dress, Internet domain names, copyrights (whether or not registered) and any renewal rights therefor.

   2.8 Compliance; Permits.

   (a) Compliance. Occam is not in material conflict with, or in material default or in material violation of, any Legal Requirement applicable to Occam or by which Occam or any of its businesses or properties is, or Occam believes is reasonably likely to be, bound or affected. No material investigation or review by any Governmental Entity against Occam is pending or, to Occam's knowledge, has been threatened in a writing delivered to Occam. There is no material judgment, injunction, order or decree binding upon Occam which has or would reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Occam, any acquisition of material property by Occam or the conduct of business by Occam as currently conducted.

   (b) Permits. Occam and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities ("Permits") that are material to and required for the operation of the business of Occam, as currently conducted (collectively, the "OccamPermits"). No suspension or cancellation of any of the Occam Permits is pending or, to the knowledge of Occam, threatened. Occam is in compliance in all material respects with the terms of the Occam Permits.

   2.9 Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of Occam, threatened against Occam, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to Occam (a "Proceeding").

   2.10 Contracts.

   (a) Occam Material Contracts. Except as otherwise set forth in Schedule 2.10 of the Occam Schedules, as of the date hereof Occam is not a party to or is bound by any of the following (each, an "Occam Material Contract"):

      (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Occam (assuming Occam were a public company subject to the reporting requirements of the SEC);

      (ii) any Contract containing any covenant materially limiting the right of Occam to engage in any line of business or to compete with any Person or granting any exclusive distribution rights;

      (iii) any Contract (other than Contracts evidencing Occam Options) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities of Occam, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities of Occam, or (C) providing Occam with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

      (iv) any Contract that provides for indemnification of any officer, director, employee or agent;

      (v) any Contract incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation; or

      (vi) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a have a Material Adverse Effect on Occam or the Surviving Corporation.

   (b) No Breach. All Occam Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Occam. Occam has not violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Occam Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Occam.

   2.11 Employee Matters and Benefit Plans.

      (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.11(a)(i) below (which definition shall apply only to this Section 2.11 and Section 3.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

          (i) "Affiliate" of a party shall mean any other person or entity under common control with a party within the meaning of Section 414(b),
       (c), (m) or (o) of the Code and the regulations issued thereunder;

          (ii) "COBRA" shall mean the Consolidated Omnibus Budget
       Reconciliation Act of 1985, as amended;

          (iii) "DOL" shall mean the Department of Labor;

          (iv) "Employee" of a party shall mean any current or former or retired employee, consultant or director of a party or an Affiliate of such party;

          (v) "Employee Plan" of a party shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of

       ERISA which is or has been maintained, contributed to, or required to be contributed to, by such party or any Affiliate of such party for the benefit of any Employee, or with respect to which such party or any Affiliate of such party has or may have any liability or obligation.

          (vi) "Employment Agreement" of a party shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between such party or an Affiliate of such party and any Employee of such party;

          (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

          (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

          (ix) "International Employee Plan" of a party shall mean each Employee Plan that has been adopted or maintained by such party or any Affiliate of such party, whether informally or formally, or with respect to which such party or any Affiliate of such Party has or may have any liability, for the benefit of Employees who perform services outside the United States;

          (x) "IRS" shall mean the Internal Revenue Service;

          (xi) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

          (xii) "Occam Employee Plan" shall mean any Employee Plan as it pertains to Occam or any of its Affiliates.

          (xiii) "Occam Employment Agreement" shall mean any Employment Agreement as it pertains to Occam or any of its Affiliates.

          (xiv) "Pension Plan" shall mean each Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

      (b) Schedule. Schedule 2.11(b) of the Occam Schedules contains an accurate and complete list of each Occam Employee Plan and each Occam Employment Agreement. Occam does not have any plan or commitment to establish any new Occam Employee Plan, International Employee Plan (as it pertains to Occam or its Affiliates) or Occam Employment Agreement or to modify any Occam Employee Plan or Occam Employment Agreement (except to the extent required by law or to conform any such Occam Employee Plan or Occam Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Occam in writing, or as required by this Agreement).

      (c) Documents. Occam has provided or made available to ANI correct and complete copies of: (i) all documents embodying each Occam Employee Plan, and each Occam Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Occam Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Occam Employee Plan; (iv) if the Occam Employee Plan is funded, the most recent annual and periodic accounting of Occam Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Occam Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any Occam Employee Plan and any proposed Occam Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Occam; (viii) all correspondence to or from any governmental agency relating to any Occam Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Occam Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Occam Employee Plan.

      (d) Employee Plan Compliance. Except as set forth on Schedule 2.11(d) of the Occam Schedules: (i) Occam has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each Occam Employee Plan, and each Occam Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Occam Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Occam Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Occam Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Occam, threatened or reasonably anticipated (other than routine claims for benefits) against any Occam Employee Plan or against the assets of any Occam Employee Plan; (v) each Occam Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to Occam, or any Affiliate of Occam (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Occam, threatened by the IRS or DOL with respect to any Occam Employee Plan; and (vii) neither Occam nor any Affiliate of Occam is subject to any penalty or tax with respect to any Occam Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

      (e) Pension Plan. Neither Occam nor any Affiliate of Occam has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

      (f) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has Occam or any Affiliate of Occam contributed to or been obligated to contribute to any Multiemployer Plan. Neither Occam nor any Affiliate of Occam has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

      (g) No Post-Employment Obligations. Except as set forth in Schedule 2.11(g) of the Occam Schedules, no Occam Employee Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and Occam has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

      (h) Health Care Compliance. Neither Occam nor any Affiliate of Occam has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

      (i) Effect of Transaction.

          (i) Except as set forth on Schedule 2.11(i) of the Occam Schedules, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Occam Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

          (ii) Except as set forth on Schedule 2.11(i) of the Occam Schedules, no payment or benefit which will or may be made by Occam or its Affiliates with respect to any Employee or any other "disqualified individual" (as defined in Code Section 280G and the regulations thereunder) will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

      (j) Employment Matters. Occam: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees;
   (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and
   (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against ANI under any worker's compensation policy or long-term disability policy.

      (k) Labor. No work stoppage or labor strike against Occam is pending, threatened or reasonably anticipated. Occam does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Schedule 2.11(k) of the Occam Schedules, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Occam, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Occam. Neither Occam nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Schedule 2.11(k) of the Occam Schedules, Occam is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Occam.

      (l) International Employee Plan. Occam does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

   2.12 Real Property. Occam does not own any real property. Schedule 2.12 of the Occam Schedules set forth a list of all properties leased or otherwise occupied by Occam and its Subsidiaries for the operation of its business, including the address, the name of the landlord, and the current base rent ("Occam Facilities"). Schedule 2.12 of the Occam Schedules identifies all of the leases or other occupancy agreements with respect to the Occam Facilities ("Occam Leases") and any amendments or modifications to the Occam Leases. No party other than Occam has the right to occupy any of the Occam Facilities. The Occam Facilities are in good condition and repair, reasonable wear and tear excepted. Occam does not have any current and unperformed obligations under the Occam Leases for repair, maintenance or replacement at any Occam Facilities or for the installation of improvements at any Occam Facilities. Each Occam Lease is in full force and effect, and no breach or default exists by Occam (or, to the knowledge of Occam, by any other party thereto), nor to the knowledge of Occam has any event or condition occurred which could (with the giving of notice or the passage of time or both) constitute a breach or default, under any Occam Lease.

   2.13 Insurance. All of Occam's policies and contracts for property and casualty insurance (the "Occam Insurance Policies") are in full force and effect and are sufficient for compliance with all requirements of law applicable to Occam. The Occam Insurance Policies are in full force and effect and will not lapse or be subject to suspension, modification, revocation, cancellation, termination or nonrenewal by reason of the execution, delivery or performance of this Agreement or of any transaction in connection with this Agreement and are sufficient for compliance with all requirements of law applicable to Occam. Occam is current in all premiums or other payments due under each Occam Insurance Policy and has otherwise performed in all material respects all of its respective obligations thereunder. Occam has not received, during the past three years from any insurance carrier with which it has carried any insurance, any refusal of coverage or notice of material limitation of coverage or any notice that a defense will be afforded with reservation of rights.

   2.14 Disclosure. None of the information supplied or to be supplied by or on behalf of Occam for inclusion in the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by ANI in connection with the issuance of ANI Common Stock in the Merger (including amendments or supplements thereto) (the "Registration Statement") will, at the time the Registration Statement is filed with the SEC at the time the Registration Statement becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Occam for inclusion or incorporation by reference in the Prospectus/Proxy Statement to be filed with the SEC as part of the Registration Statement (the "Prospectus/Proxy Statement"), will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of ANI, at the time of the ANI Stockholders' Meeting (as defined in Section 5.2(a)(i)) or Occam Shareholders' Meeting (as defined in Section 5.2(a)(ii)) or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Occam with respect to statements made or incorporated by reference therein about ANI supplied by ANI for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement.

   2.15 Board Approval. The Board of Directors of Occam has, by resolutions duly adopted at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way), (i) determined that the Merger is fair to, and in the best interests of, Occam and its shareholders and declared the Merger to be advisable, (ii) approved this Agreement and (iii) recommended that the shareholders of Occam approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to Occam's shareholders at the Occam Shareholders' Meeting (as defined in Section 5.2).

   2.16 Related Party Transactions. Except as set forth in Schedule 2.16 of the Occam Schedules: (a) no Occam Related Party (as defined below) has any direct or indirect interest in any material asset used in or otherwise relating to the business of Occam; (b) no Occam Related Party is indebted to Occam; (c) to the knowledge of Occam, no Occam Related Party has entered into, or has had any direct or indirect financial interest in, any Occam Material Contract; (d) to the knowledge of Occam, no Occam Related Party is competing directly or indirectly, with Occam; and (e) to the knowledge of Occam, no Occam Related Party has any claim or right against Occam (other than rights under the Occam Options and rights to receive compensation for services performed as an employee of Occam and rights associated with being an officer or director or as set forth in the Occam Material Contracts). For purposes of the foregoing, each of the following shall be deemed to be an "Occam Related Party": (i) each individual who is, or who has at any time been, an officer or director of Occam; (ii) each member of the immediate family of each of the individuals referred to in clause "(i)" above; and (iii) any trust or other Person (other than Occam) in which any one of the individuals referred to in clauses "(i)" and "(ii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest), but excludes any officers or directors of Occam who are affiliated with any venture capital or similar investor in Occam and such affiliates.

   2.17 Environmental Matters. Except as set forth in Schedule 2.17 of the Occam Schedules, Occam has not disposed of, released, discharged or emitted any Hazardous Materials into the soil or groundwater at any properties owned or leased by Occam. For purposes of this Agreement, "Hazardous Materials" means any chemical, pollutant, contaminant, waste or toxic or hazardous substance or material regulated under any Legal Requirement with respect to environmental matters.

   2.18 Brokers' and Finders' Fees. Occam has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF ANI

   ANI represents and warrants to Occam, subject to the exceptions specifically disclosed in writing in the disclosure schedules supplied by ANI to Occam dated as of the date hereof and certified by a duly authorized officer of ANI (the "ANI Schedules"), as follows:

   3.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

   (a) Organization; Standing and Power. ANI and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect on ANI, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ANI. For purposes of this Agreement, "Subsidiary," when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

   (b) Subsidiaries. Schedule 3.1 of the ANI Schedules lists all of the Subsidiaries of ANI. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are, except as set forth in Schedule 3.1, owned directly or indirectly by ANI, free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws.

   3.2 ANI Capital Structure.

   (a) Capital Stock. The authorized capital stock of ANI consists of: (i) 200,000,000 shares of ANI Common Stock, par value $0.001 per share, of which 50,625,704 shares had been issued and were outstanding as of the date hereof and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are outstanding as of the date hereof. All of the outstanding shares of capital stock of ANI have been duly authorized and validly issued, and are fully paid and nonassessable and free of any preemptive rights. As of the date hereof, there are no shares of ANI Common Stock held in treasury by ANI.

   (b) Stock Options. As of the date hereof, 11,290,528 shares of ANI Common Stock are subject to issuance pursuant to outstanding options to purchase ANI Common Stock (each an "ANI Option") under the 1997 Stock Option/Stock Issuance Plan and the 2000 Stock Incentive Plan of ANI (the "ANI Stock Option Plans"). All shares of ANI Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Schedule 3.2(b) of the ANI Schedules sets forth the following information with respect to each ANI Option outstanding as of the date of this Agreement: (i) the particular plan (if any) pursuant to which such ANI Option was granted; (ii) the name of the optionee; (iii) the number of shares of ANI Common Stock subject to such ANI Option; (iv) the exercise price of such ANI Option; (v) the date on which such ANI Option was granted; and (vi) the applicable vesting schedule. ANI has delivered or made available to Occam accurate and complete copies of all stock option plans pursuant to which ANI has ever granted stock options, and the forms of all stock option agreements evidencing such options. ANI has delivered or made available to Occam accurate and complete copies of all agreements and documents evidencing all employee stock purchase plans.

   (c) Except as otherwise set forth in this Section 3.2 or in Schedule 3.2 of the ANI Schedules, as of the date hereof, there are no (i) securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which ANI is a party or by which it is bound obligating ANI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of ANI, or obligating ANI to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of ANI, or
(iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which ANI is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. All outstanding shares of ANI Common Stock and all outstanding options and warrants to acquire ANI capital stock have been issued and granted in compliance with
(i) all applicable securities laws and all other applicable Legal Requirements and (ii) all material requirements set forth in applicable Contracts.

   3.3 Authority; Non-Contravention; Necessary Consents.

   (a) Authority. The execution and delivery of this Agreement and the Funding Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of ANI and no other corporate proceedings on the part of ANI are necessary to authorize the execution and delivery of this Agreement or the Funding Agreement or to consummate the Merger and the other transactions contemplated hereby or thereby, other than the approval of the Merger and the issuance of ANI Common Stock in the Merger by ANI's stockholders and the filing of the Agreement of Merger pursuant to California Law. The affirmative vote of the holders of a majority of the outstanding shares of ANI Common Stock to approve the Merger and the issuance of ANI Common Stock in the Merger is the only vote of the holders of any class or series of ANI capital stock necessary to approve and adopt this Agreement and consummate the Merger and the other transactions contemplated hereby. This Agreement and the Funding Agreement have been duly executed and delivered by ANI and, assuming due execution and delivery by Occam, constitute the valid and binding obligations of ANI, enforceable against ANI in accordance with their respective terms subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and
(ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

   (b) Non-Contravention. The execution and delivery of this Agreement and the Funding Agreement by ANI do not, and performance of this Agreement and the Funding Agreement by ANI will not, (i) conflict with or violate the Certificate of Incorporation and Bylaws of ANI, each as amended to date (the "ANI Charter Documents") or the equivalent documents of any Subsidiary of ANI (the "ANI Subsidiary Charter Documents"), (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger and the issuance of ANI Common Stock in the Merger by ANI's stockholders as contemplated in Section
5.2 and compliance with the requirements set forth in Section 3.3(c), conflict with or violate any Legal Requirement applicable to ANI or any of its Subsidiaries or by which ANI or any of its Subsidiaries or any of their respective properties is bound or affected or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair ANI's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the material properties or assets of ANI or any of its Subsidiaries pursuant to, any ANI Material Contract (as defined in Section 3.11), except as set forth in Schedule 3.3(b) of the ANI Schedules.

   (c) Consents. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any other Person is required to be obtained or made by ANI in connection with the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, except for the Regulatory Consents.

   3.4 ANI SEC Filings; ANI Financial Statements; Undisclosed Liabilities.

   (a) ANI SEC Filings. ANI has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since March 1, 2000. ANI has made available to Occam (including via EDGAR) all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents, as amended, are referred to herein as the "ANISEC Reports." As of their respective dates, the ANI SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such ANI SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date hereof by a subsequently filed ANI SEC Report. None of ANI's Subsidiaries is required to file any forms, reports or other documents with the SEC.

   (b) ANI Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the ANI SEC Reports (the "ANI Financials"), (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount) and (iii) fairly presented in all material respects the consolidated financial position of ANI and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of ANI's operations and cash flows for the periods indicated (subject in the case of any unaudited financial statements to normal and recurring year-end adjustments). The balance sheet of ANI contained in the ANI SEC Reports as of June 30, 2001 is hereinafter referred to as the "ANI Balance Sheet."

   (c) Except as disclosed in the ANI Financials, neither ANI nor any of its Subsidiaries has any liabilities required under GAAP to be set forth on a consolidated balance sheet (absolute, accrued, contingent or otherwise) which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on ANI, except for liabilities incurred since the date of the ANI Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred pursuant to this Agreement.

   3.5 Absence of Certain Changes or Events. Since the date of the ANI Balance Sheet there has not been: (i) any Material Adverse Effect on ANI; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of ANI's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by ANI or any of its Subsidiaries of any of ANI's capital stock or any other securities of ANI or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; or (iii) any split, combination or reclassification of any of ANI's or any of its Subsidiaries' capital stock.

   3.6 Taxes. Except where failure of any of the following representations to be true would not have or evidence a Material Adverse Effect on ANI:

      (a) All Tax Returns required to be filed by or on behalf of ANI or any Subsidiary (collectively the "ANI Group" and individually a "Member") with any Governmental Entity with respect to any taxable period ending on or before the Closing Date (the "ANI Group Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, accurately and completely prepared in compliance with all applicable Legal Requirements. Except as reserved on ANI Financials, all amounts required to be paid in respect of the ANI Group or any Member (whether or not shown on any Tax Returns) on or before the Closing Date have been or will be paid on or before the Closing Date. ANI has delivered or made available to Occam accurate and complete copies of all ANI Group Returns filed by or on behalf of ANI or any Member since its date of incorporation.

      (b) The ANI Financials fully accrue all actual and contingent liabilities for Taxes of the ANI Group with respect to all periods through the dates thereof in accordance with GAAP. All Taxes incurred since the date of the ANI Balance Sheet have been incurred in the ordinary course of business.

      (c) No ANI Group Return has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any ANI Group Returns has been granted (by ANI or any other Person), and no such extension or waiver has been requested from ANI.

      (d) No claim or Proceeding is pending or has been threatened against or with respect to any Member or the ANI Group in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Member or the ANI Group with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document that are being contested in good faith by ANI and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of any Member except liens for current Taxes not yet due and payable. Neither the ANI Group nor any Member (x) has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code or
   (y) has been, or will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

      (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any Member that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code. No Member is, or has been, a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract.

      (f) Neither the ANI Group nor any Member has liability for any Tax pursuant to Treasury Regulations Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of having been a member of any consolidated, combined or unitary group on or before the Closing Date.

      (g) ANI has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying under Section 355 of the Code (x) in the two years prior to the date of this Agreement or
   (y) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

      (h) The ANI Group and all Members are in full compliance with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement or order of a territorial or foreign government, and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order.

      (i) No Member has taken any action or knows of any fact, agreement or plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

   3.7 Intellectual Property. To the knowledge of ANI, the products, services and operations of ANI do not infringe or misappropriate the Intellectual Property of any third party where such infringement or misappropriation, individually or in the aggregate, would be reasonably expected to have a material adverse effect on any material division, business unit or product or service offering of ANI or otherwise have a Material Adverse Effect on ANI.

   3.8 Compliance; Permits.

   (a) Compliance. Neither ANI nor any of its Subsidiaries is in material conflict with, or in material default or in material violation of any Legal Requirement applicable to ANI or any of its Subsidiaries or by which ANI or any of its Subsidiaries or any of their respective businesses or properties is, or ANI believes is reasonably likely to be, bound or affected, except, in each case, or in the aggregate, for conflicts, violations and defaults that would not have a Material Adverse Effect on ANI. No material investigation or review by any Governmental Entity is pending or, to ANI's knowledge, has been threatened in a writing delivered to ANI or any of its Subsidiaries, against ANI or any of its Subsidiaries. There is no material judgment, injunction, order or decree binding upon ANI or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of ANI or any of its Subsidiaries, any acquisition of material property by ANI or any of its Subsidiaries or the conduct of business by ANI and its Subsidiaries as currently conducted.

   (b) Permits. ANI and its Subsidiaries hold, to the extent legally required, all Permits that are material to and required for the operation of the business of ANI, as currently conducted (collectively, the "ANI Permits"). No suspension or cancellation of any of the ANI Permits is pending or, to the knowledge of ANI, threatened. ANI and its Subsidiaries are in compliance in all material respects with the terms of the ANI Permits.

   3.9 Litigation. Except as set forth in Schedule 3.9 of the ANI Schedules, there are no claims, suits, actions or proceedings pending or, to the knowledge of ANI, threatened against ANI or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to ANI.

   3.10 Brokers' and Finders' Fees. Except for fees payable to Alliant Partners pursuant to an engagement letter dated June 20, 2001, a copy of which has been provided to Occam, ANI has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

   3.11 Contracts.

   (a) ANI Material Contracts. Except as otherwise set forth in Schedule 3.11 of the ANI Schedules, as of thedate hereof neither ANI nor any of its Subsidiaries is a party to or is bound by any of the following (each, an "ANI Material Contract"):

      (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to ANI and its Subsidiaries;

      (ii) any Contract (other than Contracts evidencing ANI Options) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities of ANI, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities of ANI or (C) providing ANI with any right of first refusal with respect to, or right to purchase or redeem, any securities;

      (iii) any Contract containing any covenant materially limiting the right of ANI or its Subsidiaries to engage in any line of business or to compete with any Person or granting any exclusive distribution rights;

      (iv) any Contract that provides for indemnification of any officer, director, employee or agent;

      (v) any Contract incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation; or

      (vi) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a have a Material Adverse Effect on ANI or the Surviving Corporation.

   (b) No Breach. All ANI Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ANI. Neither ANI nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any ANI Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on ANI.

   3.12 Employee Matters and Benefit Plans.

   (a) Definitions. The terms set forth in Section 2.11(a) shall also apply to this Section 3.12. In addition:

      (i) "ANI Employee Plan" shall mean any Employee Plan as it pertains to ANI and its Affiliates; and

      (ii) "ANI Employment Agreement" shall mean any Employment Agreement as it pertains to ANI and its Affiliates.

   (b) Schedule. Schedule 3.12(b) of the ANI Schedules contains an accurate and complete list of each ANI Employee Plan and each ANI Employment Agreement. ANI does not have any plan or commitment to establish any new ANI Employee Plan, International Employee Plan (as its pertains to ANI or its Affiliates), or ANI Employment Agreement, or to modify any ANI Employee Plan or ANI Employment Agreement (except to the extent required by law or to conform any such ANI Employee Plan or ANI Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Occam in writing, or as required by this Agreement).

   (c) Documents. ANI has provided or made available to Occam correct and complete copies of: (i) all documents embodying each ANI Employee Plan and each ANI Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each plan; (ii) the most recent annual actuarial valuations, if any, prepared for each ANI Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each ANI Employee Plan; (iv) if the ANI Employee Plan is funded, the most recent annual and periodic accounting of ANI Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each ANI Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any ANI Employee Plan and any proposed ANI Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the ANI; (viii) all correspondence to or from any governmental agency relating to any ANI Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each ANI Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each ANI Employee Plan.

   (d) Employee Plan Compliance. Except as set forth on Schedule 3.12(d) of the ANI Schedules: (i) ANI has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each ANI Employee Plan, and each ANI Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each ANI Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such ANI Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such ANI Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or
Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any ANI Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of ANI, threatened or reasonably anticipated (other than routine claims for benefits) against any ANI Employee Plan or against the assets of any ANI Employee Plan; (v) each ANI Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to the ANI or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of ANI, threatened by the IRS or DOL with respect to any ANI Employee Plan; and (vii) neither ANI nor any Affiliate is subject to any penalty or tax with respect to any ANI Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

   (e) Pension Plan. Neither ANI nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

   (f) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has ANI or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither ANI, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

   (g) No Post-Employment Obligations. Except as set forth in Schedule 3.12(g) of the ANI Schedules, no ANI Employee Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and ANI has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health, except to the extent required by statute.

   (h) Health Care Compliance. Neither ANI nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

   (i) Effect of Transaction.

   (i) Except as set forth on Schedule 3.12(i) of the ANI Schedules, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any ANI Employee Plan, ANI Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

   (ii) Except as set forth on Schedule 3.12(i) of the ANI Schedules, no payment or benefit which will or may be made by ANI or its Affiliates with respect to any Employee or any other "disqualified individual" (as defined in Code Section 280G and the regulations thereunder) will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

   (j) Employment Matters. ANI: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against ANI under any worker's compensation policy or long-term disability policy.

   (k) Labor. No work stoppage or labor strike against ANI is pending, threatened or reasonably anticipated. ANI does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Schedule 3.12(k) of the ANI Schedules, there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of ANI, threatened or reasonably anticipated relating any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to ANI. Neither the ANI nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Schedule 3.12(k) of the ANI Schedules, ANI is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by ANI.

   (l) International Employee Plan. ANI does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

   3.13 Real Property. Neither ANI nor its Subsidiaries owns any real property.
Schedule 3.13 of the ANI Schedules set forth a list of all properties leased or otherwise occupied by ANI and its Subsidiaries for the operation of its business, including the address, the name of the landlord, and the current base rent ("ANI Facilities"). Schedule 3.13 of the ANI Schedules identify all of the leases or other occupancy agreements with respect to the ANI Facilities ("ANI Leases") and any amendments or modifications to the ANI Leases. No party other than ANI has the right to occupy any of the ANI Facilities. The ANI Facilities are in good condition and repair, reasonable wear and tear excepted. Neither ANI nor any of its Subsidiaries have any current and unperformed obligations under the ANI Leases for repair, maintenance or replacement at any ANI Facilities or for the installation of improvements at any ANI Facilities. Each ANI Lease is in full force and effect, and no breach or default exists by ANI or any of its Subsidiaries (or, to the knowledge of ANI, by any other party thereto), nor to the knowledge of ANI has any event or condition occurred which could (with the giving of notice or the passage of time or both) constitute a breach or default, under any ANI Lease.

   3.14 Insurance. Schedule 3.14 of the ANI Schedules lists all of ANI's policies and contracts for property and casualty insurance maintained (the "ANI Insurance Policies"), true and complete copies of which have been delivered or made available to Occam. The ANI Insurance Policies are in full force and effect and will not lapse or be subject to suspension, modification, revocation, cancellation, termination or nonrenewal by reason of the execution, delivery or performance of this Agreement or of any transaction in connection with this Agreement and are sufficient for compliance with all requirements of law applicable to ANI and its Subsidiaries. ANI and its Subsidiaries are current in all premiums or other payments due under each ANI Insurance Policy and has otherwise performed in all material respects all of its respective obligations thereunder. Neither ANI nor any Subsidiary has received, during the past three years from any insurance carrier with which it has carried any insurance, any refusal of coverage or notice of material limitation of coverage or any notice that a defense will be afforded with reservation of rights.

   3.15 Disclosure. None of the information supplied or to be supplied by or on behalf of ANI for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of ANI for inclusion or incorporation by reference in the Prospectus/Proxy Statement, will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of ANI at the time of the ANI Stockholders' Meeting or the Occam Shareholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by ANI with respect to statements made or incorporated by reference therein about Occam supplied by Occam for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement.

   3.16 Board Approval. The Board of Directors of ANI has, by resolutions duly adopted at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way, (i) determined that the Merger is fair to, and in the best interests of, ANI and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and (iii) recommended that the stockholders of ANI approve the Merger and the issuance of ANI Common Stock in the Merger and directed that such matters be submitted to ANI's stockholders at the ANI Stockholders' Meeting (as defined in Section 5.2). The Board of Directors of Merger Sub has, by resolutions duly adopted at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way, (i) determined that the Merger is fair to, and in the best interests of, Merger Sub and its stockholders and declared the Merger to be advisable,
(ii) approved this Agreement and (iii) recommended that the stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to Merger Sub's stockholder for approval.

   3.17 Related Party Transactions. Except as set forth in Schedule 3.17 of the ANI Schedules: (a) no ANI Related Party (as defined below) has any direct or indirect interest in any material asset used in or otherwise relating to the business of ANI; (b) no ANI Related Party is indebted to ANI; (c) to the knowledge of ANI, no ANI Related Party has entered into, or has had any direct or indirect financial interest in, any ANI Material Contract; (d) to the knowledge of ANI, no ANI Related Party is competing directly or indirectly, with ANI; and (e) to the knowledge of ANI, no ANI Related Party has any claim or right against ANI (other than rights under the ANI Options and rights to receive compensation for services performed as an employee of ANI and rights associated with being an officer or director or as set forth in the ANI Material Contracts). For purposes of the foregoing, each of the following shall be deemed to be an "ANI Related Party": (i) each individual who is, or who has at any time been, an officer or director of ANI; (ii) each member of the immediate family of each of the individuals referred to in clause "(i)" above; and (iii) any trust or other Person (other than ANI) in which any one of the individuals referred to in clauses "(i)" and "(ii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest), but excludes any officers or directors of ANI who are affiliated with any venture capital or similar investor in ANI and such affiliates.

   3.18 Environmental Matters. Except as set forth in Schedule 3.18 of the ANI Schedules, neither ANI nor its Subsidiaries has disposed of, released, discharged or emitted any Hazardous Materials into the soil or groundwater at any properties owned or leased by any of them.

   3.19 Fairness Opinion. ANI's Board of Directors has received a written opinion from Alliant Partners, dated as of November 7, 2001, to the effect that, as of such date, the Merger Consideration is fair to the stockholders of ANI from a financial point of view and has delivered or made available to Occam a copy of such opinion.

                                  ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

   4.1 Conduct of Business by ANI. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, ANI will provide to Occam a bi-weekly report specifying ANI's cash and cash equivalent balances.

   In addition, except as permitted by the terms of this Agreement or as required by the terms of written contracts or written agreements entered into prior to the date of this Agreement (and disclosed to Occam prior to the date of this Agreement) to which ANI or any of its Subsidiaries is a party or by which ANI or any of its Subsidiaries is bound, and except as provided in
Schedule 4.1 of the ANI Schedules, without the prior written consent of Occam, during the period from the date hereof through the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, ANI shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

      (a) Enter into any new line of business material to it and its Subsidiaries taken as a whole;

      (b) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

      (c) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of it or its Subsidiaries, except repurchases of unvested shares at cost (but not in excess of the then current fair value of such shares) in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof or entered into the ordinary course of business consistent with past practice after the date hereof;

      (d) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights (other than the issuance of options to employees in the ordinary course of business under the ANI Stock Option Plans and the issuance of ANI Common Stock upon the exercise of outstanding options);

      (e) Cause, permit or propose any amendments to the ANI Charter Documents or any of the ANI Subsidiary Charter Documents of its Subsidiaries, except, to the extent necessary to comply with its obligations under Section 5.12

      (f) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

      (g) Enter into any joint ventures, strategic partnerships or alliances that are material to any of its divisions or business units;

      (h) Except as previously disclosed in the ANI SEC Reports filed with the SEC prior to the date hereof, sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to its business, except in the ordinary course of business consistent with past practice;

      (i) Make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans or investments by it or a Subsidiary of it to or in it or any Subsidiary of it, (ii) employee loans or advances made in the ordinary course of business or loans in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to it and its Subsidiaries taken as a whole;

      (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of it, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing;

      (k) Except as required by GAAP or the SEC as concurred in by its independent auditors, make any material change in its methods or principles of accounting since the date of the ANI Balance Sheet;

      (l) Make or change any material Tax election;

      (m) Except (i) as required by Legal Requirements or Contracts currently binding on ANI or its Subsidiaries or (ii) in the case of clauses (B) or (C) below only, in the ordinary course of business consistent with past practice, (A) increase the amount of compensation of, pay any bonus to or grant severance or termination pay to any executive officer or director of ANI or Continuing Employee (as defined in Section 5.16), (B) increase the amount of compensation of, pay any bonus to or grant severance or termination pay to any employee (except those described in clause (A) above) of ANI or any material Subsidiary, division or business unit of ANI, (C) make any increase in or commitment to increase any ANI Employee Plan (including any severance plan), adopt or amend or make any commitment to adopt or amend any ANI Employee Plan or make any contribution, other than regularly scheduled contributions, to any ANI Employee Plan, (D) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans,
   (E) enter into any employment, severance, termination or indemnification agreement or any agreement the benefits of which are (in whole or in part) contingent or the terms of which are materially altered upon the occurrence of a transaction involving ANI of the nature contemplated hereby, (F) hire any new employees or (G) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually;

      (n) Enter into, modify or amend in manner adverse in any material respect to ANI, or terminate any ANI Material Contract or waive, release or assign any material rights or claims thereunder, other than the modification, amendment or termination of any ANI Material Contract in the ordinary course of business, consistent with past practice;

      (o) Settle or offer to settle any pending litigation involving ANI or its Subsidiaries for an amount that exceeds $100,000 individually or in the aggregate;

      (p) Make any capital expenditures in excess of $50,000 individually or in the aggregate; or

      (q) Agree in writing or otherwise to take any of the actions described in
   (a) through (p) above.

   4.2 Conduct of Business by Occam. During the period from the date hereof through the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Occam shall not, except to the extent ANI shall otherwise consent in writing, (a) sell, pledge, dispose of, transfer or encumber, or authorize the sale, pledge disposition, transfer or encumbrance of any material property or assets of Occam except in the ordinary course of business or (b) authorize or enter into any agreement to do any of the foregoing.

   In addition, except as permitted by the terms of this Agreement (including but not limited to all actions necessary to obtain and maintain the First Financing and the Second Financing), and except as provided in Schedule 4.2 of the Occam Schedules, without the prior written consent of ANI, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Occam shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

      (a) Enter into any new line of business material to it taken as a whole;

      (b) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

   (c) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock, except repurchases of unvested shares at cost (but not in excess of the ten current fair value of such shares) in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof or entered into the ordinary course of business consistent with past practice after the date hereof;

   (d) Cause, permit or propose any amendments to the Occam Charter Documents;

   (e) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

   (f) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to its business, except in the ordinary course of business consistent with past practice;

   (g) Make any loans, advances or capital contributions to, or investments in, any other Person, other than employee loans or advances made in the ordinary course of business or loans in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to Occam;

   (h) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of it, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing;

   (i) Except as required by GAAP as concurred in by its independent auditors, make any material change in its methods or principles of accounting since the date of the Occam Balance Sheet;

   (j) Enter into a business combination or other similar transaction with any Person unless such Person, as successor to Occam, is obligated to consummate the Merger and otherwise fulfill Occam's contractual obligations under this Agreement;

   (k) Except (i) as required by Legal Requirements or Contracts currently binding on Occam or (ii) in the ordinary course of business consistent with past practice, (A) increase the amount of compensation of, pay any extraordinary bonus to or grant severance or termination pay to any executive officer or director of Occam, (B) make any increase in or commitment to increase any Occam Employee Plan (including any severance plan), adopt or amend or make any commitment to adopt or amend any Occam Employee Plan or make any contribution, other than regularly scheduled contributions to any Occam Employee Plan or (C) enter into any severance, termination or indemnification agreement or any agreement the benefits of which are (in whole or in part) contingent or the terms of which are materially altered upon the occurrence of a transaction involving Occam of the nature contemplated hereby.

   (l) Make or change any material Tax election; or

   (m) Agree in writing or otherwise to take any of the actions described in
(a) through (l) above.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

   5.1 Prospectus/Proxy Statement; Registration Statement. As promptly as practicable after the execution of this Agreement, ANI and Occam shall jointly prepare the Prospectus/Proxy Statement and the Registration Statement in which the Prospectus/Proxy Statement will be included as a prospectus and cause both the Prospectus/Proxy Statement and the Registration Statement to be filed with the SEC. Each of ANI and Occam shall use all reasonable efforts to cause the Form S-4 Registration Statement and the Prospectus/Proxy Statement to comply with the rules and regulations promulgated by the SEC. Occam will promptly provide ANI with any information which may be required in order to effectuate the preparation and filing of the Prospectus/Proxy Statement and the Registration Statement pursuant to this Section 5.1. ANI will respond to any comments from the SEC, will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing (with the reasonable assistance of Occam with respect to all matters relating to Occam) and, subject to Article VII, to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. ANI will notify Occam promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Prospectus/Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement, the Registration Statement, ANI or Occam, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC, and/or mailing to stockholders of such amendment or supplement. ANI shall provide Occam with a reasonable opportunity to review and comment on any ame ndment or supplement to the Registration Statement and Prospect/Proxy Statement prior to filing such with the SEC. ANI and Occam will cause the Prospectus/Proxy Statement to be mailed to its respective stockholders and shareholders at the earliest practicable time after the Registration Statement is declared effective by the SEC.

   5.2 Meetings of Stockholders and Shareholders; Board Recommendation.

   (a) Approval of Stockholders and Shareholders.

   (i) Promptly after the date hereof, ANI will take all action necessary in accordance with the laws of the State of Delaware ("Delaware Law") and its Certificate of Incorporation and Bylaws to call, give notice of, hold and convene a meeting of its stockholders to vote on the approval of the Merger and the issuance of ANI Common Stock in the Merger (the "ANI Stockholders' Meeting") to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within thirty (30) days after the declaration of effectiveness of the Registration Statement. ANI will use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Merger and the issuance of ANI Common Stock in the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq National Market to obtain such approval (the "ANI Stockholders' Approval"). Notwithstanding anything to the contrary contained in this Agreement, ANI may adjourn or postpone the ANI Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to its respective stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the ANI Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of common stock of ANI represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the ANI Stockholders' Meeting. ANI shall ensure that the ANI Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the ANI Stockholders' Meeting are solicited in compliance with Delaware Law (except as to the nature of the vote required), its Certificate of Incorporation and Bylaws, the rules of the Nasdaq National Market and all other applicable Legal Requirements. The obligation of ANI to call, give notice of, convene and hold the ANI Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to it of any ANI Acquisition Proposal (as defined in Section 5.3(g)) or by any withdrawal, amendment or modification of the recommendation of its Board of Directors with respect to the approval of Merger and the issuance of ANI Common Stock in the Merger.

   (ii) Promptly after the date hereof, Occam will take all action necessary in accordance with California Law and its Articles of Incorporation and Bylaws to call, give notice of, hold and convene a meeting of its shareholders to vote on the approval and adoption of this Agreement and the approval of the Merger (the "Occam Shareholders' Meeting") to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 30 days after the declaration of effectiveness of the Registration Statement. Occam will use all reasonable efforts to solicit from its shareholders proxies in favor of the approval and adoption of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders (the "Occam Shareholders' Approval"). Notwithstanding anything to the contrary contained in this Agreement, Occam may adjourn or postpone the Occam Shareholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to its respective shareholders in advance of a vote on the approval and adoption of this Agreement and the approval of the Merger or, if as of the time for which the Occam Shareholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of common stock of Occam represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Occam Shareholders' Meeting. Occam shall ensure that the Occam Shareholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by its in connection with the Occam Shareholders' Meeting are solicited in compliance with California Law, its Articles of Incorporation and Bylaws and all other applicable Legal Requirements. The obligation of Occam to call, give notice of, convene and hold the Occam Shareholders' Meeting in accordance with this
Section 5.2(a)(ii) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to it of any Occam Acquisition Proposal (as defined in Section 5.4(d)) or by any withdrawal, amendment or modification of the recommendation of its Board of Directors with respect to the adoption of this Agreement and the approval of the Merger.

   (iii) ANI, as the sole shareholder of Merger Sub, shall take all action necessary to cause the Merger Sub to approve the Merger in accordance with California Law.

   (b) Board Recommendations.

   (i) Except to the extent expressly permitted by Section 5.3, (A) the Board of Directors of ANI shall recommend that ANI's stockholders vote in favor of the approval of the Merger and the issuance of ANI Common Stock in the Merger at the ANI Stockholders' Meeting, (B) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of ANI has recommended that ANI's stockholders vote in favor of the approval of the Merger and the issuance of ANI Common Stock in the Merger at the ANI Stockholders' Meeting and (C) neither the Board of Directors of ANI nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Occam, the recommendation of the Board of Directors of ANI that ANI's stockholders vote in favor of the approval of the Merger and the issuance of ANI Common Stock in the Merger.

   (ii) (A) The Board of Directors of Occam shall recommend that Occam's shareholders vote in favor of the approval and adoption of this Agreement and the approval of the Merger at the Occam Shareholders' Meeting, (B) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of Occam has recommended that Occam's shareholders vote in favor of the approval and adoption of this Agreement and the approval of the Merger at the Occam Shareholders' Meeting and (C) neither the Board of Directors of Occam nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to ANI, the recommendation of the Board of Directors of Occam that Occam's shareholders vote in favor of the approval and adoption of this Agreement and the approval of the Merger.

   5.3 ANI Acquisition Proposals.

   (a) No Solicitation. ANI shall not, and shall not authorize or instruct any of its Subsidiaries, nor any officer, director, investment banker, attorney or other advisor (each a "Representative") of ANI or its Subsidiaries to, and shall use reasonable efforts to cause each of the employees and agents of ANI and its

Subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly encourage the making, submission or announcement of, any ANI Acquisition Proposal (as defined in Section 5.3(g)), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information in connection with or in response to any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any ANI Acquisition Proposal, (iii) engage in discussions with any Person with respect to any ANI Acquisition Proposal, except as to the existence of this Agreement (but excluding the Occam Schedules and the ANI Schedules) and as set forth in
Section 5.3(c), (iv) approve, endorse or recommend any ANI Acquisition Proposal (except to the extent specifically permitted pursuant to Section 5.3(d) below) or (v) enter into any letter of intent or definitive agreement contemplating or otherwise relating to any ANI Acquisition Proposal. ANI, and its Subsidiaries and Representatives will each immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any ANI Acquisition Proposal.

   (b) Notification of Unsolicited Acquisition Proposals Involving ANI.

   (i) As promptly as practicable after receipt of any ANI Acquisition Proposal or any request for information or inquiry which it believes (or should reasonably believe) would lead to an ANI Acquisition Proposal, ANI shall provide Occam with written notice of the material terms and conditions of such ANI Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such ANI Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such ANI Acquisition Proposal, request or inquiry.

   (ii) ANI shall provide Occam with forty-eight (48) hours' prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any ANI Acquisition Proposal.

   (c) Consideration of ANI Acquisition Proposals. Section 5.3(a) shall not prohibit ANI or any of its Representatives, prior to the receipt of ANI Stockholders' Approval, from furnishing information regarding ANI and its Subsidiaries to, or entering into discussions with, any Person in response to an ANI Acquisition Proposal that is submitted to ANI by such Person in writing (and not withdrawn) if (1) neither ANI nor any of its Subsidiaries nor any Representative of ANI or any of its Subsidiaries shall have breached or taken any action inconsistent with any of the provisions set forth in Section 5.3(a) in connection with such ANI Acquisition Proposal, (2) the board of directors of ANI concludes in good faith, after consultation with its outside legal counsel, that (A) the failure to take such action would be inconsistent with the proper discharge of its fiduciary duties under applicable law and (B) such ANI Acquisition Proposal, if consummated in accordance with its terms, is an ANI Superior Offer (as defined in Section 5.3(g)) or reasonably likely to be an ANI Superior Offer, (3) at least two business days prior to furnishing any such information to, or entering into discussions with, such Person, ANI gives Occam written notice of the identity of such Person and of ANI's intention to furnish information to, or enter into discussions with, such Person, and ANI receives from such Person an (A) executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of ANI and (B) an executed agreement containing "standstill" provisions that impose a comparable level of restrictions upon the Person as those imposed on Occam pursuant to the terms of paragraph (3) of the Exclusivity Letter (as defined in Section 8.5) and (4) at least two business days prior to furnishing any such information to such Person, ANI furnishes such nonpublic information to Occam (to the extent such nonpublic information has not been previously furnished by ANI to Occam).

   (d) Change of Recommendation Upon an ANI Superior Offer. Notwithstanding anything to the contrary contained in Section 5.3(a), the ANI board of directors may withdraw or modify in a manner adverse to Occam its recommendation pursuant to Section 5.2(b)(i) if:

      (i) the ANI Board of Directors has in good faith concluded that an ANI Acquisition Proposal is an ANI Superior Offer;

      (ii) such ANI Superior Offer has not been withdrawn;

      (iii) the ANI Stockholders' Approval has not occurred;

      (iv) ANI has provided to Occam at least five (5) business days' prior notice of any meeting of ANI's board of directors at which it will change its recommendation to recommend such ANI Superior Offer;

      (vi) ANI's board of directors has determined in good faith, after consultation with ANI's outside counsel, that, in light of such ANI Superior Offer, the failure to withdraw or modify the its recommendation pursuant to
   Section 5.2(b)(i) would be inconsistent with the proper discharge of its fiduciary duties under applicable law; and

      (vii) ANI has not solicited such offer in contravention of any of the provisions set forth in Section 5.3(a).

   (e) Continuing Obligation to Call, Hold and Convene Stockholders' Meeting. Nothing contained in this Agreement shall limit the obligation of ANI to call, hold and convene the ANI Stockholders' Meeting in accordance with Section 5.2.

   (f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit ANI or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

   (g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

      (i) "ANI Acquisition" shall mean any transaction or series of related transactions involving: (i) any purchase from ANI or acquisition by any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a twenty percent (20%) interest in the total outstanding voting securities of ANI or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning twenty percent (20%) or more of the total outstanding voting securities of ANI or any merger, consolidation, business combination or similar transaction involving ANI, (ii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than twenty percent (20%) of the assets of ANI (including its Subsidiaries taken as a whole) or (iii) any liquidation or dissolution of ANI.

      (ii) "ANI Acquisition Proposal" shall mean any offer or proposal, relating to an ANI Acquisition.

      (iii) "ANI Superior Offer" shall mean a bona fide written offer made by a Person to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, a majority of the total outstanding assets or voting securities of ANI in a transaction that the Board of Directors of ANI has concluded, after receipt of the advice of outside legal counsel and financial advisers and taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer as the Board of Directors of ANI reasonably determines to be relevant, (A) will provide greater value to ANI's stockholders (in their capacities as stockholders) than the terms of the Merger and (B) is reasonably capable of being consummated, provided, however, that any such offer shall not be deemed to be an ANI Superior Offer if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

   5.4 Occam Acquisition Proposals

   (a) No Solicitation. Occam shall not, and shall not authorize or instruct any Representative of Occam to, and shall use reasonable efforts to cause each of the employees and agents of Occam not to, directly or indirectly, (i) solicit, initiate or knowingly encourage the making, submission or announcement of, any Occam Acquisition Proposal (as defined in Section 5.4(d), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information in connection with or in response to any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, any Occam Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Occam Acquisition Proposal, except as to the existence of this Agreement (but excluding the Occam Schedules and the ANI Schedules), (iv) approve, endorse or recommend any Occam Acquisition Proposal, or (v) enter into any letter of intent or definitive agreement contemplating or otherwise relating to any Occam Acquisition Proposal. Occam and its Representatives will each immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Occam Acquisition Proposal.

   (b) Notification of Unsolicited Acquisition Proposals Involving Occam.

   (i) As promptly as practicable after receipt of any Occam Acquisition Proposal or any request for information or inquiry which it believes (or should reasonably believe) would lead to an Occam Acquisition Proposal, Occam shall provide ANI with written notice of the material terms and conditions of such Occam Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Occam Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Occam Acquisition Proposal, request or inquiry.

   (ii) Occam shall provide ANI with forty-eight (48) hours' prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Occam Acquisition Proposal.

   (c) Continuing Obligation to Call, Hold and Convene Occam Shareholders' Meeting. Nothing contained in this Agreement shall limit the obligation of Occam to call, hold and convene the Occam Shareholders' Meeting in accordance with Section 5.2.

   (d) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

      (i) "Occam Acquisition" shall mean any transaction or series of related transactions involving: (i) any purchase from Occam or acquisition by any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a twenty percent (20%) interest in the total outstanding voting securities of Occam or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning twenty percent (20%) or more of the total outstanding voting securities of Occam or any merger, consolidation, business combination or similar transaction involving Occam, (ii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than twenty percent (20%) of the assets of Occam or
   (iii) any liquidation or dissolution of Occam, provided, however, that for purposes of this Agreement, Occam Acquisition shall not include any business combination or other similar transaction with a Person whereby such Person, as successor to Occam, is obligated to consummate the Merger and otherwise fulfill Occam's contractual obligations under this Agreement.

      (ii) "Occam Acquisition Proposal" shall mean any offer or proposal, relating to an Occam Acquisition.

   5.5 Confidentiality; Access to Information; No Modification of
Representations, Warranties or Covenants.

   (a) Confidentiality. The parties acknowledge that Occam and ANI have previously executed a Confidentiality Agreement dated October 22, 2001 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

   (b) Access to Information. Each of Occam and ANI will afford the other and the other's accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel, as such other party may reasonably request; provided, however, that any party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

   (c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.5, Section 5.7 or Section 5.8 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

   5.6 Public Disclosure. Neither ANI nor Occam shall, nor shall they permit any of their respective representatives to, issue any press release or otherwise publicly disseminate any document or other written material relating to the Merger or any of the other transactions contemplated by this Agreement unless (i) both parties shall have approved such press release or written material (it being understood that neither party shall unreasonably withhold its approval of any such press release or written material), or (ii) ANI or Occam, as the case may be, shall have determined after consultation with its outside legal counsel that the issuance of such press release or the dissemination of such written material is required by any applicable Legal Requirement or, with respect to ANI, Nasdaq rule, and such party shall have consulted with the other party prior to issuing such press release or disseminating such written material. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

   5.7 Regulatory Filings; Reasonable Efforts.

   (a) Regulatory Filings. Each of ANI and Occam shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with all Legal Requirements, and as promptly as practicable after the date hereof, each of ANI and Occam shall make all filings required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation, (i) any Regulatory Consent, (ii) filings under any pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or "blue sky" laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Occam and ANI shall respond as promptly as practicable to any inquiries or requests received from any Governmental Entity with respect to the Merger or any other transactions contemplated by this Agreement. Each of ANI and Occam will use commercially reasonable efforts to cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.7(a). to comply in all material respects with all applicable Legal Requirements.

   (b) Exchange of Information. ANI and Occam each shall promptly supply the other with any information which may be required in order to effectuate any filings or applications pursuant to Section 5.7(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of Occam and ANI shall consult with the other prior to taking a position with respect to any such filing, shall consider in good faith the views of one another in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of ANI and Occam need not supply the other with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

   (c) Notification. Each of ANI and Occam will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.7(a), ANI or Occam, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement. Each of Occam and ANI shall give the other party prompt notice of the commencement or known threat of commencement of any Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement, keep the other party informed as to the status of any such Proceeding or threat, and in connection with any such Proceeding, each of Occam and ANI will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such Proceeding.

   (d) Reasonable Efforts. Subject to the express provisions of Section 5.2 and
Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using all reasonable efforts to accomplish the following:
(i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all Regulatory Consents, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Occam and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

   (e) Limitation on Divestiture and Contestation. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require ANI or Occam or any Subsidiary or affiliate thereof to (i) agree to any divestiture by itself or any of its affiliates (including for this purpose only Occam and ANI as affiliates of each other) of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock (including after the Merger) or (ii) contest any Proceeding relating to the Merger if Occam and ANI mutually agree that contesting such Proceeding is not advisable. ANI shall not take or agree to take any action identified in the immediately preceding sentence without the prior written consent of Occam and Occam shall not take or agree to take any action identified in the immediately preceding sentence without the prior written consent of ANI.

   5.8 Notification of Certain Matters.

   (a) By Occam. Occam shall give prompt notice to ANI after Occam obtains actual knowledge of any representation or warranty made by it contained in this Agreement becoming inaccurate, or any failure of Occam to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it under this Agreement, in each case, to the extent that such inaccuracy or failure would result in the conditions set forth in Section 6.3(a) or 6.3(b) not being satisfied.

   (b) By ANI. ANI shall give prompt notice to Occam after ANI obtains actual knowledge of any representation or warranty made by it contained in this Agreement becoming inaccurate, or any failure of ANI to comply with or satisfy in any material respect any covenant, or agreement to be complied with or satisfied by it under this Agreement, in each case, to the extent that such inaccuracy or failure would result in the conditions set forth in Section 6.2(a) or 6.2(b) not being satisfied.

   5.9 Third-Party Consents. ANI will use all reasonable efforts to obtain any third-party consents set forth in Schedule 6.2 of the ANI Schedules and Occam will use all reasonable efforts to obtain any third-party consents set forth in
Schedule 6.3 of the Occam Schedules prior to the Effective Time.

   5.10 Stock Options and Warrants.

   (a) Assumption of Stock Options. At the Effective Time, each outstanding Occam Option that is then outstanding, whether or not exercisable at the Effective Time and regardless of the respective exercise prices thereof, will be assumed by ANI. Each Occam Option so assumed by ANI under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the Occam Stock Option Plan (and any applicable stock option agreement for such Occam Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each Occam Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of ANI Common Stock equal to the product of the number of shares of Occam Common Stock that were issuable upon exercise of such Occam Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of ANI Common Stock and (ii) the per share exercise price for the shares of ANI Common Stock issuable upon exercise of such assumed Occam Option will be equal to the quotient determined by dividing the exercise price per share of Occam Common Stock at which such Occam Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. As soon as reasonably practicable, ANI will issue to each person who holds an assumed Occam Option a document evidencing the foregoing assumption of such Occam Option by ANI.

   (b) To the extent any Occam Option qualified as an incentive stock option pursuant to Section 422 of the Code immediately prior to the Effective Time, such Occam Option shall be assumed in a manner so as to maintain its status as an incentive stock option.

   (i) Warrants. At the Effective Time, (A) the number of shares of ANI Common Stock subject to each Occam Preferred Warrant shall be equal to the product of
(1) the number of shares of Occam Common Stock that are issuable upon conversion of the shares of Occam Preferred Stock that were subject to such Occam Preferred Warrant immediately prior to the Effective Time, and (2) the Exchange Ratio, rounding to the nearest whole share, and (B) the per share exercise price for the ANI Common Stock issuable upon exercise of each such assumed Occam Preferred Warrant shall be determined by dividing the exercise price per share of the Occam Common Stock issuable upon conversion of the shares of Occam Preferred Stock that were subject to such Occam Preferred Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio, and rounding the resulting exercise price to the nearest whole cent.

   (c) Prior to the Effective Time, Occam shall take all action that may be necessary (under the plans and agreements pursuant to which Occam Options and Occam Preferred Warrants are outstanding and otherwise) to effectuate the provisions of this Section 5.10 and to ensure that, from and after the Effective Time, former holders of Occam Options and Occam Preferred Warrants have no rights with respect thereto other than those specifically provided in this Section 5.10.

   5.11 Indemnification of Officers and Directors. All rights to indemnification existing in favor of those Persons who are officers and directors of ANI as of the date of this Agreement (the "ANI Indemnified Persons") for their acts and omissions occurring prior to the Effective Time, as provided in ANI's Bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between ANI and said ANI Indemnified Persons (as in effect as of the date of this Agreement) shall survive the Merger and shall be observed by ANI to the fullest extent permitted by Delaware law until not earlier than the sixth anniversary of the Effective Time

   (a) From the Effective Time until the sixth anniversary of the Effective Time, ANI shall maintain in effect, for the benefit of the ANI Indemnified Persons with respect to their acts and omissions occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by ANI as of the date of this Agreement (the "Existing Policy"); provided, however, that (i) ANI may substitute for the Existing Policy a policy or policies of comparable coverage, and (ii) ANI shall not be required to pay annual premiums for the Existing Policy (or for any substitute policies) in excess of 150% of the current annual premium for the Existing Policy. In the event any future annual premiums for the Existing Policy (or any substitute policies) exceeds 150% of the current annual premium for the Existing Policy, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to 150% of the current annual premium for the Existing Policy.

   (b) The provisions of this Section 5.11 are intended to be in addition to the rights otherwise available to the ANI Indemnified Persons by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the ANI Indemnified Persons, and their respective heirs and representatives.

   5.12 Directors and Officers of ANI After the Effective Time; Change of Name.

   (a) ANI shall use commercially reasonable efforts to obtain from those officers and directors, who are not designated as a director or officer of ANI after the Effective Time, a voluntary resignation from such position(s) effective immediately after the Effective Time, provided that prior to the Effective Time, ANI shall designate one individual to remain as a member of the board of directors of ANI after the Effective Time (the "ANI Designee"). The ANI Designee (a) shall be entitled to serve on the board of directors of ANI until at least the first anniversary of the Effective Time and (b) shall appoint, pursuant to the Bylaws of ANI, those individuals designated by Occam as directors of ANI after the Effective Time.

   (b) ANI shall include in the Prospectus/Proxy Statement a resolution that the stockholders of ANI approve an amendment to the Certificate of Incorporation amending the name of ANI to such other name as Occam may designate effective as of the Effective Time and a statement from the Board of Directors of ANI recommending such amendment and name change, provided that such designation is made prior to the mailing of the Prospectus/Proxy Statement to the stockholders of ANI.

   5.13 Nasdaq Listing. Prior to the Effective Time, ANI agrees to use all reasonable efforts to authorize for listing on the Nasdaq National Market the shares of ANI Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, subject to official notice of issuance.

   5.14 Tax Matters. At or prior to the filing of the Form S-4 Registration Statement, Occam and ANI shall execute and deliver to Cooley Godward LLP ("Cooley") and to Wilson Sonsini Goodrich & Rosati Professional Corporation ("Wilson Sonsini") tax representation letters in customary form. ANI, Merger Sub and Occam shall each confirm to Cooley and to Wilson Sonsini the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Following delivery of the tax representation letters pursuant to the first sentence of this Section 5.14, each of ANI and Occam shall use its reasonable efforts to cause Cooley and Wilson Sonsini, respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.14.

   5.15 Conversion of Occam Preferred Stock. Occam shall effect a conversion of all outstanding Occam Preferred Stock into Occam Common Stock immediately prior to the Effective Time.

   5.16 Employment of Continuing Employees. Prior to the date hereof, Occam has delivered to ANI the names of those employees of ANI who would potentially be retained by ANI after the Effective Time (each a "Continuing Employee"). Occam shall negotiate in good faith with the Continuing Employees the terms of their employment with ANI following the Effective Time and the terms offered by Occam to a Continuing Employee shall provide for "at-will employment" and shall include title, base salary and benefits that are commensurate with those currently provided by Occam to its employees who are similarly situated to such Continuing Employee. Such list of Continuing Employees shall not be increased or decreased without the mutual consent of Occam and ANI. This provision shall not be construed as a guarantee of employment to a specific employee of ANI for any specific time period after the Effective Time.

                                  ARTICLE VI
                           CONDITIONS TO THE MERGER

   6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

      (a) Stockholder and Shareholder Approval. The ANI Stockholders' Approval and the Occam Shareholders' Approval shall have been obtained.

      (b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

      (c) Registration Statement Effective; Prospectus/Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and be outstanding, and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus/Proxy Statement, shall have been initiated or threatened in writing by the SEC and be outstanding.

      (d) Governmental Litigation. There shall not be pending or threatened any Proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; or (b) relating to the Merger and seeking to obtain from ANI or any of its Subsidiaries or Occam any damages or other relief that would be material to the ANI and its Subsidiaries, taken as a whole, or Occam; or (c) that could materially and adversely affect the right of ANI to directly or indirectly own the assets or operate the business of Occam.

   6.2 Additional Conditions to Obligations of Occam. The obligation of Occam to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Occam:

      (a) Representations and Warranties. The representations and warranties of ANI set forth in Article III shall have been accurate on the date hereof and shall be accurate at and as of the Effective Time as if made as of the Effective Time, except (i) for those representations and warranties that address matters only as of a particular date (which shall be accurate as of such date) and (ii) where the failure of the representations and warranties to be accurate would not reasonably be expected to have a Material Adverse Effect on ANI and the Surviving Corporation, taken as a whole (it being agreed that for purposes of this clause (ii), all Material Adverse Effect and materiality terms in the representations and warranties in Article III shall be inapplicable).

      (b) Agreements and Covenants. ANI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

      (c) Certificate from ANI Officer. Occam shall have received a certificate executed on behalf of ANI by an authorized executive officer of ANI confirming that the conditions set forth in Sections 6.1(a) (solely as to the ANI Stockholders' Approval), 6.2(a), 6.2(b) and 6.2(d) have been duly satisfied.

      (d) Third Party Consents. Each of the third party consents identified in
   Schedule 6.2 of the ANI Schedules, if any, shall have been obtained and shall be in full force and effect.

      (e) Tax Opinion. Occam shall have received a written opinion from its tax counsel, Wilson Sonsini, in form and substance reasonably satisfactory to it to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn; provided, however, that if Wilson Sonsini does not render such opinion, this condition shall nonetheless be satisfied if Cooley renders such opinion to Occam.

   6.3 Additional Conditions to the Obligations of ANI. The obligations of ANI and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by ANI:

      (a) Representations and Warranties. The representations and warranties of Occam set forth in Article II shall have been accurate on the date hereof and shall be accurate at and as of the Effective Time as if made as of the Effective Time, except (i) for those representations and warranties that address matters only as of a particular date (which shall be accurate as of such date) and (ii) where the failure of the representations and warranties to be accurate would not reasonably be expected to have a Material Adverse Effect on ANI and the Surviving Corporation, taken as a whole (it being agreed that for purposes of this clause (ii), all Material Adverse Effect and materiality terms in the representations and warranties in Article II shall be inapplicable).

      (b) Agreements and Covenants. Occam shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

      (c) Certificate from Occam Officer. ANI shall have received a certificate executed on behalf of Occam by an authorized executive officer of Occam confirming that the conditions set forth in Sections 6.1(a) (solely as to the Occam Shareholders' Approval), 6.3(a), 6.3(b), 6.3(d), 6.3(e) and 6.3(f) have been duly satisfied.

      (d) Occam Financings. The agreements evidencing the First Financing and the Second Financing shall be in full force and effect in accordance with the terms of the documentation with respect thereto delivered to ANI prior to the date hereof and shall not have been amended in any respect without the prior written consent of ANI, and Occam shall have received not less than $10,000,000 of net cash proceeds pursuant to the First Financing.

      (e) Conversion of Preferred. All shares of Occam Preferred Stock shall have converted into Occam Common stock prior to the Effective Time.

      (f) Third Party Consents. Each of the consents identified in Schedule 6.3 of the Occam Schedules, if any, shall have been obtained and shall be in full force and effect.

      (g) Lock-ups. Each of the shareholders of Occam as of the date hereof shall have executed and delivered the lock-up agreement in the form of Exhibit B-2 attached hereto.

      (h) Tax Opinion. Unless Occam has waived the condition set forth in
   Section 6.2(e), ANI shall have received a written opinion from its tax counsel, Cooley, in form and substance reasonably satisfactory to it to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn; provided, however, that if Cooley does not render such opinion, this condition shall nonetheless be satisfied if Wilson Sonsini renders such opinion to ANI.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

   7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of Occam or ANI:

      (a) by mutual written consent duly authorized by the Boards of Directors of ANI and Occam;

      (b) by either Occam or ANI if the Merger shall not have been consummated by April 30, 2002; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time has been a principal cause of or resulted in the failure of the Merger to occur on or before such date;

      (c) by either Occam or ANI if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

      (d) by either Occam or ANI if after the ANI Stockholders' Meeting the ANI Stockholders' Approval shall not have been obtained by reason of the failure to obtain the required vote at such meeting or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this
   Section 7.1(d) shall not be available to either party where the failure to obtain the ANI Stockholders' Approval shall have been caused by the failure on the part of such party to perform any covenant in this Agreement required to be performed by such party prior to the Effective Time;

      (e) by either Occam or ANI if after the Occam Shareholders' Meeting the Occam Shareholders' Approval shall not have been obtained by reason of the failure to obtain the required vote at such meeting or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to either party where the failure to obtain the Occam Shareholders' Approval shall have been caused by the failure on the part of such party to perform any covenant in this Agreement required to be performed by such party prior to the Effective Time;

      (f) by Occam if an ANI Triggering Event (as defined below) has occurred;

      (g) by ANI if an Occam Triggering Event (as defined below) has occurred;

      (h) by Occam if (i) any of ANI's representations and warranties contained in this Agreement shall be or become inaccurate, such that the condition set forth in Section 6.2(a) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of any date subsequent to the date of this Agreement, (A) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to the ANI Schedules made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) if any of ANI's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2(b) would not be satisfied; provided, however, that if an inaccuracy in any of ANI's representations and warranties or a breach of a covenant by ANI is cured by ANI within thirty
   (30) days following delivery by Occam to ANI of written notice of such breach (provided such inaccuracy or breach is curable in such time period and prior to the expiration date specified in Section 7.1(b)), then Occam may not terminate this Agreement under this Section 7.1(h) on account of such inaccuracy or breach; and

      (i) by ANI if (i) any or become inaccurate, such that the condition set forth in Section 6.3(a) would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of any date subsequent to the date of this Agreement, (A) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Occam Schedules made or purported to have been made after the date of this Agreement shall be disregarded), or (ii) if any of Occam's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.3(b) would not be satisfied; provided, however, that if an inaccuracy in any of Occam's representations and warranties or a breach of a covenant by Occam is cured within thirty
   (30) days following delivery by ANI to Occam of written notice of such breach (provided such inaccuracy or breach is curable within such time period and prior to the expiration date specified in Section 7.1(b)), then ANI may not terminate this Agreement under this Section 7.1(i) on account of such inaccuracy or breach.

   For the purposes of this Agreement, an "ANI Triggering Event," shall be deemed to have occurred if (i) ANI's Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified, in a manner adverse to Occam, its recommendation in favor of the approval of the Merger and the issuance of ANI Common Stock in the Merger, (ii) ANI shall have failed to include in the Prospectus/Proxy Statement the recommendation of its Board of Directors in favor the approval of the Merger and the issuance of ANI Common Stock in the Merger, (iii) an ANI Acquisition Proposal is publicly announced and ANI fails to issue a press release announcing its opposition to such ANI Acquisition Proposal within ten (10) business days after such announcement, (iv) ANI's Board of Directors or any committee thereof shall have approved or recommended any ANI Acquisition Proposal or (v) a tender or exchange offer relating to ANI's securities shall have been commenced by a Person unaffiliated with the other party hereto and ANI shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of ANI recommends rejection of such tender or exchange offer.

   For the purposes of this Agreement, an "Occam Triggering Event," shall be deemed to have occurred if (i) Occam's Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified, in a manner adverse to ANI, its recommendation in favor of, the adoption and approval of this Agreement or the approval of the Merger, (ii) Occam shall have failed to include in the Prospectus/Proxy Statement the recommendation of its Board of Directors in favor of the adoption and approval of this Agreement and the approval of the Merger, (iii) an Occam Acquisition Proposal is publicly announced or delivered to Occam and Occam fails to notify its shareholders of its opposition to such Occam Acquisition Proposal within ten (10) business days after such announcement or delivery or (iv) Occam's Board of Directors or any committee thereof shall have approved or recommended any Occam Acquisition Proposal.

   7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in
Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.5(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful or intentional breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

   7.3 Fees and Expenses.

   (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated, provided, however, ANI and Occam shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with (A) the filing, printing and mailing of the Registration

Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto and (B) the filing by the parties hereto of any notice or other document under any applicable antitrust law or regulation.

   (b) Payment by ANI.

   (i) In the event this Agreement is terminated by Occam or ANI pursuant to
Section 7.1(d) and there shall not then exist any grounds for either party to terminate this Agreement pursuant to Section 7.1(e), ANI shall, contemporaneously with any termination of this Agreement by ANI and within two
(2) business days after any termination of this Agreeme nt by Occam, pay to Occam the ANI Base Termination Fee (as defined below) and to the extent ANI enters into a definitive agreement for or consummates an ANI Acquisition within twelve (12) months after such termination date, ANI shall pay to Occam the ANI Supplemental Termination Fee (as defined below) within two (2) business days after the consummation of such ANI Acquisition.

   (ii) In the event this Agreement is terminated by Occam pursuant to Section 7.1(f), (A) ANI shall, within two (2) business days after termination of this Agreement by Occam, pay to Occam the ANI Base Termination Fee and to the extent ANI enters into a definitive agreement for or consummates an ANI Acquisition within twelve (12) months after such termination date, ANI shall pay to Occam the ANI Supplemental Termination Fee within two (2) business days after the consummation of such ANI Acquisition.

   (iii) For purposes of this Agreement, "ANI Base Termination Fee" shall mean an amount equal to (A) $750,000 plus (B) all reasonable out-of-pocket costs and expenses (including attorneys' fees) incurred by Occam in connection with the negotiations of this Agreement and the transactions contemplated by this Agreement, provided that such costs and expenses will not exceed $750,000. For purposes of this Agreement, "ANI Supplemental Termination Fee" shall mean the lesser of (A) $1,750,000 and (B) twenty five percent (25%) of the amount (if any) by which the ANI Third Party Acquisition Value (as defined below) exceeds that amount equal to the product of (i) the outstanding number of shares of ANI Common Stock as of the date hereof multiplied by (ii) the ANI Stock Price as of the date hereof multiplied by (iii) 1.592968. For purposes of this Agreement, "ANI Third Party Acquisition Value" shall mean (A) in the case of an ANI Acquisition whereby the acquirer pays in cash, the aggregate cash purchase price for such ANI Acquisition, (B) in the case of an ANI Acquisition whereby the acquirer pays in acquirer's stock or other consideration, the aggregate market value of such consideration as of the date the ANI Acquisition's definitive agreement or the ANI Acquisition's consummation is publicly announced, whichever is earlier, and (C) in the case of an ANI cquisition whereby the acquirer pays in acquirer's stock or other consideration and cash, a combination of the foregoing.

   (c) Payment by Occam.

   (i) In the event this Agreement is terminated by Occam or ANI pursuant to
Section 7.1(e) and there shall not then exist any grounds for either party to terminate this Agreement pursuant to Section 7.1(d), Occam shall, contemporaneously with any termination of this Agreement by Occam and within two (2) business days after any termination of this Agreement by ANI, pay to ANI the Occam Base Termination Fee (as defined below) and to the extent Occam enters into a definitive agreement for or consummates an Occam Acquisition within twelve (12) months after such termination date, Occam shall pay to ANI the Occam Supplemental Termination Fee (as defined below) within two (2) business days after the consummation of such Occam Acquisition.

   (ii) In the event this Agreement is terminated by ANI pursuant to Section 7.1(g), (A) Occam shall, within two (2) business days after termination of this Agreement by ANI, pay to ANI the Occam Base Termination Fee and to the extent Occam enters into a definitive agreement for or consummates an Occam Acquisition within twelve (12) months after such termination date, Occam shall pay to ANI the Occam Supplemental Termination Fee within two (2) business days after the consummation of such Occam Acquisition.

   (iii) For purposes of this Agreement, "Occam Base Termination Fee" shall mean an amount equal to (A) $750,000 plus (B) all reasonable out-of-pocket costs and expenses (including attorneys' fees) incurred by ANI in connection with the negotiations of this Agreement and the transactions contemplated by this Agreement, provided that such costs and expenses will not exceed $750,000. For purposes of this Agreement, "Occam Supplemental Termination Fee" shall mean the lesser of (A) $1,750,000 and (B) twenty five percent (25%) of the amount the Occam Third Party Acquisition Value (as defined below) exceeds that amount equal to the product of (i) the outstanding number of shares of ANI Common Stock as of the date hereof multiplied by (ii) the ANI Stock Price as of the date hereof multiplied by (iii) 3.385058. For purposes of this Agreement, "Occam Third Party Acquisition Value" shall mean (A) in the case of an Occam Acquisition whereby the acquirer pays in cash, the aggregate cash purchase price for such Occam Acquisition, (B) in the case of an Occam Acquisition whereby the acquirer pays in acquirer's stock or other consideration, the aggregate market value of such consideration as of the date the Occam Acquisition's definitive agreement or the Occam Acquisition's consummation is publicly announced, whichever is earlier, and (C) in the case of an Occam Acquisition whereby the acquirer pays in acquirer's stock or other consideration and cash, a combination of the foregoing.

   7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of ANI and Occam, provided, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further stockholder approval. This Agreement may be not amended except by execution of an instrument in writing signed on behalf of each of ANI and Occam.

   7.5 Extension; Waiver. At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                 ARTICLE VIII
                              GENERAL PROVISIONS

   8.1 Non-Survival of Representations and Warranties. The representations and warranties of Occam and ANI contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, provided, however, that Section 5.11 shall survive after the Effective Time.

   8.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, or (b) two business days after sent by registered mail or by courier or express delivery service or by facsimile, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

      (a) if to Occam, to:

          Occam Networks Inc.
          77 Robin Hill Road
          Santa Barbara, California 93117
          Attention: Kumar Shah, President
          Facsimile: (805) 692-5309
          with a copy to:

          Wilson Sonsini Goodrich & Rosati
          Professional Corporation
          650 Page Mill Road
          Palo Alto, California 94304-1050
          Attention: John B. Goodrich
          Facsimile: (650) 493-6811

      (b) if to ANI, to:

          Accelerated Networks, Inc.
          301 Science Drive
          Moorpark, California 93021
          Attention: H. Michael Hogan, III, Chief Financial Officer
          Facsimile: (805) 553-9697

          with a copy to:

          Cooley Godward LLP
          Five Palo Alto Square
          3000 El Camino Real
          Palo Alto, California 94306
          Attention: David Lipkin
          Facsimile: (650) 849-7400

   8.3  Interpretation.

   (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words "include," "includes" and "including," when used herein, shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all such entity and its Subsidiaries, taken as a whole. An exception or disclosure made in Occam Schedules with regard to a representation of Occam, or in the ANI Schedules with regard to a representation of ANI, shall be deemed made with respect to any other representation by such party to which such exception or disclosure is readily apparent.

   (b) For purposes of this Agreement, the term "Material Adverse Effect," when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an "Effect"), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), capitalization, liabilities, financial condition or results of operations of such entity taken as a whole with its Subsidiaries or (ii) materially impede the ability or authority of such entity to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements; provided, however, that, for purposes of clause (i) above, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (A) any Effect resulting from compliance with the terms and conditions of this Agreement, (B) any change in such entity's stock price or trading volume, in and of itself, (C) any Effect that results from changes affecting any of the industries in which such entity operates generally or the United States economy generally (which changes in each case do not disproportionately affect such entity in any material respect), (D) any Effect that results from changes affecting general worldwide economic or capital market conditions (which changes in each case do not disproportionately affect such entity in any material respect), (E) the failure of a party to meet published or internal earnings, revenue estimates or projections or (F) any adverse effect that results from the announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement.

   (c) For purposes of this Agreement, the term "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

   8.4 Counterparts. This Agreement ma y be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

   8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Occam Schedules and the ANI Schedules, (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and the "standstill" provisions in paragraph (3) of that certain letter agreement dated October 22, 2001, between Occam and ANI (relating to the exclusivity of negotiations) (the "Exclusivity Letter") shall continue in full force and effect and shall survive any termination of this Agreement, and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, other than the provisions of Section 5.11 with respect to the ANI Indemnified Parties.

   8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

   8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

   8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

   8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

   8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section
8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

   8.11 Waiver of Jury Trial. EACH OF ANI AND OCCAM HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANI OR OCCAM IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                     *****

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                    ACCELERATED NETWORKS, INC.

                                    By: /s/ Gary J. Sbona

                                    Name: Gary J. Sbona

                                    Title: Chairman and Chief Executive Officer

                                    ODIN ACQUISITION CORP.

                                    By: /s/ Gary J. Sbona

                                    Name: Gary J. Sbona

                                    Title: Chairman and Chief Executive Officer

                                    OCCAM NETWORKS INC.
                                    By: /s/ Kumar Shah

                                    Name: Kumar Shah

                                    Title: President and Chief Executive Officer


                     [SIGNATURE PAGE TO MERGER AGREEMENT]

                                                                        Annex B

                               VOTING AGREEMENT

   VOTING AGREEMENT (the "Agreement"), dated as of November 9, 2001, by and among Occam Networks Inc., a California corporation ("Occam"), Accelerated Networks, Inc., a Delaware corporation ("ANI") and the undersigned stockholders (the "Stockholders") of ANI and is for the benefit of Occam. Except as otherwise provided herein, capitalized terms that are used but not otherwise defined herein shall have the meaning assigned to such terms in the Merger Agreement (as defined below).

   WHEREAS, contemporaneously with the execution of this Agreement, Occam and ANI are entering into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), providing for, among other things, the merger of a wholly-owned subsidiary of ANI into Occam (the "Merger") and the conversion of the outstanding shares of common stock of Occam into the right to receive shares of common stock of ANI pursuant to the Merger, and setting forth certain representations, warranties, covenants and agreements of the parties thereto in connection therewith; and

   WHEREAS, the Merger Agreement contemplates the execution and delivery of this Agreement; and

   WHEREAS, in order to induce Occam to enter into the Merger Agreement, the Stockholders are entering into this Agreement in their respective capacities as stockholders of ANI and not in their respective capacities as directors or officers of ANI, if applicable.

   NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

      1. Representations of Stockholders. Each of the Stockholders represents and warrants to Occam that (a) such Stockholder lawfully owns beneficially (as such term is defined in Rule 13d--3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and of record that number of shares of ANI Common Stock set forth opposite such Stockholder's name on Exhibit A (collectively, the "Shares"), respectively, free and clear of any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or operation of law) and, except for this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Stockholder is a party relating to the pledge, disposition or Voting (as defined herein) of any shares of capital stock of ANI and there are no Voting trusts, proxies or Voting agreements with respect to such Shares, (b) such Stockholder does not beneficially own (as such term is defined in Rule 13d-3 under the Exchange
   Act) any additional shares of ANI Common Stock other than the Shares and, except as disclosed on Exhibit A, does not have any options, warrants or other rights to acquire any additional shares of capital stock of ANI or any security exercisable for or convertible into shares of capital stock of ANI, and (c) such Stockholder has full power and authority to enter into, execute and deliver this Agreement and any proxy delivered pursuant to Section 3 and to perform such Stockholder's obligations hereunder and thereunder. Each of the Stockholders further represents and warrants to Occam that the execution and delivery of this Agreement do not and the execution and delivery of any proxy delivered pursuant to Section 3 by such Stockholder and the performance of this Agreement and any proxy delivered pursuant to Section 3 by such Stockholder will not: (a) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to such Stockholder or by which it or any of its assets is or may be bound or affected; (b) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other individual or entity (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities (as defined herein) pursuant to, any contract to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's affiliates or assets is or may be bound or affected; or (c) require any consent or approval of any other Person. For purposes of this Agreement, "Vote" shall include voting of Shares in person or by proxy in favor of or against any action or consenting to any action in accordance with the Delaware General Corporation Law, and "Voting" shall have a correlative meaning. For purposes of this Agreement, "Subject Securities" shall mean: (i) all securities of ANI (including all shares of capital stock of ANI and all options, warrants and other rights to acquire shares of capital stock of ANI) owned beneficially or of record by a Stockholder as of the date of this Agreement; and (ii) all additional securities of ANI (including all additional shares of capital stock of ANI and all additional options, warrants and other rights to acquire shares of capital stock of ANI) which a Stockholder acquires or becomes the owner of beneficially or of record during the period from the date of this Agreement through the Termination Date (as defined below).

      2. Agreement to Vote Shares. During the period from the date of this Agreement through the Termination Date, each of the undersigned Stockholders hereby agrees to Vote all Subject Securities (to the extent then entitled to Vote) at every meeting of the stockholders of ANI and at any adjournment or postponement thereof, and on every matter submitted for action or approval by written consent of the stockholders of ANI (a) IN FAVOR OF the approval of the Merger and the issuance of ANI Common Stock in the Merger, each of the other actions contemplated by the Merger Agreement and any action in furtherance of any of the foregoing and (b) AGAINST (1) any ANI Acquisition or any agreement relating thereto, (2) any action that is intended, or could reasonably be expected, to facilitate the consummation of any ANI Acquisition or (3) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of ANI under the Merger Agreement. The agreement contained in this Section 2 is irrevocable to the fullest extent permitted under Delaware law.

      3. Irrevocable Proxy. Each Stockholder hereby agrees (a) to deliver to Occam one or more proxies which shall be irrevocable to the fullest extent permitted by Delaware law, with respect to the Shares owned of record by such Stockholder and (b) cause to be delivered to Occam any additional proxies executed on behalf of the record owner of any outstanding Shares that were owned beneficially (within the meaning of Rule 13d-3 under the Exchange Act), but not of record, by such Stockholder. Such proxies shall provide for the Voting set forth in Section 2.

      4. No Voting Trusts. Each of the Stockholders agrees that, prior to the Termination Date, such Stockholder will not, nor will such Stockholder permit any Person under such Stockholder's control to, deposit any of the Subject Securities in a voting trust or subject any of the Subject Securities to any proxy or arrangement with respect to the Voting of the Subject Securities other than agreements entered into with Occam.

      5. No Solicitation. Each Stockholder agrees that such Stockholder shall not directly or indirectly take any action that if taken by ANI would violate Section 5.3(a) of the Merger Agreement.

      6. Transfer and Encumbrance. Each of the Stockholders agrees that, prior to the Termination Date, such Stockholder shall not transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber (or enter into an agreement to do any of the foregoing) any of the Subject Securities. This
   Section 6 shall not prohibit a transfer of Subject Securities by a Stockholder (i) to any member of such Stockholder's immediate family, or to a trust for the benefit of such Stockholder or any member of such Stockholder's immediate family or (ii) upon the death of Stockholder; provided, however, that a transfer referred to in clause "(i)" or "(ii)" of this sentence shall be permitted only if, as a precondition to such transfer, each transferee agrees in a writing, reasonably satisfactory in form and substance to Occam, to be bound by the terms of this Agreement.

      7. Legending of Shares; Other Actions. If so requested by Occam, each Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement. From time to time and without additional consideration, each Stockholder shall execute and deliver, or cause to be executed and delivered, such additional proxies, consents and other instruments, and shall take such further actions, as Occam may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

      8. Specific Performance. Each Stockholder hereto acknowledges that it will be impossible to measure in money the damages to Occam if such Stockholder fails to comply with any of the obligations imposed by this Agreement and that, in the event of any such failure, Occam will not have an adequate remedy at law or damages. Accordingly, each Stockholder hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Occam has an adequate remedy at law.

      9. Entire Agreement, Amendment, Waiver. This Agreement (including the exhibits hereto) supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

      10. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by fax or like transmission and on the next business day when sent by Federal Express, Express Mail or other reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to ANI:

          Accelerated Networks, Inc.
          301 Science Drive
          Moorpark, California 93021
          Attention: H. Michael Hogan, III, Chief Financial Officer
          Facsimile: (805) 553-9697

          With a copy to:

          Cooley Godward LLP
          Five Palo Alto Square
          3000 El Camino Real
          Palo Alto, California 94306
          Attention: David Lipkin
          Facsimile: (650) 849-7400

          If to Occam:

          Occam Networks Inc.
          77 Robin Hill Road
          Santa Barbara, California 93117
          Attention: Kumar Shah, President
          Facsimile: (805) 692-5309

          With a copy to:

          Wilson Sonsini Goodrich & Rosati
          Professional Corporation
          650 Page Mill Road
          Palo Alto, California 94304-1050
          Attention: John B. Goodrich
          Facsimile: (650) 493-6811

   If to a Stockholder, to the address or fax number set forth for such Stockholder on the signature page hereof, or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

      11. Miscellaneous.

   (a) Governing Law. This agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with and subject to the laws of the State of Delaware, without reference to conflicts of laws principles.

   (b) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(b).

   (c) Severability. In the event that any provision of the Agreement is held to be illegal, invalid or unenforceable in a final, unappealable order or judgment (each such provision, an "invalid provision"), then such invalid provision shall be severed from this Agreement and shall be inoperative and the parties promptly shall negotiate in good faith a lawful, valid and enforceable provision that is as similar to the invalid provision as may be possible and that preserves the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible, while the remaining provisions of this Agreement shall remain binding on the parties hereto. Without limiting the generality of the foregoing sentence, in the event a change in any applicable law, rule or regulation makes it unlawful for a party to comply with any of its obligations hereunder, the parties shall negotiate in good faith a modification to such obligation to the extent necessary to comply with such law, rule or regulation that is as similar in terms to the original obligation as may be possible while preserving the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible.

   (d) Counterpart. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

   (e) Termination. This Agreement shall terminate upon the earlier to occur of
(i) the Effective Time and (ii) the date which is forty-five (45) days after the termination of the Merger Agreement pursuant to Article VII of the Merger Agreement (the "Termination Date").

   (f) Headings, Recitals. All Section headings and the recitals herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

   (g) Third Party Beneficiaries. Nothing in this agreement, express or implied, is intended to confer upon any third party any rights or remedies of any nature whatsoever under or by reason of this agreement.

   EXECUTED as of the date first set forth above.

                                          OCCAM NETWORKS INC.

                                          By: _________________________________

                                          Name: _______________________________

                                          Title: ______________________________

                                          ACCELERATED NETWORKS, INC.

                                          By: _________________________________

                                          Name:  ______________________________

                                          Title: ______________________________

                                          STOCKHOLDER

                                          By:  ________________________________

                                          Name: _______________________________

                                          Title: ______________________________

                                          Stockholder's Address:

                                          _____________________________________

                                          _____________________________________

                                          Facsimile:




                     (signature page to Voting Agreement)

                                   EXHIBIT A

                                    Shares Held of Shares Held
Name of Stockholder Class of Shares     Record     Beneficially
------------------- --------------- -------------- ------------

   Exceptions to Representations:

                                                                        Annex C

                        VOTING AND CONVERSION AGREEMENT

   This VOTING AND CONVERSION AGREEMENT (the "Agreement"), is entered into as of November 9, 2001, by and among Occam Networks Inc., a California corporation ("Occam"), the undersigned shareholders (the "Shareholders") of Occam and Accelerated Networks, Inc., a Delaware corporation ("ANI"), and is for the benefit of ANI. Except as otherwise provided herein, capitalized terms that are used but not otherwise defined herein shall have the meaning assigned to such terms in the Merger Agreement (as defined below).

   WHEREAS, contemporaneously with the execution of this Agreement, Occam and ANI are entering into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), providing for, among other things, the merger of a wholly-owned subsidiary of ANI into Occam (the "Merger") and the conversion of the outstanding shares of common stock of Occam into the right to receive shares of common stock of ANI pursuant to the Merger, and setting forth certain representations, warranties, covenants and agreements of the parties thereto in connection therewith; and

   WHEREAS, the Merger Agreement contemplates the execution and delivery of this Agreement; and

   WHEREAS, in order to induce ANI to enter into the Merger Agreement, the Shareholders are entering into this Agreement in their respective capacities as shareholders of Occam and not in their respective capacities as directors or officers of Occam, if applicable.

   NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

      1. Representations of Shareholders. Each of the Shareholders represents and warrants to ANI that (a) such Shareholder lawfully owns beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and of record that number of shares of Occam Preferred Stock and Occam Common Stock, set forth opposite such Shareholder's name on Exhibit A (collectively, the "Shares"), respectively, free and clear of any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or operation of law) and, except for this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Shareholder is a party relating to the pledge, disposition or Voting (as defined herein) of any shares of capital stock of Occam and there are no Voting trusts, proxies or Voting agreements with respect to such Shares, (b) such Shareholder does not beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act) any additional shares of Occam Preferred Stock or Occam Common Stock other than the Shares and, except as disclosed on Exhibit A, does not have any options, warrants or other rights to acquire any additional shares of capital stock of Occam or any security exercisable for or convertible into shares of capital stock of Occam, and (c) such Shareholder has full power and authority to enter into, execute and deliver this Agreement and any proxy delivered pursuant to Section 3 and to perform such Shareholder's obligations hereunder and thereunder. Each of the Shareholders further represents and warrants to ANI that the execution and delivery of this Agreement do not and the execution and delivery of any proxy delivered pursuant to Section 3 by such Shareholder and the performance of this Agreement and any proxy delivered pursuant to Section 3 by such Shareholder will not: (a) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to such Shareholder or by which it or any of its assets is or may be bound or affected; (b) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other individual or entity (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Subject Securities (as defined herein) pursuant to, any contract to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's affiliates or assets is or may be bound or affected; or (c) require any consent or approval of any other Person. For purposes of this Agreement, "Vote" shall include voting of Shares in person or by proxy in favor of or against any action or consenting to any action in accordance with Chapter 6 of the California General Corporation Law, and "Voting" shall have a correlative meaning. For purposes of this Agreement, "Subject Securities" shall mean:
   (i) all securities of Occam (including all shares of capital stock of Occam and all options, warrants and other rights to acquire shares of capital stock of Occam) owned beneficially or of record by a Shareholder as of the date of this Agreement; and (ii) all additional securities of the Occam (including all additional shares of capital stock of Occam and all additional options, warrants and other rights to acquire shares of capital stock of Occam) which a Shareholder acquires or becomes the owner of beneficially or of record during the period from the date of this Agreement through the Termination Date (as defined below).

      2. Agreement to Vote Shares. During the period from the date of this Agreement through the Termination Date, each of the undersigned Shareholders hereby agrees to Vote all Subject Securities (to the extent then entitled to Vote) at every meeting of the shareholders of Occam and at any adjournment or postponement thereof, and on every matter submitted for action or approval by written consent of the shareholders of Occam (a) IN FAVOR OF the approval and adoption of the Merger Agreement and the approval of the Merger, each of the other actions contemplated by the Merger Agreement and any action in furtherance of any of the foregoing and (b) AGAINST (1) any Occam Acquisition or any agreement relating thereto, (2) any action that is intended, or could reasonably be expected, to facilitate the consummation of any Occam Acquisition or (3) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Occam under the Merger Agreement. The agreement contained in this Section 2 is irrevocable to the fullest extent permitted under California law.

      3. Irrevocable Proxy. Each Shareholder hereby agrees (a) to deliver to ANI one or more proxies which shall be irrevocable to the fullest extent permitted by California law, with respect to the Shares owned of record by such Shareholder and (b) cause to be delivered to ANI any additional proxies executed on behalf of the record owner of any outstanding Shares that were owned beneficially (within the meaning of Rule 13d-3 under the Exchange
   Act), but not of record, by such Shareholder. Such proxies shall provide for the Voting set forth in Section 2.

      4. No Voting Trusts. Each of the Shareholders agrees that, prior to the Termination Date, such Shareholder will not, nor will such Shareholder permit any Person under such Shareholder's control to, deposit any of the Subject Securities in a voting trust or subject any of the Subject Securities to any proxy or arrangement with respect to the Voting of the Subject Securities other than agreements entered into with ANI.

      5. No Dissenters' Rights; No Solicitation. Each of the Shareholders hereby irrevocably and unconditionally waives, and agrees that such Shareholder will not assert, nor will such Shareholder permit any Person under such Shareholder's control to assert, any "dissenters" rights" pursuant to Chapter 13 of the California General Corporation Law, any rights of appraisal or any other similar rights in connection with the Merger. Each Shareholder further agrees that such Shareholder shall not directly or indirectly take any action that if taken by Occam would violate Section 5.4(a) of the Merger Agreement.

      6. Transfer and Encumbrance. Each of the Shareholders agrees that, prior to the Termination Date, such Shareholder shall not transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber (or enter into an agreement to do any of the foregoing) any of the Subject Securities . This
   Section 6 shall not prohibit a transfer of Subject Securities by a Shareholder (i) to any member of such Shareholder's immediate family, or to a trust for the benefit of such Shareholder or any member of such Shareholder's immediate family or (ii) upon the death of Shareholder; provided, however, that a transfer referred to in clause "(i)" or "(ii)" of this sentence shall be permitted only if, as a precondition to such transfer, each transferee agrees in a writing, reasonably satisfactory in form and substance to ANI, to be bound by the terms of this Agreement.

      7. Legending of Shares; Other Actions. If so requested by ANI, each Shareholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement. From time to time and without additional consideration, each Shareholder shall execute and deliver, or cause to be executed and delivered, such additional proxies, consents and other instruments, and shall take such further actions, as ANI may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

      8. Conversion of Preferred Stock. Each Shareholder who owns or becomes the owner, beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) or of record, as of the date of this Agreement or at any time prior to the Termination Date (including pursuant to the First Financing), any shares of Occam Preferred Stock hereby (a) agrees that immediately prior to the Effective Time, all such shares of Occam Preferred Stock (including those Shares set forth in Exhibit A) shall be automatically converted into Occam Common Stock at the respective conversion prices determined in accordance with Occam's Articles of Incorporation, as amended, (b) agrees that such Shareholder shall execute and deliver any and all documents necessary to confirm Shareholder's agreement herein to effect the conversion of such shares of Occam Preferred Stock and (c) acknowledges that pursuant to this Section 8, such Shareholder shall be deemed to have irrevocably delivered its written consent authorizing and approving (and to otherwise have voted in favor of) the conversion of all outstanding shares of Occam Preferred Stock pursuant to Section 3(a)(ii) of Occam's Articles of Incorporation, as amended. Notwithstanding the foregoing, in the event the Merger is not consummated, no conversion of the Preferred Stock shall occur.

      9. Specific Performance. Each Shareholder hereto acknowledges that it will be impossible to measure in money the damages to ANI if such Shareholder fails to comply with any of the obligations imposed by this Agreement and that, in the event of any such failure, ANI will not have an adequate remedy at law or damages. Accordingly, each Shareholder hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that ANI has an adequate remedy at law.

      10. Entire Agreement, Amendment, Waiver. This Agreement (including the exhibits hereto) supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

      11. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by fax or like transmission and on the next business day when sent by Federal Express, Express Mail or other reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to ANI:

          Accelerated Networks, Inc.
          301 Science Drive
          Moorpark, California 93021
          Attention: H. Michael Hogan, III, Chief Financial Officer
          Facsimile: (805) 553-9697

          With a copy to:

          Cooley Godward LLP
          Five Palo Alto Square
          3000 El Camino Real
          Palo Alto, California 94306
          Attention: David Lipkin
          Facsimile: (650) 849-7400

          If to Occam:

          Occam Networks Inc.
          77 Robin Hill Road
          Santa Barbara, California 93117
          Attention: Kumar Shah, President
          Facsimile: (805) 692-5309

          With a copy to:

          Wilson Sonsini Goodrich & Rosati
          Professional Corporation
          650 Page Mill Road
          Palo Alto, California 94304-1050
          Attention: John B. Goodrich
          Facsimile: (650) 493-6811

   If to a Shareholder, to the address or fax number set forth for such Shareholder on the signature page hereof, or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

      12. Miscellaneous.

   (a) Governing Law. This agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with and subject to the laws of the State of California, without reference to conflicts of laws principles.

   (b) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(b).

   (c) Severability. In the event that any provision of the Agreement is held to be illegal, invalid or unenforceable in a final, unappealable order or judgment (each such provision, an "invalid provision"), then such invalid provision shall be severed from this Agreement and shall be inoperative and the parties promptly shall negotiate in good faith a lawful, valid and enforceable provision that is as similar to the invalid provision as may be possible and that preserves the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible, while the remaining provisions of this Agreement shall remain binding on the parties hereto. Without limiting the generality of the foregoing sentence, in the event a change in any applicable law, rule or regulation makes it unlawful for a party to comply with any of its obligations hereunder, the parties shall negotiate in good faith a modification to such obligation to the extent necessary to comply with such law, rule or regulation that is as similar in terms to the original obligation as may be possible while preserving the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible.

   (d) Counterpart. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

   (d) Counterpart. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

   (e) Termination. This Agreement shall terminate upon the earlier to occur of
(i) the Effective Time and (ii) the date which is forty-five (45) days after the termination of the Merger Agreement pursuant to Article VII of the Merger Agreement (the "Termination Date").

   (f) Headings, Recitals. All Section headings and the recitals herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

   (g) Third Party Beneficiaries. Nothing in this agreement, express or implied, is intended to confer upon any third party any rights or remedies of any nature whatsoever under or by reason of this agreement.

   EXECUTED as of the date first set forth above.

                                          OCCAM NETWORKS INC.

                                          By: _________________________________

                                          Name: _______________________________

                                          Title: ______________________________

                                          ACCELERATED NETWORKS, INC.

                                          By: _________________________________

                                          Name: _______________________________

                                          Title: ______________________________

                                          SHAREHOLDER

                                          By: _________________________________

                                          Name: _______________________________

                                          Title: ______________________________

                                          Shareholder's Address:

                                          _____________________________________

                                          _____________________________________

                                          Facsimile:

                     (Signature Page to Voting Agreement)

                                   EXHIBIT A

                                    Shares Held of Shares Held
Name of Shareholder Class of Shares     Record     Beneficially
------------------- --------------- -------------- ------------

   Exceptions to Representations:

                                                                        Annex D

                               November 9, 2001

Accelerated Networks, Inc.
301 Science Drive
Moorpark, California 93021

   Re: Lock-up Agreement

Ladies and Gentlemen:

   The undersigned understands that Accelerated Networks, Inc. ("ANI") and Occam Networks Inc. ("Occam") intend to effect a merger (the "Merger") pursuant to which a wholly-owned subsidiary of ANI ("Merger Sub"), will merge with and into Occam in accordance with the terms of that certain Agreement and Plan of Merger and Reorganization among ANI, Occam and Merger Sub of even date herewith (the "Merger Agreement"). In connection with and as a result of the Merger, all outstanding shares of Occam capital stock will be exchanged for shares of ANI common stock, and securities exercisable for or convertible into Occam capital stock will become exercisable for or convertible into, as applicable, ANI common stock.

   As consideration of ANI's and Occam's willingness to enter into (and in order to induce ANI and Occam to enter into) the Merger Agreement, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees to the following:

   For the period beginning on the date of closing of the Merger (the "Closing Date") and ending on the date ninety (90) days after the Closing Date, the undersigned will not, except as expressly permitted herein, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale with respect to or otherwise dispose of (collectively "Transfer") any shares of ANI common stock, or any options or warrants to purchase any shares of ANI common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of ANI common stock, whether now owned or hereafter acquired (collectively the "Undersigned's Shares") either (i) of record by the undersigned (including holding as a custodian) or (ii) beneficially as defined under the rules and regulations of the Securities and Exchange Commission.

   Notwithstanding the foregoing restrictions, the undersigned may Transfer the Undersigned's Shares: (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein; (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein; (iii) with the prior written consent of ANI; or (iv) in the event that ANI permits any former shareholder, option holder or warrant holder of Occam who is subject to a lock-up agreement to Transfer such person's shares of common stock of ANI received in the Merger within ninety (90) days after the Closing Date. For purposes of this Lock-Up Agreement, "immediate family" shall mean the undersigned's spouse, siblings and lineal ancestors or descendants (including by way of adoption). In addition, notwithstanding the foregoing, (a) if the undersigned is a corporation, the corporation may Transfer the Undersigned's Shares to any wholly-owned subsidiary of such corporation; (b) if the undersigned is a partnership, the partnership may Transfer the Undersigned's Shares to its partners; and (c) if the undersigned is a limited liability company, the limited liability company may Transfer the Undersigned's Shares to its members; provided, however, that in any such case, it shall be a condition to the Transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Agreement and there shall be no further transfer of such shares except in accordance with this Agreement. The undersigned also agrees and consents to (i) the placement of a legend on all certificates representing the Undersigned's Shares reflecting the terms of this Agreement and (ii) the entry of stop transfer instructions with ANI's transfer agent and registrar against the Transfer of the Undersigned's Shares except in compliance with the foregoing restrictions.

   The undersigned understands that ANI and Occam are relying upon this Lock-Up Agreement in executing the Merger. The undersigned further understands that this Lock-Up Agreement is irrevocable to the fullest extent permitted by applicable law and shall be binding upon the undersigned's heirs, legal representatives, successors, and assigns. This Agreement shall terminate upon the termination of the Merger Agreement in accordance with Article VII thereof.

   This letter agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

                 [Remainder of Page Intentionally Left Blank]

   This letter agreement is hereby executed as of the date set forth above.

                                          _____________________________________
                                          Exact Name of Stockholder

                                          _____________________________________
                                          Authorized Signature

                                          _____________________________________
                                          Title



                     [Signature Page to Lock-Up Agreement]

                                                                        Annex E

                               November 9, 2001

Accelerated Networks, Inc.
301 Science Drive
Moorpark, California 93021

   Re: Lock-up Agreement

Ladies and Gentlemen:

   The undersigned understands that Accelerated Networks, Inc. ("ANI") and Occam Networks Inc. ("Occam") intend to effect a merger (the "Merger") pursuant to which a wholly-owned subsidiary of ANI ("Merger Sub"), will merge with and into Occam in accordance with the terms of that certain Agreement and Plan of Merger and Reorganization among ANI, Occam and Merger Sub of even date herewith (the "Merger Agreement"). In connection with and as a result of the Merger, all outstanding shares of Occam capital stock will be exchanged for shares of ANI common stock, and securities exercisable for or convertible into Occam capital stock will become exercisable for or convertible into, as applicable, ANI common stock.

   As consideration of ANI's and Occam's willingness to enter into (and in order to induce ANI and Occam to enter into) the Merger Agreement, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees to the following:

   For the period beginning on the date of closing of the Merger (the "Closing Date") and ending on the date ninety (90) days after the Closing Date, the undersigned will not, except as expressly permitted herein, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale with respect to or otherwise dispose of (collectively, "Transfer") any shares of ANI common stock, or any options or warrants to purchase any shares of ANI common stock and will not Transfer any securities convertible into, exchangeable for or that represent the right to receive shares of ANI common stock that the undersigned receives in connection with the Merger or that are otherwise hereafter acquired (collectively the "Undersigned's Shares") whether
(i) held of record by the undersigned (including holding as a custodian) or
(ii) owned beneficially as defined under the rules and regulations of the Securities and Exchange Commission. For the period beginning on the date ninety one (91) days after the Closing Date and ending on the date one hundred eighty
(180) days after the Closing Date, the undersigned will not Transfer more than fifty percent (50%) of the Undersigned's Shares whether (i) held of record by the undersigned (including holding as a custodian) or (ii) owned beneficially as defined under the rules and regulations of the Securities and Exchange Commission.

   Notwithstanding the foregoing restrictions, the undersigned may Transfer the Undersigned's Shares: (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein; (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein; or
(iii) with the prior written consent of ANI. For purposes of this Lock-Up Agreement, "immediate family" shall mean the undersigned's spouse, siblings and lineal ancestors or descendants (including by way of adoption). In addition, notwithstanding the foregoing, (a) if the undersigned is a corporation, the corporation may Transfer the Undersigned's Shares to any wholly-owned subsidiary of such corporation; (b) if the undersigned is a partnership, the partnership may Transfer the Undersigned's Shares to its partners; and (c) if the undersigned is a limited liability company, the limited liability company may Transfer the Undersigned's Shares to its members; provided, however, that in any such case, it shall be a condition to the Transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Agreement and there shall be no further transfer of such shares except in accordance with this Agreement. The undersigned also agrees and consents to (i) the placement of a legend on all certificates representing the

Undersigned's Shares reflecting the terms of this Agreement and (ii) the entry of stop transfer instructions with ANI's transfer agent and registrar against the Transfer of the Undersigned's Shares except in compliance with the foregoing restrictions.

   The undersigned understands that ANI and Occam are relying upon this Lock-Up Agreement in executing the Merger. The undersigned further understands that this Lock-Up Agreement is irrevocable to the fullest extent permitted by applicable law and shall be binding upon the undersigned's heirs, legal representatives, successors, and assigns. This Agreement shall terminate upon the termination of the Merger Agreement in accordance with Article VII thereof.

   This letter agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

                 [Remainder of Page Intentionally Left Blank]

   This letter agreement is hereby executed as of the date set forth above.

                                          _____________________________________
                                          Exact Name of Shareholder

                                          _____________________________________
                                          Authorized Signature

                                          _____________________________________
                                          Title




                     [Signature Page to Lock-Up Agreement]

                                                                        Annex F

                               FUNDING AGREEMENT

   This Funding Agreement (the "Agreement") is made and entered into as of November 9, 2001, by and between Occam Networks Inc., a California corporation ("Occam"), and Accelerated Networks, Inc., a Delaware corporation ("ANI").

                                   RECITALS

   A. The parties hereto have executed an Agreement and Plan of Merger and Reorganization of even date herewith (the "Merger Agreement"), by and among Occam, ANI and Odin Acquisition Corp., a wholly-owned subsidiary of ANI ("Merger Sub"), whereby Merger Sub has agreed merge into Occam (the "Merger").

   B. Occam has requested that ANI continue certain developments and projects until the closing of the Merger, and ANI desires to comply with Occam's request.

   NOW THEREFORE, the parties agree as follows:

      1. Obligations of ANI. Beginning on the date of this Agreement and continuing until the End Date (defined below) unless earlier terminated as specified below, ANI agrees to continue to employ those employees set forth on Exhibit A attached hereto (each a " Designated Employee") at the same salary and benefit levels as the date hereof, and to assign such employees to work on those developments and projects as reasonably requested by Occam (the "Agreed Obligations"); provided, however, that the right of any Designated Employee to resign from ANI shall not be limited by this Agreement. The parties agree that there are no third party beneficiaries to this Agreement and no rights, benefits, privileges or entitlements are accorded to any third party under this Agreement, including without limitation, the Designated Employees.

      2. Consideration. As consideration for the Agreed Obligations, beginning on November 15, 2001, Occam agrees to pay ANI an amount equal to the amount of base salary actually paid by ANI to each Designated Employee plus twenty five percent (25%) of such base salary during the period that this Agreement remains in effect after such date. Such amounts shall be paid by Occam within fifteen (15) days after receipt of an invoice from ANI. Such invoice shall be delivered to Occam on or around the 15/th/ day of each calendar month and the amount set forth in such invoice shall be based on the amounts due for the period beginning as of the 15/th/ day of the preceding month and ending as of the 15/th/ day of the then current month (the "Monthly Payment Amount"). The first invoice shall be for the period from November 15, 2001 to December 15, 2001. Such Monthly Payment Amount shall be paid by check or wire transfer to the account specified by ANI in the invoice. In the event of termination of this Agreement during any monthly period, Occam shall be required to pay the appropriate pro rata amount for such monthly period. In the event a Designated Employee's employment with ANI is terminated by such Designated Employee, Occam shall pay amounts in respect of such Designated Employee only for the period up to the date the notice of termination of such Designated Employee's employment with ANI is given.

      3. Assignment of Inventions. To the extent any Designated Employee works on or provides services for any developments or projects involving the Intellectual Property (as defined below) of Occam, such Designated Employee shall enter into Occam's standard invention assignment agreement. For purposes of this Agreement, "Intellectual Property" shall mean all patents (including, without limitation, all U.S. and foreign patents, patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations and extensions thereof), design rights, trademarks, trade names and service marks (whether or not registered), trade dress, Internet domain names, copyrights (whether or not registered), source code, other tangible and intangible intellectual property rights and any renewal rights therefor.

      4. Term; Termination; Reimbursement. This Agreement shall continue in full force and effect until the earliest to occur of (i) of the Effective Time (as defined in the Merger Agreement), (ii) the date of termination of the Merger Agreement in accordance with Article VII of the Merger Agreement, and (iii) termination of this Agreement by mutual written consent of Occam and ANI (the "End Date").

      5. Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California.

      6. Interpretation. In the event that any provisions or any capitalized term used herein shall conflict with the terms or conditions of the Merger Agreement, the terms and conditions of the Merger Agreement shall govern.

      7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

           [The remainder of this page is intentionally left blank.]

   IN WITNESS WHEREOF, the parties have executed this Agreement the date first written above.

                                          OCCAM NETWORKS INC.

                                          By: /s/ Kumar Shah

                                          Name: Kumar Shah

                                          Title: President and Chief Executive

                                             Officer

                                          ACCELERATED NETWORKS, INC.

                                          By: /s/ H. Michael Hogan III

                                          Name: H. Michael Hogan III

                                          Title: Chief Financial Officer



                     [SIGNATURE PAGE TO FUNDING AGREEMENT]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                        ANNEX G


                              OCCAM NETWORKS INC.

                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT


                               November 9, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                   Page
                                                                   ----
        SECTION 1 AUTHORIZATION AND SALE OF THE SHARES............ G-1

           1.1  Authorization..................................... G-1
           1.2  Sale of the Shares................................ G-1
           1.3  Definitions....................................... G-1

        SECTION 2 CLOSING DATE; DELIVERY.......................... G-2

           2.1  Escrow............................................ G-2
           2.2  Closing Date...................................... G-2
           2.3  Delivery.......................................... G-2

        SECTION 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY... G-2

           3.1  Organization and Standing......................... G-2
           3.2  Articles and Bylaws............................... G-3
           3.3  Corporate Power................................... G-3
           3.4  Subsidiaries...................................... G-3
           3.5  Capitalization.................................... G-3
           3.6  Authorization..................................... G-3
           3.7  Title to Properties and Assets.................... G-4
           3.8  Intellectual Property............................. G-4
           3.9  Insurance......................................... G-4
           3.10 Compliance with Other Instruments................. G-4
           3.11 Litigation........................................ G-5
           3.12 Agreements; Action................................ G-5
           3.13 Related-Party Transactions........................ G-5
           3.14 Registration Rights............................... G-5
           3.15 Governmental Consent.............................. G-5
           3.16 Distributions..................................... G-5
           3.17 Brokers or Finders................................ G-6
           3.18 Disclosure........................................ G-6
           3.19 Taxes............................................. G-6
           3.20 Board of Directors................................ G-6
           3.21 Employees......................................... G-6
           3.22 Securities Act.................................... G-6
           3.23 Material Liabilities.............................. G-6
           3.24 Section 83(b) Elections........................... G-6
           3.25 Environmental and Safety Laws..................... G-6
           3.26 Voting Rights..................................... G-7
           3.27 Financial Statements.............................. G-7
           3.28 Absence of Changes................................ G-7
           3.29 Permits........................................... G-7
           3.30 Real Property Holding Corporation................. G-7

        SECTION 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS G-7

           4.1  Experience........................................ G-7

                                                                         Page
                                                                         ----
     4.2  Investment....................................................  G-7
     4.3  Rule 144......................................................  G-8
     4.4  No Public Market..............................................  G-8
     4.5  Access to Data................................................  G-8
     4.6  Authorization.................................................  G-8
     4.7  Brokers or Finders............................................  G-8

  SECTION 5 CONDITIONS TO CLOSING OF THE PURCHASERS.....................  G-8

     5.1  The Merger Agreement..........................................  G-8

  SECTION 6 CONDITIONS TO CLOSING OF THE COMPANY........................  G-8

     6.1  Representations and Warranties................................  G-8
     6.2  Blue Sky Law..................................................  G-9
     6.3  The Merger Agreement..........................................  G-9

  SECTION 7 GENERAL PROVISIONS..........................................  G-9

     7.1  Governing Law.................................................  G-9
     7.2  Survival......................................................  G-9
     7.3  Successors and Assigns........................................  G-9
     7.4  Entire Agreement; Amendment and Waiver........................  G-9
     7.5  Notices, etc..................................................  G-9
     7.6  Liability of Escrow Agent.....................................  G-9
     7.7  Indemnification of Escrow Agent............................... G-10
     7.8  Delays or Omissions........................................... G-10
     7.9  References.................................................... G-10
     7.10 Severability.................................................. G-10
     7.11 Aggregation of Stock.......................................... G-10
     7.12 California Corporate Securities Law........................... G-10
     7.13 Legal Expenses................................................ G-10
     7.14 Counterparts.................................................. G-11

  EXHIBITS

     A.   Schedule of Purchasers
     B.   Form of Third Amended and Restated Articles of Incorporation
     C.   Schedule of Exceptions
     D.   Form of Second Amended and Restated Investor Rights Agreement

                                                                  EXCUTION COPY

                              OCCAM NETWORKS INC.

                  SERIES C PREFERRED STOCK PURCHASE AGREEMENT

   This Series C Preferred Stock Purchase Agreement (this "Agreement") is made effective as of November 9, 2001 (the "Effective Date"), between Occam Networks Inc., a California corporation (the "Company"), with its principal office at 77 Robin Hill Road, Santa Barbara, California 93317, each of the persons and entities (individually, a "Purchaser" and collectively, the "Purchasers") set forth on the schedule of purchasers attached hereto as Exhibit A ("Schedule of Purchasers") as such Schedule of Purchasers may be amended from time to time, and (solely for purposes of Sections 2.1, 2.2 and 7 hereof) Wilson Sonsini Goodrich & Rosati, P.C., as the escrow agent hereunder (the "Escrow Agent").

                                   RECITALS

   WHEREAS, the Company has negotiated and intends to enter into an Agreement and Plan of Reorganization (the "Merger Agreement") with a public company (the "Public Company") (the "Merger").

   WHEREAS, as a condition to entering into the Merger Agreement, the Public Company has required that certain existing investors of the Company invest at least $10,000,000 in the Company prior to the proposed Merger.

   WHEREAS, the Company wishes to issue and sell to the Purchasers up to an aggregate of at least $10,000,000 in shares of Series C Preferred Stock (the "Series C Financing").

   WHEREAS, the Company and the Purchasers wish to escrow the proceeds of the Series C Financing in an escrow account so that the Series C Financing can close immediately prior to the proposed Merger.

                                   SECTION 1

                     AUTHORIZATION AND SALE OF THE SHARES

   1.1 Authorization. The Company will have authorized before the Closing (as defined below) the sale and issuance of up to 8,000,000 shares of the Company's Series C Preferred Stock (the "Shares"), having the rights, preferences, privileges, and restrictions as set forth in the Company's Third Amended and Restated Articles of Incorporation in the form attached hereto as Exhibit B (the "Restated Articles").

   1.2 Sale of the Shares. Subject to the terms and conditions hereof, the Company shall sell and issue to each Purchaser, and each Purchaser shall purchase from the Company, the number of Shares specified opposite such Purchaser's name on the Schedule of Purchasers, as such schedule may be amended from time to time, at a purchase price of $1.70 per Share immediately prior to the Merger, provided that in no event shall the Schedule of Purchasers ever be amended to reduce any Purchaser's commitment as of an earlier date if such reduction would result in less than an aggregate of $10,000,000 of Series C Preferred Stock to be sold. The Company's agreement with each of the Purchasers is a separate agreement, and the sale of such number of Shares to each of the Purchasers is a separate sale.

   1.3 Definitions. In addition to the other terms defined herein, the following terms shall have the following meanings:

   The "Conversion Stock" means the shares of the Company's Common Stock issuable or issued upon conversion of the Shares. The "Securities" means the outstanding Shares and/or the outstanding Conversion Stock, collectively, to the extent each is outstanding from time to time.

   A "majority in interest of the Purchasers" means Purchasers purchasing more than 50% of the Shares. A "majority in interest of the Securities holders" means holders of record of more than 50% of the outstanding Securities, determined by treating any outstanding Shares as though converted to Conversion Stock.

                                   SECTION 2

                            CLOSING DATE; DELIVERY

   2.1 Escrow. Payment of the aggregate purchase price for the Shares to be purchased by each Purchaser listed on Exhibit A as of the Effective Date has been deposited into the Wilson Sonsini Goodrich & Rosati, P.C. Client Trust Account to be held in escrow by Wilson Sonsini Goodrich & Rosati, P.C., legal counsel to the Company, as Escrow Agent hereunder, and will be held until such amounts are to be released in accordance with this Section 2. Additional purchasers (each, a "Subsequent Purchaser") may subscribe to purchase Shares following the Effective Date but prior to the Closing Date (as defined herein) by (a) notifying the Company of their intention to purchase Shares, (b) delivering signature pages to this Agreement and to the Investor Rights Agreement (as defined herein), and (c) depositing funds sufficient for the payment of such Shares with the Escrow Agent. The funds deposited by the Purchasers with the Escrow Agent on the Effective Date, together with all funds deposited by Subsequent Purchasers pursuant to this Section 2.1 are hereinafter referred to as the "Escrow Deposit". Any interest accrued on the amount deposited by each Purchaser in the Escrow Deposit will be returned to such Purchaser following the closing of the Merger. In the event of a termination of the Merger Agreement pursuant to its terms, the amount deposited in the Escrow Deposit by each Purchaser and accrued interest thereon will be returned to such Purchaser and the Company will be under no obligation to sell and issue the Shares.

   2.2 Closing Date. The closing of the sale and purchase of the Shares hereunder (the "Closing") shall be held at the law offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304 and shall have been deemed to have occurred upon delivery by the Escrow Agent to the Company of the Escrow Deposit. The Escrow Agent shall deliver the Escrow Deposit to the Company on the date (the "Closing Date") and at the time specified in a written notification to be delivered to the Escrow Agent by the Company and/or the Public Company stating that all conditions to the closing of the Merger set forth in Article VI of the Merger Agreement have either been satisfied or waived. The Closing shall be deemed to have occurred immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger.

   2.3 Delivery. At the Closing, the Company shall deliver to each Purchaser a stock certificate or certificates representing the number of Shares designated in column 3 of the Schedule of Purchasers to be purchased by such Purchaser, against payment of the purchase price therefor in the amount specified in column 2 of the Schedule of Purchasers, as amended immediately prior to the Closing (subject to Section 1.2) to take into account all Subsequent Purchasers.

                                   SECTION 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   Except as set forth on the "Schedule of Exceptions" attached hereto as Exhibit C, the Company hereby represents and warrants as of the Effective Date hereof (without giving effect to any of the Merger or the transactions contemplated thereby) to each of the Purchasers, severally and not jointly, as follows:

   3.1 Organization and Standing. The Company is a corporation duly organized and validly existing under the laws of the State of California and is in good standing under such laws. The Company has all requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted. The Company is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where a failure to so qualify would have a material adverse effect on the Company or its properties.

   3.2 Articles and Bylaws. The Company has made available to the Purchasers (upon their request) true, correct, and complete copies of the Company's articles of incorporation, as amended, the Company's bylaws, as amended, each as certified by an officer of the Company.

   3.3 Corporate Power. The Company has all requisite corporate power to execute and deliver this Agreement and the Second Amended and Restated Investor Rights Agreement (the "Investor Rights Agreement"), in substantially the form attached hereto as Exhibit D (collectively, the "Principal Agreements"), to sell and issue the Shares hereunder, to issue the Conversion Stock, and to carry out and perform its obligations under the terms of this Agreement.

   3.4 Subsidiaries. The Company has no subsidiaries and does not otherwise own or control, directly or indirectly, any other corporation, association, or business entity.

   3.5 Capitalization. The authorized capital stock of the Company on November 1, 2001, without giving effect to the filing of the Restated Articles, consists of (i) 42,975,000 shares of Common Stock and (ii) 26,975,000 shares of Preferred Stock, 6,975,000 of which shares are designated Series A Preferred Stock and 20,000,000 of which are designated Series B Preferred Stock. 6,172,457 shares of Common Stock are issued and outstanding. 6,975,000 shares of Series A Preferred Stock and 18,141,177 shares of Series B Preferred Stock are issued and outstanding. The outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued in compliance with applicable laws including all federal and state securities laws, and are fully paid and nonassessable. Under the Company's 1999 Stock Plan; (i) 2,176,832 shares have been issued pursuant to restricted stock purchase agreements and/or the exercise of outstanding options, (ii) options to purchase 6,425,300 shares have been granted and are currently outstanding, and (iii) 897,868 shares of Common Stock remain available for future issuance to officers, directors, employees and consultants of the Company. In addition, the Board of Directors has approved an increase of the stock option pool in the Company's 1999 Stock Plan by an aggregate of 6,800,000 shares which will become effective upon filing of the Restated Articles. The Compensation Committee has approved the issuance of additional stock options which will be issued upon filing of the Restated Articles. Additionally, the Company has issued 29,500 options to purchase shares outside of the 1999 Stock Plan, all of which are currently outstanding. Warrants to purchase 188,235 shares of Series B Preferred Stock are currently outstanding. Except as set forth above and except for conversion privileges of the Series A and Series B Preferred Stock, there are no options, warrants, conversion privileges, or preemptive or other rights or agreements presently outstanding to purchase or otherwise acquire any shares of the capital stock or other securities of the Company.

   The Company contemplates filing the Restated Articles upon receipt of shareholder consent and the authorized capital stock of the Company will be as set forth therein.

   3.6 Authorization. All corporate action on the part of the Company, its directors, and its shareholders necessary for the authorization, execution, delivery, and performance of the Principal Agreements by the Company, the authorization, sale, issuance, and delivery of the Shares (and, except for issuance and delivery thereof, the Conversion Stock), and the performance of all of the Company's obligations hereunder and thereunder will have been taken prior to the Closing. The Principal Agreements, when executed and delivered by the Company, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, or other equitable remedies. The Shares, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid, and nonassessable, and will have the rights, preferences, privileges, and restrictions as set forth in the Restated Articles. The Conversion Stock has been duly and validly reserved and, when issued in accordance with this Agreement and the Company's Restated Articles, will be duly authorized, validly issued, fully paid, and nonassessable. The Securities, when issued, will be free of any liens or encumbrances; provided, however, that the Securities will be subject to restrictions on transfer under federal and state securities laws and as set forth herein and in the Investor Rights Agreement.

   3.7 Title to Properties and Assets. The Company has good and marketable title to all its properties (both real and personal) and assets, and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, conditional sale agreement, security interest, encumbrance, or charge, other than (i) the lien of current taxes not yet due and payable, and (ii) possible minor liens and encumbrances which have risen in the ordinary course of business and which do not, in any case or in the aggregate, materially detract from the value of the property subject thereto or materially impair the operations of the Company. With respect to the property and assets that the Company leases, the Company is in compliance with such leases.

   3.8 Intellectual Property. The Company has sufficient title and ownership of or exclusive licenses to all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted or is proposed to be conducted without any conflict with or infringement of the rights of others, except for such items as have yet to be conceived or developed. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity, except, in either case, for standard end-user, object code, internal-use software license and support/maintenance agreements. The Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, nor is it otherwise aware of any such violation. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted. Neither the execution nor delivery of this Agreement or the Investor Rights Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as proposed, will, to the best of the Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Each former and current employee, officer and consultant of the Company has executed a proprietary information and inventions agreement (a "Proprietary Information Agreement"). No former and current employee, officer or consultant of the Company has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee, officer or consultant's Proprietary Information Agreement. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company.

   3.9 Insurance. The Company has obtained fire, casualty and general commercial insurance policies with coverage customary for similarly situated companies.

   3.10 Compliance with Other Instruments. The Company is not in violation of any term of its Restated Articles or bylaws, as amended, or in any material respect of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment, or decree, and to the best of its knowledge is not in material violation of any order, statute, rule, or regulation applicable to the Company. The execution, delivery, and performance of and compliance with the Principal Agreements and the issuance of the Securities, have not resulted and will not result in any violation of, or conflict with, or constitute a default under, any such term or provision or result in the creation of any mortgage, pledge, lien, encumbrance, or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or its operations. There is no such undisclosed term which unusually, materially, and adversely affects the business of the Company or any of its properties or assets.

   3.11 Litigation. There are no actions, suits, proceedings, or investigations pending against the Company or its properties before any court or governmental agency (nor, to the best of the Company's knowledge, is there any basis therefor or threat thereof).

   3.12 Agreements; Action

   (a) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to the Company in excess of, $10,000, or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than the license of the Company's software and products in the ordinary course of business), or (iii) provisions restricting or affecting the development, manufacture or distribution of the Company's products or services or (iv) any other material agreement.

   (b) The Company has not (i) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $10,000, in the case of indebtedness and/or liabilities individually exceeding $10,000, or in excess of $50,000 in the aggregate, or (ii) made any loans or advances to any person, other than ordinary advances for travel expenses.

   For the purposes of subsections (a) and (b) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

   3.13 Related-Party Transactions. Except for the Principal Agreements, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof. No employee, officer, or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. To the best of the Company's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers, or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company. No member of the immediate family of any officer or director of the Company is directly or indirectly interested in any material contract with the Company.

   3.14 Registration Rights. Except as set forth in the Investor Rights Agreement, the Company is not under any obligation to register any of its securities which have been or may hereafter be issued.

   3.15 Governmental Consent. No consent, approval, or authorization of or designation, declaration, or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale, or issuance of the Securities, or the consummation of any other transaction contemplated hereby, except (i) filing of the Restated Articles with the California Secretary of State, and (ii) qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Securities under the California Corporate Securities Law of 1968, as amended, and other applicable blue sky laws, which filing and qualification, if required, will be accomplished in a timely manner prior to or promptly after the Closing.

   3.16 Distributions. Since its incorporation, there has been no declaration or payment by the Company of dividends, or any distribution by the Company of any assets of any kind to any of its shareholders in redemption of or as the purchase price for any of the Company's securities.

   3.17 Brokers or Finders. The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

   3.18 Disclosure. No representation or warranty of the Company contained in the Principal Agreements or in the exhibits attached hereto or thereto or in any written statement or certificate furnished or to be furnished to the Purchasers pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, when read together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact known to the Company which materially adversely affects the business, operations, affairs, or condition of the Company, or any of its properties or assets, which has not been set forth in this Agreement or in the exhibits attached hereto or in any such written statement.

   3.19 Taxes. All tax returns and reports of the Company required by law to be filed have been duly filed, and all taxes, assessments, fees, and other governmental charges upon the Company, upon any of its properties, assets, income, or franchises, which are due and payable have been paid, other than those presently payable without penalty or interest. The Company has not been audited (and is not presently under audit) in respect of any such tax return or report.

   3.20 Board of Directors. The Company's board of directors consists of Lisa Farr, Nick Whelan, George Hawley, Steve Krausz, Thomas McConnell, Kevin Hall and Kumar Shah.

   3.21 Employees. To the best of the Company's knowledge, no employee of the Company is a party to any agreement with any previous employer that in any way adversely affects his performance of his duties as an employee of the Company or is a party to or threatened by any litigation concerning any patents, trademarks, trade secrets, and the like. The Company does not have any collective bargaining agreements covering any of its employees. The Company has no employee benefit plans or agreements with respect to profit sharing or pension benefits.

   3.22 Securities Act. Subject to the accuracy of the Purchasers' representations in Section 4 and in written responses to the Company's inquiries, the offer, sale, and issuance of the Securities in conformity with the terms of this agreement, constitute transactions exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), and from the registration or qualification requirements of all applicable state securities laws.

   3.23 Material Liabilities. The Company has no liability or obligation, absolute or contingent (individually or in the aggregate), except (i) obligations and liabilities incurred after the date of incorporation in the ordinary course of business that are not material, individually or in the aggregate, and (ii) obligations under contracts made in the ordinary course of business that are required to be reflected in financial statements prepared in accordance with generally accepted accounting principles.

   3.24 Section 83(b) Elections. To the best of the Company's knowledge, all elections and notices required by Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code") and any analogous provisions of applicable state tax laws have been timely filed by all individuals who have purchased shares of the Company's Common Stock.

   3.25 Environmental and Safety Laws. To the best of its knowledge, the Company is not in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law, or regulation.

   3.26 Voting Rights. Neither the Company, nor to the Company's knowledge, the shareholders of the Company, have entered into any agreements with respect to the voting of capital shares of the Company other than contemplated hereby and in the Investor Rights Agreement.

   3.27 Financial Statements. The Company has made available to each Purchaser its unaudited statement of operations for the nine-month period ended September 28, 2001, its unaudited balance sheet dated as of September 28, 2001 and unaudited statement of cash flows for the nine-month period ended September 28, 2001 (together, the "Financial Statements"). The Financial Statements are complete and correct in all material respects, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the period indicated, except as disclosed therein and except that they may not contain all footnotes required by GAAP, and present fairly the financial condition and position of the Company as of September 28, 2001.

   3.28 Absence of Changes. Except as contemplated by this Agreement, including the Schedule of Exceptions hereto, since September 28, 2001 (a) the Company has not entered into any transaction which was not in the ordinary course of business, (b) there has been no adverse change in the condition (financial or otherwise) of the business, property, assets, liabilities or prospects of the Company other than changes in the ordinary course of business, none of which, individually or in the aggregate, has been materially adverse, (c) there has been no damage to, destruction of or loss of physical property (whether or not covered by insurance) adversely affecting the assets, financial condition, operating results, business or operations of the Company, (d) the Company has not declared or paid any dividend or made any distribution on its stock, or redeemed, purchased or otherwise acquired any of its stock, (e) the Company has not changed or amended any material contract by which the Company or any of its assets is bound or subject, (f) there has been no resignation or termination of employment of any key officer or service provider of the Company and the Company does not know of any impending resignation or termination of employment of any such officer or service provider that if consummated would have an adverse effect on the business of the Company, (g) there has been no other event or condition of any character pertaining to and materially adversely affecting the assets or business prospects of the Company.

   3.29 Permits. The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects, or financial condition of the Company, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. The Company is not in default in a material respect under any of such franchises, permits, license or other similar authority.

   3.30 Real Property Holding Corporation. The Company is not a real property holding corporation within the meaning of Section 897(c)(2) of the Code and any regulations promulgated thereunder.

                                   SECTION 4

               REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

   Each Purchaser hereby severally (and not jointly) represents and warrants to the Company with respect to the purchase of the Shares as follows:

   4.1 Experience. Such Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that such Purchaser is capable of evaluating the merits and risks of such Purchaser's investment in the Company and has the capacity to protect such Purchaser's own interests.

   4.2 Investment. Such Purchaser is acquiring the Securities for investment for such Purchaser's own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Such Purchaser understands that the Securities have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser's representations as expressed herein.

   4.3 Rule 144. Such Purchaser acknowledges that the Securities must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Such Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, (i) the existence of a public market for the shares, (ii) the availability of certain current public information about the Company, (iii) the resale occurring not less than one year after a party has purchased and fully paid for the shares to be sold, (iv) the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)) and
(v) the number of shares being sold during any three-month period not exceeding specified limitations.

   4.4 No Public Market. Such Purchaser understands that no public market now exists for any of the securities issued by the Company and that there is no assurance that a public market will ever exist for the Securities.

   4.5 Access to Data. Such Purchaser has had an opportunity to discuss the Company's business, management, and financial affairs with the Company's management. Such Purchaser has also had an opportunity to ask questions of officers of the Company, which questions were answered to its satisfaction.

   4.6 Authorization. This Agreement and the Investor Rights Agreement, when executed and delivered by such Purchaser, will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, or other equitable remedies.

   4.7 Brokers or Finders. The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by such Purchaser, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                                   SECTION 5

                    CONDITIONS TO CLOSING OF THE PURCHASERS

   Each Purchaser's obligation to purchase at the Closing the Shares set forth opposite such Purchaser's name on the Schedule of Purchasers (as amended immediately prior to the Closing to take into account the Subsequent Purchasers) is subject only to the fulfillment on or prior to the Closing of the following condition, which shall be the sole condition, express or implied, to each such Purchaser's obligation to purchase such Shares:

   5.1 The Merger Agreement. All conditions to the closing of the Merger set forth in Article VI of the Merger Agreement shall have been satisfied or waived by the applicable parties to the Merger Agreement.

                                   SECTION 6

                     CONDITIONS TO CLOSING OF THE COMPANY

   The Company's obligation to sell and issue the Shares at the Closing is, at the option of the Company, subject to the fulfillment on or prior to the Closing Date of the following conditions:

   6.1 Representations and Warranties. The representations and warranties made by each Purchaser in Section 4 shall have been true and correct when made, and shall be true and correct as of the Closing.

   6.2 Blue Sky Law. The Company shall have obtained all necessary blue sky law permits and qualifications, or secured exemptions therefrom, required by any state for the offer and sale of the Securities.

   6.3 The Merger Agreement. All conditions to the closing of the Merger set forth in Article VI of the Merger Agreement shall have been satisfied or waived by the applicable parties to the Merger Agreement.

                                   SECTION 7

                              GENERAL PROVISIONS

   7.1 Governing Law. This Agreement shall be governed by and construed according to the laws of the State of California without giving effect to the principles of conflicts of laws thereof.

   7.2 Survival. The representations, warranties, and covenants of the Company made herein shall terminate upon the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the parties.

   7.3 Successors and Assigns. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto; provided, however, that the rights of a Purchaser to purchase Shares shall not be assignable without the consent of the Company. The Public Company is hereby deemed a third-party beneficiary of the rights of the Company hereunder.

   7.4 Entire Agreement; Amendment and Waiver. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of a majority in interest of the Securities holders and the written consent of the Company. Any amendment or waiver effected in accordance with this Section 7.4 shall be binding upon each holder of the Securities and the Company. In addition, the Company may waive performance of any obligation owing to it, as to some or all of the holders of the Securities, or agree to accept alternatives to such performance, without obtaining the consent of any holder of the Securities.

   7.5 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be effective upon (1) delivery by messenger or nationally recognized delivery company to the party to whom the notice was sent, or (2) three business days after deposit in the United States mail (sent by registered or certified mail) postage prepaid, addressed (i) if to a Purchaser, at such Purchaser's address set forth on the Schedule of Purchasers, or at such other address as such Purchaser shall have furnished to the Company in writing, or (ii) if to any other holder of any Securities, at such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such Securities who has so furnished an address to the Company, or (iii) if to the Company, one copy to its address set forth on the first page of this Agreement and addressed to the attention of the Corporate Secretary, or at such other address as the Company shall have furnished to the Purchasers, and another copy to the Company's legal counsel (which shall not constitute notice) to the attention of John B. Goodrich, Esq. of Wilson Sonsini Goodrich & Rosati, P.C. at 650 Page Mill Road, Palo Alto, California 94304, or (iv) if to the Escrow Agent, at its address as set forth on its signature page to this Agreement and addressed to the attention of John
B. Goodrich, Esq.

   7.6 Liability of Escrow Agent. In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party or third party for damages, claims, liabilities, losses, or expenses, except for gross negligence, willful misconduct or bad faith on the part of the Escrow Agent (which for all purposes of any section of this Agreement as it pertains to the Escrow Agent shall be finally determined by a court of competent jurisdiction). The Escrow Agent shall not incur any such liability for (i) any action taken, suffered or omitted in good faith, or (ii) any action taken, suffered or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations or determining the scope of any representative authority.

   7.7 Indemnification of Escrow Agent. The parties and their respective successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, costs, fines, settlement judgments, penalties, demands, damages, liabilities and expenses, including reasonable costs of investigation, counsel fees (including allocated costs of in-house counsel) and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the execution of this Agreement or the performance of its duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter other than arising out of the Escrow Agent's gross negligence, willful misconduct, or bad faith.

   7.8 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

   7.9 References. Unless context otherwise requires, any reference to a "Section" refers to a section of this Agreement. Any reference to "this Section" refers to the whole number section in which such reference is contained.

   7.10 Severability. If any provision of this Agreement is held to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms. The court in its discretion may substitute for the excluded provision an enforceable provision which in economic substance reasonably approximates the excluded provision.

   7.11 Aggregation of Stock. All shares of the Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

   7.12 California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

   7.13 Legal Expenses. The Purchasers shall be responsible for the fees and legal expenses of any counsel to the Purchasers incurred in connection with this Agreement. The Company shall pay all fees and legal expenses of Wilson Sonsini Goodrich & Rosati, Professional Corporation, incurred in connection with this Agreement and the transactions contemplated hereby.

   7.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

                 [Remainder of Page Intentionally Left Blank]

                                                                 EXECUTION COPY

   IN WITNESS WHEREOF, the parties have executed this Series C Preferred Stock Purchase Agreement as of the date first above written.

                                          THE COMPANY:

                                          OCCAM NETWORKS INC.
                                          a California corporation

                                          By: /s/ Kumar Shah
                                             __________________________________
                                             Kumar Shah,
                                             President and Chief Executive
                                              Officer

                                          Address:
                                          77 Robin Hill Road
                                          Santa Barbara, CA 93117

   Solely for purposes of Sections 2.1, 2.2 and 7 hereof
                                          THE ESCROW AGENT:

                                          WILSON SONSINI GOODRICH & ROSATI, P.C.

                                          By: /s/ Thomas C. Klein
                                             __________________________________
                                             Name: Thomas C. Klein
                                             Title: Member

                                          Address:
                                          650 Page Mill Road
                                          Palo Alto, CA 94304

                                          THE PURCHASERS:

                                          By: /s/ Goldsholl Family LP
                                             __________________________________

                                          Name: Ken Goldsholl
                                               ________________________________

                                          Title: General Partner
                                              _________________________________

                                          THE PURCHASERS:

                                          U.S. Venture Partners VII, L.P.
                                          2180 Associates Fund VII, L.P.
                                          USVP Entrepreneur Partners VII-A, L.P.
                                          USVP Entrepreneur Partners VII-B, L.P.
                                          By Presidio Management Group VII,
                                            L.L.C.
                                          The General Partner of Each

                                          By: /s/ Irwin Federman
                                             __________________________________

                                          Name: Irwin Federman
                                               ________________________________

                                          Title: Managing Member
                                              _________________________________

                                          Address:
                                          2735 Sand Hill Road
                                          Menlo Park, CA 94025
                                          Attn: Michael Maher

                                          THE PURCHASERS:

                                          New Enterprise Associates 9, L.P.
                                          By: NEA Partners 9, L.P.
                                          Its General Partner

                                          By: /s/ Thomas C. McConnell
                                             __________________________________

                                          Name: Thomas C. McConnell
                                               ________________________________

                                          Title: General Partner
                                              _________________________________

                                          THE PURCHASERS:

                                          Norwest Venture Partners VIII, LP
                                          By: Itasca VC Partners VIII, LLP

                                          By: /s/ George Still
                                             __________________________________

                                          Name: George Still
                                              _________________________________

                                          Title: General Partner
                                              _________________________________

                                          NVP Entrepreneurs Fund VIII, LP
                                          By: Itasca VC Partners VIII, LLP

                                          By: /s/ George Still
                                             __________________________________

                                          Name: George Still
                                               ________________________________

                                          Title: General Partner
                                               ________________________________

                                          THE PURCHASERS:

                                          Windward Ventures 2000, L.P.

                                             /s/ David Titus
                                          By: _________________________________

                                               David Titus
                                          Name: _______________________________

                                              Managing Member
                                          Title: ______________________________

                                          THE PURCHASERS:

                                          Windward Ventures 2000-A, L.P.

                                             /s/ David Titus
                                          By: _________________________________

                                               David Titus
                                          Name: _______________________________

                                              Managing Member
                                          Title: ______________________________

                                          THE PURCHASERS:

                                          Hook Communications Partners, L.P.

                                             /s/ David J. Hook
                                          By: _________________________________

                                               David J. Hook
                                          Name: _______________________________

                                          Title: ______________________________
                                                      (if applicable)

                                          THE PURCHASERS:

                                          Hook Partners V, L.P.

                                             /s/ David J. Hook
                                          By: _________________________________

                                               David J. Hook
                                          Name: _______________________________

                                          Title: ______________________________
                                                      (if applicable)

                                          THE PURCHASERS:

                                          AFIC II LLC

                                          By: /s/ Craig D. Slater
                                             __________________________________

                                          Name: Craig D. Slater
                                               ________________________________

                                          Title: Executive Vice President
                                              _________________________________

                                          THE PURCHASERS:

                                          A.C.E. Investment Partnership

                                          By: /s/ Craig D. Slater
                                             __________________________________

                                          Name: Craig D. Slater
                                               ________________________________

                                          Title: General Partner
                                              _________________________________

                                          THE PURCHASERS:

                                          Crescent Venture Investors

                                          By: /s/ Kevin G. Hall
                                             __________________________________

                                          Name: Kevin G. Hall
                                               ________________________________

                                          Title: General Partner
                                              _________________________________

                                          THE PURCHASERS:

                                          HFM Revocable Trust

                                          By: /s/ Roy M. Jones
                                             __________________________________

                                          Name: Roy M. Jones
                                               ________________________________

                                          Title: Trustee
                                              _________________________________

                                                                        ANNEX H

                                                                 EXECUTION COPY

                      NOTE AND WARRANT PURCHASE AGREEMENT

   This Note and Warrant Purchase Agreement (this "Agreement"), dated as of November 9, 2001 (the "Effective Date"), is entered into by and among Occam Networks Inc., a California corporation (the "Company"), with its principal executive office at 77 Robin Hill Road, Santa Barbara, CA 93117, and the persons and entities listed on the Schedule of Investors attached hereto as
Schedule I (each an "Investor", and collectively, the "Investors") as such Schedule of Investors may be amended from time to time.

                                   RECITALS

   WHEREAS, the Company has negotiated and intends to enter into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") with Accelerated Networks, Inc., a Delaware corporation (the "Public Company"), subject to the conditions and in accordance with the terms thereof, a wholly owned subsidiary of the Public Company will merge with and into Company (the "Merger").

   WHEREAS, as a condition to entering into the Merger Agreement, the Public Company has required that certain existing investors of the Company provide at least $10,000,000 at the time of closing of the Merger (the "Closing") which shall be through the issuance of Series C Preferred Stock of the Company (the "Series C Financing").

   WHEREAS, as an additional condition to entering into the Merger Agreement, the Public Company has required that the Investors commit to provide at least $10,000,000 to the Company in the form of a loan, or a guarantee of a loan, letter of credit or other similar instrument from a financial institution or other third party (a "Lender").

   WHEREAS, on the terms and subject to the conditions set forth herein, each Investor is willing, if requested by Company pursuant to Section 1(a) hereof,
(a) to purchase from Company an unsecured subordinated promissory note in the principal amount set forth opposite such Investor's name on Schedule I hereto (the "Original Commitment") and (b) to guarantee a loan, letter of credit or other similar instrument from a Lender (the "Other Commitment").

   WHEREAS, as an inducement to the Investors to enter into this Agreement, the Company will issue to the Investors warrants to purchase Series C Preferred Stock of the Company (each, a "Warrant", and collectively, the "Warrants").

   NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   AGREEMENT

   1.  Issuance of Notes and Warrants.

   (a) Issuance of Notes. Company may, at any time after January 1, 2003 and prior to the four-year anniversary of the Closing, upon an affirmative vote of a majority of its directors, provide written notice to the Investors demanding that each Investor deliver to the Company the principal amount of such Investor's Original Commitment. Within five days of receipt of such written notice, each of the Investors shall wire the principal amount of such Investor's Original Commitment to Company. Upon receipt of such amount, the Company will promptly issue each Investor an unsecured subordinated promissory note for the amount of such Investor's Original Commitment in substantially the form attached hereto as Exhibit B (each, a "Note," and collectively, the "Notes"). The obligations of the Investors to purchase Notes are several and not joint. Each Investor's obligation to fund the principal amount of such Investor's Original Commitment is subject only to the fulfillment of the following condition, which shall be the sole condition, express or implied: All conditions to the closing of the Merger set forth in Article VI of the Merger Agreement shall have been satisfied or waived by the applicable parties to the Merger Agreement. Each of the Notes will be registered in such Investor's name in Company's records.

   (b) Issuance of Warrants. The Company will, on the date of Closing, issue a Warrant to each Investor, substantially in the form attached hereto as Exhibit B, entitling each Investor to purchase from the Company such number of shares of the Company's Series C Preferred Stock equal to 21.25% times the principal amount set forth opposite such Investor's name on Schedule I, as such Schedule I may be amended from time to time prior to the Closing, divided by the issue price of the Series C Preferred Stock. Such issuance shall be deemed to have occurred immediately prior to the Closing. The Warrant will be exercisable at $1.00 per share. In the event the Merger Agreement is terminated pursuant to
Article VII thereof, the Company will be under no obligation to issue the Warrants. The Note and the Warrants shall be referred to collectively as the "Securities".

   (c) Other Commitment. In the event Company obtains financing in lieu of the aggregate principal amount of the Original Commitments from a Lender in an aggregate amount of not less than $10,000,000 (the "Debt Financing"), and such Lender seeks the Other Commitment from the Investors as a condition to providing such financing, each Investor agrees to enter into such documents as are necessary to effectuate such Other Commitment. Each Investor's obligation to provide the principal amount of its Original Commitment pursuant to Section 1(a) hereof will be suspended during the period beginning on the date such Investor executes the documents evidencing the Other Commitment and ending on the date that the Lender ceases to provide the Debt Financing (whether such cessation occurs as a result of (i) the termination or expiration of the agreements evidencing the Lender's obligation or (ii) the Lender's breach of its obligation) if such date occurs prior to the fourth anniversary of the Closing; provided, that the Company will continue to be obligated to issue a Warrant to such Investor (if not already issued), and that such issuance shall be considered an inducement to such Investor to enter into the Other Commitment.

   (d) Effective Date. This Agreement shall be effective at such time as the aggregate principal amount of the Original Commitment of all Investors equals or exceeds $10,000,000. The Schedule of Investors may be amended from time to time prior to the Closing to reflect additional Investors who desire to enter into this Agreement with the Company, provided, that in no event shall the Schedule of Investors ever be amended to reduce any Investor's commitment as of an earlier date if such reduction would result in the amount of the aggregate principal amount of the Original Commitments of all Investors being less than an aggregate of $10,000,000. Notwithstanding the foregoing, in the event the aggregate amount raised through the Series C Financing or any other equity financing of the Company that occurs prior to the Closing exceeds $10,000,000, the amount of the Original Commitment (or the Other Commitment) shall be reduced by such excess amount on a pro rata basis among all Investors.

   (d) Payments. Each Investor agrees to provide instructions for payments of all amounts due under the Notes to the Company at the time such Investor funds the Original Commitment. The Company will make all cash payments due under the Notes in immediately available funds by 11:00 A.M. Pacific time on the date such payment is due in the manner and at the address for such purpose specified by the Investor at such time, or at such other address as an Investor or other registered holder of a Note may from time to time direct in writing.

   2. Representations and Warranties of Investors. Each Investor, severally and not jointly, represents and warrants to Company as of the Effective Date and upon the funding of the Original Commitment as follows:

      (a) Experience. Such Investor has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that such Investor is capable of

   Company will evaluating the merits and risks of such Investor's investment in the Company and has the capacity to protect such Investor's own interests.

      (b) Investment. Such Investor is acquiring the Securities for investment for such Investor's own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Such Investor understands that the Securities have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Investor's representations as expressed herein.

      (c) Access to Data. Such Investor has had an opportunity to discuss the Company's business, management, and financial affairs with the Company's management. Such Investor has also had an opportunity to ask questions of officers of the Company, which questions were answered to its satisfaction.

      (d) Authorization. This Agreement, when executed and delivered by such Investor, will constitute a valid and legally binding obligation of the Investor, enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, or other equitable remedies.

      (e) Brokers or Finders. The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by such Investor, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

   3. Miscellaneous.

   (a) Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified only upon the written consent of Company, Investors who are committed to funding at least 50% of the Original Commitment, and the Public Company.

   (b) Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California or of any other state.

   (c) Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

   (d) Successors and Assigns. The rights and obligations of Company shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the Company. The rights and obligations of each of the Investors are not assignable without the prior written consent of the Company.

   (e) Registration, Transfer and Replacement of the Notes. The Notes issuable under this Agreement shall be registered notes. Company will keep, at its principal executive office, books for the registration and registration of transfer of the Notes. Prior to presentation of any Note for registration of transfer, Company shall treat the Investor in whose name such Note is registered as the owner and holder of such Note for all purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Upon receipt by Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (b) in the case of mutilation, upon surrender thereof, the Company, at its expense, will execute and deliver in lieu thereof a new Note executed in the same manner as the Note being replaced, in the same principal amount as the unpaid principal amount of such Note and dated the date to which interest shall have been paid on such Note or, if no interest shall have yet been so paid, dated the date of such Note.

   (f) Third Party Beneficiary. The Public Company shall be a third party beneficiary of Section 3(a) and the obligations of the Investors under this Agreement.

   (g) Entire Agreement. This Agreement, together with the Notes and Warrants, constitute and contain the entire agreement among Company and Investors and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

   (h) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party as follows: (i) if to a Investor, at such Investor's address or facsimile number set forth in the Schedule of Investors attached as Schedule I, or at such other address as such Investor shall have furnished Company in writing, or (ii) if to Company, at 77 Robin Hill Road, Santa Barbara, CA 93117, Telephone: (805) 692-6220, Facsimile: (805) 692-2999,
or at such other address or facsimile number as Company shall have furnished to the Investors in writing. All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (b) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when faxed, upon confirmation of receipt.

   (i) Severability. Company's agreement with each of the Investors is a separate agreement and the sale of the Notes and issuance of the Warrants to each of the Investors is a separate sale. Unless otherwise expressly provided herein, the rights of each Investor hereunder are several rights, not rights jointly held with any of the other Investors. Any invalidity, illegality or limitation on the enforceability of the Agreement or any part thereof, by any Investor whether arising by reason of the law of the respective Investor's domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of this Agreement with respect to other Investors. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

   (j) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

                 [Remainder of page intentionally left blank.]

   IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date and year first written above.

                                          COMPANY:

                                          OCCAM NETWORKS INC.
                                          a California corporation

                                              /s/ Kumar Shah
                                          By: _________________________________
                                             Kumar Shah,
                                             President and Chief Executive
                                             Officer

                                          Address:
                                          77 Robin Hill Road
                                          Santa Barbara, CA 93117

                                          INVESTOR:

                                           /s/ Goldsholl Family LP
                                          By: _________________________________

                                             Ken Goldsholl
                                          Name: _______________________________

                                            General Partner
                                          Title: ______________________________

                                          INVESTOR:

                                          U.S. Venture Partners VII, L.P.
                                          2180 Associates Fund VII, L.P.
                                          USVP Entrepreneur Partners VII-A, L.P.
                                          USVP Entrepreneur Partners VII-B, L.P.
                                          By Presidio Management Group VII,
                                            L.L.C.
                                          The General Partner of Each

                                              /s/ Irwin Federman
                                          By: _________________________________

                                             Irwin Federman
                                          Name: _______________________________

                                             Managing Member
                                          Title: ______________________________

                                          Address:
                                          2735 Sand Hill Road
                                          Menlo Park, CA 94025
                                          Attn: Michael Maher

                                          INVESTOR:

                                          New Enterprise Associates 9, L.P.
                                          By: NEA Partners 9, L.P.
                                          Its General Partner

                                              /s/ Thomas C. McConnell
                                          By: _________________________________

                                             Thomas C. McConnell
                                          Name: _______________________________

                                            General Partner
                                          Title: ______________________________

                                          INVESTOR:

                                          Norwest Venture Partners VIII, LP

                                             /s/ Promod Haque
                                          By: _________________________________

                                              Promod Haque
                                          Name: _______________________________

                                            Managing Partner
                                          Title: ______________________________

                                          INVESTOR:

                                          NVP Entrepreneurs Fund VIII, LP

                                             /s/ Promod Haque
                                          By: _________________________________

                                              Promod Haque
                                          Name: _______________________________

                                            Managing Partner
                                          Title: ______________________________

                                          INVESTOR:

                                          Windward Ventures 2000, L.P.

                                             /s/ David Titus
                                          By: _________________________________

                                             David Titus
                                          Name: _______________________________

                                             Managing Member
                                          Title: ______________________________

                                          INVESTOR:

                                          Windward Ventures 2000-A, L.P.

                                             /s/ David Titus
                                          By: _________________________________

                                             David Titus
                                          Name: _______________________________

                                             Managing Member
                                          Title: ______________________________

                                          INVESTOR:

                                          Hook Communications Partners, L.P.

                                            /s/ David J. Hook
                                          By: _________________________________

                                             David J. Hook
                                          Name: _______________________________

                                          Title: ______________________________
                                                      (if applicable)

                                          INVESTOR:

                                          Hook Partners V, L.P.

                                            /s/ David J. Hook
                                          By: _________________________________

                                             David J. Hook
                                          Name: _______________________________

                                          Title: ______________________________
                                                     (if applicable)

                                          INVESTOR:

                                          Crescent Venture Investors

                                            /s/ Kevin G. Hall
                                          By: _________________________________

                                             Kevin G. Hall
                                          Name: _______________________________

                                            General Partner
                                          Title: ______________________________

                                          INVESTOR:

                                          HFM Revocable Trust

                                             /s/ Roy M. Jones
                                          By: _________________________________

                                             Roy M. Jones
                                          Name: _______________________________

                                             Trustee
                                          Title: ______________________________

                                                                      EXHIBIT A

         THIS NOTE AND THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN
       REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY
         NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE
      ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES
          UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE
              CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

                              OCCAM NETWORKS INC.

                    UNSECURED SUBORDINATED PROMISSORY NOTE

$
                                                                         , 2002

                                                      Santa Barbara, California

   FOR VALUE RECEIVED OCCAM NETWORKS INC., a California corporation (the
"Company"), promises to pay to            ("Holder"), or its registered
assigns, the principal sum of $     , or such lesser amount as shall equal the
outstanding principal amount hereof, together with interest from the date of this Note on the unpaid principal balance at a rate equal to the prime interest rate in effect on the date of issuance of this Note, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then unpaid and accrued interest, shall be due and payable on the fourth anniversary of the date of issuance of this Note in accordance with the terms hereof. This Note is one of the "Notes" issued pursuant to the Note and Warrant Purchase Agreement of even date herewith (as amended, modified or supplemented, the "Purchase Agreement") between the Company and the Investors (as defined below).

   The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees:

   1. Definitions. As used in this Note, the following capitalized terms have the following meanings:

   (a) "Company" includes the corporation initially executing this Note and any Person which shall succeed to or assume the obligations of Company under this Note.

   (b) "Holder" means the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

   (c) "Investors" means those Persons set forth on Schedule I of the Purchase Agreement.

   (d) "Majority in Interest of the Investors" means the Investors holding more than 50% of the aggregate outstanding principal amount of the Notes issued pursuant to the Purchase Agreement.

   (e) "Note and Warrant Purchase Agreement" has the meaning given in the introductory paragraph hereof.

   (f) "Person" means and includes an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

   (g) "Senior Indebtedness" means, unless expressly subordinated to or made on a parity with the amounts due under this Note, the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with, (i) indebtedness of Company, or with respect to which Company is a guarantor, to banks, commercial finance lenders, insurance companies, leasing or equipment financing institutions or other lending institutions regularly engaged in the business of lending money (excluding venture capital, investment banking or similar institutions which sometimes engage in lending activities but which are primarily engaged in investments in equity securities), which is for money borrowed, or purchase or leasing of equipment in the case of lease or other equipment financing, whether or not secured, and (ii) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, or any indebtedness arising from the satisfaction of such Senior Indebtedness by a guarantor.

   2. Interest. Accrued interest on this Note shall be payable when the outstanding principal amount is paid in full.

   3. Prepayment. Upon five days prior written notice to Holder, Company may prepay this Note in whole or in part; provided that: (i) any prepayment of this Note may only be made in connection with the prepayment of all Notes issued under the Purchase Agreement on a pro rata basis, based on the respective aggregate outstanding principal amounts of each such Note, and (ii) any such prepayment will be applied first to the payment of interest accrued on this Note and next, if the amount of prepayment exceeds the amount of such accrued interest, to the payment of principal of this Note.

   4. Subordination. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of Company's Senior Indebtedness.

   (a) Insolvency Proceedings. If there shall occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of Company, (i) no amount shall be paid by Company in respect of the principal of, interest on or other amounts due with respect to this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with Company by or on behalf of Holder which shall assert any right to receive any payments in respect of the principal of and interest on this Note except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding.

   (b) Default on Senior Indebtedness. If there shall occur an event of default which has been declared in writing with respect to any Senior Indebtedness, as defined therein, or in the instrument under which it is outstanding, permitting the holder to accelerate the maturity thereof and Holder shall have received written notice thereof from the holder of such Senior Indebtedness, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note. Not more than one notice may be given to Holder pursuant to the terms of this Section 4(b) during any 360-day period.

   (c) Further Assurances. By acceptance of this Note, Holder agrees to execute and deliver customary forms of subordination agreement requested from time to time by holders of Senior Indebtedness, and as a condition to Holder's rights hereunder, Company may require that Holder execute such forms of subordination agreement; provided that such forms shall not impose on Holder terms less favorable than those provided herein.

   (d) Other Indebtedness. No indebtedness which does not constitute Senior Indebtedness shall be senior in any respect to the indebtedness represented by this Note.

   (e) Subrogation. Subject to the payment in full of all Senior Indebtedness, the rights of Holder shall be subrogated to the rights of the holder(s) of such Senior Indebtedness (to the extent of the payments or distributions made to the holder(s) of such Senior Indebtedness pursuant to the provisions of this
Section 4) to
receive payments and distributions of assets of Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between Company and its creditors, other than the holders of Senior Indebtedness and Holder, be deemed to be a payment by Company to or on account of this Note; and for purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which Holder would be entitled except for the provisions of this Section shall, as between Company and its creditors, other than the holders of Senior Indebtedness and Holder, be deemed to be a payment by Company to or on account of the Senior Indebtedness.

   (f) No Impairment. Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 4 to receive cash, securities or other properties otherwise payable or deliverable to Holder, nothing contained in
Section 4 shall impair, as between Company and Holder, the obligation of Company, subject to the terms and conditions hereof, to pay to Holder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent Holder, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

   (g) Reliance of Holders of Senior Indebtedness. Holder, by its acceptance hereof, shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the creation of the indebtedness evidenced by this Note, and each such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Indebtedness.

   5. Successors and Assigns. The rights and obligations of Company shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the Company. This Note is not assignable without the prior written consent of the Company.

   6. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of Company and a Majority in Interest of the Investors.

   7. Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Purchase Agreement, or at such other address or facsimile number as Company shall have furnished to Holder in writing. All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (b) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when faxed, upon confirmation of receipt.

   8. Pari Passu Notes. The payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes issued pursuant to the Purchase Agreement or pursuant to the terms of such Notes. In the event Holder receives payments in excess of its pro rata share of Company's payments to the Investors, then Holder shall hold in trust all such excess payments for the benefit of the Investors of the other Notes and shall pay such amounts held in trust to such other Investors upon demand by such Investors.

   9. Usury. In the event any interest is paid on this Note is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

   10. Waivers. Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

   11. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California, or of any other state.

   IN WITNESS WHEREOF, Company has caused this Note to be issued as of the date first written above.

                                          OCCAM NETWORKS INC.,
                                          a California corporation

                                          By:__________________________________

                                          Name:________________________________

                                          Title:_______________________________

                                                                      EXHIBIT B
                                    WARRANT
                TO PURCHASE SHARES OF SERIES C PREFERRED STOCK
                          (One of Multiple Warrants)
                                      of
                             OCCAM NETWORKS INC.,
                           a California Corporation

THIS WARRANT HAS BEEN, AND THE SHARES OF SERIES C PREFERRED STOCK WHICH MAY BE PURCHASED PURSUANT TO THE EXERCISE OF THIS WARRANT (THE "WARRANT SHARES") WILL BE, ACQUIRED SOLELY FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF. NEITHER THIS WARRANT OR THE WARRANT SHARES (TOGETHER, THE "SECURITIES") HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH DISPOSITION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT MUST BE SURRENDERED TO THE CORPORATION OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, PLEDGE OR OTHER TRANSFER OF ANY INTEREST IN ANY OF THE SHARES REPRESENTED BY THIS WARRANT.

Warrant No.: W-                                                          , 2001

                                                      Santa Barbara, California

   THIS CERTIFIES THAT, for value received,     (the "Holder") is entitled to
subscribe for and purchase from Occam Networks Inc., a California corporation (the "Company"), or its successors and assigns, shares of the Company's Series C Preferred Stock (as adjusted pursuant to Section 2 hereof) (the "Warrant Shares") at the purchase price of $1.00 per share (as adjusted pursuant to
Section 2 hereof) (the "Exercise Price"), upon the terms and subject to the conditions hereinafter set forth.

   1. Exercise Rights.

   Cash Exercise. The purchase rights represented by this Warrant may be exercised by the Holder at any time during the term hereof, in whole or in part, by surrender of this Warrant and delivery of a completed and duly executed Notice of Cash Exercise, in the form attached as Exhibit A hereto, accompanied by payment to the Company of an amount equal to the Exercise Price then in effect multiplied by the number of Warrant Shares to be purchased by the Holder in connection with such cash exercise of this Warrant, which amount may be paid, at the election of the Holder, by wire transfer, delivery of a check payable to the order of the Company or delivery of a promissory note made by the Company for whole or partial cancellation, or any combination of the foregoing, to the principal offices of the Company. The exercise of this Warrant shall be deemed to have been effected on the day on which the Holder surrenders this Warrant to the Company and satisfies all of the requirements of this Section 1. Upon such exercise, the Holder will be deemed a shareholder of record of those Warrant Shares for which the Warrant has been exercised with all rights of a shareholder (including, without limitation, all voting rights with respect to such Warrant Shares and all rights to receive any dividends with respect to such Warrant Shares). If this Warrant is to be exercised in respect of less than all of the Warrant Shares covered hereby, the Holder shall be entitled to receive a new warrant covering the number of Warrant Shares in respect of which this Warrant shall not have been exercised and for which it remains subject to exercise. Such new warrant shall be in all other respects identical to this Warrant.

   (b) Net Issue Exercise.

       (i) In lieu of exercising the purchase rights represented by this Warrant on a cash basis pursuant to Section 1 (a) hereof, the Holder may elect to exercise such rights represented by this Warrant at any time during the term hereof, in whole or in part, on a net-issue basis by electing to receive the number of Warrant Shares which are equal in value to the value of this Warrant (or any portion thereof to be canceled in connection with such net-issue exercise) at the time of any such net-issue exercise, by delivery to the principal offices of the Company this Warrant and a completed and duly executed Notice of Net-Issue Exercise, in the form attached as Exhibit B hereto, properly marked to indicate (A) the number of Warrant Shares to be delivered to the Holder in connection with such net-issue exercise, (B) the number of Warrant Shares with respect to which the Warrant is being surrendered in payment of the aggregate Exercise Price for the Warrant Shares to be delivered to the Holder in connection with such net-issue exercise, and (C) the number of Warrant Shares which remain subject to the Warrant after such net-issue exercise, if any (each as determined in accordance with Section 1(b)(ii)hereof).

       (ii) In the event that the Holder shall elect to exercise the rights represented by this Warrant in whole or in part on a net-issue basis pursuant to this Section 1(b), the Company shall issue to the Holder the number of Warrant Shares determined in accordance with the following formula:

                                  X = Y(A-B)
                                      A

       X = the number of Warrant Shares to be issued to the Holder in connection with such net-issue exercise.

       Y = the number of Warrant Shares that would have been issuable upon the exercise, or partial exercise, as applicable, of this Warrant had such exercise been made for cash under Section 1(a) without any shares issuable upon such exercise being deemed surrendered to the Company as payment of the exercise price.

       A = the Fair Market Value (as defined below) of one Warrant Share on the date of exercise.

       B = the Exercise Price in effect as of the date of such net-issue exercise (as adjusted pursuant to Section 2 hereof).

   (c) Fair Market Value. For purposes of this Section 1, the "Fair Market Value" of the Warrant Shares shall be determined as follows:

       (i) If the Common Stock of the Company is not listed for trading on a national securities exchange or admitted for trading on a national market system, the fair market value of the Warrant Sharesas determined in good faith by the Board of Directors (the "Board of Directors") of the Company as of the date of exercise pursuant to clause (b).

       (ii) If the Common Stock is listed for trading on a national securities exchange or admitted for trading on a national market system, then the Fair Market Value of Common Stock shall be deemed to be the closing price quoted on the principal securities exchange on which the Common Stock is listed for trading, or if not so listed, the average of the closing bid and asked prices for Common Stock quoted on the national market system on which Common Stock is admitted for trading, each as published in the Western Edition of The Wall Street Journal, in each case for the ten trading days prior to the date of exercise pursuant to clause (b) of Fair Market Value for Common Stock in accordance herewith.

   (d) Additional Conditions to Exercise of Warrant. Unless there is a registration statement declared or ordered effective by the Securities and Exchange Commission (the "Commission") under the Securities Act which includes the Warrant Shares to be issued upon the exercise of the rights represented by this Warrant, such rights may not be exercised unless and until:

       (i) the Company shall have received an Investment Representation Statement, in the form attached as Exhibit C hereto, certifying that, among other things, the Warrant Shares to be issued upon the exercise of the rights represented by this Warrant are being acquired for investment and not with a view to any sale or distribution thereof; and

       (ii) each certificate evidencing the Warrant Shares to be issued upon the exercise of the rights represented by this Warrant shall be stamped or imprinted with a legend substantially in the following form:

       THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT FOR DISTRIBUTION, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED, OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT. COPIES OF THE AGREEMENTS COVERING THE PURCHASE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. THIS CERTIFICATE MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, PLEDGE OR OTHER TRANSFER OF ANY INTEREST IN ANY OF THE SHARES REPRESENTED BY THIS CERTIFICATE.

       THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN AN AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

   (e) Fractional Shares. Upon the exercise of the rights represented by this Warrant, the Company shall not be obligated to issue fractional shares of Common Stock, and in lieu thereof, the Company shall pay to the Holder an amount in cash equal to the Fair Market Value per share of Common Stock immediately prior to such exercise multiplied by such fraction (rounded to the nearest cent).

   (f) Expiration of Warrant. This Warrant shall expire and shall no longer be exercisable upon the fourth anniversary of the date of issuance of this Warrant.

   (g) Record Ownership of Warrant Shares. The Warrant Shares shall be deemed to have been issued, and the person in whose name any certificate representing Warrant Shares shall be issuable upon the exercise of the rights represented by this Warrant (as indicated in the appropriate Notice of Exercise) shall be deemed to have become the holder of record of (and shall be treated for all purposes as the record holder of) the Warrant Shares represented thereby, immediately prior to the close of business on the date or dates upon which the rights represented by this Warrant are exercised in accordance with the terms hereof.

   (h) Stock Certificates. In the event of any exercise of the rights represented by this Warrant, certificates for the Warrant Shares so purchased pursuant hereto shall be delivered to the Holder promptly and, unless this Warrant has been fully exercised or has expired, a new Warrant representing the Warrant Shares with respect to which this Warrant shall not have been exercised shall also be issued to the Holder within such time.

   (i) Issue Taxes. The issuance of certificates for shares of stock upon the exercise of the rights represented by this Warrant shall be made without charge to the Holder for any issuance tax in respect thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder of the Warrant.

   (j) Stock Fully Paid; Reservation of Shares. All Warrant Shares that may be issued upon the exercise of the rights represented by this Warrant, upon issuance, will be duly and validly issued, will be fully paid and nonassessable, will not violate any preemptive rights or rights of first refusal, will be free from restrictions on transfer other than restrictions on transfer set forth herein and applicable federal and state securities laws, will be issued in compliance with all applicable federal and state securities laws, and will have the rights, preferences and privileges described in the Company's Articles of Incorporation, as amended; and the Warrant Shares will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the Holder through no action of the Company. During the period within which the rights represented by the Warrant may be exercised, the Company will at all times have authorized and reserved for the purpose of issuance upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of Warrant Shares to provide for the exercise of the right represented by this Warrant and conversion of such Warrant Shares to Common Stock, if applicable.

   2. Adjustment Rights.

   (a) Right to Adjustment. The number of Warrant Shares purchasable upon the exercise of the rights represented by this Warrant, and the Exercise Price therefor, shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

       (i) Stock Splits, Dividends, Combinations and Consolidations. In the event of a stock split, stock dividend or subdivision of or in respect of the outstanding shares of Series C Preferred Stock, the number of Warrant Shares issuable upon the exercise of the rights represented by this Warrant immediately prior to such stock split, stock dividend or subdivision shall be proportionately increased and the Exercise Price then in effect shall be proportionately decreased, effective at the close of business on the date of such stock split, stock dividend or subdivision, as the case may be. In the event of a reverse stock split, consolidation, combination or other similar event of or in respect of the outstanding shares of Series C Preferred Stock (other than a consolidation of the Company described in clause (iii) below), the number of Warrant Shares issuable upon the exercise of the rights represented by this Warrant immediately prior to such reverse stock split, consolidation, combination or other similar event shall be proportionately decreased and the Exercise Price shall be proportionately increased, effective at the close of business on the date of such reverse stock split, consolidation, combination or other similar event, as the case may be.

       (ii) Adjustment for Other Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution payable with respect to the Warrant Shares payable in securities of the Company (other than issuances with respect to which adjustment is made under subsection
(i) above) or other assets of the Company, then, and in each such case, the Holder of this Warrant, upon exercise of this Warrant at any time after the consummation, effective date or record date of such event, shall receive, in addition to the Warrant Shares issuable upon such exercise prior to such date, the securities or such other assets of the Company to which such Holder would have been entitled upon such date if such Holder had exercised this Warrant immediately prior thereto (all subject to further adjustment as provided in this Warrant).

       (iii) Adjustment for Recapitalization, Reorganization, Consolidation, Merger. In case of any recapitalization or reorganization of the Company (or of any other corporation, the stock or other securities of which are at the time receivable on the exercise of this Warrant), after the issuance of this Warrant, or in case, on or after such date, the Company (or any such corporation) shall consolidate with or merge with and/or into another corporation, then, and in each such case, the Holder of this Warrant, upon the exercise of this Warrant, at any time after the consummation of such reorganization, consolidation, or merger, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise of this Warrant prior to such consummation, the stock or other securities or property to which such Holder would have been entitled upon the consummation of such reorganization, consolidation or merger if such Holder had so exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in this Section 2, and the successor or purchasing corporation in such reorganization, consolidation or merger (if other than the Company) shall duly execute and deliver to the Holder a supplement hereto acknowledging such corporation's obligations under this Warrant; and in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after the consummation of such reorganization, consolidation, merger.

   (b) Adjustment Notices. Upon any adjustment of the Exercise Price, and any increase or decrease in the number of Warrant Shares subject to this Warrant, in accordance with this Section 2, or any other adjustment described in this
Section 2, the Company, promptly thereafter, shall give written notice thereof to the Holder at the address of such Holder as shown on the books of the Company, which notice shall describe the adjustment made and state the Exercise Price as adjusted and, if applicable, the increased or decreased number of Warrant Shares subject to this Warrant, setting forth in reasonable detail the method of calculation of each such adjustment.

   3. Transfer of Warrant.

   (a) Conditions. This Warrant shall not be transferable except with the prior written of the Company. Any Warrant Shares issued upon exercise hereof are not transferable and must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is otherwise available. Thereupon, a new Warrant for like number of Warrant Shares will be issued to, and registered in the name of, the transferee. Any reference to Holder herein will be deemed to refer to any subsequent transferee of this Warrant at such time as such transferee holds this Warrant in accordance with the provisions hereof. In order to effect any transfer of all or a portion of this Warrant, the Holder hereof shall deliver to the Company a completed and duly executed Notice of Transfer, in the form attached as Exhibit D hereto.

   (b) Additional Conditions to Transfer of Warrant. Unless there is a registration statement declared or ordered effective by the Commission under the Securities Act which includes this Warrant, this Warrant may not be transferred unless and until:

       (i) the Company receives an Investment Representation Statement, in the form attached as Exhibit E hereto, certifying that, among other things, this Warrant is being acquired for investment and not with a view to any sale or distribution thereof; and

       (ii) the Company receives a written notice from the Holder which describes the manner and circumstances of the proposed transfer accompanied by a written opinion of Holder's legal counsel, in form and substance reasonably satisfactory to the Company, stating that such transfer is exempt from the registration and prospectus delivery requirements of the Securities Act and all applicable state securities laws or with a Commission "no-action" letter stating that future transfers of such securities by the transferor or the contemplated transferee would be exempt from registration under the Securities Act or such securities may be transferred in accordance with Rule 144(k). Upon receipt of the foregoing, the Company shall, or shall instruct its transfer agent to, promptly, and without expense to the Holder issue new securities in the name of the Holder not bearing the legends required under Section 1(d)(ii). In addition, new securities shall be issued without such legend if such legends may be properly removed under the terms of Rule 144(k).

   4. No Shareholder Rights. The Holder of this Warrant (and any transferee hereof) shall not be entitled to vote on matters submitted for the approval or consent of the shareholders of the Company or to receive dividends declared on or in respect of Warrant Shares, or otherwise be deemed to be the holder Warrant Shares for any purpose, nor shall anything contained herein be construed to confer upon the Holder (or any transferee hereof) any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted for the approval or consent of the shareholders, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, merger or consolidation, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised as provided herein. No provision of this Warrant, in the absence of the actual exercise of such Warrant or any part thereof into Warrant Shares, shall give rise to any liability on the part of such Holder as a shareholder of the Company, whether such liability shall be asserted by the Company or by creditors of the Company.

   5. No Impairment. The Company will not, by amendment of its charter documents, or through recapitalization, reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Registered Holder under this Warrant against wrongful impairment.

   6. Miscellaneous.

   (a) Governing Law. This Warrant will be construed in accordance with, and governed in all respects by, the laws of the State of California, as applied to agreements entered into, and to be performed entirely in such state, between residents of such state.

   (b) No Waivers; Interim Relief. The parties mutually acknowledge that an award of damages may be inadequate to remedy any breach hereof and that injunctive relief may be required. Therefore, (i) a party may request a court of competent jurisdiction to provide interim injunctive relief in aid of arbitration or to prevent a violation of this Warrant pending arbitration, and any such request will not be deemed a waiver or breach of the obligations to arbitrate set forth herein and (ii) the arbitrators may order equitable relief where they deem it appropriate and the parties agree that any interim relief ordered by the arbitrators may be immediately and specifically enforced by a court otherwise having jurisdiction over the parties.

   (c) Successors and Assigns. Subject to the restrictions on transfer described in Section 3, the rights and obligations of the Company and Holder of this Warrant shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

   (d) Waiver and Amendment. This Warrant may be changed, waived or amended by the written consent of Company and the Holders of a majority-in-interest of the Warrant Shares issuable under the Purchase Agreement at the time of such change, waiver or amendment and any such amendment or waiver shall be binding as to all such Holders.

   (e) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Purchase Agreement, or at such other address or facsimile number as Company shall have furnished to Holder in writing. All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (b) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when faxed, upon confirmation of receipt.

   (f) Severability. In case any provision of this Warrant will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

   (g) Lost Warrant. Upon receipt from the Holder of written notice or other evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Warrant and, in the case of any such loss, theft or destruction, upon receipt of an unsecured indemnity agreement and an affidavit of lost warrant, or in the case of any such mutilation upon surrender and cancellation of the Warrant, the Company, at the Company's expense, will make and deliver a new Warrant in lieu of the lost, stolen, destroyed or mutilated Warrant carrying the same rights and obligations as the original Warrant. The Company will also pay the cost of all deliveries of the Warrant upon any exchange thereof.

   IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer as of the date first written above.

                                          OCCAM NETWORKS INC.,
                                          a California Corporation

                                          By:__________________________________

                                          Name:________________________________

                                          Title:_______________________________

ACKNOWLEDGED AND AGREED:

HOLDER:

   Entity::
        (if applicable)

   By:

   Name:

   Title:
      (if applicable)

                          [Signature Page of Warrant]

                                                                      EXHIBIT A

                            NOTICE OF CASH EXERCISE

To: Occam Networks Inc.
77 Robin Hill Road,
Santa Barbara, CA 93117

Attention: Chief Financial Officer

   The undersigned hereby elects to purchase            shares of
Stock of Occam Networks Inc., a California corporation (the "Company"),
pursuant to the terms of Warrant No. W-     , issued        , 2001 to and in
the name of                , a copy of which is attached hereto (the
"Warrant"), and tenders herewith full payment of the aggregate Exercise Price for such shares in accordance with the terms of the Warrant.

   Please issue a certificate or certificates representing said shares of Stock in such name or names as specified below:


                                          _____________________________________
                                          (Name)

                                          _____________________________________
                                          (Title)

                                          _____________________________________
                                          (Address)

   The undersigned hereby represents and warrants that the aforesaid shares of stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof, and that the undersigned has no present intention of distributing or reselling such shares. The undersigned has executed an Investment Representation Statement with certain representations and warranties, in the form attached as Exhibit C to the Warrant, concurrently herewith.

Date:

                                          By:__________________________________

                                          (Signature must conform in all
                                          respects to name of the Holder as set
                                          forth on the face of the Warrant)

                                                                      EXHIBIT B

                         NOTICE OF NET-ISSUE EXERCISE

To:  Occam Networks Inc.
   77 Robin Hill Road,
   Santa Barbara, CA 93117

Attention: Chief Financial Officer

   The undersigned hereby elects to purchase            shares of
Stock of Occam Networks Inc., a California corporation (the "Company"), on a
net-issue basis pursuant to the terms of Warrant No. W-   , issued          ,
2001 to and in the name of           , a copy of which is attached hereto (the
"Warrant").

   Net-Issue Information:

   (a) Number of Shares of             Stock to be Delivered:

   (b) Number of Shares Subject to the Warrant Surrendered:

   (c) Number of Shares Remaining Subject to Warrant:

   Please issue a certificate or certificates representing said shares of Stock in such name or names as specified below:

                                          _____________________________________
                                          (Name)

                                          _____________________________________
                                          (Title)

                                          _____________________________________
                                          (Address)

   The undersigned hereby represents and warrants that the aforesaid shares of stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof, and that the undersigned has no present intention of distributing or reselling such shares. In support thereof, the undersigned has executed an Investment Representation Statement, in the form attached as Exhibit C to the Warrant, concurrently herewith.

Date:
                                          By:__________________________________

                                          (Signature must conform in all
                                          respects to name of the Holder as set
                                          forth on the face of the Warrant)

                                                                      EXHIBIT C

                      INVESTMENT REPRESENTATION STATEMENT

PURCHASER:

SELLER:

COMPANY : OCCAM NETWORKS INC.

SECURITY: SERIES C PREFERRED STOCK ISSUED UPON THE EXERCISE OF
WARRANT NO. W-   ,  ISSUED ON        , 2001

AMOUNT:         SHARES

DATE:

   The undersigned hereby represents and warrants to Occam Networks Inc., a California corporation (the "Company"), as follows:

   I am aware of the business affairs, financial condition and results of operations of the Company and have acquired sufficient information about the Company to reach an informed and knowledgeable investment decision to acquire the Securities. I am purchasing the Securities for my own account for investment purposes only and not with a view to, or for the resale in connection with, any "distribution" thereof for purposes of the Securities Act of 1933, as amended (the "Securities Act").

   I understand that the Securities have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of my investment intent as expressed herein. I understand that, in the view of the Securities and Exchange Commission (the "Commission"), the statutory basis for such exemption may be unavailable if my representation was predicated solely upon a present intention to hold the Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future.

   I further understand that the Securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is otherwise available. In addition, I understand that the certificate evidencing the Securities will be imprinted with a legend which prohibits the transfer of the Securities unless they are registered or such registration is not required in the opinion of counsel for the Company.

   I am familiar with the provisions of Rule 144, promulgated under the Securities Act, which, in substance, permits limited public resale of "restricted securities" acquired, directly or indirectly, from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions.

   I further understand that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the Staff of the Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

Date:
    ---------------------------

                                          By:
                                             ----------------------------------

                                             (Signature must conform in all
                                             respects to name of the Holder as
                                             set forth on the face of the
                                             Warrant)

                                                                      EXHIBIT D

                              NOTICE OF TRANSFER

   FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
    the right represented by Warrant No. W-    , issued on        , 20    to
and in the name of    , to purchase shares of  Stock of Occam Networks Inc., a
California corporation (the "Company"), a copy of which is attached hereto (the
"Warrant"), and appoints     as attorney-in-fact to transfer such right on the
books of the Company with full power of substitution in the premises.

Date:
    ---------------------------


                                          By:
                                             ----------------------------------
                                             (Signature must conform in all
                                             respects to name of the Holder as
                                             set forth on the face of the
                                             Warrant)

                                          -------------------------------------
                                          (Name)

                                          -------------------------------------
                                          (Address)

Signed in the presence of:

------------------------------------

                                                                      EXHIBIT E

                      INVESTMENT REPRESENTATION STATEMENT

PURCHASER :

TRANSFEROR:

COMPANY:    OCCAM NETWORKS INC.

SECURITY: WARRANT NO. W-    ISSUED ON             ,    20

AMOUNT: SHARES

DATE:


   The undersigned hereby represents and warrants to Occam Networks Inc., a California corporation (the "Company"), as follows:

   1. I am aware of the business affairs, financial condition and results of operations of the Company, and have acquired sufficient information about the Company to reach an informed and knowledgeable investment decision to acquire the Securities. I am purchasing the Securities for my own account for investment purposes only and not with a view to, or for the resale in connection with, any "distribution" thereof for purposes of the Securities Act of 1933, as amended (the "Securities Act").

   2. I understand that the Securities have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of my investment intent as expressed herein. I understand that, in the view of the Securities and Exchange Commission (the "Commission"), the statutory basis for such exemption may be unavailable if my representation was predicated solely upon a present intention to hold the Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future.

   3. I further understand that the Securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is otherwise available. In addition, I understand that the certificate evidencing the Securities will be imprinted with a legend which prohibits the transfer of the Securities unless they are registered or such registration is not required in the opinion of counsel for the Company.

   4. I am familiar with the provisions of Rule 144, promulgated under the Securities Act, which, in substance, permits limited public resale of "restricted securities" acquired, directly or indirectly, from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions.

   5. I further understand that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the Staff of the Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

Date:
    ------------------------------

                                          By:
                                            -----------------------------------

                                          Name:
                                              ---------------------------------

                                          Title:
                                             ----------------------------------

                                                                        Annex I

                            [Alliant Partners Logo]

November 7, 2001

Executive Sub-Committee and Board of Directors
Accelerated Networks, Inc.
301 Science Drive
Moorpark, CA 93021

Ladies and Gentlemen:

   You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Accelerated Networks, Inc. ("ANI") of the consideration to be issued by ANI to the equityholders of Occam Networks, Inc. ("Occam") in connection with the proposed merger (the "Merger") between Occam and a subsidiary of ANI, ("Merger Sub"). As contemplated in the draft Agreement and Plan of Merger and Reorganization (the "Merger Agreement") dated November 6, 2001 among ANI, Merger Sub and Occam, as a result of the Merger, each share of Occam common stock will be converted into a number of shares of ANI common stock based on the "Exchange Ratio", and each option or warrant to acquire capital stock of Occam will be converted into an option or warrant to acquire ANI common stock based on the Exchange Ratio. The Exchange Ratio is determined by dividing the "Merger Consideration", which represents approximately 68% of ANI following the Merger, by the fully diluted number of shares of Occam common stock immediately prior to the Merger. The Merger Consideration will be determined by multiplying 2.125 times the "Apollo Common Equivalent Number", which represents a specified portion of ANI's fully diluted shares.

   The number of shares of ANI common stock that would be issued or be issuable in exchange for all outstanding securities of Occam (including preferred shares and shares of Occam capital stock issuable upon the exercise of all outstanding options and warrants to purchase Occam capital stock) is calculable only upon the consummation of the Merger. Nevertheless, assuming that the Merger were to be consummated today, 117,610,600 shares of ANI common stock would be issued or issuable in exchange for all outstanding securities of Occam (including preferred shares and shares of Occam capital stock issuable upon the exercise of all outstanding options and warrants to purchase Occam capital stock). Per the terms of the Merger Agreement, certain current Occam investors will have committed prior to execution of the Merger Agreement to provide at least $10 million in equity financing to Occam prior to the closing of the Merger. In addition, Occam will have obtained a legally binding commitment from certain current Occam investors and/or third parties prior to execution of the Merger Agreement to provide approximately $10 million of debt financing to Occam and/or ANI following the closing of the Merger.

   For purposes of the opinion set forth herein, we have:

      (a) Discussed the past and current operations, financial condition and prospects of ANI and Occam with senior executives of ANI and Occam;

      (b) Discussed with the senior executives of ANI and Occam the strategic objectives of the Merger;

      (c) Reviewed certain internal financial statements and other financial and operating data concerning Occam prepared by the management of Occam;

      (d) Compared the financial performance of Occam with that of certain other comparable publicly-traded companies and the prices paid for securities in those publicly-traded companies;

      (e) Reviewed the financial terms, to the extent publicly available, of certain acquisition and venture capital financing transactions of companies comparable to Occam;

      (f) Assessed Occam's value based upon a forecast of future cash flows using a discounted cash flow analysis;

      (g) Reviewed certain audited and internal financial statements and other financial and operating data concerning ANI prepared by the management of ANI;

      (h) Reviewed public financial statements and other information concerning ANI;

      (i) Compared the financial performance of ANI with that of certain other comparable publicly-traded companies and the prices paid for securities in those publicly-traded companies;

      (j) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions of companies comparable to ANI;

      (k) Assessed ANI's value based upon a forecast of future cash flows using a discounted cash flow analysis;

      (l) Assessed ANI's and Occam's relative contribution to the combined entity based on financial performance;

      (m) Reviewed the most recent draft of the Merger Agreement and certain related documents and discussed the proposed terms of the Merger with the managements of ANI and Occam; and

      (n) Performed such other analyses and considered such other factors and information as we have deemed appropriate.

   We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to any forward-looking information in respect of ANI and Occam, we have assumed that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the companies. The financial and other information regarding ANI and Occam reviewed by Alliant Partners in connection with the rendering of this opinion was limited to information provided by ANI's and Occam's respective managements and certain discussions with each of ANI and Occam regarding the financial condition and future prospects for the companies as well as the strategic objectives of the Merger. In addition, we have assumed that the Merger will be consummated in accordance with the material terms set forth in the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of ANI or Occam, nor have we been furnished with any such appraisals. Our opinion is necessarily based on the economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

   Our opinion addresses only the fairness of the consideration to be issued in the Merger, from a financial point of view, to the stockholders of ANI, and we do not express any views on any other terms of the proposed Merger or the business and strategic bases underlying the Merger Agreement.

   Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the total consideration to be issued by ANI to the equityholders of Occam pursuant to the Merger Agreement is fair, from a financial point of view, to the stockholders of ANI.

                                          Very truly yours,

                                          /s/ Alliant Partners
                                          _____________________________________
                                          Alliant Partners

                                                                        Annex J

   CALIFORNIA CORPORATIONS CODE

   SECTIONS 1300-1312

   1300. (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

   (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

      (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
   (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

      (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
   (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
   (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

      (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

      (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

   (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

   1301. (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

   (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

   (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

   1302. Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

   1303. (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

   (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

   1304. (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

   (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

   (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

   1305. (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

   (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

   (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

   (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

   (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301).

   1306. To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

   1307. Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

   1308. Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

   1309. Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

      (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

      (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

      (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision
   (i) of Section 1110 was mailed to the shareholder.

      (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

   1310. If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

   1311. This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

   1312. (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

   (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

   (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law permits indemnification of a corporation's officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

   ArticleVII, Section 6 of Accelerated Networks' (the "Registrant") Amended and Restated Bylaws provides that the Registrant will indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was director or officer of the Registrant (or was serving at The Registrant's request as a director or officer of another corporation) shall be paid by tin advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by the relevant section of the Delaware General Corporation Law.

   As permitted by Section 102(b)(7) of the Delaware General Corporation Law,
Article VIII of the Registrant's Amended and Restated certificate incorporation provides that its directors shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders,
(ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

   The Registrant has entered into indemnification agreements with for the benefit of its directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Registrant (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses). The indemnification agreements provide for the Registrant to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Registrant a statement or statements that reasonably evidences such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

   The Registrant has purchased directors' and officers' liability insurance.

Item 21. Exhibits.

Exhibit No.                                           Exhibit Title
-----------                                           -------------
    2.1 *   Agreement and Plan of Merger and Reorganization, dated as of November 9, 2001, by and among Registrant, Odin Acquisition Corp. and Occam Networks Inc. (included in Appendix A to the proxy statement/prospectus forming part of this Registration Statement)
    3.1(1)  Registrant's Amended and Restated Certificate of Incorporation.
    3.2(1)  Registrant's Amended and Restated Bylaws.
    4.1(1)  See Exhibit 3.1 and 3.2 for provisions of the Registrant's Certificate of Incorporation and Bylaws
              defining the rights of holders of the Registrant's common stock. See Exhibit 10.8 for the rights of certain holders of registration rights.
    4.2(1)  Specimen common stock certificate of Registrant.
    5.1(2)  Opinion of Cooley Godward LLP regarding the validity of the securities to be issued.
    8.1(2)  Opinion of Cooley Godward LLP regarding tax disclosure.
    8.2(2)  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding tax disclosure.
  10.1(1)   Founder/Employee/Shareholder Agreement between the Registrant and Suresh Nihalani, as amended.
  10.2(1)   Founder/Employee/Shareholder Agreement between the Registrant and Kiran Munj, as amended.
  .         Series A Preferred Stock Purchase Agreement dated as of May 30, 1997, among the Registrant
  10.3(1)     and certain investors thereto.
  10.4(1)   Series B Preferred Stock Purchase Agreement dated as of May 15, 1998, among the Registrant and certain investors thereto.
  10.5(1)   Series C Preferred Stock Purchase Agreement dated as of February 24, 1999, among the
              Registrant and Siemens AG.
  10.6(1)   Warrant Purchase Agreement dated as of December 16, 1999, by and between the Registrant and
              Siemens Information and Communication Networks, Inc.
  10.7(1)   Form of Series D Preferred Stock Purchase Agreement.
  10.8(1)   Second Restated Investors' Rights Agreement dated as of February 18, 2000, as amended among the Registrant and certain of its stockholders.
  10.9(1)   1997 Stock Option/Stock Issuance Plan.
  10.10(1)  2000 Stock Incentive Plan.
  10.11(1)  Employee Stock Purchase Plan.
  10.12(1)+ Product Procurement Agreement dated as of April 21, 1999, by and between the Registrant and
              CTC Communications Group, Inc.
  10.13(1)+ Product Purchase and Sale Agreement dated as of August 1, 1999, by and between the Registrant and FirstWorld Communications.
  10.14(1)+ Materials and Manufacturing Agreement Board Assembly Agreement dated as of March 15,
              1999, by and between the Registrant and the Semiconductor Group of Arrow Electronics, Inc.,
              as amended.
  10.15(1)+ Standard Agreement dated as of June 1, 1999, by and between the Registrant and Power-One,
              Inc.
  10.16(1)+ Value-Added Product Sale Agreement dated as of March 12, 1999, by and between the
              Registrant and AVNET Electronics Marketing, a Group of Avnet, Inc.
  10.17(1)  Agreement for Purchase of Products dated as of January 21, 1999, by and between the Registrant and Siemens Information and Communication Networks, Inc.

Exhibit No.                                         Exhibit Title
-----------                                         -------------
    10.17.1 Amendment No. 1 to that certain Agreement for Purchase of Products-OEM Agreement, dated as of October 16, 2000, by and between the Registrant and Siemens Information and
              Communication Networks, Inc. (Incorporated by reference to Exhibit 10.2 to the Registrant's
              Quarterly Report on Form 10-Q filed on November 14, 2000).
 10.17.2(1) Amendment No. 2 to that certain Agreement for Purchase of Products-OEM Agreement, dated as of December 1, 2000, by and between the Registrant and Siemens Information and
              Communication Networks, Inc.
   10.18(1) Service Level Agreement dated as of March 25, 1999, by and between the Registrant and
              Siemens Information and Communication Networks, Inc.
   10.19(1) Standard Industrial/Commercial Multi-Tenant Lease dated as of May 6, 1999, between the
              Registrant and Tyler Pacific III, L.L.C.
   10.20(1) Memorandum of Understanding dated as of January 13, 1999 by and between Mr. Viren T.
              Ranjan and Accelerated Networks (India) Private Limited.
   10.21(1) Standard Industrial/Commercial Single-Tenant Lease-Gross dated as of May 28, 1998, by and between the Registrant and Robert B. Reingold, Trustee for Reingold Trust #21328.
  10.22(1)+ Licensing Agreement dated as of July 15, 1998, as amended, by and between the Registrant and
              Ditech Communications Corporation.
  10.23(1)+ OEM Orbix Development and Runtime Agreement dated December 17, 1999, by and between the Registrant and IONA.
  10.24(1)+ Letter Agreement regarding licenses dated as December 30, 1999 by and between the Registrant and WindRiver Systems, Inc.
   10.25(1) Form of Director Indemnification Agreement.
   10.26(1) Revolving Credit Loan and Security Agreement (Accounts and Equipment Loans) dated as of
              June 1, 1999, by and between the Registrant and Comerica Bank--California.
   10.27(1) Senior Loan and Security Agreement No. L6244 dated as of May 28, 1999, by and between the
              Registrant and Phoenix Leasing Incorporated.
  10.28(1)+ Product Purchase and Sale Agreement dated as of February 23, 2000, by and between the
              Registrant and UniDial Communications, Inc.
  10.29(1)+ Standard Industrial/Commercial Multi-Tenant Lease dated as of February 29, 2000, by and between the Registrant and Tyler Pacific III, LLC.
   10.30(1) Memorandum of Understanding dated as of May 10, 2000, by and between Registrant and US
              WEST Internet Ventures, Inc.
   10.31(1) Common Stock Subscription Agreement dated as of May 15, 2000, by and between the
              Registrant and US WEST Internet Ventures, Inc.
   10.32(1) Agreement for Purchase of Products dated as of May 15, 2000, by and between the Registrant and Siemens AG.
     10.33+ Mini-OSS Software License, Development and Distribution Agreement dated as of July 1,
              2000, by and between the Registrant and Dorado Software, Inc. (Incorporated by reference to
              Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q filed on November 14, 2000).
      10.34 Guaranty and Loan Purchase Agreement dated as of December 6, 2000, by and between the
              Registrant and Siemens Financial Services, Inc. (Incorporated by reference to Exhibit 10.34 to the Registrant's Annual Report on Form 10-K filed on May 8, 2001).

      10.35 Retainer Agreement dated as of February 5, 2001 by and between the Registrant and Regent
              Pacific Management Corporation. (Incorporated by reference to Exhibit 10.35 to the
              Registrant's Annual Report on Form 10-K filed on May 8, 2001).

Exhibit No.                                         Exhibit Title
-----------                                         -------------
      10.36 Employment Agreement dated as of February 12, 2001 by and between the Registrant and
              Gary Sbona (Incorporated by reference to Exhibit 10.36 to the Registrant's Annual Report on
              Form 10-K filed on May 8, 2001).
      10.37 Separation and Consulting Agreement and General Release dated March 16, 2001 by and between the Company and Suresh Nihalani. (Incorporated by reference to the Registrant's
              Annual Report on Form 10-K filed on May 8, 2001).
      10.38 Form of Voting Agreement dated as of November 9, 2001 between Occam and certain stockholders of Registrant (included in Appendix B of the proxy statement/prospectus forming part of this Registration Statement).
      10.39 Form of Voting and Conversion Agreement dated as of November 9, 2001 between Registrant and certain Occam shareholders (included in Appendix C of the proxy statement/prospectus forming part of this Registration Statement).
      10.40 Form of Lock-Up Agreement dated as of November 9, 2001 between Occam and certain stockholders of Registrant (included in Appendix D of the proxy statement/prospectus forming part of this Registration Statement).
      10.41 Form of Lock-Up Agreement dated as of November 9, 2001 between Registrant and certain shareholders of Occam (included in Appendix E of the proxy statement/prospectus forming part of this Registration Statement).
      10.42 Form of Funding Agreement dated as of November 9, 2001 between Registrant and Occam
              (included in Appendix F of the proxy statement/prospectus forming part of this Registration
              Statement).
       11.1 Statement re: Computation of Per Share Earnings (included in Note 12 to the consolidated financial statements filed as part of the Annual Report on Form 10-K on May 8, 2001).
    21.1(1) List of Subsidiaries.
       23.1 Consent of PricewaterhouseCoopers LLP, with respect to Registrant.
       23.2 Consent of Ernest & Young, LLP, with respect to Occam.
       23.3 Consent of Cooley Godward LLP (included in Exhibits 5.1 and 8.1).
       23.4 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in
              Exhibit 8.2).
       24.1 Power of Attorney, pursuant to which Amendments to this Amendments to this Registration
              Statement may be filed (included on the Signature Page of this Registration Statement).
       99.1 Form of Proxy card for special meeting for stockholders of Registrant.
       99.2 Form of Proxy card for special meeting for shareholders of Occam.
       99.3 Consent of Alliant Partners, financial advisors to Registrant.
       99.4 Opinion of Alliant Partners (included as Appendix I to the proxy statement/prospectus forming part of this Registration Statement).

--------
* Schedules omitted pursuant to Regulation S-K Item 601(b)(2) of the Securities Act. Registrant undertakes to furnish such schedules supplementally upon request.
+ Confidential treatment has been requested and received for certain portions of this exhibit.
(1) Incorporated herein by reference to the similarly numbered exhibit on the Company's Registration Statement on Form S-1 and all amendments thereto (File No. 333-31732).
(2) To be filed by amendment.

Item 22. Undertakings

   (a) Registrant hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement (or the most recent post effective amendment thereof); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) that, for purposes of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) to remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) Registrant hereby undertakes as follows:

      (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      (2) that every prospectus (i) that is filed pursuant to paragraph (b)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (d) Registrant s hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (e) Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, Accelerated Networks, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moorpark, State of California, on December 21, 2001.

                                          ACCELERATED NETWORKS, INC.

                                          By:   /s/ GARY J. SBONA
                                             -----------------------------------
                                                       Gary J. Sbona
                                             Chairman and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary J. Sbona and H. Michael Hogan III, and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 426(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signatures                        Title                      Date
        ----------                        -----                      ----

    /s/ GARY J. SBONA      Chairman and Chief Executive        December 21, 2001
--------------------------   Officer (principal executive
      Gary J. Sbona          officer)

 /s/ H. MICHAEL HOGAN III  Vice President, Chief Financial     December 21, 2001
--------------------------   Officer, Secretary (principal
   H. Michael Hogan III      financial and accounting officer)

    /s/ ANTHONY MAHER
--------------------------
      Anthony Maher        Director                            December 21, 2001

   /s/ STEVEN M. KRAUSZ
--------------------------
     Steven M. Krausz      Director                            December 21, 2001

/s/ ROBERT F. KUHLING, JR.
--------------------------
  Robert F. Kuhling, Jr.   Director                            December 21, 2001

   /s/ PETER T. MORRIS
--------------------------
     Peter T. Morris       Director                            December 21, 2001

--------------------------
        Lip-Bu Tan         Director

                                 EXHIBIT INDEX

Exhibit No.                          Exhibit Title
-----------                          -------------
    2.1 *   Agreement and Plan of Merger and Reorganization, dated as of November 9, 2001, by and among Registrant, Odin Acquisition Corp. and Occam Networks Inc. (included in Appendix A to the proxy statement/prospectus forming part of this Registration Statement).
    3.1(1)  Registrant's Amended and Restated Certificate of Incorporation.
    3.2(1)  .Registrant's Amended and Restated Bylaws.
    4.1(1)  See Exhibit 3.1 and 3.2 for provisions of the Registrant's Certificate of Incorporation and Bylaws
              defining the rights of holders of the Registrant's common stock. See Exhibit 10.8 for the rights of certain holders of registration rights.
    4.2(1)  Specimen common stock certificate of Registrant.
    5.1(2)  Opinion of Cooley Godward LLP regarding the validity of the securities to be issued.
    8.1(2)  Opinion of Cooley Godward LLP regarding tax disclosure.
    8.2(2)  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding tax disclosure.
  10.1(1)   Founder/Employee/Shareholder Agreement between the Registrant and Suresh Nihalani, as amended.
  10.2(1)   Founder/Employee/Shareholder Agreement between the Registrant and Kiran Munj, as amended.
  .         Series A Preferred Stock Purchase Agreement dated as of May 30, 1997, among the Registrant
  10.3(1)     and certain investors thereto.
  10.4(1)   Series B Preferred Stock Purchase Agreement dated as of May 15, 1998, among the Registrant and certain investors thereto.
  10.5(1)   Series C Preferred Stock Purchase Agreement dated as of February 24, 1999, among the
              Registrant and Siemens AG.
  10.6(1)   Warrant Purchase Agreement dated as of December 16, 1999, by and between the Registrant and
              Siemens Information and Communication Networks, Inc.
  10.7(1)   Form of Series D Preferred Stock Purchase Agreement.
  10.8(1)   Second Restated Investors' Rights Agreement dated as of February 18, 2000, as amended among the Registrant and certain of its stockholders.
  10.9(1)   1997 Stock Option/Stock Issuance Plan.
  10.10(1)  2000 Stock Incentive Plan.
  10.11(1)  Employee Stock Purchase Plan.
  10.12(1)+ Product Procurement Agreement dated as of April 21, 1999, by and between the Registrant and
              CTC Communications Group, Inc.
  10.13(1)+ Product Purchase and Sale Agreement dated as of August 1, 1999, by and between the Registrant and FirstWorld Communications.
  10.14(1)+ Materials and Manufacturing Agreement Board Assembly Agreement dated as of March 15,
              1999, by and between the Registrant and the Semiconductor Group of Arrow Electronics, Inc.,
              as amended.
  10.15(1)+ Standard Agreement dated as of June 1, 1999, by and between the Registrant and Power-One,
              Inc.
  10.16(1)+ Value-Added Product Sale Agreement dated as of March 12, 1999, by and between the
              Registrant and AVNET Electronics Marketing, a Group of Avnet, Inc.
  10.17(1)  Agreement for Purchase of Products dated as of January 21, 1999, by and between the Registrant and Siemens Information and Communication Networks, Inc.

Exhibit No.                          Exhibit Title
-----------                          -------------
    10.17.1 Amendment No. 1 to that certain Agreement for Purchase of Products-OEM Agreement, dated as of October 16, 2000, by and between the Registrant and Siemens Information and
              Communication Networks, Inc. (Incorporated by reference to Exhibit 10.2 to the Registrant's
              Quarterly Report on Form 10-Q filed on November 14, 2000).
 10.17.2(1) Amendment No. 2 to that certain Agreement for Purchase of Products-OEM Agreement, dated as of December 1, 2000, by and between the Registrant and Siemens Information and
              Communication Networks, Inc.
   10.18(1) Service Level Agreement dated as of March 25, 1999, by and between the Registrant and
              Siemens Information and Communication Networks, Inc.
   10.19(1) Standard Industrial/Commercial Multi-Tenant Lease dated as of May 6, 1999, between the
              Registrant and Tyler Pacific III, L.L.C.
   10.20(1) Memorandum of Understanding dated as of January 13, 1999 by and between Mr. Viren T.
              Ranjan and Accelerated Networks (India) Private Limited.
   10.21(1) Standard Industrial/Commercial Single-Tenant Lease-Gross dated as of May 28, 1998, by and between the Registrant and Robert B. Reingold, Trustee for Reingold Trust #21328.
  10.22(1)+ Licensing Agreement dated as of July 15, 1998, as amended, by and between the Registrant and
              Ditech Communications Corporation.
  10.23(1)+ OEM Orbix Development and Runtime Agreement dated December 17, 1999, by and between the Registrant and IONA.
  10.24(1)+ Letter Agreement regarding licenses dated as December 30, 1999 by and between the Registrant and WindRiver Systems, Inc.
   10.25(1) Form of Director Indemnification Agreement.
   10.26(1) Revolving Credit Loan and Security Agreement (Accounts and Equipment Loans) dated as of
              June 1, 1999, by and between the Registrant and Comerica Bank--California.
   10.27(1) Senior Loan and Security Agreement No. L6244 dated as of May 28, 1999, by and between the
              Registrant and Phoenix Leasing Incorporated.
  10.28(1)+ Product Purchase and Sale Agreement dated as of February 23, 2000, by and between the
              Registrant and UniDial Communications, Inc.
  10.29(1)+ Standard Industrial/Commercial Multi-Tenant Lease dated as of February 29, 2000, by and between the Registrant and Tyler Pacific III, LLC.
   10.30(1) Memorandum of Understanding dated as of May 10, 2000, by and between Registrant and US
              WEST Internet Ventures, Inc.
   10.31(1) Common Stock Subscription Agreement dated as of May 15, 2000, by and between the
              Registrant and US WEST Internet Ventures, Inc.
   10.32(1) Agreement for Purchase of Products dated as of May 15, 2000, by and between the Registrant and Siemens AG.
     10.33+ Mini-OSS Software License, Development and Distribution Agreement dated as of July 1,
              2000, by and between the Registrant and Dorado Software, Inc. (Incorporated by reference to
              Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q filed on November 14, 2000).
      10.34 Guaranty and Loan Purchase Agreement dated as of December 6, 2000, by and between the
              Registrant and Siemens Financial Services, Inc. (Incorporated by reference to Exhibit 10.34 to the Registrant's Annual Report on Form 10-K filed on May 8, 2001).

      10.35 Retainer Agreement dated as of February 5, 2001 by and between the Registrant and Regent
              Pacific Management Corporation. (Incorporated by reference to Exhibit 10.35 to the
              Registrant's Annual Report on Form 10-K filed on May 8, 2001).

Exhibit No.                                         Exhibit Title
-----------                                         -------------
      10.36 Employment Agreement dated as of February 12, 2001 by and between the Registrant and
              Gary Sbona (Incorporated by reference to Exhibit 10.36 to the Registrant's Annual Report on
              Form 10-K filed on May 8, 2001).
      10.37 Separation and Consulting Agreement and General Release dated March 16, 2001 by and between the Company and Suresh Nihalani. (Incorporated by reference to the Registrant's
              Annual Report on Form 10-K filed on May 8, 2001).
      10.38 Form of Voting Agreement dated as of November 9, 2001 between Occam and certain stockholders of Registrant (included in Appendix B of the proxy statement/prospectus forming part of this Registration Statement).
      10.39 Form of Voting and Conversion Agreement dated as of November 9, 2001 between Registrant and certain Occam shareholders (included in Appendix C of the proxy statement/prospectus forming part of this Registration Statement).
      10.40 Form of Lock-Up Agreement dated as of November 9, 2001 between Occam and certain stockholders of Registrant (included in Appendix D of the proxy statement/prospectus forming part of this Registration Statement).
      10.41 Form of Lock-Up Agreement dated as of November 9, 2001 between Registrant and certain shareholders of Occam (included in Appendix E of the proxy statement/prospectus forming part of this Registration Statement).
      10.42 Form of Funding Agreement dated as of November 9, 2001 between Registrant and Occam
              (included in Appendix F of the proxy statement/prospectus forming part of this Registration
              Statement).
       11.1 Statement re: Computation of Per Share Earnings (included in Note 12 to the consolidated financial statements filed as part of the Annual Report on Form 10-K on May 8, 2001).
    21.1(1) List of Subsidiaries.
       23.1 Consent of PricewaterhouseCoopers LLP, with respect to Registrant.
       23.2 Consent of Ernest & Young, LLP, with respect to Occam.
       23.3 Consent of Cooley Godward LLP (included in Exhibits 5.1 and 8.1).
       23.4 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in
              Exhibit 8.2).
       24.1 Power of Attorney, pursuant to which Amendments to this Amendments to this Registration
              Statement may be filed (included on the Signature Page of this Registration Statement).
       99.1 Form of Proxy card for special meeting for stockholders of Registrant.
       99.2 Form of Proxy card for special meeting for shareholders of Occam.
       99.3 Consent of Alliant Partners, financial advisors to Registrant.
       99.4 Opinion of Alliant Partners (included as Appendix I to the proxy statement/prospectus forming part of this Registration Statement).

--------
* Schedules omitted pursuant to Regulation S-K Item 601(b)(2) of the Securities Act. Registrant undertakes to furnish such schedules supplementally upon request.
+ Confidential treatment has been requested and received for certain portions of this exhibit.
(1) Incorporated herein by reference to the similarly numbered exhibit on the Company's Registration Statement on Form S-1 and all amendments thereto (File No. 333-31732).
(2) To be filed by amendment.